As filed with the Securities and Exchange Commission on April 8, 2022.

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKLINE CAPITAL ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	85-1260244
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 280 Park Avenue, Suite 43W, New York, NY 10017 Telephone: (646) 603-6716	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel P. Wertheimer

Chief Executive Officer

280 Park Avenue

Suite 43W

New York, NY 10017

Telephone: (646) 643-6716

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Selman Carole H. Bellis Alan D. Seem DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303 Tel: (650) 833-2000	James L. Kelly Peter J. Ekberg DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 Tel: (212) 335-4500	Kenneth A. Clark Michael E. Coke Lance E. Brady Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 Tel: (650) 493-9300	Robert T. Ishii Wilson Sonsini Goodrich & Rosati, P.C. One Market Plaza Spear Tower, Suite 3300 San Francisco, CA 94105 Tel: (415) 947-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2022

BROOKLINE CAPITAL ACQUISITION CORP.

280 Park Avenue, Suite 43W, New York, NY 10017

PRELIMINARY PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

PROSPECTUS FOR 16,434,875 SHARES OF COMMON STOCK OF BROOKLINE CAPITAL ACQUISITION CORP.

On March 17, 2022, Brookline Capital Acquisition Corp., a Delaware corporation (“BCAC”), and Project Barolo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of BCAC (“Merger Sub”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) with Apexigen, Inc., a Delaware corporation (“Apexigen”), pursuant to which Merger Sub will merge with and into Apexigen, with Apexigen surviving the merger as a wholly owned subsidiary of BCAC (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith, the “Business Combination”). Following the closing of the Merger (the “Closing”), BCAC will be referred to as the “Combined Company.”

Subject to the terms of the Business Combination Agreement, the aggregate closing merger consideration with respect to all holders of Apexigen securities outstanding immediately prior to the Closing, to be issued in the form of shares or equity awards relating to shares of common stock, par value $0.0001 per share, of BCAC (the “BCAC Common Stock”), will be that number of shares of BCAC Common Stock equal to the quotient of (a) the sum of (i) $205,000,000, and (ii) the sum of the exercise prices of all options to purchase shares of common stock of Apexigen outstanding immediately prior to the effective time of the Merger (the “Effective Time”), divided by (b) $10.00 (the “Aggregate Closing Merger Consideration”).

At the Effective Time of the Business Combination, among other things, each share of capital stock of Apexigen (including shares of capital stock resulting from the conversion or exercise of shares of preferred stock of Apexigen (“Apexigen Preferred Stock”), warrants to purchase shares of common stock or preferred stock of Apexigen (“Apexigen Warrants”) and options to purchase shares of common stock of Apexigen (“Apexigen Options”), but excluding any dissenting shares), will be canceled and converted into the right to receive a number of shares of BCAC Common Stock equal to the Exchange Ratio (as defined in the Business Combination Agreement).

The BCAC public units (“BCAC units”), each comprised of one share of BCAC Common Stock (the “Public Shares”) and one-half of one BCAC warrant (the “Public Warrants”) to purchase shares of BCAC Common Stock, are currently listed on Nasdaq under the symbols “BCACU,” “BCAC” and “BCACW,” respectively. We intend to apply to continue the listing of the common stock of the Combined Company and the warrants of the Combined Company on Nasdaq under the symbols “APGN” and “APGNW,” respectively, upon the Closing.

We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the 2022 annual meeting of the stockholders (the “Stockholders’ Meeting”), including following any adjournments or postponements of the Stockholders’ Meeting. Information about the Stockholders’ Meeting, the Business Combination and other related business to be considered by our stockholders at the Stockholders’ Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend, we urge all you to read this proxy statement/prospectus, itn its entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 45 of the attached proxy statement/prospectus.

BCAC’s board of directors (the “BCAC Board”) has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that BCAC’s stockholders vote “FOR” the adoption and approval of the Business Combination Agreement and the other matters to be considered at the Stockholders’ Meeting.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], 2022, and is expected to be first mailed or otherwise delivered to BCAC stockholders on or about [●], 2022.

BROOKLINE CAPITAL ACQUISITION CORP.

280 Park Avenue, Suite 43W, New York, NY 10017

Dear Stockholder:

On March 17, 2022, Brookline Capital Acquisition Corp., a Delaware corporation (“BCAC”), and Project Barolo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of BCAC (“Merger Sub”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) with Apexigen, Inc., a Delaware corporation (“Apexigen”), pursuant to which Merger Sub will merge with and into Apexigen, with Apexigen surviving the merger as a wholly owned subsidiary of BCAC (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith, the “Business Combination”). Following the closing of the Merger (the “Closing”), BCAC will be referred to as the “Combined Company.”

Subject to the terms of the Business Combination Agreement, the aggregate closing merger consideration with respect to all holders of Apexigen securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards relating to shares of common stock, par value $0.0001 per share, of BCAC (the “BCAC Common Stock”), will be that number of shares of BCAC Common Stock equal to the quotient of (a) the sum of (i) $205,000,000, and (ii) the sum of the exercise prices of all options to purchase shares of common stock of Apexigen outstanding immediately prior to the effective time of the Merger (the “Effective Time”), divided by (b) $10.00 (the “Aggregate Closing Merger Consideration”).

At the Effective Time of the Business Combination:

•

each issued and outstanding share of capital stock of Apexigen (including shares of capital stock that are issued and outstanding immediately prior to the Effective Time resulting from the conversion or exercise of shares of preferred stock of Apexigen (“Apexigen Preferred Stock”), warrants to purchase shares of common stock or preferred stock of Apexigen (“Apexigen Warrants”) and options to purchase shares of common stock of Apexigen (“Apexigen Options”), but excluding any dissenting shares), will be canceled and converted into the right to receive a number of shares of BCAC Common Stock equal to the Exchange Ratio (as defined below);

•	each share of capital stock of Apexigen held in the treasury of Apexigen shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

•

each Apexigen Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by BCAC and converted into an option to purchase shares of BCAC Common Stock (a “BCAC Option”) on substantially the same vesting and exercisability terms and conditions as such Apexigen Options, except that (i) such BCAC Option will represent the right to purchase a number of shares of BCAC Common Stock equal to the product (rounded down to the nearest whole share) of the number of shares of Apexigen Common Stock subject to such Apexigen Option multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such BCAC Option will be equal to the quotient of (A) the exercise price per share of such Apexigen Option in effect immediately prior to the Effective Time, divided by (B) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); and

•

each Apexigen Warrant that is issued and outstanding immediately prior to the Effective Time will be treated in accordance with the terms thereof, as may be amended prior to the Effective Time by Apexigen and the holder thereof with the consent of BCAC.

The Aggregate Closing Merger Consideration will be issued to holders of Apexigen securities at the Closing in accordance with the Business Combination Agreement. The portion of the Aggregate Closing Merger Consideration issuable to any person by virtue of the Merger will be calculated on an aggregate basis with respect to all shares of capital stock of Apexigen held of record by such person immediately prior to the Effective Time, and after such aggregation, any fractional share of BCAC Common Stock that would otherwise be issuable to such person following such aggregation will be rounded up to a whole share of BCAC Common Stock.

The “Exchange Ratio” is equal to the quotient of (i) the Aggregate Closing Merger Consideration, divided by (ii) the aggregate number of shares of Apexigen capital stock that are issued and outstanding immediately prior to the Effective Time, calculated on a fully diluted basis, including (without duplication) shares of Apexigen Common Stock that are issued and outstanding immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Apexigen Options and Apexigen Warrants in each case prior to the Effective Time that are issued and outstanding immediately prior to the Effective Time), shares of common stock issuable upon the conversion of all issued and outstanding shares of Apexigen Preferred Stock immediately prior to the Effective Time, and shares of Apexigen Common Stock that are issued or issuable upon the full exercise or conversion of all Apexigen Options and Apexigen Warrants outstanding as of the Effective Time.

Brookline Capital Holdings, LLC (the “Sponsor”) has agreed to vote its shares of BCAC Common Stock, issued to it prior to BCAC’s initial public offering (the “BCAC IPO”, and such shares, the “Sponsor Shares”), as well as the shares of common stock that are a part of units purchased in a private placement simultaneous to the BCAC IPO, and any Public Shares (as defined below) purchased during or after the BCAC IPO, in favor of the Business Combination.

In connection with the execution of the Business Combination Agreement, BCAC entered into subscription agreements with certain investors and may enter into additional subscription agreements with other investors prior to the Closing (collectively, the “Subscription Agreements” and such investors, the “PIPE Investors”), pursuant to which the PIPE Investors, contingent upon the consummation of the Business Combination, agreed to subscribe for and purchase, and BCAC agreed to issue and sell to the PIPE Investors, an aggregate of 1,502,000 units (each a “PIPE Unit”) at a purchase price of $10.00 per unit for an aggregate purchase price of $15,020,000 (the “PIPE Investment”). Each PIPE Unit consists of one share of BCAC Common Stock and one-half of one warrant. Each whole warrant entitles the PIPE Investor to purchase one share of BCAC Common Stock (a “BCAC Warrant”) at an exercise price of $11.50 per share during the period commencing 30 days after the Closing and terminating on the five-year anniversary of the Closing.

As of [●], 2022, the closing price on Nasdaq of the BCAC units was $[●] per unit and the closing price of the Common Stock was $[●] per share.

Concurrently with the execution of the Business Combination Agreement, BCAC, Apexigen, and Lincoln Park Capital Fund, LLC (“Lincoln Park”) entered into (a) a Purchase Agreement (the “Lincoln Park Purchase Agreement”), pursuant to which the Combined Company will have the right to direct Lincoln Park to purchase from the Combined Company up to an aggregate amount of $50,000,000 of the Combined Company common stock from time to time over a 24-month period following the Closing, subject to certain limitations contained in the Purchase Agreement, and (b) a Registration Rights Agreement, providing for the registration of the shares of BCAC Common Stock issuable in respect of the Purchase Agreement. On the date of Closing, BCAC will issue to Lincoln Park 150,000 shares of BCAC Common Stock. Additionally, the Combined Company will issue to Lincoln Park $1,500,000 of Combined Company common stock on the date that is 90 calendar days after the date of Closing at the purchase price equal to the arithmetic average of the last closing sale price for Combined Company common stock during the 10 consecutive business days ending on the business day immediately preceding the delivery of such shares, provided, that in no event shall the amount of such shares exceed 500,000.

In the event that the cash proceeds from (i) the PIPE Investment, as actually received by BCAC prior to or substantially concurrently with the Closing from investors to the Trust Account or that were first introduced by BCAC or its representatives or (ii) as a result of public stockholders not redeeming shares reflecting cash that is currently maintained in the Trust Account (as defined below) (the “BCAC Related Funds Amount”) at Closing that are available to the Combined Company are less than $20,000,000, then that number of Sponsor Shares equal to (x) one (1) minus the quotient of the BCAC Related Funds Amount divided by $20,000,000, multiplied by (y) one-third (1/3) of the total number of Sponsor Shares, shall be deemed automatically forfeited and cancelled without any further actions by the Sponsor or any other person, and such surrendered shares will be recorded as cancelled by the Combined Company.

At the 2022 annual meeting of the stockholders of BCAC (the “Stockholders’ Meeting”), the BCAC stockholders will vote on a proposal to approve the Business Combination Agreement (the “Business Combination Proposal”) and other proposals described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to carefully read and consider.

Our public units (“BCAC units”), each comprised of one share of BCAC Common Stock (the “Public Shares”) and one-half of one BCAC Warrant (the “Public Warrants”) to purchase shares of BCAC Common Stock, are currently listed on Nasdaq under the symbols “BCACU,” “BCAC” and “BCACW,” respectively. We intend to apply to continue the listing of the common stock of the Combined Company and the warrants of the Combined Company on Nasdaq under the symbols “APGN” and “APGNW,” respectively, upon the Closing.

Pursuant to the Amended and Restated Certificate of Incorporation of BCAC, dated as of January 28, 2021 (the “Existing Charter”), we are providing our public stockholders with the opportunity to redeem (the “Redemption Rights”), upon the Closing, shares of BCAC Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), calculated as of two business days prior to the consummation of the Merger (including interest earned on the funds held in the Trust Account and not previously released to BCAC to pay its taxes). For illustrative purposes, based on the balance of the Trust Account of $[●] as of [●], 2022, the estimated per share redemption price would have been approximately $[●]. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A holder of shares of BCAC Common Stock, together with any affiliate of the holder or any other person with whom the holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking Redemption Rights with respect to more than 15% of the aggregate number of shares of BCAC Common Stock outstanding without the consent of BCAC. Accordingly, all shares of BCAC Common Stock in excess of 15% held by a holder of shares of BCAC Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of BCAC. We have no specified maximum redemption threshold under our Existing Charter, other than the aforementioned 15% threshold. Each redemption of shares of BCAC Common Stock by our Public Stockholders will reduce the amount in the Trust Account.

After giving effect to the Business Combination (assuming no Public Shares of BCAC have been redeemed and no BCAC Warrants have been exercised), we expect that there will be approximately 27,190,574 shares of Combined Company common stock consisting of (i) 18,104,074 shares issued to holders of Apexigen securities (after giving effect to the net exercise or conversion of outstanding equity awards of Apexigen and Apexigen Warrants) (ii) 1,502,000 shares held by the PIPE Investors pursuant to the Subscription Agreements, (iii) 150,000 shares held by Lincoln Park pursuant to the Purchase Agreement, (iv) 5,750,000 shares held by BCAC’s Public Stockholders, (v) 57,500 shares held by the BCAC IPO underwriter and certain of its employees, and (vi) 1,627,000 shares held by the Sponsor.

Pursuant to the terms of the Existing Charter, in no event will we redeem shares of BCAC Common Stock in an amount that would result in our failure to have net tangible assets of at least $5,000,001 after giving effect to the redemptions of shares of BCAC Common Stock by the public stockholders, including as of the time either immediately prior to or upon the Closing.

We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Stockholders’ Meeting (including following any adjournments or postponements of the Stockholders’ Meeting). Information about the Stockholders’ Meeting, the Business Combination and other related business to be considered by our stockholders at the Stockholders’ Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Stockholders’ Meeting via the virtual meeting platform, we urge all our stockholders to read this proxy statement/prospectus, including the annexes and the accompanying financial statements of BCAC and Apexigen, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 45 of the attached proxy statement/prospectus.

After careful consideration, BCAC’s board of directors (the “BCAC Board”) has determined that the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (each as defined in the accompanying proxy statement/prospectus) are fair to and in the best interests of BCAC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, if presented at the Stockholders’ Meeting.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of BCAC Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class. In addition, in accordance with the Business Combination Agreement, the parties to the Business Combination Agreement are also requiring the affirmative vote of holders of a majority of the shares of BCAC Common Stock then outstanding, voting together as a single class, for the approval of the Charter Proposals. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of BCAC Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting.

As of [●], 2022, the record date for the Stockholders’ Meeting (the “Record Date”), the Sponsor was entitled to vote an aggregate of 1,627,000 shares of BCAC Common Stock. Such shares currently constitute approximately 21.9% of the outstanding shares of BCAC Common Stock. The Sponsor has agreed to vote its shares of BCAC Common Stock in favor of each of the proposals presented at the Stockholders’ Meeting. The Sponsor, BCAC’s independent directors and certain of the Supporting Apexigen Stockholders (as defined in the accompanying proxy statement/prospectus) and other stockholders of Apexigen have, subject to limited exceptions, agreed to a lock-up following the Closing on their respective shares of Combined Company common stock which they already hold or will receive, pursuant to which such parties will not transfer shares of Combined Company common stock held by such parties for 180 days following the Closing subject to certain exceptions. The Sponsor has also agreed to a lock-up on the shares of stock that are a constituent part of its private placement units, pursuant to which the Sponsor will not transfer such shares of stock for 180 days following the Closing subject to certain exceptions.

Your vote is very important. Whether or not you plan to attend the Stockholders’ Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Stockholders’ Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Stockholders’ Meeting. Unless waived by the parties to the Business Combination Agreement, consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal at the Stockholders’ Meeting, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. If we fail to obtain the requisite stockholder approval for any of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal at the Stockholders’ Meeting, we will not satisfy the conditions to Closing set forth in the Business Combination Agreement and we may be prevented from closing the Business Combination. The Business Combination is not conditioned on approval of the Adjournment Proposal.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the Stockholders’ Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Stockholders’ Meeting in person via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Stockholders’ Meeting. If you are a stockholder of record and you attend the Stockholders’ Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT BCAC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO BCAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE STOCKHOLDERS’ MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE CONTINENTAL STOCK TRANSFER & TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN ANY SHARES YOU TENDERED FOR REDEMPTION WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I would like to thank you for your support of BCAC and look forward to a successful completion of the Business Combination.

Sincerely,
Samuel P. Wertheimer Chief Executive Officer and Chairman

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], 2022, and is expected to be first mailed or otherwise delivered to BCAC stockholders on or about [●], 2022.

BROOKLINE CAPITAL ACQUISITION CORP.

280 Park Avenue, Suite 43W, New York, NY 10017

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2022

TO THE STOCKHOLDERS OF BCAC:

NOTICE IS HEREBY GIVEN that the 2022 annual meeting of the stockholders of Brookline Capital Acquisition Corp., a Delaware corporation (“BCAC”), will be held at [●] Eastern Time, on [●], 2022, in virtual format (the “Stockholders’ Meeting”). You are cordially invited to attend the Stockholders’ Meeting, which will be held for the following purposes:

(1) The Business Combination Proposal-To consider and vote upon a proposal to approve the Business Combination Agreement, dated as of March 17, 2022 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among BCAC, Project Barolo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of BCAC (“Merger Sub”), and Apexigen, Inc., a Delaware corporation (“Apexigen”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Apexigen, with Apexigen surviving the merger as a wholly owned subsidiary of BCAC (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). A copy of the Business Combination Agreement is attached to this proxy statement/ prospectus as Annex A (the “Business Combination Proposal”);

(2) The Charter Proposals-To consider and vote upon two proposals to adopt the proposed Amended and Restated Certificate of Incorporation of BCAC (the “Proposed Charter”), in the form attached hereto as Annex B (the “Charter Proposals”);

(3) The Director Election Proposal-To consider and vote upon a proposal to elect seven directors to serve on the Board of Directors of the Combined Company (the “Combined Company Board”) until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors, the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors, and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(4) The Nasdaq Proposal-To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of shares of BCAC Common Stock to Apexigen stockholders pursuant to the Business Combination Agreement; (ii) the issuance of shares of BCAC Common Stock to the PIPE Investors pursuant to the Subscription Agreements (including upon exercise of the warrants issued pursuant to the Subscription Agreements (the “PIPE Warrants”)); and (iii) the issuance of shares of BCAC Common Stock and Combined Company common stock to Lincoln Park pursuant to that certain Purchase Agreement entered into by BCAC in connection with the execution of the Business Combination Agreement.

(5) The Equity Incentive Plan Proposal-To consider and vote upon a proposal to approve and adopt the Apexigen, Inc. 2022 Equity Incentive Plan attached to this proxy statement/prospectus as Annex H (the “Equity Incentive Plan Proposal”);

(6) The ESPP Proposal-To consider and vote upon a proposal to approve and adopt the Apexigen, Inc. 2022 Employee Stock Purchase Plan attached to this proxy statement/prospectus as Annex I (the “ESPP Proposal”); and

(7) The Adjournment Proposal-To consider and vote upon a proposal to approve the adjournment of the Stockholders’ Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the ESPP

Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal, each, a “Proposal” and collectively, the “Proposals”).

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of shares of BCAC Common Stock at the close of business on [●], 2022 (the “Record Date”) are entitled to notice of the Stockholders’ Meeting and to vote and have their votes counted at the Stockholders’ Meeting and any adjournments or postponements of the Stockholders’ Meeting.

Pursuant to the Amended and Restated Certificate of Incorporation of BCAC, dated January 28, 2021 (the “Existing Charter”), BCAC will provide holders of shares of BCAC Common Stock with the opportunity to redeem such shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account established in connection with BCAC’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to BCAC to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $[●] on [●], 2022, the estimated per share redemption price would have been approximately $[●], excluding additional interest earned on the funds held in the Trust Account and not previously released to BCAC to pay taxes. Holders of BCAC Common Stock may elect to redeem their shares of BCAC Common Stock even if they vote for the Business Combination Proposal. A holder of shares of BCAC Common Stock, together with any affiliate of the holder or any other person with whom the holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking Redemption Rights with respect to more than 15% of the aggregate number of shares of BCAC Common Stock outstanding without the consent of BCAC. Accordingly, all shares of BCAC Common Stock in excess of 15% held by a holder of shares of BCAC Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of BCAC. Currently, Brookline Capital Holdings, LLC, a Delaware limited liability company (the “Sponsor”), and BCAC’s directors and officers own approximately 21.9% of the outstanding shares of BCAC Common Stock, consisting of shares of BCAC Common Stock and units, purchased in a private placement, each unit consisting of one share of BCAC Common Stock and one-half of one redeemable warrant. The Sponsor has agreed to vote any shares of BCAC Common Stock owned by it in favor of each of the Proposals presented at the Stockholders’ Meeting.

After careful consideration, BCAC’s board of directors (the “BCAC Board”) has determined that the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are fair to and in the best interests of BCAC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, if presented at the Stockholders’ Meeting.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of BCAC Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class. In addition, in accordance with the Business Combination Agreement, the parties to the Business Combination Agreement are also requiring the affirmative vote of holders of a majority of the shares of BCAC Common Stock then outstanding, voting together as a single class, for the approval of the Charter Proposals. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of BCAC Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal at the Stockholders’ Meeting, subject to the terms of the Business Combination

Agreement. The Business Combination is not conditioned on the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, as well as the Proposals to be considered at the Stockholders’ Meeting. Please review the proxy statement/prospectus carefully.

All BCAC stockholders are cordially invited to attend the Stockholders’ Meeting in virtual format. BCAC stockholders may attend, vote, and examine the list of BCAC stockholders entitled to vote at the Stockholders’ Meeting by visiting https://www.cstproxy.com/bcac/sm2022 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Stockholders’ Meeting will be held in virtual meeting format only. You will not be able to attend the Stockholders’ Meeting physically. To ensure your representation at the Stockholders’ Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Stockholders’ Meeting or not, please sign, date, and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, toll free at (800) 662-5200.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
Samuel P. Wertheimer Chief Executive Officer and Chairman

[●], 2022

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE BCAC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO BCAC’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE STOCKHOLDERS’ MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE CONTINENTAL STOCK TRANSFER & TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN ANY SHARES YOU TENDERED WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “MEETING OF BCAC STOCKHOLDERS-REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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Page
OTHER MATTERS	316
APPRAISAL RIGHTS	316
WHERE YOU CAN FIND MORE INFORMATION	317
INDEX TO FINANCIAL STATEMENTS	F-1

Annexes

A – Business Combination Agreement
B – Proposed Charter
C – Sponsor Support Agreement
D – Stockholder Support Agreement
E – Registration Rights and Lock-Up Agreement
F – Form of PIPE Subscription Agreement
G-1 – Lincoln Park Purchase Agreement
G-2 – Registration Rights Agreement
H – 2022 Equity Incentive Plan
I – 2022 Employee Stock Purchase Plan

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BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“Additional Contributions” are to the amounts the Sponsor has agreed to contribute as a non-interest bearing loan of $0.033 for each public share that is not redeemed in conjunction with the special meeting scheduled for April 26, 2022 to approve the Extension Amendment (as defined below) (the “Extension Special Meeting”), to BCAC on a monthly basis commencing on May 2, 2022, and occurring on the 2nd day of each subsequent month, or portion thereof, up to October 2, 2022, that is needed by BCAC to complete the Business Combination no later than November 2, 2022 (the “Extended Date”);

“Aggregate Closing Merger Consideration” with respect to all holders of Apexigen securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards relating to shares of BCAC Common Stock, will equal to the quotient of (a) the sum of (i) $205,000,000 and (ii) the sum of the exercise prices of all options to purchase shares of Apexigen Common Stock outstanding immediately prior to the Effective Time, divided by (b) $10.00;

“Apexigen” are to Apexigen, Inc., a Delaware corporation;

“Apexigen Board” are to the board of directors of Apexigen;

“Apexigen capital stock” are to shares of Apexigen Common Stock and Apexigen Preferred Stock;

“Apexigen Common Stock” are to shares of common stock, par value $0.001 per share, of Apexigen;

“Apexigen Option” are to each option to purchase shares of Apexigen Common Stock that is outstanding at the Effective Time;

“Apexigen Preferred Stock” are to shares of preferred stock, par value $0.001 per share, of Apexigen;

“Apexigen stockholders” are to the stockholders of Apexigen prior to the Closing;

“Apexigen Warrant” are to each warrant to purchase shares of common stock or preferred stock of Apexigen;

“BCAC” are to Brookline Capital Acquisition Corp., a Delaware corporation;

“BCAC Common Stock” are to shares of common stock, par value $0.0001 per share, of BCAC prior to the Closing;

“BCAC Board” are to the board of directors of BCAC prior to the Closing;

“BCAC Board Recommendation” is a recommendation of the BCAC Board to BCAC stockholders that such stockholders approve the proposals included herein;

“BCAC IPO” are to the initial public offering by BCAC, which closed on February 2, 2021;

“BCAC Option” are to an option to purchase shares of BCAC Common Stock;

“BCAC Related Funds Amount” means the amount of cash proceeds from (i) the PIPE Investment, as actually received by BCAC prior to or substantially concurrently with the Closing from investors to the Trust Account or that were first introduced by BCAC or its representatives or (ii) as a result of public stockholders not redeeming shares reflecting cash that is currently maintained in the Trust Account;

“BCAC units” are to the units, comprised on one share of BCAC Common Stock and one-half of one redeemable BCAC warrant, issued at the closing of the BCAC IPO;

“BCAC warrants” are to all outstanding warrants of BCAC, each whole warrant of which entitles the holder to purchase one share of BCAC Common Stock at an exercise price of $11.50 per share;

“Business Combination” are to the Merger and the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith;

“Business Combination Agreement” are to that certain Business Combination Agreement entered into on March 17, 2022, by and among Brookline Capital Acquisition Corp., a Delaware corporation (“BCAC”), and Project Barolo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of BCAC (“Merger Sub”), and Apexigen, Inc., a Delaware corporation (“Apexigen”) (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms), pursuant to which Merger Sub will merge with and into Apexigen, with Apexigen surviving the merger as a wholly owned subsidiary of BCAC (the “Merger”);

“Closing” are to the closing of the transactions contemplated by the Business Combination Agreement;

“Code” are to the Internal Revenue Code of 1986, as amended;

“Combined Company” are to BCAC following the Business Combination and the other transactions contemplated by the Business Combination Agreement;

“Combined Company Board” are to the board of directors of the Combined Company;

“Combined Company common stock” are to shares of BCAC Common Stock following the Closing;

“Combined Company Option” are to each option to purchase shares of Combined Company common stock following the Closing;

“DGCL” are to the Delaware General Corporation Law, as may be amended from time to time;

“Effective Time” are to such a time when the merger certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by BCAC and Apexigen in writing and specified in the merger certificate;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Exchange Ratio” are to the amount that is equal to the quotient of (i) the Aggregate Closing Merger Consideration, divided by (ii) the number of shares of Apexigen capital stock that are issued and outstanding immediately prior to the Effective Time, calculated on a fully diluted basis, including shares of common stock of Apexigen that are issued and outstanding immediately prior to the Effective Time, shares of common stock issuable upon the conversion of all issued and outstanding shares of Apexigen Preferred Stock immediately prior to the Effective Time, and shares of capital stock of Apexigen that are issued or issuable upon the full exercise or conversion of all Apexigen Options and Apexigen Warrants outstanding as of the Effective Time;

“Existing Charter” are to the Amended and Restated Certificate of Incorporation of BCAC, dated as of January 28, 2021;

“Founder Shares” are to 1,437,500 shares of our common stock initially purchased by the Sponsor in a private placement prior to the BCAC IPO, of which 57,500 shares were subsequently transferred to Representative and 1,380,000 shares remain held by the Sponsor;

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis;

“Investment Company Act” are to the Investment Company Act of 1940, as amended;

“Key Apexigen Stockholders” are to those certain stockholders of Apexigen who are parties to the Stockholder Support Agreement;

“Merger” are to the business combination transaction pursuant to which Merger Sub will merge with and into Apexigen with Apexigen surviving the Merger as a wholly owned subsidiary of BCAC;

“Merger Sub” are to Project Barolo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BCAC;

“Modification in Recommendation” are to a modification by the BCAC Board to change the BCAC Board Recommendation;

“Nasdaq” are to The Nasdaq Capital Market;

“PIPE Investment” are to the purchase of an aggregate of 1,502,000 PIPE Units pursuant to the Subscription Agreements.

“PIPE Unit” are to each of the units, comprised of one share of BCAC Common Stock and one-half of one BCAC warrant, purchased by certain investors pursuant to the Subscription Agreements;

“Public Shares” are to shares of BCAC Common Stock sold as part of the BCAC units (whether they were purchased in the BCAC IPO or thereafter in the open market);

“Public Stockholders” are to the holders of BCAC’s Public Shares, including the Sponsor and BCAC’s management team to the extent the Sponsor and/or members of BCAC’s management team purchase Public Shares in the open market, provided that the Sponsor’s and each member of BCAC’s management team’s status as a “public stockholder” will only exist with respect to such Public Shares;

“Record Date” are to [●], 2022, the record date for the Stockholders’ Meeting;

“Redemption Rights” are to the right to demand that BCAC redeem such shares for a pro rata portion of the cash held in the Trust Account, calculated as of two business days prior to the Closing (including interest earned on the funds held in the Trust Account and not previously released to BCAC to pay taxes) upon the Closing;

“Registrant” are to Brookline Capital Acquisition Corp., a Delaware corporation;

“Representative” are to the BCAC IPO underwriter and certain of its employees;

“Representative Shares” are to the Founder Shares held by the Representative;

“SEC” are to the U.S. Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended;

“Sponsor” are to Brookline Capital Holdings, LLC, a Delaware limited liability company;

“Sponsor Shares” are to the shares of BCAC Common Stock issued to Sponsor prior to BCAC’s initial public offering and not transferred to the Representative;

“Supporting Apexigen Stockholders” are to certain stockholders of Apexigen who, in the aggregate, hold (a) at least a majority of the outstanding shares of Apexigen capital stock, voting together as a single class and (b) at least a majority of the outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Apexigen, voting together as a single class on an as-converted basis;

“Trust Account” are to the trust account established by BCAC for the benefit of its stockholders at J.P. Morgan Chase Bank, N.A.; and

“Warrants” are to BCAC warrants sold as part of the BCAC units (whether they were purchased in the BCAC IPO or thereafter in the open market).

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

BCAC and Apexigen own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/ prospectus, including logos, artwork and other visual displays, may appear without the applicable ®, TM and SM symbols, but BCAC and Apexigen will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks. BCAC and Apexigen do not intend the use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of, any other entity.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination, the Stockholders’ Meeting, and the Proposals (as defined herein) to be presented at the Stockholders’ Meeting. The following questions and answers do not include all the information that is important to BCAC stockholders. You are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Stockholders’ Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE BUSINESS COMBINATION?

A:

BCAC, Merger Sub and Apexigen have entered into the Business Combination Agreement, pursuant to which Merger Sub will merge with and into Apexigen, with Apexigen surviving the Merger as a wholly owned subsidiary of BCAC. In connection with the Closing, BCAC will be renamed “Apexigen, Inc.”

BCAC will hold the Stockholders’ Meeting to, among other things, obtain the approvals required for the Business Combination, and you are receiving this proxy statement/prospectus in connection with such meeting. See “The Business Combination Agreement.” In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus, including the annexes and the other documents referred to herein, in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:

BCAC is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of BCAC Common Stock with respect to the matters to be considered at the Stockholders’ Meeting. The Business Combination cannot be completed unless BCAC’s stockholders approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal set forth in this proxy statement/prospectus for their approval. Information about the Stockholders’ Meeting, the Business Combination, and the other business to be considered by stockholders at the Stockholders’ Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement and a prospectus of BCAC. It is a proxy statement because the board of directors of BCAC is soliciting proxies from its stockholders using this proxy statement/prospectus. It is a prospectus because BCAC, in connection with the Business Combination, is offering shares of BCAC Common Stock to Apexigen stockholders in exchange for the outstanding shares of Apexigen capital stock and certain equity awards of Apexigen pursuant to the terms of the Business Combination Agreement. See “The Business Combination Agreement-Merger Consideration.”

Q:	WHAT WILL APEXIGEN STOCKHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:

Subject to the terms of the Business Combination Agreement, the Aggregate Closing Merger Consideration with respect to all holders of Apexigen securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards relating to shares of BCAC Common Stock, will equal to the quotient of (a) the sum of (i) $205,000,000, and (ii) the sum of the exercise prices of all Apexigen Options to purchase shares of Apexigen Common Stock outstanding immediately prior to the Effective Time, divided by (b) $10.00.

At the Effective Time:

•	each issued and outstanding share of Apexigen capital stock (including shares of capital stock that are issued and outstanding immediately prior to the Effective Time resulting from the conversion or exercise of shares of the Apexigen Preferred Stock, Apexigen Warrants, and Apexigen Options, but excluding any dissenting shares) will be converted into the right to receive a number of shares of BCAC Common Stock equal to the Exchange Ratio;

•	each share of capital stock of Apexigen held in the treasury of Apexigen shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

•

each Apexigen Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by BCAC and converted into a BCAC Option on substantially the same vesting and exercisability terms and conditions as such Apexigen Options, except that (i) such BCAC Option will represent the right to purchase that whole number of shares of BCAC Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Apexigen Common Stock subject to such Apexigen Option multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such BCAC Option will be equal to the quotient of (A) the exercise price per share of such Apexigen Option in effect immediately prior to the Effective Time, divided by (B) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent);

•

each Apexigen Warrant that is issued and outstanding immediately prior to the Effective Time will be treated in accordance with the terms thereof, as may be amended prior to the Effective Time by Apexigen and the holder thereof with the consent of BCAC.

The Aggregate Closing Merger Consideration will be issued to holders of Apexigen securities at the Closing in accordance with the Business Combination Agreement. The portion of the Aggregate Closing Merger Consideration issuable to any person by virtue of the Merger will be calculated on an aggregate basis with respect to all shares of capital stock of Apexigen held of record by such person immediately prior to the Effective Time, and after such aggregation, any fractional share of BCAC Common Stock that would otherwise be issuable to such person following such aggregation will be rounded up to a whole share of BCAC Common Stock.

Q:	WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the Stockholders’ Meeting, which is set for [●], 2022; however, such meeting could be adjourned, as described herein. Neither BCAC nor Apexigen can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. BCAC must first obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/prospectus for their approval, Apexigen must first obtain the written consent of its stockholders for the Merger, and BCAC and Apexigen must also first obtain certain necessary regulatory approvals and satisfy other closing conditions set forth in the Business Combination Agreement. See “The Business Combination Agreement-Conditions to the Business Combination.”

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:

If the Business Combination is not completed, Apexigen stockholders will not receive any consideration for their shares of Apexigen capital stock or Apexigen equity awards, and the issued and outstanding Apexigen Options and Apexigen Warrants will not be exercised on a cashless basis or assumed in accordance with their terms. Instead, Apexigen will remain an independent company. Further, the Existing Charter provides that BCAC must complete its initial business combination within 15 months from the closing of the IPO, or such later date if extended. If the Business Combination is not completed, BCAC may not be able to find a suitable target business and complete the initial business combination within such time period. If BCAC has not completed the initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to BCAC to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining BCAC stockholders and board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to BCAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the BCAC public stockholders may receive only $10.10 per share, and the BCAC warrants will expire worthless. In certain circumstances, the BCAC public stockholders may receive less than $10.10 per share on the redemption of their shares. See “The Business Combination Agreement-Termination” and “Risk Factors.”

Q:	HOW WILL BCAC BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?

A:

BCAC does not currently have any management-level employees other than Dr. Samuel P. Wertheimer, our Chief Executive Officer, Scott A. Katzmann, our President, and Patrick A. Sturgeon, our Chief Financial Officer. Following the Closing, the Combined Company’s executive officers are expected to be the current management team of Apexigen. See “Management of the Combined Company Following the Business Combination” for more information.

BCAC is, and after the Closing will continue to be, managed by its board of directors. Following the closing, the size of our board of directors will increase to seven directors and will consist of Xiaodong Yang, Herb Cross, Jakob Dupont, Gordon Ringold, Scott Smith, Samuel P. Wertheimer, and Dan Zabrowski. Following the Closing, we expect that a majority of the directors will be independent under applicable Nasdaq listing rules. Other than Mr. Wertheimer, there are no existing officers or directors of BCAC who will hold any post-combination employment or directorships with, or receive any benefits from, the Combined Company, and there have been no discussions of anyone doing so. See “Management of the Combined Company Following the Business Combination.”

Q:	WILL BCAC OBTAIN NEW FINANCING IN CONNECTION WITH THE BUSINESS COMBINATION?

A:

In connection with the execution of the Business Combination Agreement, BCAC entered into subscription agreements with the PIPE Investors and may enter into additional Subscription Agreements with other investors prior to the Closing , pursuant to which the PIPE Investors, contingent upon the consummation of the Business Combination, agreed to subscribe for and purchase, and BCAC agreed to issue and sell to the PIPE Investors, an aggregate of 1,502,000 PIPE Units at a purchase price of $10.00 per PIPE Unit for an aggregate purchase price of $15,020,000 (the “PIPE Investment”). Each PIPE Unit consists of one share of BCAC Common Stock and one-half of one warrant. Each whole warrant entitles the PIPE Investor to purchase one share of BCAC Common Stock at an exercise price of $11.50 per share during the period commencing 30 days after the Closing and terminating on the five (5) year anniversary of the Closing. As of [●], 2022, the closing price on Nasdaq of the BCAC units was $[●] per unit and the closing price of the BCAC Common Stock was $[●] per share. The shares of BCAC Common Stock to be issued pursuant to the Subscription Agreements will not be registered under the Securities Act and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act. See “Other Agreements-Subscription Agreements.” If the 1,502,000 shares of BCAC Common Stock to be issued to the PIPE Investors were currently outstanding, such shares would have an aggregate market value of $[●] based upon the closing price of $[●] per share of BCAC Common Stock on Nasdaq on [●], 2022, the record date for the Stockholders’ Meeting (the “Record Date”).

In connection with the execution of the Business Combination Agreement, BCAC, Apexigen, and Lincoln Park also entered into (a) the Lincoln Park Purchase Agreement to establish an equity line, and (b) the Registration Rights Agreement. Pursuant to the terms of the Lincoln Park Purchase Agreement, the Combined Company will have the right to direct Lincoln Park to purchase from the Combined Company an aggregate of up to $50,000,000 Combined Company common stock from time to time over a 24-month period following the Closing, subject to certain limitations contained in the Lincoln Park Purchase Agreement. In consideration for Lincoln Park’s execution and delivery of the Lincoln Park Purchase Agreement, BCAC will issue to Lincoln Park 150,000 shares of BCAC Common Stock on the date of Closing. Additionally, the Combined Company will issue to Lincoln Park $1,500,000 of Combined Company common stock on the date that is 90 calendar days after the date of Closing at the purchase price equal to the arithmetic average of the last closing sale price for Combined Company common stock during the 10 consecutive business days ending on the business day immediately preceding the delivery of such shares, provided, that in no event shall the number of such shares exceed 500,000. See “Other Agreements-Subscription Agreements.”

Q:	WHAT EQUITY STAKE WILL CURRENT BCAC PUBLIC STOCKHOLDERS, THE SPONSOR, THE REPRESENTATIVE, FORMER APEXIGEN EQUITYHOLDERS, PIPE INVESTORS AND LINCOLN PARK HOLD IN BCAC FOLLOWING THE CLOSING?

A:

The total number of shares of Combined Company common stock outstanding at the Closing (and your relative ownership levels) will be affected by the number of shares of BCAC Common Stock that are redeemed in connection with the Business Combination, and the number of BCAC warrants that are exercised.

The table below shows the relative ownership levels of holders of Combined Company common stock following the Business Combination under varying redemption scenarios.

	No Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%
BCAC Public Stockholders	5,750,000	21.1%	2,875,000	11.8%	1,437,500	6.3%	—	0.0%
Sponsor	1,627,000	6.0%	1,627,000	6.7%	1,500,989	6.6%	1,167,000	5.5%
Representative	57,500	0.2%	57,500	0.2%	57,500	0.3%	57,500	0.3%
Former Apexigen equityholders	18,104,074	66.6%	18,104,074	74.5%	18,104,074	79.6%	18,104,074	86.3%
PIPE Investors	1,502,000	5.5%	1,502,000	6.2%	1,502,000	6.6%	1,502,000	7.2%
Lincoln Park	150,000	0.6%	150,000	0.6%	150,000	0.7%	150,000	0.7%

Total	27,190,574	100.0%	24,315,574	100.0%	22,752,063	100.0%	20,980,574	100.0%

For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	FOLLOWING THE BUSINESS COMBINATION, WILL BCAC’S SECURITIES CONTINUE TO TRADE ON A STOCK EXCHANGE?

A:

Yes. Upon the Closing, we intend to change our name from “Brookline Capital Acquisition Corp.” to “Apexigen, Inc.” and we expect that following the Closing our Common Stock and Warrants will continue to be listed on Nasdaq under the symbols “APGN” and “APGNW,” respectively.

QUESTIONS AND ANSWERS ABOUT THE STOCKHOLDERS’ MEETING

Q:	WHEN AND WHERE IS THE STOCKHOLDERS’ MEETING?

A:

The Stockholders’ Meeting will be held at [●] a.m. Eastern Time, on [●], 2022, in virtual format. BCAC stockholders may attend, vote and examine the list of BCAC stockholders entitled to vote at the Stockholders’ Meeting by visiting https://www.cstproxy.com/bcac/sm2022 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Stockholders’ Meeting will be held in virtual meeting format only. You will not be able to attend the Stockholders’ Meeting physically.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	The stockholders of BCAC are being asked to vote on the following:

•	A proposal to adopt the Business Combination Agreement and the transactions contemplated thereby. See “Proposal No. 1-The Business Combination Proposal.”

•	Two proposals to adopt the Proposed Charter in the form attached hereto as Annex B. See “Proposal No. 2-The Charter Proposals.”

•

A proposal to elect seven directors to serve on the Combined Company Board until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors, the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors, and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified. See “Proposal No. 3-The Director Election Proposal.”

•

A proposal to approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of shares of BCAC Common Stock to Apexigen stockholders pursuant to the Business Combination Agreement; (ii) the issuance of shares of BCAC Common Stock to the PIPE Investors pursuant to the Subscription Agreements; and (iii) the issuance of shares of BCAC Common Stock and Combined Company common stock to Lincoln Park pursuant to the Lincoln Park Purchase Agreement. See “Proposal No. 4-The Nasdaq Proposal.”

•	A proposal to approve and adopt the 2022 Equity Incentive Plan in the form attached hereto as Annex H. See “Proposal No. 5-The Equity Incentive Plan Proposal.”

•	A proposal to approve and adopt the 2022 Employee Stock Purchase Plan in the form attached hereto as Annex I. See “Proposal No. 6-The ESPP Proposal.”

•

A proposal to approve the adjournment of the Stockholders’ Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal. See “Proposal No. 7-The Adjournment Proposal.”

BCAC will hold the Stockholders’ Meeting to consider and vote upon these proposals (collectively, the “Proposals”). This proxy statement/prospectus contains important information about the proposed Merger and the other matters to be acted upon at the Stockholders’ Meeting.

Stockholders should read this proxy statement/prospectus carefully, including the annexes and the other documents referred to herein.

Pursuant to the Business Combination Agreement, consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Proposals, the

Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal. If the Business Combination Proposal is not approved, the other proposals, except the Adjournment Proposal, will not be presented to stockholders for a vote.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	I AM A BCAC WARRANT HOLDER. WHY AM I RECEIVING THIS PROXY STATEMENT/ PROSPECTUS?

A:

Upon consummation of the Merger, the BCAC warrants will, by their terms, entitle the holders to purchase shares of Combined Company common stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Apexigen, the business of Apexigen and its subsidiary, and the business of the Combined Company following consummation of the Merger. As holders of BCAC warrants, you will be entitled to purchase shares of Combined Company common stock upon consummation of the Merger, BCAC urges you to read the information contained in this proxy statement/prospectus carefully.

Q:	WHO IS APEXIGEN?

A:	Apexigen is a clinical-stage biopharmaceutical company focused on discovering and developing a new generation of antibody therapeutics for oncology.

Apexigen’s Wholly Owned Pipeline: Apexigen’s wholly owned pipeline is focused on innovative antibody-based therapeutics for oncology, with an emphasis on new immuno-oncology agents that may harness the patient’s immune system to combat and eradicate cancer. Apexigen’s pipeline of immuno-oncology therapeutic candidates is led by sotigalimab, which is currently in Phase 2 clinical development, and also includes multiple preclinical programs.

•

Sotigalimab: a potentially first-in-class and best-in-class CD40 agonist antibody, with unique epitope specificity and Fc receptor engagement for optimal therapeutic effect and safety. Activation of CD40 initiates and amplifies a multi-cellular immune response, engaging components of both the innate and adaptive arms of the immune system to work in concert against cancer. As such, CD40 activation could play a fundamental role in tumor-specific immune activation. To maximize the therapeutic potential of sotigalimab, several Phase 2 trials are currently underway across multiple important cancer indications, lines of therapy and combination settings.

•

Phase 2 preliminary data from sotigalimab in combination with chemoradiation as a neoadjuvant therapy in esophageal/gastro-esophageal junction cancer, which Apexigen plans to disclose by the end of 2022.

•	Phase 2 preliminary data from sotigalimab in combination with standard of care chemotherapy in sarcoma is expected by year-end 2022.

•	Apexigen plans to consult with the FDA about a potential registrational path in post-anti-PD-(L)1 melanoma in mid-2022.

•

APX601: an anti-TNFR2 antagonist antibody designed to reverse immune suppression in the tumor microenvironment and unleash immune-mediated tumor killing activity through a unique mechanism of action. APX601 can deplete and inactivate TNFR2-expressing Tregs, reverse myeloid-mediated T cell suppression and directly kill TNFR2-expressing tumor cells. APX601 shows potent anti-tumor activity and is well-tolerated in preclinical models. Apexigen plans to develop APX601 for the treatment of multiple tumor indications of unmet medical need and continues to progress toward a planned mid-2022 IND application filing.

•	APX801: an NK cell engager designed to specifically activate natural killer cells leading to effective killing of tumor cells.

Partnered Programs: Apexigen’s pipeline includes five out-licensed product candidates that were discovered using the APXiMAB platform. One of these out-licensed products is commercially available. The other out-licensed product candidates are advancing in clinical development.

APXiMAB™ discovery platform: This platform has enabled Apexigen and its licensing partners to discover and develop high-quality therapeutic antibodies against a variety of molecular targets, including targets that are difficult to drug with conventional antibody technologies.

Q:	WHY IS BCAC PROPOSING THE BUSINESS COMBINATION?

A:

BCAC was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. On February 2, 2021, BCAC completed its initial public offering of BCAC units, raising total gross proceeds of $57,500,000. On the same date, BCAC also completed sales of placement units to the Sponsor, raising total gross proceeds of $2,470,000. Since the BCAC IPO, BCAC’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of Apexigen and the industry in which it operates, including the financial and other information provided by Apexigen in the course of their negotiations in connection with the Business Combination Agreement, BCAC believes that consummating the Merger is advisable and in the best interests of BCAC and its stockholders. See “Meeting of BCAC’s Stockholders-Recommendation of BCAC Board of Directors” and “Background of the Business Combination-The BCAC Board’s Reasons for Approval of the Business Combination.”

Q:	DID THE BCAC BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:

The BCAC Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Merger. The directors and officers of BCAC and BCAC’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of BCAC’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Merger. In addition, BCAC’s directors and officers and BCAC’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the BCAC Board and BCAC’s advisors in valuing Apexigen’s business.

Q:	WHY IS BCAC PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?

A:

We are seeking approval of the Business Combination for purposes of complying with applicable Nasdaq listing rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock. In addition, pursuant to the Existing Charter, we must provide all Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination, either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. If we submit the proposed initial business combination to the stockholders for their approval, our Existing Charter requires us to conduct a redemption offer in conjunction with the proxy solicitation (but not in conjunction with a tender offer) pursuant to the applicable SEC proxy solicitation rules.

Q:	DO APEXIGEN’S STOCKHOLDERS NEED TO APPROVE THE BUSINESS COMBINATION?

A:

Yes. Concurrently with the execution of the Business Combination Agreement, certain stockholders of Apexigen who, in the aggregate, hold (a) at least a majority of the outstanding shares of Apexigen capital stock, voting together as a single class and (b) at least a majority of the outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Apexigen, voting together as a single class on an as-converted basis (the “Supporting Apexigen Stockholders”) entered into a stockholder support agreement (the “Stockholder Support Agreement”) with BCAC, pursuant to which such stockholders agreed to vote, at any meeting of the stockholders of Apexigen called for the purpose of approving the Merger, and in connection with any action by written consent of the stockholders requested by Apexigen for the purposes of approving the Merger, in favor of the approval and adoption of the Merger, the Business Combination Agreement and any other transactions contemplated thereby or under any other agreements executed and delivered in connection therewith.

Q:	WHAT MATERIAL POSITIVE FACTORS DID THE BCAC BOARD CONSIDER IN CONNECTION WITH THE BUSINESS COMBINATION?

A:

The BCAC Board considered a number of factors pertaining to the Business Combination. Among other things, the BCAC Board considered that Apexigen is well situated to act as a standalone public company and that Apexigen has a novel platform with the potential to exploit macro trends and for which there is the opportunity for further value creation as a public company through organic and inorganic growth, as well as a public company comparables analysis of 63 comparable companies in the oncology industry that became publicly traded companies between 2018 and 2021 with product candidates in Phase 1 or Phase 2 development to assess the value that the public markets would likely ascribe to the Combined Company following the Business Combination with BCAC. These factors are discussed in greater detail in the section entitled “Background of the Business Combination-The BCAC Board’s Reasons for Approval of the Business Combination.” “Background of the Business Combination-Comparable Company Analysis”

Q:	WHAT MATERIAL NEGATIVE FACTORS DID THE BCAC BOARD CONSIDER IN CONNECTION WITH THE BUSINESS COMBINATION?

A:

The BCAC Board considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination. Among other things, the BCAC Board weighed (i) risk that BCAC’s Public Stockholders would vote against the Business Combination Proposal or exercise Redemption Rights, (ii) certain risks related to Apexigen’s business including the risks that Apexigen may not execute on its business plan, realize its projected financial performance or be able to raise additional, required funding, (iii) risk of litigation or regulatory action, (iv) challenges associated with Apexigen being subject to the applicable disclosure and listing requirements of a publicly traded company, (v) risk associated with the minority position in Apexigen that BCAC stockholders would hold following the consummation of the Business Combination, and (vi) the fees and expenses associated with completing the Business Combination.

These factors are discussed in greater detail in the section entitled “Background of the Business Combination—The BCAC Board’s Reasons for the Approval of the Business Combination” as well as in the section entitled “Risk Factors—Risks Related to the Business Combination.”

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

If you are a holder of Public Shares, you have the right to demand that BCAC redeem such shares for a pro rata portion of the cash held in the Trust Account, calculated as of two business days prior to the Closing (including interest earned on the funds held in the Trust Account and not previously released to BCAC to pay taxes) upon the Closing (“Redemption Rights”).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the total then outstanding Public Shares without the consent of BCAC. Accordingly, all Public Shares in excess of

15% held by a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of BCAC.

Under BCAC’s Existing Charter, the Public Shares can only be redeemed if BCAC has at least $5,000,001 of net tangible assets remaining, including at the time either immediately prior to or upon the Closing.

Q:	WILL MY VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:

No. You may exercise your Redemption Rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders and the Merger may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by Public Stockholders.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:

If you are a holder of Public Shares and wish to exercise your Redemption Rights, you must demand that BCAC redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to BCAC’s transfer agent physically or electronically using Continental Stock Transfer & Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of Public Shares will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $[●], or $10.01 per share, as of [●], 2022, the Record Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to BCAC to pay its taxes, will be paid promptly upon consummation of the Merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Stockholders exercising Redemption Rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your Redemption Rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Stockholders’ Meeting. If you deliver your shares for redemption to BCAC’s transfer agent and later decide prior to the Stockholders’ Meeting not to elect redemption, you may request that BCAC’s transfer agent return the shares (physically or electronically). If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described to BCAC’s transfer agent as described herein, then, if the Merger is consummated, BCAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption Rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as a BCAC stockholder (other than the right to receive the redemption amount) upon consummation of the Merger.

A BCAC stockholder holding both Public Shares and Warrants may redeem its Public Shares but retain the Warrants, which, if the Business Combination closes, will become warrants of the Combined Company. If redemption occurs at an assumed $10.10 per share in which [●] Public Shares are redeemed, such redeeming public stockholders will retain an aggregate of [●] detachable redeemable warrants, which have an aggregate value of approximately $[●] based on the closing price of our detachable redeemable warrants on Nasdaq of $[●] on [●], 2022. In the event that the BCAC Related Funds Amount available to the Combined Company at Closing is less than $20,000,000, then that number of Sponsor Shares equal to (x) one (1) minus the quotient of the BCAC Related Funds Amount divided by $20,000,000, multiplied by (y) one-third (1/3) of the total number of Sponsor Shares, shall be deemed automatically forfeited and cancelled without any further actions by the Sponsor or any other person, and such surrendered shares will be recorded as cancelled by the Combined Company.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:

It is expected that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) that exercises its Redemption Rights to receive cash from the Trust Account in exchange for its Public Shares will generally be treated as selling such Public Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of BCAC Common Stock that such U.S. Holder owns or is deemed to own. For a more complete discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of Redemption Rights, see “Material U.S. Federal Income Tax Considerations—Material Tax Considerations with respect to a Redemption of Public Shares.”

All holders considering exercising Redemption Rights are urged to consult their tax advisor on the tax consequences to them of an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. This proxy statement/prospectus shall not serve as an information statement for the stockholders of Apexigen for purposes of understanding the tax consequences of the Business Combination for such stockholders. If such an information statement is to be sent to Apexigen stockholders, Apexigen will separately prepare such document.

Q:	DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:

No. Neither BCAC stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under the DGCL. Under the DGCL, however, holders of Apexigen capital stock may be entitled to appraisal rights in connection with the Business Combination. See “Meeting of BCAC Stockholders- Appraisal Rights.”

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:

A total of $58,075,000 in net proceeds of the BCAC IPO and a portion of the amount raised from the sale of the private placement units that occurred simultaneously with the consummation of the BCAC IPO were placed in the Trust Account following the BCAC IPO. Such amount in the Trust Account has been accruing interest from which BCAC is entitled to make withdrawals to make tax payments. In addition, in connection with the approval of the Extension Amendment (as defined below), the Sponsor has agreed to contribute the Additional Contributions. After consummation of the Merger, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise Redemption Rights, to pay fees and expenses incurred in connection with the Business Combination and for the Combined Company’s working capital and general corporate purposes.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:

If BCAC does not complete the Merger with Apexigen for whatever reason, BCAC would search for another target business with which to complete a business combination. If BCAC does not complete the Merger with Apexigen or another target business by May 2, 2022, or if the Extension Amendment (as defined below) is approved by the BCAC stockholders at the Extension Special Meeting, November 2, 2022 (the “Completion Window”), BCAC must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to BCAC to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Sponsor and the Representative have no Redemption Rights with respect to their Founder Shares in the event a business combination is not effected in the Completion Window, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of a liquidation of BCAC, there will be no distribution with respect to BCAC’s outstanding Warrants. Accordingly, the Warrants will expire worthless.

Q:	HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:

As of [●], 2022, the Record Date, the Sponsor was entitled to vote an aggregate of 1,627,000 shares of BCAC Common Stock, consisting of Founder Shares that were issued prior to the BCAC IPO and shares that are included as a constituent part of the placement units that were issued simultaneously with the BCAC IPO (“BCAC Voting Shares”). Such shares currently constitute approximately 21.9% of the outstanding shares of BCAC’s common stock. Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with BCAC and Apexigen, pursuant to which the Sponsor agreed, at any meeting of BCAC stockholders and in connection with any action by written consent of the stockholders of BCAC, to (i) appear or cause all shares or other voting securities of BCAC it holds, owns, or is entitled to vote, whether as shares or as a constituent part of a unit of securities to be counted present for quorum purposes, (ii) vote (or execute an action by written consent) or cause to be voted (A) in favor of the Business Combination Agreement, the Merger, and any other transactions contemplated by the Business Combination Agreement, (B) against any action, agreement or transaction or proposal that would result in a breach of the Business Combination Agreement or that would reasonably be expected to result in a failure to consummate the Merger, (C) in favor of the proposals and any other matters necessary or reasonably requested by BCAC for the consummation of the Business Combination, (D) against any business combination proposal other than with Apexigen and any other action that would reasonably be expected to materially impede, delay, or adversely affect the Business Combination or result in a breach of any obligation or agreement of the Sponsor contained in the Sponsor Support Agreement.

Q:	WHAT CONSTITUTES A QUORUM AT THE STOCKHOLDERS’ MEETING?

A:

A quorum of BCAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Stockholders’ Meeting if a majority of the voting power of all outstanding shares of BCAC Common Stock entitled to vote at the Stockholders’ Meeting as of the Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor, which currently owns approximately 21.9% of the issued and outstanding shares of BCAC Common Stock, will count towards this quorum. As of [●], 2022, the Record Date, 3,717,251 shares of BCAC Common Stock would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE STOCKHOLDERS’ MEETING?

A:

The Business Combination Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of BCAC Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class, is required to approve the Business Combination Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. BCAC stockholders must approve the Business Combination Proposal in order for the Merger to occur.

The Charter Proposals: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of BCAC Common Stock entitled to vote thereon, voting as a single class, is required to approve the Charter Proposals. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposals, will have the same effect as a vote “AGAINST” such proposal. The Closing is conditioned on the approval of the Charter Proposals, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Charter Proposals will not be presented to the stockholders for a vote.

The Director Election Proposal: The affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of BCAC Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, is required to approve the Director Election Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Director Election Proposal, will have no effect on the election of directors. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.

The Nasdaq Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of BCAC Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class, is required to approve the Nasdaq Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Nasdaq Proposal, will have no effect on the Nasdaq Proposal. The Closing is conditioned on the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented to the stockholders for a vote.

The Equity Incentive Plan Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of BCAC Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class, is required to approve the Equity Incentive Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Equity Incentive Plan Proposal, will have no effect on the Equity Incentive Plan Proposal. The Closing is conditioned on the approval of the Equity Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will not be presented to the stockholders for a vote.

The ESPP Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of BCAC Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class, is required to approve the ESPP Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the ESPP Proposal, will have no effect on the ESPP Proposal. The Closing is conditioned on the approval of the ESPP Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the ESPP Proposal will not be presented to the stockholders for a vote.

The Adjournment Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of BCAC Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Closing is not conditioned on the approval of the Adjournment Proposal.

As of [●], 2022, the Record Date, the Sponsor was entitled to vote the BCAC Voting Shares. Such shares currently constitute approximately 21.9% of the outstanding shares of BCAC’s common stock. The Sponsor has agreed to vote all of its shares of BCAC Common Stock, in favor of each of the Proposals presented at the Stockholders’ Meeting. See “Other Agreements-Sponsor Support Agreement.”

Q:	DO ANY OF BCAC’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF BCAC STOCKHOLDERS?

A:	Certain of BCAC’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of BCAC stockholders generally.

These interests include, among other things:

•

If the Business Combination with Apexigen or another business combination is not consummated within the Completion Window, BCAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the BCAC Board, dissolving and liquidating. In such event, the 1,437,500 Founder Shares held by the Sponsor, the underwriter of BCAC’s initial public offering, and certain of the underwriter’s employees, which were acquired for a purchase price of approximately $0.017 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares had an aggregate market value of $[●] based upon the closing price of $[●] per share of BCAC Common Stock on the Nasdaq on the Record Date, of which the 1,380,000 Founder Shares held by the Sponsor had an aggregate market value of $[●]. Each of BCAC’s directors is a member of the Sponsor, and therefore will have an economic interest in the Founder Shares held by the Sponsor.

•

Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the BCAC units sold in the BCAC IPO and the substantial number of shares of Combined Company common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price initially paid for the BCAC units in the BCAC IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•

The Sponsor purchased an aggregate of 247,000 placement units from BCAC for an aggregate purchase price of $2,470,000 (or $10.00 per unit). This purchase took place on a private placement basis simultaneously with the consummation of the BCAC IPO. A portion of the proceeds BCAC received from this purchase were placed in the Trust Account. Such units had an aggregate market value of approximately $[●] based upon the closing price of $[●] per unit on the Nasdaq on [●], 2022, the Record Date. The placement units will become worthless if BCAC does not consummate a business combination within the Completion Window.

•

Samuel P. Wertheimer will become a director of the Combined Company after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Combined Company Board determines to pay to its directors.

•

BCAC’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on BCAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if BCAC fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, BCAC may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to BCAC’s management team, which commenced on January 28, 2021 and will continue through the earlier of consummation of the Business Combination and BCAC’s liquidation.

•

In connection with the approval of the Extension Amendment (as defined below), the Sponsor has agreed to contribute to BCAC as a loan the Additional Contributions. The amount of the Additional Contributions will not bear interest and will be repayable by BCAC to the Sponsor upon Closing.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•

In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless BCAC against any and all losses, liabilities, claims, damages and expenses to which BCAC may become subject as a result of any claim by (i) any third party for services rendered or products sold to BCAC or (ii) a prospective target business with which BCAC has entered into an acquisition agreement, provided that such indemnification of BCAC by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to BCAC or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of BCAC Common Stock or (ii) such lesser amount per share of BCAC Common Stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under BCAC’s indemnity of the underwriters of the BCAC IPO against certain liabilities, including liabilities under the Securities Act. If BCAC consummates the Business Combination, on the other hand, BCAC will be liable for all such claims.

•

The Sponsor has agreed not to transfer, assign, or sell (i) 50% of its Founder Shares until the earlier of (A) six months after the date of the consummation of the Business Combination or (B) the date on which the closing price of BCAC Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Business Combination, and (ii) the remaining 50% of the Founder Shares until six months following the consummation of the Business Combination, subject to certain customary exceptions.

•	Subject to certain limited exceptions, the placement units will not be transferable until 30 days following the completion of the Business Combination.

•

For a period of six (6) years after the Closing Date, BCAC shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action by any stockholder of BCAC who has not exercised Redemption Rights arising from Sponsor’s ownership of equity securities of BCAC, or its control or ability to influence BCAC, and further arising out of or pertaining to the transactions, actions, and investments contemplated by the Business Combination Agreement or any Ancillary Agreements.

•

BCAC will pay Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline Capital Markets”), and an affiliate of our Sponsor for which certain of our officers provide services, $200,000 to act as BCAC’s financial advisor, investment banker, and consultant in connection with the Business Combination.

•

In the event that the BCAC Related Funds Amount at Closing is less than $20,000,000, then that number of Sponsor Shares equal to (x) one (1) minus the quotient of the BCAC Related Funds Amount divided by $20,000,000, multiplied by (y) one-third (1/3) of the total number of Sponsor Shares, shall be deemed automatically forfeited and cancelled without any further actions by the Sponsor or any other person, and such surrendered shares will be recorded as cancelled by the Combined Company.

There will be no finder’s fees, reimbursements or cash payments made by BCAC to the Sponsor or BCAC’s officers or directors, or any of BCAC’s or its officers’ or directors’ affiliates, for services rendered to BCAC prior to or in connection with the completion of the Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services, and repayments of the Additional Contributions and any working capital loans made as non-interest bearing notes (the “Working Capital Notes”) by our Sponsor or affiliates of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, which Working Capital Notes will be repayable by BCAC upon Closing. The Sponsor, in its discretion, may in lieu of having the Additional Contributions and Working Capital Notes repaid upon the Closing, instead convert the Additional Contributions and Working Capital Notes into units of BCAC, at a price of $10.00 per unit, upon the Closing, provided that the maximum amount that may be converted is no more than $1,500,000. The Sponsor and BCAC’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with BCAC’s formation, the BCAC IPO and activities on BCAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of [●], the Sponsor had not incurred any out-of-pocket expenses in connection with the Business Combination that, as of such date, had not been reimbursed by BCAC.

The BCAC Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination be approved by the stockholders of BCAC.

Q:	WHAT DO I NEED TO DO NOW?

A:

BCAC urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes and the other documents referred to herein, and to consider how the Merger will affect you as a stockholder and/or warrant holder of BCAC. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF BCAC COMMON STOCK BEFORE THE STOCKHOLDERS’ MEETING?

A:

The Record Date for the Stockholders’ Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of BCAC Common Stock after the Record Date, but before the Stockholders’ Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Stockholders’ Meeting. However, you will not be able to seek redemption of your shares of BCAC Common Stock because you will no longer be able to tender them prior to the Stockholders’ Meeting in accordance with the provisions described herein. If you transferred your shares of BCAC Common Stock prior to the Record Date, you have no right to vote those shares at the Stockholders’ Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	HOW DO I VOTE?

A:

If you are a holder of record of BCAC Common Stock on the Record Date, you may vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting or by submitting a proxy for the Stockholders’ Meeting. You may submit your proxy by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a proxy from your broker, bank or nominee.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank, or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to BCAC or by voting in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Stockholders’ Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a BCAC stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Charter Proposals, but will have no effect on the vote count for such other Proposals.

Q:	WHAT IF I ATTEND THE STOCKHOLDERS’ MEETING AND ABSTAIN OR DO NOT VOTE?

A:

For purposes of the Stockholders’ Meeting, an abstention occurs when a stockholder attends the meeting in person (which would include presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

If you are a BCAC stockholder that attends the Stockholders’ Meeting virtually and fails to vote on the Charter Approval Proposal, your failure to vote will have the same effect as a vote “AGAINST” such proposal.

If you are a BCAC stockholder that attends the Stockholders’ Meeting virtually and fails to vote on the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, your failure to vote will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the BCAC Common Stock represented by your proxy will be voted “FOR” each of the Proposals presented at the Stockholders’ Meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You may change your vote at any time before your proxy is exercised by doing any one of the following:

•	sending another proxy card with a later date;

•	notifying BCAC’s Secretary in writing before the Stockholders’ Meeting that you have revoked your proxy; or

•

attending the Stockholders’ Meeting and voting electronically by visiting https://www.cstproxy.com/bcac/sm2022 and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Stockholders’ Meeting will not, in and of itself, revoke a proxy.

If you are a stockholder of record of BCAC and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to BCAC, 280 Park Avenue, Suite 43W, New York, NY 10017 and it must be received at any time before the vote is taken at the Stockholders’ Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m. prevailing Eastern Time on [●], 2022, or by voting at the Stockholders’ Meeting. Simply attending the Stockholders’ Meeting will not revoke your proxy. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions, and must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE STOCKHOLDERS’ MEETING?

A:

If you fail to take any action with respect to the Stockholders’ Meeting and the Merger is approved by stockholders and consummated, you will become a stockholder or warrant holder, as applicable, of the Combined Company. Failure to take any action with respect to the Stockholders’ Meeting will not affect your ability as a stockholder to exercise your Redemption Rights prior to the Stockholders’ Meeting in accordance with the procedures set forth in this proxy statement/prospectus. If you fail to take any action with respect to the Stockholders’ Meeting and the Merger is not approved, you will continue to be a stockholder and/or warrant holder of BCAC while BCAC searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of BCAC Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares of BCAC Common Stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of BCAC Common Stock.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the Merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Stockholders may call toll free: (800) 662-5200

Banks and Brokers may call collect: (800) 662-5200

bcac.info@investor.morrowsodali.com

You may also obtain additional information about BCAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your shares of BCAC Common Stock (either physically or electronically) to BCAC’s transfer agent at the address below prior to the vote at the Stockholders’ Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Business Combination and the Business Combination Agreement

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

If the Business Combination Agreement is approved and adopted and the Business Combination is subsequently completed, Merger Sub will merge with and into Apexigen with Apexigen surviving the Merger as a wholly owned subsidiary of BCAC. At the Closing, BCAC will be renamed as Apexigen, Inc.

Merger Consideration

Subject to the terms of the Business Combination Agreement, the Aggregate Closing Merger Consideration with respect to all holders of Apexigen securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards relating to shares of BCAC Common Stock, will equal to the quotient of (a) the sum of (i) $205,000,000 and (ii) the sum of the exercise prices of all options to purchase shares of common stock of Apexigen outstanding immediately prior to the Effective Time, divided by (b) $10.00.

At the Effective Time:

•

each issued and outstanding share of Apexigen capital stock (including shares of capital stock that are issued and outstanding immediately prior to the Effective Time resulting from the conversion or exercise of shares of the Apexigen Preferred Stock, Apexigen Warrants, and Apexigen Options, but excluding any dissenting shares) will be converted into the right to receive a number of shares of BCAC Common Stock equal to the Exchange Ratio;

•	each share of capital stock of Apexigen held in the treasury of Apexigen shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

•

each Apexigen Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by BCAC and converted into a BCAC Option on substantially the same vesting and exercisability terms and conditions as such Apexigen Options, except that (i) such BCAC Option will represent the right to purchase that whole number of shares of BCAC Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Apexigen Common Stock subject to such Apexigen Option multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such BCAC Option will be equal to the quotient of (A) the exercise price per share of such Apexigen Option in effect immediately prior to the Effective Time, divided by (B) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); and

•

each Apexigen Warrant that is issued and outstanding immediately prior to the Effective Time will be treated in accordance with the terms thereof, as may be amended prior to the Effective Time by Apexigen and the holder thereof with the consent of BCAC.

The Aggregate Closing Merger Consideration will be issued to holders of Apexigen securities at the Closing in accordance with the Business Combination Agreement. The portion of the Aggregate Closing Merger

Consideration issuable to any person by virtue of the Merger will be calculated on an aggregate basis with respect to all shares of capital stock of Apexigen held of record by such person immediately prior to the Effective Time, and after such aggregation, any fractional share of BCAC Common Stock that would otherwise be issuable to such person following such aggregation will be rounded up to a whole share of BCAC Common Stock.

The total number of shares of BCAC Common Stock expected to be issued to holders of Apexigen capital stock in connection with the Closing (after giving effect to the net exercise or conversion of outstanding equity awards of Apexigen and Apexigen Warrants) is [●] shares, which will represent approximately [●]% of the total number of shares of Combined Company common stock outstanding immediately following consummation of the Business Combination (assuming no redemptions by Public Stockholders and no exercises of BCAC warrants).

Ownership of the Combined Company

As of [●], 2022, the Record Date, there were [●] shares of BCAC Common Stock issued and outstanding and one holder of record of BCAC Common Stock.

After giving effect to the Business Combination (assuming no Public Shares of BCAC have been redeemed and no BCAC Warrants have been exercised), we expect that there will be approximately 27,190,574 shares of Combined Company common stock outstanding (after giving effect to the net exercise or conversion of outstanding equity awards of Apexigen and Apexigen Warrants) consisting of (i) 1,627,000 shares held by the Sponsor, (ii) 18,104,074 shares issued to holders of Apexigen securities, (iii) 1,502,000 shares held by the PIPE Investors pursuant to the Subscription Agreements, (iv) 150,000 shares held by Lincoln Park pursuant to the Lincoln Park Purchase Agreement, (v) 5,750,000 shares held by BCAC’s Public Stockholders, and (vi) 57,500 shares held by the Representative.

After giving effect to the Business Combination (assuming that Public Stockholders holding 5,750,000 shares of outstanding BCAC Common Stock exercise their Redemption Rights (representing the maximum redemptions if redemption occurs at an assumed $10.10 per share) and no BCAC warrants have been exercised), we expect that there will be approximately 20,980,574 shares of Combined Company common stock outstanding (after giving effect to the net exercise or conversion of outstanding equity awards of Apexigen and Apexigen Warrants), consisting of (i) 1,167,000 shares held by the Sponsor, (ii) 18,104,074 shares issued to holders of Apexigen securities, (iii) 1,502,000 shares held by the PIPE Investors pursuant to the Subscription Agreements, (iv) 150,000 shares held by Lincoln Park pursuant to the Lincoln Park Purchase Agreement, and (v) 57,500 shares held by the Representative.

All shares issued as merger consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”)), including our directors, executive officers and other affiliates.

The numbers of shares set forth above are based on a number of assumptions, including that neither BCAC nor Apexigen issue any additional equity securities prior to the Business Combination. If the actual facts differ from our assumptions, the numbers of shares set forth above will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Recommendation of the BCAC Board

The BCAC Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, BCAC and its stockholders. Accordingly, the BCAC Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal,

the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal. See “Meeting of BCAC’s Stockholders-Recommendation of BCAC Board of Directors” and “Background of the Business Combination-The BCAC Board’s Reasons for Approval of the Business Combination.”

The Stockholders’ Meeting

The Stockholders’ Meeting of BCAC stockholders will be held on [●], 2022, at, Eastern Time, in virtual format. At the Stockholders’ Meeting, BCAC is asking holders of BCAC Common Stock to consider and vote upon the following proposals:

•	The Business Combination Proposal-To consider and vote upon a proposal to approve the Business Combination Agreement, in the form attached hereto as Annex A, and the Business Combination;

•	The Charter Proposals-To consider and vote upon a proposal to adopt the Proposed Charter, in the form attached hereto as Annex B;

•

The Director Election Proposal-To consider and vote upon a proposal to elect seven directors to serve on the Combined Company Board until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors, the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors, and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

•

The Nasdaq Proposal-To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of shares of BCAC Common Stock to Apexigen stockholders pursuant to the Business Combination Agreement; (ii) the issuance of shares of BCAC Common Stock to the PIPE Investors pursuant to the Subscription Agreements (including upon exercise of the PIPE Warrants issued pursuant to the Subscription Agreements); and (iii) the issuance of shares of BCAC Common Stock and Combined Company common stock to Lincoln Park pursuant to the Lincoln Park Purchase Agreement;

•	The Equity Incentive Plan Proposal-To consider and vote upon a proposal to approve and adopt the 2022 Equity Incentive Plan, in the form attached hereto as Annex H;

•	The ESPP Proposal-To consider and vote upon a proposal to approve and adopt the 2022 Employee Stock Purchase Plan, in the form attached hereto as Annex I;

•

The Adjournment Proposal-To consider and vote upon a proposal to approve the adjournment of the Stockholders’ Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal.

You will be entitled to vote or direct votes to be cast at the Stockholders’ Meeting if you owned shares of BCAC Common Stock at the close of business on [●], 2022, the Record Date. You are entitled to one vote for each share of BCAC Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the Record Date, there were 7,434,500 shares of BCAC Common Stock outstanding, of which 5,997,000 were Public Shares and 1,437,500 were Founder Shares.

A quorum of BCAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Stockholders’ Meeting if a majority of the voting power of all outstanding shares of BCAC Common Stock entitled to vote at the Stockholders’ Meeting as of the Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor, which currently owns approximately 21.9% of the issued and outstanding shares of BCAC Common Stock, will count towards this quorum. As of the Record Date, 3,717,251 shares of BCAC Common Stock would be required to achieve a quorum.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of BCAC Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal, if presented, will have no effect on such proposals.

The approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of BCAC Common Stock entitled to vote thereon, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposals, will have the same effect as a vote “AGAINST” such proposal.

The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of BCAC Common Stock entitled to vote and actually cast thereon at the Stockholders’ Meeting. Directors are elected by a plurality of all of the votes cast by such stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting and entitled to vote thereon, which means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal at the Stockholders’ Meeting, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the approval of the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

The Sponsor has agreed to vote its shares of common stock in favor of each of the Proposals presented at the Stockholders’ Meeting.

BCAC Conflicts of Interest

Certain of BCAC’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of BCAC stockholders generally. These interests include, among other things:

•

If the Business Combination with Apexigen or another business combination is not consummated within the Completion Window, BCAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the BCAC Board, dissolving and liquidating. In such event, the 1,380,000 Founder Shares held by the Sponsor, and the 57,500 Representative Shares, which were acquired for a purchase price of approximately $0.017 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of $[●] based upon the closing price of $[●] per share of BCAC Common Stock on the Nasdaq on the Record Date. Each of BCAC’s directors are a member of the Sponsor, and therefore will have an economic interest in the Founder Shares held by the Sponsor.

•

Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the BCAC units sold in the BCAC IPO and the substantial number of shares of Combined Company common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price initially paid for the BCAC units in the BCAC IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•

The Sponsor purchased an aggregate of 247,000 placement units from BCAC for an aggregate purchase price of $2,470,000 (or $10.00 per unit). This purchase took place on a private placement basis simultaneously with the consummation of the BCAC IPO. A portion of the proceeds BCAC received from this purchase were placed in the Trust Account. Such units had an aggregate market value of approximately $[●] based upon the closing price of $[●] per warrant on the Nasdaq on [●], 2022, the Record Date.

•

In connection with the approval of the Extension Amendment (as defined below), the Sponsor has agreed to contribute to BCAC as a loan the Additional Contributions. The amount of the Additional Contributions will not bear interest and will be repayable by BCAC to the Sponsor upon Closing.

•

Samuel P. Wertheimer will become a director of the Combined Company after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Combined Company Board determines to pay to its directors.

•

BCAC’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on BCAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if BCAC fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, BCAC may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to BCAC’s management team, which commenced on January 28, 2021 and will continue through the earlier of consummation of the Business Combination and BCAC’s liquidation.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•

In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless BCAC against any and all losses, liabilities, claims, damages and expenses to which BCAC may become subject as a result of any claim by (i) any third party for services rendered or products sold to BCAC or (ii) a prospective target business with which BCAC has entered into an acquisition agreement, provided that such indemnification of BCAC by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to BCAC or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of BCAC Common Stock or (ii) such lesser amount per share of BCAC Common Stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under BCAC’s indemnity of the underwriters of the BCAC IPO against certain liabilities, including liabilities under the Securities Act. If BCAC consummates the Business Combination, on the other hand, BCAC will be liable for all such claims.

•	The Sponsor has agreed not to transfer, assign, or sell any of its Founder Shares until 180 days following the consummation of the Business Combination, subject to certain customary exceptions.

•	Subject to certain limited exceptions, the placement units will not be transferable until 30 days following the completion of the Business Combination.

•

For a period of six (6) years after the Closing Date, BCAC shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action by any stockholder of BCAC who has not exercised Redemption Rights arising from Sponsor’s ownership of equity securities of BCAC, or its control or ability to influence BCAC, and further arising out of or pertaining to the transactions, actions, and investments contemplated by the Business Combination Agreement or any Ancillary Agreements.

•

BCAC will pay Brookline Capital Markets, an affiliate of our Sponsor for which certain of our officers provide services, $200,000 to act as BCAC’s financial advisor, investment banker, and consultant in connection with the Business Combination.

•

In the event that the BCAC Related Funds Amount at Closing is less than $20,000,000, then that number of Sponsor Shares equal to (x) one (1) minus the quotient of the BCAC Related Funds Amount divided by $20,000,000, multiplied by (y) one-third (1/3) of the total number of Sponsor Shares, shall be deemed automatically forfeited and cancelled without any further actions by the Sponsor or any other person, and such surrendered shares will be recorded as cancelled by the Combined Company.

There will be no finder’s fees, reimbursements or cash payments made by BCAC to the Sponsor or BCAC’s officers or directors, or any of BCAC’s or its officers’ or directors’ affiliates, for services rendered to BCAC prior to or in connection with the completion of the Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services, and repayments of the Additional Contributions and any Working Capital Notes by our Sponsor or affiliates of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, which Working Capital Notes will be repayable by BCAC upon Closing. The Sponsor, in its discretion, may in lieu of having the Additional Contributions and Working Capital Notes repaid upon the Closing, instead convert the Additional Contributions and Working Capital Notes into units of BCAC, at a price of $10.00 per unit, upon the Closing, provided that the maximum amount that may be converted is no more than $1,500,000. The Sponsor and BCAC’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with BCAC’s formation, the BCAC IPO and activities on BCAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of [●], the Sponsor had not incurred any out-of-pocket expenses in connection with the Business Combination that, as of such date, had not been reimbursed by BCAC.

The BCAC Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination be approved by the stockholders of BCAC. See “Meeting of BCAC Stockholders- Recommendation of BCAC Board of Directors.”

Appraisal Rights

Holders of BCAC Common Stock and BCAC warrants are not entitled to appraisal rights in connection with the Business Combination.

Under the DGCL, however, holders of Apexigen capital stock may be entitled to appraisal rights in connection with the Business Combination. Apexigen stockholders who neither vote in favor of nor consent in writing to the Merger and who otherwise comply with Section 262 and other applicable provisions of the DGCL will be entitled to exercise rights to seek appraisal of the fair value of their shares of Apexigen capital stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of such dissenting shares of Apexigen capital stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Business Combination Agreement. Any Apexigen stockholder who wishes to preserve appraisal rights must so advise Apexigen by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Apexigen or BCAC that appraisal rights are available, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL Any shares of Apexigen capital stock held by such Apexigen stockholder immediately prior to the Effective Time who shall have properly demanded appraisal for his, her or its shares in accordance with the DGCL will not be converted into the merger consideration, unless such Apexigen stockholder fails to perfect, withdraws, or otherwise loses his, her or its right to appraisal and payment under the DGCL. If such Apexigen stockholder fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each share of Apexigen capital stock held by such Apexigen stockholder will be deemed to have been converted as of the Effective Time into a right to receive the merger consideration. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Apexigen stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

The Business Combination Agreement

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have made customary representations, warranties and covenants therein, including, among others, covenants (i) with respect to the conduct of the business of BCAC and Apexigen and their respective subsidiaries prior to the Closing, (ii) providing for BCAC and Apexigen to use reasonable best efforts to obtain all necessary regulatory approvals, (iii) providing for BCAC and Apexigen to cooperate in the preparation of the registration statement, of which this proxy statement/prospectus forms a part, and a consent solicitation statement to be distributed by Apexigen to its stockholders, and (iv) requiring that BCAC and Apexigen will not solicit or negotiate with third parties regarding alternative transactions and will comply with certain related restrictions and will cease discussions regarding alternative transactions. Additionally, BCAC agreed to include in this proxy statement/prospectus a recommendation of the BCAC Board to BCAC stockholders that such stockholders approve the proposals included herein (the “BCAC Board Recommendation”). The BCAC Board is permitted to change the BCAC Board Recommendation (such change, a “Modification in Recommendation”) if the BCAC Board determines in good faith, after consultation with its outside legal counsel, that in response to an intervening event specified in the Business Combination Agreement, the failure to make such a Modification in Recommendation would be inconsistent with its fiduciary duties under applicable law.

Conditions to the Merger

Mutual Conditions to Closing

The obligations of BCAC, Merger Sub and Apexigen to consummate the Merger are subject to the satisfaction or waiver of the following conditions: (i) the requisite approvals of BCAC and Apexigen stockholders having been obtained; (ii) the registration statement of which this proxy statement/prospectus forms a part having become effective under the Securities Act and no stop order having been issued with respect thereto; (iii) there not being in force any governmental order or law enjoining or prohibiting, the consummation of the Merger; and (iv) BCAC having at least $5,000,001 of net tangible assets after deducting the amount required to satisfy any redemptions by BCAC stockholders in connection with the Closing.

BCAC Conditions to Closing

The obligations of BCAC and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) the accuracy of the representations and warranties of Apexigen as determined in accordance with the Business Combination Agreement; (ii) the performance in all material respects of each of the covenants required by the Business Combination Agreement to be performed by Apexigen as of or prior to the Closing; (iii) the delivery by Apexigen to BCAC of a customary officer’s certificate, dated as of the date of the Closing and signed by an officer of Apexigen, certifying the satisfaction of certain conditions specified in the Business Combination Agreement; (iv) there shall not have occurred a material adverse effect with respect to Apexigen between the date of the Business Combination Agreement and the date of the Closing; (v) the delivery by Apexigen to BCAC a certification that shares of Apexigen capital stock are not “U.S. real property interests” in accordance with sections 897 and 1445 of the Code, together with a notice to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations, (vi) the Subscription Agreements being in full force and effect; and (vii) the Lincoln Park Purchase Agreement being in full force and effect.

Apexigen Conditions to Closing

The obligations of Apexigen to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) the accuracy of the representations and warranties of BCAC as determined in accordance with the Business Combination Agreement; (ii) the performance in all material respects of each of the covenants required by the Business Combination Agreement to be performed by BCAC as of or prior to the Closing; (iii) the delivery by BCAC to Apexigen of a customary officer’s certificate, dated as of the date of the Closing and signed by an officer of BCAC, certifying the satisfaction of certain conditions specified in the Business Combination Agreement; (iv) there shall not have occurred a material adverse effect with respect to Apexigen between the date of the Business Combination Agreement and the date of the Closing; (v) the resignation, effective as of the Closing, of any directors and officers of BCAC that are not identified as the initial post-Closing directors and officers of the Combined Company; (vi) the shares BCAC Common Stock to be issued in connection with the Merger having been approved for listing on Nasdaq, subject only to notice of issuance thereof; (vii) the Subscription Agreements being in full force and effect; and (viii) the Lincoln Park Purchase Agreement being in full force and effect.

Termination

The Business Combination Agreement may be terminated and the Business Combination abandoned by (i) mutual written consent of BCAC and Apexigen, (ii) either BCAC or Apexigen if the Business Combination is not consummated on or before October 31, 2022, provided that BCAC or Apexigen, as applicable, will not be entitled to exercise such termination right if it is in breach of the Business Combination Agreement and fails to satisfy any closing condition at such time, (iii) either BCAC or Apexigen if consummation of the Business

Combination is permanently enjoined or prohibited by the terms of a final, non-appealable order, decree or ruling of a governmental entity or a statute, rule or regulation, (iv) either BCAC or Apexigen if the requisite approval of BCAC stockholders is not obtained at the Stockholders’ Meeting, (v) BCAC if the requisite approval of Apexigen stockholders of the Business Combination by written consent is not obtained ten business days prior to the Stockholders’ Meeting, (vi) either BCAC or Apexigen if the other party has breached any of its representations, warranties or covenants, such that the conditions to Closing would not be satisfied at the Closing, and has not cured such breach within 30 days of notice from the other party of its intent to terminate, provided that the terminating party is itself not in material breach of the Business Combination Agreement at such time, or (vii) by BCAC if Apexigen fails to deliver the Stockholder Support Agreement signed by the Key Apexigen Stockholders.

Effect of Termination

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto (other than liability of Apexigen, BCAC or Merger Sub, as the case may be, for any willful and material breach of the Business Combination Agreement occurring prior to such termination), other than with respect to certain exceptions contemplated by the Business Combination Agreement and the confidentiality agreement between BCAC and Apexigen that will survive the termination of the Business Combination Agreement.

Other Agreements

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with BCAC and Apexigen, pursuant to which the Sponsor agreed, at any meeting of BCAC stockholders and in connection with any action by written consent of the stockholders of BCAC, to (i) vote in favor of or consent to the Business Combination Agreement, the Merger, and any other transactions contemplated thereby or under any other agreements executed and delivered in connection therewith, (ii) comply with the lock-up provisions set forth therein and in the Letter Agreement previously entered into between BCAC and the Sponsor dated January 28, 2021, and (iii) forfeit certain shares of BCAC Common Stock held by Sponsor in the event the BCAC Related Funds Amount at Closing is less than $20,000,000. See “Other Agreements-Sponsor Support Agreement.”

As of [●], 2022, the Record Date, the Sponsor was entitled to vote BCAC Voting Shares. Such shares currently constitute approximately 21.9% of the outstanding shares of BCAC’s common stock.

Apexigen Stockholder Support Agreement

Concurrently with the execution of the Business Combination Agreement BCAC, the Company and the Key Apexigen Stockholders entered into the Stockholder Support Agreement providing that, among other things, Key Apexigen Stockholders holding at least the shares of Apexigen capital stock sufficient to deliver the requisite approval will vote their shares of Apexigen capital stock in favor of the Business Combination Agreement, the Merger and any other transactions contemplated thereby or under any other agreements executed and delivered in connection therewith.

Registration Rights and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, BCAC entered into the Registration Rights and Lock-Up Agreement with certain stockholders of Apexigen (the “Registration Rights

Holders”) providing that, among other things, within 45 days after the Closing, the Combined Company will be required to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use reasonable best efforts to cause such registration statement to be declared effective as soon as practicable thereafter. In addition, the Registration Rights Holders will have certain demand and “piggyback” registration rights.

Subject to certain exceptions, the Registration Rights Holders, and the Sponsor with respect to the Founder Shares will, subject to limited exceptions, be subject to a lock-up on their shares of Combined Company common stock for 180 days after the date of the Closing. See “Other Agreements-Registration Rights Agreement.”

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, BCAC entered into the Subscription Agreements with certain PIPE Investors and may enter into additional Subscription Agreements with other PIPE Investors prior to the Closing. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and BCAC agreed to issue and sell, to the PIPE Investors an aggregate of 1,502,000 PIPE Units for a purchase price of $10.00 per unit, or an aggregate of $15,020,000, in private placements. Each PIPE Unit consists of one share of BCAC Common Stock and one-half of one warrant. As of [●], 2022, the closing price on Nasdaq of the BCAC units was $[●] per unit and the closing price of the Common Stock was $[●] per share.

The shares of BCAC Common Stock to be issued pursuant to the Subscription Agreements will not be registered under the Securities Act and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act. If the [●] shares of BCAC Common Stock to be issued to the PIPE Investors were currently outstanding, such shares would have an aggregate market value of $[●] based upon the closing price of $[●] per share of BCAC Common Stock on Nasdaq on [●], 2022, the Record Date. See “Other Agreements-Subscription Agreement.”

Purchase Agreement and Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, BCAC, Apexigen, and Lincoln Park entered into (a) the Lincoln Park Purchase Agreement, pursuant to which the Combined Company will have the right to direct Lincoln Park to purchase from the Combined Company an aggregate of up to $50,000,000 of Combined Company common stock from time to time over a 24-month period following the Closing, subject to certain limitations contained in the Lincoln Park Purchase Agreement, and (b) a Registration Rights Agreement, providing for the registration of the shares of BCAC Common Stock and Combined Company common stock issuable in respect of the Lincoln Park Purchase Agreement. On the date of Closing, BCAC will issue to Lincoln Park 150,000 shares of BCAC Common Stock. Additionally, the Combined Company will issue to Lincoln Park $1,500,000 of Combined Company common stock on the date that is 90 calendar days after the date of Closing at the purchase price equal to the arithmetic average of the last closing sale price for Combined Company common stock during the 10 consecutive business days ending on the business day immediately preceding the delivery of such shares, provided, that in no event shall the amount of such shares exceed 500,000. See “Other Agreements-Lincoln Park Purchase Agreement and Registration Rights Agreement.”

Nasdaq Listing

Our public units (“BCAC units”), shares of BCAC Common Stock and Warrants to purchase shares of BCAC Common Stock are currently listed on Nasdaq under the symbols “BCACU,” “BCAC” and “BCACW,” respectively. We intend to apply to continue the listing of the Combined Company common stock and the Warrants of the Combined Company to purchase shares of Combined Company common stock on Nasdaq under the symbols “APGN” and “APGNW,” respectively, upon the Closing.

Comparison of Stockholders’ Rights

There are certain differences in the rights of BCAC stockholders prior to the Business Combination and after the Business Combination. See “Comparison of Stockholders’ Rights.”

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the Proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors.” Such risks include, but are not limited to:

Risks related to Apexigen’s business and industry, including that:

•	Apexigen is in the early stages of clinical drug development and has a limited operating history and no products approved for commercial sale.

•	Apexigen has incurred net losses since inception and expects to continue to incur significant net losses for the foreseeable future.

•

The Combined Company will require substantial additional capital to finance operations. If the Combined Company is unable to raise such capital when needed or on acceptable terms, it may be forced to delay, reduce, and/or eliminate one or more research and drug development programs or future commercialization efforts.

•	Apexigen is dependent on the success of its product candidates, including its lead product candidate, sotigalimab, which is currently in multiple clinical trials.

•

The clinical trials of our current and any future product candidates of Apexigen may not demonstrate safety and efficacy to the satisfaction of regulatory authorities or otherwise be timely conducted or produce positive results.

•	If Apexigen’s competitors develop and market products that are more effective, safer, or less expensive than its product candidates, Apexigen will be negatively impacted.

•	If Apexigen experience delays or difficulties in the enrollment of patients in clinical trials, its receipt of necessary marketing approvals could be delayed or prevented.

•

The regulatory approval processes of the Federal Drug Administration, European Medicines Agency, and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable. If Apexigen is ultimately unable to obtain regulatory approval for its product candidates, it will be unable to generate product revenue and its business will be substantially harmed.

•

If Apexigen is unable to obtain, maintain, enforce, or protect its intellectual property rights in any products it develops or in its technology, if the scope of the intellectual property protection obtained is not sufficiently broad, or if Apexigen infringes the intellectual property rights of others, third parties could develop and commercialize products and technology similar or identical to those of Apexigen, Apexigen could be prevented from commercializing its products and Apexigen may not be able to compete effectively in its markets.

Risks relating to the Business Combination, including that:

•

The Public Stockholders will experience immediate dilution as a consequence of the issuance of the Combined Company common stock as consideration in the Business Combination and due to future issuances pursuant to the 2022 Equity Incentive Plan and the 2022 Employee Stock Purchase Plan.

•

The market price of shares of Combined Company common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of BCAC Common Stock.

•

BCAC has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

•	If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of Combined Company common stock may decline.

•

There can be no assurance that the Combined Company common stock will be approved for listing on Nasdaq or that the Combined Company will be able to comply with the continued listing standards of Nasdaq.

•

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•

The parties to the Business Combination Agreement may amend the terms of the Business Combination Agreement or waive one or more of the conditions to the Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

•	Termination of the Business Combination Agreement could negatively impact Apexigen and BCAC.

•

The unaudited pro forma condensed combined financial information included in this proxy statement/ prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

Risks relating to redemption, including that:

•	If third parties bring claims against BCAC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

•

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

•

If Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/ prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

•

Unlike some other blank check companies, BCAC is not subject to a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for BCAC to consummate the Business Combination even if a substantial number of our stockholders redeem.

Information about BCAC

BCAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. BCAC Common Stock is listed on Nasdaq under the symbol “BCAC.” The publicly held BCAC warrants are listed on Nasdaq under the symbol “BCACW.” BCAC units are listed on Nasdaq under the symbol “BCACU.” BCAC currently maintains its executive offices at 280 Park Avenue, Suite 43W, New York, NY 10017 and BCAC’s telephone number is (646) 643-6716.

Information about Apexigen

Apexigen is a clinical-stage biopharmaceutical company focused on discovering and developing a new generation of antibody therapeutics for oncology.

Apexigen Wholly Owned Pipeline: Apexigen’s wholly owned pipeline is focused on innovative antibody-based therapeutics for oncology, with an emphasis on new immuno-oncology agents that may harness the patient’s immune system to combat and eradicate cancer. The company’s pipeline of immuno-oncology therapeutic candidates is led by sotigalimab, which is currently in Phase 2 clinical development, and also includes multiple preclinical programs.

•

Sotigalimab: a potentially first-in-class and best-in-class CD40 agonist antibody, with unique epitope specificity and Fc receptor engagement for optimal therapeutic effect and safety. Activation of CD40 initiates and amplifies a multi-cellular immune response, engaging components of both the innate and adaptive arms of the immune system to work in concert against cancer. As such, CD40 activation could play a fundamental role in tumor-specific immune activation. To maximize the therapeutic potential of sotigalimab, several Phase 2 trials are currently underway across multiple important cancer indications, lines of therapy and combination settings.

•

Phase 2 preliminary data from sotigalimab in combination with chemoradiation as a neoadjuvant therapy in esophageal/gastro-esophageal junction cancer, which Apexigen plans to disclose by the end of 2022.

•	Phase 2 preliminary data from sotigalimab in combination with standard of care chemotherapy in sarcoma is expected by year-end 2022.

•	Apexigen plans to consult with the FDA about a potential registrational path in post-anti-PD-(L)1 melanoma in mid-2022.

•

APX601: an anti-TNFR2 antagonist antibody designed to reverse immune suppression in the tumor microenvironment and unleash immune-mediated tumor killing activity through a unique mechanism of action. APX601 can deplete and inactivate TNFR2-expressing Tregs, reverse myeloid-mediated T cell suppression and directly kill TNFR2-expressing tumor cells. APX601 shows potent anti-tumor activity and is well-tolerated in preclinical models. Apexigen plans to develop APX601 for the treatment of multiple tumor indications of unmet medical need and continues to progress toward a mid-2022 IND application filing.

•	APX801: an NK cell engager designed to specifically activate natural killer cells leading to effective killing of tumor cells.

Partnered Programs: Apexigen’s pipeline includes five out-licensed product candidates that were discovered using the APXiMAB platform. One of these out-licensed products is commercially available. The other out-licensed product candidates are advancing in clinical development.

APXiMAB™ discovery platform: This platform has enabled Apexigen and its licensing partners to discover and develop high-quality therapeutic antibodies against a variety of molecular targets, including targets that are difficult to drug with conventional antibody technologies.

MARKET PRICE AND DIVIDEND INFORMATION

BCAC

BCAC Common Stock is listed on Nasdaq under the symbol “BCAC.” The publicly held BCAC warrants are listed on Nasdaq under the symbol “BCACW.” BCAC units are listed on Nasdaq under the symbol “BCACU.”

On March 17, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, the closing price of shares of BCAC Common Stock, BCAC units and public BCAC warrants on Nasdaq was $10.05, $10.19, and $0.20, respectively. As of [●], 2022, the Record Date, the closing price of shares of BCAC Common Stock, BCAC units and public BCAC warrants on Nasdaq was $[●], $[●] and $[●], respectively.

Holders of BCAC Common Stock, BCAC units and public BCAC warrants should obtain current market quotations for their securities. The market prices of BCAC’s securities could vary at any time before the Business Combination.

Holders

As of [●], 2022, the Record Date, there were [●] holders of record of BCAC units, [●] holders of record of BCAC Common Stock and [●] holders of record of public BCAC warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose BCAC units, Public Shares and public BCAC warrants are held of record by banks, brokers, and other financial institutions.

Dividend Policy

BCAC has not paid any cash dividends on the BCAC Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Company Board at such time. The Combined Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Apexigen

The historical market price for Apexigen’s capital stock is not provided because there is no public market for Apexigen’s capital stock.

See “Apexigen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SUMMARY HISTORICAL FINANCIAL INFORMATION OF BCAC

The following information is only a summary and should be read in conjunction with BCAC’s financial statements and related notes contained elsewhere in this proxy statement/prospectus and information discussed under “BCAC Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of BCAC’s future performance.

The summary statements of operations data for the period from May 27, 2020 (inception) through December 31, 2020 and for the year ended December 31, 2021 and the summary balance sheet data as of December 31, 2020 and 2021 are each derived from BCAC’s audited financial statements appearing elsewhere in this proxy statement/prospectus. The BCAC unaudited interim financial statements were prepared on the same basis as its audited financial statements. The historical results are not necessarily indicative of the results to be expected in the future.

Statement of Operations Data:	For the period from May 27, 2020 (inception) through December 31, 2020	For the year ended December 31, 2021
General and administrative expenses	$1,832	$411,006
Administrative expenses—related party	—	110,000
Franchise tax expense	—	82,179

Loss from operations	(1,832)	(603,185)
Other income
Change in fair value of derivative warrant liabilities	—	109,900
Net gain from investments held in Trust Account	—	10,333

Total other income	—	120,233

Net loss	$(1,832)	$(482,952)

Weighted average shares outstanding, redeemable common stock	—	5,245,890
Basic and diluted net loss per share, redeemable common stock	$—	$(0.07)
Weighted average shares outstanding, non-redeemable common stock	1,250,000	1,646,407
Basic and diluted net loss per share, non-redeemable common stock	$(0.00)	$(0.07)

	As of December 31,
	2020	2021
Balance Sheet Data:
Total assets	$97,252	$58,316,159
Total liabilities	73,106	236,363
Total stockholders’ equity	24,146	4,796

SUMMARY HISTORICAL FINANCIAL INFORMATION OF APEXIGEN

The following information is only a summary and should be read in conjunction with Apexigen’s audited financial statements and related notes contained elsewhere in this proxy statement/prospectus and information discussed under “Apexigen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of Apexigen’s future performance.

The summary statements of operations data for the years ended December 31, 2020 and 2021 and the summary balance sheet data as of December 31, 2020 and 2021 are each derived from Apexigen’s audited financial statements appearing elsewhere in this proxy statement/prospectus.

	Years Ended December 31,
	2020	2021
	(In thousands, except share and per share data)
Statement of Operations Data:
Operating expenses
Research and development	$18,770	$21,664
General and administrative	5,774	7,293

Total operating expenses	24,544	28,957

Loss from operations	(24,544)	(28,957)
Interest income, net	421	41

Net loss	$(24,123)	$(28,916)

Net loss per share, basic and diluted	$(0.79)	$(0.94)
Weighted average common shares outstanding, basic and diluted	30,512,368	30,901,032

	As of December 31,
	2020	2021
	(In thousands)
Balance Sheet Data:
Total assets	$62,845	$39,096
Total liabilities	13,162	17,095
Convertible preferred stock	158,707	158,707
Total stockholders’ deficit	(109,024)	(136,706)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data (the “selected pro forma information”) gives effect to the Apexigen Business Combination and other events contemplated by the Business Combination Agreement as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included in this proxy statement/prospectus. On March 17, 2022, BCAC announced that it executed the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, BCAC will acquire Apexigen through the statutory merger of the Project Barolo Merger Sub with and into Apexigen, with Apexigen surviving the merger as a wholly owned subsidiary of BCAC. The Aggregate Closing Merger Consideration of 21,568,559 shares will be calculated as the Aggregate Closing Merger Consideration Value of $215.7 million divided by $10.00 per share. At the effective time of the Apexigen Business Combination, each share of Apexigen Common Stock will be canceled and converted into the right to receive a number of shares of BCAC Common Stock equal to the Exchange Ratio, calculated in accordance with the terms of the Business Combination Agreement. As of April 8, 2022, the Company currently estimates the Exchange Ratio to be approximately 0.1026.

The Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP because Apexigen has been determined to be the accounting acquirer under all redemption scenarios. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the Business Combination as if it had occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared to illustrate the effects of the Business Combination, as if it had occurred on January 1, 2021. The pro forma condensed combined statement of operations data is derived from the audited financial statements of BCAC for the year ended December 31, 2021 and the audited financial statements of Apexigen for the year ended December 31, 2021.

The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Combined Company appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of BCAC and Apexigen and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Merger and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of the Combined Company. BCAC and Apexigen have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments reflected in the selected pro forma information have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company upon consummation of the Merger, the PIPE Investment, the Lincoln Park Purchase Agreement and other transactions.

The following table presents the selected pro forma information after giving effect to the Merger and other events contemplated by the Business Combination Agreement, presented under the following scenarios:

•

Assuming No Redemptions: This scenario assumes that no BCAC Public Stockholders exercise their Redemption Rights with respect to the outstanding BCAC Common Stock and 5,750,000 shares of BCAC Common Stock remain outstanding after the completion of the Merger.

•

Assuming Maximum Redemptions: This scenario assumes that BCAC Public Stockholders holding 5,750,000 shares of BCAC Common Stock will exercise their Redemption Rights for their pro rata share (approximately $10.10 per share) of the funds held in the Trust Account as of the year ended December 31, 2021 for aggregate redemption proceeds of $58.1 million. The Business Combination Agreement does not provide for any minimum cash condition.

The following summarizes the pro forma shares of Combined Company common stock issued and outstanding immediately after the Merger under the scenarios presented:

	Pro Forma Combined
	No Redemptions		Maximum Redemptions
	Shares	%	Shares	%
BCAC Public Stockholders(1)	5,750,000	21.1%	—	—
Sponsor and Representative(2)	1,684,500	6.2%	1,224,500	5.8%
Former Apexigen equityholders(3)	18,104,074	66.6%	18,104,074	86.3%
PIPE Investors(4)	1,502,000	5.5%	1,502,000	7.2%
Lincoln Park(5)	150,000	0.6%	150,000	0.7%

Pro forma total shares of the Combined Company common stock outstanding at Closing	27,190,574	100.0%	20,980,574	100.0%

(1)

Amount excludes 2,875,000 outstanding Public Warrants (as defined herein) issued in connection with the BCAC IPO as such securities are not exercisable until the date that is 30 days after the first date on which BCAC completes a merger, share exchange, asset acquisitions, share purchase, reorganization or similar transaction, involving the Company and one or more businesses.

(2)

The Sponsor and Representative hold 1,684,500 shares of BCAC Common Stock, comprised of 1,380,000 Founder Shares held by the Sponsor, 57,500 Founder Shares held by the Representative and 247,000 shares of BCAC Common Stock issued as constituent securities of the units issued in the Private Placement. Under the Maximum Redemption Scenario, the Sponsor will forfeit 460,000 Founder Shares upon the Closing. This amount excludes warrants to purchase 123,500 shares of BCAC Common Stock issued as constituent securities of the units issued in the Private Placement (each, a “Private Warrant”).

(3)

Amount excludes Apexigen Options and Apexigen Warrants converted to equivalent options to purchase Combined Company common stock that are exercisable for an estimated 3,451,110 shares of Combined Company common stock and Combined Company Warrants that are exercisable for an estimated 13,375 shares of Combined Company common stock that will be converted with the same terms and conditions.

(4)

The PIPE Investors will purchase a unit that includes one share of Combined Company common stock and one-half of one warrant to purchase Combined Company common stock (each such warrant, a “PIPE Warrant”) for $10.00 per unit at the Closing. This amount includes 1,502,000 shares of Combined Company common stock subscribed for by PIPE investors and excludes 751,000 PIPE Warrants issued to the PIPE Investors.

(5)

This amount includes 150,000 shares of Combined Company common stock issued to Lincoln Park associated with the financing arrangement upon the Closing and excludes the $1.5 million commitment to issue additional shares of Combined Company common stock, not to exceed 500,000 shares, to Lincoln Park 90 days after the Closing.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

The following summarizes the selected pro forma information under the scenarios presented:

	Pro Forma Combined
	No Redemptions	Maximum Redemptions
	(in thousands, except shares and per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data - Year Ended December 31, 2021
Operating expenses	$29,560	$29,560
Loss from operations	(29,560)	(29,560)
Net loss	(29,410)	(29,410)
Net loss per share - basic and diluted	$(1.08)	$(1.41)
Weighted average shares - basic and diluted	27,139,864	20,929,864

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data - As of December 31, 2021
Total current assets	$103,012	$44,927
Total assets	105,592	47,507
Total current liabilities	18,234	18,234
Total liabilities	18,425	18,425
Total stockholders’ equity	87,167	29,082

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND RISK FACTOR SUMMARY

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our ability to select an appropriate target business or businesses in the life sciences industry;

•	our ability to complete our initial business combination in the life sciences industry;

•	our expectations around the performance of the prospective target business or businesses in the life sciences industry;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following our initial business combination;

•

our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving our initial business combination, as a result of which they would then receive expense reimbursements;

•	our potential ability to obtain additional financing to complete our initial business combination;

•	our pool of prospective target businesses in the life sciences industry;

•	our ability to consummate an initial business combination due to the continued uncertainty resulting from the COVID-19 pandemic;

•	the ability of our officers and directors to generate a number of potential acquisition opportunities;

•	our public securities’ potential liquidity and trading;

•	the lack of a market for our securities;

•	the use of proceeds not held in the Trust Account or available to us from interest income on the Trust Account balance;

•	the Trust Account not being subject to claims of third parties;

•	our financial performance following this offering;

•	the timing and focus of Apexigen’s current and future clinical trials, and the reporting of data from those trials;

•	Apexigen’s ability to obtain and maintain regulatory approval of its product candidates;

•	Apexigen’s estimates of the number of patients in the United States who suffer from the diseases it is targeting and the number of patients that will enroll in clinical trials;

•	the timing or likelihood of regulatory filings and approvals for Apexigen’s product candidates for various diseases;

•	Apexigen’s plans relating to commercializing its product candidates, if approved, including which indications will be pursued;

•	the ability of Apexigen’s clinical trials to demonstrate safety and efficacy, and other positive results, of its product candidates;

•	the beneficial characteristics, safety, efficacy, and therapeutic effects of Apexigen’s product candidates;

•	the development of competitors’ product candidates;

•	existing regulations and regulatory developments in the United States and other jurisdictions;

•	the need to hire additional personnel and our ability to attract and retain such personnel;

•	Apexigen’s plans and ability to obtain, maintain, enforce, or protect intellectual property rights;

•

Apexigen’s continued reliance on third parties to conduct additional clinical trials of its product candidates, and for the manufacture of its product candidates for preclinical studies and clinical trials; and

•	the success of Apexigen’s licensing agreements.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section of this prospectus entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.

Unless the context otherwise requires, all references in this subsection to “we”, “us” or “our” refer to the business of Apexigen prior to the Closing and to the Combined Company following the Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of the Combined Company, in which event the market price of the Combined Company’s common stock could decline, and you could lose part or all of your investment.

Risks Related to Apexigen’s Business, Financial Condition, and Need for Additional Capital

We are in the early stages of clinical drug development and have a limited operating history and no products approved for commercial sale, which may make it difficult for you to evaluate our current business and predict our future success and viability.

We are an early clinical-stage biopharmaceutical company with a limited operating history. Apexigen was incorporated and commenced operations in 2010 following a spin-out transaction from its parent company. We have no products approved for commercial sale and have not generated any revenue from commercial product sales. Our operations to date have been limited to performing research and development activities in support of our product development and licensing efforts, hiring personnel, raising capital to support and expand such activities, providing general and administrative support for these operations, developing potential product candidates, conducting preclinical studies and clinical trials, including clinical trials of sotigalimab, our lead product candidate, and our other wholly owned product candidates, and entering into, and performing our obligations under, licensing arrangements that have resulted in additional product candidates in clinical development or commercialization by our licensees. Other than sotigalimab, all of our wholly owned programs are in preclinical or research development. We have not yet demonstrated our ability to successfully complete any large-scale pivotal clinical trials, obtain marketing approvals, manufacture a drug on a commercial scale or arrange for a third party to do so on our behalf, or conduct sales and marketing activities. In addition, only one of our licensees has obtained marketing approvals for product candidates we have out-licensed. As a result, it may be more difficult for you to accurately predict our future success or viability than it could be if we had a longer operating history.

In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors and risks frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields. We also would need to transition from a company with a research and development focus to a company capable of supporting commercial activities after approval of any of our product candidates. We have not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If we do not adequately address these risks and difficulties or successfully make such a transition, our business will suffer.

Apexigen has incurred net losses since inception and expects to continue to incur significant net losses for the foreseeable future.

Apexigen has incurred net losses since inception, has not generated any significant revenue to date, and has financed its operations prior to this business combination primarily through the issuance of convertible preferred stock, proceeds from collaborative research and development and out-license agreements, and borrowings under a debt arrangement. Apexigen’s net loss was $28.9 million for the year ended December 31, 2021 and $24.1 million for the year ended December 31, 2020.

As of December 31, 2021, Apexigen had an accumulated deficit of $144.7 million. Apexigen has devoted substantially all of its resources and efforts to date to research and development. Our clinical-stage pipeline currently consists of multiple product candidates, including our lead product candidate, sotigalimab, and our other internal programs are in preclinical or research development. As a result, we expect that it will be several years, if ever, before we generate revenue from product sales. Even if we succeed in receiving marketing approval for and commercializing one or more of our product candidates, we expect that we will continue to incur substantial research and development and other expenses in order to develop and market additional potential products. In addition, for certain of our licensees from whom we are entitled to receive royalty payments if they successfully develop and commercialize any products covered by licenses we have with them, there is no guarantee that their product development and commercialization will lead to any such payments even if any such product candidates receive regulatory approval for commercial sale, including Beovu, which is commercialized by Novartis, for which Apexigen has received sales-based royalties that are currently fully constrained and recorded as deferred revenue on Apexigen’s balance sheet, as discussed below.

Our financial statements for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus have been prepared assuming we will continue as a going concern. As a development stage company, we expect to incur significant and increasing losses until regulatory approval is granted for sotigalimab, our lead product candidate. Regulatory approval is not guaranteed and may never be obtained. As a result, these conditions raise substantial doubt about our ability to continue as a going concern.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future after the business combination. The net losses we incur may fluctuate significantly from quarter-to-quarter such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our expected future losses will continue to have an adverse effect on our working capital and our ability to achieve and maintain profitability.

Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve a number of objectives.

Our business depends entirely on the successful development and commercialization of our product candidates. Apexigen currently generates no revenue from commercial sales of any products. Apexigen has no products approved for commercial sale and, after the business combination, we do not anticipate generating any revenue from product sales unless and until sometime after we have successfully completed clinical development and received marketing approval for the commercial sale of a product candidate, if ever. In addition, we may not receive significant amounts of royalty revenue, if any, from our licensees for their product candidates if and when such candidates receive regulatory approval for commercial sale and are commercialized, including Beovu, which is commercialized by Novartis, for which Apexigen has received sales-based royalties that are currently fully constrained and recorded as deferred revenue on Apexigen’s balance sheet as discussed below. Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve a number of objectives, including:

•	successful and timely completion of preclinical and clinical development of current and any future product candidates;

•	timely receipt of marketing approvals from applicable regulatory authorities for current and any future product candidates for which we successfully complete clinical development;

•	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•

developing an efficient and scalable manufacturing process for current and any future product candidates, including establishing and maintaining commercially viable supply and manufacturing relationships with third parties to obtain finished products that are appropriately packaged for sale;

•	successful launch of commercial sales following any marketing approval, including the development of a commercial infrastructure, whether in-house or with one or more partners or collaborators;

•	a continued acceptable safety profile following any marketing approval;

•	commercial acceptance of current and any future product candidates as viable treatment options by patients, the medical community, and third-party payors;

•	addressing any competing technological and market developments;

•	identifying, assessing, acquiring, and developing new product candidates;

•	obtaining and maintaining patent protection, regulatory exclusivity, and other intellectual property-related protection, both in the United States and internationally;

•	enforcing and defending our rights in our intellectual property portfolio, including our licensed intellectual property;

•	negotiating favorable terms in any partnership, collaboration, licensing, or other arrangements that may be necessary to develop, manufacture, or commercialize our product candidates; and

•	attracting, hiring, and retaining qualified personnel.

We may never be successful in achieving our objectives and, even if we do, may never generate revenue that is significant or large enough to achieve profitability. If we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to maintain or further our research and development efforts, raise additional necessary capital, grow our business, and/or continue our operations.

We will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce, and/or eliminate one or more of our research and drug development programs or future commercialization efforts.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive, and uncertain process that takes years to complete. We expect our expenses to increase in connection with our ongoing activities, particularly as we conduct clinical trials of, and seek marketing approval for sotigalimab and our other product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to drug sales, marketing, manufacturing, and distribution. Commencing upon the Closing, we also expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations. If we are unable to raise capital when needed or on acceptable terms, we may be forced to delay, reduce, and/or eliminate one or more of our research and drug development programs or future commercialization efforts. Changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

We plan to continue to use our cash on hand to fund our development of our product candidates and for other research and development activities, working capital, and other general corporate purposes. This may include additional research, hiring additional personnel, capital expenditures, and the costs of operating as a public company. Advancing the development of our current and any future product candidates will require a significant amount of capital. The cash and cash equivalents available to us upon the Closing will not be sufficient to fund all of the actions that are necessary to complete the development of sotigalimab or any of our other product candidates. We will be required to obtain further funding through public or private equity offerings, sale of shares of our common stock through utilization of our equity line with Lincoln Park, debt financings, partnership, collaborations, and licensing arrangements or other sources, which may dilute our stockholders or restrict our operating activities. In addition, there are certain conditions and limitations on our ability to utilize our $50.0 million equity line with Lincoln Park. After the Closing, we will be required to satisfy various conditions in order to be able to commence purchases by Lincoln Park under the equity line. Once such conditions are satisfied, the Lincoln Park equity line purchases are subject to volume limitations tied to periodic market prices, ownership limitations limiting Lincoln Park from owning more than 4.99% of our common stock, a price floor of $3.00 per share of common stock at which we cannot sell to Lincoln Park any shares of common stock, and other limitations as specified under “Other Agreements—Lincoln Park Purchase Agreement and Registration Rights Agreement.” If any of these conditions are not satisfied or limitations are in effect, we may not be able to utilize all or part of the Lincoln Park equity line, which would have an adverse impact on our ability to satisfy our capital needs and could materially adversely impact our business. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

Risks Related to the Discovery, Development, and Commercialization of Apexigen’s Product Candidates

We are dependent on the success of our product candidates, including our lead product candidate, sotigalimab, which is currently in multiple clinical trials. If we are unable to obtain approval for and commercialize our product candidates for one or more indications in a timely manner, our business will be materially harmed.

Our success is dependent on our ability to timely complete clinical trials and obtain marketing approval for, and then successfully commercialize, our product candidates, including our lead product candidate, sotigalimab, for one or more indications. Our product candidates are in the early stages of development and we are investing the majority of our efforts and financial resources in the research and development of sotigalimab for multiple indications, both directly through our own efforts and indirectly through clinical collaboration arrangements, including investigator- and cooperative group-sponsored trials (ISTs). Our product candidates will require additional clinical development, preclinical and manufacturing activities, marketing approval from government regulators, substantial investment, and significant marketing efforts before we generate any revenue from product sales. We are not permitted to market or promote any product candidates, in a jurisdiction before receiving marketing approval from the relevant regulatory authority, including, for example, the Food and Drug Administration (FDA) for marketing in the United States and the European Medicines Agency (EMA) for marketing in the European Union, and we may never receive such marketing approvals.

The success of our product candidates will depend on numerous factors, including the following:

•	successful and timely completion of our ongoing clinical trials;

•	initiation and successful patient enrollment and completion of additional clinical trials on a timely basis;

•	efficacy, safety and tolerability profiles that are satisfactory to the FDA, EMA or any comparable foreign regulatory authority for marketing approval;

•	raising additional funds necessary to complete the clinical development of and to commercialize of our product candidates;

•	timely receipt of marketing approvals for our product candidates from applicable regulatory authorities;

•	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•	the maintenance of existing or the establishment of new supply arrangements with third-party drug product suppliers and manufacturers;

•	the maintenance of existing or the establishment of new scaled production arrangements with third-party manufacturers to obtain finished products that are appropriately packaged for sale;

•	obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•	protection of our rights in our intellectual property portfolio, including our licensed intellectual property;

•	successful launch of commercial sales following any marketing approval;

•	a continued acceptable safety profile following any marketing approval;

•	commercial acceptance by patients, the medical community, and third-party payors; and

•	our ability to compete with other therapies.

We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, including trial design, implementation, and timely provision of data in our collaboration based clinical trials and ISTs; potential threats to our intellectual property rights; and the manufacturing, marketing, distribution, and sales efforts of any future collaborator. If we are unable to achieve one or more of the objectives set forth above, our business will be materially harmed.

Our clinical trials may reveal serious adverse events, toxicities, or other side effects of our current and any future product candidates that result in a safety profile that could inhibit regulatory approval or market acceptance of our product candidates.

In order to obtain marketing approval for our current or any future product candidates, we must demonstrate the safety and efficacy of the product candidate for the relevant clinical indication or indications through preclinical studies and clinical trials as well as additional supporting data. If our product candidates are associated with undesirable side effects in preclinical studies or clinical trials, or have unexpected characteristics, we may need to interrupt, delay, or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe, or more acceptable from a risk-benefit perspective.

Although we have conducted various preclinical studies and have data from various early-stage clinical trials, we do not know the predictive value of these studies and trials for our future clinical trials, and we cannot guarantee that any positive results in preclinical studies or previous clinical trials will successfully translate to patients in our future clinical trials. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical testing or previous clinical trials, and many product candidates fail in clinical trials despite promising preclinical or early-stage clinical results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products.

While we believe that sotigalimab has been reasonably well tolerated in our clinical trials, subjects have experienced adverse events that have been considered treatment-related. Some of the more common adverse events included fever, chills, fatigue, asthenia, nausea, vomiting, pruritus, abnormal liver function/gamma gamma-glutamyl transferase/alkaline phosphatase tests, decreased appetite, rash, headache, diarrhea, infusion-related reactions, and cytokine release syndrome (CRS). The majority of these events were mild/moderate in severity, responded to symptomatic treatment and/or were transient and resolved with time.

Serious, including sometimes fatal, adverse events have been reported in clinical studies with sotigalimab. The majority of these SAEs were considered unrelated to sotigalimab by the investigators. Some SAEs were considered at least possibly related to sotigalimab as well as possibly to other therapies it was combined with.

These possibly related events have included infusion-related reactions, CRS, elevated liver enzymes, bilirubin, fever, and colitis. Less frequent related SAEs reported in one patient each have included kidney injury, hepatic failure, bleeding, immune-mediated encephalitis, myositis, optic neuritis. Many of these SAEs were also considered possibly related to the chemotherapy, radiation or anti-PD(L)1 agent that were used in combination or were assessed as not related to sotigalimab after a safety review by the trial sponsor.

Subjects experienced numerous other SAEs that have been determined to be caused by their health condition or the side effects from other components of the treatment regimens, and not or unlikely related to sotigalimab. Given the high mortality rates of the cancers for which we are initially pursuing development, in particular melanoma, esophageal and gastroesophageal junction (GEJ) cancers, sarcoma, rectal cancer, and ovarian cancer, and the pretreated nature of many patients in our completed, ongoing and planned clinical trials of sotigalimab, a number of these subjects have died as a result of their cancer or from direct side effects of surgery and other treatment regimens for their cancer. For example, in our clinical trial for esophageal and GEJ cancers, sotigalimab is combined with standard of care neoadjuvant chemotherapy, radiation and surgery. These standard of care treatments alone are associated with significant toxicities including fatal outcomes, and in this study, complications of surgery have resulted in the death of a patient.

We expect that subjects in our ongoing and planned clinical trials for our product candidates may in the future suffer adverse effects (AEs), SAEs or other side effects, including those not observed in our preclinical studies or previous clinical trials. Results of these trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by our product candidates could result in the delay, suspension, or termination of clinical trials by us or the FDA, EMA or comparable foreign regulatory authority for a number of reasons. Additionally, a number of the subjects in these clinical trials are expected to die during a trial due to the cancers they suffer and any of the treatment regimens they may have previously experienced, which could impact the development of our product candidates. If we elect or are required to delay, suspend, or terminate any clinical trial, the commercial prospects of our product candidates will be harmed and our ability to generate product revenue from this product candidate will be delayed or eliminated. SAEs observed in clinical trials could hinder or prevent market acceptance of our drug candidates. Any of these occurrences may harm our business, prospects, financial condition, and results of operations significantly.

Even in circumstances in which we do not believe that an AE is related to our product candidates, the investigation into the circumstances of such AE may be time-consuming or inconclusive. In particular, patients may face serious medical issues associated with the underlying cancer indications that our product candidates target, as well as AEs from toxicities and other complications related to other study drugs administered alongside or in combination with our product candidates in clinical trials. For example, some of our clinical trials involve combination therapies of our product candidate with other cancer therapies, such as standard-of-care chemotherapy, chemoradiation or anti-PD-(L)1 agents. In these trials, it is difficult to ascertain whether treatment-related AEs are attributable to our product candidates or to the other agents, and the combination of therapies may have a complicating multiplier effect on such AEs that cannot be determined. As a result, while not directly associated with our product candidates, there are attendant risks with the space in which our product candidates operate, and any related investigations may interrupt our development and commercialization efforts, delay our regulatory approval process or impact and limit the type of regulatory approvals our product candidates receive or maintain.

If further SAEs or other side effects are observed in any of our current or future clinical trials, we may have difficulty recruiting patients to the clinical trials, patients may discontinue treatment or withdraw from our trials or we may be required to abandon the trials or our development efforts of that product candidate altogether. We, the FDA, the EMA, other applicable regulatory authorities or an Institutional Review Board (IRB)/Ethics Committee may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude a drug from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition, and prospects.

Further, if any of our product candidates obtains marketing approval, toxicities associated with our product candidates may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional warnings being added to the labeling, significant restrictions on the use of the product, or the withdrawal of the product from the market. We cannot predict whether our product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early-stage clinical testing.

If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary marketing approvals could be delayed or prevented.

We may not initiate, continue or complete clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA, EMA, or comparable foreign regulatory authorities.

Patient enrollment is a significant factor in the timing of clinical trials, and our ability to enroll eligible patients may be limited or may result in slower enrollment than we anticipate. Patient enrollment may also be affected by other factors, including:

•	size and nature of the patient population;

•	severity of the disease under investigation;

•	availability and efficacy of approved drugs for the disease under investigation;

•	patient eligibility criteria for the trial in question;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians;

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clinicians’ and patients’ awareness of, and perceptions as to the potential advantages and risks of, our product candidates in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

•	the ability to monitor patients adequately during and after treatment;

•	competing ongoing clinical trials for the same indications as our product candidates;

•	proximity and availability of clinical trial sites for prospective patients;

•	whether we become subject to a partial or full clinical hold on any of our clinical trials; and

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continued enrollment of prospective patients by clinical trial sites, including delays due to pandemics, wars etc. that can impact patient willingness to participate and travel for investigative therapy and reductions in clinical trial site staff and services.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more of our clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates and jeopardize our ability to obtain marketing approval for the sale of our product candidates.

The clinical trials of our current and any future product candidates may not demonstrate safety and efficacy to the satisfaction of regulatory authorities or otherwise be timely conducted or produce positive results.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates. Clinical testing is expensive, difficult to design and implement, can take many years to complete, and its ultimate outcome is uncertain. A failure of one or more clinical trials can occur at any stage of the process. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs. In addition, in our clinical trials of sotigalimab that are in combination with other available therapies, the results may be uncertain as to the efficacy of the sotigalimab combination when compared to the efficacy of other therapies that are being applied in the trial.

We do not know whether our future clinical trials will begin on time or enroll patients on time, or whether our ongoing and/or future clinical trials will be completed on schedule or at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

•	obtaining regulatory approval to commence a trial;

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delays in reaching, or the inability to reach, agreement on acceptable terms with prospective contract research organizations (CROs), clinical trial sites, laboratory service providers, companion diagnostic development partners, contract manufacturing organizations, or CMOs, and other service providers we may engage to support the conduct of our clinical trials;

•	obtaining IRB approval at each clinical trial site;

•	recruiting a sufficient number of suitable patients to participate in a trial;

•	patients failing to comply with trial protocol or dropping out of a trial, rendering them not evaluable for study endpoints;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

•	the availability of any applicable combination therapies;

•	developments in the safety and efficacy of any applicable combination therapies;

•	the need to add new clinical trial sites; or

•	delays in the testing, validation and manufacturing of product candidates and the delivery of these product candidates to clinical trial sites.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent receipt of marketing approval or our ability to commercialize our product candidates, including:

•	receipt of feedback from regulatory authorities that requires us to modify the design of our clinical trials;

•	negative or inconclusive clinical trial results that may require us to conduct additional clinical trials or abandon certain drug development programs;

•	regulators or IRBs may not authorize us, our collaborators, or our investigators to commence a clinical trial or to conduct a clinical trial at a prospective site;

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the number of patients required for clinical trials being larger than anticipated, enrollment in these clinical trials being slower than anticipated, or participants dropping out of these clinical trials at a higher rate than anticipated;

•	third-party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

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the suspension or termination of our clinical trials for various reasons, including non-compliance with regulatory requirements, a finding that our product candidates have undesirable side effects, safety or efficacy concerns, or any particular combination therapy or other unexpected characteristics or risks;

•	the cost of clinical trials of our product candidates being greater than anticipated;

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for clinical trials testing combination treatment of our product candidates with third-party drug products, delays in procuring such third-party drug products and the delivery of such third-party drug products to clinical trial sites, or the inability to procure such third-party drug products at all; and

•	regulators revising the requirements for approving our product candidates, including as a result of newly approved agents changing the standard of care of an indication.

Any unforeseen events may cause us to be required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, or to be unable to successfully complete clinical trials of our product candidates or other testing. Clinical trial or test results may also not be positive or may be only modestly positive or may have safety concerns. For example, in the APX005M-002 Trial, we enrolled 95 patients with non-small cell lung cancer (“NSCLC”) who were either immunotherapy naïve or who had progressed while on anti-PD(L)1 therapy and treated those patients with sotigalimab in combination with nivolumab. Although we observed a modest number of objective responses in immunotherapy naïve patients and stable disease in patients who had previously progressed on or were refractory to prior anti-PD-(L)1 therapy, the data did not support advancing the development of sotigalimab in these lines of therapy in patients with NSCLC. Any of the foregoing events may cause us to incur unplanned costs, be delayed in obtaining marketing approval, if ever, receive more limited or restrictive marketing approval, be subject to additional post-marketing testing requirements, or have the drug removed from the market after obtaining marketing approval.

The outcome of preclinical testing and early clinical trials that we obtain and that we publish may not be predictive of the success of later clinical trials, and the results of our clinical trials may not satisfy the requirements of the FDA, EMA, or comparable foreign regulatory authorities.

We currently have no products approved for sale and we cannot guarantee that we will ever have marketable drugs. Clinical failure can occur at any stage of clinical development. Clinical trials may produce negative or inconclusive results, and we or any future collaborators may decide, or regulators may require us, to conduct additional clinical trials or preclinical studies. We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek marketing approvals for their commercial sale. Success in preclinical studies and early-stage clinical trials does not mean that future larger registration clinical trials will be successful. This is because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA, EMA, and other regulatory authorities despite having progressed through preclinical studies and early-stage clinical trials. In particular, no compound with the mechanism of action of sotigalimab has been commercialized, and the outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later-stage clinical trials. We do not know whether any clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety results sufficient to obtain marketing approval to market our product candidates.

Summary or preliminary data from our clinical trials that we announce or publish may change as new or revised patient data becomes available, and is subject to source verification procedures that could result in material changes in the final data.

As more patient data becomes available, we may publicly disclose new or revised preliminary data from our clinical trials. These preliminary updates are based on analyses of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the summary or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Summary or preliminary data also remain subject to source verification procedures that may result in the final data being materially different from the summary or preliminary data we previously published. As a result, summary or preliminary data should be viewed with caution until the final data are available. In addition, we may report interim analyses of only certain endpoints rather than all endpoints. Preliminary data from clinical trials that we conduct may not be indicative of the final results of the trials and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse changes between preliminary data and final data could significantly harm our business and prospects. Further, additional disclosure of preliminary data by us or by our competitors in the future could result in volatility in the price of our common stock.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate, and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is typically selected from a more extensive amount of available information. Interested parties may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities, or otherwise regarding a particular product candidate or our business. If the preliminary or topline data that we report differ from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, financial condition, results of operations, and prospects.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dosing regimen and other trial protocols, use in combination with other therapies, and the rate of discontinuations by clinical trial participants. In addition, we may use patient-reported outcome assessments in some of our clinical trials, which involve patients’ subjective assessments of efficacy of the treatments they receive in the trial. Such assessments can vary widely from day to day for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, our clinical trial outcomes.

Our product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors, and others in the medical community necessary for commercial success.

Even if our product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, healthcare payors, and others in the medical community. For example, current standard-of-care cancer treatments, such as existing chemotherapy and radiation therapy, are well established in the medical community, and doctors may continue to rely on these treatments. The degree of market acceptance of any of our approved product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and safety profile as demonstrated in clinical trials;

•	the timing of market introduction of the product candidate as well as competitive products;

•	the approval of other new therapies for the same indications;

•	the clinical indications for which the product candidate is approved;

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restrictions on the use of our products, if approved, such as boxed warnings, contraindications in labeling, or restrictions on use of our products together with other medications, or a risk evaluation and mitigation strategy (REMS), if any, which may not be required of alternative treatments and competitor products;

•	the potential and perceived advantages of product candidates over alternative treatments or in combination therapies;

•	the cost of treatment in relation to alternative treatments;

•	the availability of coverage and adequate reimbursement and pricing by third parties and government authorities;

•	relative convenience and ease of administration;

•	the effectiveness of sales and marketing efforts;

•	the willingness of the target population to try new therapies and of physicians to prescribe these therapies; and

•	unfavorable publicity relating to the product candidate.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors, and patients, we may generate less revenue from that product candidate than anticipated, which could harm our financial results.

The sizes of the patient populations suffering from some of the diseases we are targeting may be based on estimates that are inaccurate, may be small, or may be smaller than estimated.

We rely on estimates to project the incidence and prevalence of diseases we are targeting and the subset of patients with these diseases who have the potential to benefit from treatment with sotigalimab and our other product candidates. We derive these estimates from a variety of sources, including United States and global cancer databases, scientific literature, surveys of clinics, physician interviews, patient foundations, and market research, and they may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. Additionally, the potentially addressable patient population for sotigalimab and any other future product candidates may be more limited than we originally estimated or may not be amenable to treatment with sotigalimab and any other product candidates, if and when approved. For example, in March 2022, the FDA approved nivolumab and relatlimab-rmbw (OpdualagTM) for use in patients with unresectable or metastatic melanoma, which may limit the number of patients with unresectable or metastatic melanoma that have progressive disease during treatment with anti-PD-(L)1 therapy, which would be the target population for a potential registration-enabling study of sotigalimab in combination with a PD-(L)1 inhibitor that we are considering. Even if we obtain significant market share for sotigalimab and any other product candidates, small potential target populations for certain indications means we may never achieve profitability without obtaining market approval for additional indications.

Many of our additional internal programs, including APX601, are at earlier stages of development than sotigalimab and may fail in development or suffer delays that adversely affect their commercial viability.

Other than sotigalimab, all of our internal programs are in preclinical development or at the research stage and may fail in development or suffer delays that adversely affect their commercial viability. These programs may fail to yield product candidates. A product candidate can unexpectedly fail at any stage of preclinical and clinical development. The historical failure rate for product candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care, and other unpredictable variables. The results from preclinical testing or early clinical trials of a product candidate may not be predictive of the results that will be obtained in later-stage clinical trials of the product candidate. The success of any product candidates we may develop will depend on many factors, including the following:

•	generating sufficient data to support the initiation or continuation of clinical trials;

•	obtaining regulatory permission to initiate clinical trials;

•	contracting with the necessary parties to conduct clinical trials;

•	the successful enrollment of patients in, and the completion of, clinical trials;

•	the timely manufacture of sufficient quantities of the product candidate, and any combination therapy, for use in clinical trials; and

•	acceptable adverse profile in the clinical trials.

Even if we successfully advance any other product candidates into clinical development, their success will be subject to all of the clinical, regulatory and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, we cannot assure you that we will ever develop, obtain regulatory approval of, commercialize, or generate significant revenue from any product candidate.

Any product candidates we develop may become subject to unfavorable third-party reimbursement practices and pricing regulations.

The availability and extent of coverage and adequate reimbursement by governmental and private payors is essential for most patients to afford the expense of antibody therapeutics like sotigalimab and our other product candidates. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations or reimbursed by government health administration authorities, private health coverage insurers, and other third-party payors. If reimbursement is not available, or is available only to limited levels, we may not successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.

There is significant uncertainty related to insurance coverage and reimbursement of newly approved products. In the United States, principal decisions about reimbursement for new products are typically made by Centers for Medicare & Medicaid Services (CMS), an agency within the U.S. Department of Health and Human Services (HHS). CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. As a result, the coverage determination process is often time-consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Increasingly, third-party payors require that drug companies provide them with predetermined discounts from list prices and challenge the prices charged for medical products. Further, such payors increasingly challenge the price, examine the medical necessity and review the cost effectiveness of medical drug products. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific drug products on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. We may need to conduct expensive studies to demonstrate the medical necessity and cost-effectiveness of our products. Nonetheless, our product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. In many countries, particularly the countries of the European Union, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products, but monitor and control company profits.

Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

If we are unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates. Coverage policies and third-party reimbursement rates may change at any time. Even if we attain favorable coverage and reimbursement status for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

If our competitors develop and market products that are more effective, safer, or less expensive than our product candidates, our commercial opportunities will be negatively impacted.

The biotechnology industry is highly competitive and subject to rapid and significant technological change. Moreover, the oncology field is characterized by strong and increasing competition, with a strong emphasis on intellectual property. Products we may develop in the future for the treatment of cancer and any other diseases are likely to face competition from other drugs and therapies, including those of which we may not currently be aware. In addition, our products may need to compete with off-label drugs used by physicians to treat the indications for which we seek approval. This may make it difficult for us to replace existing therapies with our products.

Major multinational pharmaceutical and biotechnology companies, emerging and start-up companies, universities, and other research institutions, could focus their future efforts on developing competing therapies and treatments for any of the indications we are currently targeting or may target in the future. For example, each of Hoffmann-La Roche AG, Janssen Biotech, Inc., a subsidiary of Johnson & Johnson (in collaboration with Alligator Bioscience AB), Celldex Therapeutics, Inc., Seagen Inc., Eucure Biopharma, a subsidiary of Biocytogen, and AbbVie Inc. are developing CD40-based antibody product candidates for solid tumor oncology indications that are in clinical trials, typically in combination therapies, and other companies and institutions have other CD40-based product candidates in development.

Many of these current and potential competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources, and commercial expertise than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients, and manufacturing biotechnology products. These companies also have significantly greater research, development, and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of any of these factors, our competitors may succeed in obtaining approval from the FDA, EMA, or foreign regulatory authorities or discovering, developing, and commercializing products in our field before or more successfully than we do.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for planned clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. In addition, the biotechnology industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

We have limited resources and are currently focusing our efforts on developing sotigalimab, APX601, and APX801. As a result, we may fail to capitalize on other product candidates or indications that may ultimately have proven to be more profitable.

We are currently focusing our efforts on developing sotigalimab for a variety of indications, including melanoma, esophageal and GEJ cancers, sarcoma, rectal cancer, and ovarian cancer and advancing the development of APX601 and APX801 for use in solid tumors. As a result, we may forego or delay pursuit of opportunities for other indications or with other product candidates that may have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable product candidates or profitable market opportunities. Our spending on current and future research and development activities for specific indications may not yield any commercially viable drugs. If we do not accurately evaluate the commercial potential or target markets for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing, or other strategic arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

We may not succeed in our efforts to use our technology platform to expand our pipeline of product candidates and develop marketable products.

Because we have limited financial and managerial resources, we focus our pipeline research efforts on using our APXiMAB platform to identify product candidates to molecular targets of interest. Our business depends on our successful development and commercialization of sotigalimab, APX601, APX801, and internal product candidates that may emerge from our preclinical research and development activities. Even if we continue to successfully expand our pipeline, development of the potential product candidates that we identify will require substantial investment in clinical development, management of preclinical, clinical, and manufacturing activities, regulatory approval in multiple jurisdictions, obtaining manufacturing supply capability, building a commercial organization, and significant marketing efforts before we generate any revenue from product sales. Furthermore, such product candidates may not be suitable for clinical development, including as a result of their harmful side effects, limited efficacy, or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. If we cannot validate our technology platform by successfully developing and commercializing product candidates based upon our technological approach, we may not obtain product or partnership revenue in future periods, which would adversely affect our business, prospects, financial condition, and results of operations.

We are developing some our product candidates for use in combination with standard-of-care as well as emerging or experimental cancer therapies, which exposes us to several risks beyond our control.

We are developing some of our product candidates, including sotigalimab, for use in combination with current standard of care or other emerging or experimental cancer therapies. This exposes us to supply risk to the extent there is not an adequate supply of these therapies for use in combination with our product candidates, either in clinical trials or after any approval, as well as pricing risk if these combination therapies are expensive and the addition of our product candidates would be too costly to support reimbursement or payor coverage. In particular, providers of some of these emerging or experimental therapies have been contributing their therapies to use in combination trials at generally no or limited cost to us. If this were to change, our trial costs could increase substantially. Also, although combinations with an experimental agent that has not been approved may prove to be clinically beneficial, the experimental agent will still need to meet regulatory approval requirements for the combined therapy to become commercially available. In addition, if the standard of care were to evolve or change, the clinical utility of our product candidates could be diminished or eliminated. If any of these were to occur, our business could be materially harmed.

We may use companion diagnostics in the future in our development programs, and if such companion diagnostics for our product candidates are not successfully, and in a timely manner, validated, developed, or approved, we may not achieve marketing approval or realize the full commercial potential of our product candidates.

We may use companion diagnostics in our future product candidate development programs. If such companion diagnostics are developed in conjunction with clinical programs, the FDA, EMA, or comparable regulatory authority may require regulatory approval of a companion diagnostic as a condition to approval of the product candidate. For example, if we use a diagnostic to test which patients are most likely to benefit from our product candidate for the treatment of a particular indication as a criterion for enrollment, then we will likely be required to obtain FDA approval or clearance of the companion diagnostic, concurrent with approval of our product candidate. We may also be required to demonstrate to the FDA the predictive utility of a companion diagnostic, i.e. that the diagnostic selects for patients in whom the therapy will be effective or more effective compared to patients not selected for by the diagnostic. We do not have experience or capabilities in developing or commercializing diagnostics and plan to rely in large part on third parties to perform these functions. We do not currently have any agreement in place with any third party to develop or commercialize companion diagnostics for any of our product candidates. Companion diagnostics are subject to regulation by the FDA, the EMA, and other foreign regulatory authorities as medical devices and require separate regulatory approval or clearance prior to commercialization.

If we or our partners, or any third party, are unable to successfully develop companion diagnostics in the future in our product candidates, or experience delays in doing so:

•	the development of our product candidates may be adversely affected if we are unable to appropriately select patients for enrollment in our planned clinical trials;

•	our product candidates may not receive marketing approval if their safe and effective use depends on a companion diagnostic; and

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we may not realize the full commercial potential of any product candidates that receive marketing approval if, among other reasons, we are unable to appropriately identify patients targeted by our product candidates.

In addition, any future product candidates developed in conjunction with companion diagnostics may be perceived negatively compared to alternative treatments that do not require the use of companion diagnostics, either due to the additional cost of the companion diagnostic, the requirement of samples for testing, or the need to complete additional procedures to identify genetic markers prior to administering our product candidates. If any of these events were to occur, it would significantly harm our business, results of operations and prospects.

Our business entails a significant risk of product liability, and if we are unable to obtain sufficient insurance coverage, the costs of product liability could have an adverse effect on our business and financial condition.

Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing, and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA, EMA, or other regulatory investigation of the safety and effectiveness of our products, our manufacturing processes and facilities, or our marketing programs. Such regulatory investigation could potentially lead to a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used, or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, and substantial monetary awards to trial participants or patients. We would expect to obtain product liability insurance prior to marketing any of our product candidates. Any insurance Apexigen has now or that we may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business and financial condition.

Risks Related to Regulatory Approval and Other Legal Compliance Matters for Apexigen’s Product Candidates

The regulatory approval processes of the FDA, EMA, and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, we will be unable to generate product revenue and our business will be substantially harmed.

The time required to obtain approval by the FDA, EMA, and comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials, and depends upon numerous factors, including the type, complexity, and novelty of the product candidates involved. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical, or other studies. We have not submitted for, or obtained regulatory approval for, any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Applications for our product candidates could fail to receive regulatory approval in an initial or subsequent indication for many reasons, including the following:

•	the FDA, EMA, or comparable foreign regulatory authorities may disagree with the design, implementation, or results of our clinical trials;

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the FDA, EMA, or comparable foreign regulatory authorities may determine that our product candidates are not safe and effective, only moderately effective, or have undesirable or unintended side effects, toxicities, or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use;

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the population studied in the clinical program may not be sufficiently broad or representative to assure safety and efficacy in the full population for which we seek approval, including for example due to biologic and genetic differences that might occur in subjects in certain populations such as defined by race or other factors;

•	we may be unable to demonstrate to the FDA, EMA, or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio when compared to the standard of care is acceptable;

•	the FDA, EMA, or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a Biologics License Application (BLA), New Drug Application (NDA), or other submission or to obtain regulatory approval in the United States or elsewhere;

•	we may be unable to demonstrate to the FDA, EMA, or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for a proposed indication is acceptable;

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the FDA, EMA, or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA, EMA, or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Further, development of our product candidates and/or regulatory approval may be delayed for reasons beyond our control. For example, a U.S. federal government shutdown or budget sequestration, such as ones that occurred during 2018 and 2019, or other FDA priorities, such as responding to COVID-19, may result in significant reductions to, or demands on, the FDA’s budget, employees, and operations, which may lead to slower response times and longer review periods, potentially affecting our ability to progress development of our product candidates or obtain regulatory approval for our product candidates.

This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations, and prospects.

Our product candidates may cause undesirable side effects or have other properties that could prevent their regulatory approval or result in significant negative consequences.

Adverse events or other undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay, or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, EMA, or other comparable foreign regulatory authorities. Drug-related side effects could affect patient recruitment, the ability of enrolled patients to complete the trial, and/or result in potential product liability claims. Regardless of merit or eventual outcome, product liability claims may result in impairment of our business reputation, withdrawal of clinical trial participants, costs due to related litigation, distraction of management’s attention from our primary business, initiation of investigations by regulators, substantial monetary awards to patients or other claimants, the inability to commercialize our product candidates, and decreased demand for our product candidates, if approved for commercial sale.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects or adverse events caused by such products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw approvals of such product and cause us to recall our products;

•	regulatory authorities may require additional warnings on the label or impose a more restrictive, narrower indication for use of the agent;

•	we may be required to change the way the product is administered or conduct additional clinical trials or post-approval studies;

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we may be required to create a REMS plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers, and/or other elements, such as boxed warning on the packaging, to assure safe use;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, financial condition, results of operations, and growth prospects.

For any current and future clinical trials for our product candidates outside the United States, the FDA, EMA, and applicable foreign regulatory authorities may not accept data from such trials.

We conduct clinical trials outside the United States, including in Europe, and we may choose to conduct future clinical trials outside the United States. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA, EMA, or applicable foreign regulatory authority may be subject to certain conditions. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless the data are applicable to the United States population and United States medical practice, and the trials were performed by clinical investigators of recognized competence and pursuant to Good Clinical Practice (GCP) regulations. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory bodies have comparable approval requirements, including appropriate examination of the product in the country-specific population. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, EMA, or any applicable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA, EMA, or any applicable foreign regulatory authority does not accept such data, it may result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will succeed in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA, EMA, or comparable foreign regulatory authority grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any partner we work with fails to comply with the regulatory requirements in international markets or fails to receive applicable marketing approvals, our target market will be reduced, and our ability to realize the full market potential of our product candidates will be harmed.

Even if we apply for and obtain accelerated approval or Breakthrough Therapy, Fast Track or other designation intended to expedite, facilitate or reduce the cost pursuing development or regulatory review or approval with the FDA or other regulatory authorities for any of our product candidates, there is no guarantee that such designation would lead to faster development, regulatory review, or approval, nor would it increase the likelihood that any such product candidate will receive marketing approval.

If a product candidate is intended for the treatment of a serious condition and nonclinical or clinical data demonstrate the potential to address unmet medical need for such condition or a substantial improvement over available therapy for such condition, a product candidate sponsor may apply for FDA Fast Track or Breakthrough Therapy designation, and there may be other priority designations available under various regulatory bodies. In the future, we may apply for such priority designation depending on the results of our clinical trials. Even though we may apply for and receive a Fast Track, Breakthrough Therapy or other priority designations, such priority designation does not ensure that we will receive marketing approval or that approval will be granted within any particular timeframe. We may not experience a faster development or regulatory review or approval process with the priority designation compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track or Breakthrough Therapy designation if it believes that the designation is no longer supported by data from our clinical development program. Fast Track or Breakthrough Therapy designation alone does not guarantee qualification for the FDA’s priority review procedures. Further, even if any of our products obtain Fast Track or Breakthrough Therapy designation, this may not lead to earlier regulatory approval or commercialization of our products due to the extensive and time-consuming steps necessary to obtain FDA approval and commercialize a product candidate.

Even if we obtain regulatory approval for a product candidate, our products will remain subject to extensive regulatory scrutiny.

If any of our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.

Manufacturers and manufacturers’ facilities are required to comply with extensive requirements imposed by the FDA, EMA, and comparable foreign regulatory authorities, including ensuring that quality control and manufacturing procedures conform to Good Manufacturing Practice (GMP) regulations. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with GMP and adherence to commitments made in any BLA, NDA, or Marketing Authorization Application (MAA). Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

Any regulatory approvals that we receive for our product candidates will be subject to limitations on the approved indicated uses for which the product may be marketed and promoted or to the conditions of approval (including potentially the requirement to implement a Risk Evaluation and Mitigation Strategy), or contain requirements for potentially costly post-marketing testing. We will be required to report certain adverse reactions and production problems, if any, to the FDA, EMA, and comparable foreign regulatory authorities. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed, and distributed only for the approved indications and in accordance with the provisions of the approved labeling. We will have to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we may not promote our products for indications or uses for which they do not have approval. The holder of an approved BLA, NDA, or MAA must submit new or supplemental applications and obtain approval for certain changes to the approved product, product labeling, or manufacturing process. We could also be asked to conduct post-marketing clinical trials to verify the safety and efficacy of our products in general or in specific patient subsets. If original marketing approval was obtained via the accelerated approval pathway, we could be required to conduct a successful post-marketing clinical trial to confirm clinical benefit for our products. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing, or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•	issue warning letters that would result in adverse publicity;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approvals;

•	suspend any of our ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications submitted by us;

•	impose restrictions on our operations, including closing our contract manufacturers’ facilities;

•	seize or detain products; or

•	require a product recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, this would significantly harm our business, financial condition, results of operations, and growth prospects.

Healthcare legislative measures aimed at reducing healthcare costs may have a material adverse effect on our business and results of operations.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act (ACA) was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research. Recent changes in the U.S. administration could lead to repeal of or changes in some or all of the ACA, and complying with any new legislation or reversing changes implemented under the ACA could be time-intensive and expensive, resulting in a material adverse effect on our business. Until the ACA is fully implemented or there is more certainty concerning the future of the ACA, it will be difficult to predict its full impact and influence on our business.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for our products after obtaining any regulatory approval;

•	our ability to receive or set a price that we believe is fair for our products;

•	our ability to generate revenue and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	the availability of capital.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement and new payment methodologies. This could lower the price that we receive for any approved product. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our product candidates, if approved.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud, misconduct or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to:

•	comply with the laws of the FDA, EMA and other comparable foreign regulatory authorities;

•	provide true, complete and accurate information to the FDA, EMA and other comparable foreign regulatory authorities;

•	comply with manufacturing standards we have established;

•	comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or

•	report financial information or data accurately or to disclose unauthorized activities to us.

If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. In particular, research, sales, marketing, education and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, educating, marketing and promotion, sales and commission, certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. We plan to adopt a code of business conduct and ethics in connection with this offering, but it is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

If we fail to comply with healthcare laws, we could face substantial penalties and our business, operations, and financial conditions could be adversely affected.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations will be subject to various federal and state fraud and abuse laws. The laws that may impact our operations include the following:

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The federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering, or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, or recommendation of any good, facility, item, or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

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Federal civil and criminal false claims laws and civil monetary penalty laws, including the False Claims Act, impose criminal and civil penalties, including through civil actions, against individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other third-party payors that are false or fraudulent, or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation.

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The Health Insurance Portability and Accountability Act of 1996 (HIPAA) created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters.

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH) and their respective implementing regulations, impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security, and transmission of individually identifiable health information without appropriate authorization.

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The federal Physician Payment Sunshine Act, created under the ACA, and its implementing regulations, require manufacturers of drugs, devices, biologicals, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to the HHS under the Open Payments Program, information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

•	Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.

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Analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection, and unfair competition laws may apply to pharmaceutical business practices, including research, distribution, sales, and marketing arrangements, as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers.

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State laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources.

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State laws also require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations, and other remuneration, and items of value provided to healthcare professionals and entities.

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State and foreign laws also govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could, despite our efforts to comply, be subject to challenge under one or more of such laws. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. Further, achieving and sustaining compliance with applicable federal and state privacy, security, and fraud laws may prove costly.

If we or any clinical collaborators, CROs, contract manufacturers, or other contractors and suppliers that we engage fail to comply with environmental, health, and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.

We and any clinical collaborators, CROs, contract manufacturers, or other contractors and suppliers that we engage are subject to numerous federal, state, and local environmental, health and safety laws, regulations, and permitting requirements, including:

•	those governing laboratory procedures;

•	the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes;

•	the emission and discharge of hazardous materials into the ground, air and water; and

•	employee health and safety.

Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. Under certain environmental laws, we could be held responsible for costs relating to any contamination at our current or past facilities and at third-party facilities. We also could incur significant costs associated with civil or criminal fines and penalties.

Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our research, product development, and manufacturing efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although we maintain workers’ compensation insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty, and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our business activities may be subject to the FCPA and similar anti-bribery and anti-corruption laws.

Our business activities may be subject to the Foreign Corrupt Practices Act (FCPA) and similar anti-bribery or anti-corruption laws, regulations, or rules of other countries in which we operate, including the U.K. Bribery Act. The FCPA generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, the researchers with whom we conduct clinical trials, and the healthcare providers who prescribe pharmaceuticals, are employed by their government, and the purchasers of pharmaceuticals are government entities. As a result, our dealings with these researchers, prescribers, and purchasers are subject to regulation under the FCPA. Recently the Securities and Exchange Commission (SEC) and Department of Justice have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents, contractors or collaborators, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, the closing down of our facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results and financial condition.

Failure to comply with privacy and data protection laws, regulations, or contractual obligations could lead to government enforcement actions (which could include civil or criminal penalties), private disputes and litigation, and/or adverse publicity and could negatively affect our operating results and business.

We receive, generate, and store significant and increasing volumes of sensitive information, such as employee, personal, patient and collaborator data. In addition, we actively seek access to medical information, including patient data, through research and development partnerships and collaborations or otherwise. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of personal data. We and our partners may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). These data protection laws and regulations continue to evolve and may result in ever-increasing public scrutiny and escalating levels of enforcement and sanctions and increased costs of compliance.

In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g.,

Section 5 of the FTC Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our partners, including during our clinical trials. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH, which establish privacy and security standards that limit the use and disclosure of individually identifiable health information and require the implementation of administrative, physical, and technological safeguards to protect the privacy of individually identifiable health information and ensure the confidentiality, integrity, and availability of electronic protected health information. Determining whether individually identifiable health information has been handled in compliance with applicable privacy standards and our contractual obligations can require complex factual and statistical analyses and may be subject to changing interpretation. Depending on the facts and circumstances, we could be subject to civil and criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA. Enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. We cannot be sure how these regulations will be interpreted, enforced, or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems. Failure to comply with any of these laws could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to our reputation, and loss of goodwill (both in relation to existing and prospective customers), any of which could have a material adverse effect on our business, financial condition, results of operations, or prospects.

Although we take measures to protect sensitive data from unauthorized access, use or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance, or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, manipulated, publicly disclosed, lost or stolen. Any such access, breach or other loss of information could result in legal claims or proceedings, and liability under federal or state laws that protect the privacy of personal information, such as HIPAA and HITECH, and regulatory penalties. Notice of breaches must be made to affected individuals, the Secretary of the HHS, and for extensive breaches, notice may need to be made to the media or State Attorneys General. Such a notice could harm our reputation and our ability to compete. The HHS has the discretion to impose penalties without attempting to resolve violations through informal means. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. Although we have implemented security measures to prevent unauthorized access to patient data, such data is currently accessible through multiple channels, and there is no guarantee we can protect our data from breach. Unauthorized access, loss, or dissemination could also damage our reputation or disrupt our operations, including our ability to conduct our analyses, deliver test results, process claims and appeals, provide customer assistance, conduct research and development activities, collect, process and prepare company financial information, provide information about our tests and other patient and physician education and outreach efforts through our website, and manage the administrative aspects of our business.

We may collect, process, use or transfer personal information from individuals located in the European Union in connection with our business, including in connection with conducting clinical trials in the European Union. Additionally, if any of our product candidates are approved, we may seek to commercialize those products in the European Union. The collection and use of personal health data in the European Union are governed by laws, regulations, and directives, including the General Data Protection Regulation (EU) 2016/679 (GDPR). This legislation imposes requirements relating to having legal bases for processing personal information relating to identifiable individuals and transferring such information outside of the European Economic Area, including to the United States, providing details to those individuals regarding the processing of their personal information, keeping personal information secure, having data processing agreements with third parties who process personal information, responding to individuals’ requests to exercise their rights in respect of their personal information, reporting security breaches involving personal data to the competent national data protection authority and affected individuals, appointing data protection officers, conducting data protection impact assessments and record-keeping. This legislation imposes significant responsibilities and liabilities in relation to personal data that we process, and we may be required to put in place additional mechanisms ensuring compliance. In particular, with respect to cross-border transfers of personal data, judicial and regulatory developments in the European Union have created uncertainty. In a decision issued by the Court of Justice of the European Union (CJEU) on July 16, 2020, the CJEU invalidated one mechanism for cross-border personal data transfer, the EU-U.S. Privacy Shield, and imposed additional obligations on companies, including us, relying on standard contractual clauses (SCCs) issued by the European Commission for cross-border personal data transfers. The European Commission released new SCCs designed to address the CJEU concerns on June 4, 2021. We have undertaken certain efforts to conform transfers of personal data from the European Economic Area (EEA) to the United States to our understanding of current regulatory obligations and guidance of data protection authorities, but the CJEU’s decision, the revised SCCs, regulatory guidance and opinions, and other developments relating to cross-border data transfer may require us to implement additional contractual and technical safeguards for any personal data transferred out of the EEA, which may increase compliance costs, lead to increased regulatory scrutiny or liability, may require additional contractual negotiations, and may adversely impact our business, financial condition and operating results. Any actual or alleged failure to comply with the requirements of the GDPR or other laws, regulations, and directives of the member states of the European Union may result in substantial fines, other administrative penalties and civil claims being brought against us, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, U.S. states are adopting new laws or amending existing laws and regulations, requiring attention to frequently changing regulatory requirements applicable to data related to individuals. For example, California has enacted the California Consumer Privacy Act (CCPA). The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined and which can include any of our current or future employees who may be California residents or any other California residents whose data we collect or process) and provide such residents new ways to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. As we expand our operations and trials (both preclinical or clinical), the CCPA may increase our compliance costs and potential liability. Additionally, a new privacy law, the California Privacy Rights Act (CPRA), was approved by California voters in the election on November 3, 2020. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The CPRA modifies the CCPA significantly, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. Additionally, other U.S. states continue to propose, and in certain cases adopt, privacy-focused legislation such as Colorado, Virginia, and Utah. Aspects of these state laws remain unclear, resulting in further uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply.

Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, patients about whom we or our partners obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

If we or third parties fail to adequately safeguard confidential personal, employee, or patient data, or if such information or data are wrongfully used by us or third parties or disclosed to unauthorized persons or entities, our reputation could suffer and we could be subject to claims for damages or other liabilities, regulatory investigations and enforcement action, litigation, the imposition of fines or other penalties, and significant costs for remediation. Any of these risks could have a material adverse effect on our business, financial condition, results of operations, or prospects.

Risks Related to Apexigen’s Employee Matters, Managing Growth and Other Risks Related to Apexigen’s Business

Our success is highly dependent on the services of our President and Chief Executive Officer, Dr. Xiaodong Yang, and our other senior management, and our ability to attract and retain highly skilled executive officers and employees.

To succeed, we must recruit, retain, manage, and motivate qualified clinical, scientific, technical, and management personnel, and we face significant competition for experienced personnel, especially in the biotechnology industry in the San Francisco Bay Area of California. We are highly dependent on the principal members of our management and scientific and medical staff, particularly our President and Chief Executive Officer, Dr. Xiaodong Yang. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and harm our operating results. In particular, the loss of one or more of our executive officers, including Dr. Yang, could be detrimental to us if we cannot recruit suitable replacements in a timely manner. The competition for qualified personnel in the biotechnology field is intense and as a result, we may be unable to continue to attract and retain qualified personnel necessary for the future success of our business. In addition to competition for personnel, the San Francisco Bay Area in particular is characterized by a high cost of living. We could in the future have difficulty attracting experienced personnel to our company and may be required to expend significant financial resources in our employee recruitment and retention efforts.

Many of the other biotechnology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover, develop, and commercialize our product candidates will be limited and the potential for successfully growing our business will be harmed.

In order to successfully implement our plans and strategies, we will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As of March 31, 2021, Apexigen had 27 full-time employees, 20 of whom were engaged in research and development activities. In order to successfully implement our development and commercialization plans and strategies, and as we transition into operating as a public company after the business combination, we expect to need additional managerial, operational, sales, marketing, financial, and other personnel. Future growth would impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining, and motivating additional employees;

•

managing our internal development efforts effectively, including the clinical and FDA and EMA review process for our current and any future product candidates, while complying with any contractual obligations to contractors and other third parties we may have; and

•	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to successfully develop and, if approved, commercialize our current and any future product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of clinical management and manufacturing. We cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by third party service providers is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not obtain marketing approval of our current and any future product candidates or otherwise advance our business. We cannot assure you that we will manage our existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and/or engaging additional third-party service providers, we may not successfully implement the tasks necessary to further develop and commercialize our current and any future product candidates and, accordingly, may not achieve our research, development, and commercialization goals.

If we are unable to establish sales or marketing capabilities or enter into agreements with third parties to sell or market our product candidates after any approvals, we may not successfully sell or market our product candidates that obtain regulatory approval.

We currently do not have and have never had a marketing or sales team for the marketing, sales and distribution of any of our product candidates that may obtain regulatory approval in the future. In order to commercialize any product candidates, we must build marketing, sales, distribution, managerial, and other non-technical capabilities or make arrangements with third parties to perform these services for each of the territories in which we may have approval to sell or market our product candidates. We may not be successful in accomplishing these required tasks.

Establishing an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates will be expensive and time-consuming, and will require significant attention of our executive officers to manage. Any failure or delay in the development of our internal sales, marketing, and distribution capabilities could adversely impact the commercialization of any of our product candidates that we obtain approval to market, if we do not have arrangements in place with third parties to provide such services on our behalf. Alternatively, if we choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems, we will be required to negotiate and enter into arrangements with such third parties relating to the proposed collaboration. If we are unable to enter into such arrangements when needed on acceptable terms, or at all, we may not successfully commercialize any of our product candidates that receive regulatory approval or any such commercialization may experience delays or limitations. If we are unable to successfully commercialize our approved product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

Our anticipated international operations may expose us to business, regulatory, political, operational, financial, pricing, and reimbursement risks associated with doing business outside of the United States.

Our business strategy incorporates potential international expansion as we seek to obtain regulatory approval for, and commercialize, our current and any future product candidates in patient populations outside the United States. If our product candidates are approved, we may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including:

•

multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits and licenses;

•	failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;

•	rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining protection and enforcing our intellectual property;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors, or patient self-pay systems;

•	limits in our ability to penetrate international markets;

•

financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products, and exposure to foreign currency exchange rate fluctuations;

•	natural disasters, political and economic instability, including wars, terrorism, and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation, and insurance; and

•

regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the FCPA, its accounting provisions or its anti-bribery provisions, or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

Risks Related to Apexigen’s Intellectual Property

If we are unable to obtain, maintain or protect intellectual property rights in any products we develop and in our technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, third parties could develop and commercialize products and technology similar or identical to ours, and we may not compete effectively in our market.

Our success depends in significant part on our and our current or future licensors’ ability to obtain, maintain and protect patents and other intellectual property rights and operate without infringing, misappropriating, or otherwise violating the intellectual property rights of others. We have filed numerous patent applications both in the United States and in foreign jurisdictions to obtain patent rights to inventions we have developed that are important to our business, including related to our product candidates. We have also licensed from third parties rights to patents and other intellectual property, including from Epitomics, Inc., an Abcam Company (Epitomics), with respect to rabbit monoclonal antibodies generated using Epitomics’ technology in the field of pharmaceutical products for human or veterinary use. If we or our licensors are unable to obtain or maintain patent protection with respect to such inventions and technology, our business, financial condition, results of operations, and prospects could be materially harmed.

The patent prosecution process is expensive, time-consuming, and complex, and we and our current or future licensors may not prepare, file, prosecute, maintain, and enforce all necessary or desirable patent applications at a reasonable cost or in a timely manner. Patents may be invalidated and patent applications may not be granted for a number of reasons, including known and unknown prior art, deficiencies in the patent applications or the lack of novelty of the underlying inventions or technology. It is also possible that we or our current and future licensors will fail to identify patentable aspects of inventions made in the course of research, development and commercialization activities in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research, development, and commercialization activities, such as our employees, collaborators, CROs, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such activities before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our current or future licensors were the first to make the inventions claimed in our owned or any licensed patents or patent applications, or that we or our current or future licensors were the first to file for patent protection of such inventions.

Moreover, in some circumstances, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement, and defense of patents and patent applications covering technology that we license from third parties and are reliant on our current and future licensors. For example, pursuant to our license agreement with Epitomics, Inc., Epitomics is responsible for the filing, prosecution and maintenance of the patents and patent applications licensed to us. Therefore, these patents and applications may not be prepared, filed, prosecuted, maintained, enforced and defended in a manner consistent with the best interests of our business. If our current or future licensors fail to prosecute, maintain, enforce or defend such patents and other intellectual property rights, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our product candidates that are the subject of such licensed rights could be adversely affected.

The patent position of biotechnology companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’ patent rights are highly uncertain. Our and our current or future licensors’ pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Moreover, the patent examination process may require us or our current and future licensors to narrow the scope of the claims of our or our current and future licensors’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. Additionally, the scope of patent protection can be reinterpreted after issuance. Even if our or our current or future licensors’ pending and future patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we hold or in-license may be challenged, narrowed, circumvented, or invalidated by third parties in court or in patent offices in the United States and abroad. Our and our current or future licensors’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology. Our competitors or other third parties may also circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

We cannot assure you that we have found all of the potentially relevant prior art relating to our patents and patent applications. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application. For example, there are a number of third-party patents and patent applications relating to the engineering of antibodies, including with respect to the CD40 binding and fragment crystallizable (Fc) domains, that may have earlier priority or publication dates and may be asserted as prior art against our patents and patent applications. Even if our patents do issue and even if such patents cover our product candidates, third parties may initiate oppositions, interferences, re-examinations, post-grant reviews, inter partes reviews, nullification or derivation actions in court or before patent offices, or similar proceedings challenging the inventorship, validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated. An adverse determination in any such proceeding or litigation could reduce the scope of, or invalidate, the patent rights we own or license, allow third parties to commercialize our technology or products and compete directly with us, without payment to us.

Moreover, we, or our current or future licensors, may have to participate in interference proceedings declared by the United States Patent and Trademark Office (USPTO) to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge priority of invention or other features of patentability. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and product candidates, including sotigalimab. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Consequently, we do not know whether any of our technology or product candidates will be protectable or remain protected by valid and enforceable patents.

Because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we or our current and future licensors were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications on or before March 15, 2013, an interference proceeding in the United States can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. If third parties have filed such applications after March 15, 2013, a derivation proceeding in the United States can be initiated by such third parties to determine whether our invention was derived from theirs. Even where we have a valid and enforceable patent, we may not exclude others from practicing our invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license.

We may not protect our intellectual property rights throughout the world.

Filing, prosecuting, enforcing, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our or our current and future licensors’ intellectual property rights may not exist in some countries outside the United States or may be less extensive in some countries than in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we and our current and future licensors may not prevent third parties from practicing our and our current or future licensors’ inventions in all countries outside the United States, or from selling or importing products made using our and our current or future licensors’ inventions in and into the United States or other jurisdictions. Competitors may use our and our current or future licensors’ technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we and our current and future licensors have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our and our current or future licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us and our current and future licensors to stop the infringement of our and our current or future licensors’ patents or marketing of competing products in violation of our and our current or future licensors’ intellectual property and proprietary rights generally. Proceedings to enforce our and our current or future licensors’ intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our and our current or future licensors’ efforts and attention from other aspects of our business, could put our and our current or future licensors’ patents at risk of being invalidated or interpreted narrowly, could put our and our current or future licensors’ patent applications at risk of not issuing, and could provoke third parties to assert claims against us or our current and future licensors. We or our current and future licensors may not prevail in any lawsuits that we or our current and future licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Some jurisdictions may refuse to honor intellectual property rights due to legislation or geopolitical reasons, such as Russia recently stating that it will not honor patent rights of companies from countries that have imposed sanctions on Russia in response to the war in Ukraine. Accordingly, our and our current and future licensors’ efforts to enforce intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or our current and future licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time-consuming, and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (Leahy-Smith Act), could increase those uncertainties and costs. The Leahy-Smith Act includes provisions that affect the way patent applications are prosecuted, redefine prior art, and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and may also affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. In addition, assuming that other requirements for patentability are met, prior to March 15, 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 15, 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on any issued patent or patent application are due to be paid to the USPTO and various government patent agencies outside of the United States in several stages over the lifetime of our owned or licensed patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent lapse can, in some cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If we or our current and future licensors fail to maintain the patents and patent applications covering our product candidates, our patent protection could be reduced or eliminated and our competitors might be better able to enter the market with competing products or technology, which could have a material adverse effect on our business, financial condition, results of operation, and prospects.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose the ability to continue the development and commercialization of our product candidates.

We are a party to a number of intellectual property and technology licenses that are important to our business. For example, Apexigen obtained an exclusive license from Epitomics under certain intellectual property related to rabbit monoclonal antibodies generated using Epitomics’ technology in the field of pharmaceutical products for human or veterinary use that has certain ongoing payment and other obligations even though the license agreement has now expired. In addition, if we fail to comply with our obligations under these technology agreements, including payment and diligence terms, or other specified events occur such as our insolvency, our current and future licensors may have the right to terminate these agreements, in which event we may not develop, manufacture, market or sell any product that is covered by these agreements or may face other penalties under the agreements. Such an occurrence could adversely affect the value of the technology or product candidate being developed or licensed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements, which may not be available to us on equally favorable terms, or at all, or cause us to lose our rights under these agreements, including our rights to intellectual property or technology important to our development programs.

Disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under our existing collaborative development relationships and any collaboration relationships we might enter into in the future;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our current and future licensors and us; and

•	the priority of invention of patented technology.

In addition, the agreements under which Apexigen licenses intellectual property or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, result of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

We may not succeed in obtaining necessary rights to any product candidates we may develop through acquisitions and in-licenses.

A third party may hold intellectual property, including patent rights, that are important or necessary to the development of our current or future product candidates. In order to avoid infringing these third-party patents, we may find it necessary or prudent to obtain licenses from such third-party intellectual property holders. Moreover, we may need to obtain additional licenses from our existing licensors and others to advance our research or allow commercialization of product candidates we may develop. In addition, with respect to any patents we co-own with third parties, we may require licenses to such co-owners’ interest to such patents. However, we may be unable to secure such licenses or otherwise acquire or in-license any compositions, methods of use, processes, or other intellectual property rights from third parties that we identify as necessary for product candidates we develop. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. As a result, we may be unable to obtain any such licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to redesign our technology, product candidates, or the methods for manufacturing them, or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could harm our business, financial condition, results of operations, and prospects significantly. In addition, even if we obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Moreover, some of our owned and in-licensed patents and patent applications are, and may in the future be, co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may license their rights to other third parties, including our competitors, and such third parties could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Third parties may initiate legal proceedings against us alleging that we infringe, misappropriate, or otherwise violate their intellectual property rights, or we may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, the outcome of which would be uncertain and could have an adverse effect on the success of our business.

Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates and use our and our current or future licensors’ proprietary technologies without infringing, misappropriating, or otherwise violating the intellectual property rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Third parties may initiate legal proceedings against us or our current and future licensors alleging that we or our current and future licensors infringe, misappropriate, or otherwise violate their intellectual property rights. In addition, we or our current and future licensors may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, including in oppositions, interferences, reexaminations, inter partes reviews, or derivation proceedings in the United States or other jurisdictions. These proceedings can be expensive and time-consuming, and many of our or our current and future licensors’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our current and future licensors.

There are third-party patents and, if issued as patents, patent applications relating to the engineering of antibodies, including with respect to CD40 and Fc domains, that may be construed to cover our product candidates, including sotigalimab. The third parties that control these patents may allege that our product candidates, including sotigalimab, infringe these patents. Parties making infringement, misappropriation, or other intellectual property claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. In addition, even if we believe any third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of validity, enforceability, priority, or non-infringement. A court of competent jurisdiction could hold that such third-party patents are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any of our products or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such third-party U.S. patents in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. An unfavorable outcome could require us or our current and future licensors to cease using the related technology or developing or commercializing our product candidates, or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us or our current and future licensors a license on commercially reasonable terms or at all. Even if we or our current and future licensors obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us or our current and future licensors, and it could require us to make substantial licensing and royalty payments. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent. A finding of infringement, misappropriation, or other violation of third-party intellectual property could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on our business, financial condition, results of operations, and prospects.

We may be subject to claims by third parties asserting that we or our employees, consultants, or advisors have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our employees, consultants, and advisors, including our senior management, were previously employed at other biopharmaceutical companies, including our competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure, and/or non-competition agreements in connection with such previous employment. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms, or at all. Even if we successfully prosecute or defend against such claims, litigation could result in substantial costs and distract management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our inability to protect our confidential information and trade secrets would harm our business and competitive position.

In addition to seeking patents for some of our technology and products, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Trade secrets can be difficult to protect. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors, and other third parties. We also enter into confidentiality agreements with our employees and consultants. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not obtain adequate remedies for such breaches. Misappropriation or unauthorized disclosure of our trade secrets could significantly affect our competitive position and may have a material adverse effect on our business. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. Some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Furthermore, trade secret protection does not prevent competitors from independently developing substantially equivalent information and techniques and we cannot guarantee that our competitors will not independently develop substantially equivalent information and techniques. If a competitor lawfully obtained or independently developed any of our trade secrets, we would have no right to prevent such competitor from using that technology or information to compete with us. Failure on our part to adequately protect our trade secrets and our confidential information would harm our business and our competitive position.

Issued patents covering one or more of our product candidates or technologies could be found invalid or unenforceable if challenged in court.

To protect our competitive position, we may from time to time need to resort to litigation in order to enforce or defend any patents or other intellectual property rights owned by or licensed to us, or to determine or challenge the scope or validity of patents or other intellectual property rights of third parties. Enforcement of intellectual property rights is difficult, unpredictable, and expensive, and many of our or our licensors’ or collaboration partners’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our licensors or collaboration partners can. Accordingly, despite our or our licensors’ or collaboration partners’ efforts, we or our licensors or collaboration partners may not prevent third parties from infringing upon or misappropriating intellectual property rights we own or control, particularly in countries where the laws may not protect those rights as fully as in the European Union and the United States. We may fail in enforcing our rights—in which case our competitors may be permitted to use our technology without being required to pay us any license fees. In addition, however, litigation involving our patents carries the risk that one or more of our patents will be held invalid (in whole or in part, on a claim-by-claim basis) or held unenforceable. Such an adverse court ruling could allow third parties to commercialize our products or use our technologies, including our APXiMAB platform, and then compete directly with us, without payment to us.

If we or one of our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our products, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States or in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. A claim for a validity challenge may be based on failure to meet any of several statutory requirements, for example, lack of novelty, obviousness, or non-enablement. A claim for unenforceability could involve an allegation that someone connected with prosecution of the patent withheld relevant information from the European Patent Office or the USPTO or made a misleading statement, during prosecution. Third parties may also raise similar claims before the USPTO or an equivalent foreign body, even outside the context of litigation. Potential proceedings include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our technology or any product candidates that we may develop. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our licensing partners and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our product candidates or certain aspects of our APXiMAB platform technologies. Such a loss of patent protection could have a material adverse impact on our business, financial condition, results of operations, and prospects. Further, litigation could result in substantial costs and diversion of management resources, regardless of the outcome, and this could harm our business and financial results. Patents and other intellectual property rights also will not protect our technology if competitors design around our protected technology without infringing our patents or other intellectual property rights.

We may become involved in disputes or lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming, unsuccessful, and lead to challenges to our intellectual property ownership.

Competitors and other third parties may infringe, misappropriate, or otherwise violate our issued patents or other intellectual property or the patents or other intellectual property of our licensors, or we or our licensors may be required to defend against claims of infringement, misappropriation, or other violation. In addition, our patents or the patents of our licensors may become involved in inventorship or priority disputes. Other disputes may arise related to intellectual property rights that we believe are derived from, or related to, our patents or technology, including with respect to sotigalimab. For example, Apexigen is aware of certain patent applications filed by a former collaborator covering biomarkers and patient selection discoveries related to our sotiga program. Apexigen believes that we own the intellectual property covered by these provisional patent applications. We are in discussions with the former collaborator to assign their rights in this intellectual property to us, but there is no guarantee that we will come to a satisfactory resolution of this matter.

To counter infringement, misappropriation, or other unauthorized use, we or our licensors may be required to negotiate a solution to such dispute or file infringement claims, either of which can be expensive and time-consuming. Any claims we or our licensors assert against perceived infringers could provoke these parties to assert counterclaims against us or our licensors alleging that we or our licensors infringe their patents or that our or our licensors’ patents are invalid or unenforceable. In a patent infringement proceeding, a court may decide that a patent of ours or one of our licensors’ is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our or our licensors’ patents do not cover the technology. An adverse result in any litigation proceeding could put one or more of our owned or licensed patents at risk of being invalidated, held unenforceable, or interpreted narrowly.

We may find it impractical or undesirable to enforce our intellectual property against some third parties. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our or our licensors’ patents or patent applications. If we or our licensors are unsuccessful in any interference proceedings to which we or they are subject, we may lose valuable intellectual property rights through the loss of one or more patents owned or licensed or our owned or licensed patent claims may be narrowed, invalidated, or held unenforceable. If we or our licensors are unsuccessful in any interference proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority of inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the product candidates we may develop. The loss of exclusivity or narrowing of our owned or licensed patent claims could limit our ability to stop others from using or commercializing similar or identical technology and products.

Any of the foregoing intellectual property disputes or litigation could result in a material adverse effect on our business, financial condition, results of operations, or prospects.

Intellectual property litigation or proceedings could cause us to spend substantial resources and distract our personnel.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims could result in substantial costs and diversion of management resources, which could harm our business. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs or in-license needed technology or other product candidates. There could also be public announcements of the results of the hearing, motions or other interim proceedings or developments. If securities analysts or investors perceive those results to be negative, it could cause the price of shares of our common stock to decline. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not prevent third parties from infringing upon, misappropriating, or otherwise violating our intellectual property. Any of the foregoing events could harm our business, financial condition, results of operations, and prospects.

If we do not obtain patent term extension or data exclusivity for any product candidates we may develop, our business may be materially harmed.

Patents have a limited lifespan. Due to the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from competitive medications, including biosimilar or generic medications. For example, certain of our owned patents that cover sotigalimab will begin to expire in 2032, absent extensions, in the United States and similar patent applications are pending in foreign jurisdictions. At the time of the expiration of the relevant patents, the underlying technology covered by such patents can be used by any third party, including competitors. Although the patent term extensions under the Drug Price Competition and Patent Term Restoration Action of 1984 (Hatch-Waxman Act) in the United States may be available to extend the patent term, we cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long.

Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates we may develop, one or more of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.

If our trademark and tradenames are not adequately protected, then we may not build name recognition in our markets and our business may be adversely affected.

We cannot assure you that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. We cannot assure you that any future trademark applications that we will file will be approved. During trademark registration proceedings, we may receive rejections and although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and in proceedings before comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. An opposition or cancellation proceeding may be filed against our trademarks and our trademarks may not survive such proceedings, which may force us to rebrand our name.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

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others may make products that are similar to any product candidates we may develop or utilize similar technology but that are not covered by the claims of the patents that we license or may own in the future;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

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our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable; and

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Risks Related to Apexigen’s Dependence on Third Parties

We rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies.

We do not have the ability to independently conduct our clinical trials. Apexigen currently relies on third parties to conduct clinical trials of its product candidates, including ISTs sponsored by third parties; these third parties also include CROs, clinical data management organizations, medical institutions and clinical investigators. We expect to continue to rely upon third parties to conduct additional clinical trials of our product candidates. Third parties have a significant role in the conduct of our clinical trials and the subsequent collection and analysis of data. These third parties are not our employees, and except for remedies available to us under our agreements, we have limited ability to control the amount or timing of resources that any such third party will devote to our clinical trials. In some cases, these third parties may not provide us with information about the ongoing clinical trials on a timely basis. The third parties may also violate the terms of the agreements governing such clinical trials in various ways, including asserting intellectual property rights that contractually belong to Apexigen. Some of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it would delay our drug development activities.

Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. The EMA also requires us to comply with similar standards. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, EMA, or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under current GMP regulations. Our failure or the failure of the third parties we engage to comply with these regulations may require us to repeat clinical trials, which would delay the marketing approval process. We also are required to register certain ongoing clinical trials and post the results of certain completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity, and civil and criminal sanctions.

The third parties we rely on for these services may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

We contract with third parties for the production of sotigalimab and our other product candidates for preclinical studies and our ongoing clinical trials, and expect to continue to do so for additional clinical trials and ultimately for commercialization and for additional product candidates. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or drugs or such quantities at an acceptable cost, which could delay, prevent, or impair our development or commercialization efforts.

We do not currently have the infrastructure or internal capability to manufacture our product candidates for use in clinical development and commercialization. We rely, and expect to continue to rely, on third-party manufacturers for the production of our product candidates in compliance with GMP requirements for clinical trials under the guidance of members of our organization. Apexigen currently relies on a single third-party manufacturer, WuXi Biologics (Hong Kong) Limited (“WuXi”), for the manufacture of our product candidates sotiga and APX601. We expect the quantity and stability of our current supply of sotiga from that prior manufacturer will be sufficient to supply our currently ongoing clinical trials through mid-2023. We plan to undertake our first drug substance manufacturing run at WuXi in mid-2022. If WuXi successfully manufactures sotiga and the FDA and other relevant regulatory authorities approve our comparability protocol, we expect to have sotiga drug product ready for clinical use by mid-2023. If WuXi experiences delays in manufacturing or does not successfully manufacture sotiga or the FDA or other relevant regulatory authorities do not accept our comparability protocol, we may run out of sotiga drug product to supply the clinical development of sotiga by mid-2023.

The manufacture of biologic therapeutics is complex. It is anticipated that during development from early clinical trials to commercialization that changes to the manufacturing cell line, manufacturing process or analytical methods will occur. These changes carry the risk that the intended goals of such changes are not achievable and that further development work may be needed to reach these goals, which may delay our ability to meet clinical or commercial supply needs. Our change in the manufacturing site, cell line, process and analytical methods for sotiga represent a specific elevated risk for the sotiga program. However, Apexigen currently has no alternative manufacturer in place for sotiga and APX601 drug substance and drug product. For the APX601 product candidate, we have successfully completed drug substance runs at WuXi and expect to have APX601 clinical material ready for use in the second half of 2022.

If we were to experience an unexpected loss of supply of our product candidates for any reason, whether as a result of manufacturing, supply, or storage issues or otherwise, we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials, such as occurred with the prior switchover by Apexigen to a new contract manufacturer. Replacement of our sole manufacturer would likely result in substantial delay and could interrupt our clinical trials if we had not previously obtained enough supply of our product candidates.

We expect to continue to rely on third-party manufacturers for the commercial supply of any of our product candidates for which we obtain marketing approval. We may be unable to maintain or establish required agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	the possible failure of the third party to manufacture our product candidates according to our specifications;

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the possible failure of the third party to manufacture our product candidate according to our schedule, or at all, including if our third-party contractors give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of the agreements between us and them;

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the possible failure of our third-party manufacturer to procure raw materials from third-party suppliers and potential exposure to supply chain issues impacting delivery dates, quality, quantity and pricing of raw materials, including due to the COVID-19 pandemic, which may result in additional costs and delays in production of clinical trial materials, commercial product and regulatory approvals;

•	the possible termination or nonrenewal of agreements by our third-party contractors at a time that is costly or inconvenient for us;

•	the possible breach by the third-party contractors of our agreements with them;

•	the failure of third-party contractors to comply with applicable regulatory requirements;

•	the possible mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or placebo not being properly identified;

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the possibility of clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions, or, following approval by regulatory authorities, of drug supplies not being distributed to commercial vendors in a timely manner, resulting in lost sales; and

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how.

We do not have control over many aspects of the manufacturing process of, and are dependent on, our contract manufacturing partners, including WuXi, for compliance with GMP regulations for manufacturing both active drug substances and finished drug products. Third-party manufacturers may not comply with GMP regulations or similar regulatory requirements outside of the United States. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, EMA, or others, they will not secure and/or maintain marketing approval for their manufacturing facilities. In addition, we do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance, and qualified personnel. If the FDA, EMA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain marketing approval for, or market our product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions, and criminal prosecutions, any of which could significantly and adversely affect supplies of our drugs and harm our business and results of operations.

Our current and anticipated future dependence upon others for the manufacture of our product candidates or drugs may adversely affect our future profit margins and our ability to commercialize any drugs that receive marketing approval on a timely and competitive basis.

We may not gain the efficiencies we expect from further scale-up of manufacturing of our product candidates, and our third-party manufacturers may be unable to successfully scale up manufacturing in sufficient quality and quantity for our product candidates, which could delay or prevent the conducting of our clinical trials or the development or commercialization of our other product candidates.

We expect that our third-party manufacturer, WuXi, will manufacture our product candidates at a scale and on a timeline that is sufficient for us to complete our planned clinical trials and, if we receive marketing approval, to commercialize our product candidates, including sotigalimab, for the indications we are currently targeting. However, we may consider increasing the batch scale to gain cost efficiencies. If our current manufacturer or any other manufacturer we use is unable to scale-up the manufacture of our product candidates at such time, we may not gain such cost efficiencies and may not realize the benefits that would typically be expected from further scale-up of manufacturing. In addition, quality or other technical issues may arise during scale-up activities. If our third-party manufacturers are unable to successfully scale up the manufacture of our product candidates in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or become infeasible, and marketing approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm our business.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates progress through preclinical and late-stage clinical trials to marketing approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield, manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. The FDA may not approve our third-party manufacturers’ processes or facilities. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates, and jeopardize our ability to commercialize our product candidates and generate revenue.

We have and may in the future enter into additional agreements with third parties under which those parties have or will be granted a license to develop product candidates discovered using our APXiMAB platform. If any such programs are not successful or if disputes arise related to such programs, we may not realize the full commercial benefits from such programs.

A pipeline of several product candidates has been discovered using the APXiMAB platform and licensed to third parties, including larger global biopharmaceutical companies and mid-sized regional or China-focused companies. Our likely counterparties for future licensing and collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, and biotechnology companies. Such arrangements generally allow the licensing parties to control the amount and timing of resources that they dedicate to the development or potential commercialization of any product candidates they develop from the technology we have licensed to them, subject to any territorial or field of use restrictions in the license. In addition, Apexigen partnered with ESBATech AG, which was acquired by Alcon and later Novartis to provide rabbit monoclonal antibodies in order to develop product candidates for certain diseases.

We typically negotiate milestone payments and royalty fees from our licensees that will require various levels of success with their product candidate development program in order for us to generate revenue from them. Our ability to generate revenue from these licensing arrangements will depend on our counterparties’ abilities to successfully develop and commercialize the product candidates they are developing. We cannot predict the success of any licensing program that we enter into or whether such program will lead to any meaningful milestone or royalty revenue to us.

Licensing programs involving third-party development of product candidates derived from our licensed technology pose the following risks to us:

•	counterparties generally have significant discretion, if not total control, in determining the efforts and resources that they will apply to these development efforts;

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counterparties may not properly or adequately obtain, maintain, enforce, or defend intellectual property or proprietary rights relating to our intellectual property or may use our proprietary information in such a way as to expose us to potential litigation or other intellectual property-related proceedings, including proceedings challenging the scope, ownership, validity, and enforceability of our intellectual property;

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counterparties may own or co-own with us intellectual property covering their product candidates, and, in such cases, we typically will not have the exclusive right to commercialize such intellectual property or their product candidates based on the terms of the licensing agreement;

•	we may need the cooperation of these counterparties to enforce or defend any intellectual property we contribute to the program;

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counterparties typically will control the interactions with regulatory authorities related to their product candidates, which may impact our ability to obtain and maintain regulatory approval of our own product candidates;

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disputes may arise between the counterparties and us that result in the delay or termination of the research, development, or commercialization of our product candidates or research programs or that result in costly litigation or arbitration that diverts management attention and resources;

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counterparties may decide to not pursue development and commercialization of any product candidates that are derived from our licensed technology, or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the counterparties’ strategic focus or available funding or external factors such as an acquisition that diverts resources or creates competing priorities, or counterparties may elect to fund or commercialize a competing product;

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counterparties could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates or research programs if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•	counterparties may not commit sufficient resources to the marketing and distribution of their product candidates, resulting in lower royalties to us;

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counterparties may grant sublicenses to our technology or undergo a change of control, and the sublicensees or new owners may decide to pursue a strategy with respect to the program which is not in our best interest;

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counterparties may become bankrupt, which may significantly delay our research or development programs, or may cause us to lose access to valuable technology, know-how, or intellectual property of the counterparty relating to our technology in relation to the terms of the licensing agreement;

•	if these counterparties do not satisfy their obligations under our agreements with them, or if they terminate our licensing agreements with them, we may be adversely impacted; and

•	licensing agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all.

Beovu® is a drug product developed by Novartis covered under the ESBATech Agreement with Apexigen. Novartis obtained approval for Beovu for use in neovascular (wet) age-related macular degeneration (AMD) and as a treatment of visual impairment due to diabetic macular edema, Novartis continues to develop Beovu for other indications. Under the terms of the ESBATech agreement, Novartis is obligated to pay Apexigen a very low single-digit royalty on worldwide net sales of Beovu. However, Novartis has disputed its obligation to pay royalties to Apexigen under the agreement and continues to pay such royalties under protest. As a result, Apexigen has determined that any sales-based royalties received from Novartis for Beovu are currently fully constrained, and Apexigen has recorded the royalty proceeds as deferred revenue on its balance sheet, with the amounts totaling $3.6 million as of December 31, 2021. If the dispute with Novartis regarding their royalty obligations is not settled favorably through negotiation or if the parties escalate the dispute through arbitration or litigation, there is no guarantee that we will recognize such historic and future royalty revenue in part or at all, we may be required to return the cash received to date for the constrained royalty payments, we may not receive future payments, and we may incur substantial costs and distraction of management related to such dispute. While this dispute continues, the Beovu royalty rights will be impaired which will limit our ability to exercise ownership over or monetize this royalty stream, all of which could have an adverse effect on our business, financial condition, and results of operations.

Many of the risks relating to product development, intellectual property, regulatory approval, and commercialization described in this “Risk Factors” section also apply to the activities of our licensees and any negative impact on these counterparties and their product development programs may adversely affect us.

If we seek to establish additional collaborations, but are unable to do so, we may have to alter our development and commercialization plans.

Our drug development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. We may seek to selectively form collaborations to expand our capabilities, potentially accelerate research and development activities, and provide for commercialization activities by third parties.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, EMA, or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to our ownership of intellectual property and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Even if we successfully enter into a collaboration, the terms and conditions of that collaboration may restrict us from entering into future agreements on certain terms with potential collaborators.

If and when we seek to enter into collaborations, we may not negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization, or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense.

If we engage in acquisitions or strategic partnerships or collaborations, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate various acquisition opportunities and strategic partnerships or collaborations, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

•	exposure to unknown liabilities;

•	increased operating expenses and cash requirements;

•	the assumption of additional indebtedness or contingent liabilities;

•	the issuance of our equity securities;

•	assimilation of operations, intellectual property, and products of an acquired company, including costs and difficulties associated with integrating new personnel;

•	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

•	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

•	impairment of relationships with key collaborators and other counterparties of any acquired businesses due to changes in management and ownership;

•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and

•

our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses, and acquire intangible assets that could result in significant future amortization expense. Moreover, we may not locate suitable acquisition opportunities, and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business.

Other General Risks Applicable to Apexigen

The COVID-19 pandemic could adversely impact our business including our ongoing and planned clinical trials and preclinical research.

In December 2019, COVID-19 was reported to have surfaced in Wuhan, China. Since then, the virus has spread across the world, including all 50 states within the United States, resulting in the World Health Organization characterizing COVID-19 as a pandemic. Variants of COVID-19, including most recently the Delta and Omicron variants, have caused waves of increased infections during the pandemic and future variants could cause additional waves of increased infections. As a result of measures imposed by the governments in affected regions, many commercial activities, businesses and schools have been affected by quarantines and other measures intended to contain the pandemic and subsequent variants of the COVID-19 virus. The extent to which the COVID-19 pandemic ultimately impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, such as the duration of the outbreak, including current and subsequent variants of COVID-19, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease and to address its impact, including on financial markets or otherwise. As the COVID-19 pandemic continues, we may experience disruptions that could severely impact our business, current and planned clinical trials and preclinical research, including:

•

delays or difficulties in enrolling and retaining subjects, including elderly subjects, who are at a higher risk of severe illness or death from COVID-19, in our ongoing clinical trials and our future clinical trials;

•	delays or difficulties in clinical site initiation, including due to difficulties in staffing and recruiting at clinical sites;

•	difficulties interpreting data from our clinical trials due to the possible effects of COVID-19 on subjects;

•

diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of clinical trials;

•	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others;

•

limitations in resources, including our employees, that would otherwise be focused on the conduct of our business or our current or planned clinical trials or preclinical research, including because of sickness, the desire to avoid contact with large groups of people, or restrictions on movement or access to our facility as a result of government-imposed “shelter in place” or similar working restrictions;

•

interruptions, difficulties or delays arising in our existing operations and company culture as a result of some or all of our employees working remotely, including those hired during the COVID-19 pandemic;

•	delays in receiving approval from regulatory authorities to initiate our clinical trials;

•	interruptions in preclinical studies due to restricted or limited operations at the CROs conducting such studies;

•	interruptions or delays in the operations of the FDA or other domestic or foreign regulatory authorities, which may impact review and approval timelines;

•	delays in receiving the supplies, materials and services needed to conduct clinical trials and preclinical research;

•

changes in regulations as part of a response to the COVID-19 pandemic which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs or require us to discontinue the clinical trial altogether;

•	interruptions or delays to our development pipeline;

•

delays in necessary interactions with regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government or contractor personnel; and

•	refusal of the FDA to accept data from clinical trials in affected geographies outside of the United States.

The COVID-19 pandemic continues to pose a threat on our ability to effectively conduct our business operations as planned and there can be no assurance that we will avoid a material impact on our business from the spread of COVID-19 or its consequences, including disruption to our business and downturns in business sentiment generally or in our industry or due to shutdowns that may be requested or mandated by federal, state and local governmental authorities.

Additionally, certain third parties with whom we engage or may engage, including collaborators, contract organizations, third-party manufacturers, suppliers, clinical trial sites, regulators and other third parties are similarly adjusting their operations and assessing their capacity in light of the COVID-19 pandemic. If these third parties experience shutdowns or continued business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted. For example, as a result of the COVID-19 pandemic, there could be delays in the procurement of materials or manufacturing supply chains for one or more of our product candidates, which could delay or otherwise impact our preclinical studies and our planned clinical trials. Additionally, all of our preclinical studies are conducted by CROs, which could be discontinued or delayed as a result of the pandemic. It is also likely that the disproportionate impact of COVID-19 on hospitals and clinical sites will have an impact on recruitment and retention for our planned clinical trials. CROs have also made certain adjustments to the operation of such trials in an effort to ensure the monitoring and safety of patients and minimize risks to trial integrity during the pandemic in accordance with the guidance issued by the FDA and may need to make further adjustments in the future that could impact the timing or enrollment of our clinical trials. Many of these adjustments are new and untested, may not be effective, may increase costs and may have unforeseen effects on the enrollment, progress and completion of these trials and the findings from these trials. While we are currently continuing our clinical trials and preclinical studies, we may experience delays in the completion of our clinical trials, preclinical activities and subject enrollment, may need to suspend our clinical trials and may encounter other negative impacts to such trials due to the effects of the COVID-19 pandemic.

Further, as a result of the COVID-19 pandemic, the extent and length of which is uncertain, we may be required to develop and implement additional clinical trial policies and procedures designed to help protect subjects from the COVID-19 virus, which may include using telemedicine visits, remote monitoring of subjects and clinical sites and measures to ensure that data from clinical trials that may be disrupted as a result of the pandemic are collected pursuant to the study protocol and consistent with GCPs. Subjects who may miss scheduled appointments, any interruption in study drug supply, or other consequences that may result in incomplete data being generated during a clinical trial as a result of the pandemic must be adequately documented and justified. For example, in March 2020, the FDA issued a guidance, which the FDA subsequently updated, on conducting clinical trials during the pandemic, which describes a number of considerations for sponsors of clinical trials impacted by the pandemic, including the requirement to include in the clinical trial report contingency measures implemented to manage the trial, and any disruption of the trial as a result of the COVID-19 pandemic; a list of all subjects affected by the COVID-19-pandemic related study disruption by unique subject identifier and by investigational site and a description of how the individual’s participation was altered; and analyses and corresponding discussions that address the impact of implemented contingency measures (e.g., participant discontinuation from investigational product and/or study, alternative procedures used to collect critical safety and/or efficacy data) on the safety and efficacy results reported for the clinical trial. In June 2020, the FDA also issued a guidance on good manufacturing practice considerations for responding to COVID-19 infection in employees in drug product manufacturing, including recommendations for manufacturing controls to prevent contamination of drugs.

The COVID-19 pandemic continues to rapidly evolve. While the extent of the impact of the COVID-19 pandemic on our business and financial results is uncertain, a continued and prolonged public health crisis such as the COVID-19 pandemic could have a material negative impact on our business, financial condition and operating results.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this section and in this “Risk Factors” section.

Our internal computer systems, or those used by our third-party research institution collaborators, other contractors, or consultants, may fail or suffer other breakdowns, cyberattacks or information security breaches that could compromise the confidentiality, integrity and availability of such systems and data, result in material disruptions of our development programs and business operations, risk disclosure of confidential, financial or proprietary information, and affect our reputation.

Despite the implementation of security measures, our internal computer systems or those used by our third-party research institution collaborators, other contractors, or consultants, may be vulnerable to damage from computer viruses and unauthorized access. As the cyber-threat landscape evolves, attacks are growing in frequency, sophistication, and intensity, and are becoming increasingly difficult to detect. These risks are increased given the recent work from home arrangements because of the COVID-19 pandemic and the threats of Russian cyberattacks in response to the war in Ukraine. Such attacks could include the use of key loggers or other harmful and virulent malware, including ransomware or other denials of service, and can be deployed through malicious websites, the use of social engineering, and/or other means. If a breakdown, cyberattack, or other information security breach were to occur and cause interruptions in our operations, it could result in a misappropriation of confidential information, including our intellectual property or financial information, and a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed, ongoing, or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on our third-party research institution collaborators for research and development of our product candidates and other third parties for the manufacture of our product candidates and to conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or systems, or inappropriate disclosure of confidential, financial, or proprietary information, including data related to our personnel, we could incur liability or risk disclosure of confidential, financial, or proprietary information, and the further development and commercialization of our product candidates could be delayed. There can be no assurance that we and our business counterparties will be successful in efforts to detect, prevent, or fully recover systems or data from all breakdowns, service interruptions, attacks, or breaches of systems that could adversely affect our business and operations and/or result in the loss of critical or sensitive data, which could result in financial, legal, business, or reputational harm to us.

Our operations are subject to the effects of a rising rate of inflation.

The United States has recently experienced historically high levels of inflation. According to the U.S. Department of Labor, the annual inflation rate for the United States was approximately 7.0% for the 12 months ended December 31, 2021. If the inflation rate continues to increase, for example due to increases in the costs of labor and supplies, it will affect our expenses, such as employee compensation and research and development charges. Research and development expenses account for a significant portion of our operating expenses. Such increased charges may not be readily recoverable during the period of time that we are bringing the product candidates to market. Additionally, the United States is experiencing an acute workforce shortage, which in turn, has created a very competitive wage environment that may increase the Company’s operating costs. To the extent inflation results in rising interest rates and has other adverse effects on the market, it may adversely affect our consolidated financial condition and results of operations.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our third-party research institution and pharmaceutical company collaborators, manufacturers, and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical or public health crises, such as the COVID-19 pandemic, and other natural or man-made disasters or business interruptions, including terrorism and war. In addition, for some of our clinical trials, we rely on third-party research institution collaborators for conducting research and development of our product candidates, and they may be affected by government shutdowns or withdrawn funding. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third-party manufacturers to produce and process our product candidates. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.

The majority of our operations, including our corporate headquarters, are located in the San Francisco Bay Area of California. Damage or extended periods of interruption to our corporate, development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease or delay development of some or all of our product candidates. Although we maintain customary insurance coverage, our insurance might not cover all losses under such circumstances and our business may be seriously harmed by such delays and interruption.

In February 2022, Russia commenced a war against Ukraine. The sanctions announced by the U.S. and other countries against Russia as a result include restrictions on selling or importing goods, services, or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business, and financial organizations in Russia. The United States and other countries could impose wider sanctions and take other actions should the conflict further escalate. It is not possible to predict the broader consequences of this conflict, which could include further sanctions, embargoes, regional instability, threats of cyberattacks, prolonged periods of higher inflation, geopolitical shifts, and adverse effects on macroeconomic conditions, currency exchange rates, and financial markets, all of which could have a material adverse effect on our business, financial condition, and results of operations.

Any legal proceedings or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.

We may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, including intellectual property, collaboration, licensing agreement, product liability, employment, class action, whistleblower and other litigation claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, or require us to change our business practices. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and could adversely affect our financial condition and results of operations. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Any of the foregoing could adversely affect our business, financial condition, and results of operations.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2021, Apexigen had federal net operating loss (NOL) carryforwards totaling $129.6 million. Of the $129.6 million, $101.4 million are carried forward indefinitely, but are subject to an 80% of taxable income limitation, and $28.3 million which will begin to expire in 2033, if not utilized. As of December 31, 2021, Apexigen had California NOL carryforwards of $64.5 million, which will begin to expire in 2035, if not utilized. Under Sections 382 and 383 of the United States Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50-percentage-point cumulative change (by value) in the equity ownership of certain stockholders over a rolling three-year period), the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change taxable income or taxes may be limited. As a result of previous financing transactions and/or in connection with this business combination, Apexigen may have experienced, or we may experience, such an ownership change. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which are outside our control. As a result, our ability to use our pre-change NOL carryforwards and other pre-change tax attributes to offset post-change taxable income or taxes may be subject to limitation.

Other General Risks Related to BCAC

BCAC identified a material weakness in its internal control over financial reporting as of June 30, 2021, which was subsequently remedied. If BCAC is unable to maintain an effective system of internal control over financial reporting, BCAC may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in BCAC and materially and adversely affect BCAC’s business and operating results.

In connection with the reclassification of BCAC’s warrants, BCAC identified a material weakness in its internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of BCAC’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

Effective internal controls are necessary for BCAC to provide reliable financial reports and prevent fraud. BCAC remediated the material weakness in the second quarter of 2021.

If BCAC identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, BCAC may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and its stock price may decline as a result. The measures BCAC has taken to date, or any measures BCAC may take in the future, may not be sufficient to avoid potential future material weaknesses.

Certain of BCAC’s warrants are accounted for as a warrant liability and were recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of BCAC Common Stock.

As of March 31, 2022, 123,500 Private Warrants were outstanding. These warrants will become exercisable 30 days after completion of the Business Combination provided that BCAC has an effective registration statement under the Securities Act covering the shares of BCAC Common Stock issuable upon exercise and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or BCAC permits holders to exercise their warrants on a cashless basis under certain circumstances). Once these warrants become exercisable, BCAC may redeem outstanding warrants in certain circumstances; provided, however, that these warrants will not be redeemable by BCAC so long as they are held by the initial purchasers or any of their permitted transferees. Under GAAP, BCAC is required to evaluate contingent exercise provisions of these warrants and then their settlement provisions to determine whether they should be accounted for as a warrant liability or as equity. Any settlement amount not equal to the difference between the fair value of a fixed number of BCAC’s equity shares and a fixed monetary amount precludes these warrants from being considered indexed to its own stock, and therefore, from being accounted for as equity. As a result of the provision that these warrants, when held by someone other than the initial purchasers or their permitted transferees, will be redeemable by BCAC, the requirements for accounting for these warrants as equity are not satisfied. Therefore, BCAC is required to account for these warrants as a warrant liability and record (a) that liability at fair value, and (b) any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on the market price of BCAC’s Common Stock.

The securities in which BCAC invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.00 per share.

BCAC’s initial public offering proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that BCAC is unable to complete the Business Combination or make certain amendments to its amended and restated certificate of incorporation, BCAC’s Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of income taxes paid or payable (less, in the case BCAC is unable to complete the Business Combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.00 per share.

Risks Related to the Business Combination

The Public Stockholders will experience immediate dilution as a consequence of the issuance of the Combined Company’s common stock as consideration in the Business Combination and due to future issuances pursuant to the 2022 Employee Stock Purchase Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of the Combined Company.

It is anticipated that, following the Business Combination, (i) Public Stockholders will own approximately 21.1% of the outstanding Combined Company common stock, (ii) the Apexigen stockholders will collectively own approximately 66.6% of the outstanding Combined Company common stock (without taking into account any public shares held by the Apexigen stockholders prior to the consummation of the Business Combination or purchased in the PIPE Investment), (iii) the PIPE Investors will collectively own approximately 5.5% of the outstanding Combined Company common stock, and (iv) the Sponsor will own approximately 6.0% of the outstanding Combined Company common stock (v) Lincoln Park will own approximately 0.6% of the outstanding Combined Company common stock, and (vi) the Representative will own approximately 0.2% of the Combined Company common stock. These percentages assume (1) that no Public Stockholders exercise their Redemption Rights in connection with the Business Combination, (2) 1,502,000 shares are issued to the PIPE Investors pursuant to the PIPE Investment, (3) 150,000 shares are issued to Lincoln Park pursuant to the Lincoln Park Purchase Agreement, (4) no BCAC warrants are exercised and (5) neither BCAC nor Apexigen issue any additional equity securities prior to the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by BCAC’s existing stockholders in the Combined Company will be different.

In addition, Apexigen employees and consultants hold, and after Business Combination, are expected to be granted, equity awards and purchase rights under the 2022 Equity Incentive Plan and the 2022 Employee Stock Purchase Plan, as applicable. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of the Combined Company common stock.

The issuance of additional Combined Company common stock will significantly dilute the equity interests of existing holders of Combined Company securities and may adversely affect prevailing market prices for Combined Company common stock or Warrants.

The market price of shares of the Combined Company common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of BCAC Common Stock.

Upon completion of the Business Combination, holders of shares of Apexigen securities will become holders of shares of Combined Company common stock. Prior to the Business Combination, BCAC has had limited operations. Upon completion of the Business Combination, the Combined Company’s results of operations will depend upon the performance of Apexigen’s businesses, which are affected by factors that are different from those currently affecting the results of operations of BCAC.

BCAC has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

BCAC is not required to, and has not, obtained an opinion from an independent investment banking firm that the merger consideration it is paying for Apexigen is fair to BCAC’s stockholders from a financial point of view. The fair market value of Apexigen has been determined by the BCAC Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. The BCAC Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Apexigen’s fair market value was at least 80% of the assets held in the Trust Account (excluding the taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. BCAC’s stockholders will be relying on the judgment of the BCAC Board with respect to such matters.

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.

The market price of our common stock may decline as a result of the Business Combination if we do not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of our common stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of our common stock following the consummation of the Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

There can be no assurance that the Combined Company’s common stock will be approved for listing on Nasdaq or that the Combined Company will be able to comply with the continued listing standards of Nasdaq.

In connection with the Closing, we intend to list the Combined Company’s common stock and warrants on Nasdaq under the symbols “APGN” and “APGNW,” respectively. The Combined Company’s continued eligibility for listing may depend on the number of our shares that are converted. If, after the Business Combination, Nasdaq delists the Combined Company’s shares from trading on its exchange for failure to meet the listing standards, the Combined Company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the Combined Company’s securities;

•	reduced liquidity for the Combined Company’s securities;

•

a determination that the Combined Company’s common stock is a “penny stock” which will require brokers trading in the Combined Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Combined Company’s common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the Business Combination Agreement by Apexigen stockholders, approval of the proposals required to effect the Business Combination by BCAC stockholders, as well as receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Combined Company common stock to be issued to BCAC stockholders for listing on Nasdaq, the resignation of specified BCAC executive officers and directors, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements. These conditions to the Closing may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or BCAC or Apexigen may elect to terminate the Business Combination Agreement in certain other circumstances. See “The Business Combination Agreement-Termination.”

The parties to the Business Combination Agreement may amend the terms of the Business Combination Agreement or waive one or more of the conditions to the Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require us to agree to amend the Business Combination Agreement, to consent to certain actions or to waive certain closing conditions or other rights that we are entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Apexigen’s business, a request by Apexigen to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Apexigen’s business and would entitle us to terminate the Business Combination Agreement. In any of such circumstances, it would be in our discretion, acting through the BCAC Board, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for BCAC and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.

For example, it is a condition to BCAC’s obligation to close the Business Combination that Apexigen’s representations and warranties be true and correct as of the Closing in all respects subject to the applicable materiality standards as set forth in the Business Combination Agreement. However, if the BCAC Board determines that any such breach is not material to the business of Apexigen, then the BCAC Board may elect to waive that condition and close the Business Combination. The parties will not waive the condition that BCAC’s stockholders approve the Business Combination.

As of the date of this proxy statement/prospectus, we do not believe there will be any material changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

Termination of the Business Combination Agreement could negatively impact BCAC.

If the Business Combination is not completed for any reason, including as a result of Apexigen stockholders declining to adopt the Business Combination Agreement or BCAC stockholders declining to approve the proposals required to affect the Business Combination, the ongoing business of BCAC may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, BCAC would be subject to a number of risks, including the following:

•

BCAC may experience negative reactions from the financial markets, including negative impacts on the stock price of shares of BCAC Common Stock (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	BCAC will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•

since the Business Combination Agreement restricts the conduct of BCAC’s businesses prior to completion of the Business Combination, BCAC may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination Agreement-Covenants and Agreements.”

If the Business Combination Agreement is terminated and the BCAC Board seeks another merger or business combination, BCAC stockholders cannot be certain that BCAC will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed within the Completion Window. See “The Business Combination Agreement-Termination.”

Apexigen will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on Apexigen and consequently on BCAC. These uncertainties may impair Apexigen’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause customers and others that deal with Apexigen to seek to change existing business relationships with Apexigen. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Apexigen from making certain expenditures and taking other specified actions without the consent of BCAC until the Business Combination occurs. These restrictions may prevent Apexigen from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Business Combination Agreement-Covenants and Agreements.”

BCAC directors and officers may have interests in the Business Combination different from the interests of BCAC stockholders.

Executive officers of BCAC negotiated the terms of the Business Combination Agreement with their counterparts at Apexigen, and the BCAC Board determined that entering into the Business Combination Agreement was in the best interests of BCAC and its stockholders, declared the Business Combination Agreement advisable and recommended that BCAC stockholders approve the proposals required to affect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that BCAC’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of BCAC stockholders. The BCAC Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to BCAC’s stockholders that they vote to approve the Business Combination. These interests include, among other things:

•

If the Business Combination with Apexigen or another business combination is not consummated within the Completion Window, BCAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the BCAC Board, dissolving and liquidating. In such event, the 1,437,500 Founder Shares held by the Sponsor and the Representative, which were acquired for a purchase price of approximately $0.017 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The 1,380,000 Founder Shares held by the Sponsor had an aggregate market value of $[●] based upon the closing price of $[●] per share of BCAC Common Stock on the Nasdaq on the Record Date. Each of BCAC’s directors is a member of the Sponsor, and therefore will have an economic interest in the Founder Shares held by the Sponsor.

•

Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the BCAC units sold in the BCAC IPO and the substantial number of shares of Combined Company common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price initially paid for the BCAC units in the BCAC IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•

The Sponsor purchased an aggregate of 247,000 placement units from BCAC for an aggregate purchase price of $2,470,000 (or $10.00 per warrant). This purchase took place on a private placement basis simultaneously with the consummation of the BCAC IPO. A portion of the proceeds BCAC received from this purchase were placed in the Trust Account. Such units had an aggregate market value of approximately $[●] based upon the closing price of $[●] per warrant on the Nasdaq on [●], 2022, the Record Date. The placement units will become worthless if BCAC does not consummate a business combination within the Completion Window.

•

In connection with the approval of the Extension Amendment (as defined below), the Sponsor has agreed to contribute to BCAC as a loan the Additional Contributions. The amount of the Additional Contributions will not bear interest and will be repayable by BCAC to the Sponsor upon the Closing.

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Samuel P. Wertheimer will become a director of the Combined Company after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors.

•

BCAC’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on BCAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if BCAC fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, BCAC may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to BCAC’s management team, which commenced on January 28, 2021 and will continue through the earlier of consummation of the Business Combination and BCAC’s liquidation.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•

In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless BCAC against any and all losses, liabilities, claims, damages and expenses to which BCAC may become subject as a result of any claim by (i) any third party for services rendered or products sold to BCAC or (ii) a prospective target business with which BCAC has entered into an acquisition agreement, provided that such indemnification of BCAC by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to BCAC or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of BCAC Common Stock or (ii) such lesser amount per share of BCAC Common Stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under BCAC’s indemnity of the underwriters of the BCAC IPO against certain liabilities, including liabilities under the Securities Act. If BCAC consummates the Business Combination, on the other hand, BCAC will be liable for all such claims.

•	The Sponsor has agreed not to transfer, assign, or sell any of its Founder Shares until 180 days following the consummation of the Business Combination, subject to certain customary exceptions.

•	Subject to certain limited exceptions, the placement units will not be transferable until 30 days following the completion of the Business Combination.

•

For a period of six (6) years after the Closing Date, BCAC shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action by any stockholder of BCAC who has not exercised Redemption Rights arising from Sponsor’s ownership of equity securities of BCAC, or its control or ability to influence BCAC, and further arising out of or pertaining to the transactions, actions, and investments contemplated by the Business Combination Agreement or any Ancillary Agreements.

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BCAC will pay Brookline Capital Markets, an affiliate of our Sponsor for which certain of our officers provide services, $200,000 to act as BCAC’s financial advisor, investment banker, and consultant in connection with the Business Combination.

•

In the event that the BCAC Related Funds Amount at Closing is less than $20,000,000, then that number of Sponsor Shares equal to (x) one (1) minus the quotient of the BCAC Related Funds Amount divided by $20,000,000, multiplied by (y) one-third (1/3) of the total number of Sponsor Shares, shall be deemed automatically forfeited and cancelled without any further actions by the Sponsor or any other person, and such surrendered shares will be recorded as cancelled by the Combined Company.

There will be no finder’s fees, reimbursements or cash payments made by BCAC to the Sponsor or BCAC’s officers or directors, or any of BCAC’s or its officers’ or directors’ affiliates, for services rendered to BCAC prior to or in connection with the completion of the Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services, and repayments of the Additional Contributions and any Working Capital Notes by our Sponsor or affiliates of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, which Working Capital Notes will be repayable by BCAC upon the Closing. The Sponsor, in its discretion, may in lieu of having the Additional Contributions and Working Capital Notes repaid upon the Closing, instead convert the Additional Contributions and Working Capital Notes into units of BCAC, at a price of $10.00 per unit, upon the Closing, provided that the maximum amount that may be converted is no more than $1,500,000. The Sponsor and BCAC’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with BCAC’s formation, the BCAC IPO and activities on BCAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of [●], the Sponsor had not incurred any out-of-pocket expenses in connection with the Business Combination that, as of such date, had not been reimbursed by BCAC.

See “Meeting of BCAC Stockholders-Recommendation of BCAC Board of Directors.”

Apexigen directors and officers may have interests in the Business Combination different from the interests of Apexigen stockholders.

Executive officers of Apexigen negotiated the terms of the Business Combination Agreement with their counterparts at BCAC, and the Apexigen Board determined that entering into the Business Combination Agreement was in the best interests of Apexigen and its stockholders. In considering these facts and the other information contained in this proxy statement/ prospectus, you should be aware that Apexigen’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Apexigen stockholders. The Apexigen Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. See “The Business Combination-Interests of Apexigen’s Directors and Executive Officers in the Business Combination.”

There are risks to BCAC stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than acquiring securities of Apexigen directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common stock and warrants in connection therewith, investors will not receive the benefit of any outside independent review of BCAC’s and Apexigen’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer-manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

In addition, the Sponsor and certain of BCAC’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced the BCAC Board in making its recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “The Business Combination-Interests of BCAC’s Directors and Officers in the Business Combination.”

The Sponsor may have interests in the Business Combination different from the interests of BCAC stockholders.

When considering the BCAC Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement, our stockholders should be aware that the Sponsor has interests in the Business Combination that may be different from, in addition to, or conflict with the interests of our stockholders in general. See “The Business Combination-Interests of BCAC’s Directors and Executive Officers in the Business Combination.”

The Sponsor and BCAC’s stockholders, directors, officers, advisors, and their affiliates may elect to purchase shares or Warrants from Public Stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our common stock.

The Sponsor and BCAC’s stockholders, directors, officers, advisors or any of their affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their public shares. The purpose of any such transaction could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or rights owned by the Sponsor or BCAC’s directors or officers for nominal value. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or Warrants in such transactions.

Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Stockholders’ Meeting.

If such transactions are affected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Stockholders’ Meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our common stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The unaudited pro forma condensed combined financial information included in this proxy statement/ prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that BCAC and Apexigen currently believe are reasonable. However, the final reverse recapitalization accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/ prospectus. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

BCAC and Apexigen will incur transaction costs in connection with the Business Combination.

Each of BCAC and Apexigen has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. BCAC and Apexigen may also incur additional costs to retain key employees. BCAC and Apexigen will also incur significant legal, financial advisor, accounting, banking, and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. BCAC and Apexigen estimate that they will incur $9.4 million in aggregate transaction costs. Some of the transaction costs are payable regardless of whether the Business Combination is completed. See “The Business Combination-Terms of the Business Combination.”

Apexigen’s stockholders will have their rights as stockholders governed by the Combined Company’s organizational documents.

As a result of the completion of the Business Combination, holders of shares of Apexigen Common Stock and preferred stock may become holders of shares of Combined Company common stock, which will be governed by the Combined Company’s organizational documents. As a result, there will be differences between the rights currently enjoyed by Apexigen stockholders and the rights that Apexigen stockholders who become stockholders of the Combined Company will have as stockholders of the Combined Company. See “Comparison of Stockholders’ Rights.”

The Sponsor has agreed to vote in favor of each of the proposals presented at the Stockholders’ Meeting, regardless of how Public Stockholders vote.

Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote its Founder Shares and any Public Shares it holds in favor of each of the Proposals presented at the Stockholders’ Meeting, regardless of how Public Stockholders vote. Accordingly, the agreement by the Sponsor to vote in favor of the each of the

Proposals presented at the Stockholders’ Meeting will increase the likelihood that BCAC will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby. See “Other Agreements-Sponsor Support Agreement.”

BCAC’s and Apexigen’s ability to consummate the Business Combination may be materially adversely affected by the coronavirus (COVID-19) pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted. The parties will be required to consummate the Business Combination even if Apexigen, its business, financial condition, and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Apexigen is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Apexigen’s ability to consummate the Business Combination may be materially adversely affected.

Certain of our warrants are accounted for as a warrant liability and are recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.

As of September 30, 2021, the BCAC had 123,500 Private Warrants outstanding. These warrants will become exercisable 30 days after completion of the initial Business Combination provided that the BCAC has an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or BCAC permits holders to exercise their warrants on a cashless basis under certain circumstances). Once the Private Warrants become exercisable, BCAC may redeem outstanding warrants in certain circumstances. Under GAAP, BCAC is required to evaluate contingent exercise provisions of these warrants and then their settlement provisions to determine whether they should be accounted for as a warrant liability or as equity. Any settlement amount not equal to the difference between the fair value of a fixed number of our equity shares and a fixed monetary amount precludes these warrants from being considered indexed to its own stock, and therefore, from being accounted for as equity. As a result of the provision that the Private Warrants, when held by someone other than the initial purchasers or their permitted transferees, will be redeemable by BCAC, the requirements for accounting for these warrants as equity are not satisfied. Therefore, BCAC is required to account for these Private Warrants as a warrant liability and record (a) that liability at fair value, and (b) any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.

The securities in which we invest the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.00 per share.

The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.00 per share.

We have identified a material weakness in our internal control over financial reporting as of June 30, 2021. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

In connection with the reclassification of our warrants, we identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses. BCAC’s warrants are accounted for as derivative liabilities and will be recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of shares of BCAC Common Stock or may make it more difficult for us to consummate an initial business combination.

In connection with the BCAC IPO, BCAC issued an aggregate of 2,998,500 BCAC warrants, including warrants issued to the Sponsor as a part of the units in the private placement. We account for such BCAC warrants as derivative liabilities and will record at fair value any changes in fair value each period reported in earnings as determined by us based upon a valuation report obtained from an independent third-party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of shares of BCAC Common Stock. In addition, potential targets may seek a SPAC that does not have warrants or that does not have warrants that are accounted for as derivative liabilities, which may make it more difficult for us to consummate an initial business combination with a target business.

Risks Related to Ownership of Combined Company common stock Following the Business Combination

The price of shares of Combined Company common stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of shares of Combined Company common stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “Risks Related to Apexigen’s Business and Industry” and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products and/or services;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of shares of Combined Company common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of Combined Company common stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We do not intend to pay dividends on shares of Combined Company common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on shares of Combined Company common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Combined Company Board and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that the Combined Company Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your shares of Combined Company common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of shares of Combined Company common stock.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade the Combined Company common stock, the price of shares of Combined Company common stock could decline.

The trading market for shares of Combined Company common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades the Combined Company common stock, or if our reporting results do not meet their expectations, the market price of shares of Combined Company common stock could decline.

Our issuance of additional shares of Combined Company common stock or securities into Combined Company common stock could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

In connection with the proposed Business Combination, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of Combined Company common stock issued or reserved for issuance under the Incentive Plan. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction. In addition, under the Lincoln Park Purchase Agreement we will have the right to direct Lincoln Park to purchase from the Combined Company an aggregate of up to $50,000,000 of Combined Company common stock from time to time over a 24-month period following the Closing, subject to certain limitations contained in the Lincoln Park Purchase Agreement. Pursuant to the Lincoln Park Purchase Agreement we are also obligated to issue to Lincoln Park 150,000 shares of BCAC Common Stock at the Closing, and the Combined Company will issue to Lincoln Park $1,500,000 of additional Combined Company common stock on the date that is 90 calendar days after the date of the Closing, subject to a maximum number of 500,000 shares.

From time to time in the future, we may also issue additional shares of Combined Company common stock or securities convertible into Combined Company common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of Combined Company common stock or securities convertible into Combined Company common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of shares of Combined Company common stock.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of shares of Combined Company common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of Combined Company common stock bear the risk that our future offerings may reduce the market price of shares of Combined Company common stock and dilute their percentage ownership. See “Description of Capital Stock of the Combined Company.”

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of Combined Company common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

All shares issued as merger consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144), including our directors, executive officers and other affiliates, and certain other former Apexigen stockholders.

In connection with the Business Combination, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Registration Rights and Lock-Up Agreement, certain stockholders of Apexigen will have the right, subject to certain conditions, to require us to register the sale of their shares of Combined Company common stock under the Securities Act, and pursuant to the Registration Rights Agreement, the Combined Company will have an obligation to register the shares of BCAC Common Stock and Combined Company common stock issued to Lincoln Park pursuant to the Lincoln Park Purchase Agreement under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of shares of Combined Company common stock to decline. Following completion of the Business Combination, the shares covered by registration rights would represent approximately [●]% of our common stock (assuming no redemptions) or [●]% assuming maximum redemptions. See “Other Agreements-Registration Rights Agreement” and “Other Agreements-Lincoln Park Purchase Agreement and Registration Rights Agreement” for a description of these registration rights.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of Combined Company common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of Combined Company common stock or other securities.

In addition, the shares of Combined Company common stock reserved for future issuance under the 2022 Equity Incentive Plan and 2022 Employee Stock Purchase Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under (i) the 2022 Equity Incentive Plan will be equal to 12% of the total number of shares of Combined Company common stock outstanding after the Closing after giving effect to the shares issued pursuant to the PIPE Investment, and (ii) the 2022 Employee Stock Purchase Plan will be equal to 1.2% of the total number of shares of Combined Company common stock outstanding after the Closing after giving effect to the shares issued pursuant to the PIPE Investment. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of Combined Company common stock or securities convertible into or exchangeable for shares of Combined Company common stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 covering [●]% of the shares of Combined Company common stock as of the Closing as calculated on a fully diluted basis as provided above is expected to cover not more than [●] shares of Combined Company common stock.

Subsequent to the consummation of the Business Combination, the Combined Company may be required to take write-downs or write-offs, or the Combined Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Combined Company’s financial condition, results of operations and the price of the Combined Company’s securities, which could cause you to lose some or all of your investment.

Although BCAC has conducted due diligence on Apexigen, this diligence may not surface all material issues that may be present with Apexigen’s business. Factors outside of BCAC’s and outside of Apexigen’s control may, at any time, arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Combined Company reporting losses. Even if BCAC’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Combined Company’s liquidity, the fact that the Combined Company reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause the Combined Company to be unable to obtain future financing on favorable terms or at all.

Apexigen’s management has limited experience in operating a public company.

Apexigen’s executive officers have limited experience in the management of a publicly traded company. Apexigen’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. Apexigen may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting.

Upon consummation of the Business Combination, we will become a public reporting company subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations will require, among other things that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of Combined Company common stock.

Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following February 2, 2026, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Until we cease being an emerging growth company stockholders will not have the benefit of an independent assessment of the effectiveness of our internal control environment.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active market for our common stock, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

The Proposed Charter, the Combined Company’s bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Combined Company Board. Among other things, the Proposed Charter and/or the Combined Company’s bylaws will include the following provisions:

•

a staggered board, which means that the Combined Company Board will be classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause;

•	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•

a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder.

Any provision of the Proposed Charter, the Combined Company’s bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The Combined Company’s bylaws will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Combined Company’s bylaws, which will become effective prior to the completion of the Business Combination, will provide that, unless we consent in writing to the selection of an alternative forum, the (i) Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action, suit or proceeding brought on our behalf; (B) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (C) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, the Proposed Charter or the Combined Company’s bylaws; or (D) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Combined Company’s bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Combined Company’s bylaws will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Risks Related to Redemption

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses, including Apexigen, or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Morrow Sodali LLC, our proxy solicitor, did not execute agreements with us waiving such claims to the monies held in the Trust Account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the Completion Window, or upon the exercise of a redemption right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are our securities. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per share.

There is no guarantee that a Public Stockholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a Public Stockholder may be able to sell shares of Combined Company common stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than a BCAC stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a Public Stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of shares of Combined Company common stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares of Combined Company common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/ prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

To exercise their Redemption Rights, holders are required to deliver their stock, either physically or electronically using Continental Stock Transfer & Trust Company’s DWAC System, to BCAC’s transfer agent two business days prior to the vote at the Stockholders’ Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Apexigen is consummated, BCAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such shares following the Business Combination. See “Stockholders’ Meeting of BCAC Stockholders-Redemption Rights.”

The ability of BCAC stockholders to exercise Redemption Rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

At the time BCAC entered into the Business Combination Agreement and related agreements for the Business Combination, BCAC did not know how many stockholders would exercise their Redemption Rights,

and therefore BCAC structured the Business Combination based on its expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than initially expected, we may need to seek other sources of funding in order to complete the Business Combination with enough funding for the post-closing operation of the Combined Company. Otherwise, if the Business Combination is unsuccessful, stockholders would need to wait for liquidation in order to redeem their stock.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, the BCAC Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares without the consent of BCAC. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in BCAC if you sell such excess Public Shares in open market transactions. BCAC cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price. However, BCAC’s stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of BCAC Common Stock.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of BCAC Common Stock that exercise their Redemption Rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption will be treated as a corporate distribution potentially taxable as a dividend, or a sale, that would potentially give rise to capital gain or capital loss, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than treatment as a corporate distribution, will depend largely on whether the holder owns (or is deemed to own) any shares of Combined Company common stock following the redemption, and if so, the total number of shares of Combined Company common stock treated as held by the holder both before and after the redemption relative to all shares of BCAC voting stock or Combined Company voting stock, as applicable, outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in BCAC or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (“IRS”), there is uncertainty as to how a holder who elects to exercise its Redemption Rights will be taxed in connection with the exercise of Redemption Rights. See “Material U.S. Federal Income Tax Considerations-Material Tax Considerations with respect to a Redemption of Public Shares.”

Unlike some other blank check companies, BCAC is not subject to a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.

Unlike some other blank check companies, BCAC is not subject to a specified maximum redemption threshold, except that we will not redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 after giving effect to the redemptions of any shares of BCAC Common Stock by the Public Stockholders, if any, and the PIPE Investment, including at the time either immediately prior to or upon the Closing. Some other blank check companies’ structures disallow the consummation of a business combination if the holders of such companies’ public shares elect to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the Business Combination even though a substantial number of our Public Stockholders have redeemed their shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to the “Combined Company” refer to Apexigen after giving effect to the Business Combination.

BCAC is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Merger and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of BCAC and Apexigen, adjusted to give effect to the Merger and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”).

The unaudited pro forma condensed combined financial statements give effect to the Merger and other events contemplated by the Business Combination Agreement as described in this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical unaudited condensed balance sheet of BCAC with the historical unaudited condensed balance sheet of Apexigen on a pro forma basis as if the Merger and the other events contemplated by the Business Combination Agreement, summarized below, had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared to illustrate the effects of the Business Combination, as if it had occurred on January 1, 2021. The pro forma condensed combined statement of operations data is derived from the audited financial statements of BCAC and Apexigen for the year ended December 31, 2021.

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the Combined Company’s condensed consolidated financial position or results of operations actually would have been had the Business Combination been consummated prior to December 31, 2021, nor are they necessarily indicative of future results of operations. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the Combined Company.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	audited historical financial statements of BCAC as of and for the year ended December 31, 2021;

•	audited historical financial statements of Apexigen as of and for the year ended December 31, 2021; and

•

other information relating to BCAC and Apexigen included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof and the financial and operational condition of BCAC and Apexigen (see “Proposal No. 1—The Business Combination Agreement,” “BCAC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Apexigen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

Description of the Merger

Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Apexigen, with Apexigen surviving the Merger. Apexigen will become a wholly-owned subsidiary of BCAC and BCAC will immediately be renamed as “Apexigen, Inc.”. The Merger consideration to be paid to the Apexigen equityholders at the Closing pursuant to the Business Combination Agreement will have a value of $215.7 million. Upon the consummation of the Merger, each share of Apexigen capital stock will be converted into the right to receive shares of Combined Company common stock. Each share of Apexigen capital stock will receive a deemed value of $10.00 per share after giving effect to an exchange ratio currently estimated to be approximately 0.1026 (the “Exchange Ratio”), based on the terms of the Business Combination Agreement and the current fully-diluted capitalization of Apexigen.

Following the Merger and related events, an estimated 18,104,074 shares of Combined Company common stock will be immediately issued to Apexigen’s stockholders prior to the Closing and will be outstanding, 1,502,000 shares of Combined Company common stock and 751,000 Public Warrants will be issued and outstanding related to the PIPE Units, 2,875,000 Public Warrants will remain issued and outstanding, 123,500 Private Warrants will remain issued and outstanding, 150,000 shares of Combined Company common stock will be issued to Lincoln Park as consideration under the Lincoln Park Purchase Agreement, Apexigen Warrants exercisable for an estimated 13,375 shares of Combined Company common stock will be outstanding, and Apexigen Options exercisable for an estimated 3,451,110 of Combined Company common stock will be outstanding. As part of the No Redemption and Maximum Redemption scenarios, 5,750,000 and zero shares, respectively, of Combined Company common stock held by BCAC stockholders prior to the Closing and 1,627,000 and 1,167,000 shares, respectively, of Combined Company common stock held by the Sponsor, comprised of Founder Shares and BCAC Common Stock issued in the Private Placement, will remain issued and outstanding.

The Merger will occur based on the following transactions as contemplated by the Business Combination Agreement:

•	the Merger of Merger Sub, the wholly owned subsidiary of BCAC, with and into Apexigen, with Apexigen as the surviving company;

•

the cancellation of each issued and outstanding share of Apexigen’s capital stock (including shares of Apexigen capital stock resulting from the conversion of Apexigen’s preferred stock or the exercise of Apexigen options or warrants) and the conversion into the right to receive a number of shares of Combined Company common stock equal to the Exchange Ratio;

•

the conversion on a net-exercise basis of one Apexigen Warrant (the “Convertible Warrant”), pursuant to its terms, immediately prior to the Closing into shares of Combined Company common stock based on the Exchange Ratio;

•

the conversion of all outstanding Apexigen Warrants (other than the Convertible Warrant) into warrants exercisable for shares of Combined Company common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Exchange Ratio; and

•

the conversion of all outstanding vested and unvested Apexigen Options into Combined Company Options exercisable for shares of Combined Company common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Exchange Ratio.

Other Related Events in Connection with the Merger

Other related events that are contemplated to take place in connection with the Merger are summarized below:

•

PIPE Investment: Issuance and sale of 1,502,000 units at a purchase price of $10.00 per unit pursuant to the PIPE Investment. The PIPE Investors will purchase units, each of which includes one share of Combined Company common stock and one-half of one warrant to purchase a share of Combined

Company common stock. The PIPE Investment will result in the issuance of 1,502,000 shares of Combined Company common stock and 751,000 PIPE Warrants.

•

Lincoln Park Purchase Agreement: BCAC, Apexigen and Lincoln Park have entered into a purchase agreement pursuant to which the Combined Company may direct Lincoln Park to purchase up to $50.0 million of Combined Company common stock from time to time over a 24-month period following the Closing, subject to certain limitations contained in the Lincoln Park Purchase Agreement. At the Closing, the Combined Company is obligated to issue 150,000 shares of Combined Company common stock to Lincoln Park. 90 days after the Closing, Combined Company is obligated to issue $1.5 million of shares of Combined Company common stock to Lincoln Park at a price per share equal to the arithmetic average of the closing sale price for Combined Company common stock during the 10 consecutive business days immediately preceding the share delivery date but in no event shall these additional commitment shares exceed 500,000 shares.

•

Founder Shares: During May 2020, the Sponsor subscribed to purchase 1,437,500 shares of BCAC Common Stock for an aggregate price of $25,000. 57,500 Founder Shares were transferred to the Representative. As of the Closing, 1,380,000 Founder Shares will be outstanding and held by the Sponsor and 57,500 will be held by the Representative. As a result of the Merger, the Founder Shares held by the Sponsor will be modified and remain restricted until the Closing and the Sponsor will forfeit up to 460,000 Founder Shares if the BCAC Related Funds Amount at the Closing is less than $20.0 million.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Company upon consummation of the Merger in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Any net cash proceeds remaining after the consummation of the Merger and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Company following the completion of the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. BCAC and Apexigen have not had any historical relationship prior to the discussion of the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the BCAC stockholders approve the Merger. Pursuant to its current certificate of incorporation, BCAC will provide the holders of BCAC Common Stock the opportunity to redeem the outstanding shares of BCAC Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the BCAC IPO as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account, net of taxes) upon the Closing. The holders of the redeemable BCAC Common Stock will have the option to redeem shares at $10.00 per share at the Trust extension date or at approximately $10.10 per share at the Closing.

The unaudited pro forma condensed combined financial statements present redemption scenarios after giving effect to the Merger, as follows:

•

No Redemptions: This scenario assumes that no BCAC stockholders exercise their Redemption Rights with respect to the outstanding BCAC Common Stock and 5,750,000 Public Shares of BCAC Common Stock remain outstanding after the completion of the Merger.

•

Maximum Redemptions: This scenario assumes that BCAC public stockholders holding 5,750,000 shares of BCAC Common Stock exercise their Redemption Rights at the Closing for their pro rata share (approximately $10.10 per share) of the funds held in the Trust Account as of the year ended December 31, 2021 for aggregate redemption proceeds of $58.1 million. The Business Combination Agreement does not provide for any minimum cash condition.

The alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding Public Warrants, Private Warrants, Combined Company Options, Combined Company Warrants, PIPE shares or warrants.

The following summarizes the pro forma shares of the Combined Company common stock issued and outstanding immediately after the Merger on an issued and outstanding basis, presented under the redemption scenarios:

	No Redemptions		Maximum Redemptions
	Shares	%	Shares	%
BCAC Public Stockholders(1)	5,750,000	21.1%	5,750,000	21.1%
Less: shares of BCAC Common Stock redeemed	—	—	(5,750,000)	(21.1)%

Total held by BCAC Public Stockholders	5,750,000	21.1%	—	0.0%
Sponsor and Representative(2)	1,684,500	6.2%	1,224,500	5.8%
Former Apexigen stockholders(3)	18,104,074	66.6%	18,104,074	86.3%
PIPE Investors(4)	1,502,000	5.5%	1,502,000	7.2%
Lincoln Park(5)	150,000	0.6%	150,000	0.7%

Pro forma Combined Company common stock outstanding at Closing	27,190,574	100.0%	20,980,574	100.0%

(1)

Amount excludes 2,875,000 outstanding Public Warrants issued in connection with the BCAC IPO as such securities are not exercisable until the date that is 30 days after the first date on which BCAC completes a merger, share exchange, asset acquisitions, share purchase, reorganization or similar transaction, involving the Company and one or more businesses.

(2)

The Sponsor and Representative hold 1,684,500 shares of BCAC Common Stock. Under the Maximum Redemption Scenario, the Sponsor will forfeit 460,000 Founder Shares upon the Closing. This amount excludes 123,500 Private Warrants.

(3)

Amount excludes Apexigen Options and Apexigen Warrants converted to equivalent Combined Company Options that are exercisable for an estimated 3,451,110 shares of Combined Company common stock and Combined Company Warrants that are exercisable for an estimated 13,375 shares of Combined Company common stock.

(4)

The PIPE Investors will purchase a unit that includes one share of Combined Company common stock and one-half of one warrant for $10.00 per unit at the Closing. This amount includes 1,502,000 shares of Combined Company common stock subscribed for by the PIPE Investors and excludes 751,000 PIPE Warrants issued to the PIPE Investors.

(5)

This amount includes 150,000 shares of Combined Company common stock issued to Lincoln Park associated with the financing arrangement upon the Closing and excludes the $1.5 million commitment to issue additional shares of Combined Company common stock, not to exceed 500,000 shares, to Lincoln Park 90 days after the Closing.

Expected Accounting Treatment for the Merger

The Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP because Apexigen has been determined to be the accounting acquirer under all redemption scenarios presented. Under this method of accounting, BCAC, which is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and Apexigen, which is the legal acquiree, will be treated as the accounting acquirer. Accordingly, the consolidated assets, liabilities and results of operations of Apexigen will become the historical financial statements of the Combined Company, and BCAC’s assets, liabilities and results of operations will be consolidated with Apexigen’s beginning on the acquisition date. For accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Apexigen with the Merger being treated as the equivalent of Apexigen issuing stock for the net assets of BCAC, accompanied by a recapitalization. The net assets of BCAC will be stated at historical costs and no goodwill or other intangible assets will be recorded. Operations prior to the Merger will be presented as those of Apexigen in future reports of the Combined Company.

Apexigen was determined to be the accounting acquirer under all of the redemption scenarios presented based on evaluation of the following facts and circumstances:

•	Apexigen stockholders comprise a relative majority of greater than 60% of the voting power of the Combined Company under all redemption scenarios;

•	Apexigen will have the ability to nominate a majority of the members of the board of directors of the Combined Company;

•	Apexigen’s operations prior to the acquisition comprise the only ongoing operations of the Combined Company;

•	Apexigen’s senior management comprise the senior management of the Combined Company;

•	The Combined Company will assume the Apexigen name;

•	The ongoing operations of Apexigen will become the operations of the Combined Company; and

•	Apexigen’s headquarters will become the Combined Company’s headquarters.

The final allocation of consideration payable to Apexigen equityholders will be determined upon the completion of the Merger and related events and could differ materially from the two redemption scenarios presented.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of BCAC following the completion of the Merger. The unaudited pro forma adjustments represent BCAC management’s estimates based on information available as of the dates of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2021

(in thousands)

			No Redemptions			Maximum Redemptions
	BCAC (Historical)	Apexigen (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$217	$23,443	$58,085	A	$87,342	$58,085	A	$29,257
			15,020	B		15,020	B
			(9,373)	C		(9,373)	C
			(50)	I		(50)	I
						(58,085)	E
Short-term investments	—	12,917	—		12,917	—		12,917
Deferred issuance costs, current	—	—	1,525	I	1,525	1,525	I	1,525
Prepaid expenses and other current assets	14	1,681	(467)	C	1,228	(467)	C	1,228

Total current assets	231	38,041	64,740		103,012	6,655		44,927
Property and equipment, net	—	245	—		245	—		245
Right-of-use assets	—	483	—		483	—		483
Investments held in Trust Account	58,085	—	(58,085)	A	—	(58,085)	A	—
Deferred issuance costs, non-current	—	—	1,525	I	1,525	1,525	I	1,525
Other assets	—	327	—		327	—		327

Total assets	$58,316	$39,096	$8,180		$105,592	$(49,905)		$47,507

Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$22	$4,487	$(51)	C	$4,458	$(51)	C	$4,458
Accrued expenses	164	8,488	1,500	I	9,797	1,500	I	9,797
			(355)	C		(355)	C
Deferred revenue	—	3,610	—		3,610	—		3,610
Lease liabilities, current portion	—	369	—		369	—		369

Total current liabilities	186	16,954	1,094		18,234	1,094		18,234
Lease liabilities, less current portion	—	141	—		141	—		141
Derivative warrant liabilities	50	—	—		50	—		50

Total liabilities	236	17,095	1,094		18,425	1,094		18,425
Convertible preferred stock	—	158,707	(158,707)	G	—	(158,707)	G	—
Common stock subject to possible redemption	58,075	—	(58,075)	D	—	(58,075)	D	—
Stockholders’ equity (deficit):
Combined Company Common stock	—	—	1	B	3	1	B	2
			1	D		1	D
			1	G		1	G
						(1)	E
Apexigen Common Stock	—	31	(31)	H	—	(31)	H	—
Additional paid-in capital	491	7,991	15,019	B	231,892	15,019	B	173,808
			(9,434)	C		(9,434)	C
			58,074	D		58,074	D
			(486)	F		(486)	F
			158,706	G		158,706	G
			31	H		31	H
						(58,084)	E
			1,500	I		1,500	I
Accumulated other comprehensive income	—	(4)	—		(4)	—		(4)
Accumulated deficit	(486)	(144,724)	486	F	(144,724)	486	F	(144,724)

Total stockholders’ equity (deficit)	5	(136,706)	223,868		87,167	165,783		29,082

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$58,316	$39,096	$8,180		$105,592	$(49,905)		$47,507

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Year Ended December 31, 2021

(in thousands, except share and per share amounts)

			No Redemptions			Maximum Redemptions
	BCAC (Historical)	Apexigen (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Operating expenses:
Research and development	$—	$21,664	$—		$21,664	$—		$21,664
General and administrative	411	7,293	—		7,704	—		7,704
Administrative expenses—related party	110	—	—		110	—		110
Franchise tax expense	82	—	—		82	—		82

Total operating expenses	603	28,957	—		29,560	—		29,560

Loss from operations	(603)	(28,957)	—		(29,560)	—		(29,560)
Other income (expense), net
Interest income	—	41	—		41	—		41
Change in fair value of derivative warrant liabilities	110	—	—		110	—		110
Offering costs allocated to private warrants	(1)	—	—		(1)	—		(1)
Net gain (loss) from investments held in Trust Account	10	—	(10)	J	—	(10)	J	—

Total other income (expense) net	119	41	(10)		150	(10)		150

Loss before provision for income taxes	(484)	(28,916)	(10)		(29,410)	(10)		(29,410)

Net Loss	$(484)	$(28,916)	$(10)		$(29,410)	$(10)		$(29,410)

Comprehensive loss:
Net loss	$(484)	$(28,916)	$(10)		$(29,410)	$(10)		$(29,410)
Other comprehensive loss
Unrealized loss on marketable securities	—	(7)	—		(7)	—		(7)

Comprehensive loss	$(484)	$(28,923)	$(10)		$(29,417)	$(10)		$(29,417)

Weighted average shares outstanding—Combined Company common stock— basic and diluted	—	—	—	K	27,139,864	—	K	20,929,864
Basic and diluted net loss per share— Combined Company common stock	—	—	—	K	$(1.08)	—	K	$(1.41)
Weighted average shares outstanding of Apexigen common stock—basic and diluted	—	30,901,032	—		—	—		—
Basic and diluted net loss per share— Apexigen	—	$(0.94)	—		—	—		—
Weighted average shares outstanding—BCAC redeemable common stock—basic and diluted	5,245,890	—	—		—	—		—
Basic and diluted net loss per share—BCAC redeemable common stock	$(0.07)	—	—		—	—		—
Weighted average shares outstanding—BCAC non-redeemable common stock—basic and diluted	1,646,407	—	—		—	—		—
Basic and diluted net loss per share— non-redeemable common stock	$(0.07)	—	—		—	—		—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, BCAC, who is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and Apexigen, which is the legal acquiree, will be treated as the accounting acquirer.

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X, as amended January 1, 2021. The historical financial information of BCAC and Apexigen is presented in accordance with U.S. GAAP. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that BCAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. BCAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of BCAC and Apexigen.

2. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(A)

Reflects the liquidation and reclassification of $58.1 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by Combined Company following the Closing.

(B)

Reflects the gross proceeds of $15.0 million from the issuance and sale of 1,502,000 units to PIPE investors at $10.00 per unit that are comprised of the issuance of 1,502,000 shares of Combined Company common stock and the issuance of 751,000 PIPE Warrants under the two redemption scenarios.

(C)

Represents the preliminary estimated direct and incremental cash transaction costs incurred by BCAC and Apexigen related to the Merger of approximately $9.4 million for financial advisory, legal, accounting and other fees reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the Combined Company’s additional paid-in capital. As of December 31, 2021, Apexigen had deferred transaction costs incurred of $0.5 million, of which $0.4 million was unpaid.

(D)

Reflects the reclassification of BCAC Common Stock subject to possible redemption to permanent equity assuming no redemptions and immediate conversion of all 5,750,000 shares of BCAC Common Stock into shares of Combined Company common stock on a one-to-one-basis.

(E)

Reflects the maximum redemption of 5,750,000 shares of Combined Company common stock for $58.1 million allocated to Combined Company common stock and additional paid-in capital using par value of $0.0001 per share at an assumed redemption price of $10.10 per share (based on funds held in the Trust Account as of December 31, 2021) as part of the Maximum Redemption Scenario.

(F)

Reflects the elimination of BCAC’s historical retained earnings with a corresponding adjustment to APIC for the Combined Company in connection with the reverse recapitalization at the closing under the two redemption scenarios.

(G)	Reflects the conversion of Apexigen convertible preferred stock into Combined Company common stock upon the Closing for the two redemption scenarios.

(H)

Reflects the difference in par value between Apexigen of $0.001 value per share and BCAC of $0.0001 per share under the two redemption scenarios. The par value of the Combined Company common stock will be $0.0001 per share.

(I)

Reflects the deferred issuance costs of $3.1 million associated with the Lincoln Park Purchase Agreement under the two redemption scenarios that is comprised of the following: 1) $1.5 million that represents the issuance of 150,000 shares of Combined Company common stock at Closing using an assumed price of $10.00 per share, 2) commitment to issue $1.5 million of additional shares of Combined Company common stock 90 days after Closing, subject to a maximum of 500,000 shares, and 3) $50,000 cash payment to Lincoln Park.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(J)	Represents the elimination of investment income related to the investments held in the BCAC Trust Account under the two redemption scenarios.

(K)

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Merger had occurred on January 1, 2021 and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented.

3. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming maximum redemptions, this calculation is adjusted to eliminate such shares for the entire period. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.

The unaudited pro forma condensed combined financial information has been prepared assuming the alternative levels of redemption for the year ended December 31, 2021 (in thousands, except share and per share data):

	Year Ended December 31, 2021
	No Redemptions	Maximum Redemptions
Pro forma net loss	$(29,410)	$(29,410)
Pro forma weighted average shares outstanding, basic and diluted	27,139,864	20,929,864
Pro forma net loss per share, basic and diluted - common stock	$(1.08)	$(1.41)
Pro forma weighted average shares calculation, basic and diluted:
BCAC Public Stockholders	5,750,000	—
Sponsor and Representative	1,684,500	1,224,500
Former Apexigen equityholders	18,053,364	18,053,364
PIPE Investors	1,502,000	1,502,000
Lincoln Park	150,000	150,000

	27,139,864	20,929,864

Upon the Closing, the following outstanding shares of Combined Company common stock equivalents were excluded from the computation of pro forma diluted net loss per share for the scenarios presented because including them would have had an anti-dilutive effect:

	Year Ended December 31, 2021
	No Redemptions	Maximum Redemptions
Public Warrants (former BCAC)	2,875,000	2,875,000
PIPE Warrants (PIPE Investment)	751,000	751,000
Private Warrants (former BCAC)	123,500	123,500
Stock Options (former Apexigen)	3,451,110	3,451,110
Warrants (former Apexigen)	13,375	13,375

	7,213,985	7,213,985

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for Apexigen and BCAC on a stand-alone basis and the unaudited pro forma combined share information for the Combined Company for the year ended December 31, 2021, after giving effect to the Business Combination, presented under two scenarios:

•

No Redemptions: This scenario assumes that no BCAC stockholders exercise their Redemption Rights with respect to the outstanding BCAC Common Stock and the 5,750,000 Public Shares subject to redemption remain outstanding after the completion of the Merger.

•

Maximum Redemptions: This scenario assumes that BCAC Public Stockholders holding 5,750,000 Public Shares will exercise their Redemption Rights for their pro rata share (assumed to be $10.10 per share) of the funds held in the Trust Account as of the year ended December 31, 2021 for aggregate redemption proceeds of $58.1 million. The Business Combination Agreement does not provide for any minimum cash condition and this scenario assumes that all BCAC Public Stockholders will exercise their Redemption Rights. Under the Maximum Redemption Scenario, 460,000 Founder Shares will be forfeited upon the Closing.

You should read the information in the following table in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Apexigen and BCAC and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information for Combined Company is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Combined Company’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of Apexigen and BCAC would have been had the companies been combined during the periods presented.

			Pro Forma Combined
	BCAC (Historical)	Apexigen (Historical)	No Redemptions	Maximum Redemptions
	(In thousands, except share and per share amounts)
Year Ended December 31, 2021
Book value per share - basic and diluted	n/a	$(4.40)	$3.21	$1.39
Net loss	$(484)	$(28,916)	$(29,410)	$(29,410)
Weighted average shares outstanding - basic and diluted		30,901,032	27,139,864	20,929,864
Basic and diluted net loss per share		$(0.94)	$(1.08)	$(1.41)
Weighted average shares outstanding - redeemable common stock	5,245,890
Basic and diluted net loss per share, redeemable common stock	$(0.07)
Weighted average shares outstanding - non-redeemable common stock	1,646,407
Basic and diluted net loss per share, non-redeemable common stock	$(0.07)

MEETING OF BCAC STOCKHOLDERS

General

BCAC is furnishing this proxy statement/prospectus to BCAC’s stockholders as part of the solicitation of proxies by the BCAC Board for use at the Stockholders’ Meeting of BCAC stockholders to be held on [●], 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus provides BCAC’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Stockholders’ Meeting.

Date, Time and Place of Stockholders’ Meeting

The Stockholders’ Meeting of BCAC stockholders will be held on [●], 2022, at, Eastern Time, in virtual format.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Stockholders’ Meeting if you owned shares of BCAC Common Stock at the close of business on [●], 2022, the Record Date. You are entitled to one vote for each share of BCAC Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the Record Date, there were 7,434,500 shares of common stock outstanding.

Purpose of the Stockholders’ Meeting

At the Stockholders’ Meeting, BCAC is asking holders of BCAC Common Stock to consider and vote upon the following proposals:

(1)	The Business Combination Proposal-To consider and vote upon a proposal to approve the Business Combination Agreement, in the form attached hereto as Annex A, and the Business Combination;

(2)	The Charter Proposals-To consider and vote upon two proposals to adopt the Proposed Charter, in the form attached hereto as Annex B;

(3)

The Director Election Proposal-To consider and vote upon a proposal to elect seven directors to serve on the Combined Company Board until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors, the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors, and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

(4)

The Nasdaq Proposal-To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of shares of BCAC Common Stock to Apexigen stockholders pursuant to the Business Combination Agreement; (ii) the issuance of shares of BCAC Common Stock to the PIPE Investors pursuant to the Subscription Agreements (including upon exercise of the PIPE Warrants issued pursuant to the Subscription Agreements); and (iii) the issuance of shares of BCAC Common Stock and Combined Company common stock to Lincoln Park pursuant to the Lincoln Park Purchase Agreement;

(5)	The Equity Incentive Plan Proposal-To consider and vote upon a proposal to approve and adopt the 2022 Equity Incentive Plan, in the form attached hereto as Annex H;

(6)	The ESPP Proposal-To consider and vote upon a proposal to approve and adopt the 2022 Employee Stock Purchase Plan, in the form attached hereto as Annex I;

(7)

The Adjournment Proposal-To consider and vote upon a proposal to approve the adjournment of the Stockholders’ Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal.

Vote of the Sponsor

BCAC has entered an agreement with the Sponsor, pursuant to which the Sponsor agreed to vote any shares of BCAC Common Stock owned by it in favor of each of the Proposals presented at the Stockholders’ Meeting.

The Sponsor has waived any Redemption Rights, including with respect to any Public Shares purchased during or after the BCAC IPO, in connection with an initial business combination. No consideration was received by the Sponsor for its waiver of Redemption Rights. The Founder Shares held by the Sponsor have no Redemption Rights upon our liquidation and will be worthless if no business combination is effected by us within the Completion Window. However, the Sponsor is entitled to Redemption Rights upon our liquidation with respect to any Public Shares it may own.

Quorum and Required Vote for Proposals for the Stockholders’ Meeting

A quorum of BCAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Stockholders’ Meeting if a majority of the voting power of all outstanding shares of BCAC Common Stock entitled to vote at the Stockholders’ Meeting as of the Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor, who currently owns approximately 21.9% of the issued and outstanding shares of common stock, will count towards this quorum. As of the Record Date, 3,717,251 shares of BCAC Common Stock would be required to achieve a quorum.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of BCAC Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal, if presented, will have no effect on such proposals. BCAC’s Sponsor has agreed to vote its shares of common stock in favor of each of the proposals presented at the Stockholders’ Meeting.

The approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of BCAC Common Stock entitled to vote thereon, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposals, will have the same effect as a vote “AGAINST” such proposal.

The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of BCAC Common Stock entitled to vote and actually cast thereon at the Stockholders’ Meeting. Directors are elected by a plurality of all of the votes cast by such stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting and entitled to vote thereon, which means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal at the Stockholders’ Meeting, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the approval of the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

It is important for you to note that in the event that the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal do not receive the requisite vote for approval, BCAC will not consummate the Business Combination. If BCAC does not consummate the Business Combination and fails to complete an initial business combination within the Completion Window, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Recommendation of BCAC Board of Directors

The BCAC Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, BCAC and its stockholders. Accordingly, the BCAC Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

In considering the recommendation of the BCAC Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and BCAC’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of BCAC stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Stockholders’ Meeting, including the Business Combination Proposal. These interests include, among other things:

•

If the Business Combination with Apexigen or another business combination is not consummated within the Completion Window, BCAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the BCAC Board, dissolving and liquidating. In such event, the 1,437,500 Founder Shares held by the Sponsor and the Representative, which were acquired for a purchase price of approximately $0.017 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The 1,380,000 Founder Shares held by the Sponsor had an aggregate market value of $[●] based upon the closing price of $[●] per share of BCAC Common Stock on the Nasdaq on the Record Date. Each of BCAC’s directors is a member of the Sponsor and therefore will have an economic interest in the Founder Shares held by the Sponsor.

•

Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the BCAC units sold in the BCAC IPO and the substantial number of shares of Combined Company common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price initially paid for the BCAC units in the BCAC IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•

The Sponsor purchased an aggregate of 247,000 placement units from BCAC for an aggregate purchase price of $2,470,000 (or $10.00 per units). This purchase took place on a private placement basis simultaneously with the consummation of the BCAC IPO. A portion of the proceeds BCAC received from this purchase were placed in the Trust Account. Such units had an aggregate market value of approximately $[●] based upon the closing price of $[●] per units on the Nasdaq on [●], 2022, the Record Date. The placement units will become worthless if BCAC does not consummate a business combination within the Completion Window.

•

Samuel P. Wertheimer will become a director of the Combined Company after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors.

•

BCAC’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on BCAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if BCAC fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, BCAC may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to BCAC’s management team, which commenced on January 28, 2021 and will continue through the earlier of consummation of the Business Combination and BCAC’s liquidation.

•

In connection with the approval of the Extension Amendment (as defined below), the Sponsor has agreed to contribute to BCAC as a loan the Additional Contributions. The amount of the Additional Contributions will not bear interest and will be repayable by BCAC to the Sponsor upon the Closing.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•

In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless BCAC against any and all losses, liabilities, claims, damages and expenses to which BCAC may become subject as a result of any claim by (i) any third party for services rendered or products sold to BCAC or (ii) a prospective target business with which BCAC has entered into an acquisition agreement, provided that such indemnification of BCAC by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to BCAC or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of BCAC Common Stock or (ii) such lesser amount per share of BCAC Common Stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under BCAC’s indemnity of the underwriters of the BCAC IPO against certain liabilities, including liabilities under the Securities Act. If BCAC consummates the Business Combination, on the other hand, BCAC will be liable for all such claims.

•	The Sponsor has agreed not to transfer, assign, or sell any of its Founder Shares until 180 days following the consummation of the Business Combination, subject to certain customary exceptions.

•	Subject to certain limited exceptions, the placement units will not be transferable until 30 days following the completion of the Business Combination.

•

For a period of six (6) years after the Closing Date, BCAC shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action by any stockholder of BCAC who has not exercised Redemption Rights arising from

Sponsor’s ownership of equity securities of BCAC, or its control or ability to influence BCAC, and further arising out of or pertaining to the transactions, actions, and investments contemplated by the Business Combination Agreement or any Ancillary Agreements.

•

BCAC will pay Brookline Capital Markets, an affiliate of our Sponsor for which certain of our officers provide services, $200,000 to act as BCAC’s financial advisor, investment banker, and consultant in connection with the Business Combination.

•

In the event that the BCAC Related Funds Amount at Closing is less than $20,000,000, then that number of Sponsor Shares equal to (x) one (1) minus the quotient of the BCAC Related Funds Amount divided by $20,000,000, multiplied by (y) one-third (1/3) of the total number of Sponsor Shares, shall be deemed automatically forfeited and cancelled without any further actions by the Sponsor or any other person, and such surrendered shares will be recorded as cancelled by the Combined Company.

There will be no finder’s fees, reimbursements or cash payments made by BCAC to the Sponsor or BCAC’s officers or directors, or any of BCAC’s or its officers’ or directors’ affiliates, for services rendered to BCAC prior to or in connection with the completion of the Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services, and repayments of the Additional Contributions and any Working Capital Notes by our Sponsor or affiliates of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, which Working Capital Notes will be repayable by BCAC upon the Closing. The Sponsor, in its discretion, may in lieu of having the Additional Contributions and Working Capital Notes repaid upon the Closing, instead convert the Additional Contributions and Working Capital Notes into units of BCAC, at a price of $10.00 per unit, upon the Closing, provided that the maximum amount that may be converted is no more than $1,500,000. The Sponsor and BCAC’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with BCAC’s formation, the BCAC IPO and activities on BCAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of [●], the Sponsor had not incurred any out-of-pocket expenses in connection with the Business Combination that, as of such date, had not been reimbursed by BCAC.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Proposals. Broker non-votes are considered present for the purposes of establishing a quorum and will have the effect of a vote “AGAINST” the Charter Proposals. Abstentions and broker non-votes will have no effect on the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Stockholders’ Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Stockholders’ Meeting.

Certain Engagements in Connection with the Business Combination

Wedbush Securities Inc. (“Wedbush”) was engaged by Apexigen to act as exclusive strategic financial advisor to Apexigen in connection with the Business Combination, and will receive compensation in connection therewith. BCAC engaged Brookline Capital Markets to act as capital markets and financial advisors to BCAC in connection with the Business Combination and agreed to pay it $200,000 in connection with such services. BCAC engaged Wedbush and Brookline Capital Markets to act as the exclusive lead placement agent and co-placement agent respectively for the PIPE investment, but Wedbush subsequently terminated its engagement as the exclusive lead placement agent and there are no fees or expense reimbursements expected in connection therewith.

Each of Wedbush and Brookline Capital Markets, together with their respective affiliates, are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Wedbush and Brookline Capital Markets, and their respective affiliates may provide investment banking and other commercial dealings to BCAC, Apexigen and their respective affiliates in the future, for which they would expect to receive customary compensation.

Further, in the ordinary course of its business activities, Wedbush and Brookline Capital Markets, and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of BCAC or Apexigen, or their respective affiliates. Wedbush and Brookline Capital Markets, and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Voting Your Shares-Stockholders of Record

BCAC stockholders may vote electronically at the Stockholders’ Meeting by visiting https://www.cstproxy.com/bcac/sm2022 or by proxy. BCAC recommends that you submit your proxy even if you plan to attend the Stockholders’ Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Stockholders’ Meeting.

If your shares are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a BCAC stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Stockholders’ Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the proposals presented at the Stockholders’ Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•	via the Internet;

•	by telephone;

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the Stockholders’ Meeting.

Abstentions will be counted for determining whether a quorum is present for the Stockholders’ Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Stockholders’ Meeting.

Voting Your Shares-Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Stockholders’ Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Stockholders’ Meeting, you will need to bring to the Stockholders’ Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank, or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

1.	sending another proxy card with a later date;

2.	notifying BCAC’s Secretary in writing before the Stockholders’ Meeting that you have revoked your proxy; or

3.

attending the Stockholders’ Meeting and voting electronically by visiting https://www.cstproxy.com/bcac/sm2022 and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Stockholders’ Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters

The Stockholders’ Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal. Under BCAC’s bylaws, other than procedural matters incident to the conduct of the Stockholders’ Meeting, no other matters may be considered at the Stockholders’ Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Stockholders’ Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of BCAC Common Stock, you may call Morrow Sodali LLC, BCAC’s proxy solicitor, at (800) 662-5200.

Redemption Rights

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that BCAC redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $[●] per share as of [●], 2022, the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Apexigen is consummated, BCAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than 15% of the Public Shares without the consent of BCAC. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of BCAC.

The Sponsor and BCAC’s directors and officers will not have Redemption Rights with respect to any shares of BCAC Common Stock owned by them, directly or indirectly in connection with the Business Combination.

Public Stockholders may seek to redeem their shares of BCAC Common Stock for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders may demand redemption by delivering their shares of BCAC Common Stock, either physically or electronically using Continental Stock Transfer & Trust Company’s DWAC System, to BCAC’s transfer agent no later than the second business day preceding the vote on the Business Combination Proposal. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $125.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event that the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered a certificate in connection with an election of the holder’s redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, the holder may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their Redemption Rights will not be entitled to redeem their shares for a pro rata portion of the Trust Account, as applicable. In such case, BCAC will promptly return any shares delivered by Public Stockholders.

The closing price of BCAC Common Stock on [●], 2022, the Record Date, was $[●]. The cash held in the Trust Account on such date was approximately $58.075 million ($[●] per Public Share). Prior to exercising Redemption Rights, stockholders should verify the market price of BCAC Common Stock as they may receive higher proceeds from the sale of their shares of BCAC Common Stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. BCAC cannot assure its stockholders that they will be able to sell their shares of BCAC Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises its Redemption Rights, then it will be exchanging its shares of BCAC Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for your shares of BCAC Common Stock only if you properly demand redemption no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to BCAC’s transfer agent prior to the vote at the Stockholders’ Meeting, and the Business Combination is consummated.

A BCAC stockholder holding both Public Shares and Warrants may redeem its Public Shares but retain the Warrants, which, if the Business Combination closes, will become warrants of the Combined Company. If redemption occurs at an assumed $10.10 per share in which [●] Public Shares are redeemed, such redeeming public stockholders will retain an aggregate of [●] detachable redeemable warrants, which have an aggregate value of approximately $[●] based on the closing price of our detachable redeemable warrants on Nasdaq of $[●] on [●], 2022.

Appraisal Rights

No stockholders, unitholders, or warrant holders of BCAC will have appraisal rights in connection the Business Combination.

Under the DGCL, however, holders of Apexigen capital stock may be entitled to appraisal rights in connection with the Business Combination. Apexigen stockholders who neither vote in favor of nor consent in writing to the Merger and who otherwise comply with Section 262 and other applicable provisions of the DGCL will be entitled to exercise appraisal rights to seek appraisal of the fair value of their shares of Apexigen capital stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of such dissenting shares of Apexigen capital stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Business Combination Agreement. Any Apexigen stockholder who wishes to preserve appraisal rights must so advise Apexigen by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Apexigen or BCAC that appraisal rights are available, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL Any shares of Apexigen capital stock held by such Apexigen stockholder immediately prior to the Effective Time who shall have properly demanded appraisal for his, her or its shares in accordance with the DGCL will not be converted into the merger consideration, unless such Apexigen stockholder fails to perfect, withdraws, or otherwise loses his, her or its right to appraisal and payment under the DGCL. If such Apexigen stockholder fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each share of Apexigen capital stock held by such Apexigen stockholder will be deemed to have been converted as of the Effective Time into a right to receive the merger consideration. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Apexigen stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Proxy Solicitation Costs

BCAC is soliciting proxies on behalf of the BCAC Board. This solicitation is being made by mail, but BCAC, and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. BCAC will bear the cost of the solicitation.

BCAC has hired Morrow Sodali LLC to assist in the proxy solicitation process. BCAC will pay them an advisory and proxy solicitation project management fee in an amount to be mutually agreed upon based on the success of the transaction and the duration of the proxy solicitation period. BCAC anticipates that such fee will be between $[●] and $[●].

BCAC will ask banks, brokers and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. BCAC will reimburse such persons for their reasonable expenses.

Founder Shares

As of [●], 2022, the Record Date, the Sponsor was entitled to vote the BCAC Voting Shares. Such shares currently constitute approximately 21.9% of the outstanding shares of BCAC’s common stock. The Sponsor has agreed to vote all its shares of BCAC Common Stock in favor of each of the Proposals presented at the Stockholders’ Meeting. The BCAC Voting Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by BCAC.

Upon consummation of the Business Combination, under the Registration Rights Agreement, the BCAC Voting Shares held by the Sponsor will be subject to certain lock-up restrictions. See “Other Agreements-Registration Rights Agreement.” In addition, upon consummation of the Business Combination, in the event that the BCAC Related Funds Amount at Closing is less than $20,000,000, then that number of Sponsor Shares equal to (x) one (1) minus the quotient of the BCAC Related Funds Amount divided by $20,000,000, multiplied by (y) one-third (1/3) of the total number of Sponsor Shares, shall be deemed automatically forfeited and cancelled without any further actions by the Sponsor or any other person, and such surrendered shares will be recorded as cancelled by the Combined Company. See “Other Agreements-Sponsor Support Agreement.”

Purchases of Shares of BCAC Common Stock

At any time prior to the Stockholders’ Meeting, during a period when they are not then aware of any material non-public information regarding BCAC or its securities, the Sponsor, Apexigen and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BCAC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares of BCAC Common Stock, including the granting of put options and, with Apexigen’s consent, the transfer to such investors or holders of shares of BCAC Common Stock or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the price of shares of BCAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares of BCAC Common Stock the holder owns prior to or immediately after the Stockholders’ Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares of BCAC Common Stock by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Apexigen, or any of their respective affiliates. BCAC will file a Current Report on Form 8-K to disclose any such arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1-THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of BCAC Common Stock are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Merger. BCAC stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see “The Business Combination” and “The Business Combination Agreement” for additional information regarding the Business Combination and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Merger) will be adopted and approved only if at least a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Sponsor has agreed to vote its Founder Shares and the Sponsor and BCAC’s directors and officers have agreed to vote any Public Shares owned by them in favor of the Business Combination Proposal. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the BCAC Board

THE BCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE BCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 THE CHARTER PROPOSALS

CHARTER PROPOSAL A - APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Holders of BCAC Common Stock are being asked to authorize the change in the authorized share capital of BCAC from (i) 25,000,000 shares of common stock and (ii) 1,000,000 shares of preferred stock, to 1,020,000,000 total shares, consisting of (X) 1,000,000,000 shares of common stock, and (Y) 20,000,000 shares of preferred stock.

As of the date of this proxy statement/prospectus, there are (i) 7,434,500 shares of BCAC Common Stock issued and outstanding, and (ii) no BCAC preferred shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of 2,998,500 BCAC warrants issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, each BCAC warrant will automatically be converted into one BCAC warrant upon the consummation of the Business Combination, which will be exercisable for one share of BCAC Common Stock at an exercise price of $11.50 per share.

Additionally, pursuant to the PIPE Investment, BCAC will issue at least 1,502,000 shares of BCAC Common Stock to the PIPE Investors.

Pursuant to the Lincoln Park Purchase Agreement, the Combined Company will have the right to direct Lincoln Park to purchase from the Combined Company an aggregate of up to $50,000,000 of Combined Company common stock from time to time over a 24-month period following the Closing. Additionally, in consideration for Lincoln Park’s execution and delivery of the Lincoln Park Purchase Agreement, BCAC will issue 150,000 shares to Lincoln Park on the date of Closing and the Combined Company will issue $1,500,000 shares on the date that is 90 calendar days after the Closing at the purchase price equal to the arithmetic average of the last closing sale price for BCAC Common Stock during the 10 consecutive business days ending on the business day immediately preceding the delivery of such shares, provided, that in no event shall the amount of such shares exceed 500,000.

In order to ensure that Apexigen has sufficient authorized capital for future issuances, BCAC’s board of directors has approved, subject to stockholder approval, that the Proposed Charter of the Combined Company change the authorized capital stock of BCAC from (i) 25,000,000 shares of common stock, and (ii) 1,000,000 shares of preferred stock, to 1,020,000,000 total shares, consisting of (X) 1,000,000,000 shares of common stock, and (Y) 20,000,000 shares of preferred stock.

This summary is qualified by reference to the complete text of the Proposed Charter of the Combined Company, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Reasons for the Amendments

The Proposed Charter also increases the authorized number of shares because the BCAC Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). In addition, the increase in the total number of authorized shares provides the Combined Company adequate authorized capital to provide flexibility for future issuances of Combined Company common stock if determined by the Combined Company Board to be in the best interests of the Combined Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination, the PIPE Investment, the 2022 Equity Incentive Plan, the 2022 Employee Stock Purchase Plan, the Lincoln Park Purchase Agreement or otherwise in the ordinary course of business, the additional authorized shares of Combined Company common stock would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. The Combined Company’s authorized but unissued shares of the Combined Company common stock and preferred stock will be available for future issuances without stockholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

Vote Required for Approval

If the Business Combination Proposal is not approved, Charter Proposal A will not be presented at the Stockholders’ Meeting. Charter Proposal A will be approved and adopted only if: the holders of a majority of the then outstanding shares of BCAC Common Stock, voting as a single class, vote “FOR” Charter Proposal A.

Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” Charter Proposal A.

The Business Combination is conditioned upon the approval of Charter Proposal A, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of Charter Proposal A, if the Business Combination is not consummated for any reason, the actions contemplated by Charter Proposal A will not be effected. The BCAC Board shall abandon Charter Proposal A in the event the Business Combination is not consummated.

A copy of the Proposed Charter, as will be in effect assuming approval of this Charter Proposal A and Charter Proposal B as set forth below and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

The Sponsor has agreed to vote its Founder Shares and the Sponsor and BCAC’s directors and officers have agreed to vote any Public Shares owned by them in favor of Charter Proposal A. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the BCAC Board

THE BCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE BCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF CHARTER PROPOSAL A.

CHARTER PROPOSAL B - APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Holders of BCAC Common Stock are being asked to authorize all other changes to the Existing Charter included in the Proposed Charter in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B), including (1) changing the corporate name from “Brookline Capital Acquisition Corp.” to “Apexigen, Inc.,” (2) making Apexigen’s corporate existence perpetual and (3) removing certain provisions related to BCAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve Charter Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of the Combined Company after the Business Combination.

The Proposed Charter does not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of BCAC’s operations should BCAC not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Charter) because following the consummation of the Merger, the Combined Company will not be a blank check company.

While certain material changes between the Existing Charter and the Proposed Charter have been unbundled into distinct charter proposals or otherwise identified in this Charter Proposal B, there are other differences between the Existing Charter and Proposed Charter that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our stockholders approve this Charter Proposal B. Accordingly, we encourage stockholders to carefully review the terms of the Proposed Charter of the Combined Company, attached hereto as Annex B as well as the information provided in the “Comparison of Stockholders’ Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “Brookline Capital Acquisition Corp.” to “Apexigen, Inc.” is desirable to reflect the Business Combination with Apexigen and to clearly identify Apexigen, Inc. as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making the Combined Company’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for the Combined Company following the Business Combination.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to BCAC’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve the Combined Company and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and BCAC’s board of directors believes it is the most appropriate period for Apexigen following the Business Combination. In addition, certain other provisions in BCAC’s Existing Charter requires that proceeds from BCAC’s initial public offering be held in the Trust Account until a business combination or liquidation of BCAC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

Vote Required for Approval

If the Business Combination Proposal is not approved, Charter Proposal B will not be presented at the Stockholders’ Meeting. Charter Proposal B will be approved and adopted only if: the holders of a majority of the then outstanding shares of BCAC Common Stock, voting separately as a single class voting as a single class, vote “FOR” Charter Proposal B.

Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” Charter Proposal B.

The Business Combination is conditioned upon the approval of Charter Proposal B, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of Charter Proposal B, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected. The BCAC Board shall abandon Charter Proposal B in the event the Business Combination is not consummated.

A copy of the Proposed Charter, as will be in effect assuming approval of this Charter Proposal B and Charter Proposal A set forth above and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

The Sponsor has agreed to vote its Founder Shares and the Sponsor and BCAC’s directors and officers have agreed to vote any Public Shares owned by them in favor of Charter Proposal B. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the BCAC Board of Directors

THE BCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE BCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF CHARTER PROPOSAL B.

PROPOSAL NO. 3-THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal are approved at the Stockholders’ Meeting, stockholders are being asked to elect seven directors to the Combined Company Board, effective upon the Closing, with each Class I director having a term that expires at the Combined Company’s first annual meeting of stockholders following the effectiveness of the Proposed Charter, each Class II director having a term that expires at the Combined Company’s second annual meeting of stockholders following the effectiveness of the Proposed Charter and each Class III director having a term that expires at the Combined Company’s third annual meeting of stockholders following the effectiveness of the Proposed Charter, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal.

The BCAC Board has nominated [●] to serve as the Class I directors, [●] to serve as the Class II directors and, [●] to serve as the Class III directors. See “Management of the Combined Company Following the Business Combination” for more information.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast by the holders of BCAC Common Stock present in person (including by presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting. This means that the seven director nominees who receive the most affirmative votes from such stockholders will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions and broker non-votes will have no effect on the vote.

The Business Combination is conditioned upon the approval of the Director Election Proposal. Notwithstanding the approval of each of the seven director nominees to the Combined Company Board as a result of the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The Sponsor has agreed to vote its Founder Shares and any Public Shares owned by them in favor of the Director Election Proposal. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the BCAC Board

THE BCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE BCAC STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 4-THE NASDAQ PROPOSAL

Overview

Immediately prior to and in connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing) the issuance and/or sale of: (i) up to [●] shares of BCAC Common Stock to the holders of Apexigen’s capital stock pursuant to the Business Combination Agreement; (ii) at least 1,502,000 shares of BCAC Common Stock and 751,000 PIPE Warrants (including the shares issuable upon exercise of the PIPE Warrants) at $10.00 per unit to the PIPE Investors pursuant to the Subscription Agreements, for purposes of raising additional capital for use by the Combined Company following the Closing; (iii) an aggregate of up to $50,000,000 BCAC Common Stock and Combined Company common stock from time to time to Lincoln Park over a 24-month period following the Closing pursuant to the Lincoln Park Purchase Agreement; and (iv) 150,000 shares of BCAC Common Stock on the date of Closing and $1,500,000 shares of Combined Company common stock on the date that is 90 calendar days after the date of Closing (provided, that in no event shall the amount of such shares exceed 500,000), in each case to Lincoln Park pursuant to the Lincoln Park Purchase Agreement.

For more information, see the full text of the Business Combination Agreement, the form of Subscription Agreement, and the form of the Lincoln Park Purchase Agreement, copies of which are attached as Annexes A, F and G-1, respectively. The discussion herein is qualified in its entirety by reference to such documents.

Why BCAC Needs Stockholder Approval for Purposes of Nasdaq Listing Rule 5635

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, BCAC will, in connection with the Business Combination, issue shares of BCAC Common Stock to Apexigen stockholders, the PIPE Investors, and Lincoln Park upon consummation of the Business Combination (and, in the case of Lincoln Park, from time to time following the consummation of the Business Combination).

Stockholder approval of the Nasdaq Proposal is a condition to the Closing under the Business Combination Agreement.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Stockholders’ Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting. Failure to submit a proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions, and broker non-votes will have no effect on the Nasdaq Proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor has agreed to vote its Founder Shares and any Public Shares owned by them in favor of the Nasdaq Proposal. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the BCAC Board

THE BCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE BCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 5-THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

We are seeking stockholder approval for the Apexigen, Inc. 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. The Apexigen, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) will expire as of the effective date of the Business Combination and no awards will be granted under the 2020 Plan following its termination. The 2022 Plan, if approved by stockholders, will allow the Combined Company to provide equity awards as part of the Combined Company’s compensation program, an important tool for motivating, attracting and retaining talented employees and for providing incentives that promote the Company’s business and increased stockholder value. Non-approval of the 2022 Plan will compel the Combined Company to significantly increase the cash component of employee compensation following the Closing to continue to attract and retain highly talented personnel because the Combined Company would need to replace components of compensation Apexigen previously delivered in equity awards, which would therefore reduce the Combined Company’s operating cash flow.

Both of the boards of directors of BCAC and Apexigen believe that long-term incentive compensation programs help align more closely the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the 2022 Plan will increase the Combined Company’s ability to achieve this objective and, by allowing for several different forms of long-term incentive awards, will help the Combined Company to recruit, reward, motivate, and retain talented personnel. Both of the boards of directors of BCAC and Apexigen believe that the approval of the 2022 Plan is essential to the Combined Company’s continued success, and in particular, the Combined Company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which the Combined Company will compete. Such awards also are crucial to the Combined Company’s ability to motivate employees to achieve its goals.

Certain Key Plan Provisions

•	The 2022 Plan will continue until terminated by the Combined Company Board or its compensation committee.

•

The 2022 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”) and performance awards.

•

A number of shares of BCAC Common Stock will be authorized for issuance pursuant to awards under the 2022 Plan equal to (i) [●] shares of BCAC Common Stock, plus (ii) any shares of BCAC Common Stock subject to assumed awards and that after the date of the Closing are terminated without being exercised in full, are tendered to or withheld by Combined Company to satisfy exercise price or tax withholding obligations, or are forfeited to or repurchased by Combined Company due to failure to vest (provided that the maximum number of shares that may be added to the 2022 Plan pursuant to the foregoing clause (ii) is [●] shares).

•

The 2022 Plan provides for an automatic share reserve increase feature, whereby the share reserve will be increased automatically on the first day of each fiscal year beginning with the 2023 fiscal year, in an amount equal to the least of (i) [●] shares, (ii) a number of shares equal to 5% of the total number of shares of all classes of Combined Company common stock outstanding on the last day of the immediately preceding fiscal year, and (iii) a lesser number of shares as determined by the administrator of the 2022 Plan. The automatic share reserve feature will cease immediately after the increase on the first day of the 2032 fiscal year.

•	The 2022 Plan will be administered by the Combined Company Board or, if designated by the Combined Company Board, the compensation committee of the Combined Company Board.

Summary of the 2022 Plan

The following paragraphs provide a summary of the principal features of the 2022 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2022 Plan and is qualified in its entirety by the specific language of the 2022 Plan. A copy of the 2022 Plan is attached to this proxy statement/prospectus as Annex H.

Purposes of the 2022 Plan

The purposes of the 2022 Plan will be to attract and retain highly talented personnel; to provide additional incentive to eligible employees, directors, and consultants; and to promote the success of the Combined Company business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, RSUs, and performance awards as the administrator of the 2022 Plan may determine.

Eligibility

The 2022 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to the Combined Company’s employees and any of its parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, RSUs, stock appreciation rights and performance awards to employees, directors and consultants of the Combined Company and employees and consultants of any of its parents or subsidiaries. Following the Closing, we expect the Combined Company and its subsidiaries to have, collectively, six non-employee directors and approximately 30 employees (including employee directors).

Authorized Shares

Subject to the adjustment provisions contained in the 2022 Plan and the evergreen provision described below, a total of [●] shares of BCAC Common Stock will be reserved for issuance pursuant to the 2022 Plan. In addition, the shares reserved for issuance under the 2022 Plan will include any assumed awards that, on or after the date of the Closing, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Combined Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Combined Company due to failure to vest (provided that the maximum number of shares that may be added to the 2022 Plan pursuant to this sentence is [●] shares). The number of shares available for issuance under the 2022 Plan also will include an annual increase, or the evergreen feature, on the first day of each of Combined Company’s fiscal years, beginning with Combined Company’s fiscal year 2023, equal to the least of:

•	[●] shares of Combined Company common stock;

•

a number of shares of Combined Company common stock equal to 5% of the total number of shares of all classes of Combined Company common stock outstanding as of the last day of the immediately preceding fiscal year; or

•	such number of shares of Combined Company common stock as the administrator of the 2022 Plan may determine no later than the last day of Combined Company’s immediately preceding fiscal year.

Shares issuable under the 2022 Plan may be authorized, but unissued, or reacquired shares of Combined Company common stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, RSUs, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2022 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2022 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2022 Plan. Shares that actually have been issued under the 2022 Plan under any award will not be returned to the 2022 Plan; except if shares issued pursuant to awards of restricted stock, RSUs, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the 2022 Plan. Shares used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2022 Plan) will become available for future grant or sale under the 2022 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2022 Plan.

If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of Combined Company, or other change in the corporate structure of Combined Company affecting the shares (other than any ordinary dividends or other ordinary distributions), the administrator of the 2022 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan, will adjust the number and class of shares that may be delivered under the 2022 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2022 Plan.

Plan Administration

The Combined Company Board or one or more committees appointed by the Combined Company Board will have authority to administer the 2022 Plan. The compensation committee of the Combined Company Board initially will administer the 2022 Plan. In addition, to the extent it is desirable to qualify transactions under the 2022 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2022 Plan, the administrator has the power to administer the 2022 Plan and make all determinations deemed necessary or advisable for administering the 2022 Plan, including the power to determine the fair market value of Combined Company common stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2022 Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2022 Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the 2022 Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the 2022 Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the 2022 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and different terms, awards of a different type or cash, or by which the exercise price of an outstanding award granted under the 2022 Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law.

Stock Options

Stock options may be granted under the 2022 Plan. The per share exercise price of options granted under the 2022 Plan generally must be equal to at least 100% of the fair market value of a share of Combined Company common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of Combined Company’s (or any of its parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of Combined Company common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, certain shares of Combined Company common stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of options. Until shares are issued under an option, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Combined Company common stock between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Combined Company common stock, or a combination of both, except that the per-share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above.

Restricted Stock

Restricted stock may be granted under the 2022 Plan. Restricted stock awards are grants of shares of Combined Company common stock that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2022 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under the 2022 Plan. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Combined Company common stock. Subject to the provisions of the 2022 Plan, the administrator determines the terms and conditions of RSUs, including any vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the 2022 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2022 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Employee Directors

All non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2022 Plan. The 2022 Plan provides that in any given fiscal year of the Combined Company, no outside director may be granted any equity awards (including equity awards under the 2022 Plan) (the value of which will be based on their grant date fair value) and be provided any other compensation (including any cash retainers and fees) that in the aggregate exceed $750,000, provided that in the Combined Company fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2022 Plan will be determined according to GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or before the Closing, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the 2022 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2022 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of the Combined Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2022 Plan provides that in the event of the Combined Company’s merger or change in control, as defined in the 2022 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the 2022 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash or other property or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

If a successor corporation does not so assume or substitute a substantially equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

In addition, in the event of a change in control, awards granted to a non-employee director will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the non-employee director authorized by the administrator.

Forfeiture and Clawback

Awards will be subject to any clawback policy we may adopt pursuant to the listing standards of any national securities exchange or association on which the Combined Company securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to the Combined Company or reimburse the Combined Company for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of the Combined Company as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination

The 2022 Plan will become effective upon the latest to occur of (i) its adoption by the BCAC Board, (ii) approval by BCAC stockholders, or (iii) the time immediately prior to the Closing and will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after the ten-year anniversary of the earlier of the adoption by the BCAC Board or BCAC stockholder approval of the 2022 Plan, and the evergreen feature of the 2022 Plan will terminate on the ten-year anniversary of the earlier of the BCAC Board or BCAC stockholder approval of the 2022 Plan. In addition, the administrator will have the authority to amend, suspend, or terminate the 2022 Plan or any part of the 2022 Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2022 Plan. The summary is based on existing U.S. laws and regulations as of the date of this proxy statement/prospectus, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant or exercise of an option that qualifies as an incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the date of exercise of the option, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise of the option (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized with respect to the share disposition, there will be no ordinary income, and such loss will be a capital loss.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the date of exercise of the option is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise (unless the shares are disposed of in the same year as the option exercise). In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits.

Nonstatutory Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant of such an option. However, upon exercising the option, the participant generally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale or other disposition of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

In general, no taxable income for ordinary income tax purposes is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant, pursuant to Section 83(b) of the Code, may elect to accelerate the ordinary income tax event to the date of acquisition of the shares by filing an election with the IRS generally no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units and Performance Awards

There generally are no immediate tax consequences of receiving an award of RSUs or a performance award. A participant who is granted RSUs or performance awards generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the time of settlement of the award upon vesting. If the participant is an employee, generally such ordinary income is subject to income tax withholding and certain employment tax withholdings also would apply to the shares that vest. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards with a deferral feature granted under the 2022 Plan to a participant subject to U.S. income tax will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Medicare Surtax

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares of Combined Company common stock issued pursuant to awards under the 2022 Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for the Combined Company

The Combined Company generally will be entitled to a tax deduction in connection with an award under the 2022 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to the Combined Company chief executive officer and certain “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMBINED COMPANY WITH RESPECT TO AWARDS UNDER THE 2022 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. JURISDICTION IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2022 Plan is in the discretion of the administrator and therefore cannot be determined in advance. BCAC previously has not sponsored an equity incentive plan, and, therefore, the aggregate number of shares of Combined Company common stock which would have been received by or allocated to the Combined Company named executive officers; executive officers, as a group, directors who are not executive officers, as a group, and all other current employees who are not executive officers, as a group is not determinable. As of [●], 2022, the closing price of a share of Combined Company common stock was $[●].

Vote Required for Approval

If the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will not be presented at the Stockholders’ Meeting. The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting. Failure to submit a proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions, and broker non-votes will have no effect on the Equity Incentive Plan Proposal.

The Business Combination is conditioned upon the approval of the Equity Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Equity Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Equity Incentive Plan Proposal will not be effetced.

The Sponsor has agreed to vote its Founder Shares and any Public Shares owned by them in favor of the Equity Incentive Plan Proposal. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the BCAC Board

THE BCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE BCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6-THE ESPP PROPOSAL

We are seeking stockholder approval for the Apexigen, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”). The ESPP is being adopted in connection with the Merger and will become effective upon the Closing, but the first offering period will commence at a later date determined by the administrator of the ESPP. Both the BCAC and Apexigen Boards believe that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The ESPP provides a significant incentive by allowing employees to purchase shares of the Combined Company common stock at a discount through accumulated contributions of their earned compensation. The ESPP will become a significant part of the Combined Company’s overall equity compensation strategy (especially with respect to our nonexecutive employees) if it is approved by BCAC’s stockholders. If BCAC’s stockholders do not approve the ESPP, the Combined Company may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent the Combined Company from successfully attracting and retaining highly skilled employees.

The ESPP’s initial share reserve which we are asking the stockholders to approve is [●] shares of Combined Company common stock. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the Combined Company Board or its compensation committee.

The BCAC Board has approved the ESPP, subject to the approval of BCAC’s stockholders.

Summary of the 2022 Employee Stock Purchase Plan

The following is a summary of the principal features of the ESPP and its operation. This summary does not contain all of the terms and conditions of the ESPP and is qualified in its entirety by reference to the ESPP as set forth in Annex I attached to this proxy statement/prospectus.

Purpose

The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of the BCAC Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP will permit the administrator of the ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP will authorize the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance

If BCAC’s stockholders approve the ESPP, and subject to adjustment upon certain changes in Combined Company’s capitalization as described in the ESPP, the maximum number of shares of Combined Company common stock that will be available for issuance under the ESPP will be [●] shares of Combined Company common stock. The number of shares of Combined Company common stock available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with Combined Company’s fiscal year 2023 in an amount equal to the least of (i) [●] shares of Combined Company common stock, (ii) a number of shares of Combined Company common stock equal to 1% of the total number of shares of all classes of Combined Company common stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the administrator no later than the last day of the immediately preceding fiscal year of Combined Company. Shares issuable under the ESPP may be authorized, but unissued, or reacquired shares of Combined Company common stock.

We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of Combined Company common stock.

If BCAC’s stockholders do not approve the ESPP, then the ESPP will not become effective and no shares of Combined Company common stock will be available for issuance thereunder.

The ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of Combined Company common stock or other securities of Combined Company or other change in Combined Company’s corporate structure affecting Combined Company common stock occurs (other than any ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the ESPP, the administrator will make adjustments to the number and class of shares that may be delivered under the ESPP and the purchase price per share and number and class of shares covered by each option granted under the ESPP that has not yet been exercised, and the numerical share limits under the ESPP.

Administration

The board of director(s) or a committee appointed by the Combined Company Board will have authority to administer the ESPP. Unless and until determined otherwise by the Combined Company Board, the compensation committee of the Combined Company Board will administer the ESPP. The administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate any subsidiaries of the Combined Company as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary or advisable for the administration of the ESPP, including adopting such procedures, sub-plans and appendices to the enrollment agreement as are necessary or appropriate to permit participation in the ESPP by employees who are non-U.S. nationals or employed outside the U.S. The administrator’s findings, decisions and determinations will be final and binding on all participants to the maximum extent permitted by law.

Eligibility

Generally, any of our employees will be eligible to participate in our ESPP if they are customarily employed by the Combined Company or any of its participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, before an enrollment date for all options granted on such enrollment date in an offering, may determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since the employee’s last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Code Section 414(q) or (v) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or who is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is not eligible to participate in an offering. However, an employee may not be granted an option to purchase stock under our ESPP if the employee (i) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Combined Company or any parent or subsidiary of the Combined Company; or (ii) holds rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year during which his or her right to purchase shares is outstanding at any time. Following the Closing, we expect the Combined Company to have, collectively, approximately 30 employees (including employee directors).

Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of Combined Company common stock. Participation ends automatically upon termination of employment with the Combined Company (or its participating subsidiaries).

Offering Periods and Purchase Periods

The ESPP will include a component (the “423 Component”) that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and a component that does not comply with Code Section 423 (the “Non-423 Component).” For purposes of this summary, a reference to the ESPP generally will mean the terms and operations of the 423 Component.

The ESPP will provide for offering periods with a duration and start and end dates as determined by the administrator, provided that no offering period will have a duration exceeding 27 months. Unless determined otherwise by the administrator, each offering period will have one purchase period with the same duration as the offering period. The administrator is authorized to change the duration of future offering periods and purchase periods under the ESPP, including the starting and ending dates of offering periods and purchase periods and the number of purchase periods in any offering periods. Unless determined otherwise by the administrator and to the extent an offering period provides for more than one purchase date in such offering period, if the fair market value of a share of Combined Company common stock on a purchase date is less than the fair market value of a share of Combined Company common stock on the first trading day of the offering period, participants in that offering period will be withdrawn from that offering period following their purchase of shares on such purchase date and automatically will be enrolled in a new offering period.

Contributions

The ESPP will permit participants to purchase shares of the Combined Company common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for overtime and shift premium, incentive compensation, bonuses, commissions, equity compensation and other similar compensation. The administrator may change the compensation eligible for contribution under the ESPP on a uniform and nondiscriminatory basis for future offering periods.

Exercise of Purchase Right

Amounts deducted and accumulated by a participant under the ESPP are used to purchase shares of Combined Company common stock at the end of each purchase period. The purchase price of the shares will be 85% of the lower of (i) the fair market value of a share of Combined Company common stock on the first trading day of the offering period or (ii) the fair market value of a share of Combined Company common stock on the exercise date. A participant will be permitted to purchase a maximum of 8,500 shares during each offering period, provided that the administrator may increase or decrease such maximum number of shares for each purchase period or offering period. Until shares of Combined Company common stock are issued (as evidenced by the appropriate entry on our books or the books of a duly authorized transfer agent of ours) to a participant, the participant will have only rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder with respect to such shares.

Termination of Participation

Participation in the ESPP generally will terminate when a participating employee’s employment with the Combined Company or a participating subsidiary of the Combined Company ceases for any reason, the employee withdraws from the ESPP or Combined Company terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, generally the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

A participant will not be permitted to transfer the contributions credited to his or her ESPP account or rights granted under the ESPP, other than by will or the laws of descent and distribution.

Dissolution or Liquidation

In the event of Combined Company’s proposed dissolution or liquidation, any offering period in progress will be shortened by setting a new purchase date and will terminate immediately before the completion of such proposed transaction, unless determined otherwise by the administrator.

Merger or Change in Control

In the event of a merger or change in control of the Combined Company, as defined in the ESPP, a successor corporation may assume or substitute for each outstanding option. If the successor corporation does not assume or substitute for the options, the offering period then in progress under the ESPP will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination

The ESPP will become effective upon the later to occur of (i) its adoption by the BCAC Board, (ii) its approval by BCAC stockholders, or (iii) the time immediately prior to the Closing. The administrator will have the authority to modify, amend, suspend or terminate the ESPP except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase shares of Combined Company common stock under the ESPP. The ESPP will terminate automatically 20 years after the latest of (i) the date of the ESPP’s adoption by the Combined Company Board, (ii) the date of the ESPP’s approval by the BCAC stockholders, or (iii) the date of the Closing, unless the administrator of the ESPP terminates it earlier.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances.

The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Combined Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares of Combined Company common stock acquired under the ESPP or in the event of the participant’s death while still owning the purchased shares of Combined Company common stock.

If the participant sells or otherwise disposes of the purchased shares of Combined Company common stock within two years after the start date of the offering period in which the shares of common stock were acquired or within one year after the date of purchase of those shares of Combined Company common stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares of Combined Company common stock on the purchase date exceeded the purchase price paid for those shares of Combined Company common stock, and Combined Company will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares of Combined Company common stock, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares of Combined Company common stock have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares of Combined Company common stock more than two years after the start date of the offering period in which the shares of Combined Company common stock were acquired and more than one year after the date of purchase of those shares of Combined Company common stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares of Combined Company common stock on the sale or disposition date exceeded the purchase price paid for those shares of Combined Company common stock, or (ii) 15% of the fair market value of the shares of Combined Company common stock on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares of Combined Company common stock on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to such disposition.

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares of Combined Company common stock purchased under the ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

If the participant still owns the purchased shares of Combined Company common stock at the time of death, the lesser of (i) the amount by which the fair market value of the shares of Combined Company common stock on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares of Combined Company common stock on the start date of the offering period in which those shares of Combined Company common stock were acquired will constitute ordinary income in the year of death.

Plan Benefits

Participation in the ESPP is voluntary and the number of shares of Combined Company common stock that would be purchased in any year or offering period under the ESPP is dependent on various factors such as each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, such number of shares of Combined Company common stock that may be purchased under the ESPP is determined, in part, by the price of the shares of Combined Company common stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares of Combined Company common stock that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the number of shares of Combined Company common stock which would have been received by or allocated to BCAC named executive officers, all current executive officers as a group, and all other current employees who may participate in the ESPP as a group are not determinable. Non-employee directors are not eligible to participate in the ESPP. As of [●], 2022, the closing price of one share of Combined Company common stock was $[●].

Vote Required for Approval

If the Business Combination Proposal is not approved, the ESPP Proposal will not be presented at the Stockholders’ Meeting. The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting. Failure to submit a proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions, and broker non-votes will have no effect on the ESPP Proposal.

The Business Combination is conditioned upon the approval of the ESPP Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the ESPP Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the ESPP Proposal will not be effected.

The Sponsor has agreed to vote its Founder Shares and any Public Shares owned by them in favor of the ESPP Proposal. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the BCAC Board

THE BCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE BCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 7-THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the BCAC Board to adjourn the Stockholders’ Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Stockholders’ Meeting, there are not sufficient votes to approve the Business Combination Proposal and the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the ESPP Proposal. In no event will the BCAC Board adjourn the Stockholders’ Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by stockholders, the BCAC Board may not be able to adjourn the Stockholders’ Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal, or if BCAC determines that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. If BCAC does not consummate the Business Combination and fails to complete an initial business combination by November 2, 2022 (subject to the requirements of law), BCAC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting.

Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions and broker non-votes will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor has agreed to vote its Founder Shares and any Public Shares owned by them in favor of the Adjournment Proposal, if presented. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the BCAC Board

THE BCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE BCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT BCAC

In this section “we,” “us,” “our” or the “Company” refer to BCAC prior to the Business Combination and to the Combined Company following the Business Combination.

Introduction

We are a blank check company incorporated on May 27, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business were focused on identifying businesses. Prior to executing the Business Combination Agreement, our efforts were limited to organizational activities, completion of our initial public offering and the evaluation of possible business combinations. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

Company History

On May 27, 2020, the Sponsor purchased 1,437,500 shares of Founder Shares for an aggregate purchase price of $25,000, or approximately $0.017 per share. 57,500 Founder Shares were transferred to the Representative. As of the Closing, 1,380,000 Founder Shares will be outstanding and held by the Sponsor and 57,500 will be held by the Representative. As a result of the Merger, the Founder Shares held by the Sponsor will be modified and remain restricted until the Closing and the Sponsor will forfeit up to 460,000 Founder Shares if the BCAC Related Funds Amount at the Closing is less than $20.0 million. Prior to the initial investment in the company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would, in the aggregate, represent 20% of the outstanding shares of common stock upon completion of the BCAC IPO.

The registration statement for the BCAC IPO was declared effective on January 28, 2021. On February 2, 2021, we consummated the BCAC IPO of 5,750,000 BCAC units, including 750,000 BCAC units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover over-allotments, with each unit consisting of one share of BCAC Common Stock and one-half of one redeemable BCAC warrant. Each whole public BCAC warrant entitles the holder thereof to purchase one share of BCAC Common Stock at a price of $11.50 per share, subject to certain adjustments. The BCAC units were sold at a price of $10.00 per unit, generating gross proceeds to us of $57,500,000.

Simultaneously with the consummation of the BCAC IPO, we consummated a private placement of an aggregate of 247,000 placement units to the Sponsor at a price of $10.00 per placement unit, generating total proceeds of $2,470,000. Of the gross proceeds received from the BCAC IPO and the placement warrants, $58,075,000 was placed into the Trust Account.

On February 18, 2021, we announced that, commencing February 22, 2021, holders of the units may elect to separately trade the shares of Common Stock and the warrants included in the units. Those units not separated continued to trade on Nasdaq under the symbol “BCACU” and the shares of BCAC Common Stock and warrants that were separated began trading under the symbols “BCAC” and “BCACW,” respectively. No fractional warrants were issued upon separation of the units and only whole warrants trade.

Redemption Rights for Holders of Public Shares

We are providing our Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the Closing, including any Additional Contributions made prior to such time and interest earned on the funds held in the Trust Account (net of taxes payable by us), divided by the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of [●] is anticipated to be $[●] per Public Share. There will be no Redemption Rights upon the completion of the Business Combination with respect to our warrants.

Limitation on Redemption Rights

Notwithstanding the foregoing Redemption Rights, if, in connection with seeking stockholder approval of the Business Combination, we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Existing Charter provides that a holder of the Public Shares, together with any affiliate of his or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Public Shares without our prior consent, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. We believe this restriction will discourage stockholders from accumulating large blocks of shares and subsequent attempts by such holders to use their ability to exercise their Redemption Rights against the Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its Redemption Rights against the Business Combination if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the Public Shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete a Business Combination, particularly in connection with a Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we will not be restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% threshold) for or against the Business Combination.

Our Existing Charter also provides that in no event will we redeem shares of BCAC Common Stock in an amount that would result in our failure to have net tangible assets of at least $5,000,001 after giving effect to the redemptions of shares of BCAC Common Stock by the Public Stockholders, including as of the time either immediately prior to or upon the Closing.

Submission of Business Combination to a Stockholder Vote

The Stockholders’ Meeting of BCAC stockholders to which this filing relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, Public Stockholders are not required to vote against the Business Combination in order to exercise their Redemption Rights. If the Business Combination is not completed, then Public Stockholders who elected to exercise their Redemption Rights will not be entitled to receive such payments. Our Sponsor has agreed to vote its Founder Shares and any Public Shares purchased during or after the BCAC IPO in favor of approving the Business Combination.

Permitted Purchases of Our Securities

If, in connection with seeking stockholder approval of the Business Combination, we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. Any such purchases will be conducted in accordance with relevant SEC guidelines. There is no limit on the number of shares our Sponsor, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. In the event that our Sponsor, directors, officers, advisors, or any of their affiliates determine to make any such purchases at the time of a stockholder vote relating to the approval of the Business Combination, such purchases could have the effect of influencing the vote necessary to approve such transaction. None of the funds in the Trust Account will be used to purchase shares in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that our Sponsor, directors, officers, advisors or any of their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights or submitted a proxy to vote against the Business Combination, such selling stockholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against the Business Combination. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.

The purpose of such purchases could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors and/or any of their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or any of their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination. Such persons would select the stockholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than the amount per share a Public Stockholder would receive if it elected to redeem its shares in connection with the Business Combination. Our Sponsor, officers, directors, advisors, or any of their affiliates will be restricted from purchasing shares unless such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or any of their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will be restricted except to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our sponsor, officers, directors and/or any of their affiliates will be restricted from making purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Our Existing Charter provides that we will have only 15 months from the closing of the BCAC IPO to complete an initial business combination. If we have not completed an initial business combination within such 15-month period], we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable by us and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no Redemption Rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete an initial business combination within the prescribed time period.

We will only redeem our Public Shares so long as (after such redemptions) our net tangible assets are not less than $5,000,001 (i) in the case of the Business Combination, either prior to or upon consummation of the Business Combination, or (ii) in the case of an amendment to our Existing Charter (a) to modify the substance or timing of our obligation to allow redemption in connection with the Business Combination or to redeem 100% of our Public Shares if we have not consummated the Business Combination by the end of the Completion Window. or (b) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, upon such amendment (in each case so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is being exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible requirement described above, we would not proceed with the amendment or the related redemption of our Public Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds from the BCAC IPO held outside the Trust Account, if any, and borrowed amounts under the Note, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the BCAC IPO and the sale of the PIPE Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors, which would have higher priority than the claims of our Public Stockholders. We cannot assure you that the actual per share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the BCAC IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of BCAC and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest that may be withdrawn to pay our taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in certain instances. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.00 per Public Share.

As discussed above, we seek to reduce the possibility that our Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the BCAC IPO against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by November 2, 2022 may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by November 2, 2022 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we do not complete an initial business combination by November 2, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable by us and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following November 2, 2022 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay our taxes and will not be liable as to any claims under our indemnity of the underwriters of the BCAC IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, there is no assurance that we will be able to return $10.00 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, the BCAC Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and BCAC to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against us for these reasons.

Our Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of an initial business combination, and then only in connection with those shares of BCAC Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend our Existing Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with a business combination or to redeem 100% of our Public Shares if we do not complete an initial business combination by November 2, 2022 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) the redemption of all of our Public Shares if we have not completed an initial business combination by November 2, 2022, subject to applicable law and as further described herein. Stockholders who do not exercise their rights to the funds held in the Trust Account in connection with such an amendment to our Existing Charter would still have rights to the funds held in the Trust Account in connection with any other applicable amendment to our Existing Charter and a subsequent business combination to the extent they are then stockholders. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. A stockholder’s voting in connection with our initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must also exercise its Redemption Rights described above. Holders of warrants will not have any rights of proceeds held in the Trust Account with respect to the warrants.

Voting Restrictions in Connection with the Stockholders’ Meeting

Pursuant to the terms of the Sponsor Support Agreement, the Sponsor has agreed to vote any Founder Shares held by it and any Public Shares purchased during or after the BCAC IPO in favor of each of the Proposals presented at the Stockholders’ Meeting. See “Other Agreements-Sponsor Support Agreement” for more information. The Sponsor owns approximately 21.9% of the outstanding BCAC Common Stock entitled to vote thereon. The quorum and voting thresholds at the Stockholders’ Meeting and the Sponsor Support Agreement may make it more likely that BCAC will consummate the Business Combination.

Facilities

We currently maintain our executive offices at 280 Park Avenue, Suite 43W, New York, NY 10017, and our telephone number is (646) 643-6716. Our executive offices are provided to us by Brookline Capital Markets. On January 28, 2021, we began paying to Brookline Capital Markets $10,000 per month for office space, utilities, administrative and support services provided to members of our management team. Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees. We consider our current office space adequate for our current operations.

There will be no finder’s fees, reimbursements or cash payments made by us to our Sponsor, officers or directors, or our or any of their affiliates, for services rendered to us prior to or in connection with the completion of the Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services

Our Sponsor, officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with our formation, the BCAC IPO and activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of [●], the Sponsor had not incurred any out-of-pocket expenses in connection with the Business Combination that, as of such date, had not been reimbursed by BCAC.

Employees

We currently have three non-employee officers: Samuel Wertheimer, Scott Katzmann and Patrick Sturgeon. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the Business Combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of the Business Combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT OF BCAC

In this section “we,” “us,” “our” or the “Company” refer to BCAC prior to the Business Combination and to the Combined Company following the Business Combination.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Title
Samuel P. Wertheimer, Ph.D.	62	Chief Executive Officer and Chairman
Scott A Katzmann	66	President and Director
Patrick A. Sturgeon	45	Chief Financial Officer
James N. Hauslein	63	Director
Elgar Peerschke	65	Director
Tito A. Serafini, Ph.D.	58	Director

Samuel P. Wertheimer, Ph.D., our Chairman and Chief Executive Officer since inception, has been an investor in the healthcare and life sciences sectors, entrepreneur, and scientist. He joined Brookline Capital Markets in 2017 as Senior Scientific Advisor. His role is to identify opportunities, diligence, structure investments, and raise capital for banking clients. From 2012 to 2016, he served as co-founder of Poliwogg, Inc. a financial services firm bringing innovation to healthcare investing. While at Poliwogg, he helped develop the Poliwogg Medical Breakthrough Index that serves as the underlying index for the ALPS Medical Breakthrough ETF (SBIO). From 2000 to 2011, Dr. Wertheimer was a Private Equity Partner at OrbiMed Advisors, LLC, one of the world’s largest healthcare-dedicated investment firms. At OrbiMed, Dr. Wertheimer was involved in raising and investing four venture capital funds with more than $1.5 billion in committed capital. He previously served on the boards of multiple public and private companies, including Biodel (NASDAQ: BIOD); a developer of drug delivery technologies, from 2006 to 2009; ChemoCentryx (CCXI), a development stage biotechnology company, from 2001 to 2011; Corus Pharma (acquired by Gilead), a development stage biotechnology company from 2001 to 2006; InteKrin Therapeutics (acquired by Coherus), a development stage biotechnology company from 2007 to 2010; NeurAxon, a development stage biotechnology company, from 2007 to 2010; and Salmedix (acquired by Cephalon), a development stage biotechnology company, from 2004 to 2005. He helped bring to market several new drugs including Treanda®, Cayston®, and Orbactiv®. Dr. Wertheimer received his Doctor of Philosophy degree from New York University, his Master of Public Health, with Honors, from Yale University and his Bachelor of Arts from the Johns Hopkins University. We believe he is well-qualified to serve as a Director due to his extensive operational and investment experience in the life sciences industry.

Scott A. Katzmann, our President since inception and one of our Directors since our initial public offering, is a co-founder of Brookline Capital Markets. At Brookline Capital Markets Mr. Katzmann leads its Private Capital team. Prior to co-founding Brookline in 2016, Mr. Katzmann served as Senior Managing Director of Opus Point Partners, an investment firm dedicated to healthcare and life science investing, from 2011 to 2013. Mr. Katzmann was formerly a Managing Director at Paramount BioCapital from 1993 to 2011. In July 2009, Basin Water, Inc., a groundwater treatment company for which Mr. Katzmann served as Chairman of the Board and Director, filed a petition for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code. In August 2009, following an auction, a purchase of substantially all Basin Water, Inc.’s assets and the assumption of certain of its liabilities by Amplio Filtration Holdings, Inc. was approved by the court. Prior to Paramount, Mr. Katzmann held similar investment banking positions at First Boston and its successor, Credit Suisse First Boston. Mr. Katzmann received his B.A. in Economics from Tulane and his M.B.A. from the Wharton School at the University of Pennsylvania. We believe he is well-qualified to serve as a Director due to his extensive investment and capital management experience.

Patrick A. Sturgeon, our Chief Financial Officer since inception, has nearly two decades of experience with M&A and equity capital market transactions in the healthcare and other sectors. He has served as a

Managing Director at Brookline Capital Markets since 2016. At Brookline Capital Markets, Mr. Sturgeon focuses on mergers and acquisitions, public financing, private capital raising, secondary offerings, and capital markets. On the public financing front, he focuses on SPAC transactions, primarily underwritten initial public offerings and initial business combinations. From 2013 to 2016, Mr. Sturgeon served as a Managing Director at Axiom Capital Management. He worked at Freeman & Co. from 2002 to 2011, where he focused on mergers and acquisitions in the financial services sector. Since July 2020 he has served as Chief Financial Officer and Secretary of Alpha Healthcare Acquisition Corp., a blank check company which had its initial public offering in September 2020 and is currently searching for an initial business combination in the healthcare industry in the United States. Mr. Sturgeon received his B.S. in Economics from the University of Massachusetts, Amherst and his M.B.A in Finance from New York University.

James N. Hauslein, who is one of our Directors since our initial public offering, has served as a Managing Director of Hauslein & Company, Inc., a private investment firm, since 1990. In 2015, Mr. Hauslein led the recapitalization/acquisition of Big Time Products LLC, or BTP, a leading supplier of workplace hand protection and related products into the consumer DYI/Pro retail channel (The Home Depot, Wal-Mart, ACE, True Value et. al.). The 2015 recapitalization was in partnership with BTP’s co-founders and three institutional investors. In 2018, BTP was sold to the Hillman Group (a portfolio company of CCMP). During the period that Mr. Hauslein was a shareholder of BTP, he served as Executive Chairman and then Chief Executive Officer. Under Mr. Hauslein’s leadership, BTP completed its first add-on acquisition in 2015 and its second add-on acquisition in 2016. Under Mr. Hauslein’s leadership, the company became a leader in the non-apparel ‘work gear’ product category. Mr. Hauslein was involved in the acquisition of a controlling interest in Sunglass Hut International in 1987 and subsequently led the buyout in 1991 and the initial public offering in 1993. Mr. Hauslein served as Executive Chairman of Sunglass Hut International from 1991 until 2001, and for part of his tenure was Chief Executive Officer of Sunglass Hut (1997 to 1998 and for several months in 2001). Under Mr. Hauslein’s leadership, Sunglass Hut grew in revenue from approximately $37 million in 1987 to approximately $680 million in 2000 prior to the sale to Luxottica Group SpA. At the time of the sale to the Luxottica Group, Sunglass Hut operated approximately 2,000 company-owned stores in North America, Europe, Asia and the Caribbean. While at Sunglass Hut, Mr. Hauslein presided over numerous add-on acquisitions in the United States and Australia as well as organic growth in North America, the Caribbean, and Europe and a joint venture in Singapore. In addition, Mr. Hauslein led the implementation of the company’s digital branding and online sales strategy. Mr. Hauslein previously served on the Board of Directors of Atlas Acquisition Holdings Corp., Easterly Acquisition Corp., Freedom Acquisition Holdings Inc., GLG Partners, Inc. and Liberty Acquisition Holdings Corp. Mr. Hauslein served as Chairman and Chief Executive Officer of Atlas Acquisition Holdings Corp. from 2007 until 2010. Atlas Acquisition Holdings Corp. liquidated in 2010 and did not complete a business combination. Freedom Acquisition Holdings Inc. completed a business combination with GLG Partners, Inc. in 2007 and GLG Partners, Inc. was subsequently sold to the Mann Group in 2010. Liberty Acquisition Holdings Corp. completed a business combination with Promotora de Informaciones S.A. in 2010. Prior to completing a business combination with Sirius International Insurance Group, Mr. Hauslein resigned from the Board of Directors of Easterly Acquisition Corp. Mr. Hauslein is not currently an officer or director of any of these companies. From 2015 until 2018, Mr. Hauslein served on the board of NB Parent Company, the parent holding company for Big Time Products, LLC. Since July 2020, Mr. Hauslein has also served as the Chairman, Chief Executive Officer and Chief Financial Officer of Jupiter Acquisition Corp., a blank check company focused on the consumer and TMT industries currently in the process of completing its initial public offering. Mr. Hauslein received his MBA from Cornell University’s Johnson Graduate School of Management, and his Bachelor of Science in Chemical Engineering from Cornell University. Mr. Hauslein is well-qualified to serve on our Board of Directors due to his operational experience, diversified board experience, his knowledge of private equity, and his prior special purpose acquisition company experience.

Elgar Peerschke, who is one of our Directors since our initial public offering, is a C-level executive with multi-national experience in the US, Europe, and Latin America. Over the course of his career he has had extensive regional and global P&L responsibilities. He has been acting in the capacity of independent investor and advisor since 2017. From 2014 to 2017, he served as Senior Advisor to several C-suite executive officers at

IQVIA, a human data science company. In these roles, Mr. Peerschke was responsible for driving the consultative sales organizations as well as large deals/sole providerships for QuintilesIMS, a global provider of technology solutions and contract research services to the healthcare industry. Prior to IQVIA, Mr. Peerschke spent over 20 years in consulting, focusing on serving clients in the healthcare industry, primarily pharma/biotech and related services companies with extensive in clinical development strategy/operations, market access and product launch as well as organization design, performance improvement, corporate M&A, diligence, growth opportunities and post-merger integration. He is a director of ARdVRk Technologies, a private virtual reality company in the healthcare and life sciences field. Over his 20 years in consulting, he held various leadership positions at Bain & Company, including as Managing Director—North American Healthcare Practice and Managing Director—Global Healthcare Practice, as well as McKinsey and Company prior to that. Mr. Peerschke holds an MBA from New York University in Finance and a BA from Rutgers University in Political Science. We believe he is well-qualified to serve as a Director due to his extensive investment, operational and consulting experience.

Tito A. Serafini, Ph.D., who is one of our Directors since our initial public offering, is one of the three principal founders of Atreca, Inc. (NASDAQ: BCEL), a public, development-stage biotechnology company, where he serves as a member of the board of directors. Dr. Serafini was the Chief Executive Officer from Atreca’s inception in 2010 until 2018, and currently serves as the company’s Chief Strategy Officer. Before founding Atreca, he was Chief Scientific Officer of Nuon Therapeutics, a development-stage biotechnology company, from 2009 to 2011. Prior to his role at Nuon, Dr. Serafini was a co-founder of Renovis, Inc., where he served as an executive officer in multiple roles, including leading research and M&A functions. Prior to founding Renovis, Dr. Serafini was an award-winning faculty member in the Department of Molecular and Cell Biology at the University of California, Berkeley, where he established the university’s Functional Genomics Laboratory. Dr. Serafini received a BS in biochemistry from Case Western Reserve and a PhD in biochemistry from Stanford University (advised by Dr. James Rothman), and he performed postdoctoral research at the University of California, San Francisco, in the laboratory of Dr. Marc Tessier-Lavigne. Dr. Serafini also currently serves as a member of the board of directors of Anagenex, a private biotechnology company. We believe he is well-qualified to serve as a Director due to his extensive scientific and operational experience.

Advisors

Edgar D. Jannotta, Jr., our advisor, has been investing personal and family capital in private businesses and real estate since 2011. Mr. Jannotta was a Principal and Senior Advisor of GTCR Golder Rauner, an investment firm, from 1998 to 2011. He also held the positions of Managing Principal and Co-Head of the Healthcare Group while at the firm. Prior to this, Mr. Jannotta was a Managing Director in William Blair & Company’s private equity investing group from 1988 to 1998. Before joining William Blair, he was an Associate at Golder, Thoma, Cressey in Chicago, and a Financial Analyst at Salomon Brothers in New York and London. He currently is a director of six private businesses, including five healthcare companies: Alcyone Lifesciences (a pre-clinical gene therapy biotech company), Anuncia (a medical device company developing solutions for hydrocephalus patients), Arthromeda (a medical device company developing patient-specific technologies to improve outcomes in joint replacement procedures), C3 HealthcareRx (a healthcare services company focused on lowering medical non-compliance, hospital readmission reduction, and improving behavioral health), and healthPrecision (a healthcare technology company focused on improving hospital standard of care and decreasing errors at the point of care). He holds a BA in Politics, cum laude, from Princeton University, and an MBA from Harvard Business School.

Franklin M. Berger, CFA, has since 2003 served as an independent consultant to the biotechnology industry. Mr. Berger currently serves on the boards of six biotechnology companies: Five Prime Therapeutics, Inc. (NASDAQ:FPRX), a developer of novel protein therapeutics, Bellus Health, Inc. (NASDAQ:BLU), which is developing therapies for hyper-sensitization disorders, ESSA Pharma, Inc. (NASDAQ:EPIX) a developer of therapies for prostate cancer, Atea Pharmaceuticals (NASDAQ:AVIR), a clinical stage biotechnology company developing treatments for COVID-19, Hepatitis C (HCV) and other viral infections, where he serves as the lead independent director and chair of the Compensation Committee, Atreca, Inc. (NASDAQ:BCEL), which develops novel therapeutics drawn from human immune responses, and Kezar Life Sciences, Inc. (NASDAQ:KZR), which develops treatments for immune-mediated and oncologic disorders. From 2007 to mid-2008, Mr. Berger reduced his consulting practice commitment to work at Sectoral Asset Management as a co-founder of the small-cap focused NEMO I Fund. From 1998 to 2003, Mr. Berger spent five years at J. P. Morgan Securities, Inc., most recently as Managing Director, U.S. Equity Research, at the time of his departure. Prior to this, Mr. Berger spent 12 years in sell-side equity research. Over the course of his career, he was associated with several notable financings in the biotechnology sector including Genentech’s initial public offering, then the largest biotechnology IPO financing ever executed, the first large Celgene Corporation financings, as well as financings for several large-cap biotechnology companies in their rapid-growth phase. His clients were biotechnology industry participants, including major biopharmaceutical firms, mid-capitalization biotechnology companies, specialist asset managers and venture capital companies, for which he was involved in business development, strategic advisory/financings, partnering and royalty acquisitions. He is a Founding Fellow of the Biotechnology Study Center at New York University School of Medicine. Mr. Berger received his AB and MA degrees from Johns Hopkins University and his MBA from Harvard Business School.

We currently expect our advisors to (i) assist us in sourcing and negotiating with potential business combination targets, (ii) provide their business insights when we assess potential business combination targets and (iii) upon our request, provide their business insights as we work to create additional value in the businesses that we acquire. In this regard, they will fulfill some of the same functions as our board members. However, they have no written advisory agreement with us. Moreover, our advisors will not be under any fiduciary obligations to us nor will they perform board or committee functions, nor will they have any voting or decision-making capacity on our behalf. They will also not be required to devote any specific amount of time to our efforts or be subject to the fiduciary requirements to which our board members are subject. Accordingly, if any of our advisors becomes aware of a business combination opportunity which is suitable for any of the entities to which he has fiduciary or contractual obligations (including other blank check companies), he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We may modify or expand our roster of advisors as we create value in businesses that we may acquire, including Apexigen.

Number and Terms of Office of Officers and Directors

We have five directors and our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Messrs. Peerschke and Hauslein, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Serafini, Katzmann and Wertheimer, will expire at the second annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that Messrs. Hauslein, Peerschke and Serafini are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of our officers has received any cash compensation for services rendered to us. Commencing on January 28, 2021, we have agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Other than as set forth elsewhere in this prospectus, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers, directors or any affiliate of our Sponsor, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is) except that we may pay Brookline Capital Markets or its affiliates, partners or employees, a fee for financial advisory services rendered in connection with our identification, negotiation and consummation of our initial business combination; the amount of any fee we pay to Brookline Capital Markets or its affiliates, partners or employees, will be based upon the prevailing market for similar services for such transactions at such time, and will be subject to the review of our audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest. Our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers, directors, advisors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the Combined Company will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Hauslein, Peerschke and Serafini serve as members of our audit committee, and Mr. Peerschke chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Hauslein, Peerschke and Serafini meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Hauslein qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Our audit committee charter details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Messrs. Hauslein and Serafini will serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Hauslein and Serafini are independent and Mr. Serafini chairs the compensation committee.

Our compensation committee charter details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our Sponsor of $10,000 per month, for office space, utilities and secretarial and administrative support, reimbursement of expenses, and payment to our Sponsor and/or any of its affiliates, partners or employees, including Brookline Capital Markets or its affiliates, partners or employees, of a fee for financial advisory services rendered in connection with our initial business combination, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, prior to the consummation of an initial business combination, the compensation committee has only been responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Hauslein, Peerschke and Serafini. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special stockholders’ meeting). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement for our IPO. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find Additional Information.” It is anticipated that the Combined Company Board will adopt a new Code of Business Conduct and Ethics that replaces our current Code of Ethics.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

BCAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of BCAC’s financial condition and results of operations should be read in conjunction with BCAC’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involve risks and uncertainties. References in this section to “BCAC,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of BCAC.

Overview

We are a blank check company incorporated in Delaware on May 27, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We have identified Apexigen as our initial business combination target, and expect to schedule a meeting of stockholders to approve the business combination later this year. Upon consummation of the business combination with Apexigen, we expect to change our name and be known as Apexigen Inc.

Our Sponsor is Brookline Capital Holdings, LLC, a Delaware limited liability company (the “Sponsor”), an affiliate of Brookline Capital Markets. The registration statement for our Initial Public Offering was declared effective on January 28, 2021. On February 2, 2021, we consummated our Initial Public Offering of 5,750,000 units (the “Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), including 750,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $57.5 million, and incurring offering costs of approximately $1.3 million.

Simultaneously with the closing of the Initial Public Offering, we consummated the private placement (“Private Placement”) of 247,000 private placement units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per unit to the Sponsor, generating proceeds of approximately $2.5 million.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $58.1 million ($10.10 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a Trust Account (“Trust Account”) in the United States maintained by Continental Stock Transfer & Trust Company, as trustee, and will be invested only in U.S “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Our initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of taxes payable on the income earned on the Trust Account) at the time we sign a definitive agreement in connection with the initial Business Combination. However, we will only complete a Business Combination if the post- transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company’s IPO prospectus and charter provided that the Company initially had until May 2, 2022 (the date which was 15 months after the consummation of the IPO) to complete a Business Combination. The Board currently believes that there will not be sufficient time before May 2, 2022, to complete a Business Combination. On March 29, 2022, the Company mailed its definitive proxy statement with respect to a special meeting of the Company’s stockholders of record as of March 21, 2022 to be held on April 26, 2022 for purposes of considering and voting upon a proposal (the “Extension Amendment”) to amend the Company’s Existing Charter to extend the date by which the Company must consummate a Business Combination from May 2, 2022 (the date which is 15 months from the closing date of the IPO) on a monthly basis up to November 2, 2022 (the date which is 21 months from the closing date of the IPO) (such period, the “Combination Period”). The proposal is more fully described in the Company’s definitive proxy statement filed with the SEC on March 28, 2022. The sole purpose of the Extension Amendment is to provide the Company more time to complete a Business Combination, which our Board believes is in the best interests of our stockholders.

On March 17, 2022, the Company and Apexigen entered into the BCA pursuant to which the Company and Apexigen would combine, with the former equityholders of both entities holding equity in the Combined Company and with Apexigen’s existing equityholders owning a majority of the equity in the Combined Company. It is expected that there will be a substantial rollover of equity by the existing equityholders of Apexigen. Under the BCA, the transaction values Apexigen at $205.0 million on a net-equity basis, net of exercise proceeds for Apexigen’s pre-closing options and warrants. As a result of the transaction, gross proceeds available to the Combined Company is expected to be approximately $73.1 million, funded by approximately $58.1 million in cash held in the Company’s Trust Account (assuming no stockholders exercise their Redemption Rights at closing) and $15.0 million from a fully committed PIPE consisting of units of shares and half a warrant for one share being sold at $10.00 per unit.. In addition, concurrent with the execution of the BCA, the Company, Apexigen and Lincoln Park have entered into a committed investment agreement under which the Combined Company would have the right to direct Lincoln Park to purchase up to an aggregate of $50 million of common stock of the Combined Company over a 24-month period under certain conditions. For more information regarding the BCA and related transactions, see Note 11 (Subsequent Events) to the Financial Statements and the Form 8-K filed by the Company with the SEC on March 18, 2022.

The completion of the proposed Business Combination with Apexigen is subject to the satisfaction of the conditions set forth in the BCA, including (i) completion of any required stock exchange and regulatory review, (ii) approval of the transaction by the Company’s and Apexigen’s stockholders and (iii) receipt by Apexigen of any required third-party approvals. Accordingly, no assurances can be made that the proposed transaction will be consummated on the terms or timeframe currently contemplated, or at all. The Board believes that it is in the best interests of our stockholders to provide the Company more time to complete a Business Combination and to consummate a Business Combination. The Company intends to hold another stockholder meeting prior to the Extended Date in order to seek stockholder approval of a potential Business Combination.

If we are unable to consummate a Business Combination within the Combination Period, we will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Account not previously released to us to pay its tax obligations and up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and; (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no Redemption Rights or liquidating distributions with respect to our warrants, which will expire if we fail to complete a Business Combination within the Combination Period.

Going Concern

As of December 31, 2021, we had approximately $217,000 in our operating bank account and working capital of approximately $126,000 (not taking into account approximately $82,000 in tax obligations that may be paid using investment income earned in the Trust Account).

Our liquidity needs to date have been satisfied through a payment of $25,000 from our Sponsor to pay for certain offering costs in exchange for the issuance of 1,437,500 shares of common stock (the “Founder Shares”), a loan of approximately $116,000 under a promissory note from our Sponsor (the “Note”), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. We fully repaid the Note on February 2, 2021. In addition, in order to finance transaction costs in connection with an Initial Business Combination, our officers, directors and initial stockholders may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (the “Working Capital Loans”). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loans.

Until the consummation of a Business Combination, we will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. We will need to raise additional capital through loans or additional investments from our Sponsor, stockholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, May 2, 2022. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

Our entire activity since inception through December 31, 2021 related to our formation, the preparation for an Initial Public Offering, and since our Initial Public Offering, our activity has been limited to the search for a prospective initial Business Combination. We generate non-operating income in the form of investment income from the Trust Account. We will continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our derivative liabilities at each reporting period.

For the year ended December 31, 2021, we had a loss of approximately $483,000, which consisted of approximately $411,000 of general and administrative expenses, $110,000 of administrative expenses-related party, approximately $82,000 of franchise tax expense, partially offset by non-operating income of approximately $110,000 for changes in fair value of derivative warrant liabilities and approximately $10,000 of net gain from investments held in the Trust Account.

For the period from May 27, 2020 (inception) through December 31, 2020, we had a loss of approximately $2,000 that consisted solely of general and administrative expenses.

Contractual Obligations

Administrative Support Agreement

Commencing on the effective date of the prospectus, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

We incurred $110,000 in general and administrative expenses—related party in the accompanying statements of operations for the year ended December 31, 2021.

Registration and Stockholder Rights

The holders of the Founder Shares, Representative Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) are entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company registered such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us. However, the holders of the Representative Shares may not exercise demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement for our Initial Public Offering and may not exercise demand rights on more than one occasion. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriters a 45-day option from the date of the final prospectus included in the Initial Public Offering to purchase up to 750,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On February 2, 2021, the underwriters fully exercised the over-allotment option.

The underwriters were entitled to an underwriting discount of $0.15 per unit, or $862,500 in the aggregate, paid upon the closing of the Initial Public Offering.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Investments Held in Trust Account

Our portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When our investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When our investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Derivative warrant liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) are classified as equity. The Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the Private Placement Warrants as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The fair value of the Private Placement Warrants are measured using a Monte Carlo simulation model.

Common stock subject to possible redemption

We account for our common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable common stock (including common stock that feature Redemption Rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ equity. Our Public Shares feature certain Redemption Rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2021, 5,750,000 shares of common stock subject to possible redemption were presented at their redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Under ASC 480, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering (including the sale of the Over-Allotment Units), we recognized the remeasurement from initial book value to redemption amount value. The change in the carrying value of shares of the common stock subject to possible redemption resulted in charges against additional paid-in capital.

Net income (loss) per common share

Income and losses are shared pro rata between the outstanding redeemable and non-redeemable common shares. Net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

We have not considered the effect of the Public Warrants and the Private Placement Warrants to purchase an aggregate of 2,998,500 shares of the Company’s common stock in the calculation of diluted net income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2021. Remeasurement associated with the common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. We early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of December 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures About Market Risk

As of [●], we were not subject to any material market or interest rate risk. The net proceeds from the BCAC IPO held in the Trust Account have been invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BCAC AND THE COMBINED COMPANY

The following table and accompanying footnotes set forth information known to BCAC regarding (i) the actual beneficial ownership of BCAC Common Stock, as of March 31, 2022 and (ii) expected beneficial ownership of the Combined Company immediately following consummation of the Business Combination (assuming no Public Shares of BCAC are redeemed, and, alternatively, that all Public Shares of BCAC are redeemed) by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of BCAC Common Stock or Combined Company common stock, as applicable;

•	each of BCAC’s current directors and executive officers;

•	each person who will become a director or executive officer of the Combined Company; and

•	all directors and officers of BCAC, as a group, and the Combined Company, as a group.

The beneficial ownership of BCAC’s common stock is based on 7,434,500 shares of BCAC Common Stock issued and outstanding as of March 31, 2022.

The expected beneficial ownership of shares of Combined Company common stock, assuming no Public Shares of BCAC are redeemed, has been determined based upon the following: (i) 1,502,000 shares have been issued pursuant to the Subscription Agreements; (ii) 150,000 shares have been issued pursuant to the Lincoln Park Purchase Agreement; and (iii) there will be an aggregate of 27,190,574 shares of Combined Company common stock issued and outstanding immediately following consummation of the Business Combination.

The expected beneficial ownership of shares of Combined Company common stock, assuming maximum redemptions by Public Stockholders, has been determined based on the following: (i) 1,502,000 shares have been issued pursuant to the Subscription Agreements; (ii) 150,000 shares have been issued pursuant to the Lincoln Park Purchase Agreement; and (iii) there will be an aggregate of 20,980,574 shares of Combined Company common stock issued and outstanding immediately following consummation of the Business Combination.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	Before the Business Combination		After the Business Combination
	Number of Shares	Approximate %	No Redemptions		Maximum Redemptions
Name and Address of Beneficial Owner			Number of Shares	Approximate %	Number of Shares	Approximate %
Five Percent Holders of BCAC
Brookline Capital Holdings, LLC(1)(2)	1,627,000	21.9%	1,627,000	6.0%	1,167,000	4.3%
Periscope Capital Inc.(3)	417,000	5.6%	417,000	1.5%	0	0%
Kepos Capital LP(4)	382,289	5.1%	382,289	1.4%	0	0%
Directors and Executive Officers of BCAC
Samuel P. Wertheimer, Ph.D.(1)	—	—	—	—	—	—
Scott A Katzmann(1)	—	—	—	—	—	—
Patrick A. Sturgeon(1)	—	—	—	—	—	—
James N. Hauslein(1)	—	—	—	—	—	—
Elgar Peerschke(1)	—	—	—	—	—	—
Tito A. Serafini, Ph.D.(1)	—	—	—	—	—	—
All executive officers and directors as a group prior to the business combination (6 individuals)	—	—	—	—	—	—
Five Percent Holders Post-Business Combination
Decheng Capital China Life Sciences USD Fund II, L.P.(5)	—	—	1,896,576	7.0%	1,896,576	9.0%
3E Bioventures Capital, L.P.(6)	—	—	1,142,659	4.2%	1,142,659	5.4%
Oceanpine Capital Limited(7)	—	—	1,067,659	3.9%	1,067,659	5.1%
Directors and Executive Officers of Apexigen(8)
Xiaodong Yang, M.D., Ph.D.	—	—	1,721,060	6.1%	1,721,060	7.8%
Frank Hsu, M.D.	—	—	—	—	—	—
Francis Sarena	—	—	—	—	—	—
Amy Wong	—	—	405,704	1.5%	405,704	1.9%
Herb Cross	—	—	22,036	*	22,036	*
Jakob Dupont, M.D.	—	—	20,054	*	20,054	*
Gordon Ringold, Ph.D.	—	—	32,060	*	32,060	*
Scott Smith	—	—	23,458	*	23,458	*
Dan Zabrowski, Ph.D.	—	—	—	—	—	—
All executive officers and directors as a group following the business combination (10 individuals)	0	0%	2,224,372	7.7%	2,224,372	9.8%

*	Less than 1%
(1)	The business address of each of these entities and individuals is at 280 Park Avenue, Suite 43W, New York, NY 10017.

(2)

Interests shown consist solely of Founder Shares as well as Private Placement Shares. Brookline Capital Holdings, LLC, our Sponsor, is the record holder of the shares reported herein. William Buchanan, Jr., who serves as the Managing Partner of Brookline Capital Markets is the managing member of our Sponsor. Consequently, such person may be deemed the beneficial owner of the shares held by our Sponsor and have voting and dispositive control over such securities. Such person disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. Each of our officers, directors and advisors is a direct or indirect member of our Sponsor.

(3)	Based on the Form 13G filed by Periscope Capital Inc., as filed with the SEC on February 14, 2022. The business address reported is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.
(4)

Based on the Form 13G filed by Kepos Capital LP, as filed with the SEC on February 4, 2022. Mr. Mark Carhart is reported as the managing partner of Kepos Capital GP LLC, the general partner of Kepos Capital LP. The business address reported is 11 Time Square, 35th Floor, New York, NY 10036.

(5)

Consists of shares held of record by Decheng Capital China Life Sciences USD Fund II, L.P. (Decheng Capital). Decheng Capital Management II (Cayman), LLC (Decheng Management) serves as the general partner of Decheng Capital and possesses the power to direct the voting and disposition of the shares owned by Decheng Capital. The address for Decheng Capital is 35 Si Nan Road, 3rd Floor South, Shanghai 200020, China.

(6)

Consists of shares held of record by BC Rabbit Limited and BC Bunny Limited. 3E Bioventures Capital, L.P. (3E Bioventures) controls BC Rabbit Limited and BC Bunny Limited. The address for 3E Bioventures is Suite 701, Tower C, Tsinghua Science Park, Haidian District, Beijing, 100084 P.R. China.

(7)	The address for Oceanpine Capital Limited is 21F, China Century Tower, No.9 Xiaoyunli South St., Beijing, 100026, China.
(8)	The business address of each of these individuals is at c/o Apexigen, Inc., 75 Shoreway Road, Suite C, San Carlos, CA 94070.

As of [●], 2022, the Record Date, the Sponsor owns approximately 21.9% of the outstanding shares of BCAC Common Stock. As a result, the Sponsor may be able to effectively exercise influence the outcome of all matters requiring approval by our stockholders, including the election of directors, amendments to our Existing Charter and approval of significant corporate transactions, including approval of the Business Combination. The Sponsor has agreed to vote its shares of BCAC Common Stock in favor of each of the Proposals presented at the Stockholders’ Meeting.

After the consummation of the Business Combination, the Sponsor, and its affiliates would be deemed to own 1,627,000 shares and 1,167,000 shares of Combined Company common stock assuming no redemptions and assuming maximum redemptions, respectively, which constitutes 6.0% of the Combined Company common stock outstanding assuming no redemptions, or 4.3% of the Combined Company common stock outstanding assuming maximum redemptions.

INFORMATION ABOUT APEXIGEN

Unless the context otherwise requires, all references in this section to “Apexigen,” “we,” “us,” or “our” refers to Apexigen, Inc. and its subsidiaries prior to the consummation of the Business Combination.

APEXIGEN’S BUSINESS

Overview

We are a clinical-stage biopharmaceutical company focused on discovering and developing a new generation of antibody therapeutics for oncology, with an emphasis on new immuno-oncology agents designed to harness the patient’s immune system to combat and eradicate cancer. We and our licensees are advancing a pipeline of protein therapeutics that were discovered using our APXiMAB antibody platform. Our pipeline currently consists of several product candidates, including our clinical-stage lead candidate, sotigalimab (“sotiga” or “APX005M”), and five programs that our licensees are developing or commercializing. We are also advancing through discovery and preclinical development several innovative antibodies we discovered using our platform.

Our most advanced wholly owned product candidates are as follows:

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Sotigalimab is a humanized agonist antibody that targets and activates CD40, a co-stimulatory receptor that is essential for activating both the innate and adaptive arms of the immune system, to stimulate an anti-tumor immune response. Sotigalimab is currently in Phase 2 clinical development for the treatment of solid tumors such as melanoma, esophageal and gastroesophageal junction (“GEJ”) cancers, sarcoma, and rectal and ovarian cancers in combination with immunotherapy, chemotherapy, radiation therapy and cancer vaccines.

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APX601 is a humanized antagonist antibody that binds to TNFR2, which is highly expressed on immune suppressive cells, including Treg and suppressive myeloid cells, as well as on many cancers. We are currently conducting preclinical studies of APX601 and expect to file an investigational new drug application, or an IND, in mid-2022.

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APX801 is a humanized antibody program directed to an undisclosed target to engage natural killer (“NK”) cells, leading to their effective killing of tumor cells. APX801 is currently in preclinical development.

Our APXiMAB platform was used to enable the discovery of multiple high-quality protein therapeutic product candidates against a variety of molecular targets, including targets that are difficult to drug with conventional antibody technologies. In addition to the product candidates that we wholly own, several product candidates discovered through the use of the APXiMAB platform are in clinical development by our licensees. The most advanced of these programs is Novartis’ Beovu® (brolucizumab-dbll) product, which received FDA approval in 2019 and is marketed in over 70 countries. Two other programs being developed by our licensees are in later-stage development; Simcere’s BD0801 is in Phase 3 clinical development in ovarian cancer and Mabwell’s 9MW0211 is in an adaptive, pivotal Phase 2/3 clinical trial in wet age-related macular degeneration (“AMD”).

Our Strategy

We are focused on discovering and developing next-generation antibody therapeutics for the treatment of cancer. Our goal is to leverage the power of the body’s immune system to combat and eradicate tumor cells, generating enhanced tumor-specific immunity and leading to significant clinical benefits such as improved survival for patients across a wide range of cancers. The key tenets of our business strategy to achieve this goal include:

•	Advance sotiga to registrational clinical trials. We believe sotiga could be an effective treatment in a broad range of oncology indications and are evaluating sotiga in combination with other immuno-

oncology agents, chemotherapy, radiation therapy, and cancer vaccines in multiple clinical trials in patients with solid tumors, including melanoma, esophageal and gastroesophageal junction cancer, sarcoma, rectal and ovarian cancers.

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Continue to advance and expand our pipeline. In addition to sotiga, we plan to advance the remainder of our internal pipeline, which consists of two preclinical programs and multiple research-stage programs. We may supplement our current pipeline by selectively acquiring or exclusively in-licensing rights to develop product candidates from biotechnology and pharmaceutical companies.

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Leverage our APXiMAB platform to develop additional novel product candidates. Our APXiMAB platform has enabled development of a robust wholly owned pipeline as well as five additional product candidates that our licensees are developing. We believe there is significant opportunity to utilize our APXiMAB platform to discover and develop additional monoclonal antibodies with desirable attributes for oncology indications.

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Establish strategic out-licenses and collaborations to supplement our development capabilities and generate funding. We plan to establish additional product and clinical collaborations. These collaborations may allow us to supplement our development, manufacturing, regulatory and commercialization capabilities to broaden and accelerate clinical development and potential commercialization of our product candidates and provide us with significant funding to advance our pipeline.

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Build U.S.-focused commercial capabilities. We plan to retain U.S. commercial rights for our oncology products, including through agreements we may negotiate to share U.S. commercialization responsibilities with a collaboration partner. As our product candidates near commercialization, we plan to build sales and marketing capabilities in the United States. We currently have global rights to sotiga, APX601, APX801 and our other preclinical and research-stage programs.

Our Wholly Owned Pipeline

The following table shows the stage of development of the most advanced product candidates that we are developing:

Our Out-Licensed Programs

The following table shows the stage of development of our out-licensed programs:

Background on Immuno-oncology

Immuno-oncology therapeutics harness the power of the immune system to treat cancer. This class of therapeutics has transformed patient care over the last decade. Immunosurveillance and activation of the immune system is mediated by both innate and adaptive immune mechanisms and normally protects patients from tumor growth and metastasis. Antigen-presenting cells (“APCs”), including dendritic cells (DCs) and monocytes, are also key mediators of innate immunity, recognizing cancer cells and destroying them via phagocytosis or by recruiting and activating adaptive immune cells through direct cell contact and effective presentation of cancer-specific antigens in concert with costimulatory molecules and cytokines. Adaptive immune cells can mediate durable anti-tumor immunity by multiple mechanisms including production of anti-tumor antibodies by B cells and direct cytotoxicity by CD8 T cells.

While the immune system may initially control tumor formation and growth, over time, tumor cells may evolve to evade recognition and elimination by immune cells. These evasion strategies involve modulation of activating and inhibitory immune checkpoint pathways. Currently, many approved therapeutic antibodies target T cells by blocking inhibitory checkpoint molecules, including CTLA-4 and PD-1. While these antibodies have shown efficacy in certain subsets of patients, the majority of patients are refractory to treatment, suggesting that the treatment of cancer requires additional approaches which employ diverse or additional mechanisms of action that facilitated the engagement of both innate and adaptive immune components.

Sotigalimab (APX005M) Program

Harnessing the body’s immune system through immunotherapies is an effective means of treating patients with cancer. For example, immune checkpoint inhibitors to PD-1, PD-L1, and CTLA-4 have shown meaningful increases in overall patient survival. Most tumors, however, are either resistant to checkpoint inhibition or become resistant after treatment. Immune suppressive mechanisms of resistance include reductions in tumor-infiltrating lymphocytes and impaired T cell function. Restoring or increasing T cell functionality and infiltration is believed to be crucial to cancer treatment, with the potential to overcome checkpoint inhibition resistance, enhance the effects of chemotherapy, radiotherapy or vaccine therapy, and increase survival.

Dendritic cells (DCs) are APCs that provide signaling leading to T cell activation, function and infiltration. CD40, which is predominantly expressed on APCs such as DCs, is a key mediator of this activation. Activation of CD40 initiates and amplifies a multi-cellular immune response, bringing different components of both the innate and adaptive arms of the immune system to work in concert and resulting in increased antigen presentation, maturation of DCs and activation of CD4+ and CD8+ T cells, NK cells and neutrophils to attack tumor cells.

Sotiga is a potentially first-in-class and best-in-class CD40 agonist antibody that we designed to maximize its agonistic properties and therapeutic effect through:

•	Unique epitope specificity to mimic the binding of CD40 ligand (“CD40L”) to the CD40 receptor binding site for increased potency;

•	An engineered increase in binding to Fc gamma receptor 2B (FcgRIIB) to increase antibody cross-linking and antitumor potency; and

•	An engineered reduction in binding to Fc gamma receptor 3a (FcgRIIIa) to eliminate antibody-dependent cell-mediated cytotoxicity (ADCC) effects on CD40-expressing APCs.

We believe sotiga has the ability to turn immunologically “cold” tumors “hot” and has the potential to be used in combination with other immuno-oncology agents, targeted therapeutics, chemotherapies, vaccines and radiation therapy to meaningfully enhance patients’ survival.

Figure 1: Sotiga Targets CD40: A Key Pathway in Stimulating Immune Response in Cancer

We have studied sotiga in over a dozen company-sponsored or investigator- or cooperative group-sponsored clinical trials in numerous tumor settings as both a monotherapy and in combination with chemotherapies, radiation therapies, immuno-oncology therapeutics and cancer vaccines. We have dosed over 500 patients with sotiga across these studies, generating a significant amount of safety and efficacy data to guide our continued development of sotiga. The data to date demonstrate that sotiga is reasonably well tolerated as a monotherapy and also in combination with other cancer therapeutics. We have observed single-agent anti-tumor activity, including complete responses (CRs) in patients with unresectable or metastatic melanoma who had not previously received immuno-oncology therapeutics, and efficacy in combination with antibodies to PD-1 or PD-L1 (together, “PD-(L)1”), chemotherapies and radiation therapies in Phase 2 clinical development in multiple tumor settings. Our current clinical development activities are focused on the:

•	Treatment of patients with anti-PD-(L)1 refractory metastatic melanoma with sotiga in combination with an anti-PD-1 antibody;

•	Administration of sotiga in combination with paclitaxel, carboplatin and radiation therapy as a neoadjuvant treatment in patients with esophageal or GEJ cancer that can be removed by surgery; and

•	Treatment of patients with advanced sarcoma with sotiga in combination with doxorubicin.

Sotiga is also being studied in an investigator-sponsored Phase 2 randomized trial in combination with radiotherapy and chemotherapy as a neoadjuvant treatment for patients with rectal cancer. We expect that a cooperative-sponsored Phase 2 clinical trial evaluating sotiga in combination with chemotherapy with and without radiotherapy to treat patients with recurrent BRCA wild-type ovarian cancer will begin dosing patients in mid-2022.

Sotiga in Anti-PD-(L)1 Refractory Melanoma

Background

In 2020, there were an estimated 324,000 new cases of melanoma of skin worldwide resulting in over 57,000 deaths. The five-year survival rate for patients whose melanoma is diagnosed while it is still localized and treated early is greater than 95%. However, melanoma is more likely to spread than other skin cancers in patients with later stage diagnoses. In general, treatments for advanced melanoma can be effective but rarely curative. For patients with distant spread of melanoma at diagnosis, the five-year relative survival rate is approximately 30%.

The current standard-of-care treatment for patients with metastatic or unresectable melanoma includes immuno-oncology agents such as anti-PD-1 drugs (e.g., pembrolizumab and nivolumab), the anti-CTLA-4 antibody, ipilimumab, the anti-LAG-3 antibody, relatlimab, and BRAF/MEK inhibitors for tumors that harbor specific gene mutations. These drugs have shown responses in approximately 15% to 40% of melanoma patients and extended the progression-free survival (“PFS”) and overall survival (“OS”) of patients receiving these therapies. Despite these treatments, the majority of patients have not had durable responses and have relapsed. For those patients whose disease progresses following approved targeted therapy or immunotherapy regimens, treatment options are limited to minimally active agents that include chemotherapy, radiation, surgery and investigational agents. Therefore, there is an unmet need for new effective treatments.

Phase 1b/2 Clinical Trial of Sotiga in Combination with Nivolumab

In 2021, we completed a Phase 1b/2 open-label trial (NCT03123783) in which we studied sotiga in combination with nivolumab, an anti-PD-1 antibody, in subjects with unresectable or metastatic melanoma that had progressive disease (PD) during treatment with anti-PD-(L)1 therapy as one arm of a multi-indication trial (the APX005M-002 Trial). Eligible patients with melanoma had to have documented disease progression by two consecutive tumor assessments.

In the Phase 1b portion of the APX005M-002 Trial, we evaluated sotiga at three dose levels administered every three weeks in combination with nivolumab (360mg). No dose-limiting toxicities occurred and 0.3 mg/kg of sotiga administered every three weeks was determined to be the recommended dose for use in the Phase 2 portion (RP2D) of the study.

In the Phase 2 portion of the APX005M-002 Trial, 38 patients with anti-PD-(L)1 refractory metastatic melanoma were enrolled and evaluable for safety and 33 of these patients were evaluable for efficacy. Of the efficacy-evaluable patients, 14 (42%) had elevated levels of lactate dehydrogenase (LDH) at baseline, a poor prognostic indicator of response to PD-(L)1 blockade therapy, seven (21%) had received two or more prior lines of therapy and eight (24%) had previously been treated with an anti-CTLA-4 antibody.

There were five partial responses (“PRs”) in the trial for an overall response rate (“ORR”) of 15.2% and ten patients with stable disease (“SD”) (30.3%). The duration of response (“DoR”) as determined in the trial ranged from 4.1+ to 24.7+ months, and was measured from the first documented PR to the earlier of the date of progression or the last imaging study prior to the end of the trial even if the patient was in an ongoing PR. Four of the responding patients remained in an ongoing PR at the completion of the trial, after which we ceased following and monitoring these patients for progression. The fifth responding patient developed an isolated brain lesion approximately 9 months after stopping combination therapy (DoR of approximately 18.6 months), subsequently received radiation therapy for the brain lesion, and did not require any further local or systemic therapy through the end of the trial. The duration of SD was up to 14.0+ months and the majority of patients with SD had a duration of SD lasting longer than 3.5 months. These data suggest that treatment with sotiga in combination with nivolumab resulted in clinical benefits in PD-1 blockade refractory patients by achieving durable objective tumor responses and stable disease.

Figure 2: Best Overall Response and Duration of Response in the APX005M-002 Trial

* First documented PR to date of progression or last imaging study prior to the end of the trial, whichever occurs first. Four patients had an ongoing PR at the end of the trial, after which we ceased following and monitoring these patients for progression.

Figure 3: Change in Tumor Size over Time in Patients with Anti-PD(L)1 Refractory Unresectable or Metastatic Melanoma from the APX005M-002 Trial (data as of March 25, 2022)

Figure 4: Increases in Several Immune Mediators and Markers from Patients Treated in the APX005M-002 Trial Demonstrate Activation of DCs Consistent with CD40 Activation

In the APX005M-002 Trial, we observed that the combination of sotiga and nivolumab could be administered to patients with anti-PD-(L)1 refractory melanoma repeatedly for greater than one year with an acceptable safety profile. The majority of adverse events (“AEs”) considered related to sotiga, nivolumab or the combination were transient and grade 1 or 2. The most common AEs consisted of fever, fatigue, chills, headache, nausea, pruritus, vomiting, rash, arthralgias, myalgias, and elevated liver function tests. No serious adverse effects (“SAEs”) or deaths were considered related to the study drugs and no treatment withdrawals or discontinuations were reported as due to AEs related to sotiga. The incidence of immune-related adverse events was low, and the AEs were similar in nature to those that have been reported with nivolumab alone. There were no reported cases of cytokine release syndrome.

We believe the data observed in the APX005M-002 Trial support the advancement of the development of sotiga as a potential treatment in combination with a PD-(L)1 inhibitor for patients with unresectable or metastatic melanoma that had progressive disease during treatment with anti-PD-(L)1 therapy. Accordingly, we plan to discuss with the FDA in mid-2022 in a Type C meeting to present our plans for a registration-enabling study in this setting.

Other Trials of Sotiga in Melanoma

In addition to our APX005M-002 Trial, we are evaluating the use of sotiga as monotherapy and in combination with other immuno-oncology therapeutics, radiation therapy and cancer vaccines.

We are conducting an open-label Phase 2 clinical trial (NCT04337931) to evaluate the use of sotiga in patients with immunotherapy-naïve unresectable or metastatic melanoma (the APX005M-010 Trial). As of December 2021, we observed two complete responses (CRs) in patients receiving sotiga as a monotherapy—one CR in a patient receiving 0.3 mg/kg of sotiga every two weeks and the other CR in a patient receiving 0.3 mg/kg of sotiga every three weeks. As of November 2021, the duration of response of these two CRs was more than 12.6 months and 14.1 months. The objective responses observed in the study demonstrate that sotiga has single-agent activity. We continue to review data emerging from this trial and plan to present additional response and safety data in the future.

Figure 5: Change in Tumor Size over Time in Patients with Immunotherapy-Naïve Unresectable or Metastatic Melanoma from the APX005M-010 Trial (data as of January 2, 2022)

Yale University is also conducting an investigator-sponsored Phase 1 clinical trial (NCT04495257) of sotiga in combination with nivolumab and low-dose ipilimumab in treatment-naïve patients with advanced melanoma or renal cell carcinoma (the APX005M-012 Trial). We expect that 36 patients will enroll in the APX005M-012 Trial. Objective responses have been observed in the APX005M-012 Trial and the study continues to enroll patients.

Sotiga as a Neoadjuvant in Esophagael and GEJ Cancer

Background

Esophageal cancer is the sixth leading cause of cancer-related deaths and the eighth most common cancer worldwide. Approximately 19,000 and 604,000 new cases of esophageal cancer were estimated to have occurred in 2020 in the United States and worldwide, respectively, resulting in over 15,000 and 544,000 deaths in the United States and worldwide, respectively. The overall five-year survival rate for patients diagnosed with esophageal cancer in the United States is approximately 20%. Trends for histologic subtypes have been shifting, with the incidence of adenocarcinomas steadily climbing in the past several decades compared to the more common squamous cell carcinoma. Today, adenocarcinomas present the predominant subtype in the Unites States and European countries compared to squamous cell carcinoma, which is the major histologic type in Asia and other countries. Chemoradiation is the current standard of care in the neoadjuvant setting for patients with resectable esophageal and GEJ cancers. Pathologic CR (“pCR”) rates observed with neoadjuvant chemoradiation in esophageal and GEJ cancers have been 22% to 23% for adenocarcinomas and 42% to 49% for squamous cell carcinomas and a significant unmet medical need exists to increase the pCR rate and improve overall survival. Published data demonstrate that the pCR rate is significantly associated with improved overall survival in esophageal and GEJ cancer.

Phase 2 Clinical Trial of Sotiga as a Neoadjuvant Therapy

In December 2021, we completed enrollment of 34 patients in our Phase 2 clinical trial (NCT03165994) to study sotiga in combination with standard-of-care chemoradiation as a neoadjuvant treatment for patients with resectable esophageal or GEJ cancer (the “APX005M-006 Trial”). As of February 3, 2022, of the 34 enrolled patients, 22 were evaluable for response, three were not evaluable (two declined surgery and one had chemotherapy intolerance) and the remainder were still yet to undergo surgery. Nine of the evaluable patients had a pCR (41%) and 11 of the evaluable patients had a PR (50%) for an ORR of 91%. Six of the 17 evaluable patients with adenocarcinoma had a pCR (35%) as did three of the five evaluable patients with squamous cell carcinoma (60%). We are encouraged by these preliminary pCR rates, which are higher than the historic rates observed with neoadjuvant chemoradiation alone in both adenocarcinoma (22% to 23% historic pCR rate) and squamous cell carcinoma (42% to 49% pCR rate). The interim data also indicate that sotiga in combination with neoadjuvant chemoradiation for esophageal and GEJ cancers is reasonably well tolerated. We believe these data support the further study of sotiga in combination with chemoradiation as a neoadjuvant treatment.

Figure 6: Response Rates Observed in On-going APX005M-006 Trial (n=22 evaluable patients; data as of February 3, 2022)

We plan to disclose preliminary results from the APX005M-006 Trial by the end of 2022.

In October 2020, the FDA granted us Orphan Drug Designation for sotigalimab for the treatment of esophageal and GEJ cancers.

Sotiga in Advanced Sarcoma

Background

In 2021, there were approximately 13,000 new cases of soft tissue sarcoma (including heart cancer) in the United States resulting in over 5,300 deaths. The overall prevalence in the United States in 2018 was approximately 158,000 cases. The five-year survival rate for patients with metastatic sarcoma is approximately 15%.

Soft tissue sarcomas are a heterogeneous group of malignancies of mesenchymal origin. More than 50 subtypes are defined, each with distinct clinical and biologic features. Chemotherapy remains the standard approach for most soft tissue sarcoma subtypes when disease is unresectable or metastatic. Doxorubicin and the combination of gemcitabine and docetaxel are front-line chemotherapy regimens used for initial treatment of most soft tissue sarcoma. Across several recent large randomized controlled studies evaluating new agents in sarcoma, response rates in the doxorubicin control were between 5-19%. In a recent Phase 3 study of olaratumab, the doxorubicin control arm was reported to have an ORR of 18.3% and a median PFS of 6.8 months in the soft tissue sarcoma population. Studies of immunotherapy-based approaches for the treatment of sarcoma have shown limited efficacy to date. Newer and more effective treatments are needed in this difficult-to-treat indication.

Phase 2 Clinical Trial of Sotiga in Combination with Doxorubicin

Columbia University is leading a multi-center, investigator-sponsored Phase 2 clinical trial (NCT03719430) of sotiga in combination with doxorubicin in patients with advanced sarcoma (the APX005M-009 Trial). We expect that 32 patients will enroll in the APX005M-009 Trial. As of January 2022, 20 patients were enrolled and evaluable and we had observed four PRs (20%), 12 SDs (60%) and four PDs (20%). The PRs were observed in four different sarcoma subtypes: leiomyosarcoma (LMS), liposarcoma (LPS), epithelioid haemangioendothelioma and undifferentiated pleomorphic sarcoma (UPS). As of January 2022, the patients with a PR had a duration of response of 1.3 to 11.1 months at the time of last follow-up or PD and the patients with SD had a duration of SD of 1.4 to 23.4 months at the time of last follow-up or PD. The 20 evaluable patients had received a median of one prior therapy. The four patients with a PR had received none, one, four and six prior therapies, respectively. We believe the durability of response and stable disease observed in these patients is encouraging. The trial continues to enroll and treat patients. We expect that preliminary data from the APX005M-009 Trial will be presented by the end of 2022.

In August 2021, the FDA granted us Orphan Drug Designation for sotigalimab for the treatment of soft tissue carcinoma.

Figure 7: Change in Tumor Size over Time in Patients with Advanced Sarcoma from the APX005M-009 Trial (data as of January 29, 2022)

Development of Sotiga in Selected Other Settings

Pancreatic Adenocarcinoma

A multicenter Phase 1b/2 clinical trial sponsored by the Parker Institute of Cancer Immunotherapy (“PICI”) and co-funded by the Cancer Research Institute and Bristo-Myers Squibb Company was also conducted to test sotiga in combination with chemotherapy with and without nivolumab for the first-line treatment of patients with metastatic pancreatic adenocarcinoma (the “APX005M-004 Trial”). In the Phase 2 portion of the APX005M-004 Trial 36 patients received sotiga in combination with chemotherapy (“Cohort B2”) and 35 patients received sotiga in combination with chemotherapy and nivolumab (“Cohort C2”). The median time on treatment for these patients was 5.1 and 4.7 months for Cohort B2 and Cohort C2, respectively, which compared favorably to the historical median rate of 3.9 months duration of treatment for chemotherapy alone. The one-year OS rate was 48.1% for Cohort B2 and 41.3% for Cohort C2, which compared favorably to the 35% historical rate for chemotherapy alone.

Analyses of biomarker data from the APX005M-004 Trial have indicated that there are several potential baseline biomarkers that may be used to prospectively identify patients with metastatic pancreatic adenocarcinoma that may be more responsive to treatment with sotiga in combination with chemotherapy than patients without these baseline markers. We are therefore evaluating the potential development of sotiga in combination with chemotherapy in selected patients with pancreatic cancer based on the results and findings from the APX005M-004 Trial.

In March 2020, the FDA granted us Orphan Drug Designation for sotigalimab for the treatment of pancreatic cancer.

Non-small Cell Lung Carcinoma

In the APX005M-002 Trial, we enrolled three cohorts of patients with non-small cell lung cancer (“NSCLC”). In one cohort, we enrolled 53 immunotherapy-naïve patients with NSCLC and treated these patients with sotiga in combination with nivolumab. Forty-eight of these patients were evaluable. Eight of these evaluable patients achieved a PR for an ORR of 16.7% and 23 subjects (47.9%) had SD. Nine of the evaluable patients in this cohort were on treatment for more than 12 months; five had PR and four had SD. These results showed that durable response or stabilization was achievable with the combination of sotiga and nivolumab in this patient population. In the other two NSCLC cohorts, we enrolled 42 patients with metastatic or locally advanced NSCLC that had progressed during or were refractory to treatment with anti-PD-(L)1 therapy and 37 of these patients were evaluable. There were no objective tumor responses in these 37 evaluable patients and 24 (64.9%) of these patients had a best response of stable disease with median PFS of less than four months. Although we observed a modest number of objective responses in the immunotherapy naïve cohort of patients and stable disease in the patients who had previously progressed on or were refractory to prior anti-PD-(L)1 therapy, we determined to not advance the development of sotiga in these lines of therapy in patients with NSCLC at this time.

Other Settings

Sotiga is also being studied in an investigator-sponsored Phase 2 randomized trial in combination with radiotherapy and chemotherapy as a neoadjuvant treatment for patients with rectal cancer. We expect that a cooperative-sponsored Phase 2 clinical trial evaluating sotiga in combination with chemotherapy with and without radiotherapy to treat patients with recurrent BRCA wild-type ovarian cancer will begin dosing patients in mid-2022.

First-in-Human Clinical Trial

In our first-in-human Phase 1 clinical trial of sotiga, we examined the safety of sotiga at eight dose levels up to 1mg/kg administered every three weeks and then a subset of these doses administered at two- and one-week intervals. Sotiga was reasonably well tolerated by the 43 subjects that participated in the trial and a maximum tolerated dose (MTD) was not reached.

The majority of adverse events were considered grade 1 or 2 and were transient and reversible. Pharmacodynamic marker studies showed activation of DCs, monocytes, B cells and T cells in the blood, which is consistent with sotiga’s mechanism of action. Based on the safety and pharmacodynamic effects, we selected 0.3 mg/kg administered on an every three-, two-, or one-week schedule as the recommended Phase 2 dose (RP2D).

Preclinical and Pipeline Programs

We have used our APXiMAB platform to discover several antibody therapeutic candidates against a variety of molecular targets that we are advancing in research and preclinical development. Two of these programs are identified below. We also have additional programs we may advance that are in earlier stages of research or preclinical development.

APX601 - Anti-TNFR2 Antagonist Antibody

TNFR2 is highly expressed on immune suppressive cells such as Treg and suppressive myeloid cells in the tumor microenvironment where it enforces their survival and suppressive function. Preclinical data strongly support the role of TNFR2 in cancer and several groups have reported that anti-TNFR2 antagonist antibodies can decrease Treg infiltration in mouse tumors and significantly inhibit tumor growth in numerous mouse models of cancer as a single-agent and in combination with other therapies. Treg depletion by TNFR2 antagonist antibodies was also shown in ex vivo studies of human cutaneous T-cell lymphoma (“CTCL”), and ovarian tumors. TNFR2 is also an oncogene expressed by some cancer cells that regulates their survival. Independent from effects on immune cells, TNFR2 antagonist antibodies have been shown in nonclinical ex vivo assays to directly kill human CTCL and ovarian cancer cells. Thus, TNFR2 is a promising target for cancer immunotherapy with multiple mechanisms of action.

APX601 is a humanized IgG1 antagonist antibody discovered using our ApxiMAB platform, and binds with high affinity to human TNFR2, potently blocking the binding of TNFR2 to its ligand, TNF-α. APX601 can reverse immune suppression by Treg cells and myeloid-derived suppressor cells to reactivate the function of effector T cells and can kill TNFR2-expressing tumor cells by antibody-mediated effector functions. APX601 was evaluated in preclinical cancer models as a single agent and in combination with anti-PD-1. Because APX601 does not cross-react with rodent TNFR2, human TNFR2 knock-in mice were used. APX601 demonstrated potent dose-dependent tumor growth inhibition as a single agent (CT26 model) and also showed potent anti-tumor activity in combination with anti-PD-1 (MC38 model) (Figure 8). We plan to file an IND for APX601 in mid-2022.

Figure 8: Preclinical Efficacy of APX601 in CT26 and MC38 Mouse Models

APX801 - NK Cell Activator Antibody

APX801 is an antibody program in preclinical development directed to an undisclosed target, aimed at activating NK cells to enhance the recognition and killing of tumor cells. We are currently advancing APX801 towards the start of IND-enabling activities.

Our APXiMAB Platform

Our APXiMAB platform was used to discover all of our wholly owned product candidates and the several product candidates that we have out-licensed. Our proprietary APXiMAB platform is comprised of two primary components:

•	Generation of hybridomas from rabbit B cells using fusion cell lines which enable us to reproducibly generate large numbers of rabbit monoclonal antibodies; and

•	Humanization of these antibodies using our MLG (multi lineage guided) humanization technology.

Advantages of Rabbit Antibodies

Rabbits offer numerous advantages over other animal species for the generation of therapeutic antibodies. Unlike rodents and humans, which rely primarily on VDJ rearrangement (variable (V), diversity (D) and joining (J) gene segment rearrangements), rabbits use an additional process called gene conversion, to generate a broad and diverse antibody repertoire.

Rabbit antibodies offer:

•	diverse epitope recognition to enable fit-for-purpose therapeutic antibody generation;

•	the ability to recognize epitopes that are not immunogenic in other species, including small-size epitopes; and

•	high affinity and specificity.

Our Hybridoma Technology

Despite the multiple advantages of rabbit-derived antibodies, they were generally not used as a source of monoclonal antibodies until Epitomics, our predecessor, developed a fusion cell line capable of generating stable hybridoma clones, which enables us to generate high quality rabbit-derived antibodies from hybridoma cell lines.

Our antibody generation process begins with immunization of rabbits from which B cells are isolated and fused to a rabbit myeloma cell line, generating hybridoma cells capable of stably producing rabbit antibodies. These antibodies are screened for desired properties such as affinity and specificity and evaluated in panels of biochemical and cellular assays.

Figure 9: The APXiMAB Platform Process

Our Proprietary MLG Humanization Technology

To facilitate drug development, we humanize these rabbit monoclonal antibodies using our proprietary MLG (multi lineage guided) humanization technology. Antibodies generated in non-human species and given to people as drugs can induce the formation of antibodies that neutralize the antibody drug or induce an undesirable immune response. These are often referred to as anti-drug antibodies or ADAs. Most therapeutic antibodies are therefore modified to have their sequences resemble human antibody sequences as much as possible in an attempt to avoid the development of ADAs.

In conventional humanization, sequences of antibodies derived from non-human species are altered to be closer to human antibody sequences by replacing the sequences of the antibody scaffold with that of human scaffolds. This creates a novel antibody in which the majority of the sequence comes from human antibody genes and the antigen-binding portions from the originating non-human species.

In our MLG humanization technology, we examine the antibody sequences generated in rabbits to better understand the importance of various residues both in the antigen-binding portions and the antibody scaffold. Residues that are highly conserved are preserved while other residues that are highly variable in the sequences of the rabbit antibodies are replaced with conservative amino acid substitutions found in human antibodies. Because our MLG technology enables humanization of antigen-binding regions, we believe that this process results in humanized antibodies that maintain the desired characteristics of the original rabbit antibody, including high affinity, while reducing immunogenicity.

Our Antibody Engineering Expertise

We deploy our knowledge of immunology and experience with therapeutic antibodies to engineer desirable features into our product candidates. For example, we incorporated the S267E mutation into the Fc portion of sotiga with the goal of achieving better potency and safety. This mutation, which had previously been described in scientific literature, changes the binding affinity to FcgRIIb and FcgRIIIa receptors to increase cross-linking and the potency of sotiga and reduce immune activation in circulation, where less FcR crosslinking occurs. Elimination of binding to FcgRIIIa minimizes ADCC and consequently prevents the depletion of CD40-expressing immune cells. Binding of sotiga to the CD40 ligand binding domain mimics that of the natural CD40 ligand and enhancing sotiga’s activation of CD40. We have employed other strategies to design favorable properties into our product candidates.

Our Out-License Relationships

Our APXiMAB platform has enabled the discovery of multiple high-quality protein therapeutic product candidates with promising utility in multiple therapeutic areas. We have licenses with several biopharmaceutical companies that are developing product candidates that were discovered using our APXiMAB platform, which has been important to prosecuting the full value of our platform. We believe the robust pipeline of product candidates we have helped generate demonstrates the productivity and utility of our platform and positions us to receive meaningful royalty payments if those product candidates are approved and successfully commercialized. Described below are the out-license relationships and the related agreements under which we may receive milestone or royalty payments.

Beovu and Novartis Antibody Candidate Discovery and Development Agreement

Our predecessor, Epitomics, entered into an antibody candidate discovery and development agreement with ESBATech AG in March 2007 (the “ESBATech Agreement”). In September 2009, Alcon Research, Ltd. (ARL) acquired ESBATech and in April 2011 ARL’s parent, Alcon, Inc. merged with Novartis AG (“Novartis”). Epitomics assigned the ESBATech Agreement to us in connection with our spin-out from Epitomics.

Under the ESBATech Agreement, Epitomics provided to ESBATech antibodies discovered using the APXiMAB platform that target certain molecules. ESBATech used those antibodies to develop drug product candidates to two different drug targets. Under the ESBATech Agreement, we granted ESBATech a non-exclusive, irrevocable, worldwide, sublicensable, royalty-bearing and perpetual license to our rights in certain intellectual property to develop and commercialize those drug product candidates. Other than financial interests, we do not have any ownership or right in those drug product candidates or any intellectual property covering or enabling the manufacture, use or sale of those drug product candidates.

Novartis, the successor in interest to ESBATech, has successfully developed and begun commercializing one of those drug product candidates, brolucizumab-dbll, a single-chain antibody fragment (scFv) targeting all of the isoforms of VEGF-A, which Novartis markets under the brand name Beovu®. Beovu is approved for use in over 70 countries and indicated for the treatment of neovascular (wet) AMD and has received European Commission approval for the use of Beovu for the treatment of visual impairment due to diabetic macular edema. Novartis is also developing Beovu for additional uses in several Phase 3 clinical trials.

In or around January 2019, Novartis licensed to Oculis SA another of the drug product candidates covered by the ESBATech Agreement, which was named LME636. Oculis renamed the drug candidate OCS-02. OCS-02 is a topical single-chain anti-TNF alpha antibody fragment. Oculis is in Phase 2 development of OCS-02 for the treatment of dry eye and uveitis.

Novartis and its predecessors have paid all of the upfront fee and milestone payments due under the ESBATech Agreement. Novartis is obligated to pay Apexigen a very low single-digit royalty on worldwide net sales of Beovu and OCS-02 for therapeutic uses by Novartis, its affiliates or licensees. In October 2019, Novartis’ Beovu was approved for commercial sale. However, Novartis has disputed its obligation to pay royalties to Apexigen under the ESBATech Agreement and continues to pay such royalties under protest. As a result, Apexigen has determined that any sales-based royalty revenue which Apexigen may earn under the ESBATech Agreement is currently fully constrained and Apexigen has recorded the royalty proceeds as deferred revenue in its balance sheets.

Simcere License and Collaboration Agreement

In December 2008, Epitomics and Jiangsu Simcere Pharmaceutical R&D Co., Ltd. (Simcere) entered into a license and collaboration agreement (the “Simcere Agreement”) for the development and commercialization of BD0801 for oncology in the People’s Republic of China (“China”). BD0801 is, a humanized anti-VEGF rabbit monoclonal antibody molecule. In connection with our spin-out from Epitomics, Epitomics assigned the Simcere Agreement to us. Simcere is responsible for conducting the development and commercialization of BD0801 in China at its cost. We have reserved the right to develop and commercialize BD0801 outside of China at our discretion. If we develop and commercialize BD0801 outside of China, we will share with Simcere costs incurred and revenue earned outside of China. Under the Simcere Agreement, Simcere has an exclusive, royalty-bearing license (without the right to sublicense) to our rights in certain intellectual property that we licensed from Epitomics to develop and commercialize BD0801 in the field of oncology therapeutics in China. Simcere granted us a non-exclusive, royalty-free, worldwide license (without the right to sublicense) to improvements derived from BD0801 using the intellectual property we licensed to Simcere for any purpose outside of China and for purposes outside of oncology therapeutics in China. Intellectual property created in our collaboration program with Simcere is jointly owned by us and Simcere. Simcere is obligated to pay us milestone payments for achievement of certain clinical development milestones and low to high single-digit percentage royalties on net sales of BD0801 in China. If we choose to commercialize BD0801 outside of China, we share with Simcere a mid-double-digit percentage of costs and revenue arising from the development and commercialization of BD0801 outside of China. Subject to certain termination rights including for material breach or a decision by an appellate court in China that BD0801 infringes a third-party patent, the Simcere Agreement continues until the later of the expiration of the last valid claim under the licensed intellectual property or a mid-teen number of years after the first commercial sale of BD0801. Simcere is currently developing BD0801 in Phase 3 clinical development for use in combination with chemotherapy to treat patients with recurrent, platinum-resistant ovarian cancer.

T-Mab/Mabwell Agreement

In May 2008, Jiangsu T-Mab Biotechnology Ltd., Co. (“T-Mab”) entered into a license, co-development and contract manufacture agreement (the “T-Mab Agreement”) with Epitomics for the development and commercialization of therapeutic candidates in two therapeutic programs, each directed to a specified target for specified fields, including VEGF for the treatment of ocular diseases, in China. Epitomics assigned the T-Mab Agreement to us in connection with our spin-out from Epitomics. Mabwell (Shanghai) Bioscience Co., Ltd. (“Mabwell”) acquired T-Mab in 2015. Mabwell is responsible for conducting the development and commercialization of the therapeutic candidates in China. We may, at our discretion, develop and commercialize such therapeutic candidates outside of China, however, we must pay Mabwell a royalty on sales of such therapeutic candidates made outside of China if we do so. Under the agreement, we granted Mabwell an exclusive, royalty-bearing, perpetual license (without the right to sublicense) to our rights in certain intellectual property that we licensed from Epitomics to develop and commercialize such therapeutic candidates. Mabwell is obligated to pay us a mid-single-digit percentage royalty on net sales of such therapeutic candidates in China. If we choose to commercialize such therapeutic candidates outside of China, we would be obligated to pay Mabwell a mid-single-digit percentage royalty on net sales of such therapeutic candidates outside of China that we sell directly to end users and a mid-single-digit percentage of revenue we receive as sublicense fees, milestone payments and royalties related to the sale of such therapeutic candidate. Each party’s obligations to pay royalties to the other party continue until a mid-teen number of years after first commercial sale of licensed product in each party’s respective territory. Mabwell is currently in Phase 3 development of 9MW0211, an anti-VEGF antibody licensed under the T-Mab Agreement.

Toray Sublicense Agreement

Under an agreement between Epitomics and Toray Industries, Inc. (“Toray”), Epitomics provided Toray with antibodies created using the APXiMAB platform that target certain molecules to use in the development of its drug product candidates. In May 2012, we entered into a non-exclusive sublicense agreement with Toray (the “Toray Agreement”) under which we granted Toray a non-exclusive, worldwide sublicense, with the right to grant further sublicenses, under the intellectual property that we licensed from Epitomics to develop and commercialize drug product candidates that Toray develops using those antibodies in the field of pharmaceutical products for human or veterinary use. Under the Toray Agreement, Toray paid us an upfront fee, and agreed to pay us certain development- and regulatory-related milestone payments and a low single-digit percentage royalty on net sales of licensed products by Toray or its affiliates. Toray is also obligated to pay us a mid-teens percentage of certain payments Toray receives from sublicensees under the Toray Agreement, which payments may limit Toray’s obligations to pay the milestone payments described above. Subject to certain termination rights, including Toray’s right to terminate the agreement for convenience upon 60 days’ prior written notice, the agreement continues on a product-by-product and country-by-country basis until the later of expiration of the last patent sublicensed to Toray or a low two-digit number of years after the first commercial sale of such product in such country. Upon expiration or early termination of the agreement, Toray’s sublicense and any further sublicenses granted by Toray will automatically terminate. Toray is currently in Phase 1b development of TRK-950, an antibody licensed under the Toray Agreement.

Competition

The biotechnology industry is highly competitive and subject to rapid and significant technological change. Moreover, the oncology field is characterized by strong and increasing competition, and a strong emphasis on intellectual property. Sotiga and products we may develop in the future for the treatment of cancer and any other diseases are likely to face competition from other drugs and therapies, including those of which we may not currently be aware. In addition, our products may need to compete with off-label drugs used by physicians to treat the indications for which we seek approval. This may make it difficult for us to replace existing therapies with our products.

Major multinational pharmaceutical and biotechnology companies, emerging and start-up companies, universities and other research institutions, could focus their future efforts on developing competing therapies and treatments for any of the targets or indications we are currently targeting or may target in the future. For example, each of Hoffman-La Roche AG, Janssen Biotech, Inc., a subsidiary of Johnson & Johnson (in collaboration with Alligator Bioscience AB), Celldex Therapeutics, Inc., Seagan Inc., Eucure Biopharma, a subsidiary of Biocytogen, and AbbVie Inc. are developing CD40-based antibody product candidates for solid tumor oncology indications, typically in combination therapies, and other companies and institutions have other CD40-based product candidates in development.

Many of these current and potential competitors have significantly greater financial, manufacturing, commercial, drug development and technical expertise and human resources than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing biotechnology products. These companies also have significantly greater research, development and marketing capabilities than we do and may also have products that have been approved or are in late later stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These smaller and large companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for planned clinical trials, as well as in acquiring technologies that may be complementary to, or necessary for, our programs.

Manufacturing

We must manufacture drug substance and drug product for clinical trial use in compliance with good manufacturing practices (“GMP”) regulations. The GMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, quality controls and stability, packaging and labeling controls, holding and distribution, laboratory controls, records and reports and returned products. The manufacturing facilities for our product candidates must meet GMP requirements and FDA or comparable foreign regulatory authority’s satisfaction before any product is approved and sold commercially. Our third-party manufacturers are also subject to periodic facility inspections by the FDA and other foreign authorities, including procedures and operations used in the testing and manufacture of our product candidates to assess our compliance with applicable regulations.

We do not currently have the infrastructure or internal capability to manufacture our product candidates for use in clinical development or commercialization. We rely, and expect to continue to rely, on third-party manufacturers for the production of our product candidates in compliance with GMP requirements. For sotiga and APX601, we rely on a single third-party manufacturer, WuXi Biologics (Hong Kong) Limited (“WuXi”), and we currently have no alternative manufacturer in place for drug substance or drug product for both sotiga and APX601. We have a non-exclusive clinical supply agreement with WuXi in which WuXi manufactures sotiga and APX601 on a fee-for-service basis in addition to providing certain process development services. For the APX601 product candidate, we have successfully completed a drug substance run at WuXi and expect to have APX601 clinical material ready for use in the second half of 2022.

We originally manufactured sotiga at another third-party manufacturer. The clinical supply we are currently using was manufactured by that other third-party manufacturer. We expect the quantity and stability of our current supply of sotiga from that prior manufacturer will be sufficient to supply our currently ongoing clinical trials through mid-2023. We have developed with Wuxi a new cell line and manufacturing process and analytical methods for sotiga to meet our clinical supply needs by mid-2023. We plan to undertake our first drug substance manufacturing run at WuXi in mid-2022 and have a drug product run scheduled with WuXi for later in 2022. We plan to present the sotiga manufacturing changes and data from process development runs performed at WuXi together with our draft comparability protocol to the FDA for review by the end of 2022. If WuXi successfully manufactures sotiga and the FDA and other relevant regulatory authorities approve our comparability protocol, we expect to have sotiga drug product ready for clinical use by mid-2023. If WuXi experiences delays in manufacturing or does not successfully manufacture sotiga or the FDA or other relevant regulatory authorities do not accept our comparability protocol, we may run out of sotiga drug product to supply the clinical development of sotiga by mid-2023.

We expect to continue to rely on third-party manufacturers for the commercial supply of any of our product candidates for which we obtain marketing approval. We have personnel with significant technical, manufacturing, analytical, quality, regulatory, including GMP, and project management experience to oversee our third-party manufacturers and to manage manufacturing and quality data and information for regulatory compliance purposes.

Failure to comply with statutory and regulatory requirements subjects a manufacturer to possible legal or regulatory action, including warning letters, the seizure or recall of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations and civil and criminal penalties. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Any of these actions or events could have a material impact on the availability of our products.

Commercialization Plan

We do not currently have any approved drugs and we do not expect to have any approved drugs in the near term. As a result, we have no sales, marketing or commercial product distribution capabilities and have no experience as a company in marketing drugs. When and if any of our product candidates are approved for commercialization, we intend to develop a commercialization infrastructure for those products in various key markets. We may also rely on partnerships to provide commercialization infrastructure, including sales and marketing and commercial distribution.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates, technology, programs, and know-how related to our business, to operate without infringing, misappropriating, or otherwise violating valid and enforceable intellectual property rights of others, to prevent others from infringing, misappropriating, or otherwise violating our intellectual property rights, in particular, our patent rights, and to preserve the confidentiality of our trade secrets. Our strategy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions, improvements, and product candidates that are important to the development and implementation of our business. Our patent portfolio is intended to cover our product candidates and related components, their methods of use and processes for their manufacture and any other inventions that are commercially important to our business.

We also rely on trademarks as well as trade secret protection of our confidential information and know-how relating to our proprietary technology, platforms, and product candidates to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We believe that we have substantial know-how and trade secrets relating to our technology and product candidates and we seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. However, trade secrets can be difficult to protect.

Sotigalimab

Our patent portfolio for our sotigalimab program includes U.S. and foreign patents and patent applications wholly owned by us. The patent portfolio covers compositions of matter, methods of use, companion diagnostics, combination therapies and formulations relating to sotigalimab. The issued U.S. patents and issued foreign patents expire in 2032, without giving effect to any patent term adjustments or patent term extensions that may be available. Patents that may issue from the pending U.S. and foreign applications would expire, if issued, between 2032 and 2042, without giving effect to any patent term adjustments or patent term extensions that may be available.

APX601

Our patent portfolio for our APX601 program consists of a pending international patent application published under the Patent Cooperation Treaty (PCT application), which is wholly owned by us. This pending application covers compositions of matter and methods of use relating to APX601. Patents that may issue from the pending PCT application would expire, if issued, in 2040, without giving effect to any patent term adjustments or patent term extensions that may be available.

The term of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is generally 20 years from the earliest claimed filing date of a non-provisional patent application in the applicable country. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over a commonly owned patent or a patent naming a common inventor and having an earlier expiration date.

Expiration dates referred to above are without regard to potential patent term extension, patent term adjustment or other market exclusivity that may be available to us.

Platform Technology

We have an exclusive, worldwide license, with the right to sublicense, under certain rights controlled by Epitomics, now a wholly owned subsidiary of Abcam, to develop and commercialize rabbit monoclonal antibodies generated using Epitomics’ technology and fragments thereof, each in the field of pharmaceutical products for human or veterinary use. We entered into this license with Epitomics in 2010 in connection with our spin-out from Epitomics. The intellectual property licensed to us by Epitomics includes patents that generally relate to our APXiMAB platform and that cover antibody generation and a process for humanizing antibodies, as well as related know-how and materials. We have the sole right to enforce the patents licensed by Epitomics for infringement arising in our field of use and a step-in right to control the filing, prosecution and maintenance of any patent or patent application licensed to us by Epitomics that Epitomics determines not to file or decides to abandon. If we elect to file or prosecute any such patent or patent application, Epitomics would assign the relevant patent or patent application to us. Those patents begin to expire in 2023. We are obligated to pay Epitomics 10% of certain amounts that we receive from third parties if we grant a sublicense to the Epitomics technology for a particular target, with such amounts capped at $1 million per target, including for sotiga. This sublicense fee sharing arrangement terminates if we undergo certain change of control transactions. By its terms, the agreement expired in 2020 and the license granted by Epitomics to us became irrevocable. Our obligation to pay Epitomics a share of amounts we receive in consideration of a sublicense survives this expiration only with respect to sublicenses granted prior to expiration of the agreement. Abcam plc (Abcam) acquired Epitomics in 2012.

Government Regulation

Government authorities in the United States at the federal, state and local level and in other countries regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products such as those we are developing. Generally, before a new drug or biologic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

U.S. Drug Development

In the United States, the FDA regulates drugs under the Food, Drug and Cosmetic Act (FDCA) and biologics under the FDCA and the Public Health Service Act (PHSA). Both drugs and biologics are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development or approval process or post-approval may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

Biologic and non-biologic drug product candidates must be approved by the FDA through either a BLA or NDA process, respectively, before they may be legally marketed in the United States. The process generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with Good Laboratory Practice (GLP);

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an IRB, or ethics committee at each clinical trial site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, GCP requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	submission to the FDA of an NDA or BLA;

•	a determination by the FDA within 60 days of its receipt of an NDA or BLA to accept the filing for review;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with GMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biologic’s identity, strength, quality and purity;

•	potential FDA audit of the preclinical study and/or clinical trial sites that generated the data in support of the NDA or BLA;

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FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug or biologic in the United States; and

•	compliance with any post-approval requirements, including the potential requirement to implement a REMS, and the potential requirement to conduct post-approval studies.

The data required to support an NDA or BLA are generated in two distinct developmental stages: preclinical and clinical. The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for any future product candidates will be granted on a timely basis, or at all.

Preclinical Studies and IND

The preclinical developmental stage generally involves laboratory evaluations of drug chemistry, formulation and stability, as well as studies to evaluate toxicity in animals, which support subsequent clinical testing. The sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational product to humans, and must become effective before human clinical trials may begin.

Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including

GLP regulations for safety/toxicology studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature, and plans for clinical trials, among other things, to the FDA as part of an IND. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative, and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA or BLA. The FDA will accept a well-designed and well-conducted foreign clinical trial not conducted under an IND if the trial was conducted in accordance with GCP requirements and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials in the United States generally are conducted in three sequential phases, known as Phase 1, Phase 2, and Phase 3, which may overlap.

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Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, pharmacokinetics, toxicity, tolerability, and safety of the drug in humans, and side effects associated with increasing doses for determining a safe clinical dosage range in humans.

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Phase 2 clinical trials involve studies in disease-affected patients to determine the dose required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use and its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. These trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA or BLA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected suspected adverse events, findings from other trials suggesting a significant risk to humans exposed to the drug or biologic, findings from animal or in vitro testing that suggest a significant risk for human subjects and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.

Phase 1, Phase 2, and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug or biologic has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated check-points based on access to certain data from the trial. Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the drug or biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with GMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality, and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that an investigational product candidate does not undergo unacceptable deterioration over its shelf life.

Further, as a result of the COVID-19 pandemic, the extent and length of which are uncertain, we may be required to develop and implement additional clinical trial policies and procedures designed to help protect trial participants from COVID-19 in accordance with new or updated FDA guidance and other regulatory requirements. For example, the FDA has issued guidance on conducting clinical trials during the pandemic, which describes a number of considerations for sponsors of clinical trials impacted by the pandemic, including the requirement to include in the clinical trial report (or as a separate document) contingency measures implemented to manage the trial and any disruption of the trial as a result of COVID-19 and the impact of implemented contingency measures on the safety and efficacy results reported for the trial, among other considerations. The FDA has also published other COVID-19-related industry guidance regarding Good Manufacturing Practices, remote interactive evaluations of drug manufacturing and bioresearch monitoring facilities, and drug product manufacturing and supply chain inspections, among others.

NDA/BLA Review Process

Following completion of the clinical trials, data is analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. The results of preclinical studies and clinical trials are then submitted to the FDA as part of an NDA or BLA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data. In short, the NDA or BLA is a request for approval to market the drug or biologic for one or more specified indications and must contain proof of safety and efficacy for a drug or safety, purity, and potency for a biologic. The application may include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of FDA. FDA approval of an NDA or BLA must be obtained before a drug or biologic may be marketed in the United States.

Under the Prescription Drug User Fee Act, as amended (PDUFA), each NDA or BLA must be accompanied by a user fee. FDA adjusts the PDUFA user fees on an annual basis. According to the FDA’s FY 2022 fee schedule, effective through September 30, 2022, the user fee for an application requiring clinical data, such as an NDA or BLA, is approximately $3.1 million. PDUFA also imposes an annual program fee for each marketed human drug or biologic (approximately $369,000 in FY 2022) and an annual establishment fee on facilities used to manufacture prescription drugs and biologics. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA reviews all submitted NDAs and BLAs before it accepts them for filing, and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt. If the FDA determines there is significance to any missing or incomplete information in the context of the proposed product candidate, the proposed indication(s), and the amount of time needed to address any given deficiency, it can issue a refusal-to-file letter. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA or BLA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has 10 months, from the filing date, in which to complete its initial review of a new molecular-entity NDA or original BLA and respond to the applicant, and six months from the filing date of a new molecular-entity NDA or original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Before approving an NDA or BLA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with GMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with GMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA or BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The Complete Response Letter may require additional clinical data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. If a Complete Response Letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

The FDA may delay or refuse approval of an NDA or BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product. FDA approval of any NDA or BLA submitted by us will be at a time the FDA chooses.

Also, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which such product may be marketed. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing regulatory standards is not maintained or if problems occur after the product reaches the marketplace. In addition, the FDA may require Phase 4 post-marketing studies to monitor the effect of approved products and may limit further marketing of the product based on the results of these post-marketing studies. New government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or ongoing development programs as well as regulations that apply to approved products.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product.

Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care or in instances of drug supply issues. However, competitors may receive approval of either a different product for the same indication or the same product for a different indication but that could be used off-label in the orphan indication. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication we are seeking approval, or if a product candidate is determined to be contained within the scope of the competitor’s product for the same indication or disease. If one of our products designated as an orphan drug receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity. Orphan drug status in the European Union has similar, but not identical, requirements and benefits.

Expedited Development and Review Programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs and biologics that meet certain criteria. Specifically, new drugs and biologics are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to both the product and the specific indication for which it is being studied. The sponsor can request the FDA to designate the product for Fast Track status any time before receiving NDA or BLA approval, but ideally no later than the pre-NDA or pre-BLA meeting.

Any product submitted to the FDA for marketing, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it treats a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies.

A Fast Track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA or NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA or NDA, the FDA agrees to accept sections of the BLA or NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA or NDA.

A product may also be eligible for accelerated approval, if it treats a serious or life-threatening condition and generally provides a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (IMM), which is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA may require that a sponsor of a drug or biologic receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. If the FDA concludes that a drug or biologic shown to be effective can be safely used only if distribution or use is restricted, it may require such post-marketing restrictions as it deems necessary to assure safe use of the product.

Additionally, a drug or biologic may be eligible for designation as a Breakthrough Therapy if the product is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. The benefits of Breakthrough Therapy designation include the same benefits as Fast Track designation, plus intensive guidance from the FDA to ensure an efficient drug development program. Fast Track designation, priority review, accelerated approval and Breakthrough Therapy designation do not change the standards for approval, but may expedite the development or approval process.

Abbreviated Licensure Pathway of Biological Products as Biosimilar or Interchangeable

The ACA, signed into law in 2010, includes the Biologics Price Competition and Innovation Act of 2009 (BPCIA), which created an abbreviated approval pathway for biological products shown to be highly similar to an FDA-licensed reference biological product. The BPCIA attempts to minimize duplicative testing, and thereby lower development costs and increase patient access to affordable treatments. An application for licensure of a biosimilar product must include information demonstrating biosimilarity based upon the following, unless the FDA determines otherwise:

•	analytical studies demonstrating that the proposed biosimilar product is highly similar to the approved product notwithstanding minor differences in clinically inactive components;

•	animal studies (including the assessment of toxicity); and

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a clinical trial or trials (including the assessment of immunogenicity and pharmacokinetic or pharmacodynamic) sufficient to demonstrate safety, purity and potency in one or more conditions for which the reference product is licensed and intended to be used.

In addition, an application must include information demonstrating that:

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the proposed biosimilar product and reference product utilize the same mechanism of action for the condition(s) of use prescribed, recommended, or suggested in the proposed labeling, but only to the extent the mechanism(s) of action are known for the reference product;

•	the condition or conditions of use prescribed, recommended, or suggested in the labeling for the proposed biosimilar product have been previously approved for the reference product;

•	the route of administration, the dosage form and the strength of the proposed biosimilar product are the same as those for the reference product; and

•	the facility in which the biological product is manufactured, processed, packed, or held meets standards designed to assure that the biological product continues to be safe, pure, and potent.

Biosimilarity means that the biological product is highly similar to the reference product notwithstanding minor differences in clinically inactive components; and that there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity, and potency of the product. In addition, the law provides for a designation of “interchangeability” between the reference and biosimilar products, whereby the biosimilar may be substituted for the reference product without the intervention of the healthcare provider who prescribed the reference product. The higher standard of interchangeability must be demonstrated by information sufficient to show that:

•	the proposed product is biosimilar to the reference product;

•	the proposed product is expected to produce the same clinical result as the reference product in any given patient; and

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for a product that is administered more than once to an individual, the risk to the patient in terms of safety or diminished efficacy of alternating or switching between the biosimilar and the reference product is no greater than the risk of using the reference product without such alternation or switch.

FDA approval is required before a biosimilar may be marketed in the United States. However, complexities associated with the large and intricate structures of biological products and the process by which such products are manufactured pose significant hurdles to the FDA’s implementation of the law that are still being worked out by the FDA. For example, the FDA has discretion over the kind and amount of scientific evidence—laboratory, preclinical, and/or clinical—required to demonstrate biosimilarity to a licensed biological product.

The FDA intends to consider the totality of the evidence provided by a sponsor to support a demonstration of biosimilarity, and recommends that sponsors use a stepwise approach in the development of their biosimilar products. Biosimilar product applications thus may not be required to duplicate the entirety of preclinical and clinical testing used to establish the underlying safety and effectiveness of the reference product. However, the FDA may refuse to approve a biosimilar application if there is insufficient information to show that the active ingredients are the same or to demonstrate that any impurities or differences in active ingredients do not affect the safety, purity, or potency of the biosimilar product. In addition, as with BLAs, biosimilar product applications will not be approved unless the product is manufactured in facilities designed to assure and preserve the biological product’s safety, purity and potency.

The submission of a biosimilar application does not guarantee that the FDA will accept the application for filing and review, as the FDA may refuse to accept applications that it finds are insufficiently complete. The FDA will treat a biosimilar application or supplement as incomplete if, among other reasons, any applicable user fees assessed under the Biosimilar User Fee Act of 2012 have not been paid. In addition, the FDA may accept an application for filing but deny approval on the basis that the sponsor has not demonstrated biosimilarity, in which case the sponsor may choose to conduct further analytical, preclinical, or clinical trials and submit a BLA for licensure as a new biological product.

The timing of final FDA approval of a biosimilar for commercial distribution depends on a variety of factors, including whether the manufacturer of the branded product is entitled to one or more statutory exclusivity periods, during which time the FDA is prohibited from approving any products that are biosimilar to the branded product. The FDA cannot approve a biosimilar application for 12 years from the date of first licensure of the reference product. Additionally, a biosimilar product sponsor may not submit an application for four years from the date of first licensure of the reference product. A reference product may also be entitled to exclusivity under other statutory provisions. For example, a reference product designated for a rare disease or condition (an orphan drug) may be entitled to seven years of exclusivity, in which case no product that is biosimilar to the reference product may be approved until either the end of the 12-year period provided under the biosimilarity statute or the end of the seven-year orphan drug exclusivity period, whichever occurs later. In certain circumstances, a regulatory exclusivity period can extend beyond the life of a patent, and thus block biosimilarity applications from being approved on or after the patent expiration date. In addition, the FDA may under certain circumstances extend the exclusivity period for the reference product by an additional six months if the FDA requests, and the manufacturer undertakes, studies on the effect of its product in children, a so-called pediatric extension.

The first biological product determined to be interchangeable with a branded product for any condition of use is also entitled to a period of exclusivity, during which time the FDA may not determine that another product is interchangeable with the reference product for any condition of use. This exclusivity period extends until the earlier of: one year after the first commercial marketing of the first interchangeable product; 18 months after resolution of a patent infringement against the applicant that submitted the application for the first interchangeable product, based on a final court decision regarding all of the patents in the litigation or dismissal of the litigation with or without prejudice; 42 months after approval of the first interchangeable product, if a patent infringement suit against the applicant that submitted the application for the first interchangeable product is still ongoing; or 18 months after approval of the first interchangeable product if the applicant that submitted the application for the first interchangeable product has not been sued.

Post-Approval Requirements

Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping requirements, requirements to report adverse experiences and comply with promotion and advertising requirements, which include restrictions on promoting drugs for unapproved uses or patient populations, known as “off-label use,” and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such uses. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Further, if there are any modifications to the drug or biologic, including changes in indications, labeling, or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA/BLA or NDA/BLA supplement, which may require the development of additional data or preclinical studies and clinical trials.

Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA also may require post-marketing testing, known as Phase 4 testing, and surveillance to monitor the effects of an approved product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and the implementation of other risk management measures. The FDA may also place other conditions on approvals including the requirement for REMS, to assure the safe use of the product. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription, or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market, or product recalls;

•	fines, warning letters, or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications;

•	applications, or suspension or revocation of product license approvals;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs and biologics may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labeling.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Other U.S. Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, including the CMS, other divisions of the HHS, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, and state and local governments.

For example, in the United States, financial arrangements with healthcare providers and other business arrangements, including, but not limited to, sales, marketing and scientific and educational programs, also must comply with state and federal healthcare fraud and abuse laws. These laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security, and transparency and reporting laws and regulations related to drug pricing and payments and other transfers of value made to physicians and other healthcare providers. Violation of any of such laws or any other governmental regulations that apply, may result in penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and imprisonment. In particular, the federal Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce or reward referrals, including the purchase, recommendation, order or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by up to five years in prison, criminal fines, administrative civil money penalties and exclusion from participation in federal healthcare programs. Moreover, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. HIPAA also created additional federal civil and criminal penalties for, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

The ACA, through the Physician Payments Sunshine Act, imposes new reporting requirements on drug manufacturers for payments made by them to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Drug manufacturers are required to submit annual reports to the government and these reports are posted on a website maintained by CMS. Certain states also mandate implementation of compliance programs, impose restrictions on drug manufacturer marketing practices, and/or require the tracking and reporting of gifts, compensation, and other remuneration to physicians.

We may also be subject to data privacy and security requirements that may impact the way in which we conduct research and operate our business. HIPAA, as amended by HITECH, and their respective implementing regulations, including the final omnibus rule published on January 25, 2013, impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information on covered entities, including certain healthcare providers, health plans, and healthcare clearinghouses, as well as individuals and entities that provide services on behalf of a covered entity that involve individually identifiable health information, known as business associates. In addition, we may be directly subject to certain state laws concerning privacy and data security. For example, the California Consumer Privacy Act (CCPA) took effect in January 2020 and became enforceable in July 2020. The CCPA created new individual privacy rights for California consumers (as the word is broadly defined in the law) and placed increased privacy and security obligations on many organizations that handle personal information of consumers or households. The CCPA requires covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers a new right to opt-out of certain sales or transfers of personal information, and provides consumers with a new cause of action for certain data breaches. Additionally, California voters voted to approve the California Privacy Rights Act (CPRA) in

November 2020, which modifies the CCPA significantly, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. The CCPA and CPRA may impact our business activities and increase our compliance costs and potential liability. Many similar privacy laws have been proposed at the federal level and in other states. Failure to comply with data protection laws and regulations could result in government investigations and/or enforcement actions (which could include civil, criminal, and administrative penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.

Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion, and other activities also are potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of biologic and pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals or refusal to allow a firm to enter into supply contracts, including government contracts. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: changes to our manufacturing arrangements; additions or modifications to product labeling; the recall or discontinuation of our products; or additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

U.S. Patent-Term Extension and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of any future product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration date of a U.S. patent claiming a new biologic or drug product as partial compensation for a patent term lost during product development and FDA regulatory review process. Patent-term extension, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent-term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA or BLA plus the time between the submission date of an NDA or BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. In addition, the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA or BLA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application (ANDA), or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for a NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

A reference biological product is granted 12 years of data exclusivity from the time of first licensure of the product, and the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength or for a modification to the structure of the biological product that does not result in a change in safety, purity or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity or potency to assess whether the licensure of the new product is a first licensure that triggers its own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the “first licensure” of a biological product is determined on a case-by-case basis with data submitted by the sponsor.

European Union Drug Development

In Europe, our future drugs may also be subject to extensive regulatory requirements. As in the United States, medicinal products can only be marketed if a marketing authorization (MA) from the competent regulatory agencies has been obtained.

Similar to the United States, the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the EU clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the EU, the EU Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the member state regimes. Under the current regime, before a clinical trial can be initiated it must be approved in each of the EU countries where the trial is to be conducted by two distinct bodies: the National Competent Authority (NCA), and one or more ECs. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

In 2014, a new Clinical Trials Regulation 536/2014, replacing the current Directive, was adopted, and entered into application on January 31, 2022. The new Regulation seeks to simplify and streamline the approval of clinical trials in the European Union. For example, the sponsor shall submit a single application for approval of a clinical trial via the EU Portal. As part of the application process, the sponsor shall propose a reporting Member State, who will coordinate the validation and evaluation of the application. The reporting Member State shall consult and coordinate with the other concerned Member States. If an application is rejected, it can be amended and resubmitted through the EU Portal. If an approval is issued, the sponsor can start the clinical trial in all concerned Member States. However, a concerned Member State can in limited circumstances declare an “opt-out” from an approval. In such a case, the clinical trial cannot be conducted in that Member State. The Regulation also aims to streamline and simplify the rules on safety reporting, and introduces enhanced transparency requirements such as mandatory submission of a summary of the clinical trial results to the EU Database.

European Union Drug Review and Approval

In the EEA, which is comprised of the 27 Member States of the European Union plus Norway, Iceland and Liechtenstein, medicinal products can only be commercialized after obtaining a MA. There are two types of MAs.

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The Community MA is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use (CHMP), of the EMA, and is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, advanced-therapy medicines such as gene-therapy, somatic cell-therapy or tissue-engineered medicines and medicinal products containing a new active substance indicated for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and other immune dysfunctions and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.

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National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member States through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State (RMS). The competent authority of the RMS prepares a draft assessment report, a draft summary of the product characteristics (SPC), and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Member States Concerned) for their approval. If the Member States Concerned raise no objections, based on a potential serious risk to public health, to the assessment, SPC, labeling or packaging proposed by the RMS, the product is subsequently granted a national MA in all the Member States (i.e., in the RMS and the Member States Concerned).

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

European Chemical Entity Exclusivity

In Europe, new chemical entities, sometimes referred to as new active substances, qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, if granted, prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic application for eight years, after which generic MA can be submitted, and the innovator’s data may be referenced, but not approved for two years. The overall 10-year period will be extended to a maximum of 11 years if, during the first eight years of those 10 years, the MA holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

European Union General Data Protection Regulation

In addition to EU regulations related to the approval and commercialization of our products, we may be subject to the EU’s GDPR. The GDPR went into effect on May 25, 2018. The GDPR introduced new data protection requirements in the European Union, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous new requirements for the collection, use and disclosure of personal information, including more stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive new internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information (e.g., the right to access, correct and delete their data). In addition, the GDPR includes restrictions on cross-border data transfer. The GDPR will increase our responsibility and liability in relation to personal data that we process, and we may be required to put in place additional mechanisms to ensure compliance with the new EU data protection rules. Further, the United Kingdom’s vote in favor of exiting the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, it is unclear whether the United Kingdom will enact data protection legislation equivalent to the GDPR and how data transfers to and from the United Kingdom will be regulated.

Rest of the World Regulation

For other countries outside of the European Union and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, drug licensing, pricing and reimbursement vary from country to country. Additionally, the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, and criminal prosecution.

Coverage and Reimbursement

Sales of our products will depend, in part, on the extent to which our products will be covered by third-party payors, such as government health programs, commercial insurance, and managed healthcare organizations. In the United States, no uniform policy of coverage and reimbursement for drug or biological products exists. Accordingly, decisions regarding the extent of coverage and amount of reimbursement to be provided for any of our products will be made on a payor-by-payor basis. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

The United States government, state legislatures, and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price-controls, restrictions on reimbursement, and requirements for substitution of generic products for branded prescription drugs. For example, the ACA contains provisions that may reduce the profitability of drug products through increased rebates for drugs reimbursed by Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Adoption of general controls and measures, coupled with the tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceutical drugs.

The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. The ACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs from 15.1% of Average Manufacturing Price (AMP), to 23.1% of AMP and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The ACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by enlarging the population potentially eligible for Medicaid drug benefits. CMS has proposed to expand Medicaid rebate liability to the territories of the United States as well.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (MMA) established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and Part B, Part D coverage is not standardized. While all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan likely will be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

For a drug product to receive federal reimbursement under the Medicaid or Medicare Part B programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer.

As noted above, the marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. An increasing emphasis on cost containment measures in the United States has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status are attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

In addition, in most foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower.

U.S. Healthcare Reform

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of drug candidates, restrict, or regulate post-approval activities and affect a biopharmaceutical company’s ability to profitably sell any approved drugs.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. The plan for the research was published in 2012 by the HHS, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures are made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private third-party payors, it is not clear what effect, if any, the research will have on the sales of our drug candidates, if any such drug or the condition that they are intended to treat are the subject of a trial. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s drug could adversely affect the sales of our drug candidate. If third-party payors do not consider our drugs to be cost-effective compared to other available therapies, they may not cover our drugs after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our drugs on a profitable basis.

The ACA has had a significant impact on the healthcare industry. The ACA expanded coverage for the uninsured while at the same time containing overall healthcare costs.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA. For example, in June 2021, the U.S. Supreme Court held that Texas and other challengers had no legal standing to challenge the ACA, dismissing the case on procedural grounds without specifically ruling on the constitutionality of the ACA. Thus, the ACA will remain in effect in its current form. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and healthcare measures promulgated by the Biden administration will impact the ACA, our business, financial condition and results of operations. In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, started in April 2013, and, due to subsequent legislative amendments, will stay in effect through 2031, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through March 31, 2022, unless additional Congressional action is taken. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 4% in the final fiscal year of this sequester. On January 2, 2013, the then-U.S. President signed into law the American Taxpayer Relief Act of 2012, which, among other things, also reduced Medicare payments to several providers, including hospitals, imaging centers, and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Further, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, in October 2018, CMS proposed a new rule that would require direct-to-consumer television advertisements of prescription drugs and biological products, for which payment is available through or under Medicare or Medicaid, to include in the advertisement the Wholesale Acquisition Cost, or list price, of that drug or biological product. In 2020, HHS and CMS issued various rules that are expected to impact, among others, price reductions from pharmaceutical manufacturers to plan sponsors under Part D, fee arrangements between pharmacy benefit managers and manufacturers, importation of prescription drugs from Canada and other countries, manufacturer price reporting requirements under the Medicaid Drug Rebate Program, including regulations that affect manufacturer-sponsored patient assistance programs subject to pharmacy benefit manager accumulator programs and Best Price reporting related to certain value-based purchasing arrangements. Multiple lawsuits have been brought against the HHS challenging various aspects of these rules implemented during the Trump administration. As a result, the Biden administration and HHS have delayed the implementation or published rules rescinding some of these Trump-era policies. Under the American Rescue Plan Act of 2021, effective January 1, 2024, the statutory cap on Medicaid Drug Rebate Program rebates that manufacturers pay to state Medicaid programs will be eliminated. Elimination of this cap may require pharmaceutical manufacturers to pay more in rebates than it receives on the sale of products, which could have a material impact on our business. In addition, Congress is considering legislation that, if passed, could have significant impact on prices of prescription drugs covered by Medicare, including limitations on drug price increases and allowing Medicare to negotiate pricing for certain covered drug products. The impact of these regulations and any future healthcare measures and agency rules implemented by the Biden administration on us and the pharmaceutical industry as a whole is currently unknown. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our product candidates if approved. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, a number of states are considering or have recently enacted state drug price transparency and reporting laws that could substantially increase our compliance burdens and expose us to greater liability under such state laws once we begin commercialization after obtaining regulatory approval for any of our products.

Additionally, on May 30, 2018, the Right to Try Act of 2017 was signed into law. The law, among other things, provides a federal framework for certain patients to access certain IND products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its product candidates available to eligible patients as a result of the Right to Try Act.

We are unable to predict the future course of federal or state healthcare legislation in the United States directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. These and any further changes in the law or regulatory framework could reduce our ability to generate revenue in the future or increase our costs, either of which could have a material and adverse effect on our business, financial condition and results of operations. It is also possible that additional governmental action will be taken to address the COVID-19 pandemic. The continuing efforts of the government, insurance companies, managed care organizations, and other payers of healthcare services and medical products to contain or reduce costs of healthcare and/or impose price controls may adversely affect the demand for our product candidates, if approved, and our ability to achieve or maintain profitability.

Employees and Human Capital Resources

As of March 31, 2021, we had 27 full-time employees, 20 of whom were engaged in research and development activities. Six of our employees hold Ph.D. or M.D. degrees. None of our employees are represented by a labor union or covered under a collective bargaining agreement.

Our human capital resources objectives include, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees into our collaborative culture. Our compensation program is designed to retain, motivate and attract highly qualified executives and talented employees and consultants. We are committed to fostering a culture that supports diversity and an environment of mutual respect, equity and collaboration that helps drive our business and our mission to leverage the power of the body’s immune system to combat and eradicate tumor cells, generating enhanced tumor-specific immunity and leading to significant clinical benefits such as improved survival for patients across a wide range of cancers.

Facilities

Our corporate headquarters are currently located in San Carlos, California, where we lease approximately 6,400 square feet of office, research and development and laboratory space pursuant to a lease agreement that expires in March 2023. We believe that these facilities will be adequate for our near-term needs. If required, we believe that suitable additional or alternative space would be available in the future on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

APEXIGEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which Apexigen’s management believes is relevant to an assessment and understanding of Apexigen’s results of operations and financial condition. You should read the following discussion and analysis of Apexigen’s results of operations and financial condition together with the section titled “Summary Historical Financial Information of Apexigen” and Apexigen’s financial statements and related notes and other information included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with audited financial statements for the years ended December 31, 2020 and 2021, and the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2021. In addition to historical financial information, this discussion contains forward-looking statements based upon Apexigen’s current expectations that involve risks and uncertainties. Apexigen’s actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references included in this Apexigen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Apexigen,” “Apexigen’s,” and ”its” refer to Apexigen.

Overview

Apexigen is a clinical-stage biopharmaceutical company focused on discovering and developing a new generation of antibody therapies for oncology, with an emphasis on new immuno-oncology agents designed to harness the patient’s immune system to combat and eradicate cancer. Apexigen and its licensees are advancing a pipeline of protein therapeutics that were discovered using our APXiMAB antibody platform. Our clinical-stage pipeline currently consists of several product candidates, including our lead candidate, sotigalimab (“sotiga” or “APX005M”), and five programs that our licensees are developing or commercializing. Apexigen is also advancing through discovery and preclinical development several innovative antibodies Apexigen discovered using its platform.

Since inception, Apexigen has devoted substantially all of its resources to performing research and development activities in support of its product development and licensing efforts. Apexigen does not have any products approved for sale and has not generated any revenue from product sales. Apexigen has funded its operations primarily through the issuance of convertible preferred stock as well as through proceeds from license agreements and borrowings under a debt arrangement. Apexigen has raised $157.6 million in gross proceeds through the issuance of convertible preferred stock. Apexigen has incurred net losses each year since inception. Apexigen’s net losses were $24.1 million and $28.9 million during 2020 and 2021, respectively. Apexigen expects to continue to incur significant losses for the foreseeable future. As of December 31, 2021, Apexigen had an accumulated deficit of $144.7 million.

Apexigen expects its operating expenses to increase significantly as Apexigen continues to discover, develop, seek regulatory approvals for and prepare for potential commercialization of Apexigen’s product candidates, in particular to advance sotiga into additional and potentially registration-enabling clinical trials and advance the clinical development of APX601. Apexigen’s net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of its clinical trials and its expenditures on other research and development activities.

Apexigen will need substantial additional funding, in addition to the net proceeds of the Transaction, to support its continuing operations and to pursue its long-term development strategy. Apexigen may seek additional funding through the issuance of Apexigen’s common stock, other equity or debt financings or collaborations or partnerships with other companies. The amount and timing of Apexigen’s future funding requirements will depend on many factors, including the pace and results of its clinical development efforts for its product candidates and other research, development, manufacturing, and commercial activities.

Apexigen was incorporated in Delaware in 2010, the year Apexigen was spun-out of Epitomics, Inc. (“Epitomics”), which was a California-based biotechnology company that was acquired by Abcam PLC (“Abcam”) in 2012. Apexigen was spun-out of Epitomics to focus on the discovery, development and commercialization of humanized monoclonal antibody therapeutics. Apexigen is headquartered in San Carlos, California.

COVID-19 Impact and Business Update

The global COVID-19 pandemic continues to evolve. The extent of the impact of the COVID-19 pandemic on Apexigen’s business, operations and development timelines and plans remains uncertain and will depend on certain developments, including the duration and spread of the outbreak and its impact on Apexigen’s development activities, third-party manufacturers, and other third parties with whom Apexigen does business, as well as its impact on regulatory authorities and Apexigen’s key scientific and management personnel. As the COVID-19 pandemic has developed, Apexigen has taken numerous steps to help ensure the health and safety of its employees. Apexigen is maintaining hygiene and respiratory protocols; controls for social distancing; enhanced cleaning, disinfecting, decontamination, and ventilation protocols; health policies; and usage of personal protective equipment, where appropriate. During March and April of 2020, during which stay at home orders were in place in the state of California, the volume of ongoing lab work was reduced. The pandemic has and may continue to disrupt or delay Apexigen’s ability to conduct development activities. Employees whose tasks can be performed offsite have at various times been instructed to work from home.

Apexigen has been monitoring and continues to actively monitor its clinical trials during the COVID-19 pandemic. To date, Apexigen has experienced some impacts in clinical trials due to the pandemic, including challenges related to recruiting, enrolling and treating patients in clinical trials due to exposure risk; limited staffing at clinical trial sites; and travel restrictions. In addition, Apexigen has experienced delays in its contract manufacturing plans as a result of supply chain issues that may be directly or indirectly related to the COVID-19 pandemic. While certain of these impacts have been resolved since the start of the COVID-19 pandemic, Apexigen is continuing to monitor its clinical development and supply chain and contingency planning is ongoing with its partners to reduce the possibility and magnitude of interruptions to its development activities or the availability of necessary materials.

The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. To the extent possible, Apexigen is conducting business as usual, with necessary or advisable modifications to employee travel and with certain of its employees working remotely all or part of the time. Apexigen will continue to actively monitor the evolving situation related to COVID-19 and may take further actions that alter Apexigen’s operations, including those that federal, state or local authorities may require, or that Apexigen determines in the best interests of Apexigen’s clinical trial subjects, employees and other third parties with whom Apexigen does business. At this point, the extent to which the COVID-19 pandemic may affect Apexigen’s future business, operations and development timelines and plans, including the resulting impact on Apexigen’s expenditures and capital needs, remains uncertain.

Business Combination Agreement and Related Agreements

On March 17, 2022, BCAC and Apexigen entered into a definitive BCA pursuant to which BCAC and Apexigen would combine, with the former equityholders of both entities holding equity in the Combined Company listed on the Nasdaq Stock Exchange and with Apexigen’s existing equityholders owning a majority of the equity in the Combined Company. It is expected that there will be a substantial rollover of equity by the existing equityholders of Apexigen. Under the BCA, the transaction values Apexigen at $205.0 million on a net-equity basis, net of exercise proceeds for Apexigen’s pre-closing options and warrants. As a result of the transaction, gross proceeds available to the Combined Company will be approximately $73.1 million (assuming no stockholders exercise their Redemption Rights at closing and before transaction expenses), funded by approximately $58.1 million in cash held in BCAC’s Trust Account and $15.0 million from a fully committed

PIPE consisting of units of shares and half a warrant for one share being sold at $10.00 per unit. In addition, concurrent with the execution of the BCA, BCAC, Apexigen and Lincoln Park have entered into a committed investment agreement under which the Combined Company would have the right to direct Lincoln Park to purchase up to an aggregate of $50 million of common stock of the Combined Company over a 24-month period (subject to certain limitations).

Components of Results of Operations

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for the development of sotiga, Apexigen’s lead product candidate, as well as APX601 and other product candidates. Apexigen expenses research and development costs as incurred. Nonrefundable advance payments that Apexigen makes for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

Research and development expenses include:

•	Expenses incurred under agreements with third-party contract research organizations for clinical development;

•	Costs related to production of drug substance, drug product and clinical supply, including fees paid to third-party contract manufacturers;

•	Laboratory and vendor expenses related to the execution of preclinical activities;

•	Employee-related expenses, which include salaries, benefits and stock-based compensation; and

•	Facilities, depreciation and amortization, insurance and other direct and allocated expenses incurred in Apexigen’s research and development activities

The following table summarizes Apexigen’s research and development expenses incurred during the years ended December 31, 2020 and 2021 (in thousands):

	Years Ended December 31,
	2020	2021
Clinical development	$8,687	$7,745
Contract manufacturing	2,274	5,344
Discovery and non-clinical expenses	2,250	2,907
Personnel costs	4,204	4,444
Other costs	1,355	1,224

Total research and development expenses	$18,770	$21,664

Apexigen expects the research and development expenses to increase substantially for the foreseeable future as Apexigen continues to invest in research and development activities related to developing Apexigen’s product candidates, as its product candidates advance into later stages of development, and as Apexigen begins to conduct Phase 3 clinical trials. The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of Apexigen’s product candidates is highly uncertain. As a result, Apexigen is unable to determine the duration and completion costs of Apexigen’s research and development projects or when and to what extent Apexigen will generate revenue from the commercialization and sale of any of Apexigen’s product candidates.

General and Administrative Expenses

General and administrative expenses consist of salaries, benefits, and stock-based compensation expense for personnel in executive, operations, legal, human resources, finance and administrative functions, professional fees for legal, patent, consulting, accounting and audit services, and allocated expenses for technology and facilities. Apexigen expenses general and administrative costs in the periods in which they are incurred.

Apexigen expects that its general and administrative expenses will increase substantially over the next several years as Apexigen hires additional personnel to support the continued research and development of its products and growth of its business. Following the completion of the Merger, Apexigen also anticipates that Apexigen will incur significant additional expenses related to compliance with the rules and regulations of the SEC, Sarbanes Oxley Act and the listing standards of Nasdaq, additional corporate, director and officer insurance expenses, increased legal, audit and consulting fees and greater investor relations expenses. As a result, Apexigen expects that the general and administrative expenses will increase in future periods in the near-term.

Interest Income, Net

Interest income primarily relates to interest income on its cash, cash equivalents and short-term investments. Other expense relates to fees related to its short-term investments.

Results of Operations

Comparison of the Years Ended December 31, 2020 and 2021

The following table presents its statements of operations data for the years ended December 31, 2020 and 2021, and the dollar and percentage change between the two years (in thousands):

	Year Ended December 31,
	2020	2021	$ Change	% Change
Operating expenses
Research and development	$18,770	$21,664	$2,894	15.4%
General and administrative	5,774	7,293	1,519	26.3%

Total operating expenses	24,544	28,957	4,413	18.0%

Loss from operations	(24,544)	(28,957)	(4,413)	18.0%
Interest income, net	421	41	(380)	(90.3%)

Net loss	$(24,123)	$(28,916)	$(4,793)	19.9%

Costs and Expenses

Research and Development

Research and development increased by $2.9 million, or 15.4%, from $18.8 million for the year ended December 31, 2020 to $21.7 million for the year ended December 31, 2021. The increase primarily relates to increases of $3.1 million in contract manufacturing and $0.8 million in outsourced spending on discovery and other expenses offset by a decrease of $0.9 million in clinical development.

The $3.1 million increase in contract manufacturing costs consists of a $2.4 million increase in spending on APX601 contract manufacturing and a $0.7 million increase in spending on sotigalimab contract manufacturing. Apexigen spent $2.4 million more in APX601 contract manufacturing in 2021 as Apexigen progressed IND-enabling activities for the APX601 program, including assay transfer, drug product formulation and purchases of resins for the GMP drug substance manufacturing run, among other activities. In 2020, Apexigen incurred minimal expenses related to sotigalimab contract manufacturing. In 2021, sotigalimab contract manufacturing costs increased by $0.7 million as Apexigen began sotigalimab method development with a new GMP manufacturing vendor.

The $0.8 million increase in discovery and other expenses relates to the completion of the IND-enabling GLP toxicology study for the APX601 program in 2021.

The $0.9 million decrease in clinical development was due to a $0.7 million decrease in spending related to the completion of certain activities in 2020 from the agreement with Parker Institute for Cancer Immunotherapy (“PICI”) and a $0.2 million decrease in spending for consultants as Apexigen performs clinical operations in-house.

General and Administrative

General and administrative expenses increased by $1.5 million, or 26.3%, from $5.8 million for the year ended December 31, 2020 to $7.3 million for the year ended December 31, 2021. The increase is primarily attributable to increases of $1.3 million in spending on professional services and of $0.2 million in compensation.

Interest Income, Net

Interest income, net, decreased by $0.4 million, or 90.3%, from $0.4 million for the year ended December 31, 2020 to $41,000 for the year ended December 31, 2021. The decrease was attributable to lower interest rates and lower cash balances during 2021 compared to 2020.

Liquidity and Capital Resources

Since inception through December 31, 2021, Apexigen has not generated any revenue from product sales and has incurred significant operating losses and negative cash flows from its operations. Apexigen’s net losses were $24.1 million and $28.9 million for the years ended December 31, 2020 and December 31, 2021, respectively. As of December 31, 2021, Apexigen had an accumulated deficit of $144.7 million. Apexigen has funded its operations to date primarily through the issuance of convertible preferred stock as well as through proceeds from license agreements and borrowings under a debt arrangement and will continue to be dependent upon equity and/or debt financings or collaboration-related revenue until Apexigen is able to generate positive cash flows from its operations. As of December 31, 2021, Apexigen has raised gross proceeds of $157.6 million from these private placements of Apexigen’s convertible preferred stock and had $36.4 million in cash, cash equivalents and short-term investments. Apexigen’s cash and cash equivalents consist primarily of bank deposits and money market funds. Apexigen’s short-term investments consist of government debt securities, corporate debt securities, commercial paper and asset-backed securities.

Funding Requirements

Apexigen’s primary use of cash, cash equivalents, and short-term investments is to fund operating expenses, which consist primarily of research and development expenditures related to Apexigen’s programs, and to a lesser extent, general and administrative expenditures. Apexigen plans to increase Apexigen’s research and development expenses for the foreseeable future as Apexigen continues the clinical development of Apexigen’s current and future product candidates. At this time, due to the inherently unpredictable nature of clinical development and the impact of the COVID-19 pandemic, Apexigen cannot reasonably estimate the costs Apexigen will incur and the timelines required to complete development, obtain marketing approval, and commercialize Apexigen’s current product candidate or any future product candidates. For the same reasons, Apexigen is also unable to predict when, if ever, Apexigen will generate revenue from product sales or Apexigen’s current or any future license agreements that Apexigen may enter into or whether, or when, if ever, Apexigen may achieve profitability. Clinical and preclinical development timelines, the probability of success, and development costs can differ materially from expectations. In addition, Apexigen cannot forecast the timing and amounts of milestone, royalty and other revenue from licensing activities, which future product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect Apexigen’s development plans and capital requirements.

Apexigen’s future funding requirements will depend on many factors, including the following:

•

the progress, timing, scope, results and costs of Apexigen’s clinical trials and preclinical studies for Apexigen’s product candidates, including the ability to enroll patients in a timely manner for Apexigen’s clinical trials;

•	the costs of obtaining clinical and commercial supplies and validating the commercial manufacturing process for sotigalimab and any other product candidates;

•	Apexigen’s ability to successfully commercialize sotigalimab and any other product candidates;

•	the cost, timing and outcomes of regulatory approvals;

•	the extent to which Apexigen may acquire or in-license other product candidates and technologies;

•	the timing and amount of any milestone, royalty or other payments Apexigen is required to make pursuant to any current or future collaboration or license agreement;

•	the extent to which Apexigen receives royalty payments though Apexigen’s current or any future partnership arrangements;

•	Apexigen’s ability to attract, hire and retain qualified personnel;

•	the cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the impact of the ongoing COVID-19 pandemic, which may exacerbate the magnitude of the factors discussed above.

Due to Apexigen’s significant research and development expenditures, Apexigen has generated operating losses in all periods presented. Apexigen expects to incur substantial additional losses in the future as Apexigen expands its research and development activities. Based on its research and development plans, there is uncertainty regarding Apexigen’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to its ability to continue as a going concern. There can be no assurance that such additional capital, whether in the form of debt or equity financing, will be sufficient or available and, if available, that such capital will be offered on terms and conditions acceptable to Apexigen.

In addition to the proceeds that are received from the proposed business combination transaction, including the related PIPE, Apexigen may seek additional funds through the sale and issuance of shares of its common stock in private or public offerings, other equity or debt financings, its committed investment agreement with Lincoln Park, collaborations or partnerships with third parties, or other transactions to monetize assets, including Apexigen’s right to receive milestone payments and royalties under Apexigen’s out-license arrangements. Apexigen cannot assure that Apexigen will succeed in acquiring additional funding at levels sufficient to fund its operations or on terms favorable to Apexigen. If Apexigen is unable to obtain adequate financing when needed, Apexigen may have to delay, reduce the scope of or suspend one or more of its clinical trials or preclinical studies or research and development programs. Because of the numerous risks and uncertainties associated with the development and commercialization of Apexigen’s product candidates, Apexigen is unable to estimate the amount of increased capital outlays and operating expenditures associated with Apexigen’s current and planned research, development and manufacturing activities.

To the extent that Apexigen raises additional capital through strategic alliances or licensing arrangements with third parties, Apexigen may have to relinquish valuable rights to Apexigen’s product candidates, future revenue streams or research programs or to grant licenses on terms that may not be favorable to Apexigen. If

Apexigen raises additional capital through public or private equity offerings, the ownership interest of Apexigen’s then-existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect Apexigen’s stockholders’ rights. If Apexigen raises additional capital through debt financing, Apexigen may be subject to covenants limiting or restricting Apexigen’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Cash Flows

The following table summarizes Apexigen’s cash flow data for the years ended December 31, 2020 and 2021 (in thousands):

	Years Ended December 31,
	2020	2021
Net cash used in operating activities	$(19,957)	$(23,902)
Net cash (used in) provided by investing activities	(24,161)	22,024
Net cash provided by financing activities	12,897	37

Operating Activities

In 2020, cash used in operating activities was $20.0 million, which consisted of a net loss of $24.1 million, adjusted by non-cash charges of $2.4 million and a net change of $1.7 million in Apexigen’s net operating assets and liabilities. The non-cash charges are primarily comprised of $1.3 million for stock-based compensation expense and $0.8 million in non-cash lease expense. The change in Apexigen’s net operating assets and liabilities was primarily due to an increase of $1.9 million in deferred revenue related to fully constrained royalty payments from Novartis.

In 2021, cash used in operating activities was $23.9 million, which consisted of a net loss of $28.9 million, adjusted by non-cash charges of $2.0 million and a net change of $3.0 million in Apexigen’s net operating assets and liabilities. The non-cash charges are primarily comprised of $1.1 million for stock-based compensation expense and $0.5 million in non-cash lease expense. The change in Apexigen’s net operating assets and liabilities was primarily due to increases of $1.7 million in deferred revenue and $1.5 million in accrued expenses.

The increase of $3.9 million in cash used in operating activities from the year ended December 31, 2021 compared to the year ended December 31, 2020 was primarily due to the volume and timing of payments to third parties, the increase in Apexigen’s net loss, and the decrease in deferred revenue.

Investing Activities

In 2020, cash used in investing activities was $24.2 million. In 2021, cash provided by investing activities was $22.0 million. The change in cash flows from investing activities was principally from the timing of purchases and sales of marketable securities.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2020 was $12.9 million, which was primarily from cash received from the issuance of additional Series C preferred stock of $13.3 million offset by $0.4 million paid for Series C preferred stock issuance costs and offering costs associated with another financing transaction in 2019.

Net cash provided by financing activities for the year ended December 31, 2021 was $37,000.

Contractual Obligations

Apexigen leases its principal facility under a non-cancelable operating lease agreement with a lease term ending in April 2023. In April 2021, Apexigen entered into a sublease arrangement for additional office space which expired on December 31, 2021. Total expense incurred under the sublease arrangement was $52,000 for the year ended December 31, 2021.

In addition, Apexigen has entered into certain licensing agreements pursuant to which Apexigen will owe royalty payments if and when Apexigen sublicenses or commercializes certain of Apexigen’s products, as well as certain collaboration agreements pursuant to which Apexigen may in the future owe certain amounts to Apexigen’s collaboration partners upon the achievement of certain milestones. Because these obligations are uncertain, and their timing and amount are not known, they are not included in the table above. These agreements are described in more detail in the section titled “Licensing and Other Arrangements” below.

Apexigen also enters into agreements in the normal course of business with contract research organizations for clinical trials, preclinical studies, manufacturing and other services and products for operating purposes, which are generally cancelable upon written notice. These obligations and commitments are also not included in the table above.

Licensing and Other Arrangements

Apexigen has entered into royalty-bearing license agreements and partnership agreements. Under the terms of these agreements described below, Apexigen has the right to collect, or is obligated to pay, certain milestone payments upon the achievement of specified pre-clinical, clinical or commercial milestones.

Beovu® and Antibody Candidate Discovery and Development Agreement with Novartis

Apexigen has an agreement with Novartis relating to antibodies that Epitomics generated that target certain molecules which were used to develop antibody product candidates. Under the agreement, Novartis has a non-exclusive, irrevocable, worldwide, sublicensable, royalty-bearing and perpetual license to Apexigen’s rights in certain intellectual property to develop and commercialize those drug product candidates. Pursuant to the terms of the agreement, the upfront fee and all milestone payments due upon the achievement of certain pre-clinical and clinical development milestones have been paid. Novartis remains obligated to pay Apexigen a very low single-digit royalty on net sales of Beovu (brolucizumab-dbll) for therapeutic uses by Novartis, its affiliates or licensees.

In October 2019, Novartis’ Beovu was approved for commercial sale. Novartis has disputed its obligation to pay Beovu royalties to Apexigen and continues to pay such royalties under protest. As a result, Apexigen has determined that any sales-based royalty revenue which Apexigen may earn under this agreement is currently fully constrained. Apexigen has recorded the Beovu royalty proceeds as deferred revenue in the balance sheets. Deferred revenue totaled $3.6 million as of December 31, 2021.

Services and License Agreement with Epitomics (Abcam)

In conjunction with Apexigen’s spinoff from Epitomics in 2010, Apexigen entered into an exclusive, worldwide license, with the right to sublicense, under certain intellectual property rights controlled by Epitomics to develop and commercialize rabbit monoclonal antibodies generated using Epitomics’ technology and fragments thereof. Epitomics was acquired by Abcam in 2012 and is a wholly owned indirect subsidiary of Abcam. Apexigen is obligated to pay Abcam a percentage of total cash proceeds received by Apexigen from any sublicenses entered into prior to the September 2020 expiration of the exclusive license agreement, to the extent such amounts are received in consideration of the grant of a sublicense under the Abcam patents for a particular target, provided that Apexigen’s payment obligation is limited to an aggregate of $1.0 million per target. The license agreement with Epitomic expired in September 2020. Under the agreement with Novartis, Apexigen has received fully constrained royalty proceeds totaling $3.6 million as of December 31, 2021, of which Apexigen is required to pay a percentage to Abcam. In July 2021, Apexigen and Abcam reached an agreement to extend the time for Apexigen to begin paying Abcam its portion of the royalty proceeds to July 2022. There was $0.4 million contingently due from Apexigen to Epitomics under this license agreement as of December 31, 2021. As of December 31, 2021, Apexigen has neither paid nor recorded any portion of this $0.4 million contingent liability to Abcam.

Other Agreements

Apexigen has entered into certain other partnership program agreements that may eventually lead to royalty payments or other payments to Apexigen, but Apexigen does not anticipate any potential payments under these agreements in the foreseeable future, if at all.

Clinical Collaborations

Apexigen has entered into a number of collaboration arrangements for the clinical development of sotigalimab with companies and academic and non-profit institutions. These arrangements specify whether Apexigen and/or the collaborator bears the cost of the clinical trials, and in the case of combination therapies, typically the collaborators provide the supply of such drug products while Apexigen supplies sotigalimab. Apexigen’s applicable share of the costs of these clinical collaborations are reflected in its research and development expenses.

Apexigen entered into an agreement with the PICI whereby PICI sponsored a Phase 1b/2 clinical trial, APX005M-004, to evaluate the combination of sotigalimab with gemcitabine and nab-paclitaxel, with and without nivolumab, in patients with metastatic pancreatic adenocarcinoma. PICI funded the cost of the study, and Apexigen supplied sotigalimab and provide related services at no cost to PICI.

In October 2019, Apexigen amended the PICI agreement. As a result of the amendment, Apexigen paid $1.0 million in cash and issued 1,290,540 shares of Apexigen’s common stock to PICI as compensation for services PICI rendered. The cash payment and the fair value of the common stock of $0.9 million were recognized immediately as research and development expense. Upon completion of the other milestones, Apexigen recognized $0.7 million in research and development expenses for the year ended December 31, 2020. There were no expenses recognized during the year ended December 31, 2021.

Upon achievement of certain milestones related to Apexigen’s clinical development of sotigalimab in pancreatic cancer, Apexigen will be obligated to pay an aggregate of up to $9.6 million in cash and shares of Apexigen’s common stock. Given the Phase 3 of the clinical trial has not yet begun, none of these milestones was probable as of December 31, 2021, and no amounts have been recognized.

Off-Balance Sheet Arrangements

Apexigen does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future significant effect on Apexigen’s financial condition, results of operations, liquidity or cash flows.

Critical Accounting Policies and Estimates

Apexigen’s financial statements are prepared in accordance with GAAP. The preparation of the financial statements in conformity with GAAP requires Apexigen’s management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Apexigen evaluates its significant estimates on an ongoing basis, including estimates related to accruals for research and development costs, stock-based compensation and uncertain tax positions. Apexigen bases its estimates on historical experience and on various other assumptions that Apexigen believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Apexigen believes that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, Apexigen believes these are the most critical to aid in fully understanding and evaluating its financial condition and results of operations. For further information, see Note 2, Summary of Significant Accounting Policies, to the financial statements included elsewhere in this proxy statement/prospectus.

Emerging Growth Company

Apexigen is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Apexigen has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Apexigen, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Apexigen’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, Apexigen recognizes revenue when Apexigen transfers promised goods or services to customers in an amount that reflects the consideration to which Apexigen expects to be entitled in exchange for those goods or services. Apexigen has not commenced sales of its monoclonal antibodies and did not have a product available for market as of December 31, 2021.

Apexigen has other license agreements with third parties, under which Apexigen may also earn contingent fees including milestone payments based on counterparty performance and royalties on sales. Apexigen will recognize milestone payments as revenue once the underlying events are probable of being met and there is not a significant risk of reversal. Apexigen will recognize sales-based royalties as revenue when the underlying sales occur.

For more information on revenue recognition, see Note 2, Summary of Significant Accounting Policies, to the financial statements included elsewhere in this proxy statement/prospectus.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development consist of costs incurred for the development of sotiga, Apexigen’s lead product candidate, as well as APX601 and other product candidates. Research and development costs consist primarily of external costs related to clinical development, contract manufacturing, preclinical development and discovery as well as personnel costs and allocated overhead, such as rent, equipment, depreciation and utilities. Personnel costs consist of salaries, employee benefits and stock-based compensation.

Apexigen estimates external research and development expenses based on the services performed, pursuant to contracts with commercial and academic institutions that conduct and manage research and development services on Apexigen’s behalf. Apexigen records the costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and includes these costs in accrued liabilities in the balance sheets. These costs are a component of Apexigen’s research and development expenses. Apexigen accrues for these costs based on factors such as the numbers of subject visits, the number of active patients, the numbers of patient enrolled, and estimates of the work completed and other measures in accordance with agreements established with its third-party service providers. As actual costs become known, Apexigen adjusts its accrued liabilities. Apexigen has not experienced any significant differences between accrued costs and actual costs incurred. However, the status and timing of actual services performed may vary from Apexigen’s estimates, resulting in adjustments to expenses in future periods. Changes in these estimates that result in significant changes to Apexigen’s accruals could significantly affect its results of operations.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development are capitalized and then expensed as the related goods are delivered or the services are performed. Apexigen evaluates such payments for current or long-term classification based on when they will be realized.

Fair Value Measurements

Apexigen applies fair value accounting to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The carrying amount of Apexigen’s financial assets and liabilities, including accounts payable and accrued expenses, approximate their fair values due to their short-term maturities.

For more information, see Note 3, Fair Value Measurement, to the financial statements included elsewhere in this proxy statement/prospectus.

Stock-based Compensation

Stock-based compensation, inclusive of stock options with only a service condition and stock options with performance conditions, are awarded to Apexigen’s officers, directors, employees, and certain non-employees.

Apexigen accounts for stock-based compensation in accordance with ASC Topic 718, “Compensation—Stock Compensation.” Apexigen measures all stock-based awards granted to employees and non-employees based on the estimated grant date fair value. For awards subject to service-based vesting conditions, Apexigen recognizes stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, Apexigen recognizes stock-based compensation expense using the accelerated attribution method when it is probable that the performance condition will be achieved. Apexigen recognizes forfeitures as they occur.

Apexigen calculates the fair value of stock options using the Black-Scholes option pricing model and recognize expense using the straight-line attribution approach. The Black-Scholes option pricing model requires inputs based on certain subjective assumptions, including the fair value of Apexigen’s common stock, the expected term of the awards, expected stock price volatility, the risk-free interest rate for a period that approximates the expected term of the awards and Apexigen’s expected dividend yield.

Expected Term—Apexigen determines the expected life of options granted using the “simplified” method. Under this approach, Apexigen presumes the expected terms to be the mid-point between the weighted-average vesting term and the contractual term of the option. The simplified method makes the assumption that the award recipient will exercise share options evenly over the period when the share options are vested and ending on the date when the share options would expire.

Risk-Free Interest Rate—Apexigen bases the risk-free interest rate from the U.S. Treasury yield curve in effect at the measurement date with maturities approximately equal to the expected term.

Expected Volatility—Because Apexigen’s stock is not traded in an active market, Apexigen calculates volatility by using the historical volatilities of the common stock of comparable publicly traded companies. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. Apexigen will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Expected Dividends—Apexigen has never paid cash dividends on Apexigen’s common stock and does not have plans to pay cash dividends in the future. Therefore, Apexigen uses an expected dividend yield of zero.

Common Stock Valuation—Given the absence of a public trading market of Apexigen’s common stock, the Board considers numerous subjective and objective factors to determine the best estimate of fair value of Apexigen’s common stock underlying the stock options granted to its employees and non-employees. In determining the grant date fair value of its common stock, Apexigen uses certain assumptions, including probability weighting events, volatility, time to liquidation, risk-free interest rate, and assumption for a discount for lack of marketability. Apexigen uses a hybrid of the Option Pricing Model (“OPM”) and the Probability-Weighted Expected Return Method (“PWERM”) for determining its enterprise value. Application of these methods involves the use of estimates, judgments, and assumptions that are complex and subjective, such as those regarding Apexigen’s expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Following completion of the Merger, the Board intends to determine the fair value of the common stock based on the closing price of the common stock on or around the date of grant.

As of December 31, 2021, the unrecognized stock-based compensation expense related to stock options was $1.5 million and is expected to be recognized as expense over a weighted-average period of approximately 1.9 years.

For more information, see Note 10, Stock-Based Compensation, to the financial statements included elsewhere in this proxy statement/prospectus.

New Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to Apexigen’s financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

Apexigen is exposed to certain credit and interest rate risks as part of Apexigen’s ongoing business operations.

Credit Risk

Apexigen is exposed to credit risk on Apexigen’s investment portfolio. Investments that potentially subject Apexigen to credit risk consist principally of cash, cash equivalents and short-term investments. Apexigen places its cash, cash equivalents and short-term investments with financial institutions with high credit standing and its excess cash in marketable investment grade securities. Apexigen’s short-term investments consist of government debt securities, corporate debt securities, commercial paper, and asset backed securities.

Interest Rate Risk

Apexigen had cash, cash equivalents and short-term investments of $36.4 million as of December 31, 2021. The primary goals of Apexigen’s investment policy are liquidity and capital preservation. Apexigen does not enter into investments for trading or speculative purposes. Apexigen believes that Apexigen does not have any significant exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of Apexigen’s cash and cash equivalents. Declines in interest rates, however, would reduce future investment income. A hypothetical 1.00% (100 basis points) increase in interest rates would not have materially impacted the fair value of Apexigen’s short-term investments as of December 31, 2021. If overall interest rates had increased or decreased by 1.00% (100 basis points), Apexigen’s interest income would not have been materially affected during the year ended December 31, 2021.

Effects of Inflation

Inflation generally affects Apexigen by increasing Apexigen’s cost of labor and research and development contracts. Apexigen does not believe that inflation has had a significant effect on Apexigen’s financial results during the periods presented. However, to the extent that the inflation the United States has recently been experiencing results in rising interest rates and has other adverse effects on the market, it may adversely affect our future consolidated financial condition and results of operations.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE BUSINESS COMBINATION

The following information concerning the management of the Combined Company is based on the provisions of the Proposed Charter, the form of which is included as Annex B to this proxy statement/prospectus, and the By-laws of BCAC (the “Combined Company Bylaws”), which are expected to be in effect in such form as of the consummation of the Business Combination. If the Proposed Charter and the Combined Company Bylaws are amended, the below summary may cease to accurately reflect the Proposed Charter and/or the Bylaws, in each case, as so amended.

Management and Board of Directors

Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of the Combined Company Board. The following sets forth certain information, as of [●], concerning the persons who are expected to serve as executive officers of the Combined Company and members of the Combined Company Board following the consummation of the Business Combination. Other than Mr. Wertheimer, there are no existing officers or directors of BCAC who will hold any post-combination employment or directorships with, or receive any benefits from, the Combined Company, and there have been no discussions of anyone doing so.

Name	Age	Title
Xiaodong Yang, M.D., Ph.D.	62	Chief Executive Officer and Director Nominee
Frank Hsu, M.D.	61	Chief Medical Officer
Francis Sarena	51	Chief Operating Officer
Amy Wong	56	Senior Vice President, Finance and Operations
Herb Cross	50	Director Nominee
Jakob Dupont, M.D.	57	Director Nominee
Gordon Ringold, Ph.D.	71	Director Nominee
Scott Smith	60	Director Nominee
Samuel Wertheimer, Ph.D.	62	Director Nominee
Dan Zabrowski, Ph.D.	62	Director Nominee

(1)	Member of the audit committee, effective upon consummation of the Business Combination.
(2)	Member of the compensation committee, effective upon consummation of the Business Combination.
(3)	Member of the corporate governance and nominating committee, effective upon consummation of the Business Combination.

Executive Officers

Xiaodong Yang, M.D., Ph.D., President, Chief Executive Officer, and Director. Dr. Yang will serve as the Combined Company’s President and Chief Executive Officer and as a member of the Combined Company Board upon the consummation of the proposed Business Combination. Dr. Yang has served as Apexigen’s President and Chief Executive Officer since July 2010 and as a member of Apexigen’s board of directors since July 2010. From December 2009 to May 2010, he served as Vice President, Preclinical Development at Silence Therapeutics plc, a biotechnology company that develops RNA-based therapeutics. Dr. Yang joined Silence Therapeutics in December 2009 through its acquisition of Intradigm Corporation, a biotechnology company, where he served as Vice President, Research and Preclinical Development from September 2006 to December 2009. Prior to joining Intradigm, Dr. Yang was Senior Director of Cancer Pharmacology at Amgen from March 2006 to August 2006 and at Abgenix which was acquired by Amgen, from 1995 to 2006. He holds an M.D. from Beijing Medical University and a Ph.D. in Immunology from the University of Bern.

We believe Dr. Yang is qualified to serve on the Combined Company Board based on his extensive expertise in the fields of therapeutic antibody discovery and development, oncology, and immunology, and his tenure as a chief executive officer in the biotechnology field.

Frank Hsu, Chief Medical Officer. Dr. Hsu will serve as Combined Company’s Chief Medical Officer upon the consummation of the proposed Business Combination. Dr. Hsu has served as Apexigen’s Chief Medical Officer since August 2021. From August 2019 to March 2021, Dr. Hsu served as Chief Medical Officer at Oncternal Therapeutics, a biotechnology company. From October 2013 to October 2018, Dr. Hsu served as Vice President, Head of Oncology at Immune Design, a biotechnology company, and from June 2012 to June 2013, he served as Chief Medical Officer at Zyngenia, Inc. Dr. Hsu holds a B.S. in Biology from Stanford University and a M.D. from Harvard Medical School and the Health, Science and Technology Program (MIT).

Francis Sarena, Chief Operating Officer. Mr. Sarena will serve as the Combined Company’s Chief Operating Officer upon the consummation of the proposed Business Combination. Mr. Sarena has served as Apexigen’s Chief Operating Officer since January 2022. From January 2013 to May 2021, Mr. Sarena was with Five Prime Therapeutics, Inc., a biotechnology company, where he served in various executive roles, most recently as Chief Strategy Officer and Secretary. From December 2008 to July 2010, he served as Vice President, General Counsel and Secretary at Facet Biotech Corporation, a biotechnology company. Mr. Sarena holds a B.S. in Finance from San Francisco State University and a J.D. from University of California, Berkeley.

Amy Wong, Senior Vice President, Finance and Operations. Ms. Wong will serve as the Combined Company’s Senior Vice President, Finance and Operations and as the Combined Company’s Principal Financial and Accounting Officer upon the consummation of the proposed Business Combination. Ms. Wong has served as Apexigen’s Senior Vice President, Finance and Operations since February 2019 and previously served as Apexigen’s Vice President, Finance from April 2014 to February 2019. From December 2012 to February 2014, she served as Vice President, Finance, Human Resources and Operations at Tobi.com, an online retailer. She holds a B.S. in Business Administration (Accounting) from California State University, Sacramento.

Directors

Herb Cross. Mr. Cross will serve as a member of the Combined Company Board upon the consummation of the proposed Business Combination. Mr. Cross has served as a member of Apexigen’s board of directors since October 2019. He has served as the Chief Financial Officer of Atreca, Inc., a biotechnology company, since February 2019. From November 2017 to June 2018, Mr. Cross served as Chief Financial Officer of ARMO Biosciences, Inc., a biotechnology company. From February 2016 to November 2017, Mr. Cross served as Chief Financial Officer of Balance Therapeutics, Inc., a biotechnology company. Prior to 2016, Mr. Cross served in senior roles at a variety of life sciences companies, including as Chief Financial Officer at KaloBios Pharmaceuticals and Affymax, and as vice president of Finance at Neoforma, PDL BioPharma and Facet Biotech. Mr. Cross received a B.S. in Business Administration from the University of California, Berkeley and is a certified public accountant.

We believe Mr. Cross is qualified to serve on the Combined Company Board because of his substantial experience in executive leadership roles at various life sciences companies, and his extensive knowledge of strategic financial management and corporate operations.

Jakob Dupont, M.D. Dr. Dupont will serve as a member of the Combined Company Board upon the consummation of the proposed Business Combination. Dr. Dupont has served as a member of Apexigen’s board of directors since August 2020. He has served as the Global Head of Research and Development and Executive Vice President at Atara Biotherapeutics, a biotechnology company, since May 2020. From December 2018 to May 2020 he served as Chief Medical Officer and from May 2020 to July 2021 as a consultant oncologist at Gossamer Bio Inc. From January 2017 to December 2018 he served as Vice President, Global Head Breast and Gynecologic Cancer Development at Genentech, a biotechnology company. Dr. Dupont served as Chief Medical Officer and Senior Vice President at OncoMed Pharmaceuticals, a biotechnology company, from October 2011 to December 2016. Dr. Dupont holds an A.B. in Philosophy from Vassar College, an M.A. in Philosophy from New York University and an M.D. from Cornell University.

We believe Dr. Dupont is qualified to serve on the Combined Company Board because of his extensive experience in the biotechnology field and his knowledge and expertise in oncology drug development.

Gordon Ringold, Ph.D. Dr. Ringold will serve as a member of the Combined Company Board upon the consummation of the proposed Business Combination. Dr. Ringold has served as a member of Apexigen’s board of directors since June 2020. He has served as the Chief Executive Officer of Quadriga Biosciences, an oncology start-up focused on developing targeted anti-cancer drugs, since January 2015. Between 1997 and 2015, Dr. Ringold served in various capacities as co-founder and/or Chief Executive Officer of Maxygen, SurroMed, Alexza and Alavita. From 1991 to 2000, Dr. Ringold was the Chief Executive Officer and Scientific Director of Affymax Research, acquired by Glaxo in 1995. Dr, Ringold also serves on the boards of Sagimet, Rapafusyn and Okava Pharmaceuticals. Dr. Ringold holds an A.B. in Biology from the University of California, Santa Cruz and a Ph.D. in Microbiology from the University of California, San Francisco.

We believe Dr. Ringold is qualified to serve on the Combined Company Board because of his extensive operational experience in the biotechnology field including as chief executive officer of multiple companies.

Scott Smith. Mr. Smith will serve as a member of the Combined Company board of directors upon the consummation of the proposed Business Combination. Mr. Smith has served as a member of Apexigen’s board of directors since September 2019. He has served as the President of BioAtla, Inc., a biotechnology company, since September 2018. From September 2008 to April 2018 Mr. Smith was with Celgene, a biotechnology company, where he served in various executive roles, most recently as President and Chief Operating Officer. He holds a B.Sc. in Chemistry and Biology and a H.B.Sc. in Pharmacology from Western University, and a M.B.A. from Thunderbird School of Global Management.

We believe Mr. Smith is qualified to serve on the Combined Company Board because of his multiple years of executive level experience in the biotechnology field including in immunology and oncology.

Dr. Samuel P. Wertheimer. Dr. Wertheimer will serve as a member of the Combined Company Board upon the consummation of the proposed Business Combination. Dr. Wertheimer has been an investor in the healthcare and life sciences sectors, entrepreneur, and scientist. He joined Brookline Capital Markets in 2017 as Senior Scientific Advisor. His role is to identify opportunities, diligence, structure investments, and raise capital for banking clients. From 2012 to 2016, he served as co-founder of Poliwogg, Inc. a financial services firm bringing innovation to healthcare investing. While at Poliwogg, he helped develop the Poliwogg Medical Breakthrough Index that serves as the underlying index for the ALPS Medical Breakthrough ETF (SBIO). From 2000 to 2011, Dr. Wertheimer was a Private Equity Partner at OrbiMed Advisors, LLC, one of the world’s largest healthcare-dedicated investment firms. At OrbiMed, Dr. Wertheimer was involved in raising and investing four venture capital funds with more than $1.5 billion in committed capital. He previously served on the boards of multiple public and private companies, including Biodel (NASDAQ: BIOD); a developer of drug delivery technologies, from 2006 to 2009; ChemoCentryx (CCXI), a development stage biotechnology company, from 2001 to 2011; Corus Pharma (acquired by Gilead), a development stage biotechnology company from 2001 to 2006; InteKrin Therapeutics (acquired by Coherus), a development stage biotechnology company from 2007 to 2010; NeurAxon, a development stage biotechnology company, from 2007 to 2010; and Salmedix (acquired by Cephalon), a development stage biotechnology company, from 2004 to 2005. He helped bring to market several new drugs including Treanda®, Cayston®, and Orbactiv®. Dr. Wertheimer received his Doctor of Philosophy degree from New York University, his Master of Public Health, with Honors, from Yale University and his Bachelor of Arts from the Johns Hopkins University.

We believe Dr. Wertheimer is qualified to serve on the Combined Company Board due to his extensive operational, board and investment experience in the life sciences industry.

Dan Zabrowski, Ph.D. Dr. Zabrowski will serve as a member of the Combined Company Board upon the consummation of the proposed Business Combination. Dr. Zabrowski has served as a member of Apexigen’s board of directors since July 2016. He has served as a venture partner at Decheng Capital, a venture capital firm, since July 2016. From April 1992 to February 2016 Dr. Zabrowski was with F. Hoffmann-La Roche AG, a healthcare company, where he served in various pharma executive roles and was a member of the Roche Executive Committee. Most recently, Dr. Zabrowski was President of the Roche Sequencing Unit and Tissue Diagnostics, from September 2013 to February 2016. He holds a B.A. in Chemistry from Saint Louis University and a Ph.D. in Organic Chemistry from Indiana University, Bloomington.

We believe Dr. Zabrowski is qualified to serve on the Combined Company Board due to his lengthy experience as a pharma executive and in the venture capital field.

Board Composition

The Combined Company’s board of directors will consist of seven members. Pursuant to the Proposed Charter that will be effective upon consummation of the proposed Business Combination, the Combined Company’s initial directors will be elected as follows:

After the proposed Business Combination, the number of directors will be fixed by the Combined Company Board, subject to the terms of the Proposed Charter and the Combined Company Bylaws. Each of the Combined Company’s directors will continue to serve as a director until the election and qualification of their successor, or until their earlier death, resignation or removal.

The Combined Company will adopt the Proposed Charter that will be in effect upon the consummation of the proposed Business Combination. The Proposed Charter will provide that the Combined Company’s directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Combined Company’s directors will be divided among the three classes as follows:

•	the Class I directors will be and [●], and their terms will expire at the annual meeting of stockholders to be held in 2023;

•	the Class II directors will be and [●], and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III directors will be [●] and [●], and their terms will expire at the annual meeting of stockholders to be held in 2025.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successor is duly elected and qualified, in accordance with the Proposed Charter. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of Combined Company’s directors.

This classification of the Combined Company’s directors may have the effect of delaying or preventing changes in control of the Combined Company.

Director Independence

Upon the consummation of the Business Combination, the Combined Company Board is expected to undertake a review of the independence of each director. Based upon information requested from and provided by each director concerning their background, employment, and affiliations, including family relationships, the Combined Company Board is expected to determine that Herb Cross, Jakob Dupont, Gordon Ringold, Scott Smith, and Dan Zabrowski , do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq rules.

In making these determinations, the Combined Company Board will consider the current and prior relationships that each non-employee director has with the Combined Company and all other facts and circumstances that the Combined Company Board deems relevant in determining their independence, including the beneficial ownership of the Combined Company’s capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” There are no family relationships among any of the proposed directors or executive officers of Combined Company.

Role of the Board in Risk Oversight

Upon the consummation of the Business Combination, the Combined Company Board expects to have an active role, as a whole and also at the committee level, in overseeing the management of the Combined Company’s risks. The Combined Company Board anticipates being responsible for general oversight of risks and regular review of information regarding the Combined Company’s risks, including credit risks, liquidity risks, and operational risks. The compensation committee will be responsible for overseeing the management of risks relating to the Combined Company’s executive compensation plans and arrangements. The audit committee will be responsible for overseeing the management of risks relating to accounting matters and financial reporting and potential conflicts of interest. The corporate governance and nominating committee will be responsible for overseeing the management of risks associated with the independence of the Combined Company Board. Although each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire Combined Company Board will be regularly informed through discussions from committee members about such risks.

Board Committees

The Combined Company Board will have an audit committee, a compensation committee, and a corporate governance and nominating committee, each of which will have the composition and the responsibilities described below.

Audit Committee

Upon the consummation of the Business Combination, the members of the Combined Company’s audit committee will be [●]. [●] will be the chairperson of the audit committee and will be the audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of SOX, and possesses financial sophistication, as defined under the rules of Nasdaq. The Combined Company’s audit committee will oversee the Combined Company’s corporate accounting and financial reporting process and will assist the Combined Company Board in monitoring the Combined Company’s financial systems. The Combined Company’s audit committee will also:

•	select and hire the independent registered public accounting firm to audit the Combined Company’s financial statements;

•	help to ensure the independence and performance of the independent registered public accounting firm;

•	approve audit and non-audit services and fees;

•

review and discuss the Combined Company’s annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls with management and the independent registered public accounting firm;

•	prepare the audit committee report that the SEC requires to be included in the Combined Company’s annual proxy statement;

•	review reports and communications from the independent registered public accounting firm;

•	review the adequacy and effectiveness of the Combined Company’s internal controls and disclosure controls and procedure;

•	review the Combined Company’s policies on risk assessment and risk management;

•	review and monitor conflicts of interest situations, and approve or prohibit any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;

•	review related party transactions; and

•

establish and oversee procedures for the receipt, retention, and treatment of accounting related complaints and the confidential submission by the Combined Company’s employees of concerns regarding questionable accounting or auditing matters.

The Combined Company’s audit committee will operate under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Compensation Committee

Upon the consummation of the Business Combination, the members of the Combined Company’s compensation committee will be [●]. [●] will be the chairperson of Combined Company’s compensation committee. Combined Company’s compensation committee will oversee Combined Company’s compensation policies, plans, and benefits programs. The compensation committee will also:

•	oversee the Combined Company’s overall compensation philosophy and compensation policies, plans, and benefit programs;

•	review and approve or recommend to the board of directors for approval compensation for the Combined Company’s executive officers and directors;

•	prepare the compensation committee report that the SEC will require to be included in the Combined Company’s annual proxy statement; and

•	administer Combined Company’s equity compensation plans.

The Combined Company’s compensation committee will operate under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Corporate Governance and Nominating Committee

Upon the consummation of the Business Combination, the members of the Combined Company’s corporate governance and nominating committee will be [●]. [●] will be the chairperson of the Combined Company’s corporate governance and nominating committee. The Combined Company’s corporate governance and nominating committee oversees and assists the Combined Company’s board of directors in reviewing and recommending nominees for election as directors. Specifically, the corporate governance and nominating committee will:

•	identify, evaluate, and make recommendations to the Combined Company’s board of directors regarding nominees for election to the Combined Company’s board of directors and its committees;

•	consider and make recommendations to the Combined Company’s board of directors regarding the composition of Combined Company’s board of directors and its committees;

•	review developments in corporate governance practices;

•	evaluate the adequacy of the Combined Company’s corporate governance practices and reporting; and

•	evaluate the performance of the Combined Company’s board of directors and of individual directors.

The Combined Company’s corporate governance and nominating committee will operate under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Director Compensation

Directors who are also our employees receive no additional compensation for their service as directors. Dr. Yang was our only employee director during 2021. See the section titled “Executive Compensation” for additional information about Dr. Yang’s compensation.

The following table presents the total compensation of each of our non-employee directors received during the year ended December 31, 2021. Other than as set forth in the table below, and except for the reimbursement of expenses associated with attending meetings of our board of directors and its committees, we did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of our non-employee directors in 2021.

Directors	Fees earned or paid in cash ($)	Stock options ($)(1)		Total ($)
Herb Cross	50,000	—		50,000
Jakob Dupont, M.D.	50,000	79,478	(2)	129,478
Kenneth Fong, Ph.D.	—	—		—
Gordon Ringold, Ph.D.	50,000	—		50,000
William J. Rutter, Ph.D.	—	—		—
Scott Smith	50,000	—		50,000
Dan Zabrowski, Ph.D.	—	—		—

(1)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the directors in fiscal 2021, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in determining the grant date fair value of the stock options reported are set forth in Note 2 to Apexigen’s audited financial statements included elsewhere in this proxy statement/prospectus.

(2)

In 2021, pursuant to the terms of a consulting agreement with Apexigen, Dr. Dupont was granted a stock option under our 2020 Plan that is exercisable for 200,000 shares of common stock, which vest upon Apexigen’s achievement of certain performance-based milestones.

Compensation Committee Interlocks and Inside Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors, or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

We plan to adopt a written Code of Business Conduct and Ethics for the Combined Company, which will replace BCAC’s existing written Code of Ethics, and that will apply to the Combined Company’s directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or, persons performing similar functions. Following the Business Combination, the Combined Company’s Code of Business Conduct and Ethics will be available on the investor relations section of our website at www.apexigen.com. We intend to disclose any amendments to or waivers of our Code of Business Conduct and Ethics in a Current Report on Form 8-K on our website identified above. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

EXECUTIVE COMPENSATION OF APEXIGEN

This section discusses the material components of the executive compensation program for Apexigen’s named executive officers who are identified in the 2021 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Apexigen’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Apexigen adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Apexigen’s named executive officers for the year ended December 31, 2021, which consisted of Apexigen’s principal executive officer and the next two most highly compensated executive officers, were:

•	Xiaodong Yang, M.D., Ph.D., Apexigen’s President and Chief Executive Officer;

•	Frank Hsu, M.D., Apexigen’s Chief Medical Officer; and

•	Amy Wong, Apexigen’s Senior Vice President, Finance and Operations.

Summary Compensation Table

The following table sets forth information regarding the compensation of Apexigen’s named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Bonus ($)(2)	All Other Compensation ($)(3)	Total ($)
Xiaodong Yang, M.D., Ph.D. President and Chief Executive Officer	2021	419,168	125,777	108,984	13,177	667,106
Frank Hsu, M.D.(4) Chief Medical Officer	2021	170,513	—	37,917	3,763	212,193
Amy Wong Senior Vice President, Finance and Operations	2021	293,306	50,891	60,450	15,165	419,812

(1)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer in fiscal 2021, calculated in accordance with ASC 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in determining the grant date fair value of the stock options reported are set forth in Note 2 to Apexigen’s audited financial statements included elsewhere in this proxy statement/prospectus.

(2)	The amounts reported represent a bonus paid for the achievement of Apexigen and/or individual objectives for 2021.
(3)

The amounts include matching contributions under Apexigen’s 401(k) plan ($8,859 for Dr. Yang, $3,333 for Dr. Hsu and $11,600 for Ms. Wong), life insurance premiums ($1,718 for Dr. Yang, $430 for Dr. Hsu and $3,565 for Ms. Wong), and medical insurance opt-out and gym reimbursements for Dr. Yang in the amounts of $2,400 and $200, respectively.

(4)	Dr. Hsu joined Apexigen as its Chief Medical Officer in August 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of Apexigen’s named executive officers as of December 31, 2021.

		Option Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Xiaodong Yang, M.D., Ph.D.	10/29/13	2,146,956	(2)	—		0.13	10/29/23
	06/25/15	200,000	(2)	—		0.15	06/25/25
	10/30/15	4,500,000	(2)	—		0.17	10/30/25
	12/16/16	350,000	(2)	—		0.23	12/16/26
	02/17/17	300,000	(2)	—		0.23	02/17/27
	05/22/18	2,588,121		300,944	(3)	0.37	05/22/28
	02/14/19	687,083		282,917	(4)	0.67	02/14/29
	02/20/20	—		120,028	(5)	0.72	02/20/30
	02/20/20	431,250		348,722	(6)	0.47	02/20/30
	02/12/21	85,938		289,062	(7)	0.47	02/12/31
Amy Wong	05/09/14	218,000	(2)	—		0.13	05/09/24
	06/25/15	85,000	(2)	—		0.15	06/25/25
	10/30/15	2,250,000	(2)	—		0.17	10/30/25
	12/16/16	150,000	(2)	—		0.23	12/16/26
	02/17/17	135,000	(2)	—		0.23	02/17/27
	05/22/18	651,182		43,412	(8)	0.37	05/22/28
	02/14/19	420,000		140,000	(9)	0.47	02/14/29
	02/20/20	270,834		229,166	(10)	0.47	02/20/30
	02/12/21	43,750		106,250	(11)	0.47	02/12/31

(1)	Each of the outstanding equity awards with a grant date before August 1, 2020 was granted pursuant to our 2010 Equity Plan; subsequent equity awards were granted pursuant to our 2020 Equity Plan.
(2)	The shares underlying this option are fully vested and immediately exercisable.
(3)	The shares underlying this option vest, subject to certain performance-based milestones, and to Dr. Yang’s continued role as a service provider to Apexigen, beginning on May 22, 2018.
(4)	The shares underlying this option vest, subject to certain performance-based milestones, and to Dr. Yang’s continued role as a service provider to Apexigen, beginning on February 14, 2019.
(5)	The shares underlying this option vest, subject to certain performance-based milestones, and to Dr. Yang’s continued role as a service provider to Apexigen, beginning on January 1, 2020.
(6)	The shares underlying this option vest, subject to Dr. Yang’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on January 1, 2020.
(7)	The shares underlying this option vest, subject to certain performance-based milestones, and to Dr. Yang’s continued role as a service provider to Apexigen, beginning on January 1, 2021.
(8)	The shares underlying this option vest, subject to Ms. Wong’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on May 22, 2018.
(9)	The shares underlying this option vest, subject to Ms. Wong’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on February 14, 2019.
(10)	The shares underlying this option vest, subject to Ms. Wong’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on January 1, 2020.
(11)	The shares underlying this option vest, subject to Ms. Wong’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on January 1, 2021.

Employment Arrangements with Apexigen’s Named Executive Officers

Xiaodong Yang, M.D., Ph.D.

Prior to the Closing, Apexigen intends to enter into a confirmatory employment letter with Dr. Yang, Apexigen’s President, Chief Executive Officer and member of Apexigen’s board of directors. The confirmatory employment letter will have no specific term and will provide that Dr. Yang is an at-will employee. Dr. Yang’s 2022 annual base salary is $475,000 and Apexigen may provide Dr. Yang a discretionary year-end performance-based bonus with a 2022 bonus target of 50% of his annual base salary. Dr. Yang’s performance and Apexigen’s performance are to be primary considerations in determining any such year-end bonus, which is subject to his continuous employment through the end of the year and his being an employee in good standing on the bonus payment date.

Frank Hsu, M.D.

Prior to the Closing, Apexigen intends to enter into a confirmatory employment letter with Dr. Hsu, Apexigen’s Chief Medical Officer. The confirmatory employment letter will have no specific term and will provide that Dr. Hsu is an at-will employee. Dr. Hsu’s 2022 annual base salary is $506,667 and Apexigen may provide Dr. Hsu a discretionary year-end performance-based bonus with a 2022 bonus target of 35% of his annual base salary. Dr. Hsu’s performance and Apexigen’s performance are primary considerations in determining any such year-end bonus, which is subject to his continuous employment through the end of the year and his being an employee in good standing on the bonus payment date.

Amy Wong

Prior to the Closing, Apexigen intends to enter into a confirmatory employment letter with Ms. Wong, Apexigen’s Senior Vice President of Finance and Operations. The confirmatory employment letter will have no specific term and will provide that Ms. Wong is an at-will employee. Ms. Wong’s 2022 annual base salary is $322,400 and Apexigen may provide Ms. Wong a discretionary year-end performance-based bonus with a 2022 bonus target of 30% of her annual base salary. Ms. Wong’s performance and Apexigen’s performance are primary considerations in determining any such year-end bonus, which is subject to her continuous employment through the end of the year and her being an employee in good standing on the bonus payment date.

Potential Payments upon Termination or Change in Control

Prior to the Closing, Apexigen intends to enter into letter agreements with each of Dr. Yang, Ms. Wong and Dr. Hsu that provide certain severance and change of control benefits as described below:

These agreements will provide that if the employment of the applicable executive officer is terminated outside the period beginning one month prior to the date of a change in control and ending 12 months following that change in control (the “change in control period”) by Apexigen without “cause” (excluding by reason of death or “disability”) (as such terms are defined in the executive officer’s applicable agreement with Apexigen), the applicable executive officer will receive the following benefits if they timely sign and do not revoke a release of claims in Apexigen’s favor:

•

continuing payments of severance of the executive officer’s base salary as in effect immediately prior to such termination for a specified period (12 months in the case of Dr. Yang, six months in the case of Dr. Hsu and four months in the case of Ms. Wong);

•

reimbursement of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the applicable executive officer and their eligible dependents, if any, for up to 12 months (in the case of Dr. Yang), six months (in the case of Dr. Hsu) and four months (in the case of Ms. Wong), or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•	vesting acceleration as to any equity awards that are outstanding and unvested as of the date of such termination that were scheduled to vest during the 12-month period (in the case of Dr. Yang),

six-month period (in the case of Dr. Hsu) and four-month period (in the case of Ms. Wong) following the date of such termination.

These agreements will also provide that if during the change in control period, the employment of Dr. Yang, Dr. Hsu or Ms. Wong is terminated by Apexigen without “cause” (excluding by reason of death or “disability”) (as such terms are defined in the executive officer’s applicable agreement with Apexigen), the applicable executive officer will receive the following benefits if they timely sign and do not revoke a release of claims in Apexigen’s favor:

•

a lump-sum payment equal to 18 months (in the case of Dr. Yang), nine months (in the case of Dr. Hsu) and six months (in the case of Ms. Wong) of the applicable executive officer’s annual base salary as in effect immediately prior to such termination;

•

in the case of Dr. Yang and Ms. Wong, a lump-sum payment equal to their target bonus for the calendar year in which their termination occurs multiplied by a fraction, the numerator of which is the number of days Dr. Yang or Ms. Wong, as applicable, was employed during the calendar year in which the termination occurs and the denominator is the number of days in such calendar year;

•

reimbursement of premiums for coverage under COBRA, for the applicable executive officer and their eligible dependents, if any, for up to 18 months (in the case of Dr. Yang), nine months (in the case of Dr. Hsu) and six months (in the case of Ms. Wong), or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•

vesting acceleration as to 100% of the then-unvested shares subject to all outstanding company equity awards held by such executive officer. In the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at the greater of actual achievement (if determinable) or 100% of target levels.

Under these letter agreements, ”cause” will generally mean the executive officer’s (i) conviction of, or plea of nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair the executive officer’s performance of their employment duties) or any crime involving fraud, embezzlement or any other act of moral turpitude; (ii) the executive officer’s intentional misconduct; (iii) the executive officer’s continued failure to materially perform their employment duties after the executive officer has received a written demand of performance from Apexigen (or in the case of Dr. Yang, the Apexigen board of directors) which specifically sets forth the factual basis for Apexigen’s belief that the executive officer has not materially performed their duties; (iv) the executive officer’s unauthorized use or disclosure of any proprietary information or trade secrets of Apexigen or any other party to whom the executive officer owes an obligation of nondisclosure as a result of the executive officer’s relationship with Apexigen; (v) the executive officer’s commission of a material act of dishonesty, fraud, misrepresentation or any other illegal conduct to the detriment of Apexigen; (vi) the executive officer’s violation of a federal or state law or regulation applicable to Apexigen’s business; (vii) the executive officer’s material breach of any written agreement or covenant with Apexigen; (viii) the executive officer’s material failure or refusal to comply with the policies, standards and regulations established by Apexigen from time to time; (ix) the executive officer’s failure to cooperate in good faith with a governmental or internal investigation of Apexigen or its director, officers or employees, if Apexigen has requested the executive officer’s cooperation; or (x) Apexigen’s severe financial distress, whereby Apexigen is in the process of winding down its business and the executive’s employment is terminated in connection with such winding down.

2022 Equity Incentive Plan

See “Proposal No. 5—The Equity Incentive Plan Proposal.”

2022 Employee Stock Purchase Plan

See “Proposal No. 6—The ESPP Proposal.”

2020 Equity Incentive Plan

The Apexigen Board adopted and Apexigen stockholders approved the Apexigen 2020 Plan in 2020. The 2020 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, employees of Apexigen and its parent and subsidiary corporations, and for the grant of nonstatutory stock options, restricted stock, RSUs and stock appreciation rights to Apexigen employees, directors, and consultants and Apexigen parent and subsidiary corporations’ employees and consultants.

As of March 31, 2022, stock options covering [●] shares of Apexigen common stock were outstanding under the 2020 Plan.

Authorized Shares. Subject to the adjustment provisions set forth in the 2020 Plan, the maximum aggregate number of shares of Apexigen common stock that may be subject to awards and sold under the 2020 Plan is equal to (i) the number of shares that, as of the date of Apexigen Board approval of the 2020 Plan, have been reserved but not issued pursuant to any awards granted under the Apexigen 2010 Equity Incentive Plan (the “2010 Plan”) and are not subject to any awards granted thereunder, plus (ii) any shares subject to stock options or similar awards granted under the 2010 Plan that, after the date of Apexigen Board approval of the 2020 Plan, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2010 Plan that, after the date of Apexigen Board approval of the 2020 Plan, are forfeited to or repurchased by Apexigen, with the maximum number of Shares to be added to the 2020 Plan pursuant to clauses (i) and (ii) equal to 43,750,971 Shares. Shares granted under the 2020 Plan may be authorized but unissued, or reacquired shares of Apexigen common stock.

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock or RSUs is forfeited to or repurchased by us due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2020 Plan (unless the 2020 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2020 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2020 Plan (unless the 2020 Plan has terminated). Shares that have actually been issued under the 2020 Plan will not be returned to the 2020 Plan except if shares issued pursuant to awards of restricted stock or RSUs, are repurchased by or forfeited to us, such shares will become available for future grant under the 2020 Plan. Shares used to pay the exercise price of an award or satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2020 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2020 Plan.

Plan Administration. The Apexigen Board or one or more committees appointed by the Apexigen Board administers the 2020 Plan. Subject to the provisions of the 2020 Plan, the administrator has the power to the 2020 Plan and make all determinations deemed necessary or advisable for administering the 2020 Plan, including the power to determine the fair market value of Apexigen common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2020 Plan, determine the terms and conditions of awards (such as the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating to the award), construe and interpret the terms of the 2020 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2020 Plan (including creating sub-plans), modify, or amend each award, such as the discretionary authority to extend the post-termination exercisability period of awards (except no option or stock appreciation right will be extended past its original maximum term), and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price and/or different terms), awards of a different type, and/or cash, by which participants would have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.

Stock Options. Stock options may be granted under the 2020 Plan. Generally, the per share exercise price of options granted under the 2020 Plan must be at least equal to the fair market value of a share of Apexigen common stock on the date of grant, provided that options may be granted with a per share exercise less than the fair market value of a share on the date of grant pursuant to transaction described in and in a manner consistent with Section 424(a) of the Code. The term of an incentive stock option may not exceed 10 years. With respect to any incentive stock option granted to an employee who owns more than 10% of the voting power of all classes of Apexigen (or any parent or subsidiary of Apexigen) outstanding stock, the term of the incentive stock option must not exceed five years and the per share exercise price of the incentive stock option must equal at least 110% of the fair market value of a share of Apexigen common stock on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator to the extent permitted by applicable law. After termination of service of a participant, he or she may exercise the vested portion of his or her option for six months following a termination due to death or disability, for 30 days following a termination for any other reason, or for any longer period specified in the applicable option agreement. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2020 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights options may be granted under the 2020 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the underlying shares of Apexigen common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of service of an employee, director, or consultant, he or she will be able to exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2020 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Apexigen common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value of a share of Apexigen common stock on the date of grant.

Restricted Stock. Restricted stock may be granted under the 2020 Plan. Restricted stock awards are grants of shares of Apexigen common stock that vest in accordance with terms and conditions established by the administrator.

The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of the 2020 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever vesting conditions it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), except the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to Apexigen’s right of repurchase or forfeiture.

RSUs. Restricted stock units may be granted under the 2020 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of Apexigen common stock. Subject to the provisions of the 2020 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, business unit or individual goals (such as continued employment or service), or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares or in some combination thereof. In addition, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2020 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) as permitted by Rule 701 of the Securities Act.

Certain Adjustments. In the event of certain changes in Apexigen’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2020 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2020 Plan and/or the number, class, and price of shares covered by each outstanding award and the numerical share limits set forth in the 2020 Plan. The administrator will make such adjustments to an award required by Section 25102(o) of the California Corporations Code to the extent Apexigen is relying upon the exemption afforded thereby with respect to the award.

Dissolution or Liquidation. In the event of Apexigen’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction, and to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The 2020 Plan provides that in the event of a merger or change in control, as defined under the 2020 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all awards, all awards held by a participant, or all awards of the same type similarly.

If a successor corporation does not assume or substitute for any outstanding award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and RSUs will lapse, and for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

Forfeiture Events. The administrator may specify in an award agreement that a participant’s rights, payments, and benefits with respect to an award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Award will be subject to any clawback policy Apexigen establishes. The administrator may require a participant to forfeit, return or reimburse us all or a portion of an award and any amounts paid thereunder pursuant to the terms of the any clawback policy we establish or as necessary or appropriate to comply with applicable laws.

Amendment; Termination. The Apexigen Board has the authority to amend, alter, suspend, or terminate the 2020 Plan, provided such action does not impair the rights of any participant, unless mutually agreed to in writing between the participant and the administrator. Upon completion of the Business Combination, the 2020 Plan will be terminated, and no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.

2010 Equity Incentive Plan

In 2010, the Apexigen Board adopted, and Apexigen stockholders approved, the 2010 Plan. The 2010 Plan was amended from time to time to increase the aggregate number of shares of Apexigen common stock reserved for issuance under the 2010 Plan, and was last amended on November 24, 2017, which amendment was approved by Apexigen stockholders. The 2010 Plan was terminated in connection with the adoption of the 2020 Plan.

The 2010 Plan permitted the grant of incentive stock options, within the meaning of Section 422 of the Code, to Apexigen employees and Apexigen parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, stock appreciation rights, restricted stock, and RSUs to Apexigen employees, directors and consultants and Apexigen’s parent and subsidiary corporations’ employees and consultants.

As of March 31, 2022, stock options covering [●] shares of Apexigen common stock were outstanding under the 2010 Plan.

Authorized Shares. The 2010 Plan was terminated in connection with the adoption of the 2020 Plan and no additional awards will be granted thereunder. The 2010 Plan continues to govern outstanding awards granted thereunder.

Plan Administration. The Apexigen Board or one or more committees appointed by the Apexigen Board administers the 2010 Plan. Subject to the provisions of the 2010 Plan, the administrator has the power to administer the 2010 Plan and make all determinations deemed necessary or advisable for administering the 2010 Plan, such as the power to determine the fair market value of Apexigen common stock, construe and interpret the terms of the 2010 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2010 Plan (including creating sub-plans), modify, or amend each award, such as the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option, and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price and/or different terms), awards of a different type, and/or cash, by which participants would have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.

Options. Stock options could be granted under the 2010 Plan. The per share exercise price of options granted under the 2010 Plan must have been at least equal to the fair market value of a share of Apexigen common stock on the date of grant, provided that options could be granted with a per share exercise less than the fair market value of a share on the date of grant pursuant to transaction described in and in a manner consistent with Section 424(a) of the Code. The term of an option granted under the 2010 Plan may not exceed 10 years. With respect to any incentive stock option granted to an employee who owns more than 10% of the voting power of all classes of Apexigen (or any parent or subsidiary of Apexigen) outstanding stock, the term of the incentive stock option does not exceed five years and the per share exercise price of the incentive stock option must equal at least 110% of the fair market value of a share Apexigen common stock on the grant date. The administrator determined the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator to the extent permitted by applicable law. After termination of service of a participant, he or she may exercise the vested portion of his or her option for six months following a termination due to death or disability, for 30 days following a termination for any other reason, or for any longer period specified in the applicable option agreement. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of the 2010 Plan, the administrator determined the other terms of options.

Restricted Stock. Restricted stock could be granted under the 2010 Plan. Restricted stock awards are grants of shares of Apexigen common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of the 2010 Plan, will determine the terms and conditions of such awards. The administrator could impose whatever conditions for lapse of the restriction on the shares it determines to be appropriate (for example, the administrator could set restrictions based on the achievement of specific performance goals or continued service to us), except the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally have voting and dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to an Apexigen right of repurchase or forfeiture.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2010 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) as permitted by Rule 701 of the Securities Act.

Certain Adjustments. In the event of certain changes in Apexigen capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2010 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2010 Plan and/or the number, class and price of shares covered by each outstanding award.

Dissolution or Liquidation. In the event of Apexigen’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction, and to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The 2010 Plan provides that in the event of a merger or change in control, as defined under the 2010 Plan, each outstanding award will be treated as the administrator determines. If a successor corporation does not assume or substitute for any outstanding award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and RSUs will lapse, and for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment; Termination. The Apexigen Board had the authority to amend, alter, suspend or terminate the 2010 Plan, provided such action could not impair the existing rights of any participant, unless mutually agreed to in writing between the participant and the administrator. As noted above, the 2010 Plan was terminated on August 6, 2020 upon the adoption of the 2020 Plan.

401(k) Plan

We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan provides for employer safe harbor contributions of 100% of the first 4% of compensation deferred. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan, and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

Limitation of Liability and Indemnification

The amended and restated certificate of incorporation of the Combined Company and amended and restated bylaws, each to be effective upon the Closing, will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits the amended and restated certificate of incorporation of the Combined Company from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The amended and restated certificate of incorporation of the Combined Company does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in the amended and restated certificate of incorporation of the Combined Company and amended and restated bylaws, we intend to enter into an indemnification agreement with each member of our board of directors and each of our officers prior to the Closing. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the amended and restated certificate of incorporation of the Combined Company and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

THE BUSINESS COMBINATION

The following is a discussion of the Business Combination and certain material terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about Business Combination Agreement and the terms of the Business Combination that may be important to you. This section is not intended to provide you with any factual information about BCAC or Apexigen. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Business Combination

Transaction Structure

The BCAC Board and the Apexigen Board have approved the Business Combination Agreement and the Business Combination. The Business Combination Agreement provides for the merger of Merger Sub with and into Apexigen, with Apexigen surviving the merger as a wholly owned subsidiary of BCAC. At the Closing and in connection with the filing of the Amended and Restated Certificate of Incorporation of the Combined Company, BCAC will be renamed as “Apexigen, Inc.” and Apexigen will be renamed [●].

Merger Consideration; Conversion of Shares

Subject to the terms of the Business Combination Agreement, the Aggregate Closing Merger Consideration with respect to all holders of Apexigen securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards relating to shares of BCAC Common Stock, will be equal to the quotient of (a) the sum of (i) $205,000,000 and (ii) the sum of the exercise prices of all options to purchase shares of common stock of Apexigen outstanding immediately prior to the Effective Time, divided by (b) $10.00.

At the Effective Time:

•

each issued and outstanding share of capital stock of Apexigen (including shares of capital stock that are issued and outstanding immediately prior to the Effective Time resulting from the conversion or exercise of Apexigen Preferred Stock”, Apexigen Warrants and Apexigen Options, but excluding any dissenting shares) will be canceled and converted into the right to receive a number of shares of BCAC Common Stock equal to the Exchange Ratio;

•	each share of capital stock of Apexigen held in the treasury of Apexigen shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

•

each Apexigen Option that is then outstanding will be converted into a BCAC Option on substantially the same vesting and exercisability terms and conditions as such Apexigen Options, except that (i) such BCAC Option will represent the right to purchase a number of shares of BCAC Common Stock equal to the product (rounded down to the nearest whole share) of the number of shares of Apexigen Common Stock subject to such Apexigen Option multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such BCAC Option will be equal to the quotient of (A) the exercise price per share of such Apexigen Option in effect immediately prior to the Effective Time, divided by (B) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); and

•

each issued and outstanding warrant to purchase shares of Apexigen capital stock will be treated in accordance with the terms thereof, as may be amended prior to the Effective Time by Apexigen and the holder thereof with the consent of BCAC.

The Aggregate Closing Merger Consideration will be issued to holders of Apexigen securities at the Closing in accordance with the Business Combination Agreement. The portion of the Aggregate Closing Merger

Consideration issuable to any person by virtue of the Merger will be calculated on an aggregate basis with respect to all shares of capital stock of Apexigen held of record by such person immediately prior to the Effective Time, and after such aggregation, any fractional share of BCAC Common Stock that would otherwise be issuable to such person following such aggregation will be rounded up to a whole share of BCAC Common Stock.

THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Merger.

This summary and the copy of the Business Combination Agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Business Combination Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality that is different from what may be viewed as material by stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, Investors are not third-party beneficiaries under the Business Combination Agreement and in reviewing the representations, warranties and covenants contained in the Business Combination Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Business Combination Agreement to be characterizations of the actual state of facts or condition of BCAC, Apexigen or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Business Combination Agreement. To the extent that prior to the effective date of this proxy statement/prospectus, material information that contradicts the representations, warranties, and covenants in the Business Combination Agreement has come to our attention, we have provided corrective disclosure in this proxy statement/prospectus. Furthermore, if subsequent to the effective date of this proxy statement/prospectus, material information concerning the subject matter of the representations, warranties, and covenants in the Business Combination Agreement comes to our attention and such information has not been previously disclosed in our public filings, our public filings will be updated to include any material information necessary to provide our stockholders with a materially complete understanding of the disclosures in the Business Combination Agreement. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about BCAC, Apexigen or any other matter.

Structure of the Merger

On March 17, 2022, BCAC, Merger Sub and Apexigen entered into the Business Combination Agreement, pursuant to which, among other things, (i) Merger Sub will merge with and into Apexigen, the separate corporate existence of Merger Sub will cease and Apexigen will be the surviving corporation (“Surviving Corporation”) and a wholly owned subsidiary of BCAC, and (ii) BCAC will change its name to “Apexigen, Inc.”

In connection with the execution of the Business Combination Agreement, BCAC entered into subscription agreements with certain investors and may enter into additional subscription agreements with other investors prior to the Closing (collectively, the “Subscription Agreements” and such investors, the “PIPE Investors”), pursuant to which the PIPE Investors, contingent upon the consummation of the Business Combination, agreed to subscribe for and purchase, and BCAC agreed to issue and sell to the PIPE Investors, an aggregate of 1,502,000 PIPE Units at a purchase price of $10.00 per PIPE Unit for an aggregate purchase price of $15,020,000. Each

PIPE Unit consists of one share of BCAC Common Stock and one-half of one warrant. Each whole warrant entitles the PIPE Investor to purchase one share of BCAC Common Stock at an exercise price of $11.50 per share during the period commencing 30 days after the Closing and terminating on the five (5) year anniversary of the Closing. The Subscription Agreements provide for purchase of BCAC Common Stock, however BCAC Common Stock was originally sold in the BCAC IPO as a component of the BCAC units for $10.00 per unit. As of [●], 2022, the closing price on Nasdaq of the BCAC units was $[●] per unit and the closing price of BCAC Common Stock was $[●] per share.

Concurrently with the execution of the Business Combination Agreement, BCAC, Apexigen and Lincoln Park entered into (a) the Lincoln Park Purchase Agreement, pursuant to which the Combined Company will have the right to direct Lincoln Park to purchase from the Combined Company an aggregate of up to $50,000,000 of Combined Company common stock from time to time over a 24-month period following the Closing, subject to certain limitations contained in the Lincoln Park Purchase Agreement, and (b) a Registration Rights Agreement, providing for the registration of the shares of BCAC Common Stock issuable in respect of the Lincoln Park Purchase Agreement. On the date of Closing, BCAC will issue to Lincoln Park 150,000 shares of BCAC Common Stock. Additionally, the Combined Company will issue to Lincoln Park $1,500,000 of Combined Company common stock on the date that is 90 calendar days after the date of Closing at the purchase price equal to the arithmetic average of the last closing sale price for Combined Company common stock during the 10 consecutive business days ending on the business day immediately preceding the delivery of such shares, provided, that in no event shall the number of such shares exceed 500,000.

In connection with the Merger, certain ancillary agreements have been, or will be, entered into on or prior to the Closing, including, among other things, the Sponsor Support Agreement, the Stockholder Support Agreement and the Registration Rights and Lock-Up Agreement (the “Ancillary Agreements”). See “Other Agreements.”

Merger Consideration

Aggregate Closing Merger Consideration

Subject to the terms of the Business Combination Agreement, the Aggregate Closing Merger Consideration with respect to all holders of Apexigen securities outstanding immediately prior to the Closing, which will be issued in the form of shares or equity awards relating to shares of BCAC Common Stock, will be equal to the quotient of (a) the sum of (i) $205,000,000 and (ii) the sum of the exercise prices of all options to purchase shares of common stock of Apexigen outstanding immediately prior to the Effective Time, divided by (b) $10.00.

At the Effective Time:

•

each issued and outstanding warrant to purchase shares of Apexigen capital stock will be treated in accordance with the terms thereof, as may be amended prior to the Effective Time by Apexigen and the holder thereof with the consent of BCAC;

•

each issued and outstanding share of capital stock of Apexigen (including shares of capital stock that are issued and outstanding immediately prior to the Effective Time resulting from the conversion or exercise of Apexigen Preferred Stock, Apexigen Warrants, and Apexigen Options, but excluding any dissenting shares) will be converted into the right to receive a number of shares of BCAC Common Stock equal to the Exchange Ratio;

•	each share of capital stock of Apexigen held in the treasury of Apexigen shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

•

each Apexigen Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into a BCAC Option on substantially the same vesting and exercisability terms and conditions as such Apexigen Options, except that (i) such BCAC Option will represent the right to purchase a number of shares of BCAC Common Stock equal to the product (rounded down to the nearest whole share) of the number of shares of Apexigen Common Stock subject to such Apexigen Option multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such BCAC Option will be equal to the quotient of (A) the exercise price per share of such Apexigen Option in effect immediately prior to the Effective Time, divided by (B) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent);

The Aggregate Closing Merger Consideration will be issued to holders of Apexigen securities at the Closing in accordance with the Business Combination Agreement. The portion of the Aggregate Closing Merger Consideration issuable to any person by virtue of the Merger will be calculated on an aggregate basis with respect to all shares of capital stock of Apexigen held of record by such person immediately prior to the Effective Time, and after such aggregation, any fractional share of BCAC Common Stock that would otherwise be issuable to such person following such aggregation will be rounded up to a whole share of BCAC Common Stock.

The Exchange Ratio is equal to the quotient of (i) the Aggregate Closing Merger Consideration, divided by (ii) the number of shares of Apexigen capital stock that are issued and outstanding immediately prior to the Effective Time, calculated on a fully diluted basis including shares common stock of Apexigen that are issued and outstanding immediately prior to the Effective Time, shares of common stock issuable upon the conversion of all issued and outstanding shares of Apexigen Preferred Stock immediately prior to the Effective Time, and shares of capital stock of Apexigen that are issued or issuable upon the full exercise or conversion of all Apexigen Options and Apexigen Warrants outstanding as of the Effective Time.

Closing and Effective Time of the Merger

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing will occur by electronic exchange of documents at a date and time to be specified in writing by the parties to the Business Combination Agreement, which will be no later than the date which is three (3) business days after all conditions to the obligations of the parties to consummate the Business Combination Agreement shall have been satisfied or waived (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other time and place as parties to the Business Combination Agreement may agree in writing.

Subject to the satisfaction or waiver of all of the conditions set forth in the Business Combination Agreement, and provided the Business Combination Agreement has not been terminated pursuant to its terms, BCAC, Merger Sub and Apexigen will cause the merger certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the merger certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by parties in writing and specified in the merger certificate.

Covenants and Agreements

Apexigen has made covenants relating to, among other things, conduct of business, claims against the Trust Account, proxy statement, registration statement, stockholders’ written consent, access to information, confidentiality, exclusivity, directors’ and officers’ indemnification, notification of certain matters, further action, public announcement, tax matters, antitrust, and financial statements.

BCAC has made covenants relating to, among other things, conduct of business, proxy statement, registration statement, stockholders’ meetings, Merger Sub stockholder’s approval, access to information, confidentiality, exclusivity, employee benefits matters, directors’ and officers’ indemnification, notification of certain matters, further action, public announcement, tax matters, stock exchange listing, antitrust, Trust Account, section 16 matters, governance matters, extension, BCAC public filings.

Conduct of Business by Apexigen

Apexigen has agreed that from the date of the Business Combination Agreement through the earlier of the Effective Time or the termination of the Business Combination Agreement (the “Interim Period”), it will, except as otherwise explicitly contemplated by the Business Combination Agreement or the Ancillary Agreements, as set forth on the disclosure schedule, as required by law, or as consented to by BCAC in writing (which consent will not be unreasonably conditioned, withheld or delayed), conduct Apexigen’s business in the ordinary course of business, use commercially reasonable efforts to preserve substantially intact Apexigen’s current business organization, to keep available Apexigen’s current officers, key employees and consultants, and to preserve its relationships with customers, suppliers and other persons with which Apexigen has significant business relations.

During the Interim Period, Apexigen will not, except as expressly contemplated by the Business Combination Agreement or the Ancillary Agreements, as set forth on the disclosure schedule, as required by law, or as consented to by BCAC in writing (which consent will not be unreasonably conditioned, withheld or delayed), do any of the following:

(i) amend or otherwise change Apexigen’s certificate of incorporation or bylaws;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Apexigen, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of Apexigen, subject to customary exceptions; or (B) any material assets of Apexigen;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of Apexigen’s capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of Apexigen’s capital stock, other than redemptions of equity securities from former employees of Apexigen upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any person, corporation, partnership, other business organization or any division thereof in an amount in excess of $300,000; or (B) incur any indebtedness for borrowed money in excess of $300,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business;

(vi) enter into or adopt a plan or agreement of reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution;

(vii) (A) except in the ordinary course of business of Apexigen or as would not create a material liability on Apexigen, enter into any new, or materially amend any existing employment or severance or termination agreement with any director or executive officer of Apexigen, or (B) make any change to employee compensation, incentives or benefits after the filing of the registration statement that would reasonably be expected to require an amendment to the registration statement under applicable law;

(viii) take any action where such action could reasonably be expected to prevent or impede the Business Combination from qualifying for the Intended Tax Treatment;

(ix) enter into any contract or agreement with any union, works council or labor organization covering Apexigen’s employees;

(x) materially amend accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by GAAP;

(xi) make, change or revoke any tax election, amend any tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment for any amount of tax relating to Apexigen;

(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Apexigen’s material rights thereunder, in each case in a manner that is materially adverse to Apexigen, except in the ordinary course of business;

(xiii) acquire or lease, or agree to acquire or lease, any real property;

(xiv) intentionally permit any material item of the intellectual property rights owned by, purported to be owned by, or licensed to Apexigen (collectively, “Apexigen IP”) to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect Apexigen’s interest in each and every material item of Apexigen IP;

(xv) initiate, settle or compromise any litigation, suit, claim, action, proceeding, audit or investigation by or before any governmental authority;

(xvi) enter into any contract, understanding or commitment that contains any restrictive covenant or otherwise restrains, restricts, limits or impedes the ability of Apexigen to compete with or conduct any business in any geographic area or solicit the employment of any persons; or

(xvii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of Business of BCAC

During the Interim Period, BCAC will, and will cause Merger Sub to, except as contemplated by the Business Combination Agreement or any Ancillary Agreements (including as contemplated by the PIPE Investment or the Subscription Agreements), as required by law, or as consented to by Apexigen in writing (which consent will not be unreasonably conditioned, withheld or delayed), operate the businesses of BCAC and Merger Sub in the ordinary course consistent with past practice.

During the Interim Period, BCAC has agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Business Combination Agreement or any the Ancillary Agreements (including as contemplated by the PIPE Investment or the Subscription Agreements), as required by law, or as consented by Apexigen in writing:

(i) amend or otherwise change the certificate of incorporation or bylaws of BCAC or the Trust Agreement (as defined herein) (collectively, the “BCAC Organizational Documents”) or certificate of incorporation and bylaws of Merger Sub, or form any subsidiary of BCAC other than Merger Sub;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of BCAC’s capital stock, other than redemptions from the Trust Account that are required pursuant to the BCAC Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of BCAC Common Stock or BCAC Warrants except for redemptions from the Trust Account that are required pursuant to the BCAC Organizational Documents;

(iv) other than pursuant to the Subscription Agreements, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of BCAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of BCAC or Merger Sub;

(v) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vi) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Business Combination);

(vii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of BCAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(viii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

(ix) make, change or revoke any tax election, amend any tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(x) take any action where such action could reasonably be expected to prevent or impede the Business Combination from qualifying for the Intended Tax Treatment;

(xi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of BCAC or Merger Sub;

(xii) amend the Investment Management Trust Agreement (the “Trust Agreement”), dated as of January 28, 2021, between BCAC and Continental Stock Transfer & Trust Company (the “Trustee”) or any other agreement related to the Trust Account;

(xiii) enter into, or amend or modify any term of (in a manner adverse to BCAC or any of its subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under any of BCAC’s employee benefit or compensation plans, programs or arrangements;

(xiv) hire any employee or take any action or refrain therefrom that would result in the Merger being the direct or indirect cause of any amount paid or payable by BCAC, Merger Sub, or any of their respective affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 of the Code;

(xv) initiate, settle or compromise any litigation, suit, claim, action, proceeding, audit or investigation by or before any governmental authority; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Covenants and Agreements of Apexigen

Pursuant to the Business Combination Agreement, Apexigen covenants and agrees, among other things, to take certain actions as set forth below:

•

At any time prior to the Effective Time, Apexigen shall not have any claim to, or make any claim against, the Trust Account, regardless of whether such claim relates to the business relationship between Apexigen and BCAC, the Business Combination Agreement, or any other agreement or matter, and regardless of whether such claim is based on contract, tort, equity or any other theory of legal liability.

•

At any time prior to the Effective Time, Apexigen shall promptly inform BCAC of any event or circumstance relating to Apexigen or its officers or directors which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement.

•

As soon as reasonably practicable after the Registration Statement (as defined below) becomes effective, but no later than 10 business days prior to the Stockholders’ Meeting, Apexigen shall seek the irrevocable written consent of the requisite stockholders to approve and adopt the Business Combination Agreement and the Business Combination.

•

During the Interim Period, Apexigen shall not, and shall direct its representatives not to, directly or indirectly, (A) solicit, negotiate with, provide any nonpublic information regarding Apexigen’s business, or enter into any contract with, or knowingly encourage, any person (other than BCAC and its affiliates) relating to a potential acquisition of all or substantially all of the equity interests or assets of Apexigen (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. Apexigen shall promptly notify such person in writing that Apexigen is subject to an exclusivity agreement with respect to the sale of Apexigen and will provide BCAC with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal.

•

For a period of six (6) years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of Apexigen, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Apexigen, unless such modification shall be required by applicable law.

•

Apexigen shall use reasonable best efforts to deliver: (a) not later than 30 days from the date of the Business Combination, true and complete copies of (i) the consolidated financial statements of Apexigen for the twelve (12) month period ended December 31, 2020, and (ii) the financial statements of Apexigen for the nine (9) month period ended September 30, 2021, and (b) as soon as possible but in any event not later than March 15, 2022, true and complete copies of the consolidated financial statements of Apexigen for the twelve (12) month period ended December 31, 2021, in each case, that are required to be included in the registration statement in connection with the Business Combination.

Covenants and Agreements of BCAC

Pursuant to the Business Combination Agreement, BCAC covenants and agreements, among other things, to take certain actions as set forth below:

•

As promptly as practicable after the execution of the Business Combination Agreement, BCAC shall prepare and file with the SEC a joint information statement/proxy statement (the “Proxy Statement”) to be sent to the stockholders of BCAC.

•

As promptly as practicable after the execution of the Business Combination Agreement, BCAC shall prepare and file with the SEC this registration statement on Form S-4 (the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus in connection with the registration of the shares of BCAC Common Stock (A) to be issued to the stockholders of Apexigen pursuant to the Business Combination Agreement, subject to certain exceptions, and (B) held by the stockholders of BCAC immediately prior to the Effective Time.

•

At any time prior to the Effective Time, BCAC shall promptly inform Apexigen of any event or circumstance relating to BCAC or Merger Sub, or their respective officers or directors, which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement.

•

Within 45 days after the Effective Time, BCAC shall file a registration statement on Form S-3 (or Form S-1 or another appropriate form) with the SEC with respect to the shares of BCAC Common Stock to be issued to the resale stockholders, and BCAC shall use commercially reasonable efforts to cause such registration statement to be declared effective, in each case subject to the rights and restrictions set forth in the Registration Rights and Lock-Up Agreement and contingent upon such resale stockholder furnishing such information and executing such documents as BCAC may reasonably request.

•

BCAC shall use its reasonable best efforts to hold the Stockholders’ Meeting after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of BCAC), to obtain the approval of the Proposals at the Stockholders’ Meeting, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

•	BCAC shall approve and adopt the Business Combination Agreement and approve the Business Combination as the sole stockholder of Merger Sub.

•

During the Interim Period, BCAC shall not take, nor permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Apexigen, its stockholders and/or any of their affiliates or representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction other than with Apexigen, its stockholders and their respective affiliates and representatives.

•

Prior to the Closing, the BCAC Board shall approve and adopt an equity incentive award plan for the Surviving Corporation, with any changes or modifications as Apexigen and BCAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Apexigen or BCAC, as applicable), which will permit the issuance of shares of BCAC Common Stock after, and conditioned upon, the Closing.

•

Following the Effective Time and upon approval of the Equity Plan by BCAC’s stockholders, BCAC shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of BCAC Common Stock issuable under the Equity Plan and shall use commercially reasonable efforts to maintain the effectiveness of such Form S-8 Registration Statement for so long as awards granted pursuant to the Equity Plan remain outstanding.

•

Prior to the Closing, the BCAC Board shall approve and adopt an employee stock purchase plan for the Surviving Corporation, with any changes or modifications thereto as Apexigen and BCAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Apexigen or BCAC, as applicable) (the “ESPP”), which will permit the issuance of shares of BCAC Common Stock to employees at BCAC or its subsidiaries (including the Surviving Corporation ) after, and conditioned upon, the Closing.

•

Following the Effective Time and upon approval of the ESPP by BCAC’s stockholders, BCAC shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of BCAC Common Stock issuable under the ESPP and shall use commercially reasonable efforts to maintain the effectiveness of such Form S-8 Registration Statement for so long as awards granted pursuant to the ESPP remain outstanding.

•	On the Closing Date, BCAC shall enter into customary indemnification agreements reasonably satisfactory to Apexigen with the post-Closing directors and officers of BCAC and the Surviving Corporation.

•

For a period of no less than six (6) years after the Closing Date, BCAC shall, with regard to pre-Closing acts, errors, omissions of BCAC directors and officers, maintain a certificate of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificate of incorporation or bylaws of BCAC just prior to Closing.

•

For a period of six (6) years after the Closing Date, BCAC shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, officer, employee, fiduciaries or agents of Apexigen against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time.

•

For a period of six (6) years after the Closing Date, BCAC shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action by any stockholder of BCAC who has not exercised Redemption Rights arising from Sponsor’s ownership of equity securities of BCAC, or its control or ability to influence BCAC, and further arising out of or pertaining to the transactions, actions, and investments contemplated by the Business Combination Agreement or any Ancillary Agreements.

•

BCAC shall not, without the prior written consent of Apexigen (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to delay or prevent the consummation of the PIPE Investment, or any amendment, supplement or modification to the Lincoln Park Purchase Agreement that would reasonably be expected to impair the ability of BCAC to fully avail itself to the benefits of the Lincoln Park Purchase Agreement following the Closing.

•	Upon the Effective Time, the BCAC Board shall consist of seven (7) members, as determined by BCAC and Apexigen pursuant to the terms of the Business Combination Agreement.

•

If Apexigen determines that the Closing is unlikely to be consummated on or before May 2, 2022, then BCAC shall take all actions commercially reasonable to obtain the approval of the stockholders of BCAC to extend the deadline for BCAC to consummate its initial business combination to a date no later than October 31, 2022.

Joint Covenants and Agreements of Apexigen and BCAC

In addition, each of Apexigen and BCAC covenant and agree, among other things, to take certain actions as set forth below:

•

BCAC and Apexigen each shall use its reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all laws applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Business Combination.

•	Each of Apexigen and BCAC shall mail the Proxy Statement to their respective stockholders as promptly as practicable after finalization of the Proxy Statement.

•

No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by BCAC or Apexigen without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). BCAC and Apexigen each will advise the other of the filing of any supplement or amendment, the issuance of any stop order, the suspension of the qualification of BCAC Common Stock, any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

•

During the Interim Period and subject to confidentiality obligations, Apexigen and BCAC shall (and shall cause their respective subsidiaries and representatives to) (i) provide to the other party reasonable access at reasonable times upon reasonable prior notice, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives may reasonably request to consummate the Business Combination, in each case subject to customary exceptions.

•

For a period of six (6) years after the Closing Date, each of Apexigen and BCAC shall provide insurance coverage to persons who were directors or officers of Apexigen or BCAC, as applicable, on or prior to the Closing Date, that is at least as favorable than such person’s policy as in effect on the date of the Business Combination Agreement, covering events, acts or omissions occurring on or prior to the Closing Date.

•

During the Interim Period, neither BCAC nor Apexigen shall issue any press release or make any public statement with respect to the Business Combination Agreement, the Merger or the Business Combination without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as otherwise prohibited by applicable law or the Stock Exchange.

•

Each of BCAC, Merger Sub and Apexigen shall use their respective commercially reasonable efforts to cause the Merger to qualify and agree not to take any action which could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

•

Each of BCAC, Merger Sub and Apexigen agrees to promptly make required filing or application under antitrust laws, to respond promptly to request for additional information as may be required by antitrust laws, and to use commercially reasonable efforts to take all other actions necessary, proper or advisable to eliminate impediments under any antitrust law so as to enable the parties to consummate the Business Combination, including to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of BCAC, Merger Sub and Apexigen, certain of which are subject to materiality and material adverse effect qualifiers and may be further modified and limited by the disclosure letters. See “Material Adverse Effect.” The representations and warranties of BCAC are also qualified by information included in BCAC’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of Apexigen

Apexigen has made representations and warranties relating to, among other things, organization and qualification, subsidiaries, certificate of incorporation and bylaws, capitalization, authority, no conflict, required filings and consents, permits, compliance, financial statements, absence of certain changes or events, absence of litigation, employee benefit plans, labor and employment matters, real property, title to assets, intellectual property, taxes, environmental matters, material contracts, insurance, board approval, stockholder approval, certain business practices, interested party transactions, Exchange Act, top suppliers, compliance with health care matters, preclinical development and clinical trials, pharmaceutical development and marketing regulatory matters, brokers, exclusivity of representations and warranties.

Representations and Warranties of BCAC and Merger Sub

BCAC and Merger Sub have made representations and warranties relating to, among other things, corporate organization, certificate of incorporation and bylaws, capitalization, authority, no conflict, required filings and consents, compliance, SEC filings, financial statements, Sarbanes-Oxley, absence of certain changes or events, absence of litigation, Board approval, stockholder approval, no prior operations of Merger Sub, brokers, Trust Account, employees, taxes, listing, private placements, investigation and reliance.

Survival of Representations and Warranties

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate upon Closing, except for the covenants and agreements that expressly apply after the Closing and only with respect to breaches occurring after the Closing.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Apexigen are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Business Combination Agreement, certain representations and warranties of BCAC are qualified in whole or in part by a material adverse effect on the ability of BCAC to enter into and perform its obligations under the Business Combination Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement: (a) “Apexigen Material Adverse Effect” means any event, circumstance, change or effect that, individual or in the aggregate with all other events, circumstances, changes or effects, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Apexigen, subject to certain customary qualifications and exceptions; and (b) “BCAC Material Adverse Effect” means any event, circumstance, change or effect that, individual or in the aggregate with all other events, circumstances, changes or effects, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of BCAC, subject to certain customary qualifications and exceptions.

Conditions to the Merger

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied in accordance with their terms in the Business Combination Agreement or waived by the applicable parties to the Business Combination Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement if their terms cannot be satisfied at or prior to the Closing.

Conditions to Obligations of BCAC, Merger Sub and Apexigen

The obligations of BCAC, Merger Sub and Apexigen to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) the requisite approval of the Apexigen stockholders as set forth in the Business Combination Agreement will have been obtained and delivered to BCAC;

(b) The Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of BCAC in accordance with the Proxy Statement, the DGCL, the BCAC Organizational Documents and the rules and regulations of the Stock Exchange;

(c) No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination;

(d) The Registration Statement shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC; and

(e) Upon the Closing, and after giving effect to the Redemption Rights under the certificate of incorporation of BCAC, BCAC shall have net tangible assets of at least $5,000,001 (excluding assets of the Surviving Corporation).

Conditions to Obligations of BCAC and Merger Sub

The obligations of BCAC and Merger Sub to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction at or prior to the effective time of the following additional conditions, any one or more of which may be waived in writing by BCAC and Merger Sub:

(a) Each of the representations of Apexigen (disregarding any limitation contained therein relating to materiality, material adverse effect or any similar limitation) will be true and correct either in all material respects (for those representations and warranties with respect to organization and qualification, subsidiaries, capitalization, authority relative to the Business Combination Agreement, and brokers) or in all respects (for all other representations and warranties except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in an Apexigen Material Adverse Effect), as of the Closing Date or as of the specific date set forth in the representation, as applicable;

(b) Apexigen shall have performed or complied with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply that would not have an Apexigen Material Adverse Effect;

(c) Apexigen has delivered to BCAC a certificate of an officer of Apexigen, dated the date of the Closing, that the representations and warranties meet the standards described above, that the agreements and covenants have been performed, and that no Apexigen Material Adverse Effect has occurred after the date of the Business Combination Agreement that is continuing;

(d) There has not occurred an Apexigen Material Adverse Effect after the date of the Business Combination Agreement that is continuing;

(e) Apexigen has delivered to BCAC a certificate certifying that shares of Apexigen capital stock are not “U.S. real property interests” within the meaning of Sections 897 and 1445 of the Code, together with a notice to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(f) The Subscription Agreements shall be in full force and effect and nothing shall exist that would materially impair the PIPE Investment occurring in connection with the Closing to the extent they have not yet been consummated; and

(g) The Lincoln Park Purchase Agreement shall be in full force and effect and nothing shall exist that would materially impair the equity line from being available to BCAC in accordance with its terms following the Closing.

Conditions to Obligations of Apexigen

The obligations of Apexigen to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction at or prior to the effective time of the following additional conditions, any one or more of which may be waived in writing by Apexigen:

(a) Each of the representations and warranties of BCAC and Merger Sub (disregarding any limitation contained therein relating to materiality, material adverse effect or any similar limitation) will be true and correct either in all material respects (for those representations and warranties with respect to corporation organization, capitalization, authority relative to the Business Combination Agreement, and brokers) or in all respects (for all other representations and warranties except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a BCAC Material Adverse Effect), as of the Closing Date or as of the specific date set forth in the representation, as applicable;

(b) BCAC and Merger Sub shall have performed or complied with all agreements and covenants required to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply that would not cause a BCAC Material Adverse Effect;

(c) BCAC has delivered to Apexigen a certificate of an officer of BCAC, dated the date of the Closing, that the representations and warranties meet the standards described above, that the agreements and covenants have been performed, and that all members of the BCAC Board, other than those persons identified as continuing directors, have executed written resignations effective as of the Effective Time;

(d) There has not occurred a BCAC Material Adverse Effect after the date of the Business Combination Agreement that is continuing;

(e) Other than those persons identified as continuing directors, all members of the BCAC Board shall have executed written resignations effective as of the Effective Time;

(f) A supplemental listing shall have been filed with the Stock Exchange as of the Closing Date to list the shares constituting the Aggregate Closing Merger Consideration;

(g) The Subscription Agreements shall be in full force and effect and nothing shall exist that would materially impair the PIPE Investment occurring in connection with the Closing to the extent they have not yet been consummated; and

(h) The Lincoln Park Purchase Agreement shall be in full force and effect and nothing shall exist that would materially impair the equity line from being available to Apexigen in accordance with its terms following with the Closing.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time:

(a) By mutual written consent of BCAC and Apexigen;

(b) By either BCAC or Apexigen if the Effective Time shall not have occurred prior to October 31, 2022, provided that neither party will be entitled to exercise such termination right if such party is in material breach of the Business Combination Agreement and fails to satisfy any closing condition on or prior to such time;

(c) By either BCAC or Apexigen if any U.S. governmental authority has enacted, issued, promulgated, enforced or entered injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Business Combination, including the Merger, illegal or otherwise preventing or prohibiting the consummation of the Business Combination, including the Merger;

(d) By either BCAC or Apexigen if any of the Proposals shall fail to receive the requisite vote for approval at the Stockholders’ Meeting;

(e) By BCAC if Apexigen shall have failed to deliver to BCAC the requisite stockholder approval for the Business Combination Agreement and the transaction contemplated thereby at least 10 business days prior to the Stockholders’ Meeting;

(f) By BCAC upon a breach of any representation, warranty, covenant or agreement on the part of Apexigen as set forth in the Business Combination Agreement, or if any representation or warranty of Apexigen shall have become untrue, subject to certain cure rights of Apexigen;

(g) By Apexigen upon a breach of any representation, warranty, covenant or agreement on the part of BCAC and Merger Sub as set forth in the Business Combination Agreement, or if any representation or warranty of BCAC and Merger Sub shall have become untrue, subject to certain cure rights of BCAC and Merger Sub; or

(h) By BCAC if Apexigen shall have failed to deliver the Stockholder Support Agreement signed by Key Apexigen Stockholders holding at least the amount of shares of Apexigen capital stock necessary for the requisite approval within 30 days of the date of the Business Combination Agreement.

Dissenters’ Appraisal Rights

Under the DGCL, Apexigen stockholders have appraisal rights in connection with the Business Combination. Apexigen stockholders who neither vote in favor of nor consent in writing to the Merger and who otherwise comply with Section 262 and other applicable provisions of the DGCL will be entitled to exercise rights to seek appraisal of the fair value of their shares of Apexigen capital stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of such dissenting shares of Apexigen capital stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Business Combination Agreement. Any Apexigen stockholder who wishes to preserve appraisal rights must so advise Apexigen by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Apexigen or BCAC that appraisal rights are available, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Any shares of Apexigen capital stock held by such Apexigen stockholder immediately prior to the Effective Time who shall have properly demanded appraisal for his, her or its shares in accordance with the DGCL will not be converted into the merger consideration, unless such Apexigen stockholder fails to perfect, withdraws, or otherwise loses his, her or its right to appraisal and payment under the DGCL. If such Apexigen stockholder fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each share of Apexigen capital stock held by such Apexigen stockholder will be deemed to have been converted as of the Effective Time into a right to receive the merger consideration. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Apexigen stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Effect of Termination

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto, other than liability of Apexigen, BCAC, or Merger Sub, as the case may be for any willful and material breach of the Business Combination Agreement occurring prior to such termination, and other than with respect to certain exceptions contemplated by the Business Combination Agreement and the confidentiality agreement between BCAC and Apexigen that will survive the termination of the Business Combination Agreement.

Amendments

The Business Combination Agreement may be amended by a duly authorized agreement in writing executed by each of the parties to the Business Combination Agreement.

Stock Market Listing

BCAC Common Stock is publicly traded on Nasdaq under the symbol “BCAC.” BCAC will prepare and submit to Nasdaq a listing application in connection with the transactions contemplated by the Business Combination Agreement, if required under Nasdaq rules, covering the shares of BCAC Common Stock to be issued in connection with the merger, and will use reasonable best efforts to obtain approval for the listing of such shares of BCAC Common Stock on Nasdaq and the change of BCAC’s trading ticker on Nasdaq to “APGN”, in each case, as promptly as reasonably practicable after the date of the Business Combination Agreement, and in any event as of immediately prior to the effective time.

Fees and Expenses

Each party to the Business Combination Agreement will be responsible for and pay its own expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, whether or not the Merger or the Business Combination is consummated.

OTHER AGREEMENTS

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Support Agreement, the Stockholder Support Agreement, the Registration Rights and Lock-Up Agreement, the form of Subscription Agreement, the Lincoln Park Purchase Agreement, and Registration Rights Agreement are attached hereto as Annex C, Annex D, Annex E, Annex F, Annex G-1, and Annex G-2, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Stockholders’ Meeting.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, BCAC entered into the Subscription Agreements with the PIPE Investors and may enter into additional Subscription Agreements with additional PIPE Investors. Pursuant to the Subscription Agreements and contingent upon the consummation of the Business Combination, the PIPE Investors agreed to subscribe for and purchase, and BCAC agreed to issue and sell, to the PIPE Investors an aggregate of 1,502,000 PIPE Units at a purchase price of $10.00 per PIPE Unit for an aggregate purchase price of $15,020,000. Each PIPE Unit consists of one share of BCAC Common Stock and one-half of one warrant. Each whole warrant entitles the PIPE Investor to purchase one share of BCAC Common Stock at an exercise price of $11.50 per share during the period commencing 30 days after the Closing and terminating on the five (5) year anniversary of the Closing. The Subscription Agreements provide for purchase of BCAC Common Stock, however BCAC Common Stock was originally sold in the BCAC IPO as a component of the BCAC units for $10.00 per unit. As of [●], 2022, the closing price on Nasdaq of the BCAC units was $[●] per unit and the closing price of BCAC Common Stock was $[●] per share.

The shares of BCAC Common Stock to be issued pursuant to the Subscription Agreements will not be registered under the Securities Act and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act. The Subscription Agreements will terminate and be void and of no further force or effect and all rights and obligations of the parties thereto will terminate without further liability, upon the earlier to occur of: (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) the mutual written consent of each of the parties to each such Subscription Agreement, or (iii) September 30, 2022, if Closing has not occurred on or before such date. If the 1,502,000 shares of BCAC Common Stock to be issued to the PIPE Investors were currently outstanding, such shares would have an aggregate market value of $[●] based upon the closing price of $[●] per share of BCAC Common Stock on Nasdaq on [●], 2022, the Record Date.

Lincoln Park Purchase Agreement and Registration Rights Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, BCAC and Apexigen entered into the Lincoln Park Purchase Agreement and a Registration Rights Agreement with Lincoln Park, pursuant to which the Combined Company has the right to direct Lincoln Park, and Lincoln Park has agreed to purchase from the Combined Company, an aggregate of up to $50,000,000 of the Combined Company common stock from time to time over a 24-month period following the Closing, subject to certain limitations contained in the Lincoln Park Purchase Agreement.

Upon satisfaction of certain conditions, the Combined Company will have the right to direct Lincoln Park to purchase up to $500,000 of Combined Company common stock (“Regular Purchase Share Limit” and each such purchase, a “Regular Purchase”). The Regular Purchase Share Limit will increase to $750,000 if the closing price of Combined Company common stock on the applicable purchase date is not below $10.00 per share and will further increase to $1,000,000 if the closing price of Combined Company common stock on the applicable purchase date is not below $12.50. The purchase price for shares of Common Stock to be purchased by Lincoln Park under a Regular Purchase will be equal to the lower of (in each case, subject to the adjustments described in the Lincoln Park Purchase Agreement): (i) the lowest sale price for Combined Company common stock on the applicable purchase date and (ii) the arithmetic average of the three lowest closing sale prices for Combined Company common stock during the 10 consecutive trading days immediately preceding the purchase date.

If the Combined Company directs Lincoln Park to purchase the maximum number of shares of Combined Company common stock that the Combined Company may sell in a Regular Purchase, then in addition to such Regular Purchase, and subject to certain conditions and limitations in the Lincoln Park Purchase Agreement, the Combined Company may direct Lincoln Park to make an “accelerated purchase” and an “additional accelerated purchase”, each of an additional number of shares of Combined Company common stock which may not exceed the lesser of: (i) 300% of the number of shares directed by the Combined Company to be purchased by Lincoln Park pursuant to the corresponding Regular Purchase and (ii) 30% of the total number of shares of Combined Company common stock traded during a specified period on the applicable purchase date as set forth in the Lincoln Park Purchase Agreement. The purchase price for such shares will be 95% of the lower of (i) the volume weighted average price of Combined Company common stock over a certain portion of the date of sale as set forth in the Lincoln Park Purchase Agreement and (ii) the closing sale price of Combined Company common stock on the date of sale (an “Accelerated Purchase”). Under certain circumstances and in accordance with the Lincoln Park Purchase Agreement, the Combined Company may direct Lincoln Park to purchase shares in multiple Accelerated Purchases on the same trading day.

The Lincoln Park Purchase Agreement prohibits the Combined Company from directing Lincoln Park to purchase any shares of Combined Company common stock if (i) the closing price of the Combined Company common stock is less than $3.00 or (ii) those shares, when aggregated with all other shares of Combined Company common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership of more than 4.99% of the then total outstanding shares of Combined Company common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder

The Lincoln Park Purchase Agreement further provides that the Combined Company may not issue or sell to Lincoln Park under the Lincoln Park Purchase Agreement more than 19.99% of the shares of Combined Company common stock outstanding immediately prior to the execution of the Lincoln Park Purchase Agreement (the “Exchange Cap”), unless (i) stockholder approval is obtained or (ii) the issuances and sales of Combined Company common stock pursuant to the Lincoln Park Purchase Agreement are not deemed to be “below market” in accordance with the applicable rules of the principal market on which Combined Company common stock is listed.

In consideration for Lincoln Park’s execution and delivery of the Lincoln Park Purchase Agreement, BCAC will issue to Lincoln Park 150,000 shares of BCAC Common Stock on the date of Closing. Additionally, the Combined Company will issue to Lincoln Park $1,500,000 of Combined Company common stock on the date that is 90 calendar days after the date of Closing at the purchase price equal to the arithmetic average of the last closing sale price for Combined Company common stock during the 10 consecutive business days ending on the business day immediately preceding the delivery of such shares, provided, that in no event shall the amount of such shares exceed 500,000.

BCAC has agreed to, within 30 days following the date of consummation of the Merger, file with the SEC a new registration statement covering the resale of the number of shares of Combined Company common stock issued or issuable to Lincoln Park under the Lincoln Park Purchase Agreement, subject to certain exceptions. The Combined Company will also, from time to time, file with the SEC prospectus or prospectus supplements, if any, to be used in connection with the sales of the shares of Combined Company common stock issued or issuable to Lincoln Park pursuant to the Lincoln Park Purchase Agreement.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with BCAC and Apexigen, pursuant to which the Sponsor agreed, at any meeting of BCAC stockholders and in connection with any action by written consent of the stockholders of BCAC, to (i) appear or cause all shares or other voting securities of BCAC it holds, owns, or is entitled to vote, including the BCAC Voting Shares, whether as shares or as a constituent part of a unit of securities to be counted present for quorum purposes, (ii) vote (or execute an action by written consent) or cause to be voted (A) in favor of the Business Combination Agreement, the Merger, and any other transactions contemplated by the Business Combination Agreement, (B) against any action, agreement or transaction or proposal that would result in a breach of the Business Combination Agreement or that would reasonably be expected to result in a failure to consummate the Merger, (C) in favor of the proposals and any other matters necessary or reasonably requested by BCAC for the consummation of the Business Combination, (D) against any business combination proposal other than with Apexigen and any other action that would reasonably be expected to materially impede, delay, or adversely affect the Business Combination or result in a breach of any obligation or agreement of the Sponsor contained in the Sponsor Support Agreement.

Subject to the satisfaction or waiver of the closing conditions set forth in the Business Combination Agreement, in the event that the BCAC Related Funds Amount at Closing is less than $20,000,000, then that number of Sponsor Shares equal to (x) one (1) minus the quotient of the BCAC Related Funds Amount divided by $20,000,000, multiplied by (y) one-third of the total number of Sponsor Shares, shall be deemed automatically forfeited and cancelled without any further actions by the Sponsor or any other person, and such surrendered shares will be recorded as cancelled by the Combined Company. “BCAC Related Funds Amount” means the amount of cash proceeds from (i) the PIPE Investment, as actually received by BCAC prior to or substantially concurrently with the Closing from investors to the Trust Account or that were first introduced by BCAC or its representatives or (ii) as a result of public stockholders not redeeming shares reflecting cash that is currently maintained in the Trust Account.

Except as otherwise contemplated in the Business Combination Agreement or the Sponsor Support Agreement, Sponsor agrees that prior to the earlier of the termination of the Business Combination Agreement or the Sponsor Support Agreement and without Apexigen’s consent, it will not (a) offer for sale, sell, assign, transfer, create any lien, pledge, dispose of or otherwise encumber any of the Sponsor Shares (“Transfer”), or agree to do any of the foregoing, (b) deposit any Sponsor Shares into a voting trust or enter into a voting arrangement or grant any proxy or power of attorney with respect to the Sponsor Shares that is inconsistent with the Sponsor Support Agreement, or (c) enter into any contract, option or other arrangement or undertaking requiring the Transfer of any Sponsor Shares. Sponsor further agrees to comply with the lock-up provisions set forth in the Letter Agreement entered into between BCAC and Sponsor dated January 28, 2021, which lock-up provisions apply during (A) for half of the Sponsor’s Founder Shares, the period ending on the earlier of (i) the date that is six months after the date of the Closing pursuant to the Business Combination Agreement or (ii) the date on which, subsequent to the Closing, the last sale price of Combined Company common stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Closing, and (B) for the remaining half of such Sponsor Shares, until six months after the date of the Closing; or earlier, in either case, if, subsequent to the Closing, the Combined Company complete a liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares of Combined Company common stock for cash, securities or other property. In addition, for the shares that are a constituent part of the Private Placement Units, the lock-up provisions apply until 30 days after the date of the Closing pursuant to the Business Combination Agreement.

Prior to the earlier of the termination of the Business Combination Agreement or the Sponsor Support Agreement, Sponsor agreed not to, directly or indirectly, solicit, initiate or knowingly encourage the submission of, or participate in any discussions or negotiations with, any person (other than Apexigen or its affiliates or representatives), relating to or which is intended or is reasonably likely to give rise to, a business combination proposal in respect of BCAC other than with Apexigen. If the Sponsor or any of its affiliates or representatives receives any inquiry or proposal with respect to a business combination proposal in respect of BCAC, then Sponsor shall promptly notify such person that BCAC is subject to an exclusivity agreement with respect to the Business Combination and subject to customary exceptions, Sponsor shall promptly notify Apexigen of such facts and circumstances.

The Sponsor Support Agreement will terminate on the earlier of (i) the valid termination of the Business Combination Agreement and (ii) written agreement among BCAC, Apexigen, and Sponsor.

Stockholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Key Apexigen Stockholders entered into the Stockholder Support Agreement with BCAC, pursuant to which such Key Apexigen Stockholders agreed to vote, at any meeting of the stockholders of Apexigen called for the purpose of approving the Merger, and in connection with any action by written consent of the stockholders requested by Apexigen for the purposes of approving the Merger, in favor of or consent to the Merger, the Business Combination Agreement and any other transactions contemplated thereby or under any other agreements executed and delivered in connection therewith.

Each Key Apexigen Stockholder agrees that, until the earlier of the Effective Time, the termination of the Business Combination Agreement, or the termination of the Stockholder Support Agreement and subject to customary exceptions, such stockholder will not, directly or indirectly, without the prior written consent of BCAC, (a) sell, assign, transfer, create any lien, pledge, dispose of or otherwise encumber any shares of Apexigen capital stock, or agree to do any of the foregoing except for a sale, assignment or transfer pursuant to the Business Combination Agreement or to another stockholder of Apexigen that is or becomes a party to and bound by the Stockholder Support Agreement, (b) deposit any shares of Apexigen capital stock into a voting trust or enter into a voting arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Stockholder Support Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any such shares.

Each Key Apexigen Stockholder agrees that, until the earlier of the termination of the Business Combination Agreement or the Stockholder Support Agreement, such stockholder will not, directly or indirectly, (a) solicit, negotiate with, provide any nonpublic information regarding Apexigen’s business, or enter into any contract with, or in any manner knowingly encourage any person (other than BCAC and its affiliates) relating to an Alternative Transaction or (b) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise be reasonably expected to lead to, any Alternative Transaction.

The Stockholder Support Agreement will terminate on the earlier of (i) the Effective Time, (ii) the valid termination of the Business Combination Agreement, and (iii) the effective date of a written agreement of BCAC and the Key Apexigen Stockholders terminating the Stockholder Support Agreement.

Registration Rights and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, BCAC and certain stockholders of Apexigen entered into the Registration Rights and Lock-Up Agreement.

At any time after the Closing, BCAC will be required to file a registration statement upon written demand of a majority in interest of the then outstanding equity securities of BCAC (including the shares of BCAC Common Stock issued or issuable upon the exercise or conversion of any such equity security) held by holders who are parties to the Registration Rights and Lock-Up Agreement. BCAC is obligated to effect up to two registrations pursuant to such demand registration.

At any time after the Closing, if BCAC proposes to file a registration statement with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, either for its own account or for the account of its stockholders, subject to certain exceptions, holders of registrable securities are entitled to include their registrable securities in such registration statement.

Within 45 days after the Closing, BCAC will be required to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use reasonable best efforts to cause such registration statement to be declared effective as soon as practicable thereafter, but in no event later than the earlier of (x) the 60th calendar day (or 120th calendar day if the SEC notifies BCAC that it will “review” the registration statement) following the filing date and (y) the 10th business day after the date BCAC is notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. If, at any time BCAC is qualified for the use of a registration statement on Form S-3 or any other form which permits incorporation of substantial information by reference to other documents filed by BCAC with the SEC and at such time BCAC has an outstanding Form S-l shelf, then BCAC will use its commercially reasonable efforts to, as soon as reasonably practical, convert such outstanding Form S-l shelf into a Form S-3 shelf. BCAC will use its commercially reasonable efforts to keep a shelf continuously effective, subject to the provisions set forth in the Registration Rights and Lock-Up Agreement.

Subject to certain exceptions, the holders agreed to a lock-up on their respective shares of BCAC Common Stock during (A) for half of such shares, the period ending on the earlier of (i) the date that is six months after the date of the Closing or (ii) the date on which, subsequent to the Closing, the last sale price of Combined Company common stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Closing, and (B) for the remaining half of such shares, until six months after the date of the Closing; or earlier, in either case, if, subsequent to the Closing, the Combined Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares of Combined Company common stock for cash, securities or other property. At the sole discretion of the majority of the independent members of the board of directors of the Combined Company, the lock-up period may end earlier.

The Registration Rights and Lock-Up Agreement will terminate on the earlier of (i) the termination of the Business Combination Agreement, and (ii) the date on which neither the holders thereto nor any of their permitted assignees hold any registrable securities.

BACKGROUND OF THE BUSINESS COMBINATION

The terms of the Business Combination are the result of negotiations among the representatives of BCAC and Apexigen and their related parties. The following is a brief description of the background of these negotiations and the resulting agreement to consummate the Business Combination on the terms, and subject to the conditions, set forth in the Business Combination Agreement.

BCAC is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. We have sought to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with a business with high growth potential in the United States or internationally. We have identified Apexigen as our initial business combination target. Upon consummation of the Business Combination with Apexigen, we expect to change our name and be known as Apexigen, Inc.

On February 2, 2021, we consummated the BCAC IPO of 5,750,000 BCAC units at a price of $10.00 per unit, including 750,000 Over-Allotment Units, at $10.00 per unit generating gross proceeds of $57,500,000. Each unit issued in the BCAC IPO was comprised of one Public Share and one-half of one Public Warrant. Each whole Public Warrant is exercisable for one share of common stock at a price of $11.50 per full share and will become exercisable 30 days after the Closing.

Simultaneously with the closing of the BCAC IPO, we consummated the Private Placement to the Sponsor of 247,000 Private Placement Units at a price of $10.00 per Private Placement Unit. The Private Placement Units are substantially similar to the units issued in the BCAC IPO, except for certain differences in the Private Placement Warrants included in the Private Placement Units. Unlike the Public Warrants, if held by the original holder or its permitted transferees, the Private Placement Warrants (i) may be exercised for cash or on a cashless basis at such time as they become exercisable, (ii) are not redeemable by us, and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the Closing. If the Private Placement Warrants are held by holders other than their initial holder or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by holders on the same basis as the Public Warrants.

Upon the closing of the BCAC IPO and the Private Placement, approximately $58.1 million of the net proceeds from the combined sale of the Public Units in the BCAC IPO and the Private Placement Units in the Private Placement was placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. The proceeds held in the Trust Account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less and/or in any open ended investment company registered under the Investment Company Act that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, which invests only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination, (ii) the redemption of 100% of the public shares if we do not complete a business combination within 15 months from the closing of the IPO, and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of our Current Certificate of Incorporation relating to our pre-business combination activity and related stockholders’ rights.

Our Existing Charter provides that we have 15 months from the closing of the BCAC IPO, or until May 3, 2022, to complete an initial business combination. Because the BCAC Board does not believe there is sufficient time to complete the Business Combination, on March 29, 2022, the Board mailed to BCAC stockholders of record on March 21, 2022, a proxy statement seeking the approval of holders of at least 65% of the outstanding shares of BCAC Common Stock of a proposal to amend the Existing Charter to extend the date by which BCAC must complete its initial business combination on a monthly basis until November 2, 2022. The special meeting of stockholders held to approve such extension has been scheduled for April 26, 2022.

Prior to the consummation of our IPO, neither BCAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with BCAC.

Following the closing of the BCAC IPO, the BCAC management team began engaging with its network of contacts in the health care and life sciences industries to look for prospective businesses or assets to acquire in our initial business combination. We believe that the BCAC management team, the BCAC Board and the Sponsor have extensive experience in identifying, investing in, and operating businesses that focus on anticipating and exploiting macro trends in these industries. We believe in the ability of the BCAC management team and our Sponsor to lead rigorous sourcing and due diligence processes, not only utilizing our Sponsor’s proprietary network, but also that of the BCAC management team and BCAC Board. We determined to use the following criteria and guidelines in evaluating acquisition opportunities, but we were also of the view that we may decide to enter into our initial business combination with a target business that does not meet these criteria and guidelines.

Well Situated to Act as a Standalone Public Company. Our guidelines state that we should complete a business combination with a target that is ready to operate effectively in the public markets as it relates to corporate governance and reporting policies; that our target should have a talented and experienced management with a history of operating successful public companies and value creation; and that we should evaluate potential targets based on the pipeline of products and the application to the broader healthcare system while exhibiting rapid growth potential in an attempt to achieve long-term value creation and risk-adjusted equity returns for our stockholders.

Novel Platform with Potential to Exploit Macro Trends. Our guidelines state that we should complete a business combination with a target that has produced or is producing novel products or services that address unmet needs in the markets they operate in to take advantage of the current market dynamics; that we seek targets with strategic competitive advantages that will benefit from increased awareness in the public markets.

Prospective Value Creation for Opportunities that Would be Fully Valued as a Public Company, through Organic or Inorganic Growth. Our guidelines state that we should complete a business combination with a target that we believe would be more fully valued as a public company; that our target should be attractively valued in light of its sector and company specific dynamics, capital structure, preclinical and clinical data, validating partnerships, use of proceeds, proprietary intellectual property, and total addressable markets among other factors; and that we should find a target that will be well received by public markets and create value for stockholders.

Consistent with the general criteria and guidelines above, the BCAC management team and BCAC Board set out to consider a variety of factors in evaluating prospective target businesses, including the following:

•	financial condition and results of operation;

•	growth potential;

•	brand recognition and potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	existing distribution and potential for expansion;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary aspects of products and the extent of intellectual property or other protection for products or methods;

•	impact of regulation on the business;

•	regulatory environment of the industry;

•	costs associated with effecting the business combination;

•	industry leadership, sustainability of market share and attractiveness of market industries in which a target business participates;

•	macro competitive dynamics in the industry within which the company competes; and

•	fit, cooperation and coachability of management team.

These criteria are not intended by us to be an exhaustive list of our guidelines, or the factors that we considered when considering Apexigen as a business combination target. Any evaluation relating to the merits of a particular initial business combination, including with respect to Apexigen, may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that the BCAC management team and BCAC Board may deem relevant.

Since the completion of the BCAC IPO, BCAC considered a number of potential target businesses with the objective of consummating a business combination. Representatives of BCAC contacted, and were contacted by, an extensive list of individuals, investment banks, private equity and venture capital firms, and companies in the life sciences, healthcare services, medical technology, devices, and diagnostics sectors. BCAC primarily considered businesses that it believed could benefit from the substantial expertise, experience, network of the BCAC management team, and relationship with its sponsor affiliate, that BCAC determined have a scientific or other competitive advantage in the markets in which they operate and have attractive growth prospects.

In the process that led to identifying Apexigen as an attractive business combination opportunity, the BCAC management team evaluated over 200 different potential business combination targets and, in connection with such evaluation, BCAC entered into over 20 non-disclosure agreements. Such non-disclosure agreements contained customary terms for a special purpose acquisition company and a private company target, including confidentiality provisions and use restrictions for information provided by the target and exceptions to such provisions. Further, such non-disclosure agreements did not contain any standstill or “don’t ask, don’t waive” provisions. In addition to Apexigen, we delivered non-binding indications of interest or letters of intent with respect to 11 other prospective business combination targets, and in February 2021, we executed a term sheet with one of them, but decided in August 2021, after conducting due diligence regarding the prospective business combination target and extensive discussions, together with such prospective business combination target to terminate those discussions, including any exclusivity of discussions, and not to proceed with that prospective business combination target for a variety of reasons, including after considering the above discussed criteria.

The decision not to pursue the alternative acquisition targets was generally the result of one or more of (i) our determination that these businesses did not represent an attractive target due to a combination of business prospects, strategy, management teams, structure, valuation or ability to execute, (ii) the target pursued an alternative transaction or strategy, or (iii) our decision to pursue a Business Combination with Apexigen.

The following describes how the proposed Business Combination with Apexigen resulted from the activities of the BCAC management team and BCAC Board.

By November 2021, BCAC had engaged in substantial due diligence and detailed discussions with several other prospective business combination targets across subsectors of the life sciences, healthcare services, medical technology, devices and diagnostics sectors. BCAC ultimately determined to abandon each of its other potential acquisition opportunities for one of the reasons described above.

On November 8, 2021, a member of the investment banking team of Apexigen’s financial adviser, Wedbush reached out to BCAC regarding Apexigen. Neither we nor our Sponsor had at that time a financial or other relationship with Wedbush. Later that day, a representative of Wedbush sent by e-mail a nonconfidential overview deck on Apexigen to the BCAC management team, the teams were introduced via email and, following this initial introduction and conversation, agreed to set up a video conference call to discuss each of BCAC and Apexigen, as well as potential strategic opportunities involving the parties.

The first video call was conducted the following day, November 9, 2021, and included representatives from BCAC, Apexigen and Wedbush. At the meeting, the parties discussed Apexigen’s business and strategic prospects, as well as how a potential business combination with BCAC would be potentially structured and the potential benefits of a business combination involving BCAC and Apexigen, and both the representatives of BCAC and Apexigen in attendance expressed interest in further exploring a potential business combination.

Shortly after the introductory call on November 9, 2021, BCAC and Apexigen executed a mutual non-disclosure agreement which, as described above, did not contain any standstill or “don’t ask, don’t waive” provisions, and on November 10, 2021, pursuant to that mutual non-disclosure agreement, Apexigen began to provide the representatives of BCAC with access to confidential data for purposes of BCAC conducting preliminary business and financial due diligence with respect to Apexigen.

The BCAC management team thereafter over the next week had initial internal discussions regarding whether BCAC should begin to explore a potential business combination with Apexigen, including considering some valuations that the BCAC management team had put together of a set of 63 comparable companies in the oncology industry that became publicly traded companies between 2018 and 2021 with drugs in Phase 1 or Phase 2 clinical development as part of their assessment. Dr. Wertheimer also held numerous telephone calls with a representative of Wedbush regarding valuation considerations of Apexigen. The BCAC management team, based on its due diligence during this period, determined that Apexigen was an attractive business combination target for BCAC relative to other business combination opportunities then available to BCAC. The BCAC management team formulated an initial proposed valuation of Apexigen based upon its consideration of the information that had been provided to it by Wedbush and Apexigen and the review of the comparable company analysis that the management team had put together. Based upon this initial review of the materials prepared by the BCAC management team and their assessment regarding whether Apexigen might be a potential business combination target worth considering, as well as information communicated with Wedbush, the BCAC management team decided on November 16, 2021 to commence discussions with representatives of Wedbush and Apexigen on this topic.

On November 17, 2021, the BCAC management team, together with a member of the BCAC Board, Tito Serafini, Ph.D., and an advisor to BCAC, Franklin Berger, held a video conference call with Apexigen’s management team and representatives of Wedbush. During the call, the parties discussed, among other things, Apexigen’s business and capital needs as well as a possible transaction and valuation considerations. In light of the information that they had and considering their initial proposed valuation of Apexigen, the BCAC management decided that rather than continue to explore other potential business combination targets, BCAC should seek to quickly enter into mutually exclusive negotiations for a limited, but extendable, period of time of three weeks with Apexigen regarding a business combination in order to avoid having Apexigen agree to exclusive negotiations with any competitor of BCAC.

Later that day, Dr. Wertheimer provided a draft non-binding indicative term sheet to the Apexigen management team setting forth BCAC’s terms for the proposed business combination and a related PIPE financing. The draft non-binding indicative term sheet contemplated that BCAC would acquire Apexigen for consideration comprised entirely of shares of BCAC Common Stock valued at $10.00 per share based on a pre-transaction equity value of Apexigen of $205,000,000. The initial draft of the non-binding indicative term sheet also contemplated that concurrent with consummation of the business combination, there would be a $30,000,000 PIPE financing to close concurrently with the proposed transaction, as well as that there would be a minimum cash available from the Trust Account and the PIPE financing of $40,000,000 at the closing of the transaction, $10,000,000 of which may come from either a combination of investors to the Trust Account and any investors introduced by BCAC, and a lock-up applicable to existing stockholders of Apexigen receiving shares of BCAC Common Stock in the transaction.

During the course of November 17, 2021 through November 23, 2021, representatives of Wedbush, Apexigen and BCAC engaged in discussions regarding the terms of a possible business combination between BCAC and Apexigen. During such period, the BCAC management team engaged in some initial diligence of Apexigen, including around its financial statements and projections, as well as its product development and clinical trials information to validate the Apexigen financial summary provided by Apexigen to Dr. Samuel Wertheimer, while at the same time exploring the market for other suitable prospective business combination targets for BCAC. Apexigen prepared comments to the draft non-binding indicative term sheet provided by BCAC and, on November 20, 2021, sent a revised term sheet to BCAC. Among other things, Apexigen requested (i) confirmation that there would be no post-closing adjustment to the transaction consideration, (ii) that the minimum cash condition of $40,000,000 would be exclusive of any cash held by Apexigen, (iii) that if and to the extent the funds available to the Combined Company after Closing from the BCAC Related Funds Amount fell below $20,000,000, the Sponsor would forfeit up to one-half of its Sponsor Shares, and (iv) that BCAC would agree to a mutually agreeable post-closing incentive equity compensation plan and employee stock purchase plan.

On November 22, 2021, BCAC provided a revised drafts of its non-binding indicative term sheet to the Apexigen management team proposing alternative terms to certain of Apexigen’s requests, including that if the funds available to the Combined Company after Closing from the BCAC Related Funds Amount fell below $20,000,000, then Sponsor would forfeit up to one-quarter of its Sponsor Shares.

On November 23, 2021 BCAC and Apexigen agreed on, and executed, a non-binding indicative term sheet (except that certain terms, such as with regard to exclusivity, were binding) setting forth the terms for the proposed business combination and a related PIPE financing. The indicative term sheet contemplated that BCAC would acquire Apexigen for consideration comprised entirely of shares of Common Stock valued at $10.00 per share based on a pre-transaction equity value of Apexigen of $205,000,000 and would not be subject to further adjustment. The BCAC management team determined such valuation based on their analysis of comparable companies in the oncology industry that entered the public markets between 2018 and 2021 with drugs in Phase 1 or Phase 2 clinical development, relying on its management and industry experience, its financial due diligence investigation to that date into Apexigen and its business, and consideration of the various market comparable valuations that the BCAC management team had put together.

The indicative term sheet also provided that (i) BCAC and Apexigen would, and would cause their affiliates and representatives to, negotiate exclusively with each other in connection with a proposed business combination for three weeks (subject to certain exceptions), (ii) a seven-person board of directors would be appointed to BCAC following the consummation of the proposed business combination, of which three directors would be nominated by Apexigen, at least one, and not more than two, members would be nominated by BCAC (there were no discussions of any BCAC management team member, director or anyone affiliated with the Sponsor, becoming an employee or otherwise receiving any benefits from the Combined Company in addition to such nominee(s) for directorships), and the remaining directors would be individuals with the necessary skills and credentials to be members of the board of directors of a publicly traded company; provided that a majority of the members of the BCAC Board be considered “independent” under Securities Exchange Act requirements and at least one of such directors must meet the audit committee financial expert requirement, (iii) the parties would pursue a $30,000,000 PIPE financing of BCAC in support of the proposed business combination, (iv) 50% of the shares issued to officers, directors and 1% or greater stockholders of Apexigen would be subject to a lock-up until the earlier of six months after the Closing and that date on which the closing price of BCAC Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30 trading day period, with the remaining 50% locked up until six months after the Closing, (v) the shares issued in the Business Combination would be listed on Nasdaq, (vi) the parties would discuss and mutually agree upon a post-closing incentive equity compensation plan and a post-closing employee stock purchase plan, and (vii) the closing of the Business Combination would be subject to several closing conditions, including a condition of Apexigen that BCAC would have aggregate cash proceeds available at the closing of the proposed business combination in immediately available funds from the Trust Account of no less than $40,000,000 (after giving effect to redemptions by existing BCAC public stockholders), $10,000,000 of which would come from the BCAC Related Funds Amount. The term sheet further provided that if the BCAC Related Funds Amount at the Closing available to BCAC were less than $20,000,000, the Sponsor agreed to forfeit the number of Sponsor Shares held by the Sponsor equal to (x) one minus the quotient of the BCAC Related Funds Amount divided by $20,000,000, multiplied by (y) one-third of the total number of Sponsor Shares.

Beginning on November 10, 2021, Apexigen provided representatives of BCAC and its legal counsel, DLA Piper LLP (US) (“DLA Piper”), with access to a virtual data room containing due diligence materials related to Apexigen. During the period from November 10, 2021 through the signing of the Business Combination Agreement, representatives of BCAC and DLA Piper conducted an extensive due diligence investigation of Apexigen, which focused on, among other things, Apexigen’s (i) product candidates and technology (including the status of clinical trials with respect thereto), (ii) capitalization, (iii) corporate and organizational matters, (iv) suppliers, distributors and customers, (v) sales and marketing, (vi) real and personal property, (vii) intellectual property, (viii) debt and financing, (ix) financial and tax matters, including financial projections, (x) regulatory compliance, (xi) management, employees consultants and benefit plans, (xii) commercial and government contracts, and (xiii) privacy and data security matters, and included (a) a detailed review of due diligence materials provided in the virtual data room or otherwise by representatives of Apexigen, (b) numerous written follow-up questions and requests by representatives of BCAC and DLA Piper submitted to and addressed by representatives of Wedbush, Apexigen and Apexigen’s legal counsel, Wilson Sonsini Goodrich & Rosati, P.C. (“Wilson Sonsini”), (c) conference calls among Apexigen management, directors and representatives of BCAC, DLA Piper and Wilson Sonsini during which Apexigen management answered questions and provided information regarding Apexigen and its business, and (d) conference calls between representatives of BCAC and representatives of Apexigen’s clinical advisors and investigators during which such representatives discussed their relationship with Apexigen and the status of Apexigen’s product development and clinical trials.

On November 29, 2021, representatives and advisors of each of BCAC and Apexigen conducted a meeting telephonically, where the parties discussed the potential timeline and steps to signing a definitive agreement for a business combination and discussed and tentatively agreed to a work plan. Between November 29, 2021 and March 17, 2022, the representatives and advisors of each of BCAC and Apexigen conducted telephonic meetings to further refine the transaction timeline and steps and related work plan.

On November 30, 2021, a representative of DLA Piper provided an initial draft of the form of Subscription Agreement to be used in the proposed PIPE financing to representatives of Wilson Sonsini and Wedbush.

On December 5, 2021, a representative of Wilson Sonsini provided comments to the form of Subscription Agreement to representatives of DLA Piper. A representative of DLA Piper the following day, December 6, 2021, reverted to representatives of Wilson Sonsini with further comments to the form of Subscription Agreement.

On December 6, 2021, BCAC entered into an engagement letter with Wedbush and Brookline Capital Markets, which is an entity affiliated with our Sponsor, pursuant to which Wedbush and Brookline Capital Markets agreed to act as the exclusive lead placement agent and co-placement agent, respectively, with respect to BCAC’s PIPE financing relating to the Business Combination.

On December 7, 2021, a representative of Wedbush provided an initial draft of a presentation on Apexigen for use with potential investors in connection with the proposed PIPE financing to representatives of DLA Piper, which was also made available to BCAC. The parties reviewed and made revisions to the presentation between December 7, 2021 and December 9, 2021.

On December 8, 2021, DLA Piper distributed the first draft of the Business Combination Agreement to representatives of Wilson Sonsini.

On December 10, 2021, a representative of Wedbush stated that Apexigen would begin distributing the presentation to various Apexigen stockholders and other parties, and BCAC agreed to this occurring.

Also on December 10, 2021, a representative of legal counsel to the lead placement agent, Gibson, Dunn & Crutcher LLP, provided comments to the form of Subscription Agreement. These comments were accepted by BCAC and Apexigen, and on December 13, 2021, a representative of DLA Piper circulated a final draft form of the Subscription Agreement to be made available to prospective investors in the proposed PIPE financing.

On December 13, 2021, Apexigen, Wedbush and Brookline Capital Markets began to contact prospective investors in to solicit interest in the proposed PIPE financing. Throughout the balance of December 2021 and January 2022, Apexigen, Brookline Capital Markets and Wedbush held numerous virtual meetings with prospective investors for the PIPE financing, during which those presentations were made and questions were answered from prospective PIPE investors regarding Apexigen’s business, with the goal of raising at least $30,000,000 in the PIPE financing.

Also on December 13, 2021, the exclusivity period under the indicative term sheet was extended to January 14, 2022.

On December 14, 2021, a representative of Wilson Sonsini provided representatives of DLA Piper with initial comments to the first draft of the Business Combination Agreement.

Between December 14, 2021 and March 17, 2022, representatives of Wilson Sonsini and DLA Piper exchanged revised drafts of the Business Combination Agreement and the related ancillary agreements, and engaged in negotiations of such documents and agreements.

Between November 2021 and March 2022, representatives and advisors of BCAC and Apexigen held various calls and meetings to discuss the investor management presentation, including the projected milestones to be included, equity research analyst coverage and outstanding information requests for the investor management presentation.

On January 3, 2022, representatives of DLA Piper provided representatives of Wilson Sonsini with initial drafts of the Registration Rights and Lock-Up Agreement and Stockholder Support Agreement.

On January 5, 2022, representatives of Wilson Sonsini provided representatives of DLA Piper with comments on the draft Stockholder Support Agreement, which representatives of DLA Piper accepted and acknowledged their agreement on same.

On January 7, 2022, the BCAC Board met, along with representatives of DLA Piper. Dr. Wertheimer explained at the meeting that the purpose was to review with the Board the acquisition criteria outlined in BCAC’s prior investor presentations and how those supported the proposed transaction with Apexigen. He further reviewed the proposed transaction terms and provided an overview of Apexigen and its business. Among other things, he explained that Apexigen’s last financing round had been completed with a post-money valuation of approximately $340,000,000, and pointed out that the current proposed transaction valuation of $205,000,000 was at a significant decrease to that amount. The BCAC management team also provided a summary of their review of the 63 oncology companies that had gone public between 2018 and 2021 with drugs in Phase 1 or Phase 2 clinical development that BCAC believed were representative for comparability purpose. Dr Wertheimer reviewed BCAC’s proposed valuation of Apexigen in light of the information pertaining to these other companies, and stated that the BCAC management team believed that the comparable company information made Apexigen an attractive business combination target. The BCAC management team also presented an assessment of general market conditions. A representative of DLA Piper, also in attendance at the meeting, then provided a summary of the BCAC Board’s fiduciary duties in connection with the review and approval of the Business Combination and identified that if and when the proposed transaction is finalized, the BCAC Board would be asked to present information to the BCAC stockholders that would enable such stockholders to decide whether to redeem their shares or to instead remain as a stockholder in the Combined Company after the Closing. After a further summary and discussion of Apexigen and its business, the meeting was adjourned.

On January 10, 2022, representatives of DLA Piper provided an initial draft of the Sponsor Support Agreement to representatives of Wilson Sonsini. Also on January 10, 2022, representatives of Wilson Sonsini provided comments on the draft Registration Rights and Lock-Up Agreement to representatives of DLA Piper.

On January 11, 2022, representatives of Wilson Sonsini provided comments on the draft Sponsor Support Agreement to representatives of DLA Piper.

On January 12, 2022, a representative of Wedbush reported to Dr. Wertheimer and Mr. Scott Katzmann that Apexigen had been advised by several significant potential investors in the PIPE financing that they were reluctant to participate on the then-current terms of the PIPE financing, and that Apexigen’s management team was requesting an increase by 1,300,000 in the number of Sponsor Shares that would be subject to forfeiture by the Sponsor in the event the BCAC Related Fund Amount available at the Closing was less than $10,000,000. Dr. Wertheimer indicated that BCAC was unwilling to renegotiate that term.

On January 14, 2022, Dr. Xiaodong Yang called Dr. Wertheimer and, among other things, expressed Apexigen’s concern that the indications of interest received for the PIPE financing were less than expected and that depending on the extent of funds remaining in the Trust Account after the Closing, the Combined Company may need to begin a capital raise shortly after the Closing, which he indicated was not ideal for executing on Apexigen’s business plan. Dr. Wertheimer and Dr. Yang agreed to explore other alternatives relating to obtaining additional financing in connection with the Business Combination.

On that same day, January 14, 2022, exclusivity under the terms of the non-binding indicative term sheet expired.

Between January 21, 2022 and February 14, 2022, Dr. Wertheimer discussed with Apexigen’s management team alternatives for additional financing for the Business Combination and reported on negotiations with potential financing sources, including the potential sale of newly issued convertible preferred shares as well as the use of a forward purchase agreement. In each case, Apexigen’s management team indicated that the alternative financing arrangements proposed by BCAC had been considered by Apexigen and were not arrangements that Apexigen desired to pursue.

On January 23, 2022, Dr. Wertheimer held a telephone call with Dr. Yang and a representative of Wedbush to discuss the PIPE financing. Among other things, Dr. Yang stated that Apexigen believed it would significantly improve the ability of BCAC to attract investors to participate in the PIPE financing by offering 50% warrant coverage to the PIPE financing with such warrants having the same terms as existing Public Warrants. After discussions with the BCAC management team and representatives of DLA Piper, Dr. Wertheimer agreed that BCAC would revise the terms offered to prospective PIPE investors to provide the proposed warrant coverage.

On January 25, 2022, a representative of DLA Piper provided to representatives of Wilson Sonsini a proposed amendment to the non-binding term sheet between BCAC and Apexigen that would extend the exclusivity provision therein until February 14, 2022. The parties never entered into this proposed amendment.

With exclusivity having expired, and it being unclear whether BCAC could reach an agreement for a business combination with Apexigen, the BCAC management team re-commenced engaging with other prospective business combination targets, including preparing draft non-binding indicative term sheets for such targets.

On January 25, 2022 and January 26, 2022, representatives of Wilson Sonsini and DLA Piper exchanged comments to the then-current form of Subscription Agreement reflecting the addition of 50% warrant coverage.

On January 26, 2022, Dr. Wertheimer received a letter from Wedbush terminating its engagement letter with BCAC to act as exclusive lead placement agent for the PIPE financing.

On February 2, 2022, the BCAC Board met along with representatives of DLA Piper. At the meeting, Dr. Wertheimer provided an update to the Board on the status of the transaction with Apexigen and advised that the parties were in the process of identifying and securing an additional financing arrangement to enter into in connection with the Business Combination, and that while there were additional financing sources available to the parties, it was unclear whether Apexigen would be prepared to utilize any of them. He further advised that the market had reset valuation expectations in similar transactions, particularly in the life sciences space, but that the BCAC management team continued to believe that the proposed transaction with Apexigen was the best option for Apexigen and BCAC. The BCAC Board agreed to continue to pursue a transaction with Apexigen.

On February 14, 2022, Apexigen received a non-binding term sheet from Lincoln Park outlining a $50,000,000 equity line that Lincoln Park would make available to BCAC that could be drawn down over 24 months, subject to various conditions. The term sheet provided for, among other things, (i) payment by BCAC of a commitment fee of 150,000 shares of BCAC Common Stock on the Closing and 150,000 shares of BCAC Common Stock 90 days after the Closing, (ii) the right of BCAC to draw down up to $500,000 under the equity line per trading day so long as the closing sale price of the BCAC Common Stock was not below $1.00 per share, up to $750,000 worth of BCAC Common Stock if the closing sale price per share was not below $10.00 and up to $1,000,000 worth of BCAC Common Stock if the closing sale price was not below $12.50 per share, (iii) a purchase price for any shares so purchased by Lincoln Park equal to the lesser of (x) the lowest sale price of the BCAC Common Stock during the date of purchase or (y) the average of the three lowest closing sale prices of the BCAC Common Stock during the ten business days prior to the date of purchase, (iv) accelerated purchases of BCAC Common Stock by Lincoln Park so long as regular purchases have been made pursuant to clause (ii) above, (v) a limit of any purchases by Lincoln Park to not more than 19.99% of the outstanding shares of BCAC Common Stock, and (vi) payment of a $50,000 fee to Lincoln Park on execution of the term sheet.

Dr. Yang forwarded the term sheet by e-mail to Dr. Wertheimer on February 15, 2022 and indicated that the Apexigen management team would be willing to recommend the Business Combination to the Apexigen Board if BCAC raised at least $15,000,000 in the PIPE financing, delivered at least $10,000,000 from the Trust Account at the Closing and accepted the Lincoln Park terms for the proposed equity line.

On February 17, 2022, the Apexigen and BCAC management teams held a conference call to discuss the various alternative financing options, and Apexigen’s management team indicated that they were willing to proceed with the equity line from Lincoln Park and were unwilling to proceed with other financing alternatives identified by the parties.

On February 17, 2022, after discussions among the BCAC management team, members of the BCAC Board and representatives of DLA Piper, Dr. Wertheimer sent an e-mail to Dr. Yang indicating BCAC’s willingness to accept the Lincoln Park terms for the proposed equity line and to proceed with the Business Combination, provided that (i) if the Business Combination fails to close, there would be no continuing commitment by BCAC to Lincoln Park, (ii) any cash fees payable to Lincoln Park prior to Closing would be the sole responsibility of Apexigen, (iii) requesting the removal of any requirement that BCAC maintain a minimum level of cash available in the Trust Account at Closing as a condition to Closing under the Business Combination Agreement, and (iv) requesting the elimination of forfeiture by the Sponsor of shares of BCAC Common Stock in the event the BCAC Related Funds Amount is less than $20,000,000. Later that day, a representative of Apexigen indicated Apexigen’s agreement to conditions (i) to (iii) above but not to condition (iv) above.

On March 3, 2022, Lincoln Park sent a revised term sheet for the proposed equity line to Apexigen, and Apexigen forwarded this revised term sheet to BCAC. The terms in the revised term sheet provided for, among other things, (i) payment by BCAC of a commitment fee of 150,000 shares of BCAC Common Stock on the Closing and the issuance of $1,500,000 of share of Combined Company common stock 90 days after the Closing, priced per share based on the ten-day average closing sale price of Combined Company common stock prior to such date, (ii) the right of BCAC to draw down up to $500,000 under the equity line per trading day so long as the closing sale price of the Combined Company common stock is not below $3.00 per share, and (iii) that Lincoln Park would not be required to purchase shares if the purchase would result in Lincoln Park beneficially owning more than 4.99%, except that Lincoln Park might consent to increasing the beneficial ownership to not more than 9.99%, of the outstanding shares of Combined Company common stock.

On March 7, 2022, Dr. Yang informed Dr. Wertheimer that the Apexigen Board was prepared to move forward with the revised term sheet from Lincoln Park and finalizing the negotiation of the Business Combination Agreement and related transaction agreements. That same day, the non-binding term sheet from Lincoln Park was executed by Apexigen and BCAC, and Lincoln Park signed the term sheet the following day.

Between March 8, 2022 and March 17, 2022, representatives of Wilson Sonsini and DLA Piper worked to finalize the Business Combination Agreement and related transaction agreements. During this time, Apexigen and representatives of Wilson Sonsini obtained signatures from certain Apexigen stockholders to certain of the transaction agreements, and also from them and the other investors in the PIPE financing, to the Subscription Agreements.

On March 11, 2022, BCAC engaged Brookline Capital Markets, a division of Arcadia Securities, as its Capital Markets Advisor regarding BCAC’s contemplated business combination with Apexigen, agreeing to pay a one-time fee at the Closing of $200,000, as well as reasonable and documented out-of-pocket expenses, not to exceed $5,000 unless approved by BCAC.

On March 13, 2022, representatives of K&L Gates LLP (“K&L”), counsel to Lincoln Park, provided by e-mail to the Apexigen and BCAC management teams initial drafts of the Lincoln Park Purchase Agreement and Lincoln Park Registration Rights Agreement (collectively, the “Lincoln Park Agreements”). Those drafts were forwarded that same day to representatives of both DLA Piper and Wilson Sonsini.

On March 14, 2022, representatives of Wilson Sonsini and DLA Piper provided comments on the Lincoln Park Agreements to representatives of K&L.

On March 16, the Apexigen Board held a meeting to discuss the Business Combination and related transactions in detail.

On March 17, 2022, the parties finalized negotiation of the Lincoln Park Agreements.

On March 17, 2022, the BCAC Board unanimously adopted resolutions by written consent approving the Business Combination and PIPE financing and authorizing the execution and delivery of the Business Combination Agreement and all ancillary agreements as well as the Lincoln Park Agreements.

Also on March 17, 2022, the Apexigen Board unanimously adopted resolutions by written consent approving the Business Combination and authorizing the execution and delivery of the Business Combination Agreement, the ancillary agreements and the transactions contemplated thereby.

Also on March 17, 2022, representatives of Wilson Sonsini delivered to representatives of DLA Piper, copies of the Subscription Agreements executed by investors, which provided for binding subscriptions to purchase an aggregate of 1,502,000 Units at $10.00 per unit composed of one share of BCAC Common Stock and one-half of one warrant to purchase one share of BCAC Common Stock at $11.50 per share, and the Registration Rights and Lock-Up Agreement, executed by certain Apexigen stockholders and investors.

On March 17, 2022, the parties executed the Business Combination Agreement, the Subscription Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement, the Stockholder Support Agreement and the Lincoln Park Purchase Agreement.

On March 18, 2022, BCAC and Apexigen issued a joint press release announcing the execution of the Business Combination Agreement and BCAC filed a Current Report on Form 8-K with an investor presentation providing information on Apexigen and a summary of certain key terms of the Business Combination and other key ancillary agreements.

Subsequently, the parties agreed that Dr. Wertheimer would be the one director to be nominated by BCAC to the Combined Company’s Board and that the remainder of the directors would be nominated by Apexigen.

The BCAC Board’s Reasons for the Approval of the Business Combination

The BCAC Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the BCAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The BCAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the BCAC Board may have given different weight to different factors. This explanation of the reasons for the BCAC Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary.”

Before reaching its decision, the BCAC Board reviewed the results of the due diligence conducted by the BCAC management and advisors. The BCAC management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of the BCAC Board, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of BCAC’s executive officers and directors is included in the section entitled “Management of BCAC”. The due diligence which was conducted included:

•	meetings and calls with the management team, advisors and Apexigen regarding operations and clinical studies;

•	calls with clinical investigators involved with Apexigen clinical studies;

•	research on 63 oncology companies that had gone public between 2018 and 2021;

•	review of intellectual property matters;

•	review of financial, tax, legal, insurance and accounting due diligence;

•	consultation with legal and financial advisors and industry experts; and

•	the financial statements of Apexigen.

The BCAC Board also considered the extensive feedback obtained by BCAC as part of the PIPE financing process.

As noted above, we identified various criteria and guidelines to use in evaluating acquisition opportunities, but we were also of the view that we may decide to enter into our initial business combination with a target business that did not meet these criteria and guidelines. The criteria and guidelines we identified above include, among others, that we would choose to enter into a business combination with a company that is well situated to act as a standalone public company, that has a novel platform with the potential to exploit macro trends and for which there is the opportunity for further value creation as a public company, through organic and inorganic growth. The BCAC Board considered each of these factors in its evaluation of Apexigen, and determined that Apexigen was an attractive business combination target taking these criteria and guidelines into consideration. Furthermore, in light of the due diligence conducted of Apexigen and the evaluation of these factors with regard to Apexigen, the BCAC Board’s decision to pursue a Business Combination with Apexigen resulted in the BCAC Board deciding not to forego this Business Combination and to discontinue looking for an alternative acquisition target.

In approving the Business Combination, the BCAC Board determined not to obtain a fairness opinion. The officers and directors of BCAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

In the course of its deliberations, the BCAC Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following which are based upon our diligence:

•	that Apexigen is an early-stage, clinical stage, pre-revenue company and may never be successful in commercializing its product candidates;

•	the risk of macroeconomic uncertainty;

•	the risk of utilization of an equity line for financing;

•	cost assumption risks;

•	competitive risks;

•	the risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	the risks that are associated with being a publicly traded company that is in its early, developmental stage;

•

the risk that a significant number of BCAC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Charter, which would potentially reduce the amount of cash available to the Combined Company to execute on its business plan following the Closing;

•	the risk that BCAC stockholders may fail to provide the votes necessary to effect the Business Combination or approve the Extension Amendment;

•	the risk of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•	the risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within BCAC’s control;

•	the risk that BCAC did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•	that BCAC stockholders will hold a minority position in the Combined Company; and

•	various other risks about Apexigen described in the section entitled “Risk Factors”.

In addition to considering the factors described above, the BCAC Board also considered that some officers and directors of BCAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of other BCAC stockholders. BCAC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the BCAC Board, the Business Combination Agreement and the Business Combination. For more information, see the section entitled “Meeting of BCAC Stockholders-Recommendation of BCAC Board of Directors.”

The BCAC Board concluded that the potential benefits that it expects BCAC and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the BCAC Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combination, Merger, the other transactions contemplated by the Business Combination Agreement, the Subscription Agreements and PIPE Investment, and the Lincoln Park Purchase Agreement are just and equitable and fair as to BCAC and its stockholders, and that it is advisable and in the best interests of BCAC and its stockholders to adopt and approve these agreements and transactions, (b) approved, adopted and declared advisable the Business Combination Agreement, the Subscription Agreements, the Lincoln Park Purchase Agreement and the other agreements and transactions contemplated thereby and (c) recommended that the stockholders of BCAC approve each of the Proposals.

The above discussion of the material factors considered by the BCAC Board is not intended to be exhaustive but does set forth the principal factors considered by the BCAC Board.

Comparable Company Analysis

BCAC management primarily relied upon a public company comparables analysis of 63 initial comparable companies in the oncology industry that entered the public markets between 2018 and 2021 with product candidates in Phase 1 or Phase 2 of development to assess the value that the public markets would likely ascribe to the Combined Company following the Business Combination with BCAC and this analysis was presented to the BCAC Board. BCAC management also presented information to the BCAC Board of a subset of these 63 companies totaling 36 companies that had a pre-money valuation prior to the initial public offerings of $500,000,000 or less. However, the BCAC Board realized that no company was identical in nature to Apexigen.

The BCAC Board reviewed, among other things, the amount of proceeds raised by these companies in their initial public offerings, the number of quarters cash runway that these companies had following these initial public offerings, the step-up multiple between the last private financing round and the pre-money valuation prior to the initial public offerings, and percentage ownership of insiders following the initial public offerings. The comparable results for the full set of 63 of companies and the subset of 36 companies considered by the BCAC Board are as follows:

The proposed pre-transaction equity valuation for Apexigen of $205,000,000 is 0.6x Apexigen’s last financing round which had a post-money valuation of approximately $340,000,000, and is therefore a significant decrease to that amount, which is near the minimum of the step-up multiple for both the full set and the subset of companies considered by the BCAC Board. In addition, if no Public Shares are redeemed from the Trust Account, net of estimated transaction expenses of $10 million, the cash to be raised from the PIPE Investment plus the cash from the Trust Account is expected be $63.1 million, which is projected to provide 10 quarters of cash runway. Also, current Apexigen stockholders are expected to own 66.6% of the outstanding shares of Combined Company common stock at the Closing if there are no redemptions.

Based on the review of these selected comparable publicly traded companies, the BCAC Board concluded that the pre-transaction equity valuation for Apexigen of $205,000,000 makes Apexigen an attractive business combination target for BCAC. This analysis supported the BCAC Board’s determination, based on a number of factors, that the terms of the Business Combination were fair to and in the best interests of BCAC and its stockholders.

Satisfaction of 80% Test

It is a requirement under the Existing Charter and the Nasdaq listing requirements that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. On March 17, 2022, there was approximately $58.1 million in the Trust Account, and 80% of that amount was therefore approximately $46.5 million. The fair market value of the target or targets had to be determined by the BCAC Board based upon one or more standards generally accepted by the financial community, such as value of comparable businesses. Subject to this requirement, our management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although BCAC was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, BCAC determined that it would only complete an initial business combination in which it acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act. Furthermore, and for the reasons discussed above, BCAC has determined that the fair market value of Apexigen exceeds $46.5 million, and therefore, that the requirement that the business or assets in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account has been satisfied.

ANTICIPATED ACCOUNTING TREATMENT

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Apexigen has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Apexigen’s stockholders will have majority of the Combined Company voting rights under both the no redemption and maximum redemption scenarios; (ii) the Business Combination will be effectuated primarily through an exchange of equity interests; (iii) Apexigen will appoint six of the seven directors of the initial Combined Company Board; (iv) Apexigen’s existing senior management will comprise the senior management; (v) the largest existing stockholder of Apexigen will hold the largest minority interest in the Combined Company, (vi) the Business Combination will be effected through an exchange of equity interests rather than cash, (vii) Apexigen will comprise the ongoing operations of the Combined Company; (viii) the Combined Company will assume Apexigen’s name, (ix) the ongoing operations of Apexigen will become the operations of the Combined Company and (x) Apexigen’s headquarters will become the Combined Company’s headquarters.

Under this method of accounting, BCAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Apexigen issuing stock for the net assets of BCAC, accompanied by a recapitalization. The net assets of BCAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following sets forth the material U.S. federal income tax considerations of the exercise by holders of Public Shares of their Redemption Rights in connection with the Business Combination. This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Department of Treasury regulations (“Treasury Regulations”) promulgated thereunder, judicial authority and administrative rulings, in each case effective as of the date hereof. These authorities are subject to change, possibly with retroactive effect, or different interpretations. Any such change could alter the tax considerations as described herein. This section does not address any aspects of U.S. taxation other than U.S. federal income taxation, and as such does not address any state, local or foreign tax considerations or any estate, gift or other non-income tax considerations of a redemption of Public Shares. This section does not address any tax considerations for holders of Founder Shares.

No ruling from the IRS, has been or will be sought regarding any tax matter discussed herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. Each holder is urged to consult its tax advisor with respect to the application of U.S. federal tax laws to its particular situation, as well as any tax considerations arising under the laws of any state, local or foreign jurisdiction.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Public Shares, as applicable, that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or any other entity treated as a corporation for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Public Shares (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Public Shares, the U.S. federal income tax treatment of such partnership and a person treated as a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Public Shares and the partners in a partnership holding Public Shares should consult their tax advisors about the U.S. federal income tax considerations of redeeming Public Shares.

ALL HOLDERS OF PUBLIC SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS WITH RESPECT TO A REDEMPTION OF PUBLIC SHARES OR THE MERGER, AS APPLICABLE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

U.S. Federal Income Tax Considerations for Holders of Public Shares

The following does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Public Shares in light of their particular facts and circumstances. The following applies only to holders that hold their Public Shares as a capital asset for U.S. federal income tax purposes. This section does not describe all of the tax considerations that may be relevant to the particular circumstances of holders of Public Shares, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply to holders of Public Shares that are subject to special rules that apply to certain types of investors, including but not limited to:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	individual retirement or other tax-deferred accounts;

•	persons that actually or constructively own 5% or more of the outstanding stock of BCAC;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to Public Shares;

•	persons holding Public Shares as part of a “straddle,” constructive sale, hedge, conversion or other integrated transaction or similar transaction;

•	persons owning (actually or constructively) any shares of Apexigen Common Stock;

•	U.S. Holders (as defined herein) whose functional currency is not the U.S. dollar;

•	holders who acquired (or will acquire) their Public Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	subchapter S corporations (and investors therein);

•	controlled foreign corporations;

•	a person required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	the Sponsor and persons related to the Sponsor;

•	passive foreign investment companies; and

•	tax-exempt entities.

Material Tax Considerations with respect to a Redemption of Public Shares

Tax Considerations for U.S. Holders

In the event that a U.S. Holder’s Public Shares are redeemed pursuant to the redemption provisions described in this proxy statement above under “Meeting of BCAC Stockholders -Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of Public Shares under Section 302(b) of the Code. If the redemption qualifies as a sale or exchange of Public Shares, the U.S. Holder will be treated as described under “U.S. Holders-Taxation of Redemption Treated as a Sale or Exchange of Public Shares” below. If the redemption does not qualify as a sale of Public Shares, the U.S. Holder will be treated as receiving a corporate distribution with the tax considerations described below under “U.S. Holders—Taxation of Redemption Treated as a Distribution.” Whether a

redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of BCAC Common Stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder, including as a result of owning BCAC warrants) relative to all of the shares of BCAC Common Stock outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale or exchange of Public Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in BCAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Public Shares actually owned by the U.S. Holder, but also shares of BCAC Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Public Shares which could be acquired pursuant to the exercise of BCAC warrants. In order to meet the substantially disproportionate test, the percentage of outstanding BCAC voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of outstanding BCAC voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of BCAC Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of BCAC Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of BCAC Common Stock (including any BCAC Common Stock constructively owned by the U.S. Holder as a result of owning BCAC warrants). The redemption of Public Shares will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in BCAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in BCAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” The application of these tests generally also takes into account related transactions that occur contemporaneously with the redemption, including any contemporaneous purchases of BCAC Common Stock by the relevant holder (or persons whose ownership is attributed to such holder) and issuances of BCAC Common Stock (including pursuant to the PIPE Investment). A U.S. Holder should consult with its tax advisors as to the tax considerations of a redemption.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Public Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its BCAC warrants (if any) or possibly in other stock constructively owned by it.

U.S. Holders-Taxation of Redemption Treated as a Sale or Exchange of Public Shares

If the redemption of a U.S. Holder’s Public Shares is treated as a sale or exchange, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in Public Shares treated as sold. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for Public Shares so disposed of exceeds one year. It is unclear, however, whether the Redemption Rights with respect to Public Shares described in this proxy statement may suspend the running of the applicable holding period for this purpose. If the running of the holding period for Public Shares is suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption of the Public Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) the U.S. Holder’s adjusted tax basis in its Public Shares so redeemed. A U.S. Holder’s adjusted tax basis in its Public Shares generally will equal the U.S. Holder’s acquisition cost.

U.S. Holders-Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s Public Shares is treated as a distribution, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from BCAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Public Shares. Any remaining excess will be treated as gain realized on the sale or exchange of Public Shares and will be treated as described under “U.S. Holders-Taxation of Redemption Treated as a Sale or Exchange of Public Shares” above. Dividends received by a U.S. Holder that is a corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the Redemption Rights with respect to Public Shares described in this proxy statement may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to the proceeds of the redemption of Public Shares, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders of Public Shares

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Public Shares pursuant to the redemption provisions described in this proxy statement above under “Meeting of BCAC Stockholders-Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described under “U.S. Holders” above, and the considerations of the redemption to the Non-U.S. Holder will be as described below under “Non-U.S. Holders-Taxation of Redemption Treated as a Sale or Exchange of Public Shares” and “Non-U.S. Holders-

Taxation of Redemption Treated as a Distribution,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s Public Shares, the withholding agent might treat the redemption as a distribution subject to withholding tax, as discussed further below.

Non-U.S. Holders-Taxation of Redemption Treated as a Sale or Exchange of Public Shares

If the redemption of a Non-U.S. Holder’s Public Shares is treated as a sale or exchange, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met; or

•

BCAC is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held Public Shares, and, in the case where BCAC’s common stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of BCAC’s common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the Public Shares. There can be no assurance that BCAC Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate). If the second bullet point above applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder in connection with a redemption treated as a sale or exchange of Public Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, U.S. federal income tax may be required to be withheld at a rate of 15% of the amount realized upon such redemption. BCAC does not believe it currently is or has been at any time since its formation a U.S. real property holding corporation and does not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed. However, such determination is factual in nature, and no assurance can be provided that BCAC will not be treated as a U.S. real property holding corporation in a future period.

Non-U.S. Holders-Taxation of Redemption of Public Shares Treated as a Distribution

If the redemption of a Non-U.S. Holder’s Public Shares is treated as a distribution, such a distribution, to the extent paid out of BCAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S., the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Public Shares and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or exchange of Public Shares, which will be treated as described under “Non-U.S. Holders-Taxation of Redemption Treated as a Sale or Exchange of Public Shares” above.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. Instead, any such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Public Shares, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302(b) tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with the proceeds from a redemption of Public Shares. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% on payments of dividends on Public Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds from Public Shares. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Holders should consult their tax advisors regarding the effects of FATCA on the redemption of Public Shares.

NOTHING IN THE FOREGOING IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE. THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS SET FORTH ABOVE IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSIDERATIONS RELEVANT TO HOLDERS OF PUBLIC SHARES. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS TO THEM OF A REDEMPTION OF PUBLIC SHARES AND ANY OTHER TRANSACTIONS CONSUMMATED IN CONNECTION THEREWITH AND THE OWNERSHIP AND DISPOSITION OF PUBLIC SHARES OR THE MERGER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

THIS PROXY STATEMENT/PROSPECTUS SHALL NOT SERVE AS AN INFORMATION STATEMENT FOR THE STOCKHOLDERS OF APEXIGEN FOR PURPOSES OF UNDERSTANDING TAX CONSEQUENCES OF THE BUSINESS COMBINATION FOR SUCH STOCKHOLDERS. IF SUCH AN INFORMATION STATEMENT IS TO BE SENT TO THE STOCKHOLDERS OF APEXIGEN, APEXIGEN WILL SEPARATELY PREPARE SUCH DOCUMENT.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

BCAC is incorporated under the laws of the State of Delaware and the rights of BCAC stockholders are governed by the laws of the State of Delaware, including the DGCL, the Existing Charter and BCAC’s bylaws. As a result of the Business Combination, BCAC stockholders who receive shares of Combined Company common stock will become Combined Company stockholders. The Combined Company is incorporated under the laws of the State of Delaware and the rights of Combined Company stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Combined Company’s bylaws. Thus, following the Business Combination, the rights of BCAC stockholders who become Combined Company stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by the Existing Charter and BCAC’s bylaws and instead will be governed by the Proposed Charter and the Combined Company’s bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of BCAC stockholders under the Existing Charter and BCAC’s bylaws (left column), and the rights of Combined Company stockholders under forms of the Proposed Charter and the Combined Company Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of BCAC’s Existing Charter and BCAC’s bylaws, the form of the Proposed Charter, which is attached as Annex B and the Combined Company Bylaws, as well as the relevant provisions of the DGCL.

BCAC	Combined Company

Authorized Capital

BCAC’s authorized capital stock consists of 25,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.	The Combined Company’s authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

Issuance of Preferred Stock

BCAC’s Existing Charter provides that the BCAC Board may issue the preferred stock in one or more series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the preferred stock.	The Combined Company’s Proposed Charter provides that the Combined Company Board may issue the preferred stock in one or more series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the preferred stock.

Voting Rights

BCAC’s Existing Charter provides that the holders of shares of BCAC’s common stock are entitled to one vote on any matter submitted to a vote at a meeting of stockholders.	The Combined Company’s Proposed Charter provides that the holders of shares of the Combined Company’s common stock will be entitled to one vote on any matter submitted to a vote at a meeting of stockholders.

Cumulative Voting

No holder of BCAC’s capital stock is permitted to cumulate votes at any election of directors.	No holder of the Combined Company’s capital stock will be permitted to cumulate votes at any election of directors.

Number of Directors

The number of directors of BCAC is fixed from time to time by resolution of the BCAC Board. The directors are divided into three classes as nearly equal in size as is practicable, with each class being elected to a staggered three-year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, or removal.	The number of directors of the Combined Company will be fixed from time to time by resolution of the Combined Company’s Board. The directors will be divided into three classes as nearly equal in size as is practicable, with each class being elected to a staggered three-year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, or removal.

Election of Directors

BCAC’s existing bylaws require that the election of directors be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.	The Combined Company Bylaws require that the election of directors be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Manner of Acting by Board

BCAC’s existing bylaws provide that the affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the BCAC Board.	The Combined Company Bylaws provide that the affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Combined Company Board.

Removal of Directors

BCAC’s Existing Charter provides that any director may be removed from office by the stockholders only for cause.	The Combined Company’s Proposed Charter provides that, so long as the Combined Company Board remains as a classified board, any director may be removed from office by the stockholders only for cause.

Nomination of Director Candidates

BCAC’s existing bylaws provides that nominations of persons for election to the BCAC Board may be made only (i) as specified in BCAC’s notice of meeting given by or at the direction of the BCAC Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the BCAC Board or (iii) otherwise properly brought before the annual meeting by a stockholder who (A) was a stockholder of record at the time of the giving of the notice, (B) was a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting and (C) has complied with the notice procedures set forth in BCAC’s existing bylaws. In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of BCAC. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Combined Company not later than the 90th day nor earlier than the 120th day before the	The Combined Company Bylaws provide that nominations of persons for election to the Combined Company Board may be made only (i) by or at the direction of the Combined Company Board or (ii) by a stockholder who (A) was a stockholder of record at the time of the giving of the notice, (B) was a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting and on the record date for the determination of stockholders entitled to vote at the annual meeting and (C) has complied with the notice procedures set forth in Combined Company Bylaws. In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the Combined Company. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Combined Company not later than the 45th day nor earlier than the 75th day before the

one-year anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made.	one-year anniversary of the date on which the Combined Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made.

Business Proposals by Stockholders

BCAC’s existing bylaws provides that no business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in BCAC’s notice of meeting given by or at the direction of the BCAC Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the BCAC Board or (iii) otherwise properly brought before the annual meeting by a stockholder who (A) was a stockholder of record at the time of the giving of the notice, (B) was a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting and (C) has complied with the notice procedures set forth in BCAC’s existing bylaws. In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of BCAC and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Combined Company not later than the 90th day nor earlier than the 120th day before the one-year anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business	The Combined Company Bylaws provide the proposal of business to be transacted by the stockholders at an annual meeting of stockholders may be made only (i) pursuant to the Combined Company’s proxy materials with respect to such meeting, (ii) by or at the direction of the Combined Company Board, or (iii) by a stockholder of the corporation who (A) is a stockholder of record at the time of the giving of the notice and on the record date for the determination of stockholders entitled to vote at the annual meeting and (B) has timely complied in proper written form with the notice procedures set forth in the Combined Company Bylaws. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Combined Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Combined Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the

on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made.	tenth day following the day on which public announcement of the date of such annual meeting is first made.

Quorum

BCAC’s existing bylaws provide that (i) a majority of the BCAC Board shall constitute a quorum for the transaction of business at any meeting of the BCAC Board, and (ii) the holders of shares of capital stock representing a majority of the voting power of all outstanding shares of capital stock of BCAC entitled to vote at a meeting shall constitute a quorum for the transaction of business at such meeting.	The Combined Company Bylaws provide that (i) at all meetings of the Combined Company Board, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business, and (ii) the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Special Meetings of the Board

BCAC’s existing bylaws provide that special meetings of the Board (i) may be called by the chairperson of the BCAC Board or BCAC’s president and (ii) shall be called by the chairperson of the BCAC Board, or BCAC’s president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.	The Combined Company Bylaws provide that special meetings of the Combined Company Board for any purpose or purposes may be called at any time by (i) the chairperson of the Combined Company Board, (ii) Combined Company’s chief executive officer, president or secretary or (iii) a majority of the authorized number of directors.

Special Meetings of the Stockholders

BCAC’s existing bylaws provide that special meetings of the stockholders, for any purpose or purposes, may be called only by (i) the chairperson of the BCAC Board, (ii) the chief executive officer of BCAC, or (iii) the BCAC Board pursuant to a resolution adopted by a majority of the BCAC Board.	The Combined Company Bylaws provide that a special meeting of the stockholders, other than those required by statute, may be called only by (i) the Combined Company Board, (ii) the chairperson of the Combined Company Board, (iii) the chief executive officer of the Combined Company or (iv) the president of the Combined Company (in the absence of a chief executive officer).

Manner of Acting by Stockholders

BCAC’s existing bylaws provide that all matters other than the election of directors will be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, BCAC’s Existing Charter, the existing bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.	The Combined Company Bylaws provide that except as otherwise required by law, the Combined Company’s Proposed Charter of the Combined Company Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders.

Stockholder Action without Meeting

BCAC’s Existing Charter provides that any action required or permitted to be taken by the stockholders of BCAC must be effected by a duly called annual or	The Combined Company Bylaws provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be

special meeting of such stockholders and may not be effected by written consent of the stockholders.	effected by any consent in writing by such stockholders.

State Anti-Takeover Statutes

BCAC’s Existing Charter does not opt out of the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would prohibit a company that opts in from engaging in specified business combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination or transaction in which such stockholder became an interested stockholder is approved in a prescribed manner.	The Combined Company’s Proposed Charter does not opt out of the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would prohibit a company that opts in from engaging in specified business combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination or transaction in which such stockholder became an interested stockholder is approved in a prescribed manner.

Indemnification of Directors and Officers

BCAC’s Existing Charter provides that, to the fullest extent permitted by applicable law, BCAC will indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that they are or were a director or officer of BCAC or, while a director or officer of BCAC, is or was serving at the request of BCAC as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Except for proceedings to enforce rights to indemnification and advancement of expenses, BCAC will indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the BCAC Board.	The Combined Company’s Proposed Charter provides that the Combined Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Combined Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that they are or were a director, officer, employee or agent of the Combined Company or are or were serving at the request of the Combined Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Combined Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Combined Company Board.

Limitation on Liability of Directors

BCAC’s Existing Charter provides that a director of BCAC will not be personally liable to BCAC or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such	The Combined Company’s Proposed Charter provides that to the fullest extent permitted by law, a director of the Combined Company will not be personally liable to the Combined Company or its

exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to BCAC or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.	stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Exclusive Forum Provisions

BCAC’s Existing Charter provides that unless BCAC consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of BCAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of BCAC to BCAC or BCAC’s stockholders, (iii) any action asserting a claim against BCAC, its directors, officers or employees arising pursuant to any provision of the DGCL or BCAC’s Existing Charter or existing bylaws, or (iv) any action asserting a claim against BCAC, its directors, officers or employees governed by the internal affairs doctrine. The foregoing will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Unless BCAC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

The Combined Company Bylaws provides that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding under Delaware statutory or common law brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Combined Company’s Proposed Charter or the Combined Company Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine.

The Combined Company Bylaws further provide that unless the Combined Company consents in writing to the selection of an alternative forum, the federal district court of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Amendment of Certificate of Incorporation

BCAC’s Existing Charter provides that BCAC may at any time and from time to time to amend, alter, change or repeal any provision contained in BCAC’s Existing Charter, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by BCAC’s Existing Charter and the DGCL; provided, however, that Article IX – Business Combination Requirements; Existence of BCAC’s Existing Charter may be amended only by the vote of the holders of at least 65% of all then outstanding shares of BCAC’s common stock prior to the consummation of BCAC’s initial business combination.	The Combined Company’s Proposed Charter provides that any provision may be amended or repealed in the manner prescribed by the laws of the State of Delaware; provided, however, that the Combined Company Board acting pursuant to a resolution adopted by a majority of the Combined Company Board and the affirmative vote of 66 2/3% of the then outstanding voting securities of the Combined Company, voting together as a single class, shall be required for the amendment, repeal or modification of certain provisions, including the issuance of preferred stock, the classified board of directors, the removal and election of directors, cumulative voting, actions and special meetings of stockholders, stockholder nominations and amendments of the Proposed Charter.

Amendment of Bylaws

BCAC’s existing bylaws provide that BCAC’s Board has the power to adopt, amend, alter or repeal the bylaws by the affirmative vote of a majority of BCAC’s Board. The bylaws also may be adopted, amended, altered or repealed by the stockholders.	The Combined Company Bylaws provide that the bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders to alter, amend or repeal, or adopt any bylaw inconsistent with certain provisions of the bylaws, including: meeting of stockholders, powers, number, resignation and vacancies, and removal of directors, indemnification and amendment of the bylaws. The Combined Company Board will also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Combined Company Board.

DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY

As a result of the Business Combination, Apexigen stockholders who receive shares of Combined Company common stock in the Business Combination will become Combined Company stockholders. Your rights as a Combined Company stockholder will be governed by Delaware law, the Proposed Charter and Combined Company Bylaws. The following description of the material terms of the Combined Company’s capital stock, including the BCAC Common Stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law, the Proposed Charter and the Combined Company Bylaws carefully and in their entirety because they describe your rights as a holder of shares of Combined Company common stock.

In connection with the Business Combination, the Combined Company will amend and restate its Existing Charter and existing bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Charter and Combined Company Bylaws, each of which will be in effect upon the consummation of the Business Combination. The form of Proposed Charter is attached as Annex B to this proxy statement/prospectus.

The Combined Company’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, the Combined Company’s authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination. Unless the Combined Company’s board of directors determines otherwise, the Combined Company will issue all shares of its capital stock in uncertificated form.

Common Stock

Holders of shares of Combined Company common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.

Upon the Combined Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata the Combined Company’s remaining assets available for distribution. Holders of Combined Company common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of Combined Company common stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of Combined Company preferred stock that the board of directors may authorize and issue in the future.

As of [●], 2022, the Record Date, there were 7,434,500 shares of BCAC Common Stock issued and outstanding and one holder of record of common stock. After giving effect to the Business Combination (assuming no Public Shares of BCAC have been redeemed and no BCAC warrants have been exercised), we expect that there will be approximately 27,190,574 shares of Combined Company common stock outstanding, consisting of (i) 18,104,074 shares (including shares underlying BCAC Options) issued to holders of Apexigen securities, (ii) 1,502,000 shares held by the PIPE Investors pursuant to the Subscription Agreements, (iii) 5,750,000 shares held by BCAC’s Public Stockholders, (iv) 150,000 shares held by Lincoln Park; (v) 1,627,000 shares held by the Sponsor; and (vi) 57,500 shares held by the Representative.

Preferred Stock

Upon the consummation of the Business Combination and pursuant to the Proposed Charter, the Combined Company will be authorized to issue 20,000,000 shares of Combined Company preferred stock. Upon the consummation of the Business Combination, there will be no shares of Combined Company preferred stock outstanding.

Under the terms of the Proposed Charter, the Combined Company Board is authorized to direct the Combined Company to issue shares of preferred stock in one or more series without stockholder approval. The Combined Company Board has the discretion to determine the rights, designations, powers, preferences, privileges, limitations and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Combined Company Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Combined Company common stock by restricting dividends on the Combined Company common stock, diluting the voting power of the Combined Company common stock or subordinating the liquidation rights of the Combined Company common stock. As a result of these or other factors, the issuance of Combined Company preferred stock could have an adverse impact on the trading price of the Combined Company common stock.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the Combined Company Board. The time and amount of dividends will be dependent upon, among other things, the Combined Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Combined Company Board may regard as relevant. Dividends may be payable in cash, stock or property of the Combined Company.

The Combined Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future.

Anti-Takeover Provisions

The Proposed Charter and Combined Company Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Combined Company Board, which we believe may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Combined Company Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Combined Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate purposes, including corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Combined Company common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Proposed Charter provides that the Combined Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Combined Company Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Combined Company Board.

Stockholder Action; Stockholders’ Meetings

The Proposed Charter will provide that stockholders may not take action by written consent, but may only take action at annual or Stockholders’ Meetings of stockholders. As a result, a holder controlling a majority of Combined Company capital stock would not be able to amend the Combined Company’s bylaws or remove directors without holding a meeting of stockholders called in accordance with the Combined Company’s bylaws. Further, the Proposed Charter will provide that only the chairperson of the Combined Company Board, the Chief Executive Officer of the Combined Company or a majority of the Combined Company Board, by resolution, may call Stockholders’ Meetings of the Combined Company stockholders, thus prohibiting a Combined Company stockholder from calling a Stockholders’ Meeting. These provisions might delay the ability of the Combined Company’s stockholders to force consideration of a proposal or for the Combined Company’s stockholders controlling a majority of the Combined Company’s capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Combined Company Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. Generally, in order for any matter to be “properly brought” before an annual meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of the Combined Company Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Combined Company Board, or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) was a stockholder both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures specified in the Combined Company Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined herein) thereof in writing and in proper form to the secretary of the Combined Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Combined Company Bylaws. To be timely, a stockholder’s notice must be received at, the Combined Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or Stockholders’ Meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Combined Company Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered written Timely Notice in proper form to the Combined Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Combined Company Bylaws will provide that the bylaws may be amended or repealed by a majority vote of the Combined Company Board or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting as a single class. The Proposed Charter can be amended in accordance with the DGCL which requires approval by the Combined Company Board and stockholders of the Combined Company.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter and Combined Company Bylaws will provide indemnification and advancement of expenses for the Combined Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Combined Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. Under the terms of such indemnification agreements, the Combined Company will be required to indemnify each of the Combined Company’s directors and officers, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director of officer of the Combined Company or any of its subsidiaries or was serving at the request of the Combined Company in an official capacity of another entity. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Combined Company Bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Combined Company’s rights and the rights of the Combined Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Combined Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Combined Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any Combined Company stockholder may bring an action in the Combined Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Combined Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Combined Company Bylaws will provide that unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Combined Company, (ii) any claim of breach of a fiduciary duty owed by any of the Combined Company’s directors, officers, stockholders, employees or agents to the Combined Company or the Combined Company’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any claim against the Combined Company, its directors, officers or employees arising under its charter, bylaws or the DGCL, (iv) any claim against the Combined Company, its directors, officers or employees governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL. The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Transfer Agent and Registrar

The transfer agent and registrar for the Combined Company common stock is Continental Transfer & Trust Company, LLC.

Trading Symbol and Market

We intend to apply for the listing of the Combined Company common stock and Warrants on Nasdaq under the symbols “APGN” and “APGNW,” respectively, upon the consummation of the Business Combination.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMBINED COMPANY COMMON STOCK

Pursuant to Rule 144, a person who has beneficially owned restricted Combined Company common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Combined Company at the time of, or at any time during the three months preceding, a sale and (ii) Combined Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Combined Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Combined Company common stock shares for at least six months but who are affiliates of Combined Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Combined Company common stock then outstanding; or

•	the average weekly reported trading volume of the Combined Company common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Combined Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Combined Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, the Combined Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions-Combined Company

Procedures with Respect to Review and Approval of Related Person Transactions

The board of directors of BCAC and Apexigen recognize the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). The Combined Company’s audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between the Combined Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of the Combined Company’s audit committee will provide that the audit committee will review and approve in advance any related party transaction.

Effective upon the consummation of the Business Combination, the Combined Company Board intends to adopt a formal written policy providing that the Combined Company is not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of the audit committee. In approving or rejecting any such transaction, the audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Certain Relationships and Related Person Transactions-Apexigen

The following is a description of certain relationships and transactions since January 1, 2019 involving Apexigen’s directors, executive officers, or beneficial holders of more than 5% of Apexigen’s capital stock. Compensation arrangements and indemnification arrangements with Apexigen’s directors and officers are described in “Executive Officer and Director Compensation of Apexigen—Executive Compensation,” and “Management of the Combined Company Following the Business Combination—Director Compensation.”

Series C Preferred Stock Transaction

From November 2019 through March 2020, Apexigen issued and sold an aggregate of 41,756,143 shares of Apexigen Series C preferred stock at a purchase price of $1.54974 per share for an aggregate purchase price of approximately $64.7 million.

The following table presents the number of shares and the total purchase price paid by Apexigen’s directors, executive officers, or beneficial holders of more than 5% of Apexigen’s capital stock in the transaction:

Name	Number of Shares	Purchase Price
Entity affiliated with Oceanpine Capital(1)	9,679,042	$14,999,999
Entity affiliated with Decheng Capital(1) (2)	8,065,869	$12,500,000
Kenneth Fong(1) (3)	193,580	$299,999

Totals:	17,938,491	$27,799,997

(1)	Additional details regarding this stockholder and the stockholder’s equity holdings are provided in “Security Ownership of Certain Beneficial Owners and Management of BCAC and the Combined Company.”
(2)	Dan Zabrowski is a venture partner at Decheng Capital and is a member of Apexigen’s board of directors.
(3)	Kenneth Fong is the Chair of Apexigen’s board of directors.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, BCAC and the PIPE Investors entered into the Subscription Agreements, pursuant to which the PIPE Investors subscribed for an aggregate of

1,502,000 PIPE Units at a purchase price of $10.00 per PIPE Unit for an aggregate purchase price of $15,020,000. The obligations to consummate the subscriptions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. See “Other Agreements—Subscription Agreements” for additional information regarding the transactions contemplated by the Subscription Agreements.

The following table presents the number of PIPE Units and the total purchase price agreed to be paid by Apexigen’s directors, executive officers, or beneficial holders of more than 5% of Apexigen’s capital stock in the transaction:

Name	Number of PIPE Units	Purchase Price
Entity affiliated with Oceanpine Capital(1)	50,000	$500,000
Entity affiliated with 3E Bioventures Capital(1)	100,000	1,000,000
Entity affiliated with William J. Rutter(1)(2)	200,000	2,000,000
Xiaodong Yang(1)(3)	20,000	200,000
Gordon Ringold(1)(4)	10,000	100,000

Totals:	380,000	$2,900,000

(1)	Additional details regarding this stockholder and the stockholder’s equity holdings are provided in “Security Ownership of Certain Beneficial Owners and Management of BCAC and the Combined Company.”
(2)	William J. Rutter is a member of Apexigen’s board of directors.
(3)	Xiaodong Yang is Apexigen’s President and CEO and is a member of Apexigen’s board of directors.
(4)	Gordon Ringold is a member of Apexigen’s board of directors.

Investors’ Rights Agreement

Apexigen is a party to an investors’ rights agreement, as amended, with certain holders of its capital stock, including an entity affiliated with Decheng Capital, an entity affiliated with Oceanpine Capital, Xiaodong Yang, Kenneth Fong, William J. Rutter and an entity affiliated with Dr. Rutter. Dr. Dan Zabrowski is a venture partner at Decheng Capital and is a member of Apexigen’s board of directors, Dr. Xiaodong Yang is the President and Chief Executive Officer and a director of Apexigen, Dr. Kenneth Fong is the Chair of Apexigen’s board of directors, and Dr. William J. Rutter is a director of Apexigen. Under the investors’ rights agreement, certain holders of Apexigen’s capital stock have the right to demand that Apexigen file a registration statement or request that their shares of Apexigen capital stock be covered by a registration statement that Apexigen is otherwise filing. This investors’ rights agreement will be terminated in connection with the Closing.

Indemnification Agreements

Apexigen has entered into separate indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements and its amended restated certificate of incorporation and amended and restated bylaws require Apexigen to indemnify its directors, executive officers, and certain controlling persons to the fullest extent permitted by Delaware law. See the section titled “Executive Compensation—Limitation of Liability and Indemnification” for additional information.

Certain Relationships and Related Person Transactions-BCAC

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with BCAC and Apexigen, pursuant to which the Sponsor agreed, at any meeting of

BCAC stockholders and in connection with any action by written consent of the stockholders of BCAC, to (i) appear or cause all shares or other voting securities of BCAC it holds, owns, or is entitled to vote, including the BCAC Voting Shares, whether as shares or as a constituent part of a unit of securities to be counted present for quorum purposes, (ii) vote (or execute an action by written consent) or cause to be voted (A) in favor of the Business Combination Agreement, the Merger, and any other transactions contemplated by the Business Combination Agreement, (B) against any action, agreement or transaction or proposal that would result in a breach of the Business Combination Agreement or that would reasonably be expected to result in a failure to consummate the Merger, (C) in favor of the proposals and any other matters necessary or reasonably requested by BCAC for the consummation of the Business Combination, (D) against any business combination proposal other than with Apexigen and any other action that would reasonably be expected to materially impede, delay, or adversely affect the Business Combination or result in a breach of any obligation or agreement of the Sponsor contained in the Sponsor Support Agreement.

As of [●], 2022, the Record Date, the Sponsor was entitled to vote the BCAC Voting Shares. Such shares currently constitute approximately 21.9% of the outstanding shares of BCAC’s common stock.

Apexigen Stockholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Supporting Apexigen Stockholders entered into the Apexigen Stockholder Support Agreement with Apexigen and BCAC, pursuant to which such Supporting Apexigen Stockholders agreed to, at any meeting of the stockholders of Apexigen called for the purpose of approving the Merger, and in connection with any action by written consent of the stockholders requested by Apexigen for the purposes of approving the Merger, vote in favor of or consent to the Merger, the Business Combination Agreement and any transactions contemplated thereby or under any other agreements executed and delivered in connection therewith. See “Other Agreements-Apexigen Stockholder Support Agreement.”

As of [●], the shares of Apexigen capital stock that are owned by the Supporting Apexigen Stockholders and subject to the Apexigen Stockholder Support Agreements represent approximately [●]% of the outstanding shares of Apexigen capital stock, voting together as a single class on an as converted basis and approximately [●]% of the outstanding shares of Apexigen Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as converted basis. The execution and delivery of written consents by all of the Supporting Apexigen Stockholders will constitute the Apexigen stockholder approval at the time of such delivery.

Registration Rights and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, BCAC and certain stockholders of Apexigen entered into the Registration Rights and Lock-Up Agreement. Pursuant to the Registration Rights and Lock-Up Agreement, BCAC agreed to file a shelf registration statement with respect to the registrable securities thereunder within 45 days of the Closing. BCAC will thereafter be required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective, subject to the provisions set forth in the Registration Rights and Lock-Up Agreement. At any time after the Closing, BCAC will be required to file a registration statement upon written demand of a majority in interest of the then outstanding equity securities of BCAC (including the shares of BCAC Common Stock issued or issuable upon the exercise or conversion of any such equity security) held by holders who are parties to the Registration Rights and Lock-Up Agreement. BCAC is obligated to effect up to two (2) registrations pursuant to such demand registration. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by BCAC.

Subject to certain exceptions, the holders agreed to a lock-up on their respective shares of BCAC Common Stock during (A) for half of such shares, the period ending on the earlier of (i) the date that is six months after the date of the Closing or (ii) the date on which, subsequent to the Closing, the last sale price of Combined Company common stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Closing, and (B) for the remaining half of such shares, until six months after the date of the Closing; or earlier, in either case, if, subsequent to the Closing, the Combined Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares of Combined Company common stock for cash, securities or other property. At the sole discretion of the majority of the independent members of the board of directors of the Combined Company, the lock-up period may end earlier. See “Other Agreements-Registration Rights and Lock-Up Agreement.”

Founder Shares

On May 27, 2020, the Sponsor purchased 1,437,500 shares of Founder Shares for an aggregate purchase price of $25,000, or approximately $0.017 per share. 57,500 Founder Shares were transferred to Representative. As of the Closing, 1,380,000 Founder Shares will be outstanding and held by the Sponsor and 57,500 will be held by Representative. As a result of the Merger, the Sponsor will forfeit up to 460,000 Founder Shares if the BCAC Related Funds Amount at the Closing is less than $20.0 million. Prior to the initial investment in the Company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would, in the aggregate, represent 20% of the outstanding shares of common stock upon completion of the BCAC IPO.

If the Business Combination with Apexigen or another business combination is not consummated within the Completion Window, BCAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the BCAC Board, dissolving and liquidating. In such event, the 1,380,000 Founder Shares held by the Sponsor, and the 57,500 Founder Shares held by Representative, which were acquired for a purchase price of approximately $0.017 per share, and the 247,000 Private Placement Units held by the Sponsor would be worthless because the Sponsor and holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares.

BCAC IPO Placement Units

Simultaneously with the consummation of the BCAC IPO, we consummated a private placement of an aggregate of 247,000 placement units to the Sponsor at a price of $10.00 per placement unit, generating total proceeds of $2,470,000. Of the gross proceeds received from the BCAC IPO and the placement units, $58,075,000 was placed into the Trust Account. If we do not complete an initial business combination by the Extended Date, a portion of the proceeds of the sale of the placement units will be used to fund the redemption of our Common Stock, subject to the requirements of applicable law, and the placement units will be worthless.

PUBLIC TRADING MARKETS

BCAC Common Stock is listed on Nasdaq under the symbol “BCAC.” The publicly held BCAC warrants are listed on Nasdaq under the symbol “BCACW.” BCAC units are listed on Nasdaq under the symbol “BCACU.” Following the Business Combination, the Combined Company common stock (including common stock issuable in the Business Combination) will be listed on Nasdaq under the symbol “APGN” and the Combined Company’s warrants will be listed on Nasdaq under the symbol “APGNW.”

EXPERTS

The financial statements of Brookline Capital Acquisition Corp. as of December 31, 2021 and 2020, the fiscal year ended December 31, 2021, and for the period from May 27, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

The audited financial statements of Apexigen, Inc. as of December 31, 2021 and 2020, and for the years then ended, included in this proxy statement/prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph related to a going concern uncertainty). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Representatives of our independent registered public accounting firm, Marcum LLP, will be present at the Stockholders’ Meeting. The representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

LEGAL MATTERS

The validity of shares of BCAC Common Stock offered by this proxy statement/prospectus will be passed upon for BCAC by DLA Piper LLP (US).

OTHER MATTERS

As of the date of this proxy statement/prospectus, the BCAC Board does not know of any matters that will be presented for consideration at the Stockholders’ Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Stockholders’ Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS

Holders of BCAC Common Stock and BCAC warrants are not entitled to appraisal rights in connection with the Business Combination.

Under the DGCL, however, holders of Apexigen capital stock may be entitled to appraisal rights in connection with the Business Combination. Apexigen stockholders who neither vote in favor of nor consent in writing to the Merger and who otherwise comply with Section 262 and other applicable provisions of the DGCL will be entitled to exercise rights to seek appraisal of the fair value of their shares of Apexigen capital stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of such dissenting shares of Apexigen capital stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Business Combination Agreement. Any Apexigen stockholder who wishes to preserve appraisal rights must so advise Apexigen by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Apexigen or BCAC that appraisal rights are available, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL Any shares of Apexigen capital stock held by such

Apexigen stockholder immediately prior to the Effective Time who shall have properly demanded appraisal for his, her or its shares in accordance with the DGCL will not be converted into the merger consideration, unless such Apexigen stockholder fails to perfect, withdraws, or otherwise loses his, her or its right to appraisal and payment under the DGCL. If such Apexigen stockholder fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each share of Apexigen capital stock held by such Apexigen stockholder will be deemed to have been converted as of the Effective Time into a right to receive the merger consideration. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Apexigen stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

WHERE YOU CAN FIND MORE INFORMATION

BCAC has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to BCAC and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of BCAC’s or Apexigen’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.

BCAC files reports, proxy statements and other information with the SEC as required by the Exchange Act and, following the consummation of the Business Combination, the Combined Company will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read BCAC’s or the Combined Company’s SEC filings, including BCAC’s registration statement and this proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Stockholders’ Meeting, you should contact BCAC by telephone or in writing:

Brookline Capital Acquisition Corp., 280 Park Avenue, Suite 43W, New York, NY 10017. You may also obtain these documents by requesting them in writing or by telephone from BCAC’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (203) 658-9400 (Call Collect)

or

Call Toll-Free: (800) 662-5200

Email: BCAC.info@investor.morrowsodali.com

If you are a stockholder of BCAC and would like to request documents, please do so no later than five business days before the Stockholders’ Meeting in order to receive them before the Stockholders’ Meeting. If you request any documents from BCAC, BCAC will mail them to you by first-class mail, or another equally prompt means.

This document is a proxy statement of BCAC for BCAC’s Stockholders’ Meeting. Neither Apexigen nor BCAC has authorized anyone to give any information or make any representation about the Business Combination, Apexigen or BCAC that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that BCAC has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Brookline Capital Acquisition Corp. Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
BALANCE SHEETS AS OF DECEMBER 31, 2021 AND 2020	F-3
STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021 AND FOR THE PERIOD FROM MAY 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020	F-4
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEAR ENDED DECEMBER 31, 2021 AND FOR THE PERIOD FROM MAY 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020	F-5
STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2021 AND FOR THE PERIOD FROM MAY 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020	F-6
NOTES TO FINANCIAL STATEMENTS	F-7

Apexigen, Inc. Financial Statements
Audited Financial Statements for the Years Ended December 31, 2020 and 2021
Report of Independent Registered Public Accounting Firm	F-29
Balance Sheets	F-30
Statements of Operations and Comprehensive Loss	F-31
Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-32
Statements of Cash Flows	F-33
Notes to Financial Statements	F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Brookline Capital Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Brookline Capital Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2021 and the period from May 27, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from May 27, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination. If the Company is unable to consummate a business combination by May 2, 2022, the Company will be required to liquidate. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result for the outcome to this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, TX

April 7, 2022

PCAOB ID NO. 688

BROOKLINE CAPITAL ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2021	2020
Assets:
Current assets:
Cash	$217,409	$978
Prepaid expenses	13,417	—

Total current assets	230,826	978
Investments held in Trust Account	58,085,333	—
Deferred offering costs associated with the proposed public offering	—	96,274

Total Assets	$58,316,159	$97,252

Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Equity:
Current liabilities:
Accounts payable	$22,553	$—
Accrued expenses	82,500	—
Franchise tax payable	81,650	—
Note payable — related party	—	73,106

Total current liabilities	186,703	73,106
Derivative warrant liabilities	49,660	—

Total liabilities	236,363	73,106
Commitments and Contingencies
Common stock subject to possible redemption; 5,750,000 shares and none at redemption value of $10.10 per share at December 31, 2021 and 2020, respectively	58,075,000	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2021 and 2020	—	—
Common stock, $0.0001 par value; 25,000,000 shares authorized; 1,684,500 and 1,437,500 shares issued and outstanding at December 31, 2021 and 2020, respectively	168	144
Additional paid-in capital	490,522	25,834
Accumulated deficit	(485,894)	(1,832)

Total stockholders’ equity	4,796	24,146

Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Equity	$58,316,159	$97,252

The accompanying notes are an integral part of the financial statements.

BROOKLINE CAPITAL ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the period from May 27, 2020 (inception) through December 31, 2020
General and administrative expenses	$411,006	$1,832
Administrative expenses — related party	110,000	—
Franchise tax expense	82,179	—

Loss from operations	(603,185)	(1,832)
Other income (expense)
Change in fair value of derivative warrant liabilities	109,900	—
Offering costs allocated to private warrants	(1,110)	—
Net gain from investments held in Trust Account	10,333	—

Total other income	119,123	—

Net loss	$(484,062)	$(1,832)

Weighted average shares outstanding — redeemable common stock	5,245,890	—

Basic and diluted net loss per share, redeemable common stock	$(0.07)	$—

Weighted average shares outstanding — non-redeemable common stock	1,646,407	1,250,000

Basic and diluted net loss per share, non-redeemable common stock	$(0.07)	$(0.00)

The accompanying notes are an integral part of the financial statements.

BROOKLINE CAPITAL ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM MAY 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance — May 27, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	1,437,500	144	24,856	—	25,000
Sponsor forfeiture of founder shares	(57,500)	(6)	6	—	—
Issuance of founder shares to affiliates of underwriter	57,500	6	972	—	978
Net loss	—	—	—	(1,832)	(1,832)

Balance — December 31, 2020	1,437,500	$144	$25,834	$(1,832)	$24,146

FOR THE YEAR ENDED DECEMBER 31, 2021

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance — December 31, 2020	1,437,500	$144	$25,834	$(1,832)	$24,146
Fair value of public warrants included in the units sold in the initial public offering	—	—	3,662,750	—	3,662,750
Capital contribution from Sponsor	—	—	286,503	—	286,503
Offering costs associated with public warrants	—	—	(98,200)	—	(98,200)
Sale of units in private placement, less derivative warrant liabilities	247,000	24	2,310,415	—	2,310,439
Remeasurement of common stock subject to possible redemption	—	—	(5,696,780)	—	(5,696,780)
Net loss	—	—	—	(484,062)	(484,062)

Balance — December 31, 2021	1,684,500	$168	$490,522	$(485,894)	$4,796

The accompanying notes are an integral part of the financial statements.

BROOKLINE CAPITAL ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2021	For the period from May 27, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(484,062)	$(1,832)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party under promissory note	23,373	1,832
Change in fair value of derivative warrant liabilities	(109,900)	—
Offering costs allocated to private warrants	1,110	—
Net gain from investments held in Trust Account	(10,333)	—
Changes in operating assets and liabilities:
Prepaid expenses	(13,417)	—
Account payable	22,553	—
Accrued expenses	37,500	—
Franchise tax payable	81,650	—

Net cash used in operating activities	(451,526)	—

Cash Flows from Investing Activities
Cash deposited in Trust Account	(58,075,000)	—

Net cash used in investing activities	(58,075,000)	—

Cash Flows from Financing Activities:
Repayment of note payable to related party	(116,346)	—
Proceeds from issuance of representative shares	—	978
Proceeds received from initial public offering, gross	57,500,000	—
Proceeds received from private placement	2,470,000	—
Offering costs paid	(1,110,697)	—

Net cash provided by financing activities	58,742,957	978

Net change in cash	216,431	978
Cash — beginning of the period	978

Cash — end of the period	$217,409	$978

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$45,000	$—

Offering costs paid by related party under promissory note	$19,867	$71,274

Deferred offering costs paid by Sponsor in exchange for common stock	$—	$25,000

Remeasurement of common stock subject to possible redemption	$5,696,780	$—

The accompanying notes are an integral part of the financial statements.

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Brookline Capital Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated in Delaware and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company has not yet identified a Business Combination target and may pursue an initial Business Combination target in any business or industry, the Company intends to focus its search on companies in the life sciences industry.

As of December 31, 2021, the Company had not yet commenced operations. All activity for the period from May 27, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Brookline Capital Holdings, LLC, a Delaware limited liability company (the “Sponsor”), an affiliate of Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline”). The registration statement for the Company’s Initial Public Offering was declared effective on January 28, 2021. On February 2, 2021, the Company consummated its Initial Public Offering of 5,750,000 units (the “Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), including 750,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $57.5 million, and incurring offering costs of approximately $1.3 million.

Simultaneously with the closing of the Initial Public Offering, the Company consummated a private placement (“Private Placement”) of 247,000 private placement units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per unit to the Sponsor, generating proceeds of approximately $2.5 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $58.1 million ($10.10 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) in the United States maintained by Continental Stock Transfer & Trust Company, as trustee, and will be invested only in U.S “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company will provide the holders of Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with the Business Combination, the holders of the Founder Shares (as defined in Note 4) prior to this Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of the Business Combination. In addition, the Initial Stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. The Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Certificate of Incorporation provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the shares of common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If a Business Combination has not been consummated within 15 months from the closing of the Initial Public Offering, or May 2, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share initially held in the Trust Account.

The Company will seek to have all third parties and any prospective target businesses enter into valid and enforceable agreements with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. Nevertheless, there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. The Sponsor agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.10 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters in the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Sponsor may not be able to satisfy its indemnification obligations. Moreover, the Sponsor will not be liable to the Public Stockholders and instead will only have liability to the Company.

Going Concern

As of December 31, 2021, the Company had approximately $217,000 in its operating bank account and working capital of approximately $126,000 (not taking into account approximately $82,000 in tax obligations that may be paid using investment income earned in the Trust Account).

The Company’s liquidity needs to date have been satisfied through a payment of $25,000 from the Sponsor to pay for certain offering costs in exchange for issuance of the Founder Shares, the loan under the Note of approximately $116,000 (as defined in Note 4), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on February 2, 2021. In addition, in order to finance transaction costs in connection with an initial Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loans.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds from time

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, May 2, 2022. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Risks and Uncertainties Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. As of December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2021 and 2020.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value Measurements

Fair value is defined as the price that would be received for the sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Fair Value of Financial Instruments

As of December 31, 2021 and 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and notes payable to related party approximate their fair values due to the short-term nature of the instruments.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Public Shares were charged to the carrying value of the common stock subject to possible redemption upon the completion of the Initial Public Offering.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivative and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in connection with its Initial Public Offering (the “Public Warrants”) are classified as equity. The Private Placement Warrants (as defined in Note 4) are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the Private Placement Warrants as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the Private Placement Warrants are measured using a Monte Carlo simulation model.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable common stock (including shares of

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, 5,750,000 shares of common stock subject to possible redemption were presented at their redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Under ASC 480, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering (including the sale of the Over-Allotment Units), the Company recognized the remeasurement from initial book value to redemption amount value. The change in the carrying value of the common stock subject to possible redemption, which resulted in charges against additional paid-in capital.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

There were no unrecognized tax benefits as of December 31, 2021. No amounts were accrued for the payment of interest and penalties at December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net income (loss) per common share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata between the outstanding redeemable and non-redeemable common shares. Net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The Company has not considered the effect of the Public Warrants and the Private Placement Warrants (as defined in Note 4) to purchase an aggregate of 2,998,500 shares of the Company’s common stock in the calculation of diluted net income (loss) per share, since the exercise of the warrants are contingent upon the

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2021. Remeasurement associated with the common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share:

	For the year ended December 31, 2021		For the period from May 27, 2020 (inception) through December 31, 2020
	redeemable	non-redeemable	non-redeemable
Basic and diluted net loss per common share:
Numerator:
Allocation of net loss	(368,431)	(115,631)	(1,832)
Denominator:
Basic and diluted weighted average common shares outstanding	5,245,890	1,646,407	1,250,000

Basic and diluted net loss per common share	$(0.07)	$(0.07)	$(0.00)

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

On February 2, 2021, the Company consummated its Initial Public Offering of 5,750,000 Units, including 750,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $57.5 million, and incurring offering costs of approximately $1.3 million.

Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 6). No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. Accordingly, unless a holder purchases at least two Units, a holder will not be able to receive or trade a whole Public Warrant.

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

In May 2020, the Sponsor paid an aggregate of $25,000 on behalf of the Company to cover certain offering costs in exchange for the issuance of 1,437,500 shares of common stock (the “Founder Shares”) to the Sponsor.

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

In July 2020, the Sponsor forfeited 57,500 Founder Shares for no consideration, and Ladenburg Thalmann & Co. Inc., the representative of the underwriters (“Ladenburg”), and certain of its employees purchased an aggregate of 57,500 shares of common stock (the “Representative Shares”) at an average purchase price of approximately $0.017 per share, for an aggregate purchase price of $977.50. The Company estimated the aggregate fair value of the Representative Shares to be approximately $288,000 on the date of transfer. The difference in the issuance date estimated fair value of the Representative Shares, compared to the aggregate purchase price, was determined to be an offering cost of the Company in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs related to the Representative Shares amounted to approximately $287,000, of which approximately $269,000 was charged to the initial carrying value of temporary equity related to the common stock subject to redemption and approximately $18,000 was charged to additional paid-in capital related to the Public Warrants.

The Sponsor and Ladenburg agreed to forfeit up to an aggregate of 180,000 Founder Shares and 7,500 Representative Shares, respectively, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares and the Representative Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Placement Units and underlying securities). On February 2, 2021, the underwriters fully exercised the over-allotment option; thus, these 187,500 shares were no longer subject to forfeiture.

The Sponsor agreed not to transfer, assign or sell 50% of their Founder Shares until the earlier of (i) six months after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 247,000 Private Placement Units at a price of $10.00 per unit to the Sponsor, generating proceeds of approximately $2.5 million.

Each Private Placement Unit consists of one share of common stock and one-half of one redeemable warrant (“Private Placement Warrant”). Each Private Placement Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $11.50 per full share. A portion of the proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire.

The Private Placement Units and their component securities and the Founder Shares held by Ladenburg will not be transferable, assignable or salable until 30 days after the consummation of the initial Business Combination except to permitted transferees.

Related Party Loans

On May 27, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note, which was later amended on January 4,

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

2021 (the “Note”). The Note was non-interest bearing, unsecured and was due upon the date the Company consummated the Initial Public Offering. The Company borrowed approximately $116,000 under the Note and fully repaid the Note on February 2, 2021.

In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Stockholders may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (the “Working Capital Loans”). Each loan would be evidenced by a promissory note. The notes will either be paid upon consummation of the initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of the notes may be converted upon consummation of the Business Combination into additional Private Placement Units at a conversion price of $10.00 per Private Placement Unit. If the Company does not complete a Business Combination, the loans will not be repaid. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the effective date of the Company’s prospectus, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $110,000 in administrative expenses-related party in the accompanying statement of operations for the year ended December 31, 2021. There were no expenses incurred for the period from May 27, 2020 (inception) through December 31, 2020. As of December 31, 2021, the Company had $30,000 payable for these services.

Financial Advisory Fees

The Company paid a fee of $25,000 to its Chief Financial Officer in February 2021 for financial advisory services to the Company. The Company in the future may pay Brookline Capital Markets (“Brookline”) or its affiliates, partners or employees, a fee for financial advisory services rendered in connection with the Company’s identification, negotiation and consummation of an initial Business Combination. The amount of any fee paid to Brookline or its affiliates, partners or employees, will be based upon the prevailing market rates for similar services for such transactions at such time.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights

The holders of the Founder Shares, Representative Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) are entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company registered such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the holders of the Representative Shares may not exercise demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the Company’s initial registration statement was declared effective and may not exercise demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the prospectus filed in the Initial Public Offering to purchase up to 750,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On February 2, 2021, the underwriters fully exercised the over-allotment option.

The underwriters were entitled to an underwriting discount of $0.15 per unit, or $862,500 in the aggregate, paid upon the closing of the Initial Public Offering.

NOTE 6 — WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of the initial Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). However, the Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of common stock until the Public Warrants expire or are redeemed. If a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.

The Public Warrants have an exercise price of $11.50 per full share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption given after the Public Warrants become exercisable; and

•

if, and only if, the last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

•

if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.”

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers or any of their permitted transferees.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of either the Public Warrants or the Private Placement Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants and such warrants would expire.

NOTE 7 — COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 25,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. As of December 31, 2021, there were 7,434,500 shares of common stock outstanding, of which 5,750,000 shares were subject to possible redemption and classified outside of permanent equity in the balance sheets.

The common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:

Gross proceeds	$57,500,000
Less:
Proceeds allocated to public warrants	(3,662,750)
Common stock issuance costs	(1,459,030)
Plus:
Remeasurement of carrying value to redemption value	5,696,780

Common stock subject to possible redemption	$58,075,000

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDERS’ EQUITY

Preference Shares-The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.

Common Shares-The Company is authorized to issue 25,000,000 common shares with a par value of $0.0001 per share. As of December 31, 2021 and 2020, there were 1,684,500 and 1,437,500 shares of common stock issued and outstanding, excluding 5,750,000 and -0- shares of common stock subject to possible redemption. See Note 7.

Of the 7,434,500 shares of common stock outstanding, up to 187,500 of these shares held by the Sponsor were subject to forfeiture by the Sponsor on a pro rata basis depending on the extent to which the underwriters’ over-allotment option was exercised in full by the underwriters, so that the Founder Shares and the Representative Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Placement Units and underlying securities). On February 2, 2021, the underwriters fully exercised the over-allotment option; thus, these 187,500 shares were no longer subject to forfeiture.

NOTE 9 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets — Investments held in Trust Account:
Mutual funds	$12,076	$—	$—
U.S. Treasury Securities	$58,073,257	$—	$—
Liabilities:
Derivative warrant liabilities — Private	$—	$—	$49,660

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels of the fair value hierarchy during the year ended December 31, 2021.

Level 1 assets include investments in mutual funds invested in government securities and U.S. Treasury Securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Private Placement Warrants are measured using a Monte Carlo simulation. For the year ended December 31, 2021, the Company incurred a non-operating gain resulting from a decrease in the fair value of derivative warrant liabilities of approximately $110,000, which is presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.

The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of February 2, 2021	As of December 31, 2021
Volatility	24.1%	7.2%
Stock price	$9.36	$10.01
Expected life of the options to convert	5.92	5.5
Risk-free rate	0.57%	1.31%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the year ended December 31, 2021 is summarized as follows:

Level 3 — Derivative warrant liabilities at January 1, 2021	$—
Issuance of Private Warrants	159,560
Change in fair value of derivative warrant liabilities	(109,900)

Level 3 — Derivative warrant liabilities at December 31, 2021	$49,660

NOTE 10 — INCOME TAXES

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the year ended December 31, 2021 and for the period from May 27, 2020 (inception) through December 31, 2020.

The income tax provision (benefit) consists of the following for the year ended December 31, 2021:

December 31, 2021
Current
Federal	$—
State	—
Deferred
Federal	(124,499)
State	—
Valuation allowance	124,499

Income tax provision	$—

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company’s net deferred tax assets are as follows as of December 31, 2021:

December 31, 2021
Deferred tax assets:
Start-up/Organization costs	$109,411
Net operating loss carryforwards	15,088

Total deferred tax assets	124,499
Valuation allowance	(124,499)

Deferred tax asset, net of allowance	$—

As of December 31, 2021, the Company has approximately $72,000 of U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. At December 31, 2021, the change in valuation allowance was $124,499.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the year ended December 31, 2021:

December 31, 2021
Statutory Federal income tax rate	21.0%
Meals & entertainment	0.0%
Financing costs	0.0%
Change in fair value of warrant liabilities	4.8%
Change in Valuation Allowance	(25.8)%

Income Taxes Benefit	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities. The Company considers New York to be a significant state tax jurisdiction.

NOTE 11 — SUBSEQUENT EVENTS

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Based upon this review, except as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Proposed Business Combination

On March 17, 2022, the Company executed a Business Combination Agreement (the “Business Combination Agreement”), with Project Barolo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Apexigen, Inc., a Delaware corporation (“Apexigen”) (the transactions contemplated by the Business Combination Agreement, the “Business Combination”).

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Pursuant to the terms of the Business Combination Agreement, the Company will acquire Apexigen through the merger of Merger Sub with and into Apexigen, with Apexigen surviving the merger (the “Surviving Corporation”) as a wholly owned subsidiary of the Company (the “Merger”). At the effective time of the Merger (the “Effective Time”), each share of Apexigen capital stock, par value $0.001 per share (collectively, “Apexigen Capital Stock”), issued and outstanding immediately prior to the Effective Time (including shares of Apexigen Capital Stock issued upon the exercise or conversion of options, preferred stock, and warrants prior to the Effective Time, but excluding any shares for which appraisal rights have been exercised and perfected pursuant to the Business Combination Agreement) will be cancelled and converted into the right to receive shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) equal to the Exchange Ratio (the “Per Share Merger Consideration”). The “Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration divided by (b) the Company Fully Diluted Capital Stock. The “Aggregate Closing Merger Consideration” means a number of shares of Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value divided by (b) $10.00. The “Aggregate Closing Merger Consideration Value” means (a) $205,000,000, plus (b) the sum of the exercise prices of all Apexigen Options (as defined below) outstanding immediately prior to the Effective Time. The Company Fully Diluted Capital Stock means, without duplication, the sum of (a) the aggregate number of shares of Apexigen Capital Stock that are issued and outstanding as of immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Apexigen Options and warrants of Apexigen, in each case prior to the Effective Time, (b) the aggregate number of shares of Apexigen Common Stock (as defined below) issuable upon conversion of all issued and outstanding shares of preferred stock of Apexigen immediately prior to the Effective Time, (c) the aggregate number of shares of Apexigen Capital Stock issuable upon full exercise or conversion of all Apexigen Options and warrants to purchase Apexigen Capital Stock (“Apexigen Warrants”) outstanding as of immediately prior to the Effective Time, in each case, on a fully-diluted, as converted-to-Apexigen Common Stock basis.

In addition, at the Effective Time, each outstanding option to purchase shares of Apexigen common stock, par value $0.001 per share (“Apexigen Common Stock,” and each such option, a “Apexigen Option”), whether vested or unvested, will be assumed by the Company and converted into an option to purchase a number of shares of Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Apexigen Common Stock subject to such Apexigen Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Apexigen Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above or as agreed to in writing with any holder of an Apexigen Option, following the Effective Time, each Exchanged Option will continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Apexigen Option immediately prior to the Effective Time.

The closing of the Business Combination (the “Closing”) will occur as promptly as practicable, but in no event later than three Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in the Business Combination Agreement. The Closing is not assured and is subject to significant risks and uncertainties (see “Risk Factors - Risks Relating to our Search for, Consummation of, or Inability to Consummate, a Business Combination and Post-Business Combination Risks”). The accounting treatment for the Business combination is still under evaluation and has not yet been determined.

Pursuant to the terms of the Business Combination Agreement, the Company is required to use its reasonable best efforts to cause the Common Stock to be issued in connection with the Business Combination to be approved for listing on the Nasdaq Stock Market LLC at the time of the Closing.

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Upon the Closing of the Business Combination, the Company will be renamed “Apexigen, Inc.” (the “Post-Combination Company”).

The Business Combination Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, formation and authority, (b) capitalization, (c) authorization to enter into the Business Combination Agreement, (d) licenses and permits, (e) taxes, (f) financial statements, (g) real property, (h) material contracts, (i) title to assets, (j) absence of changes, (k) employee matters, (l) compliance with laws, (m) litigation, (n) transactions with affiliates and (o) regulatory matters.

The Business Combination Agreement includes customary covenants of the parties with respect to the operation of their respective businesses prior to the consummation of the Business Combination and efforts to satisfy the conditions to consummation of the Business Combination. The Business Combination Agreement also contains additional covenants of the parties, including, among others, covenants providing for the Company and Apexigen to use their reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Apexigen and its subsidiaries as set forth in the Business Combination Agreement necessary for the consummation of the Business Combination and to fulfill the conditions to the Merger, and for the preparation and filing of a registration statement on Form S-4 relating to the Merger and containing a proxy statement of the Company.

In connection with the Merger, in addition to the assumption of the 2010 Equity Stock Incentive Plan of Apexigen, the 2020 Equity Incentive Plan of Apexigen and the Exchanged Options as provided in the Business Combination Agreement, the Company will adopt, prior to the Closing and subject to the approval of the stockholders of the Company, an equity incentive award plan (the “Equity Plan”) for the Post-Combination Company with an award pool of Common Stock equal to (i) twelve percent (12%) of the number of shares of Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus (ii) the number of shares of Common Stock added pursuant to automatic annual increases to such share reserve, beginning with the 2023 fiscal year of the Post-Combination Company, with the number of shares added to the share reserve pursuant to each such annual increase equal to the lesser of (x) fifteen percent (15%) of the outstanding shares of the Post-Combination Company’s capital stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), (y) five percent (5%) of the total number of shares of all classes of Common Stock outstanding on the last day of the immediately preceding fiscal year of the Post-Combination Company, and (z) a lesser number of shares of Common Stock determined by the administrator of the Equity Plan no later than the last day of the immediately preceding fiscal year of the Post-Combination Company.

In addition, the Company will adopt, prior to Closing and subject to the approval of the stockholders of the Company, an employee stock purchase plan for the Post-Combination Company with a number of shares of Common Stock reserved for issuance equal to (i) one and two-tenths percent (1.2%) of the fully diluted shares of Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus (ii) shares added pursuant to automatic annual increases to such share reserve, beginning with the 2023 fiscal year of the Post-Combination Company, with the number of shares added to the share reserve pursuant to each such annual increase equal to the lesser of (x) two and one-half percent (2.5%) of the outstanding shares of the Post-Combination Company’s capital stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), (y) one percent (1%) of the total number of shares of all classes of Common Stock outstanding on the last day of the immediately preceding fiscal year of the Post-Combination Company, and (z) a lesser number of shares of Common Stock determined by the administrator of such plan no later than the last day of the immediately preceding fiscal year of the Post-Combination Company.

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The consummation of the Business Combination is subject to the receipt of the requisite approval of the stockholders of each of the Company and Apexigen, and the fulfillment of certain other conditions, as described in greater detail below. Under the terms of the Business Combination Agreement, the obligations of Apexigen, the Company and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions: (i) the Written Consent of the stockholders of Apexigen shall have been delivered to the Company; (ii) the the Company Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the Proxy Statement, the DGCL, the the Company Organizational Documents and the rules and regulations of the Nasdaq Stock Market LLC; (iii) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1979, as amended (the “HSR Act”) shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained; (iv) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination; (v) all consents, approvals and authorizations set forth in the Business Combination Agreement shall have been obtained from and made with all Governmental Authorities; (vi) the Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or threatened by the SEC; and (vii) upon the Closing, and after giving effect to the Redemption Rights, the Company shall have net tangible assets of at least $5,000,001 (excluding assets of Apexigen).

Additionally, under the terms of the Business Combination Agreement, the obligations of the Company and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of, among other customary closing conditions, the following conditions: (i) no Company Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date; (ii) the PIPE Subscription Agreements shall be in full force and effect and nothing shall exist that would impair the Private Placements occurring in connection with the Closing to the extent not yet having been consummated; and (iii) the Equity Purchase Agreement shall be in full force and effect and nothing shall exist that would materially impair the equity line of credit from being available to the Company in accordance with its terms following the Closing.

Additionally, under the terms of the Business Combination Agreement, the obligations of Apexigen to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of, among other customary closing conditions, the following conditions: (i) no the Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date; (ii) a supplemental listing application shall have been filed with the Nasdaq Stock Market LLC, as of the Closing Date, to list the shares constituting the Aggregate Closing Merger Consideration; (iii) the Subscription Agreements shall be in full force and effect and nothing shall exist that would impair the Private Placements occurring in connection with the Closing to the extent not yet having been consummated; and (iv) the Equity Purchase Agreement shall be in full force and effect and nothing shall exist that would materially impair the equity line of credit from being available to the Surviving Corporation in accordance with its terms following the Closing.

The Business Combination Agreement allows the parties to terminate the agreement if certain conditions described in the Business Combination Agreement are satisfied, including if the Effective Time has not occurred by October 31, 2022 (the “Outside Date”). Additionally, under the Business Combination Agreement, the Company is allowed to terminate the Business Combination Agreement if Apexigen fails to deliver (a) the

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Stockholder Support Agreement (as defined below) signed by the holders of at least 50.1% of the Apexigen Capital Stock within 30 days of the date of the Business Combination Agreement or (b) the Written Consent of the stockholders of Apexigen at least ten (10) Business Days prior to the BCAC Stockholders’ Meeting.

Stockholder Support Agreement

The Company, Apexigen and the Key Company Stockholders, concurrently with the execution and delivery of the Business Combination Agreement, have entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”), pursuant to which such Key Company Stockholders have agreed, among other things, to vote all of their shares of Apexigen Capital Stock in favor of the Business Combination Agreement and the Business Combination, including the Merger. The foregoing description of the Stockholder Support Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed with this Current Report as Exhibit 10.1, and the terms of which are incorporated herein by reference.

Registration Rights and Lock-Up Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Company and certain stockholders of Apexigen (the “Holders”) have entered into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”). Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Company will be obligated to file a registration statement to register the resale of certain shares of Common Stock held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that the Post-Combination Company file a registration statement on Form S-1 or Form S-3 to register certain shares of Common Stock held by such Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

In addition, subject to certain exceptions, each of the Holders will not Transfer (as such term is defined in the Registration Rights and Lock-Up Agreement) (A) half of any shares of the Company Securities (as such term is defined in the Registration Rights and Lock-Up Agreement) beneficially owned or otherwise held by such Holder until the earlier of (i) six (6) months after the date of the Closing or (ii) the date on which, subsequent to the Business Combination, the reported closing price of one share of Common Stock quoted on Nasdaq, or the NYSE or NYSE American, as applicable, equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing) for any 20 trading days within any 30 trading day period commencing after the Closing, and (B) for the remaining half of any such shares of the Company Securities beneficially owned or otherwise held by such Holder until the date that is six (6) months after the date of the Closing; or, in either case, the date following the completion of the Business Combination on which the Post-Combination Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of the Company Securities for cash, securities or other property.

Sponsor Support Agreement

The Company and the Sponsor, concurrently with the execution and delivery of the Business Combination Agreement, have entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, (A) to vote (or execute and return an action by written consent), or cause to be voted at the BCAC Stockholders’ Meeting (or validly execute and return and cause such

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

consent to be granted with respect to), all of its shares of Common Stock in favor of the approval and adoption of the Business Combination Agreement and approval of the Business Combination, including the Merger, (B) to comply with the lock-up provisions provided for in the Letter Agreement previously entered into between the Company and the Sponsor, and (C) to forfeit certain shares of Common Stock held by the Sponsor in the event the BCAC Related Funds Amount at Closing is less than twenty million dollars ($20,000,000). The foregoing description of the Sponsor Support Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed with this Current Report as Exhibit 10.3, and the terms of which are incorporated herein by reference.

PIPE Subscription Agreement

In connection with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “PIPE Subscription Agreements”), dated as of March 17, 2022, with certain investors (the “PIPE Investors”), pursuant to which, among other things, the Company agreed to issue and sell, in a private placement to close immediately prior to or concurrently with, and contingent upon, the Closing, units consisting of shares of Common Stock, together with a warrant to purchase shares of Common Stock for a half share of Common Stock per unit, at a purchase price of at least fifteen million dollars ($15,000,000) (and at a $10.00 per unit price) to the PIPE Investors. The obligations to consummate the subscription are conditioned upon, among other things, all conditions precedent to the closing of the transactions contemplated by the Business Combination Agreement having been satisfied or waived, and the closing of the transaction contemplated by the PIPE Subscription Agreement occurring concurrently with the closing of the transactions contemplated by the Business Combination Agreement. The foregoing description of the PIPE Subscription Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the agreed upon form of PIPE Subscription Agreement, a copy of which is filed with this Current Report as Exhibit 10.4, and the terms of which are incorporated herein by reference.

Equity Line of Credit Purchase Agreement and Registration Rights Agreement

In connection with the execution of the Business Combination Agreement, the Company, Apexigen and Lincoln Park Capital Fund, LLC (“Lincoln Park”) have concurrently entered into a Purchase Agreement dated March 17, 2022 (the “Purchase Agreement”) to establish an equity line of credit. In conjunction with the entry into the Purchase Agreement, the Company, Apexigen and Lincoln Park have also entered into a Registration Rights Agreement dated March 17, 2022 (the “Registration Rights Agreement”).

Pursuant to the terms of the Purchase Agreement, following consummation of the Merger and upon satisfaction of the conditions set forth in the Purchase Agreement, the Post-Combination Company has the right, but not the obligation, to direct Lincoln Park by delivering a notice (the “Regular Purchase Notice”) to purchase up to five hundred thousand dollars ($500,000) of Common Stock (the “Regular Purchase Share Limit”), at the lower of (a) the lowest trading price of the Common Stock on Nasdaq on the date of purchase and (b) the arithmetic average of the three (3) lowest closing sales prices of the Common Stock on the Nasdaq during the ten (10) business days ending on the business day immediately preceding the date of purchase; provided, however, that (i) the Regular Purchase Share Limit shall be increased to up to seven hundred fifty thousand dollars ($750,000) of Common Stock if the closing price of the Common Stock on Nasdaq is not below $10.00 on the date of purchase (as appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction), and (ii) the Regular Purchase Share Limit shall be increased to up to one million dollars ($1,000,000) of Common Stock if the closing price of the Common Stock on Nasdaq is not below $12.50 on the date of purchase. The Post-Combination Company may direct Lincoln Park to make such purchases as often as every business day so long as (x) the closing price of the Common Stock is not less than $3.00 (as adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction, in which case the price shall mean the lower of such price and $3.00), and (y) the

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Post-Combination Company has not failed to deliver freely tradeable shares of Common Stock for all other purchases under the Purchase Agreement. Any such purchase made as described in this paragraph shall be referred to as a “Regular Purchase.”

In addition to Regular Purchases, following consummation of the Merger and upon satisfaction of the conditions set forth in the Purchase Agreement, on the same business day as a Regular Purchase Notice is delivered to Lincoln Park, the Post-Combination Company has the right, but not the obligation, to direct Lincoln Park to purchase additional shares of Common Stock (an “Accelerated Purchase”) in an amount equal to the Accelerated Purchase Share Amount (as hereinafter defined) at a price equal to ninety-five percent (95%) of the lower of (i) the volume weighted-average price (“VWAP”) for the period beginning at 9:30:01 a.m., Eastern time, on the applicable date of purchase, or such other time publicly announced by Nasdaq as the official open of trading on such market on such date, and ending at the earlier of (A) 4:00 p.m., Eastern time, on such date, (B) such time, from and after the time requested for such purchase, that the total number (or volume) of shares of Common Stock traded on Nasdaq has exceeded that number of shares of Common Stock equal to (i) the applicable Accelerated Purchase Share Amount (as hereinafter defined), divided by 30%, and (C) such time that the sale price on Nasdaq on such date has fallen below any minimum per share price threshold set forth in the applicable notice from the Post-Combination Company, and (ii) the closing sale price of the Common Stock on such date of purchase. The “Accelerated Purchase Share Amount” means the number of shares of Common Stock not exceeding the lesser of (a) 300% of the number of shares of Common Stock directed by the Post-Combination Company to be purchased by Lincoln Park pursuant to the corresponding Regular Purchase Notice for the corresponding Regular Purchase, and (b) an amount equal to (x) 30% multiplied by (y) the total number of shares of Common Stock traded on Nasdaq during the period on the applicable purchase date beginning at the time on the date of such purchase that trading of such shares commences and ending at the time at which the sale price for such shares of Common Stock has fallen below any minimum share price threshold set forth in the purchase notice provided by the Post-Combination Company.

Beginning one business day after consummation of the Merger, in addition to Regular Purchases and Accelerated Purchases, the Company shall also have the right, but not the obligation, to direct Lincoln Park to purchase additional shares of Common Stock (an “Additional Accelerated Purchase”) in an amount equal to the Additional Accelerated Purchase Share Amount (as hereinafter defined) at a price equal to ninety-five percent (95%) of the lower of (i) the VWAP for the period on the applicable date of purchase beginning (the “Additional Accelerated Purchase Commencement Time”) at the latest of (A) the time at which the sale price for any corresponding Accelerated Purchase has fallen below any minimum share price threshold set forth in the purchase notice provided by the Post-Combination Company for such Acceleration Purchase, (B) the applicable Additional Accelerated Purchase Termination Time with respect to the most recently completed prior Additional Accelerated Purchase on such date, as applicable, and (C) the time at which all shares of Common Stock subject to any prior Accelerated Purchases and Additional Accelerated Purchases (including those effected on the same business day) have been received by Lincoln Park and are freely tradeable, and ending (the “Additional Accelerated Purchase Termination Time”) on the earliest of (X) 4:00 p.m. Eastern time on such date or such other time publicly announced by Nasdaq as the official close of trading on such date, (Y) such time that the total number (or volume) of shares of Common Stock traded on Nasdaq has exceeded the number of shares of Common Stock equal to the amount of shares to be purchased pursuant to the applicable request by the Post-Combination Company hereunder divided by 30%, and (Z) such time that the sale price for the Common Stock on Nasdaq has fallen below any minimum share price threshold set forth in the applicable purchase notice provided by the Company. The “Additional Accelerated Purchase Share Amount” means the number of shares of Common Stock directed by the Company to be purchased by Lincoln Park under this paragraph which shall not exceed the lesser of (1) 300% of the number of shares of Common Stock directed by the Post-Combination Company to be purchased by Lincoln Park as a Regular Purchase on such date, and (2) an amount equal to 30% multiplied by the total number of shares of Common Stock traded on Nasdaq during the period on such date beginning at the Additional Accelerated Purchase

BROOKLINE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Commencement Time for such Additional Accelerated Purchase and ending at the Additional Accelerated Purchase Termination Time for such Additional Accelerated Purchase.

Notwithstanding anything to the contrary in the Purchase Agreement, Lincoln Park shall not be required to purchase or acquire any shares of Common Stock under the Purchase Agreement which would, when aggregated with all other shares of Common Stock beneficially owned by Lincoln Park and its affiliates, result in the beneficial ownership by Lincoln Park and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock.

In consideration for entering into the Purchase Agreement, the Post-Combination Company is required to issue to Lincoln Park, on the date of the Closing, 150,000 shares of Common Stock, and on the date that is ninety (90) days after the Closing, $1,500,000 of shares of Common Stock at a price equal to the arithmetic average of the closing sale price for the Common Stock on Nasdaq during the ten (10) consecutive business days immediately preceding the issuance of such shares; provided, that in no event shall the amount of such shares exceed 500,000. Pursuant to the terms of the Registration Rights Agreement, a copy of which is filed herewith as Exhibit 10.6, within thirty (30) days of the Closing, the Post-Combination Company shall file with the SEC a new registration statement covering the resale of any shares of Common Stock purchased or otherwise acquired by Lincoln Park under the terms of the Purchase Agreement.

The proceeds received by the Post-Combination Company from Lincoln Park under the Purchase Agreement may be used for any corporate purpose at the sole discretion of the Post-Combination Company. The Post-Combination Company is further prohibited from effecting or entering into an agreement to effect any issuance by the Post-Combination Company or any of its subsidiaries of Common Stock involving an equity line of credit or substantially similar transaction whereby an investor is irrevocably bound to purchase securities over a period of time from the Post-Combination Company at a price based on the market price of the Common Stock at the time of purchase. The Purchase Agreement shall automatically terminate on the date that the Post-Combination Company sells shares of Common Stock to Lincoln Park in an aggregate amount of $50,000,000, or if the Business Combination Agreement is terminated or the Merger is not consummated by the Outside Date. The Purchase Agreement may also be terminated in certain circumstances, including in connection with a bankruptcy filing by the Post-Combination Company or at any time after the Closing by the Post-Combination Company.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Apexigen, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Apexigen, Inc. (the “Company”), as of December 31, 2021 and 2020, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

San Francisco, California

April 8, 2022

We have served as the Company’s auditor since 2021.

APEXIGEN, INC.

BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2020	2021
Assets
Current assets:
Cash and cash equivalents	$25,284	$23,443
Short-term investments	35,182	12,917
Prepaid expenses and other current assets	887	1,681

Total current assets	61,353	38,041
Property and equipment, net	309	245
Right-of-use assets	1,124	483
Other assets	59	327

Total assets	$62,845	$39,096

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,522	$4,487
Accrued liabilities	6,597	8,488
Deferred revenue	1,887	3,610
Lease liabilities, current portion	614	369

Total current liabilities	12,620	16,954
Lease liabilities, less current portion	542	141

Total liabilities	13,162	17,095
Commitment and contingencies (Note 10)
Convertible preferred stock, $0.001 par value, 148,570,771 shares authorized at December 31, 2020 and 2021;145,130,628 shares issued and outstanding as of December 31, 2020 and 2021; aggregate liquidation preference of $160,085 as of December 31, 2021	158,707	158,707
Stockholders’ deficit:
Common stock, $0.001 par value; 230,000,000 shares authorized as of December 31, 2020 and 2021; 30,521,693 and 31,070,665 shares issued and outstanding as of December 31, 2020 and 2021, respectively	31	31
Additional paid-in capital	6,750	7,991
Accumulated deficit	(115,808)	(144,724)
Accumulated other comprehensive (loss) income	3	(4)

Total stockholders’ deficit	(109,024)	(136,706)

Total liabilities, convertible preferred stock and stockholders’ deficit	$62,845	$39,096

See accompanying notes to financial statements.

APEXIGEN, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2020	2021
Operating expenses:
Research and development	$18,770	$21,664
General and administrative	5,774	7,293

Total operating expenses	24,544	28,957

Loss from operations	(24,544)	(28,957)
Interest income, net	421	41

Net loss	$(24,123)	$(28,916)

Net loss per share attributable to common stockholders, basic and diluted	$(0.79)	$(0.94)

Weighted average common shares used to compute net loss per share, basic and diluted	30,512,368	30,901,032

Comprehensive Loss:
Net loss	(24,123)	(28,916)
Other comprehensive loss
Unrealized gain (loss) on marketable securities	5	(7)

Comprehensive loss	$(24,118)	$(28,923)

See accompanying notes to financial statements.

APEXIGEN, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Other Comprehensive (Loss) Income	Total Stockholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance at December 31, 2019	136,528,546	$145,434	30,497,526	$30	$5,391	$(91,685)	$(2)	$(86,266)
Issuance of Series C convertible preferred stock, net of issuance costs of $58	8,602,082	13,273	—	—	—	—	—	—
Exercise of stock options	—	—	24,167	1	14	—	—	15
Stock-based compensation	—	—	—	—	1,345	—	—	1,345
Net loss	—	—	—	—	—	(24,123)	—	(24,123)
Other comprehensive gain	—	—	—	—	—	—	5	5

Balance at December 31, 2020	145,130,628	158,707	30,521,693	31	6,750	(115,808)	3	(109,024)
Exercise of stock options	—	—	548,972	—	98	—	—	98
Stock-based compensation	—	—	—	—	1,143	—	—	1,143
Net loss	—	—	—	—	—	(28,916)	—	(28,916)
Other comprehensive loss	—	—	—	—	—	—	(7)	(7)

Balance at December 31, 2021	145,130,628	$158,707	31,070,665	$31	$7,991	$(144,724)	$(4)	$(136,706)

See accompanying notes to financial statements.

APEXIGEN, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2020	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,123)	$(28,916)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	127	105
Stock-based compensation	1,345	1,143
Accretion of discount and amortization of premiums on marketable securities	127	204
Non-cash lease expense	829	522
Other	(1)	6
Changes in current assets and liabilities:
Prepaid expenses and other current assets	312	(352)
Other assets	—	(168)
Accounts payable	813	841
Accrued expenses	(444)	1,521
Deferred revenue	1,887	1,723
Lease liabilities	(829)	(531)

Net cash used in operating activities	(19,957)	(23,902)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	—	(54)
Purchases of marketable securities	(67,344)	(20,179)
Sales of marketable securities	43,183	42,257

Net cash (used in) provided by investing activities	(24,161)	22,024
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of deferred offering costs	(280)	(61)
Proceeds from exercise of stock options	15	98
Proceeds from issuance of convertible preferred stock, net of issuance costs	13,162	—

Net cash provided by financing activities	12,897	37

Net decrease in cash and cash equivalents	(31,221)	(1,841)
Cash and cash equivalents, beginning of period	56,505	25,284

Cash and cash equivalents, end of period	$25,284	$23,443

NONCASH INVESTING AND FINANCING ACTIVITIES:
Deferred offering costs in other accrued liabilities	$—	$364

Purchase of equipment included in accounts payable	$54	$43

Impact of right-of-use assets and lease liabilities upon adoption of ASC 842	$1,707	$—

See accompanying notes to financial statements.

1. Organization and Description of the Business

Description of Business

Apexigen, Inc. (“Apexigen”) is a clinical-stage biopharmaceutical company focused on discovering and developing antibody therapeutics for oncology, with an emphasis on new immuno-oncology agents that may harness the patient’s immune system to combat and eradicate cancer. Apexigen’s lead product candidates are sotigalimab (“sotiga” or “APX005M”), which is a CD40 agonist antibody, and APX601, which is a TNFR2 antagonist antibody. Apexigen also has out-license arrangements for a number of programs. Since inception, Apexigen has devoted substantially all of its resources to performing research, development and manufacturing activities in support of the drug candidates Apexigen is developing and out-licensed drug candidates. In October 2019, the first of Apexigen’s out-licensed products was approved for commercial product sale. Apexigen was incorporated in Delaware in 2010, the year Apexigen was spun-out of Epitomics, Inc. (“Epitomics”), which was a California-based biotechnology company that was acquired by Abcam plc in 2012. Apexigen was spun-out of Epitomics to focus on the discovery, development and commercialization of humanized monoclonal antibody therapeutics. Apexigen is headquartered in San Carlos, California.

Liquidity and Capital Resources

As of December 31, 2021, Apexigen had approximately $36.4 million of cash, cash equivalents, and short-term investments. Apexigen has incurred substantial losses and negative cash flows from operations since inception and had an accumulated deficit of $144.7 million as of December 31, 2021. Since inception through December 31, 2021, Apexigen has funded operations primarily through the issuance of convertible preferred stock, proceeds from collaborative research and development agreements, and borrowings under a debt arrangement. Due to Apexigen’s significant research, development and manufacturing expenditures, Apexigen has generated operating losses in all periods presented. Apexigen expects to incur substantial additional losses in the future as Apexigen advances and expands its research and development activities and prepares to pursue the potential regulatory approval and commercialization of its product candidates. Based on Apexigen’s research and development activities and plans, there is uncertainty regarding the ability to maintain liquidity sufficient to operate the business effectively, which raises substantial doubt as to the ability to continue as a going concern.

Apexigen may seek additional funds through the sale and issuance of shares of Apexigen’s common stock in private or public offerings, other equity or debt financings, collaborations or partnerships with third parties, or other transactions to monetize assets, including Apexigen’s right to receive milestone payments and royalties under Apexigen’s out-license arrangements. Apexigen cannot assure that Apexigen will succeed in acquiring additional funding at levels sufficient to fund Apexigen’s operations or on terms favorable to us. If Apexigen is unable to obtain adequate financing when needed, Apexigen may have to delay, reduce the scope of or suspend one or more of Apexigen’s clinical trials or preclinical studies or research and development programs. Because of the numerous risks and uncertainties associated with the development and commercialization of Apexigen’s product candidates, Apexigen is unable to estimate the amount of increased capital outlays and operating expenditures associated with Apexigen’s current and planned research, development and manufacturing activities.

To the extent that Apexigen raises additional capital through strategic alliances, licensing arrangements or other monetization transactions with third parties, Apexigen may have to relinquish valuable rights to Apexigen’s product candidates, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If Apexigen raises additional capital through public or private equity offerings, the ownership interest of the then-existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect Apexigen’s stockholders’ rights. If Apexigen raises additional capital through debt financing, Apexigen may be subject to covenants limiting or restricting the ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Coronavirus Pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. The ongoing COVID-19 pandemic may continue to affect Apexigen’s ability to initiate and complete preclinical studies, delay the initiation of its planned clinical trials or future clinical trials or the progress or completion of its ongoing clinical trials, or shipment of drug substance and finished drug product for its product candidates for use in its clinical trials, impair testing, monitoring, data collection and analysis and other related activities, or have other adverse effects on Apexigen’s business, financial condition, results of operations and prospects. In addition, the pandemic has caused substantial disruption in the financial markets and may adversely impact economies worldwide, both of which could result in adverse effects on Apexigen’s business and operations and its ability to raise additional funds to support its operations.

Apexigen has taken a number of measures to monitor and mitigate the effects of COVID-19 such as health and safety measures for the Company’s employees. Apexigen is following, and will continue to follow, recommendations from the U.S. Centers for Disease Control and Prevention as well as the requirements set by the federal, state, and local governments. Apexigen expects to continue to take actions as required or recommended by government authorities or as Apexigen determines are in the best interests of its employees and other business partners in light of the pandemic.

Apexigen cannot predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on its business, financial condition and operations, including planned research, manufacturing and clinical development timelines. The impact of the COVID-19 pandemic on Apexigen’s financial performance will depend on future developments, including the duration of and surges in the pandemic, including due to new variants of the SARS-CoV-2 virus, the pandemic’s impact on the Company’s manufacturing activities, clinical trials (including enrollment and operations at clinical trial sites), contract research organizations (“CROs”), and other third parties with whom it does business and the pandemic’s impact on Apexigen’s employees. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets or the overall economy are impacted for an extended period, Apexigen’s business may be significantly adversely affected.

2. Summary of Significant Accounting Policies

Basis of Presentation

Apexigen prepares the financial statements and accompanying notes in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging Growth Company

Apexigen is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Apexigen has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Apexigen, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Apexigen’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts expensed during the reporting period. On an ongoing basis, management evaluates its estimates, including those related to accruals for research and development costs, stock-based compensation and uncertain tax positions. Actual results could differ from those estimates.

Segment Reporting

Apexigen has one operating segment, which is the business of researching, developing and commercializing antibody therapeutics for oncology. Apexigen’s chief operating decision maker, its Chief Executive Officer, manages Apexigen’s operations on an aggregated basis for the purposes of allocating resources and evaluating financial performance.

Cash and Cash Equivalents

Apexigen considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. Cash equivalents consist primarily of amounts invested in money market funds, commercial paper, U.S. government and corporate securities. The carrying amount of cash equivalents approximates their fair value.

Short-Term Investments

Short-term investments consist of debt securities with original maturities of greater than three months from the date of purchase but less than one year from the balance sheet date. Such investments are considered available-for-sale and reported at fair value with unrealized gains and losses included as a component of stockholders’ deficit. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, which is included in interest income, net on the statements of operations and comprehensive loss. Realized gains and losses and declines in fair value determined to be other-than-temporary, if any, on investments are included in interest income, net. Apexigen determines the cost of securities sold using the specific identification method.

Fair Value Measurements

Apexigen applies fair value accounting to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The carrying amount of Apexigen’s financial assets and liabilities, including accounts payable and accrued expenses, approximate their fair values due to their short-term maturities.

Concentrations of Credit and Other Risks

Financial instruments that potentially subject Apexigen to a concentration of credit risk consist primarily of cash and cash equivalents and short-term investments. Apexigen holds Apexigen’s bank deposits at accredited financial institutions and these deposits may at times exceed insured limits. Apexigen is exposed to credit risk in the event of a default by the financial institutions holding its cash and cash equivalents to the extent of the amounts held in excess of federally insured limits. Apexigen limits its credit risk associated with cash and cash equivalents by placing them with financial institutions it believes are of high quality. Apexigen has not experienced any losses on its deposits of cash. Apexigen’s investment policy limits investments to certain types of securities issued by the U.S. government, its agencies and institutions with investment-grade credit ratings and places restrictions on maturities and concentration by type and issuer. As of December 31, 2020 and 2021, Apexigen had no off-balance sheet concentrations of credit risk.

Apexigen is subject to a number of risks similar to other early-stage biopharmaceutical companies, including the need to obtain adequate additional funding, possible failure of clinical trials, the need to obtain marketing approval for its product candidates, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of Apexigen’s products, and protection of proprietary technology. If Apexigen does not successfully develop, obtain regulatory approval for, commercialize or partner its product candidates, it will be unable to generate revenue from product sales or achieve profitability.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The estimated useful life of laboratory equipment, furniture and fixtures, office equipment, and software ranges from two to five years. Apexigen expenses maintenance, repair and calibration costs as incurred.

Impairment of Long-Lived Assets

Apexigen’s long-lived assets are comprised principally of its property and equipment and right-of-use lease assets. Apexigen periodically evaluates its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets or group of assets may not be fully recoverable. A long-lived asset is deemed to be impaired when the undiscounted future cash flows expected to be generated by the asset or group of assets is less than the carrying amount of the assets. If there is an impairment, Apexigen would reduce the carrying amount of the assets through an impairment charge, to their estimated fair values based on a discounted cash flow approach or, when available and appropriate, to comparable market values. Apexigen recorded no impairment of long-lived assets during the years ended December 31, 2020 and 2021.

Deferred Offering Costs

Deferred offering costs consist of direct legal, accounting, filing and other fees and costs directly attributable to an anticipated equity offering. Apexigen will offset any deferred offering costs against the proceeds received upon the closing of the Transaction (see Note 13). Apexigen capitalized and included in prepaid expenses and other current assets deferred offering costs of $0.4 million on the balance sheet as of December 31, 2021.

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, Apexigen recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which Apexigen expects to be entitled in exchange for those goods or services. Apexigen has not commenced sales of its drug candidates and did not have a product approved for marketing as of December 31, 2021.

Apexigen may also earn contingent fees, including milestone payments based on counterparty performance and royalties on sales, from collaborations and other out-license arrangements. Apexigen will recognize milestone payments as revenue once the underlying events are probable of being met and there is not a significant risk of reversal. Apexigen will recognize sales-based royalties as revenue when the underlying sales occur. In October 2019, Novartis’ Beovu®, which is covered by one of Apexigen’s license agreements, was approved for commercial product sale. Under this agreement, Novartis is obligated to pay Apexigen a very low single digit royalty on net sales of the developed product for therapeutic uses. However, Novartis has disputed its obligation to pay royalties to Apexigen under this agreement. As a result, Apexigen has determined that any sales-based Beovu royalty revenue that it may earn under this agreement is currently fully constrained. Apexigen recorded the royalty proceeds as deferred revenue in the balance sheets. As of December 31, 2020 and 2021, deferred revenue totaled $1.9 million and $3.6 million, respectively.

Leases

Apexigen determines if an arrangement is a lease at inception and if so, determines whether the lease qualifies as an operating or a finance lease. Apexigen includes operating leases in operating lease right-of-use (“ROU”) assets and lease liabilities in Apexigen’s balance sheets. Apexigen did not have any finance leases as of December 31, 2020 or 2021. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Apexigen recognizes operating lease ROU assets and liabilities at the lease commencement date based on the present value of lease payments over the lease term. When a company lease does not provide an implicit rate, Apexigen uses an incremental borrowing rate based on the information available at the commencement date to determine the present value of lease payments. Apexigen uses the implicit rate when readily determinable. The operating lease ROU assets also include any lease payments made and exclude lease incentives when paid by Apexigen or on Apexigen’s behalf. Apexigen’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Apexigen recognizes lease expense for lease payments on a straight-line basis over the lease term. Apexigen also made an accounting policy election to recognize lease expense for short-term leases with a term of 12 months or less on a straight-line basis over the lease term and not to recognize ROU assets or lease liabilities for such leases.

Apexigen leases its facilities under non-cancelable operating lease agreements and recognizes related rent expense on a straight-line basis over the terms of the leases. As an implicit interest rate is not readily determinable in Apexigen’s leases, the incremental borrowing rate based on information available on the adoption date was used in determining the present value of lease payments. The lease term for each of Apexigen’s operating leases includes the non-cancellable period of the lease plus any additional periods covered by Apexigen’s option to extend the lease that Apexigen is reasonably certain to exercise. The option for lease renewal has been included in the lease term (and lease liability) for one of Apexigen’s leases as the reasonably certain threshold was met as of January 1, 2020.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses consist primarily of the development of sotiga, Apexigen’s lead product candidate, as well as APX601 and other product candidates. Research and development costs consist primarily of external costs related to clinical development, contract manufacturing, preclinical development and discovery as well as personnel costs and allocated overhead, such as rent, equipment, depreciation and utilities. Personnel costs consist of salaries, employee benefits and stock-based compensation.

Apexigen estimates external research and development expenses based on the services performed, pursuant to contracts with commercial and academic institutions that conduct and manage research and development services on its behalf. Apexigen records the costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and includes these costs in accrued liabilities in the balance sheets. These costs are a component of Apexigen’s research and development expenses. Apexigen accrues for these costs based on factors such as the numbers of subject visits, the number of active patients, the number of patients enrolled, and estimates of the work completed and other measures in accordance with agreements established with its third-party service providers under the service agreements. As actual costs become known, Apexigen adjusts its accrued liabilities. Apexigen has not experienced any significant differences between accrued costs and actual costs incurred. However, the status and timing of actual services performed may vary from Apexigen’s estimates, resulting in adjustments to expense in future periods. Changes in these estimates that result in significant changes to Apexigen’s accruals could significantly affect Apexigen’s results of operations.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are capitalized and then expensed as the related goods are delivered or the services are performed. Apexigen evaluates such payments for current or long-term classification based on when they will be realized.

Preferred Stock Warrant Liability

Apexigen records at fair value freestanding puttable or redeemable warrants, or warrants which are not considered to be indexed to Apexigen’s stock and includes this amount in accrued expenses on Apexigen’s balance sheets. Apexigen adjusts the carrying value of such warrants to their estimated fair value at the end of each reporting period based upon the value of Apexigen’s convertible preferred stock.

Convertible Preferred Stock

Apexigen records convertible preferred stock at its issuance price less issuance costs on the dates of issuance. Upon the occurrence of certain change in control events that are outside Apexigen’s control, including liquidation, sale or transfer of Apexigen, holders of the convertible preferred stock can cause redemption for cash. Apexigen classifies convertible preferred stock outside of stockholders’ deficit on the balance sheets as events triggering the liquidation preferences are not solely within Apexigen’s control. Apexigen adjusts the carrying values of the convertible preferred stock to their liquidation preferences when and if it becomes probable that such an event will occur.

Stock-Based Compensation

Apexigen measures all stock-based awards granted to employees and non-employees based on the estimated grant date fair value. For awards subject to service-based vesting conditions, Apexigen recognizes stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, Apexigen recognizes stock-based compensation expense using the accelerated attribution method when it is probable that the performance condition will be achieved. Apexigen recognizes forfeitures as they occur.

Apexigen uses the Black-Scholes option-pricing model to estimate the fair value of stock option awards and recognizes expense using the straight-line attribution approach. The Black-Scholes option-pricing model requires assumptions to be made related to the fair value of Apexigen’s common stock, the expected term of the awards, expected stock priced volatility, risk-free rate for a period that approximates the expected term of the awards and the expected dividend yield.

Income Taxes

Apexigen accounts for income taxes under the asset and liability method. Under this method, Apexigen recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Apexigen measures deferred tax assets and liabilities using enacted tax rates applied to taxable income in the years in which Apexigen expects to realize those temporary differences. Apexigen recognizes the effect on deferred tax assets and liabilities of a change in tax rates as income or loss in the period that includes the enactment date. Apexigen establishes a valuation allowance, when necessary, to reduce deferred tax assets to the amount we expect to realize. Apexigen recognizes financial statement effects of uncertain tax positions when it is more-likely-than-not, based on the technical merits of the position, that it will be sustained upon examination. Apexigen includes interest and penalties related to unrecognized tax benefits within the provision of income tax. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Comprehensive Loss

Comprehensive loss includes net loss and certain changes in stockholders’ deficit that are excluded from net loss, primarily unrealized gains or losses on Apexigen’s marketable securities.

Net Loss per Share

Apexigen calculates basic net loss per share by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is the same as basic net loss per share for each period presented, since the effects of potentially dilutive securities are antidilutive given Apexigen’s net loss.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (“ASU”) No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by various ASUs including ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use model that requires a lessee to recognize a ROU asset and lease liability on the balance sheets for all leases with a term longer than 12 months. Apexigen will classify leases as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

Apexigen early adopted the new standard on January 1, 2020 using the modified retrospective transition method. Apexigen adopted Topic 842 and related ASUs on January 1, 2020.

Apexigen elected the package of practical expedients permitted under the transition guidance within Topic 842, which allowed Apexigen to carry forward the historical lease classification, retain the initial direct costs for any leases that existed prior to the adoption of the standard and not reassess whether any contracts entered into prior to the adoption are leases,

Upon adoption on January 1, 2020, Apexigen recognized a lease liability of approximately $1.7 million and a right-of-use asset of approximately $1.7 million from their operating leases. As Apexigen’s leases do not provide an implicit rate, Apexigen uses its incremental borrowing rate as the discount rate to calculate the present value of lease payments. The incremental borrowing rate represents an estimate of the interest rate that would be required to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The weighted average discount rate associated with the operating leases as of January 1, 2020 is 5.84%. The standard did not have a significant impact on the statements of operations and comprehensive loss.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), which involves changes to the disclosure requirements for fair value measurement. The amendments in this ASU include the removal, modification, and addition of several requirements pertaining to Topic 820. The standard was effective for annual periods beginning after December 15, 2019 for all entities. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. Apexigen adopted this standard on January 1, 2020. The adoption of this standard did not have a significant impact on Apexigen’s financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which improves the application of income tax-related guidance and reduces the complexity related to the accounting for income taxes. The ASU’s amendments are based on changes that were suggested by stakeholders as part of FASB’s simplification initiatives. The standard is effective for Apexigen as of January 1, 2022 and all interim periods the following year. Early adoption is permitted. Apexigen early adopted the new standard on January 1, 2021. The adoption of this standard did not have a significant impact to Apexigen’s financial statements.

Recent Accounting Pronouncements

The adoption dates discussed below reflect the election as an emerging growth company.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as clarified in subsequent amendments. The standard changes the impairment model for certain financial instruments. The new model is a forward-looking expected loss model and will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance sheet credit exposures. This includes loans, held-to-maturity debt securities, loan commitments, financial guarantees and net investments in leases, as well as trade receivables. For available-for-sale debt securities with unrealized losses, credit losses will be measured in a manner similar to the existing standard, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. The standard is effective for Apexigen for fiscal years and interim periods beginning January 1, 2023. Early adoption is permitted. Apexigen has not yet assessed the effect of adopting the standard on its financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for certain financial instruments including convertible instruments and contracts on entity’s own equity. It reduces the number of accounting models for convertible debt instrument and convertible preferred stock. In addition, it amends the guidance for derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. Early adoption is permitted. Apexigen adopted this standard on January 1, 2022. Apexigen does not expect the adoption of this standard to have a significant impact on Apexigen’s financial statements.

In October 2020, the FASB issued ASU No. 2020-10, Codification Improvements, which improves consistency by amending the Codification to include all disclosure guidance in the appropriate disclosure sections. In addition, it clarifies application of various provisions in the Codification by amending and adding new headings, cross referencing to other guidance, and refining or correcting terminology. Early adoption is permitted. Apexigen adopted this standard on January 1, 2022. Apexigen does not expect the adoption of this standard to have a significant impact on Apexigen’s financial statements.

3. Fair Value Measurement

Apexigen records financial assets and liabilities at fair value. The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. Apexigen categorizes assets and liabilities recorded at fair value in the financial statements based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Apexigen’s cash equivalents consisting of money market funds and U.S. treasury securities are classified as Level 1 because they are valued using quoted market prices. Apexigen’s short-term investments, consisting of government debt securities, corporate debt securities, commercial paper, and asset backed securities, recorded as available-for-sale securities, are classified as Level 2 because their value is based on valuations using significant inputs derived from or corroborated by observable market data.

In certain cases where there is limited activity or less transparency around the inputs to valuation, Apexigen classifies securities as Level 3. Level 3 liabilities consist of the preferred stock warrant liability.

The following tables set forth Apexigen’s financial instruments that Apexigen measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$18,201	$—	$—	$18,201
U.S. treasury securities	2,500	—	—	2,500
Commercial paper	—	21,881	—	21,881
Corporate debt securities	—	7,494	—	7,494
Asset backed securities	—	3,307	—	3,307

Total	$20,701	$32,682	$—	$53,383

Financial liability:
Preferred stock warrant liability	$—	$—	$2	$2

Total	$—	$—	$2	$2

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$18,526	$—	$—	$18,526
Commercial paper	—	5,498	—	5,498
Corporate debt securities	—	4,512	—	4,512
Government debt securities	—	1,503	—	1,503
Asset backed securities	—	1,404	—	1,404

Total	$18,526	$12,917	$—	$31,443

Financial liability:
Preferred stock warrant liability	$—	$—	$2	$2

Total	$—	$—	$2	$2

The only financial liability measured at fair value on a recurring basis is the preferred stock warrant liability, a level 3 instrument, with a fair value of $2,000 as of December 31, 2020 and 2021. Apexigen estimates the fair value of the preferred stock warrant liability using the Black-Scholes option-pricing model, which requires inputs such as the expected volatility based on comparable public companies, the estimated fair value of the preferred stock, and the estimated time to liquidity.

The following tables summarize the estimated fair value of Apexigen’s marketable securities and the gross unrealized holding gains and losses (in thousands):

	December 31, 2020
	Amortized Cost	Unrealized		Estimated Fair Value
		Gains	Losses
Cash and cash equivalents:
Cash	$7,083	$—	$—	$7,083
Money market funds	18,201	—	—	18,201

Total cash and cash equivalents	$25,284	$—	$—	$25,284

Marketable securities:
U.S. treasury securities	$2,499	$1	$—	$2,500
Commercial paper	21,881	—	—	21,881
Corporate debt securities	7,492	2	—	7,494
Asset backed securities	3,307	—	—	3,307

Total marketable securities	$35,179	$3	$—	$35,182

	December 31, 2021
	Amortized Cost	Unrealized		Estimated Fair Value
		Gains	Losses
Cash and cash equivalents:
Cash	$4,917	$—	$—	$4,917
Money market funds	18,526	—	—	18,526

Total cash and cash equivalents	$23,443	$—	$—	$23,443

Marketable securities:
Commercial paper	$5,498	$—	$—	$5,498
Corporate debt securities	4,515	—	(3)	4,512
Government debt securities	1,503	—	—	1,503
Asset backed securities	1,405	—	(1)	1,404

Total marketable securities	$12,921	$—	$(4)	$12,917

4. Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2020	2021
Laboratory equipment	$909	$943
Furniture and fixtures	28	28
Office equipment	30	25
Software	12	12

Total property and equipment	979	1,008
Less: accumulated depreciation	(670)	(763)

Total property and equipment, net	$309	$245

Depreciation expense for property and equipment was $127,000 and $105,000 for the years ended December 31, 2020 and 2021, respectively.

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31,
	2020	2021
Accrued clinical trial and manufacturing costs	$4,818	$6,472
Accrued personnel costs	1,142	1,172
Other accrued liabilities	637	844

Total accrued liabilities	$6,597	$8,488

5. Leases

Apexigen recognizes lease liabilities based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases. The right-of-use assets as of January 1, 2020 were the amount of the initial measurement of lease liability less the unamortized deferred rent balance. As of December 31, 2020 and 2021, the right-of-use assets were $1.1 million and $0.5 million, respectively, and lease liabilities were $1.2 million and $0.5 million, respectively. Rent expense was $0.8 million and $0.6 million for the years ended December 31, 2020 and 2021, respectively.

Apexigen leases its principal facility under a non-cancelable operating lease agreement with a lease term ending in April 2023. In February 2019, Apexigen entered into a sublease agreement for additional space at the same location as its principal facility. The sublease had a one-year term, which commenced on March 1, 2019, with an option to extend for an additional year. In March 2020, Apexigen extended the sublease to August 2021. In January 2021, Apexigen agreed to terminate the sublease in April 2021. As Apexigen’s leases did not provide an implicit rate, Apexigen used its incremental borrowing rate as the discount rate to calculate the present value of lease payments. The incremental borrowing rate represents an estimate of the interest rate that would be required to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. The weighted average discount rate associated with operating lease modifications was 5.05%.

Future minimum lease payments as of December 31, 2021, are as follows (in thousands):

Year ending December 31,	Operating Leases
2022	$422
2023	106

Total undiscounted future lease payments	528
Less: imputed interest	(18)

Total lease liabilities	$510

6. Convertible Preferred Stock

In 2020, Apexigen issued an aggregate of 8,602,082 shares of Series C preferred stock in exchange for gross proceeds of approximately $13.3 million.

Apexigen’s authorized, issued and outstanding shares, carrying value and aggregate liquidation preferences of its convertible preferred stock at December 31, 2020 and 2021 are as follows (in thousands, except for share amounts):

Convertible Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A-1	39,196,116	39,196,116	$19,787	$19,990
Series A-2	12,652,762	12,625,343	2,525	2,525
Series B	14,218,546	14,218,546	14,895	15,000
Series C	82,503,347	79,090,623	121,500	122,570

Total	148,570,771	145,130,628	$158,707	$160,085

At December 31, 2020 and 2021, the characteristics of the convertible preferred stock are as follows:

Dividend Provisions

In each calendar year, the holders of each share of then-outstanding preferred stock shall be entitled to receive, when and if declared by the Board, out of any funds and assets of Apexigen legally available therefore, noncumulative dividends at the annual rate of $0.0408 per share for Series A-1, $0.016 per share for Series A-2, $0.0844 per share for Series B, and $0.124 per share for Series C, prior and in preference to the payment of any dividends on the common stock in such calendar year. Payments of any dividends to the holders of preferred stock shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series of preferred stock. There have been no dividends declared to date.

Conversion Rights

Each share of preferred stock is convertible, at the option of the holder of preferred stock, into the number of shares of common stock that results from dividing the original issue price for such series of preferred stock by the conversion price for such series of preferred stock that is in effect at the time of conversion. The initial conversion price for each series of preferred stock is the original issue price for such series of preferred stock. The conversion price of each series of preferred stock may be subject to adjustment from time to time from stock splits, combinations, reorganizations, reclassifications, consolidations, or sales of shares below the applicable conversion price.

All of the preferred stock will automatically be converted into fully paid and non-assessable shares of common stock immediately prior to the closing of an underwritten public offering of shares of the common stock of Apexigen pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of common stock provided that the aggregate gross proceeds to Apexigen are not less than $30.0 million or in the event that holders of at least 50% of the outstanding shares of Series A-1, Series B and Series C preferred stock, voting together as a single class and on an as-converted basis, consent to the conversion to common stock.

Voting Rights

Each holder of shares of outstanding preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which such shares of preferred stock could be converted.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Apexigen, or deemed liquidation event, the funds and assets that may be legally distributed to Apexigen’s stockholders will be distributed to the holders of Series C preferred stock in preference to the holders of Series B, Series A-1, Series A-2 and common stock in an amount equal to $1.54974 per share. After the payment in full of the preferred liquidation preference of the Series C, all remaining assets will be distributed to the holders of Series B preferred stock in preference to the holders of Series A-1, Series A-2 and common stock in an amount equal to $1.05496 per share. After the payment in full of the preferred liquidation preference of the Series B, all remaining assets will be distributed to the holders of Series A-1 in preference to the holders of Series A-2 and common stock in an amount equal to $0.51 per share. After the payment in full of the preferred liquidation preference of the Series A-1, all remaining assets will be distributed to the holders of Series A-2 in preference to the holders of common stock in an amount equal to $0.20 per share. After the payment in full of the preferred liquidation preferences of all series of preferred stock, all remaining assets will be distributed to the holders of preferred stock and common stock on an as-converted to common stock basis, provided, however, that the aggregate distributions with respect to any share of preferred stock shall not exceed an amount equal to two times the applicable liquidation preference for that share of preferred stock plus any declared but unpaid dividends. Upon any liquidation, dissolution, or winding up of Apexigen, in the order of liquidation preference, if the available funds and assets are insufficient to permit the payment to holders of the applicable series of preferred stock of their full preferential amount, then the entire available funds and assets will be distributed among the holders of such then-outstanding preferred stock pro rata, according to the number of outstanding shares of preferred stock held by each holder thereof.

7. Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders of Apexigen. Subject to the preferences that may be applicable to any outstanding shares of the convertible preferred stock, the holders of the common stock are entitled to receive ratably such dividends, if any, as the Board may declare. The Board has declared no dividends to date.

At December 31, 2021, Apexigen has reserved the following shares of common stock for the following purposes:

Series A-1 convertible preferred stock outstanding, as converted	39,196,116
Series A-2 convertible preferred stock outstanding, as converted	12,625,343
Series B convertible preferred stock outstanding, as converted	14,218,546
Series C convertible preferred stock outstanding, as converted	79,090,623
Options issued and outstanding	34,522,687
Options available for future grants	8,671,812
Common stock warrants	102,998
Series A-2 preferred stock warrant	27,419

Total common stock reserved for issuance	188,455,544

8. Clinical Study Agreement Amendment with Parker Institute

In April 2017, Apexigen entered into a collaboration agreement with Parker Institute for Cancer Immunotherapy (“PICI”) for the clinical development of sotiga. Under the terms of the arrangement, PICI funded the cost of a clinical trial of sotiga in combination with other agents in pancreatic cancer, and Apexigen supplied sotiga and provided related services at no cost. Upon achievement of certain clinical development and regulatory milestones by APX005M in pancreatic cancer, Apexigen will be obligated to pay back a multiple of PICI’s trial costs.

In October 2019, Apexigen and PICI amended the agreement to update Apexigen’s payment obligations. As a result of the amendment, Apexigen paid $1.0 million in cash and issued 1,290,540 shares of its common stock to PICI as compensation for services previously rendered. The cash payment and the fair value of the common stock of $0.9 million were recognized immediately as research and development expense. Upon the completion of the other milestones, Apexigen recognized $0.7 million in research and development expenses for the year ended December 31, 2020. There were no expenses recognized during the year ended December 31, 2021. Future amounts of up to an aggregate of $9.6 million in cash and shares of Apexigen’s common stock are payable based on the achievement of certain clinical development milestones, none of which were probable as of December 31, 2021, and no amounts have been recognized.

9. Stock-Based Compensation

In December 2010, Apexigen adopted the 2010 Stock Incentive Plan and 2010 Equity Incentive Plan, which expired in 2020. In August 2020, Apexigen adopted the 2020 Equity Incentive Plan (the 2020 Plan and, together with the 2010 Stock Incentive Plan and the 2010 Equity Incentive Plan, the Plans). As of December 31, 2021, Apexigen had reserved 43,194,499 shares of common stock for the issuance of incentive and nonstatutory stock options to purchase common stock, stock awards, and restricted stock awards to employees, directors, and consultants under the Plans.

The Board determines the period over which options become exercisable and options generally vest over a four-year period. No option will become exercisable after the expiration of ten years from the date of grant. The term of an incentive stock option (“ISO”) granted to a 10% stockholder will not exceed five years from the date of the grant. The exercise price of an ISO and nonstatutory stock option (“NSO”) will not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% stockholder will not be less than 110% of the estimated fair value of the shares on the date of grant.

On August 6, 2020, the Board approved the repricing of 4,438,847 stock options for various employees using a new exercise price of $0.47 per share, which represented the estimated fair value of a share of Apexigen’s common stock on the repricing date. The weighted-average grant date fair value of options repriced was $0.31 per share. The stock options originally had a range of exercise prices from $0.67 to $0.74 per share. The repriced stock options will continue to vest according to their original vesting schedules and will retain their original expiration dates. Apexigen compared the fair value of the modified options and the fair value of the original options immediately before and after the terms and conditions were modified. Since the fair value of the modified awards exceeds the fair value of the original awards at the modification date, the repricing resulted in incremental compensation cost of $156,000, of which $26,000 was immediately recognized as stock-based compensation for the vested repriced options at the modification date. After the modification date, Apexigen recognized $28,000 as stock-based compensation for the remainder of the year ended December 31, 2020. During the year ended December 31, 2021, Apexigen recognized $31,000 of stock-based compensation. At December 31, 2021, there was $40,000 of unrecognized incremental compensation cost, which is expected to be recognized over a weighted average period of 1.8 years.

In February 2021, Apexigen entered into a consulting agreement with a board member and granted an option (the “Stock Option”) to acquire 200,000 shares of common stock. The Stock Option vests upon the achievement of certain performance milestones and has a ten-year term. Based on the guidance in ASC Topic 718, Stock Compensation, Apexigen concluded that the Stock Option is a performance-based stock option. As determined by the Board of Directors, Apexigen achieved one of the performance milestones under the Stock Option during 2021. As a result, 50,000 options were vested during the quarter ended March 31, 2021, and Apexigen recognized $20,000 stock-based compensation expense in the three months ended March 31, 2021. No other performance milestone was achieved as of December 31, 2021. The unrecognized stock-based compensation expense for this option at December 31, 2021 is approximately $60,000.

Stock-based compensation is included in the statements of operations and comprehensive loss in research and development and general and administrative expense depending on the nature of the services provided. The following table illustrates stock-based compensation expense related to stock options granted under the Plans recognized for the years indicated (in thousands):

	Years Ended December 31,
	2020	2021
Research and development	$531	$292
General and administrative	814	851

Total stock-based compensation	$1,345	$1,143

The grant date fair value of the shares of common stock underlying stock options was determined by the Board with the assistance of management and an independent third-party valuation specialist. Because there was no public market for Apexigen’s common stock, the Board determined fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including important developments in Apexigen’s operations, valuations performed by an independent third party, sales of convertible preferred stock, actual operating results and financial performance, the conditions in the biotechnology industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of Apexigen’s common stock, among other factors.

In determining the fair value of the options granted, Apexigen used the Black-Scholes option-pricing model and the following assumptions:

	Years Ended December 31,
	2020	2021
Expected term (years)	5.00 - 10.00	5.62 - 10.00
Expected volatility	75% to 82%	88%
Risk-free interest rate	0.27% - 1.51%	0.60% - 1.20%
Expected dividend	0%	0%

In determining the fair value of the repriced options and the original options at the modification date, Apexigen used the Black-Scholes option-pricing model and the following assumptions:

Reprice
Expected term (years)	4.26 - 6.47
Expected volatility	80%
Risk-free interest rate	0.18% - 0.34%
Expected dividend	0%

The assumptions used to determine the fair value of the stock options are as follows:

•

Expected volatility: Because Apexigen’s stock is not traded in an active market, Apexigen calculates volatility by using the historical volatilities of the common stock of comparable publicly traded companies. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. Apexigen will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

•	Risk-free interest rate: Apexigen bases the risk-free interest rate from the U.S. Treasury yield curve in effect at the measurement date with maturities approximately equal to the expected term.

•	Expected term: Apexigen determines the expected life of options granted using the “simplified” method. Under this approach, Apexigen presumes the expected term to be the mid-point between the weighted-average vesting term and the contractual term of the option. The simplified method makes the assumption that the award recipient will exercise share options evenly over the period when the share options are vested and ending on the date when the share options would expire.

•

Expected dividend yield: Apexigen has never paid cash dividends on its common stock and does not have plans to pay cash dividends in the future. Therefore, Apexigen uses an expected dividend yield of zero.

•

Common Stock Valuation: Given the absence of a public trading market of Apexigen’s common stock, the Board considers numerous subjective and objective factors to determine the best estimate of fair value of Apexigen’s common stock underlying the stock options granted to its employees and non-employees. In determining the grant date fair value of its common stock, Apexigen uses certain assumptions, including probability weighting events, volatility, time to liquidation, risk-free interest rate, and assumption for a discount for lack of marketability. Apexigen uses a hybrid of the Option Pricing Model (“OPM”) and the Probability-Weighted Expected Return Method (“PWERM”) for determining our enterprise value. Application of these methods involves the use of estimates, judgments, and assumptions that are complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Following completion of the Merger, the Board intends to determine the fair value of the common stock based on the closing price of the common stock on or around the date of grant.

The following table summarizes stock option activity under the Plans (in thousands, except share and per share amounts):

	Options Available to Grant	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	8,371,662	35,371,809	$0.27
Granted	(1,545,000)	1,545,000	$0.47
Exercised	—	(548,972)	$0.18
Cancelled	1,845,150	(1,845,150)	$0.39

Outstanding at December 31, 2021	8,671,812	34,522,687	$0.28	5.07	$7,095

Vested and exercisable at December 31, 2021		30,442,623	$0.25	4.63	$7,052

Vested and expected to vest at December 31, 2021		34,372,687	$0.28	5.05	$7,095

The weighted-average grant date fair value of options granted during the years ended December 31, 2020 and 2021 was $0.44 per share and $0.35 per share, respectively. At December 31, 2021, there was $1.5 million of unrecognized stock-based compensation cost related to stock options granted to employees and others under the Plans, which Apexigen expects to recognize over a weighted average period of 1.9 years. During the year ended December 31, 2020, the aggregate intrinsic value of the options exercised was not significant. For the year ended December 31, 2021, the aggregate intrinsic value of the options exercised was $0.2 million.

10. Commitments and Contingencies

License Agreement

In September 2010, Apexigen entered into an exclusive license agreement with Epitomics for the use of certain Epitomics patents and know-how with the right to sublicense. Epitomics was acquired by Abcam plc (“Abcam”) in 2012 and is a now a wholly owned indirect subsidiary of Abcam. As the sole consideration for this sublicense,

Apexigen is required to pay to Abcam a percentage of the total cash proceeds received by Apexigen from any sublicenses entered into prior to expiration of the exclusive license agreement in September 2020, to the extent such amounts are received in consideration of the grant of a sublicense under the Abcam patents. Under the agreement with Novartis (see Note 2), Apexigen had received royalty proceeds totaled $1.9 million and $3.6 million as of December 31, 2020 and 2021, respectively, of which Apexigen is required to pay a percentage to Abcam. In July 2021, Apexigen and Abcam reached agreements to extend the time for Apexigen to pay Abcam its portion of the royalty proceeds to July 2022. There was $0.2 million and $0.4 million contingently due under this license agreement as of December 31, 2020 and 2021. As of December 31, 2020 and 2021, Apexigen has neither paid nor recorded any portion of this $0.4 million contingent liability to Abcam.

Other

No liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded as it is not probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Apexigen enters into contracts in the normal course of business with contract research organizations for preclinical studies and clinical trials and contract manufacturing organizations for the manufacture of clinical trial materials.

11. Income Taxes

Apexigen recorded no provision for income taxes for the years ended December 31, 2020 and 2021. Apexigen incurred net operating losses for all the periods presented.

The effective tax rate of the provision for income taxes differs from the federal statutory rate as follows:

	Years Ended December 31,
	2020	2021
Federal statutory income tax rate	21.0%	21.0%
Permanent differences	(0.5)%	(0.3)%
Other credit	1.7%	3.2%
Other	0.6%	(0.3)%
State rate change impact	(21.0)%	0.0%
Change in valuation allowance	(1.8)%	(23.6)%

	0.0%	0.0%

The components of the deferred tax assets and liabilities are as follows (in thousands):

	Years Ended December 31,
	2020	2021
Deferred tax assets:
Net operating loss carry forwards	$21,135	$27,217
Tax credits	3,049	3,964
Other reserves and accruals	1,641	1,334

Gross deferred tax assets	25,825	32,515
Deferred tax liabilities:
Depreciation and amortization	(32)	(24)
Right-of-use assets	(236)	(101)

Gross deferred tax liabilities	(268)	(125)
Valuation allowance	(25,557)	(32,390)

Net deferred tax assets	$—	$—

Realization of the deferred tax assets depends upon future taxable income. Since the amount and timing of future income are uncertain, the net deferred tax assets as of December 31, 2020 and 2021 have been fully offset by a valuation allowance. The valuation allowance increased by $0.4 million and $6.8 million during the years ended December 31, 2020 and 2021, respectively.

As of December 31, 2021, Apexigen had federal net operating loss (“NOL”) carryforwards totaling $129.6 million. Of the $129.6 million, $101.4 million related to NOLs generated after December 31, 2017 and are carried forward indefinitely but are subject to an 80% of taxable income limitation, and $28.3 million will begin to expire in 2033. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) permits NOL carryovers and carrybacks to offset 100% of taxable income for years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years. The CARES Act did not have an impact to Apexigen’s NOLs. As of December 31, 2021, Apexigen had state NOL carryforward of $64.5 million, which will begin to expire in 2035. Apexigen also has federal and state research and development tax credits of $3.1 million and $2.3 million, respectively, as of December 31, 2021. The federal research credits will begin to expire in the year 2030, and the state research credits have no expiration date. Apexigen qualified for Federal Orphan Drug credit in 2020 and started to claim the credit for tax year 2021. As of December 31, 2021, Apexigen has federal Orphan Drug credits of $0.5 million, which will begin to expire in 2041.

Apexigen’s NOL and credit carryforwards may be subject to annual limitations due to ownership change provisions by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of NOLs and tax credits before utilization.

Apexigen elected to recognize, if incurred, interest and penalties related to liabilities for uncertain tax positions as a part of income tax expense. Apexigen has incurred no such interest and penalties to date.

Apexigen determines its uncertain tax positions based on whether and how much of a tax benefit taken by Apexigen in its tax filings is more likely than not to be sustained upon examination by the relevant income tax authorities.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

	Years Ended December 31,
	2020	2021
Gross unrecognized tax benefit at January 1	$966	$1,181
Additions for tax provision taken in the current year	215	417

Gross unrecognized tax benefit at December 31	$1,181	$1,598

Apexigen does not expect the unrecognized tax benefits to change significantly over the next 12 months. Apexigen files income tax returns in the U.S. federal jurisdiction and the states of California and New York. Apexigen is subject to examination by the Internal Revenue Service and the state jurisdictions for all tax years.

12. 401(k) Plan

Apexigen has a 401(k) retirement plan that covers all employees. The 401(k) plan provides for voluntary contributions by employees of up to 100% of their eligible compensation, subject to the maximum allowed by law. Apexigen matches employee contributions up to a maximum of 4% of their salary. Apexigen recognized related expense of $128,000 and $139,000 for the years ended December 31, 2020 and 2021, respectively.

13. Subsequent Events

On January 23, 2022, Apexigen granted 110,344 shares of stock options to certain Board members and 5,007,000 shares of stock options to various employees.

On March 17, 2022, Brookline Capital Acquisition Corp. (“BCAC”) and Apexigen entered into a definitive business combination agreement (“BCA”) pursuant to which BCAC and Apexigen would combine, with the former equityholders of both entities holding equity in the combined public company listed on the Nasdaq Stock Exchange (the “Combined Company”) and with Apexigen’s existing equityholders owning a majority of the equity in the combined public company. It is expected that there will be a substantial rollover of equity by the existing equityholders of Apexigen. Under the BCA, the transaction values Apexigen at $205.0 million on a net-equity basis, net of exercise proceeds for Apexigen’s pre-closing options and warrants.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

BROOKLINE CAPITAL ACQUISITION CORP.,

PROJECT BAROLO MERGER SUB, INC.,

and

APEXIGEN, INC.

Dated as of March 17, 2022

A-i

A-ii

A-iii

Table of Contents

Page

Section 10.03	Severability	A-66

Section 10.04	Entire Agreement; Assignment	A-66

Section 10.05	Parties in Interest	A-66

Section 10.06	Governing Law	A-66

Section 10.07	Waiver of Jury Trial	A-66

Section 10.08	Headings	A-67

Section 10.09	Counterparts	A-67

Section 10.10	Specific Performance	A-67

EXHIBIT A	Registration Rights and Lock-Up Agreement

EXHIBIT B	Surviving Corporation Amended and Restated Certificate of Incorporation

EXHIBIT C	BCAC Second Amended and Restated Certificate of Incorporation

EXHIBIT D	Equity Plan

EXHIBIT E	ESPP

SCHEDULE 1	Company Knowledge Parties

SCHEDULE 2	Key Company Stockholders

A-iv

This BUSINESS COMBINATION AGREEMENT, dated as of March 17, 2022 (this “Agreement”), is by and among Brookline Capital Acquisition Corp., a Delaware corporation (“BCAC”), Project Barolo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Apexigen, Inc., a Delaware corporation (the “Company”). Capitalized terms used but defined elsewhere herein have the meanings assigned to them in Section 1.01.

WHEREAS, BCAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of BCAC, formed in anticipation of the Merger;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), BCAC and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of BCAC;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and the Merger and declared their advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of BCAC (the “BCAC Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of BCAC;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and the Merger and declared their advisability and approved the Merger and the other Transactions, (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, BCAC, the Company and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, Key Company Stockholders holding at least the shares of Company Capital Stock sufficient to deliver the Requisite Approval will vote their shares of Company Capital Stock in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, BCAC and certain stockholders of the Company shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company shall enter into a Purchase Agreement (the “Equity Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has agreed to purchase from BCAC up to $50,000,000 of BCAC common stock (subject to certain limitations contained in the Equity Purchase Agreement) from time to time over a 24-month period following the Closing;

WHEREAS, BCAC has entered into subscription agreements with certain investors, and the parties hereto anticipate that certain other investors and BCAC shall become parties to additional subscription agreements prior to the Closing (all such subscription agreements, collectively the “Subscription Agreement”), pursuant to which all such investors, upon the terms and subject to the conditions set forth in the Subscription Agreement, shall purchase shares of BCAC Common Stock, together with a warrant to purchase shares of BCAC Common Stock for a 1⁄2 share of BCAC Common Stock per share of BCAC Common Stock, at a purchase price of at least $15,000,000 in the aggregate (and at a per share price of $10.00) a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the Merger and the other Transactions;

WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, BCAC and the Sponsor are entering into that certain Sponsor Share Surrender Agreement (the “Sponsor Agreement”), a copy of which has been provided to the Company, pursuant to which, on the terms and subject to the conditions set forth therein, the Sponsor has agreed to, among other things, (a) vote in favor of the Transaction, (b) comply with the lock-up provisions provided for in the Letter Agreement previously entered into between BCAC and Sponsor and (c) forfeit certain shares of BCAC Common Stock held by Sponsor in the event the BCAC Related Funds Amount at Closing is less than twenty million Dollars ($20,000,000); and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and BCAC are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options outstanding immediately prior to the Effective Time.

“Aggregate Closing Merger Consideration” means a number of shares of BCAC Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value divided by (b) $10.00.

“Aggregate Closing Merger Consideration Value” means the sum of (a) $205,000,000 and (b) the Aggregate Exercise Price.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Stockholder Support Agreement, the Registration Rights and Lock-Up Agreement, the Sponsor Agreement and all other agreements, certificates and instruments executed and delivered by BCAC, Merger Sub or the Company in connection with the Transactions.

“BCAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of BCAC dated January 28, 2021.

“BCAC Common Stock” means BCAC’s common stock, par value $0.0001 per share.

“BCAC Material Adverse Effect” means any event, circumstance, change or effect (an “Effect”) that, individually or in the aggregate with all other Effects, is or is reasonably expected to have a material adverse effect on the business, financial condition or results of operations of BCAC; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a BCAC Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law (including COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which BCAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, epidemics, pandemics or disease outbreaks or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by BCAC as required by this Agreement or any Ancillary Agreement, or (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction; (viii) any actions taken, or failures to take action, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement; or (ix) any statements, documents or items that are set forth in the BCAC SEC Reports publicly available prior to the date hereof, except in the cases of clauses (i) through (v), to the extent that BCAC is materially disproportionately affected thereby as compared with other similarly situated participants in the industry in which BCAC operates.

“BCAC Organizational Documents” means the BCAC Certificate of Incorporation, By Laws, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“BCAC Related Funds Amount” means the amount of cash proceeds from (i) the Private Placements, as actually received by BCAC prior to or substantially concurrently with the Closing from investors to the Trust Account or that were first introduced by BCAC or its Representatives or (ii) as a result of public stockholders not redeeming shares reflecting cash that is currently maintained in the Trust Account.

“BCAC Units” means one share of BCAC Common Stock and one-half of a BCAC Warrant.

“BCAC Warrants” means warrants to purchase shares of BCAC Common Stock, with each warrant exercisable for one share of BCAC Common Stock at an exercise price of $11.50.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

“Company Business” means the business of the Company as currently conducted and currently proposed by the Company to be conducted as of the date hereof.

“Company Bylaws” means the Bylaws of the Company as adopted June 30, 2010, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company dated December 5, 2017, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s common stock, with a par value of $0.001 per share.

“Company Debt” means the following obligations of the Company: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property; (b) the amount of all liabilities pursuant to all financial leases (including such liabilities pursuant to capital leases but excluding such liabilities pursuant to facility leases); (c) all liabilities evidenced by bonds, debentures, notes, hedging and swap arrangements, any performance bond or letter of credit (to the extent drawn) or other similar instruments or debt securities; (d) all guarantees of the debt of other Persons; (e) all liabilities in respect of bankers’ acceptances; and (f) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing.

“Company Fully Diluted Capital Stock” means the sum of, without duplication, (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Company Options and Company Warrants in each case prior to the Effective Time that are issued and outstanding immediately prior to the Effective Time), (b) the aggregate number of shares of Company Common Stock issuable upon the conversion of all issued and outstanding shares of Company Preferred Stock immediately prior to the Effective Time and (c) the aggregate number of shares of Company Capital Stock that are issuable upon the full exercise or conversion of all Company Options and all Company Warrants, outstanding as of the Effective Time, in each case, on a fully-diluted, as converted-to-Company-Common-Stock basis.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, epidemics, pandemics or disease outbreaks or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities and including any impact on the stock price of BCAC), (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect to the extent otherwise permitted by this definition, (ix) any actions taken, or failures to take action, in each case, which BCAC has requested or to which it has consented or which actions are contemplated by this Agreement, or (x) any statements, documents or items that have been Made Available or that are set forth in the Company Disclosure Schedule, except in the cases of clauses (i) through (v), to the extent that the Company is materially disproportionately affected thereby as compared with other similarly situated participants in the industries in which the Company operates.

“Company Option Plans” means, collectively, the Apexigen, Inc. 2010 Equity Stock Incentive Plan and the Apexigen, Inc. 2020 Equity Incentive Plan, as each may have been amended, supplemented or modified from time to time.

“Company Options” means all options to purchase outstanding shares of Company Common Stock, including options granted under the Company Option Plans.

“Company Organizational Documents” means the Company Certificate of Incorporation, the Company Bylaws, Investor Rights Agreement, Voting Agreement, and Right of First Refusal and Co-Sale Agreement, in each case as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Preferred Stock” means the shares of the Company’s preferred stock, including the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Company Software” means Software owned or purported to be owned by or developed by or for the Company.

“Company Warrant” means a warrant to purchase Common Stock or Series A-2 Preferred Stock.

“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of the Company, or any Suppliers or customers of the Company or BCAC or its subsidiaries (as applicable) that is not already generally available to the public.

“Contract” means any written contract, agreement or arrangement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration divided by (b) the Company Fully Diluted Capital Stock.

“FDA” means the U.S. Food and Drug Administration.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, the Veterans Administration, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority, and in each case any third party payor administering such programs.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, any court, tribunal, arbitrator, mediator or similar dispute resolution party, and any self-regulatory organization.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Health Care Laws” means all Laws applicable to the Company’s business and relating to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, manufacture, transfer, storage, distribution, approval, labeling, marketing, pricing, third-party reimbursement or sale of drugs and biological products, to the extent applicable to the Company’s business as previously and currently conducted, including (i) the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the Program Fraud Civil Remedies Act, 31 U.S.C. Section 3801 et seq., 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7, and the regulations promulgated pursuant to such statutes, and other federal healthcare fraud and abuse statutes or regulations and any comparable self-referral or fraud and abuse Law promulgated by any state including, without limitation, so-called all payor self-referral or fraud and abuse Laws; (ii) HIPAA and any Law the purpose of which is to protect the privacy of individually-identifiable patient information; (iii) the Patient Protection and Affordable Care Act, Pub. L. 111-148, as amended by the Health Care and Education Reconciliation Act of 2010, Pub. L. 111-152, and the regulations promulgated thereunder; (iv) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (Medicare); (v) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (Medicaid); (vi) 10 U.S.C. § 1071 et seq (TRICARE); (vii) the Sunshine/Open Payments Law

(42 U.S.C. § 1320a-7h) and similar state or foreign laws related the reporting of manufacturer payments or transfers of value to health care professionals; (viii) any Laws pertaining to licensing, certification, accreditation and any other Law relating to the manufacture, sale, and distribution of biological products and the billing, submission, or collection of claims or payments in connection with, any and all of the foregoing, by the Company; and (ix) all applicable implementing regulations, rules, ordinances and Orders related to any of the foregoing; and (x) all applicable implementing regulations, rules, ordinances and Orders related to any of the foregoing.

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the HITECH Act, and as otherwise may be amended from time to time by Congress and/or rulemaking authority of the Secretary of the Department of Health and Human Services, and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160, 162 and 164), and the Breach Notification Rule (45 C.F.R. Parts 160 and 164 Parts A and D).

“HITECH Act” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the Health Information Technology for Economic and Clinical Health Act, and all rules and regulations promulgated under such acts.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all intellectual and proprietary rights, including: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, mask works, rights in topography, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names, social media accounts, websites and content; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) Software and rights in Software; (h) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement dated as of December 5, 2017 by and among the Company and each of the stockholders of the Company listed on Exhibit A thereto, as amended.

“Key Company Stockholders” means the persons and entities listed on Schedule 2.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule 1 after reasonable inquiry, and in the case of BCAC, the actual knowledge of Samuel P. Wertheimer, Patrick A. Sturgeon, and Scott A. Katzmann, after reasonable inquiry.

“Law” means any applicable federal, state, municipal, local or foreign law (including common law), statute, ordinance, self-regulatory requirement, code, rule, regulation, Order, decree, ruling, judgment, licensing requirement, treaty, or other legal requirement, including without limitation all Regulatory Laws and Privacy/Data Security Laws, applicable to the Company’s or BCAC’s business, as the case may be, including (without limitation) those promulgated, interpreted, or enforced by any Governmental Authority.

“Leased Real Property” means all real property leased by the Company as tenant, together with, to the extent leased by the Company, all land, buildings, structures, alterations, improvements and fixtures located thereon, and all easements, rights of way, and appurtenances of the Company related to the foregoing, other than Owned Real Property.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind, in each case, that secures the payment or performance of an obligation (other than those created under applicable securities laws), and not including any license of Intellectual Property.

“Made Available” means information or materials that have been posted to the virtual data room hosted by the Company through Pandesa Corporation, d/b/a ShareVault prior to the execution and delivery of this Agreement.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“OIG” shall mean the Office of the Inspector General of the U.S. Department of Health and Human Services.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Authority that possesses competent jurisdiction.

“Owned Real Property” means the real property owned by the Company, together with all buildings and other structures, facilities, and other improvements located thereon, and all easements, rights of way, and appurtenances of the Company related to the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith, in each case, for which appropriate reserves have been established in accordance with GAAP in the Financial Statements; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest and (h) other Liens that would not, individually or in the aggregate, have or reasonably be expected to have a material impact on the operation of the business of the Company.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information that identifies or could be used to identify an identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Pharmaceutical Regulatory Authorities” has the meaning set forth in Section 4.25(a).

“Pharmaceutical Regulatory Permits” has the meaning set forth in Section 4.25(a).

“Pharmaceutical Regulatory Laws” has the meaning set forth in Section 4.25(b).

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, or the security of the Company’s Business Systems or Business Data.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company, from which the Company has derived previously or is currently deriving revenue, if applicable, from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the BCAC Certificate of Incorporation.

“Registered Company IP” means all Company-Owned IP that is the subject of registration or an application for registration, including domain names.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or migrating through, in, on, under, or into the indoor or ambient environment.

“Requisite Approval” means the affirmative vote of the holders of (a) at least a majority of the outstanding shares of Company Capital Stock, voting together as a single class and (b) at least a majority of the outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis.

“Right of First Refusal and Co-Sale Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of December 5, 2017 by and among the Company, the stockholders of the Company listed on Exhibit A thereto and each of the founders of the Company listed on Exhibit B thereto, as amended.

“Series A-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-1 Preferred Stock in the Company Certificate of Incorporation.

“Series A-2 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-2 Preferred Stock in the Company Certificate of Incorporation.

“Series B Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Series C Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means Brookline Capital Holdings, LLC, a Delaware limited liability company.

“Stock Exchange” means the Nasdaq Stock Market LLC.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, BCAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by BCAC, Merger Sub or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Voting Agreement” means that certain Amended and Restated Voting Agreement dated as of November 27, 2019 by and among the Company, those stockholders of the Company listed on Exhibit A thereto, the founders of the Company listed on Exhibit B thereto and the key holders listed on Exhibit C thereto, as the same may be amended.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.05(a)
Antitrust Laws	§ 7.13(a)
BCAC	Preamble
BCAC Board	Recitals
BCAC Closing Statement	§ 3.06(b)
BCAC Preferred Stock	§ 5.03(a)
BCAC Proposals	§ 7.01(a)
BCAC SEC Reports	§ 5.07(a)
BCAC Stockholders’ Meeting	§ 7.01(a)
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 7.05(b)
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)

Defined Term	Location of Definition
CMS	§ 4.25(a)
Code	§ 3.02(b)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Share Awards	§ 4.03(a)
Company Stockholder Approval	§ 4.18
Confidentiality Agreement	§ 7.04(b)
Continuing Employees	§ 7.06(c)
Contribution	§ 4.13(e)
Data Security Requirements	§ 4.13(g)
DGCL	Recitals
Dissenting Shares	§ 3.05(a)
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
Equity Plan	§ 7.06(a)
Equity Purchase Agreement	Recitals
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(b)
Estimated Closing Statement	§ 3.06(a)
Exchange Act	§ 4.21
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(d)
Financial Statements	§ 4.07(b)
GAAP	§ 4.07(a)
Goods	§ 4.22(a)
Initial Post-Closing BCAC Directors	§ 2.05(b)
Insurance Policies	§ 4.17(a)
IRS	§ 4.10(a)
Intended Tax Treatment	Recitals
Ladenburg	§ 5.12
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Lincoln Park	Recitals
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
OIG	§ 4.25(a)
Outside Date	§ 9.01(b)
Outstanding BCAC Transaction Expenses	§ 3.04(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
PCAOB Financial Statements	§ 7.14
Per Share Merger Consideration	§ 3.01(a)
Plans	§ 4.10(a)
Prior Financial Statements	§ 4.07(a)
Private Placements	Recitals

Defined Term	Location of Definition
Proxy Statement	§ 7.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
SEC	§ 5.07(a)
Securities Act	§ 5.07(a)
Stockholder Support Agreement	Recitals
Subscription Agreement	Recitals
Surviving Corporation	§ 2.01
Tax	§ 4.14(v)
Tax Return	§ 4.14(v)
Terminating BCAC Breach	§ 9.01(g)
Terminating Company Breach	§ 9.01(f)
Top Supplier	§ 4.22(a)
Transfer Agent Cancellation	§ 3.02(b)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Unaudited Balance Sheets	§ 4.07(b)
WARN Act	§ 4.11(c)
Written Consent	§ 7.03

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature and be subject to all of the restrictions, disabilities and duties of each of the Company and Merger Sub, and all property, real, personal and mixed, and all debts due to any of the Company or Merger Sub shall be vested in the Surviving Corporation.

Section 2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation. After the Effective Time, the Company shall cause the certificate of incorporation of the Surviving Corporation to be amended and restated in its entirety as set forth on Exhibit B.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c) At the Closing, BCAC shall amend and restate, effective as of the Effective Time, the BCAC Certificate of Incorporation to be as set forth on Exhibit C, which shall among other things result in BCAC being renamed as Apexigen, Inc.

Section 2.05 Directors and Officers.

(a) The initial director of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals selected by the Company or BCAC, as the case may be, in accordance with Section 7.17, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The parties shall cause the BCAC Board and the officers of BCAC as of immediately following the Effective Time to be comprised of the individuals selected by the Company or BCAC, as the case may be, in accordance with Section 7.17 (such individuals comprising the BCAC Board as of immediately following the Effective Time, collectively, the “Initial Post-Closing BCAC Directors”), each to hold office in accordance with the BCAC Certificate of Incorporation and the By-Laws of the BCAC.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of BCAC, Merger Sub, the Company or the holders of any of the following securities:

(a) each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time resulting from the conversion or exercise of Company Preferred Stock, Company Warrants and Company Options prior to the Effective Time, but excluding any Dissenting Shares) shall be canceled and converted into the right to receive a number of shares of BCAC Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”);

(b) each share of Company Capital Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation; and

(d) each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by BCAC and converted into an option to purchase a number of shares of BCAC Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of BCAC Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation Section 1.409A-1(b)(5)(v)(D); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of the Surviving Corporation stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above or as agreed to in writing with any holder of a Company Option, following the Effective Time, each Exchanged Option shall continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.

(e) All Company Warrants outstanding immediately prior to the Effective Time shall be treated in accordance with the terms thereof, as may be amended prior to the Effective Time by the Company and the holder thereof with the consent of BCAC (which such consent shall not be unreasonably conditioned, withheld or delayed).

(f) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Closing Merger Consideration issuable to any Person pursuant to Section 3.01(a) shall be calculated on an aggregate basis with respect to all shares of Company Capital Stock held of record by such Person immediately prior to the Effective Time, and (ii) after such aggregation, any fractional share of BCAC Common Stock that would otherwise be issuable to such Person following such aggregation shall be rounded up to a whole share of BCAC Common Stock.

Section 3.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, BCAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by BCAC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Capital Stock, for exchange in accordance with this Article III, the number of shares of BCAC Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable or issuable pursuant to this Agreement (such shares of BCAC Common Stock and any dividends or distributions with respect thereto (pursuant to Section 3.02(c)), being hereinafter referred to as the “Exchange Fund”). BCAC shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, BCAC shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Capital Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to BCAC and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Capital Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent, Solium Capital ULC and its affiliates, d/b/a Shareworks (each, a “Transfer Agent Cancellation”); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and BCAC shall cause the Exchange Agent to deliver, the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01(a) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01(a).

(c) Distributions with Respect to Unexchanged Shares of BCAC Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the BCAC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BCAC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, BCAC shall pay or cause to be paid to the holder of the certificates representing shares of BCAC Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of BCAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of BCAC Common Stock.

(d) No Further Rights in Company Capital Stock. The Per Share Merger Consideration payable upon conversion of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to BCAC Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for two (2) years after the Effective Time shall be delivered to BCAC, upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to BCAC for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of BCAC free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, BCAC or the Surviving Corporation shall be liable to any holder of Company Capital Stock for any such Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h) Withholding Rights. Each of the Surviving Corporation and BCAC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Surviving Corporation or BCAC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or BCAC, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed (but in any case to not require the delivery of a bond), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01(a).

Section 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or BCAC for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of Section 3.01(a).

Section 3.04 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to BCAC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, BCAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, BCAC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of BCAC or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of BCAC or Merger Sub in connection with the Transactions or otherwise in connection with BCAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding BCAC Transaction Expenses”). On the Closing Date following the Closing, BCAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding BCAC Transaction Expenses.

(c) BCAC shall not pay or cause to be paid any Outstanding BCAC Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

Section 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(b), of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock.

(b) Prior to the Closing, the Company shall give BCAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of BCAC (which consent shall not be unreasonably conditioned, withheld or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.06 Closing Calculations.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to BCAC a statement certified by an executive officer of the Company (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (i) the Aggregate Exercise Price and (ii) the Company Fully Diluted Capital Stock; provided, that Company may update the Estimated Closing Statement and deliver such updated

Estimated Closing Statement to BCAC at any time prior to 12:01 a.m. New York time on the Closing Date. Following the delivery of the Estimated Closing Statement, if BCAC has any objection to any amounts included in the Estimated Closing Statement, BCAC and the Company shall reasonably cooperate in good faith to resolve such objection.

(b) No later than two (2) Business Days prior to the Closing Date, BCAC shall deliver to the Company a statement certified by an executive officer of BCAC (the “BCAC Closing Statement”) setting forth (i) the Aggregate Closing Merger Consideration, the Aggregate Closing Merger Consideration Value, the Exchange Ratio and the Per Share Merger Consideration. If the Company updates the Estimated Closing Statement following the delivery of the BCAC Closing Statement, BCAC shall update the BCAC Closing Statement accordingly and deliver an updated BCAC Closing Statement to the Company. Following the delivery of the BCAC Closing Statement, if the Company has any objection to any amounts included in the BCAC Closing Statement, BCAC and the Company shall reasonably cooperate in good faith to resolve such objection.

(c) No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to BCAC a statement certified by an executive officer of the Company setting forth the Aggregate Closing Merger Consideration that will be payable to each holder of shares of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time, the stock certificate numbers with respect thereto, and such other information as BCAC may reasonably request of the Company in connection with the issuance of the Aggregate Closing Merger Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to BCAC and Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals has not had, and would not have a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that has not had, and would not have a Company Material Adverse Effect.

(b) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement Made Available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 230,000,000shares of Company Common Stock and 148,570,771 shares of Company Preferred Stock. As of the date hereof, (i) 31,395,489 shares of Company Common Stock are issued and outstanding, (ii) 39,196,116 shares of Series A-1 Preferred Stock are issued and outstanding, (iii) 12,625,343shares of Series A-2 Preferred Stock are issued and outstanding, (iv) 14,218,546 shares of Series B Preferred Stock are issued and outstanding, (v) 79,090,623 shares of Series C Preferred Stock are issued and outstanding, (vi) 33,839,018 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options and other purchase rights (the “Company Share Awards”) granted pursuant to the Company Option Plans or otherwise, and (vii) Company Warrants to purchase 102,998 shares of Company Common Stock and 27,419 shares of Series A-2 Preferred Stock are issued and outstanding. As of the date hereof, all of the issued and outstanding Company Capital Stock are held of record by the persons set forth on Section 4.03(a) of the Company Disclosure Schedule.

(b) Other than the Company Options and the Company Warrants, there are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. The Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company. As of the date hereof, the Company does not own any equity interests in any person.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information, as of the date hereof, with respect to each Company Share Award outstanding: (i) the name of the Company Share Award recipient; (ii) whether or not the Company Share Award was granted pursuant to the Company Option Plan, and if so, the specific Company Option Plan; (iii) the number of shares of the Company subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; and (vi) the date on which such Company Share Award expires. The Company has Made Available to BCAC an accurate and complete copy of the Company Option Plans pursuant to which the Company has granted the Company Share Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Share Awards. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The treatment of Company Options under Section 3.01(d) hereof is permitted under the Company Option Plans, applicable Laws, and the underlying individual agreements for such equity awards without obtaining the consent of any holder thereof. As of the date hereof, the Company has no outstanding commitments to grant Company Options (other than promises to grant options to prospective employees or new hires in the ordinary course of business which have yet to be granted, which are set forth on Section 4.03(c) of the Company Disclosure Schedule).

(d) Section 4.03(d) of the Company Disclosure Schedule sets forth the following information, as of the date hereof, with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of the Company subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has Made Available an accurate and complete copy of each Company Warrant. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. The Company has, as of the date hereof, reserved 102,998 shares of Company Common Stock and 27,419 shares of Series A-2 Preferred Stock for future issuance pursuant to the Company Warrants. Each of the Company Warrants shall be terminated or exercised in full for shares of Company Common Stock and Series A-2 Preferred Stock, as the case may be, prior to the Closing.

(e) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(f) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company, all outstanding Company Share Awards and Company Options, all outstanding Company Warrants have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(g) All outstanding shares of Company Capital Stock have been issued and granted in (i) transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or Blue Sky Laws, and (ii) compliance with (A) applicable securities Laws and other applicable Laws, in all material respects, and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company is a party.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and each Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Documents by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Transaction Documents or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by BCAC and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law or Company Permit applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract or any Company Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, a Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. The Company is, and has been at all times, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, and orders of any Governmental Authority necessary and required for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have a Company Material Adverse Effect. No suspension, revocation, cancellation or termination of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company (i) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Company Permit, and (ii) has not received any written notice or other communication from a Governmental Authority regarding any violation of any such Company Permits, that it intends to cancel, terminate, modify or not renew any such Company Permit, except, in each case, where such default, violation or notice would not have a Company Material Adverse Effect . The Company is not in conflict with, or in default, breach or violation of, (a) any Laws applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contracts or Company Permits, except where the failure to have such Company Permits would not have a Company Material Adverse Effect. The Company has delivered to BCAC accurate and complete copies of the most recent survey reports, deficiency notices, plans of correction and related correspondence received by the Company in connection with the Company Permits relating to the business.

Section 4.07 Financial Statements.

(a) The Company has Made Available true, correct and complete copies of the audited balance sheets and the related audited statements of operations and cash flows of the Company for the years ended December 31, 2018 and December 31, 2019 (collectively, the “Prior Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Prior Financial Statements (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except, in each case, as otherwise noted therein and subject to the absence of notes.

(b) The Company has Made Available a true, correct and complete copy of the unaudited balance sheet of the Company for the years ended December 31, 2020 and December 31, 2021, (collectively, the “Unaudited Balance Sheets”), and the related statements of operations and cash flows of the Company for the years then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule (such financial statements, including the Unaudited Balance Sheets, collectively with the Prior Financial Statements, the “Financial Statements”). Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein, the omission of footnotes and subject to normal and recurring year-end adjustments and the absence of notes.

(c) The Company has Made Available true and complete copies of financial statements of the Company for the three (3) month period ended March 31, 2021, reviewed by a U.S. accounting firm registered with the PCAOB.

(d) Except as set forth on the Prior Financial Statements or the Unaudited Balance Sheets, the Company has no liability of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) those which are adequately reflected or reserved against in the Financial Statements, (ii) liabilities that were incurred in the ordinary course of business since the date of the Unaudited Balance Sheets (none of which relate to a breach of Contract, breach of warranty, tort, infringement, violation of Law, Action, or violation of Company Permit), (iii) obligations for future performance under any contract to which the Company is a party or (iv) liabilities and obligations which are not, individually or in the aggregate, expected to be material to the Company.

(e) As of the date hereof, the Company does not have any Company Debt.

(f) Since January 1, 2018 (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, or any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(g) To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(h) All accounts payable of the Company reflected on the Unaudited Balance Sheets or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since December 31, 2021, the Company has not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2020 and prior to the date of this Agreement, except as otherwise reflected in the Prior Financial Statements or the Unaudited Balance Sheets, or as expressly contemplated by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course (other than due to any actions taken related to COVID-19 or any COVID-19 Measure), (b) the Company has not sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would require the consent of BCAC under Section 6.01.

Section 4.09 Absence of Litigation. There is no litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any directors, officers or employees thereof in their capacity as such, or any property or asset of the Company before any Governmental Authority. Section 4.09 of the Company Disclosure Schedule sets forth all Actions since January 1, 2019. Neither the Company nor any material property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any

Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule has a complete list of all material Plans. “Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, commission, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, offer letter, employment, fringe benefit, sick pay and vacation or other paid time off plans or arrangements or other compensation and employee benefit plans, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant of the Company, or under which the Company has or could incur any liability (contingent or otherwise).

(b) With respect to each Plan, the Company has Made Available, if applicable, a true and complete copy of the material documents pursuant to which such Plan is maintained, funded or administered. There are no audits, inquiries or proceedings pending or, to the Company’s knowledge, threatened by the IRS, United States Department of Labor or any other Governmental Authority with respect to any Plan. The Company has never maintained, established, sponsored, participated in or contributed to any self-insured or self-funded arrangement that provides group health benefits to employees or their dependents (including any such Plan pursuant to which a stop loss policy or contract applies).

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have nor may they have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. No Plan that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) The Company is not nor will it be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.

(e) Each Plan is and has been operated and maintained in accordance with its terms and, in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code, in all material respects. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(f) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is entitled to rely on a favorable opinion letter from the IRS, and, to the knowledge of the Company, no fact or event has occurred since the date of such opinion letter from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(g) Except as would not be material to the Company, all contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, that sets forth for each such individual the following, in each case, as of the date hereof (except as specified in clause (viii) or (viii), which shall be as of the dates specified therein): (i) title or position (including whether full or part time); (ii) work location; (iii) employing entity; (iv) hire date; (v) status as exempt or non-exempt from wage and hour requirements; (vi) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); (vii) target cash commission, bonus or other cash-based incentive based compensation target for 2021; (viii) accrued paid time off as of December 31, 2021; and (ix) anticipated return to work date if employee is on a leave of absence. As of the date hereof, all compensation, including wages, commissions and bonuses and any severance, due and payable to all current and former employees of the Company for services performed on or prior to the date hereof have been paid in full (or are accrued in full in the Company’s financial statements). All employees of the Company are employed at-will (other than any jurisdiction where at-will employment would not be permitted by Law).

(b) The Company is not, nor has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of the Company, (i) are there any activities or proceedings of any labor union to organize any such employees, (ii) the Company does not have a duty to bargain with any such union or organization with respect to wages, hours or other terms and conditions of employment of any of their employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or similar state or foreign agency; and (iv) there has never been, nor, to the knowledge of the Company, has there ever been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to the Company.

(c) The Company is and has been in compliance in all material respects with all applicable Laws and contracts relating to labor and employment, including Laws relating to employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Laws), immigration, meal and rest breaks, payroll documents and wage statements, pay equity, affirmative action obligations, workers’ compensation, the classification of employees and independent contractors and other individual service providers, whistleblower protection, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state or local Laws and orders by Governmental Authorities related to COVID-19), and all Laws related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority and is not liable for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing. The Company does not have any material liability for the misclassification of any current or former employee as exempt under the Fair Labor Standards Act and applicable state wage and hour Laws. The Company does not have any material liability relating to the misclassification of any Person as an independent contractor rather than an employee. There have been no misclassification claims filed or threatened against the Company by any current or former employees, independent contractors or temporary workers or by any Governmental Authority. Currently and during the past four (4) years, there is no and there have not been any pending or threatened Actions, or, to the Company’s knowledge, any threatened Actions, involving the Company with respect to labor or employment matters, including any claims relating to unfair labor practices, discrimination, harassment, retaliation, or equal pay. The Company has not, and within the last four (4) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters.

(d) (i) The Company has complied and is in compliance in all material respects with, has not materially violated, and is not in material violation of, and has not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law relating or pertaining to COVID-19; and (ii) the Company has taken reasonable steps to minimize potential workplace exposure in light of COVID-19.

(e) There has been and will be no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company under the WARN Act or similar state, local or foreign Laws.

(f) With respect to each current independent contractor of the Company, Section 4.11(f) of the Company Disclosure Schedule sets forth for each such person (i) their role in the business of the Company; (ii) the initial date they were retained to perform services; (iii) the primary location from which services are performed; (iv) their fee or compensation arrangements; (v) whether engaged directly or through a staffing agency; and (vi) any notice required for termination of their engagement.

(g) Except as would not result in material liability, the Company has properly completed all reporting and verification requirements pursuant to Law regarding work authorization and immigration for all of its employees, including the Form I-9 and has retained for each former and current employee the Form I-9 for the periods required to comply with the Immigration Reform and Control Act of 1986, and has otherwise complied with such Laws, including (without limitation) the Immigration Act of 1990 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA).

(h) The Company has not entered into a Contract to settle any claims of sexual harassment or sexual misconduct by any officer, director or employee of the Company.

Section 4.12 Real Property; Title to Assets.

(a) The Company does not have any Owned Real Property.

(b) The Company has Made Available each lease, sublease and license pursuant to which the Company leases, subleases or licenses any real property (each, a “Lease”), and each material amendment related thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been Made Available. There are no leases, subleases, concessions or other contracts granting to any person other than the Company the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not have a Company Material Adverse Effect.

(c) The Company has not leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(d) There are no contractual or legal restrictions (other than any COVID-19 Measures) that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, have a Company Material Adverse Effect.

(e) There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(f) There are no ongoing “landlord construction work” or “tenant improvement work” projects remaining to be completed at any Leased Real Property in accordance with any Lease (other than periodic activity that does not materially interfere with the Company’s business).

(g) The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.

Section 4.13 Intellectual Property.

(a) Agreements Related to Company IP.

(i) Disclosure of Outbound Licenses. Except for confidentiality agreements, material transfer agreements, and agreements with service providers and manufacturers, Section 4.13(a) of the Company Disclosure Schedule identifies a complete and accurate list of all Contracts pursuant to which the Company or any existing or future affiliate of the Company granted or is required to grant to any Person any right under or license (expressly, by implication, by estoppel or otherwise), any covenant not to assert or sue or other immunity from suit under or any other rights, to any current or future Company IP, or where the Company or any existing or future affiliate of the Company has undertaken or assumed any obligation not to assert any current or future Company IP against any Person prior to asserting any Company IP against any other Person or any obligation to exhaust remedies as to any Company IP against one or more Persons prior to seeking remedies against any other Person. The Company has Made Available all Contracts listed or required to be listed in Section 4.13(a)(i) of the Disclosure Schedule.

(ii) Disclosure of Inbound Licenses. Section 4.13(a) of the Disclosure Schedule provides a complete and accurate list of all Contracts for material Company-Licensed IP. The Company has Made Available all Contracts for Company-Licensed IP.

(iii) Disclosure of Other Intellectual Property Agreements. Section 4.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts as follows: (A) regarding joint development of any Company Products, other than agreements with service providers; (B) by which the Company or any existing or future affiliate of the Company grants, granted or is required to grant any ownership right or title to any material Intellectual Property, (C) by which the Company is assigned or granted an ownership interest in any material Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to the Company ownership of Intellectual Property developed in the course of providing services to the Company); (D) under which the Company grants or receives an option or right of first refusal or negotiation relating to any material Intellectual Property, and identifies the counterparty thereto and identifies whether such option is granted or received by the Company; (E) regarding the Company granting any Person most favored nations status in terms of pricing, royalties, license fees or other contractual terms and conditions, (F) the Company being granted most favored nations status in terms of pricing, royalties, license fees or other contractual terms and conditions, and (G) materially limiting the Company’s ability to transact business in any market, field or geographical area or with any Person and the nature of the limitation, or that materially restricts the performance, use, sale, transfer, delivery or licensing of Company-Owned IP or Company Products, including any covenant not to compete. The Company has Made Available all Contracts listed or required to be listed in Section 4.13(a) of the Disclosure Schedule.

(iv) Royalties. Except under those Contracts that have been Made Available and identified in Section 4.13(a) of the Disclosure Schedule, the Company does not have any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property (or any tangible embodiment thereof) or reproducing, making, using, selling, offering for sale, distributing or importing any Company Product. The Closing of the Transactions contemplated by this Agreement will not result in any increase or other change to any such royalties, license fees or other amounts or consideration or cause any milestone, success or other contingent payment to come due.

(v) Indemnification. Except for those Contracts that have been Made Available and identified in Section 4.13(a) of the Disclosure Schedule, the Company has not entered into any Contract to defend, indemnify or hold harmless any Person against any charge of infringement, misappropriation, violation or similar claims with respect to any Intellectual Property (excluding indemnities contained in the purchase, services, or sale agreements entered into in the ordinary course of business or indemnification agreements with Company’s directors and officers). No Person has provided to the Company any written request, and to the knowledge of the Company, no Person has provided to the Company any verbal request, that the Company defend or indemnify such Person from a third party claim, suit or action related to an allegation that any Product infringes, violates or misappropriate a third party’s Intellectual Property.

(vi) No Breach. Neither the Company nor, to the Company’s knowledge, any other Person, is in material breach of any term or covenant of any Contract between Company, on the one hand, and any of its employees, consultants or independent contractors, on the other hand, relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or using trade secrets or proprietary information of others without permission; nor, to the Company’s knowledge, has any employee, consultant or independent contractor of the Company developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work, and the Company has not notified any Person and no Person has notified the Company in writing of any such breach.

(vii) No Affiliate Licenses. Except for those Contracts that are identified in Section 4.13(a) of the Disclosure Schedule and have been Made Available, there are no Contracts pursuant to which the Company or any existing or future affiliate of the Company granted or is required to grant to any Person any rights under the Intellectual Property of any affiliate of the Company (other than Intellectual Property owned or controlled by the Company as of the Closing Date).

(viii) For purposes of this Section 4.13(a), the Company may schedule all responsive information to be disclosed pursuant to clauses (i) through (vii) above on a single schedule, without identifying the specific clause(s) to which the disclosure is made.

(b) Section 4.13(b) of the Disclosure Schedule provides a complete and accurate list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) other Company-Owned IP material to the Company Business, including material unregistered trademarks or copyrights and material Company Software; and (iii) all contracts or agreements to use any Company-Licensed IP that are material to the Company Business, including for Intellectual Property rights incorporated in or necessary for any Products. The Company IP Made Available constitutes all material Company IP rights necessary for or otherwise used or held for use in the operation of the Company Business.

(c) The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens or licenses granted to third parties under Contracts that have been disclosed under this Section 4.13), all right, title and interest in and to the Company-Owned IP and the Company has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP used by it in the Company Business. The consummation of the Transactions will not result in the loss or impairment of the Company’s right to own or use any Company IP. Immediately subsequent to the Closing, the Company IP shall be owned or available for use by the Company on terms and conditions identical to those under which they own or use the Company IP immediately prior to the Closing, without payment of additional fees. The Company IP constitutes all material Intellectual Property used in the Company Business and all material Intellectual Property that will be used by the Company immediately following the Closing. All issued patents within the Company-Owned IP are subsisting and, to the Company’s knowledge, valid and enforceable. To the knowledge of the Company,

Registered Company IP have been prosecuted in compliance with all applicable legal requirements except for Intellectual Property that has been abandoned or been allowed to lapse in the ordinary course of business. Except for Intellectual Property that has been abandoned or been allowed to lapse in the ordinary course of business, there is no loss or expiration of any of the Company-Owned IP or, to the Company’s knowledge, Company-Licensed IP pending, and to the Company’s knowledge, no such loss or expiration is threatened.

(d) The Company has taken and takes reasonable actions to maintain, protect and enforce its Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets, Personal Information and other Confidential Information and to otherwise protect the Company-Owned IP. The Company has not disclosed any trade secrets, or, to the Company’s knowledge, Personal Information or other Confidential Information, in each case, that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets, Personal Information and other Confidential Information in accordance with the terms of such confidentiality agreement.

(e) (i) There have been no claims filed and served, or, to the knowledge of the Company, threatened in writing (including email), against the Company in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP or, to the knowledge of the Company, material Company-Licensed IP (other than in the ordinary course of prosecution of any such Company-Owned IP), or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) to the knowledge of the Company, the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Products or use of any Company IP) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) to the knowledge of the Company, no person, including any employee or former employee of Company, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP or Products is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company of any Company-Owned IP, or any Product, and (v) the Company has not received any formal written opinions of counsel regarding any of the foregoing.

(f) All employees, independent contractors, consultants or other vendors of the Company who have contributed, developed or conceived any material Intellectual Property (i) for or on behalf of Company, or (ii) in the course of and related to his, her or its relationship with the Company (in each case a “Contribution”) have executed valid, written agreements with the Company, substantially in the form Made Available, and pursuant to which such persons have irrevocably assigned to the Company all of their entire right, title, and interest in and to any Contribution. All such assignments are enforceable and fully effective to vest sole and exclusive ownership of any and all Contributions in the Company, and were made in compliance with all requirements of applicable Law, including if required, a timely agreement formalizing such transfer, payment of remuneration, and registration with the applicable Governmental Authority. To the knowledge of the Company, no current or former officer, employee, consultant or independent contractor of the Company: (A) is, nor has been, in violation of any term or covenant of any agreement (including, without limitation, any employment or settlement agreement or stipulation) with any other person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee, consultant or independent contractor being employed by, performing services for, or developing Intellectual Property used by the Company, or is, nor has been while such employee, consultant or independent contractor has been employed by, performed services for, or developed Intellectual Property used by the Company using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any material Company-Owned IP, or (C) has developed any Intellectual Property for the Company that is material to the Company and is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(g) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. To the knowledge of the Company, there has never been any material failure with respect to any of the Business Systems that has not been remedied.

(h) The Company currently and previously has complied in all material respects with all applicable Privacy/Data Security Laws. The Company has implemented and maintained, or has required third parties that process Personal Information or Confidential Information for or on behalf of the Company to implement and maintain, reasonable data security safeguards designed to protect the security and integrity of its Business Systems, Personal Information, Confidential Information and any Business Data as required by Laws, including implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices. The Company has not inserted, and, to the Company’s knowledge, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since December 31, 2018, the Company has not (x) to the Company’s knowledge, experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any material claims or complaints regarding the processing, collection, disclosure, dissemination, storage, security, sale, or use of Personal Information or Confidential Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. The Company has not engaged in the sale (as such term is defined by applicable Data Security Requirements) of Personal Information. The Company has valid and legal rights to process all Personal Information and Confidential Information that is processed by or on behalf of the Company, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Data Security Requirements.

(i) The Company does not maintain, process, use, or transmit protected health information (as defined under HIPAA). As of the date hereof, the Company has not entered into business associate agreements.

(j) During the past six (6) years, the Company has not received any written, or to the knowledge of Company, oral, notice from any Governmental Authority or any person that alleges that the Company is not in compliance in all material respects with HIPAA or any comparable state laws, any Privacy/Data Security Laws. Neither the Company nor any officer, director, member, or employee is under investigation by any Governmental Authority, including the United States Department of Health and Human Services Office for Civil Rights, United States Department of Justice, Federal Trade Commission, or the Attorney General of any state, for a violation of any Privacy/Data Security Laws.

(k) Except as would not result in a Company Material Adverse Effect. the Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions or (ii) has all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receive and use such Business Data prior to the Closing Date. The Company is not subject to any Data Security Requirements or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or BCAC from receiving or using Personal Information or other Business Data, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director, or agent of Merger Sub or BCAC has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company.

(l) All current officers, management employees and technical and professional employees of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees and technical or professional employees of the Company are in material breach of any such obligations to the Company.

(m) Except under those Contracts that have been Made Available, no funding and no personnel, facilities or other resources of any Governmental Authority, university, college, other similar institution, or research center were used in the development of any Company-Owned IP, nor does any such person have any rights, title or interest in or to any Company-Owned IP.

Section 4.14 Taxes.

(a) The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedules; (iii) with respect to all Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return.

(b) The Company is not a party to, nor is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (vi) an election pursuant to Section 965(h) of the Code.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) None of the Company or any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any plan, Contract, or other arrangement that would reasonably be expected to obligate the Company or any affiliate of the Company or successor to make any payments or provide any benefits that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any Person under Section 4999 of the Code, in each case, as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

(f) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been documented, administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no Tax under Section 409A(a)(1)(B) of the Code has been or will be incurred by a participant in any such Plan. The Company is not a party to, or otherwise obligated under, any contract that provides for a reimbursement or gross up of Taxes to any employee, including without limitation any Tax imposed by Section 4999 of the Code or Section 409A of the Code and any similar state Law.

(g) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(h) The Company has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (other than an agreement, contract, arrangement or commitment entered into the ordinary course of business the primary purpose of which does not relate to Taxes), or otherwise.

(i) The Company (i) has no written request for a ruling in respect of Taxes pending between the Company and any Tax authority; and (ii) has not entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(j) The Company has Made Available true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company for tax years 2018, 2019 and 2020.

(k) The Company has not in any of the past three (3) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(n) There are no Tax liens upon any assets of the Company except for Permitted Liens.

(o) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) The Company does not own any interest in a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(q) The Company has not received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) has an office or fixed place of business in a country other than the country in which it is organized.

(r) The Company has not applied for or has received a “Paycheck Protection Program” loan through the U.S. Small Business Administration under The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020).

(s) The Company has not taken any credits, deferrals, or any other payroll tax relief under The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020).

(t) The Company is in compliance in all material respects with all applicable transfer pricing Laws.

(u) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment, as described under Section 7.11.

(v) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes (A) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) all amounts described in clause (A) above payable as a result of having been a member of an affiliated group or as a result of successor or transferee liability, or by contract or pursuant to any Law; and (ii) the term “Tax Return” includes all returns and reports (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

Section 4.15 Environmental Matters. (a) The Company has not violated in any material respect since January 1, 2018 and is not in violation in any material respect of applicable Environmental Law; (b) to the knowledge of the Company, there has been no Release of Hazardous Substances at any of the properties currently or formerly leased or operated by the Company (c) the Company is not, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) the Company is in material compliance with its Environmental Permits; (f) the Company is not the subject of any material claims, orders, judgments, actions, liabilities or suits relating to Hazardous Substances or arising under Environmental Laws; (g) the Company has not assumed, undertaken or provided an unexpired indemnity with respect to any material liability, in each case relating to Hazardous Substances or relating to Environmental Law; and (h) the Company has made available all environmental site assessments, environmental sampling and monitoring data, and audits concerning the Company that are in its possession or control.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company is a party and that have not expired or been terminated (such Contracts as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan, the “Material Contracts”) (it being understood that, other than with respect to subclauses (ii), (iii), (iv), (v)-(xiii), (xvi), (xvii), (xx), (xxi) and (xxiii) below, all responsive information to be disclosed pursuant to Section 4.16(a) may be disclosed on a single schedule, without identifying the specific clause(s) to which the disclosure is made).

(i) each Contract with consideration payable to or by the Company of more than $400,000, in the aggregate, over any period in the future;

(ii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, advertising and customer contracts and agreements to which the Company is a party that are material to the business of the Company;

(iii) all (A) employment or executive officer contracts (excluding at-will contracts for employment that do not contain any severance or change of control provisions) and (B) contracts with consultants and independent contractors that include the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;

(iv) any employment agreement or independent contractor agreement that provides for annual base salary or pay exceeding $100,000 per year, or which cannot be terminated by the Company (A) upon thirty (30) days or less advance notice or (B) without severance or other penalty;

(v) any staffing agreement or any similar agreement whereby the Company retains the services of any staffing agency or professional employer organization (or any individual engaged through such staffing agency or professional employer organization);

(vi) all contracts and agreements under which any current or former officer, director, employee, consultant, independent contractor, or temporary employee will or could become entitled to receive a change in control, severance, or other similar payment or benefit or acceleration thereof as a result of the Closing;

(vii) all contracts and agreements with any union, works council or labor organization;

(viii) all contracts and agreements relating to indebtedness, the borrowing of money or other similar obligation for or relating to the lending or borrowing of money in excess of $400,000, including any notes, mortgages, indentures and other obligations or guarantees of performance, other than (A) advances or reimbursements to directors, managers, officers or employees for expenses in the ordinary course of business or (B) transactions with customers on credit entered into in the ordinary course of business;

(ix) all contracts and agreements granting any person a Lien on all or any part of the tangible assets or properties of the Company, other than Liens which will be released at or prior to the Closing and Permitted Liens;

(x) all contracts and agreements that contain any “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates, right of first refusal, right of first offer provisions or similar preferential rights in favor of a party other than the Company, or otherwise contemplate an exclusive relationship between the Company and any other person;

(xi) all partnership, joint venture or any similar agreements (for clarity, other than any agreements pursuant to which the Company has the ability or right to co-develop Products);

(xii) all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits;

(xiii) all contracts and agreements that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xiv) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company or its businesses;

(xv) all leases, master leases, or agreements under which the Company is lessee of, or holds or operates any tangible personal property owned by any other party, for which the annual payments are reasonably likely to result in $400,000 or more in a 12-month period;

(xvi) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any tangible personal property, for which the annual rental exceeds $400,000;

(xvii) all contracts and agreements (other than for purchases of supplies, products or services in the ordinary course of business and material transfer agreements) relating to the sale, disposition, assignment, transfer or acquisition (whether by merger, purchase of stock, purchase of assets or otherwise) of material tangible assets or material properties by the Company (in a single transaction or a series of related transactions), or any spin-off, merger or business combination with respect to the business of the Company;

(xviii) all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets in excess of $400,000.

(xix) all contracts and agreements required to be set forth in the Company Disclosure Schedules pursuant to Section 4.13(a);

(xx) all contracts and agreements in respect of any Action for which there remains any outstanding obligation on the part of the Company, including any such contract with respect to settlements thereof;

(xxi) all Related Party Agreements;

(xxii) all contracts and agreements for any charitable or political contributions;

(xxiii) all contracts and agreements that include any material indemnification, warranty or similar obligation on the Company that will survive the Closing Date;

(xxiv) all agreements between the Company, or a clinical research organization or other designee of the Company on the one hand, and a hospital, institution and/or a principal investigator on the other hand, providing for the conduct of a study to investigate the safety and/or efficacy of the Company’s Products in humans;

(xxv) all contracts and agreements that compensate the Company based on a percentage of the gross or net revenues or provide for any royalties; and

(xxvi) all agreements or instruments guarantying the debts or other obligations of any person.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and the Company is not in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect. The Company has Made Available true and complete copies of all Material Contracts in effect as of the date hereof, including amendments thereto that are material in nature.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company is an insured, a named insured or otherwise the beneficiary of coverage as of the date of this Agreement (each, an “Insurance Policy” and collectively, the “Insurance Policies”): (i) the names of the insurer, (ii) the policy number, (iii) the period, scope and amount of coverage, (iv) the premium most recently charged, (iv) deductible amount (if any) and (v) an indication of whether the coverage was on a claims made, occurrence or some other basis. As of the date hereof, there are no pending claims under the Insurance Policies.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement, the Merger and the other Transactions and declared their advisability and (c) recommended that the stockholders of the Company approve and adopt this Agreement, the Merger and the other Transactions and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19 Certain Business Practices. Since January 1, 2018, none of the Company, or, to the Company’s knowledge, any directors or officers, agents or employees of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable anti-bribery/anti-corruption Laws. The Company has adopted and maintain adequate policies, procedures, and controls to reasonably ensure that the Company has materially complied and are in material compliance with all applicable anti-bribery/anti-corruption Laws.

Section 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that purchases from or sells or furnishes to the Company, any goods or services; (b) a beneficial interest in any Contract disclosed on Section 4.16(a) of the Company Disclosure Schedule; or (c) any contractual or other arrangement with the Company, other than customary indemnity arrangements, employment and invention assignment agreement or agreements in respect of equity awards (each, a “Related Party Agreement”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. The Company has not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.21 Exchange Act. The Company is not currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.22 Top Suppliers.

(a) The Company has Made Available a list of the top ten (10) vendors and/or suppliers by dollar purchase volume (measured by the gross amount invoiced to the Company by such vendor and/or supplier during the applicable period) from which the Company ordered raw materials, components, supplies, merchandise, finished goods and related services or other goods and services (collectively, “Goods”) during (i) the years ended December 31, 2019, December 31, 2020 and (ii) the nine-month period ended September 30, 2021, respectively (each a “Top Supplier” and collectively, the “Top Suppliers”), together with the total amount for which each such Top Supplier invoiced the Company for the applicable time period.

(b) Since December 31, 2020, no Top Supplier has canceled, terminated or made any threat in writing to cancel or otherwise terminate its business relationship with the Company. None of the Top Suppliers have advised the Company, whether verbally or in writing, that any Top Supplier intends to refuse or otherwise fail to supply Goods to the Company after the Closing or has breached its obligations to the Company in any material respect since December 31, 2019 that was not cured after a reasonable period after notice from the Company.

Section 4.23 Compliance with Health Care Matters.

(a) The Company and its directors, officers or, to the knowledge of the Company, any other person acting on behalf of the Company (including without limitation, employees, independent contractors, and agents) are, and have been since January 1, 2019, in compliance in all material respects, with all Health Care Laws applicable to their operations and business.

(b) The Company does not submit, and has not submitted, any claims for payment to any Federal Health Care Program or any other insurer or third-party payor for the Products or any other items or services, or in connection with any referrals related to the Products.

(c) The Company has not received any notice, correspondence, or other communication of any violation, alleged violation or liability under, any such Health Care Laws, or to the effect that the Company, or representatives of, or any person acting on behalf of, the Company, (A) is or would reasonably be expected to be under investigation or inquiry with respect to any violation or (B) has any actual or alleged obligation to undertake, or to bear all or any portion of the cost of, any remedial action.

(d) Neither the Company nor any of its directors, officers, members, managers, employees or, to the knowledge of the Company, any independent contractors, agents, or other persons acting on behalf of the Company have been or are currently suspended, excluded or debarred from, or threatened with or currently subject to an investigation or proceeding that could result in suspension, exclusion or debarment under state or federal statutes or regulations, or assessed or threatened with assessment of civil monetary penalties regarding any Federal Health Care Program, or convicted of any crime regarding health care products or services, or, to the Company’s knowledge, engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, suspension, or ineligibility, including, without limitation, (i) debarment under 21 U.S.C. Section 335a or any similar law; (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law or regulation; or (iii) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. Neither Company nor any of its current or former directors, officers, employees or, to the knowledge of the Company, any independent contractors or agents acting on behalf of the Company have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances.

(e) The Company (i) is not a party to, or subject to the terms of, a Corporate Integrity Agreement with the OIG or similar agreement or consent order of any other Governmental Authority; (ii) does not have reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority; (iii) has not been the subject of any Federal Health Care Program investigation conducted by any federal or state enforcement agency; (iv) has not been a defendant in any qui tam/False Claims Act litigation; (v) has not been served with or received any search warrant, subpoena, civil investigation demand or by or from any federal or state enforcement agency regarding a violation of Health Care Law (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the business); and (vi) has not, in the past six (6) years received, any written complaints other legal claim from any employees, independent contractors, vendors, providers, patients, or any other persons that could reasonably be considered to indicate that the Company has violated, or is currently in violation of, any Health Care Law.

(f) As of the date hereof, the Company has not commercialized any covered products as defined at 42 CFR § 403.902 that would subject the Company to the federal Sunshine/Open Payments Law or any and similar Laws related the reporting of manufacturer payments or transfers of value to health care professionals.

(g) The Company has timely and accurately filed all material reports, data, and other information required to be filed with such Governmental Authorities that are required to be filed by it under the applicable Health Care Laws.

Section 4.24 Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company and intended to support any regulatory filing or application are being conducted in all material respects in accordance with approved protocols (where an applicable protocol relating such studies, tests or trials has been approved) and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58 and 312. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company that have been furnished or made available to BCAC are accurate and representative of the data known to the Company. The Company has not received any notices or correspondence from the FDA or any other governmental entity or any institutional review board or comparable authority requiring the termination or suspension of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company.

Section 4.25 Pharmaceutical Development and Marketing Regulatory Matters.

(a) The Company holds all Permits that are required by applicable regulatory authorities (including, without limitation, the FDA or any other Governmental Authority performing functions similar to those performed by the FDA) (collectively “Pharmaceutical Regulatory Authorities”) necessary for the development, testing, manufacturing, packaging, labeling, distribution, promotion, storage, sale, marketing, import, export, or provision of any of the products or services of the Company as presently conducted, and each of such Permits is valid and in full force and effect (collectively “Pharmaceutical Regulatory Permits”). There is no proceeding pending, or to the knowledge of the Company, threatened that would result in the termination, revocation or suspension of any such Pharmaceutical Regulatory Permit or the imposition of any fine, penalty or other sanction for the violation of any such Pharmaceutical Regulatory Permit, except for any fine, penalty or other sanction which would not have a Company Material Adverse Effect.

(b) All of the products or services of the Company are being and have been manufactured, processed, developed, packaged, labeled, promoted, marketed, sold, stored, tested, distributed, imported, exported, and provided in material compliance with all applicable requirements under any applicable Law, including those regarding non-clinical testing, clinical research, establishment registration, drug listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals (collectively “Pharmaceutical Regulatory Laws”), and Company is and has been in material compliance with all Pharmaceutical Regulatory Laws to the extent applicable.

(c) The Company has timely filed with the applicable Pharmaceutical Regulatory Authorities all material filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions, including but not limited to adverse event reports, as may be applicable, that are required to be filed by it under the applicable Pharmaceutical Regulatory Laws, any such filings were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings. To the knowledge of the Company, (i) each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and (ii) any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Authority.

(d) The Company has not received any notification of any pending or, to the knowledge of the Company, threatened (i) action, suit, claim, investigation, proceeding or order alleging non-compliance with any Pharmaceutical Regulatory Laws; or (ii) for-cause audit, inspection or investigation by any Pharmaceutical Regulatory Authority regarding an alleged non-compliance with any Pharmaceutical Regulatory Laws.

(e) The Company has not received or been subject to any regulatory enforcement action, adverse notice, warning, administrative enforcement proceeding or investigation by a Pharmaceutical Regulatory Authority, including any FDA Form 483, FDA warning letter or untitled letter, clinical hold, or any similar notice, that (i) alleged or asserted that the Company violated any applicable Pharmaceutical Regulatory Laws, or (ii) commenced, or threatened to initiate, any enforcement action, suit, claim, investigation, proceeding or Order to withdraw, discontinue, terminate or otherwise adversely affect a Pharmaceutical Regulatory Permit of the Company.

(f) To the knowledge of the Company, the Company has not (i) made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority, or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority that (in any such case) establishes a reasonable basis for a Governmental Authority to allege a violation of an applicable Law, including without limitation, for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor, to the knowledge of the Company, any of its officers, employees, or, to the Company’s knowledge, agents is the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or by any other Governmental Authority pursuant to any similar Law.

Section 4.26 Brokers. Except for Wedbush Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.27 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to BCAC, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to BCAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to BCAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BCAC AND MERGER SUB

Except as set forth in the BCAC SEC Reports publicly available prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such BCAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing in disclosed in such BCAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), BCAC hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of BCAC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a BCAC Material Adverse Effect. BCAC is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a BCAC Material Adverse Effect.

(b) Merger Sub is the only subsidiary of BCAC. Except for Merger Sub, BCAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

Section 5.02 Certificate of Incorporation and By Laws. Each of BCAC and Merger Sub has heretofore furnished to the Company complete and correct copies of the BCAC Organizational Documents and the Merger Sub Organizational Documents. The BCAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither BCAC nor Merger Sub is in violation of any of the provisions of the BCAC Organizational Documents and the Merger Sub Organizational Documents, respectively.

Section 5.03 Capitalization.

(a) The authorized capital stock of BCAC consists of (i) twenty-five million (25,000,000) shares of BCAC Common Stock, and (ii) one million (1,000,000) shares of preferred stock, par value $0.0001 per share (“BCAC Preferred Stock”). As of the date of this Agreement (i) seven million four hundred thirty four thousand five hundred (7,434,500) shares of BCAC Common Stock are issued and outstanding (which includes five million seven hundred fifty thousand (5,750,000) shares (which includes those shares which remain as part of the outstanding BCAC units) subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of BCAC Common Stock are held in the treasury of BCAC, (iii) two million nine hundred ninety-eight thousand five hundred (2,998,500) BCAC Warrants are issued and outstanding (which includes those BCAC Warrants which remain as part of the outstanding BCAC units) and (iv) two million nine hundred ninety-eight thousand five hundred (2,998,500) shares of BCAC Common Stock are reserved for future issuance pursuant to the BCAC Warrants. As of the date of this Agreement, there are no shares of BCAC Preferred Stock issued and outstanding. Each BCAC Warrant is exercisable for one share of BCAC Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of ten thousand (10,000) shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, ten thousand (10,000) shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by BCAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding BCAC Units, shares of BCAC Common Stock and BCAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the BCAC Organizational Documents.

(d) The Per Share Merger Consideration being delivered by BCAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the BCAC Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued pursuant to the Subscription Agreement, securities issued by BCAC as permitted by this Agreement and the BCAC Warrants, BCAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of BCAC or obligating BCAC to issue or sell any shares of capital stock of, or other equity interests in, BCAC. All shares of BCAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither BCAC nor any subsidiary of BCAC is a party to, or otherwise bound by, and neither BCAC nor any subsidiary of BCAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. BCAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of BCAC Common Stock or any of the equity interests or other securities of BCAC or any of its subsidiaries. There are no outstanding contractual obligations of BCAC to repurchase, redeem or otherwise acquire any shares of BCAC Common Stock. There are no outstanding contractual obligations of BCAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of BCAC and Merger Sub have all necessary power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party to, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Document by each of BCAC and Merger Sub, the performance by each of BCAC and Merger Sub of their obligations hereunder and thereunder and the consummation by each of BCAC and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of BCAC or Merger Sub are necessary to authorize this Agreement or the Transaction Documents or to consummate the Transactions (other than (a) the BCAC Stockholder Approval and the approval of the sole stockholder of Merger Sub, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of BCAC Common Stock and the amendment and restatement of the BCAC Certificate of Incorporation pursuant to this Agreement, the BCAC Stockholder Approval). This Agreement and the other Transaction Documents to which BCAC or Merger Sub is a party have been duly and validly executed and delivered by BCAC and Merger Sub and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes a legal, valid and binding obligation of BCAC or Merger Sub, enforceable against BCAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of BCAC and Merger Sub do not, and the performance of this Agreement and the other Transaction Documents by each of BCAC and Merger Sub will not,

(i) conflict with or violate the BCAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of BCAC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of BCAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of BCAC or Merger Sub is a party or by which each of BCAC or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a BCAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of BCAC and Merger Sub do not, and the performance of this Agreement by each of BCAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent BCAC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither BCAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to BCAC or Merger Sub or by which any property or asset of BCAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BCAC or Merger Sub is a party or by which BCAC or Merger Sub or any property or asset of BCAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a BCAC Material Adverse Effect. Each of BCAC and Merger Sub is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for BCAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) BCAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 28, 2021, together with any amendments, restatements or supplements thereto (collectively, the “BCAC SEC Reports”). BCAC has heretofore made available to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly made available to the Company (with respect to amendments or modifications after the date of this Agreement) true and correct copies of all amendments and modifications that have not been filed by BCAC with the SEC to all agreements, documents and other instruments that previously had been filed by BCAC with the SEC and are then in effect. As of their respective dates, the BCAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of BCAC has filed with the SEC on a timely basis all documents required with respect to BCAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the BCAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of BCAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). BCAC has no off-balance sheet arrangements that are not disclosed in the BCAC SEC Reports. No financial statements other than those of BCAC are required by GAAP to be included in the consolidated financial statements of BCAC.

(c) Except as and to the extent set forth in the BCAC SEC Reports, neither BCAC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of BCAC’s and Merger Sub’s business.

(d) BCAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Stock Exchange.

(e) BCAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to BCAC and other material information required to be disclosed by BCAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to BCAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting BCAC’s principal executive officer and principal financial officer to material information required to be included in BCAC’s periodic reports required under the Exchange Act.

(f) BCAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that BCAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. BCAC has prior to the date hereof made available to the Company (with respect to disclosure made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to disclosure made after the date of this Agreement) a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of BCAC to BCAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of BCAC to record, process, summarize and report financial data. BCAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of BCAC. Since January 28, 2021, there have been no material changes in BCAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by BCAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of BCAC. BCAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither BCAC (including any employee thereof) nor BCAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by BCAC, (ii) any fraud, whether or not material, that involves BCAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by BCAC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the BCAC SEC Reports. To the knowledge of BCAC, none of the BCAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since September 30, 2021, except as expressly contemplated by this Agreement, (a) BCAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any BCAC Material Adverse Effect.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of BCAC, threatened against BCAC, or any property or asset of BCAC, before any Governmental Authority. Neither BCAC nor any material property or asset of BCAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of BCAC, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The BCAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of BCAC and its stockholders, (ii) approved this Agreement and the Transactions (including the Merger) and declared their advisability, (iii) recommended that the stockholders of BCAC approve and adopt this Agreement and Transactions (including the Merger), and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the stockholders of BCAC at the BCAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of BCAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of BCAC Common Stock (the “BCAC Stockholder Approval”).

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions (including the Merger) and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the sole stockholder of Merger Sub.

Section 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12 Brokers. Except for Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and Brookline Capital Markets, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of BCAC or Merger Sub. BCAC has made available to the Company a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, between BCAC, on the one hand, and Ladenburg or Brookline Capital Markets, on the other hand.

Section 5.13 BCAC Trust Fund. As of the date of this Agreement, BCAC has no less than $57,500,000 in the trust fund established by BCAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of January 28, 2021, between BCAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. BCAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by BCAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between BCAC and the Trustee that would cause the description of the Trust Agreement in the BCAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of BCAC who shall have elected to redeem their shares of BCAC Common Stock pursuant to the BCAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the BCAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of BCAC, threatened in writing with respect to the Trust Account. As of and following the Effective Time, no stockholder of BCAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder properly exercised Redemption Rights. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, BCAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to BCAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of BCAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of BCAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to BCAC in connection with its efforts to effect the Merger (including deferred fees owed by BCAC to Ladenburg, pursuant to that certain Underwriting Agreement, dated January 28, 2021, among Ladenburg and BCAC). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, BCAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to BCAC at the Effective Time.

Section 5.14 Employees. Other than any officers as described in the BCAC SEC Reports, BCAC and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by BCAC’s officers and directors in connection with activities on BCAC’s behalf in an aggregate amount not in excess of the amount of cash held by BCAC outside of the Trust Account, BCAC has no unsatisfied material liability with respect to any employee, officer or director. Except for the Equity Plan and the ESPP, BCAC and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any Parent Plan. “Parent Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit or compensation plans, programs or arrangements. The Merger shall not be the direct or indirect cause of any amount paid or payable by BCAC, Merger Sub, or any of their affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 or 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which BCAC, Merger Sub, or any of their respective affiliates is a party which provides for the gross-up of any Taxes, including any Taxes imposed by Section 4999 or 409A of the Code.

Section 5.15 Taxes.

(a) BCAC and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that BCAC or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of BCAC, for any material Taxes of BCAC that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither BCAC nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) None of BCAC or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) Neither BCAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which BCAC was the ultimate parent corporation).

(e) Neither BCAC nor Merger Sub has any liability for the Taxes of any person (other than BCAC and Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes), or otherwise.

(f) Neither BCAC nor Merger Sub (i) has any written request for a ruling in respect of Taxes pending between BCAC and/or Merger Sub, on the one hand, and any Tax authority, on the other hand, or; (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(g) Neither BCAC nor Merger Sub has in the past three (3) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither BCAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither BCAC nor Merger Sub has taken any action (nor permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment, as described in Section 7.11.

Section 5.16 Listing. The issued and outstanding BCAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “BCACU”. The issued and outstanding shares of BCAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “BCAC”. The issued and outstanding BCAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “BCACW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of BCAC, threatened in writing against BCAC by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the BCAC Units, the shares of BCAC Common Stock or BCAC Warrants or terminate the listing of BCAC on the Stock Exchange. None of BCAC or any of its affiliates has taken any action in an attempt to terminate the registration of the BCAC Units, the shares of BCAC Common Stock or the BCAC Warrants under the Exchange Act.

Section 5.17 Private Placements. BCAC has made available to the Company true, correct and complete copies of the Subscription Agreements. The Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of BCAC and, to the knowledge of BCAC, each other party thereto (other than the Company and except, in any case, as may be limited by Remedies Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. There are no contracts or agreements between BCAC and any other party to a Subscription Agreement relating to any Subscription Agreement that would reasonably be expected to affect the obligations of the such investors to contribute to BCAC the applicable portion of the Private Placements set forth in the Subscription Agreements, and, to the knowledge of BCAC, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Private Placements not being available to BCAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of BCAC under any material term or condition of any Subscription Agreement and, as of the date hereof, BCAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the parties thereto to contribute to BCAC the applicable portion of the Private Placements set forth in the Subscription Agreements on the terms therein.

Section 5.18 BCAC’s and Merger Sub’s Investigation and Reliance. Each of BCAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by BCAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. BCAC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither BCAC nor

Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to BCAC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to BCAC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless BCAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall conduct its business in the ordinary course of business; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the current business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of BCAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, provided that (x) the exercise, conversion or settlement of any Company Preferred Stock, Company Options or Company Warrants or (y) grants of Company Options that would be permitted by Section 6.01(b)(vii) shall not require the consent of BCAC; or (B) any material assets of the Company;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any person, corporation, partnership, other business organization or any division thereof in an amount in excess of $300,000; or (B) incur any indebtedness for borrowed money in excess of $300,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business;

(vi) enter into or adopt a plan or agreement of reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution;

(vii) (A) except in the ordinary course of business or as would not create a material liability on the Company, enter into any new, or materially amend any existing employment or severance or termination agreement with any director or executive officer of the Company, or (B) make any change to employee compensation, incentives or benefits after the filing of the Registration Statement that would reasonably be expected to require an amendment to the Registration Statement under applicable Law;

(viii) take any action where such action could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(ix) enter into any contract or agreement with any union, works council or labor organization covering the Company’s employees;

(x) materially amend accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by GAAP;

(xi) make, change or revoke any Tax election, amend any Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment for any amount of Tax relating to the Company;

(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is materially adverse to the Company, except in the ordinary course of business;

(xiii) acquire or lease, or agree to acquire or lease, any real property;

(xiv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;

(xv) initiate, settle or compromise any Actions;

(xvi) enter into any Contract, understanding or commitment that contains any restrictive covenant or otherwise restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business in any geographic area or solicit the employment of any Persons; or

(xvii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.02 Conduct of Business by BCAC and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into the Subscription Agreement and consummating the Private Placements), except as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), BCAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of BCAC and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice (but, for clarity, in any case, in compliance with Section 7.19). By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into the Subscription Agreement and consummating the Private Placements), or in connection with the terms and conditions of, the Subscription Agreement, or and as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), neither BCAC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the BCAC Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of BCAC other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the BCAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the BCAC Common Stock or BCAC Warrants except for redemptions from the Trust Fund that are required pursuant to the BCAC Organizational Documents;

(d) other than pursuant to the Subscription Agreements (and other than pursuant to any new Subscription Agreements entered into after the date hereof with the consent of the Company (which consent shall not be unreasonably withheld)), issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of BCAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of BCAC or Merger Sub;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of BCAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(i) make, change or revoke any Tax election, amend any Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

(j) take any action where such action could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) liquidate, dissolve, reorganize or otherwise wind up the business and operations of BCAC or Merger Sub;

(l) amend the Trust Agreement or any other agreement related to the Trust Account;

(m) enter into, or amend or modify any term of (in a manner adverse to BCAC or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation and its subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under any Parent Plan (or any agreement, arrangement, policy or plan that would be a Parent Plan if in effect on the date hereof);

(n) hire any employee or take any action or refrain therefrom that would result in the Merger being the direct or indirect cause of any amount paid or payable by BCAC, Merger Sub, or any of their respective affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 of the Code;

(o) initiate, settle or compromise any Action; or

(p) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and BCAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against BCAC, Merger Sub or any other person (a) for legal relief against monies or other assets of BCAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against BCAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and BCAC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, BCAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event BCAC prevails in such action or proceeding.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) BCAC (with the assistance and cooperation of the Company as reasonably requested by BCAC, including delivery of the financial statements of the Company for the twelve (12) month period ended December 31, 2021 in accordance with Section 7.14) shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of BCAC and from which the Company may derive an information statement that it can send to the stockholders of the Company relating to (A) with respect to the Company’s stockholders, the action to be taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to BCAC’s stockholders, the meeting of BCAC’s stockholders (the “BCAC Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of BCAC Common Stock as contemplated by this Agreement, (3) the second amended and restated BCAC Certificate of Incorporation as set forth on Exhibit C, (4) the Equity Plan, (5) the ESPP, (6) the classes of the members of the BCAC Board as of immediately following the Effective Time, (7) the election of the Initial Post-Closing BCAC Directors to serve as the members of the BCAC Board as of immediately following the Effective Time and until their respective successors are duly elected or appointed and qualified and (8) any other proposals the parties mutually deem necessary to effectuate the Merger (collectively, the “BCAC Proposals”), and (ii) BCAC shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of BCAC Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement (other than any signatories to the Stockholder Support Agreement that are not executive officers, directors, affiliates, founders or their family members or holders of 5% or more of the voting equity securities of the Company) (the “Resale Stockholders”) and (B) held by the stockholders of BCAC immediately prior to the Effective Time. The Company shall furnish all information concerning the Company as BCAC may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. BCAC and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, BCAC shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of BCAC Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, each of the Company and BCAC shall mail the Proxy Statement to their respective stockholders. Each of BCAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by BCAC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). BCAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the BCAC Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of BCAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c) BCAC represents that the information supplied by BCAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of BCAC, (iii) the time of the BCAC Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to BCAC or Merger Sub, or their respective officers or directors, should be discovered by BCAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, BCAC shall promptly inform the Company. All documents that BCAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of BCAC, (iii) the time of the BCAC Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform BCAC. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) Following the Effective Time (and in any event no later than 45 days after the Effective Time), BCAC shall file a registration statement on Form S-3 (or, if Form S-3 is not available to BCAC at such time, on Form S-1 or another appropriate form) (the “Resale Registration Statement”) with the SEC with respect to the shares of BCAC Common Stock to be issued to the Resale Stockholders, and BCAC shall use commercially reasonable efforts to cause such registration statement to be declared effective; provided, however, that BCAC’s obligation to include the securities held by a Resale Stockholder in the Resale Registration Statement shall be subject to the rights and restrictions on BCAC and such Resale Stockholder set forth in the Registration Rights and Lock-Up Agreement, contingent upon such Resale Stockholder furnishing to BCAC such information regarding such Resale Stockholder, the securities held by such Resale Stockholder and the intended method of disposition of the securities held by such Resale Stockholder as may be reasonably requested by BCAC to effect the registration of such Resale Stockholder’s securities, and the Resale Stockholder may be required by BCAC to execute such documents in connection with such registration as BCAC may reasonably request that are customary of a selling stockholder in similar situations.

Section 7.02 BCAC Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a) BCAC shall call and hold the BCAC Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the BCAC Proposals, and BCAC shall use its reasonable best efforts to hold the BCAC Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of BCAC). BCAC will ensure that all proxies solicited in connection with the BCAC Stockholders’ Meeting are solicited in compliance with all applicable Laws or the rules of the Stock Exchange. BCAC shall use its reasonable best efforts to obtain the approval of the BCAC Proposals at the BCAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the BCAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The BCAC Board shall recommend to its stockholders that they approve the BCAC Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, BCAC shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

Section 7.03 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to BCAC, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Transactions (including the Merger) (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, but no later than ten (10) Business Days prior to the BCAC Stockholders’ Meeting. Without the prior written consent of BCAC, the Company shall not send the Registration Statement prior to it being declared effective by the SEC to the stockholders of the Company, other than Key Company Stockholders, which may be provided drafts of the Registration Statement by the Company.

Section 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of Effective Time and the termination of this Agreement, the Company and BCAC shall (and shall cause their respective subsidiaries (if any) to and shall direct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries (if any) and to the books and records thereof; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company (which shall not be unreasonably withheld); and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries (if any) as the other party or its Representatives may reasonably request to consummate the Transactions. Notwithstanding the foregoing, neither the Company nor BCAC shall be required to provide access to or disclose information where (i) the access or disclosure would result in any disclosure of trade secret, violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Non-Disclosure Agreement, dated February 4, 2021 (the “Confidentiality Agreement”), between BCAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.05 Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement, the Company shall not, and shall direct its Representatives not to, directly or indirectly, (A) solicit, negotiate with, provide any nonpublic information regarding the Company’s business, or enter into any Contract with, or in any manner knowingly encourage, any proposal of, any person (other than BCAC and its affiliates) relating to a potential acquisition of all or substantially all of the equity interests or assets of the

Company, whether by merger, sale of stock, sale of assets, business combination or otherwise (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.05(a). The Company shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him or her prior to the date hereof. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than one (1) Business Day after the Company become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide BCAC with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05(a) by the Company or its Representatives shall be deemed to be a breach of this Section 7.05(a) by the Company. For clarity, the Company may inform any person making an unsolicited proposal regarding an Alternative Transaction of the terms of this Section 7.05.

(b) From and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement, BCAC shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective affiliates and Representatives. BCAC shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 7.06 Employee Benefits Matters.

(a) Prior to the Closing, the BCAC Board shall approve and adopt an equity incentive award plan for the Surviving Corporation, in substantially the form attached as Exhibit D and with any changes or modifications thereto as the Company and BCAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BCAC, as applicable) (the “Equity Plan”), which will permit the issuance of shares of BCAC Common Stock after, and conditioned upon, the Closing. At the BCAC Stockholders’ Meeting, BCAC shall solicit approval from BCAC’s stockholders of the Equity Plan. Subject to approval of the Equity Plan by BCAC’s stockholders, following the Effective Time, BCAC shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of BCAC Common Stock issuable under the Equity Plan and shall use commercially reasonable efforts to maintain the effectiveness of such Form S-8 Registration Statement for so long as awards granted pursuant to the Equity Plan remain outstanding. The number of shares of BCAC Common Stock reserved for issuance under the Equity Plan shall equal (i) 12.0% of the shares of BCAC capital stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus (ii) the shares added pursuant to automatic annual increases to such share reserve, beginning with the 2023 fiscal year of BCAC, with the number of shares added to the share reserve pursuant to each such annual increase equal to the least of (x) 15.0% of the outstanding shares of BCAC capital stock as of immediately after the Effective Time (rounded up to the nearest whole share), (y) 5.0% of the total number of shares of all classes of BCAC common stock outstanding on the last day of the immediately preceding fiscal year of BCAC, and (z) a lesser number of shares of BCAC Common Stock determined by the Equity Plan’s administrator (in each case, subject to equitable adjustment for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to BCAC Common Stock).

(b) Prior to the Closing, the BCAC Board shall approve and adopt an employee stock purchase plan for the Surviving Corporation, in substantially the form attached as Exhibit E and with any changes or modifications thereto as the Company and BCAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BCAC, as applicable) (the “ESPP”), which will permit the issuance of shares of BCAC Common Stock to employees at BCAC or its subsidiaries (including the Surviving Corporation) after, and conditioned upon, the Closing. At the BCAC Stockholders’ Meeting, BCAC shall solicit approval from BCAC’s stockholders of the ESPP. Subject to approval of the ESPP by BCAC’s stockholders, following the Effective Time, BCAC shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of BCAC Common Stock issuable under the ESPP and shall use commercially reasonable efforts to maintain the effectiveness of such Form S-8 Registration Statement for so long as awards granted pursuant to the ESPP remain outstanding. The number of shares of BCAC Common Stock reserved for issuance under the ESPP shall equal (i) 1.2% of the shares of BCAC capital stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus (ii) the shares added pursuant to automatic annual increases to such share reserve, beginning with the 2023 fiscal year of BCAC, with the number of shares added to the share reserve pursuant to each such annual increase equal to the least of (x) 2.5% of the outstanding shares of BCAC capital stock as of immediately after the Effective Time (rounded up to the nearest whole share), (y) 1.0% of the total number of shares of all classes of BCAC common stock outstanding on the last day of the immediately preceding fiscal year of BCAC, and (z) a lesser number of shares of BCAC Common Stock determined by the ESPP’s administrator (in each case, subject to equitable adjustment for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to BCAC Common Stock).

(c) BCAC shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or apply to the accrual of benefits under a defined benefit pension plan. In addition, BCAC shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(d) The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, BCAC, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.07 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. On and after the Closing Date, for a period of no less than six (6) years, BCAC shall, with regard to pre-Closing acts, errors, omissions of BCAC directors and officers, maintain a certificate of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificate of incorporation or bylaws of BCAC just prior to Closing.

(b) On the Closing Date, each of the Company and BCAC shall either (x) obtain a non-cancelable run-off directors and officers “tail” insurance policy providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement or (y) otherwise provide coverage that, taken as a whole, is at least as favorable than such person’s policy as in effect on the date of this Agreement, in either case, for a period of six (6) years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or BCAC, as applicable, on or prior to the Closing Date.

(c) BCAC shall cause the Surviving Corporation, for a period of six (6) years after the Closing Date, to indemnify and hold harmless each present and former director, officer, employee, fiduciaries or agents of the Company against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Organizational Documents or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law), and BCAC shall cause the Surviving Corporation, for a period of six (6) years after the Closing Date, to honor all such indemnification agreements in effect on the date of this Agreement.

(d) On the Closing Date, BCAC shall enter into customary indemnification agreements reasonably satisfactory to the Company with the post-Closing directors and officers of BCAC and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

(e) On and after the Closing Date, for a period of six (6) years after the Closing Date, BCAC agrees that it shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action by any stockholder of BCAC who has not exercised Redemption Rights arising from Sponsor’s ownership of equity securities of BCAC, or its control or ability to influence BCAC, and further arising out of or pertaining to the transactions, actions, and investments contemplated by this Agreement or any Ancillary Agreements, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law), and provided, that the foregoing shall not apply to the intentional misconduct or fraud of Sponsor. Notwithstanding anything herein to the contrary, the parties expressly acknowledge and agree that Sponsor shall be an express third-party beneficiary of this Section 7.07.

Section 7.08 Notification of Certain Matters. The Company shall give prompt notice to BCAC, and BCAC shall give prompt notice to the Company, of any event which a party has Knowledge of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Merger.

Section 7.09 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and shall each cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, BCAC shall use its commercially reasonable efforts to consummate the Private Placement in accordance with the Subscription Agreements, and the Company shall cooperate with BCAC in such efforts. BCAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to delay or prevent the consummation of the Private Placement, or any amendment, supplement or modification to the Equity Purchase Agreement that would reasonably be expected to impair the ability of BCAC to fully avail itself to the benefits of the Equity Purchase Agreement following the Closing. Without limiting the generality of the foregoing, BCAC shall give the Company, prompt (and, in any event within three (3) Business Days) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement or the Equity Purchase Agreement known to BCAC; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement or the Equity Purchase Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or Equity Purchase Agreement, as the case may be, or any provisions thereof; and (iii) if BCAC does not expect to receive all or any portion of the Private Placements on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Section 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of BCAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Stock Exchange, each of BCAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Furthermore, nothing contained in this Section 7.10 shall prevent BCAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 7.11 Tax Matters. Each of BCAC, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of BCAC, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. To the extent that the SEC or any other Governmental Authority may require that an opinion be provided at or prior to the Closing in respect of the disclosure of the Tax consequences of the Transactions, each of BCAC and the Company will use its reasonable best efforts and reasonably cooperate with one another and their respective counsel in connection with the issuance to BCAC or the Company of such opinion, as applicable, described above, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of BCAC or the Company, or their respective affiliates, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. To the extent such opinion relates to BCAC or any owners thereof, Tax advisors for BCAC will provide any such opinion, and to the extent such opinion relates to the Company or any owners thereof, Tax advisors for the Company will provide any such opinion, in each case, to the extent reasonably possible subject to customary assumptions and limitations and consistent with such Tax advisor’s internal policies.

Section 7.12 Stock Exchange Listing. BCAC will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on the Stock Exchange at Closing. During the period from the date hereof until the Closing, BCAC shall use its reasonable best efforts to keep the BCAC Units, BCAC Common Stock and BCAC Warrants listed for trading on the Stock Exchange.

Section 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to respond as promptly as reasonably practicable to any request for additional information and documentary material that may be requested pursuant to Antitrust Laws and to use commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14 PCAOB Financial Statements. The Company shall use reasonable best efforts to deliver: (a) not later than 30 days from the date hereof, true and complete copies of (i) the consolidated financial statements of the Company for the twelve (12) month period ended December 31, 2020, and (ii) the financial statements of the Company for the nine (9) month period ended September 30, 2021, and (b) as soon as possible but in any event not later than March 15, 2022, true and complete copies of the consolidated financial statements of the Company for the twelve (12) month period ended December 31, 2021, in each case, that are required to be included in the Registration Statement in connection with the Transaction (collectively, the “PCAOB Financial Statements”).

Section 7.15 Trust Account. As of the Effective Time, the obligations of BCAC to dissolve or liquidate within a specified time period as contained in BCAC’s Certificate of Incorporation will be terminated and BCAC shall have no obligation whatsoever to dissolve and liquidate the assets of BCAC by reason of the consummation of the Merger or otherwise, and no stockholder of BCAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, BCAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to BCAC (to be held as available cash on the balance sheet of BCAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.16 Section 16 Matters. Prior to the Closing, BCAC shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of BCAC Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Surviving Corporation, to be exempt under Rule 16b-3 under the Exchange Act. BCAC shall provide such individuals with copies of any resolutions proposed to be adopted by the BCAC Board in connection with the foregoing prior to such adoption.

Section 7.17 Governance Matters.

(a) Board of Directors. Upon the Effective Time, the BCAC Board and the board of directors of the Surviving Corporation shall consist of seven (7) members, which shall consist of (i) six (6) members to be selected by the Company and (ii) one (1) member to be selected by BCAC (it being understood that such members have the necessary skills and credentials to me members of a board of directors of a publicly traded company, a majority of the board shall be considered “independent” under the Stock Exchange requirements and that at least one (1) member shall meet the audit committee financial expert requirement). The parties will make their respective selections as far in advance of the Closing as is reasonably practicable by providing written notice of such selections to the other parties; provided that, following any such selection, in the event that any selected individual is unable to serve as a director of BCAC at the Effective Time, then the Company, with respect to the individuals identified in clause (i) and (iii) of the immediately preceding sentence, and BCAC, with respect to the individuals identified in clause (ii) of the immediately preceding sentence, shall have the right to designate another individual, as applicable, to serve as a director of BCAC in place of the individual originally selected.

(b) Officers. Upon the Effective Time, the officers of BCAC and the officers of the Surviving Corporation shall be selected by the Company. The Company will make its selections as far in advance of the Closing as is reasonably practicable by providing written notice of such selections to BCAC; provided that, following any such selection, in the event that any selected individual is unable to serve as an officer of BCAC or the Surviving Corporation at the Effective Time, then the Company shall have the right to select another individual to serve in the role of such officer in place of the individual originally selected.

(c) Effectuation. Prior to the Effective Time, the parties shall take all action necessary to effectuate the provisions of this Section 7.17.

Section 7.18 Extension. If the Company determines that that the Closing is unlikely to be consummated on or before May 2, 2022 (the “BCAC Expiration Date”), then BCAC shall take all actions commercially reasonable to obtain the approval of the stockholders of BCAC to extend the deadline for BCAC to consummate its initial business combination (the “BCAC Extension”) to a date after the BCAC Expiration Date and no later than the Outside Date in accordance with the BCAC Organizational Documents. BCAC shall use its commercially reasonable efforts to obtain stockholder approval for any and all required BCAC Extensions during the term of this Agreement.

Section 7.19 BCAC Public Filings. From the date hereof through the Closing, BCAC will use its reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, BCAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to BCAC.

(b) BCAC Stockholders’ Approval. The BCAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of BCAC in accordance with the Proxy Statement, the DGCL, the BCAC Organizational Documents and the rules and regulations of the Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Net Tangible Assets Test. Upon the Closing, and after giving effect to the Redemption Rights, BCAC shall have net tangible assets of at least $5,000,001 (excluding assets of the Surviving Corporation).

Section 8.02 Conditions to the Obligations of BCAC and Merger Sub. The obligations of BCAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01(a) (Organization and Qualification; Subsidiaries), Section 4.03(a) (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.26 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply that would not have a Company Material Adverse Effect.

(c) Officer Certificate. The Company shall have delivered to BCAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

(e) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to BCAC a properly executed certification that shares of Company Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by BCAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(f) Subscription Agreements. The Subscription Agreements shall be in full force and effect and nothing shall exist that would materially impair the Private Placements occurring in connection with the Closing to the extent they have not yet been consummated; provided, however, that any such material impairment resulting from BCAC’s breach of this Agreement or the Subscription Agreement shall be disregarded for purposes of determining the satisfaction of this Section 8.02(f).

(g) Equity Purchase Agreement. The Equity Purchase Agreement shall be in full force and effect and nothing shall exist that would materially impair the equity line of credit from being available to BCAC in accordance with its terms following the Closing; provided, however, that any such material impairment resulting from BCAC’s breach of this Agreement shall be disregarded for purposes of determining the satisfaction of this Section 8.02(g).

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of BCAC and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “BCAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of BCAC and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “BCAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a BCAC Material Adverse Effect.

(b) Agreements and Covenants. BCAC and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply that would not cause a BCAC Material Adverse Effect.

(c) Officer Certificate. BCAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of BCAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(e).

(d) Material Adverse Effect. No BCAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

(e) Resignation. Other than those persons identified as continuing directors in accordance with Section 7.17, all members of the BCAC Board shall have executed written resignations effective as of the Effective Time.

(f) Stock Exchange Listing. A supplemental listing shall have been filed with the Stock Exchange as of the Closing Date to list the shares constituting the Aggregate Closing Merger Consideration.

(g) Subscription Agreements. The Subscription Agreements shall be in full force and effect and nothing shall exist that would materially impair the Private Placements occurring in connection with the Closing to the extent they have not yet been consummated; provided, however, that any such material impairment resulting from the Company’s breach of this Agreement shall be disregarded for purposes of determining the satisfaction of this Section 8.03(h).

(h) Equity Purchase Agreement. The Equity Purchase Agreement shall be in full force and effect and nothing shall exist that would materially impair the equity line of credit from being available to the Company in accordance with its terms following with the Closing; provided, however, that any such material impairment resulting from the Company’s breach of this Agreement shall be disregarded for purposes of determining the satisfaction of this Section 8.03(h).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or BCAC, as follows:

(a) by mutual written consent of BCAC and the Company; or

(b) by either BCAC or the Company if the Effective Time shall not have occurred prior to October 31, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either BCAC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or

(d) by either BCAC or the Company if any of the BCAC Proposals shall fail to receive the requisite vote for approval at the BCAC Stockholders’ Meeting; or

(e) by BCAC if the Company shall have failed to deliver the Written Consent to BCAC at least ten (10) Business Days prior to the BCAC Stockholders’ Meeting; or

(f) by BCAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that BCAC has not waived such Terminating Company Breach and BCAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, BCAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by BCAC to the Company;

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of BCAC and Merger Sub set forth in this Agreement, or if any representation or warranty of BCAC and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied (“Terminating BCAC Breach”); provided that the Company has not waived such Terminating BCAC Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating BCAC Breach is curable by BCAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as BCAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to BCAC; or

(h) by BCAC if the Company shall have failed to deliver the Stockholder Support Agreement signed by the Key Company Stockholders holding at least the amount of shares of Company Capital Stock necessary for the Requisite Approval within thirty (30) days of the date of this Agreement.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful and material breach of this Agreement by a party hereto.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that BCAC and the Company shall each pay one-half of all expenses and filing fees related to the Notification and Report Forms filed under the HSR Act.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, (i) BCAC may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of BCAC or Merger Sub, (b) waive any inaccuracy in the representations and warranties of BCAC or Merger Sub contained herein or in any document delivered by BCAC and/or Merger pursuant hereto and (c) waive compliance with any agreement of BCAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to BCAC or Merger Sub:

Brookline Capital Acquisition Corp.

280 Park Avenue, Suite 43W

New York, NY 10017

Attention: Samuel P. Wertheimer, Chairman and CEO

Email: ***

with a copy to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attention: James Kelly; Peter Ekberg

Email: james.kelly@us.dlapiper.com; peter.ekberg@us.dlapiper.com

and

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman

Email: jeffrey.selman@us.dlapiper.com

if to the Company:

Apexigen, Inc.

75 Shoreway Road

Suite C

San Carlos, CA 94070

Attention: Xiaodong Yang, MD, PhD, President and CEO; Amy Wong, Senior Vice President, Finance and Operations

Email: ***

with a copy to:

Wilson Sonsini

650 Mill Page Road

Palo Alto, CA 94304

Attention: Kenneth A. Clark; Michael E. Coke; Lance E. Brady

Email: kclark@wsgr.com; mcoke@wsgr.com; lbrady@wsgr.com

And with a copy to:

Wilson Sonsini

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert T. Ishii

Email: rishii@wsgr.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, BCAC, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BROOKLINE CAPITAL ACQUISITION CORP.

By:	/s/ Dr. Samuel P. Wertheimer
Name: Dr. Samuel P. Wertheimer
Title: Chief Executive Officer and Chairman

PROJECT BAROLO MERGER SUB, INC.

By:	/s/ Dr. Samuel P. Wertheimer
Name: Dr. Samuel P. Wertheimer
Title: President and Treasurer

APEXIGEN, INC.

By:	/s/ Xiadong Yang
Name: Xiaodong Yang
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement.]

EXHIBIT A

Registration Rights and Lock-Up Agreement

[Attached as Exhibit 10.2 to Current Report on Form 8-K, filed on March 18, 2022]

EXHIBIT B

Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[*], INC.

I.

The name of this corporation is [*], Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The name of the Corporation’s registered agent at such address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

The Corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is Ten Thousand (10,000) shares, with each share having a par value of $0.0001.

V.

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (“Board of Directors”). The number of directors which shall constitute the whole board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the Corporation (“Bylaws”).

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.

A. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. Any repeal or modification of this Article VI shall be prospective and shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

VII.

A. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal, or modification of the foregoing provisions will not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

IX.

The Corporation is to have perpetual existence.

X.

The name and the mailing address of the Corporation is as follows:

[*], Inc.

75 Shoreway Road

Suite C

San Carlos, CA 94070

EXHIBIT C

BCAC Second Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BROOKLINE CAPITAL ACQUISITION CORP.

Brookline Capital Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

A. The Corporation was incorporated under the name Brookline Capital Acquisition Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 27, 2020.

B. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Apexigen, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1. This Corporation is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,020,000,000 shares, of which 1,000,000,000 shares are Common Stock, $0.0001 par value, and 20,000,000 shares are Preferred Stock, $0.0001 par value.

Section 2. Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE V

Section 1. The number of directors that constitutes the entire Board of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. From and after the effectiveness of this Amended and Restated Certificate of Incorporation, the directors of the Corporation (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1. Any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Corporation is to have perpetual existence.

Section 2. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with Article X of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2. Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

Section 3. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment nor repeal of any Section of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of 66 2⁄3% of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of Article IV, Section 2 of Article V, Article VI, Section 5 of Article VII, Article VIII or Article XI of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Brookline Capital Acquisition Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this ___ day of ______, 2022.

[Name],
[Title]

EXHIBIT D

Equity Plan

Final Form

APEXIGEN, INC.

2022 EQUITY INCENTIVE PLAN

1. Purposes of this Plan. The purposes of this Plan are:

•	to attract and retain highly talented personnel,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.

2. Definitions. As used in this Plan, the following definitions will apply:

2.1 “Administrator” means the Board or any of its Committees as will be administering this Plan, in accordance with Section 4.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including the related issuance of shares of Common Stock, including under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted.

2.3 “Award” means, individually or collectively, a grant under this Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

2.4 “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under this Plan. The Award Agreement is subject to the terms and conditions of this Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.7 “Closing” means the closing of the merger contemplated by that certain Business Combination Agreement by and among the Company, Apexigen, Inc., and certain other parties, dated March 17, 2022, as may be amended from time to time (such merger, the “Merger”).

2.8 “Closing Date” means the date of the Closing.

2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.10 “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4.

2.11 “Common Stock” means the common stock of the Company.

2.12 “Company” means Brookline Capital Acquisition Corp. (which, on or following the Closing, will be named Apexigen, Inc.), a Delaware corporation, or any successor thereto.

2.13 “Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

2.14 “Director” means a member of the Board.

2.15 “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.16 “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.17 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.18 “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, or (c) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

2.19 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.

2.20 “Fiscal Year” means the fiscal year of the Company.

2.21 “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.22 “Inside Director” means a Director who is an Employee.

2.23 “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.24 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.25 “Option” means a stock option granted pursuant to this Plan.

2.26 “Outside Director” means a Director who is not an Employee.

2.27 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.28 “Participant” means the holder of an outstanding Award.

2.29 “Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.

2.30 “Performance Period” means Performance Period as defined in Section 10.1.

2.31 “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.32 “Plan” means this Apexigen, Inc. 2022 Equity Incentive Plan, as may be amended from time to time.

2.33 “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8, or issued pursuant to the early exercise of an Option.

2.34 “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.35 “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to this Plan.

2.36 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.37 “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

2.38 “Service Provider” means an Employee, Director or Consultant.

2.39 “Share” means a share of the Common Stock, as adjusted in accordance with Section 15.

2.40 “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

2.41 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.42 “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.43 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Stock Subject to this Plan.

3.1 Stock Subject to this Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 and the automatic increase set forth in Section 3.2, the maximum aggregate number of Shares that may be subject to Awards and sold under this Plan will be equal to (a) [●]1 Shares, plus (b) any shares of the Company’s common stock subject to stock options or other awards that are assumed in the Merger (“Assumed Awards”) and that, on or after the Closing Date, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to this Plan pursuant to clause (b) equal to [●] Shares. In addition, Shares may become available for issuance under Sections 3.2 and 3.3. The Shares may be authorized but unissued, or reacquired Common Stock.

3.2 Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the number of Shares available for issuance under this Plan will be increased on the first day of each Fiscal Year beginning with the 2023 Fiscal Year, in an amount equal to the least of (a) [●]2 Shares, (b) a number of Shares equal to 5% of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

3.3 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, or Performance Awards is forfeited to or repurchased by the Company due to the failure to vest, the

[1]	NTD: 12% of expected outstanding shares post-Closing.
[2]	NTD: 15% of expected outstanding shares post-Closing.

unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under this Plan (unless this Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares isused) pursuant to a Stock Appreciation Right will cease to be available under this Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under this Plan (unless this Plan has terminated). Shares that actually have been issued under this Plan under any Award will not be returned to this Plan and will not become available for future distribution under this Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under this Plan. Shares used to pay the exercise price of an Award or to satisfy the tax liabilities or withholdings related to an Award will become available for future grant or sale under this Plan. To the extent an Award under this Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under this Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1, plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under this Plan pursuant to Sections 3.2 and 3.3.

3.4 Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Plan.

4. Administration of this Plan.

4.1 Procedure.

4.1.1 Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer this Plan.

4.1.2 Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.3 Other Administration. Other than as provided above, this Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to comply with Applicable Laws.

4.2 Powers of the Administrator. Subject to the provisions of this Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a) to determine the Fair Market Value;

(b) to select the Service Providers to whom Awards may be granted hereunder;

(c) to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;

(d) to approve forms of Award Agreements for use under this Plan;

(e) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder. Such terms and conditions include the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator will determine;

(f) to institute and determine the terms and conditions of an Exchange Program, including, subject to Section 20.3, to unilaterally implement an Exchange Program without the consent of the applicable Award holder;

(g) to construe and interpret the terms of this Plan and Awards granted pursuant to this Plan;

(h) to prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of this Plan or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;

(i) to modify or amend each Award (subject to Section 20.3), including the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5);

(j) to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 16;

(k) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(l) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(m) to make all other determinations deemed necessary or advisable for administering this Plan.

4.3 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

6.1 Grant of Options. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

6.2 Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

6.3 Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. For purposes of this Section 6.3, incentive stock options will be taken into account in the order in which they were granted, the fair market value of the shares will be determined as of the time the option with respect to such shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.

6.4 Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than 10 years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option will be 5 years from the date of grant or such shorter term as may be provided in the Award Agreement.

6.5 Option Exercise Price and Consideration.

6.5.1 Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6.5.1, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

6.5.2 Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

6.5.3 Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (a) cash (including cash equivalents); (b) check; (c) promissory note, to the extent permitted by Applicable Laws, (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with this Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (h) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

6.6 Exercise of Option.

6.6.1 Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and

(b) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.6.2 Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within 3 months of such cessation, or such shorter or longer period of time, as is specified in the Award Agreement, in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on such date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

6.6.3 Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within 6 months of cessation, or such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable) to the extent the Option is vested on such date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified in this Plan, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

6.6.4 Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within 6 months following the Participant’s death, or within such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan immediately. If the Option is not so exercised within the time specified in this Plan, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

6.6.5 Tolling Expiration. A Participant’s Award Agreement may also provide that:

(a) if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b) of the Exchange Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement, or (ii) the 10th day after the last date on which such exercise would result in liability under Section 16(b) of the Exchange Act; or

(b) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of 30 days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of this Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

7.2 Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

7.3 Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 will be determined by the Administrator and will be no less than 100% of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under this Plan.

7.4 Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

7.5 Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under this Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 relating to the maximum term and Section 6.6 relating to exercise also will apply to Stock Appreciation Rights.

7.6 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8. Restricted Stock.

8.1 Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

8.2 Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. The Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.

8.3 Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4 Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

8.5 Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under this Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6 Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

8.7 Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

8.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under this Plan.

9. Restricted Stock Units.

9.1 Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

9.2 Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

9.3 Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4 Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

9.5 Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Performance Awards.

10.1 Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.

10.2 Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.3 Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

10.4 Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares, or a combination of both.

10.5 Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under this Plan.

11. Outside Director Award Limitations. No Outside Director may be granted, in any Fiscal Year, equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including any cash retainers or fees) in amounts that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Closing, will be excluded for purposes of this Section 11.

12. Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under this Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the 1st day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

15.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, will adjust the number and class of shares of stock that may be delivered under this Plan or the number, class, and price of shares of stock covered by each outstanding Award, and numerical Share limits in Section 3.

15.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

15.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including that (a) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (c) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (d) (i) the termination of an Award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of such Award or realization of the Participant’s vested rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (ii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (e) any combination of the foregoing. In taking any of the actions permitted under this Section 15.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise his or her outstanding Options and Stock Appreciation Rights (or portions thereof) not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, or Performance Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 15.3, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 15.3 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to

Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

15.4 Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Parents or Subsidiaries, as applicable, that is authorized by the Administrator.

16. Tax Withholding.

16.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parent, Subsidiaries, or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non-U.S., and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award (or exercise thereof).

16.2 Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Administrator shall determine, including (a) paying cash, check or other cash equivalents, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or paid, (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (f) any combination of the foregoing methods of payment. The amount of the withholding obligation will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service. Neither this Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, free from any liability or claim under this Plan.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23, this Plan will become effective upon the latest to occur of (a) its adoption by the Board, (b) its approval by the Company’s stockholders, or (c) the time as of immediately prior to the Closing. The Plan will continue in effect until terminated under Section 20, but (i) no Options that qualify as incentive stock options within the meaning of Code Section 422 may be granted after 10 years from the earlier of the Board or stockholder approval of this Plan and (ii) Section 3.2 relating to the automatic share reserve increase will operate only until the 10-year anniversary of the earlier of the Board or stockholder approval of this Plan.

20. Amendment and Termination of this Plan.

20.1 Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate this Plan, or any part thereof, at any time and for any reason.

20.2 Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

20.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of this Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of this Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under this Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

21.1 Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

21.2 Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. This Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Board adopts this Plan. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of such Participant’s status as an employee or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment or other service, that would constitute cause for termination of such Participant’s status as a employee or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under this Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

25. Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

26. Construction; Interpretation. The titles of the Sections of this Plan are for convenience only and are not to be considered in construing this Plan. In this Plan, unless otherwise specified: (a) “includes” and “including” shall mean respectively includes and including without limitation; (b) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “and/or”; (c) words denoting any gender shall include all genders; (d) the word “hereunder” refers to under this Plan as a whole and not merely to the particular provision in which such words appear; and (e) except as otherwise indicated, all references in this Plan to a “Section” are intended to refer to a Section of this Plan.

*                *                 *

EXHIBIT E

ESPP

Final Form

APEXIGEN, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of this Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for this Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Code Section 423; an option granted under the Non-423 Component will provide for substantially the same benefits as an option granted under the 423 Component, except that a Non-423 Component option may include features necessary to comply with applicable non-U.S. laws pursuant to rules, procedures or sub-plans adopted by the Administrator. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

2.1 “Administrator” means the Board or any Committee designated by the Board to administer this Plan pursuant to Section 4.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including the related issuance of shares of Common Stock, including under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under this Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5 “Closing” means the closing of the merger contemplated by that certain Business Combination Agreement by and among the Company, Apexigen, Inc., and certain other parties, dated March 17, 2022, as may be amended from time to time.

2.6 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means a committee of the Board appointed in accordance with Section 4.

2.8 “Common Stock” means the common stock of the Company.

2.9 “Company” means Brookline Capital Acquisition Corp. (which, on or following the Closing, will be named Apexigen, Inc.), a Delaware corporation, or any successor thereto.

2.10 “Compensation” means an Eligible Employee’s base straight time gross earnings, but exclusive of payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

2.11 “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to this Plan.

2.12 “Designated Company” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in this Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

2.13 “Director” means a member of the Board.

2.14 “Effective Date” means the date of the Closing.

2.15 “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year by the Employer, or any lesser number of hours per week or number of months in any calendar year established by the Administrator (if required under Applicable Laws) for purposes of any separate Offering or for Participants in the Non-423 Component. For purposes of this Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in this Plan. Where the period of leave exceeds 3 months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated 3 months and 1 day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulations Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (a) has not completed at least 2 years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (b) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (c) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (d) is a highly compensated employee within the meaning of Code Section 414(q), or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulations Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non-423 Component without regard to the limitations of U.S. Treasury Regulations Section 1.423-2.

2.16 “Employer” means the employer of the applicable Eligible Employee(s).

2.17 “Enrollment Date” means the first Trading Day of each Offering Period.

2.18 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.19 “Exercise Date” means the last Trading Day of a Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 18, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date(s) that otherwise would have occurred on the last Trading Day of such Purchase Period.

2.20 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

2.21 “Fiscal Year” means the fiscal year of the Company.

2.22 “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

2.23 “Offering” means an offer under this Plan of an option that may be exercised during an Offering Period as further described in Section 6. For purposes of this Plan, the Administrator may designate separate Offerings under this Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of this Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulations Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of this Plan and an Offering together satisfy U.S. Treasury Regulations Section 1.423-2(a)(2) and (a)(3).

2.24 “Offering Period” means a period beginning on such date as may be determined by the Administrator, in its discretion, and ending on such Exercise Date as may be determined by the Administrator, in its discretion, during which an option granted pursuant to this Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 18.

2.25 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.26 “Participant” means an Eligible Employee that participates in this Plan.

2.27 “Plan” means this Apexigen, Inc. 2022 Employee Stock Purchase Plan.

2.28 “Purchase Period” means the period during an Offering Period and during which shares of Common Stock may be purchased on behalf of Participants thereunder in accordance with the terms of this Plan. Purchase Periods will have such duration as determined by the Administrator, commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date. Unless the Administrator provides otherwise, a Purchase Period in an Offering Period will have the same duration as, and coincide with the length of, such Offering Period.

2.29 “Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for any Offering Period by the Administrator subject to compliance with Code Section 423 (or any successor rule or provision or any other Applicable Laws, regulation or stock exchange rule) or pursuant to Section 18.

2.30 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.31 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.32 “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.33 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Stock.

3.1 Stock Subject to this Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 and the automatic increase set forth in Section 3.2, the maximum number of shares of Common Stock that will be made available for sale under this Plan will be [●]1 shares of Common Stock. The shares of Common Stock may be authorized, but unissued, or reacquired Common Stock.

3.2 Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17, the number of shares of Common Stock available for issuance under this Plan will be increased on the first day of each Fiscal Year beginning with the 2023 Fiscal Year, in an amount equal to the least of (a) [●]2 shares of Common Stock, (b) a number of shares of Common Stock equal to 1% of the total number of shares of all classes of common stock of the Company on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

4. Administration. This Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to

(a) construe, interpret and apply the terms of this Plan,

(b) delegate ministerial duties to any of the Company’s employees,

[1]	NTD: 1.2% of expected outstanding shares post-Closing.
[2]	NTD: 2.5% of expected outstanding shares post-Closing.

(c) designate separate Offerings under this Plan,

(d) designate Subsidiaries as participating in the 423 Component or Non-423 Component,

(e) determine eligibility,

(f) adjudicate all disputed claims filed under this Plan, and

(g) establish such procedures that it deems necessary or advisable for the administration of this Plan (including to adopt such procedures, sub-plans, and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in this Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Code Section 423.

Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to this Plan (including in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f), the terms of an option granted under this Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under this Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

5. Eligibility.

5.1 Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in this Plan, subject to the requirements of Section 7.

5.2 Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Code Section 7701(b)(1)(A))) may be excluded from participation in this Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause this Plan or an Offering to violate Code Section 423. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in this Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

5.3 Limitations. Any provisions of this Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under this Plan (a) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Code Section 424(d)) would own capital stock of the Company or any Parent or Subsidiary of the Company or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (b) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Code

Section 423) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder.

6. Offering Periods. This Plan will be implemented by Offering Periods as established by the Administrator from time to time. Offering Periods will expire on the earliest to occur of (a) the completion of the purchase of shares on the last Exercise Date occurring within 27 months of the applicable Enrollment Date on which the option to purchase shares was granted under this Plan, or (b) such shorter period established prior to the Enrollment Date of the Offering Period by the Administrator, from time to time, in its discretion, on a uniform and nondiscriminatory basis, for all options to be granted on such Enrollment Date. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than 27 months.

7. Participation. An Eligible Employee may participate in this Plan pursuant to Section 5.1 by (a) submitting to the Company’s stock administration office (or its designee), a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit A), or (b) following an electronic or other enrollment procedure determined by the Administrator, in either case, on or before a date determined by the Administrator prior to an applicable Enrollment Date.

8. Contributions.

8.1 Contribution Amounts. At the time a Participant enrolls in this Plan pursuant to Section 7, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that unless and until determined otherwise by the Administrator, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period (i.e., for which the Exercise Date occurs on such day).

8.2 Contribution Methods. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to this Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 12 (or Participant’s participation is terminated as provided in Section 13).

(a) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 (or Participant’s participation is terminated as provided in Section 13).

(b) All Contributions made for a Participant will be credited to his or her account under this Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.

8.3 Participant Changes to Contributions. A Participant may discontinue his or her participation in this Plan as provided under Section 12. Until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may not increase the rate of his or her Contributions and may decrease the rate of his or her Contributions only one time, provided that such decrease is to a Contribution rate of 0%. In addition, until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may increase or decrease the rate of his or her Contributions (as a whole percent to a rate between 0% and the maximum percentage specified in Section 8.1), which Contribution rate adjustment will become effective upon the commencement of the next Offering Period and remain in effect for subsequent Offering Periods and, except as set forth in the immediately preceding sentence, any such adjustment will not affect the Contribution rate for any ongoing Offering Period.

(a) A Participant may make a Contribution rate adjustment pursuant to this Section 8.3 by (A) properly completing and submitting to the Company’s stock administration office (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (B) following an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to (x) the scheduled beginning of the first Offering Period to be affected or (y) an applicable Exercise Date, as applicable. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless the Participant’s participation is terminated as provided in Sections 12 or 13).

(b) The Administrator may, in its sole discretion, limit or amend the nature or number of Contribution rate changes (including to permit, prohibit or limit increases or decreases to rate changes) that may be made by Participants during any Purchase Period or Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration.

(c) Except as provided by this Section 8.3, any change in Contribution rate made pursuant to this Section 8.3 will be effective as of the first full payroll period following 5 business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in Contribution rate earlier).

8.4 Other Contribution Changes. Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 5.3 (which generally limit participation in an Offering Period pursuant to certain Applicable Laws), a Participant’s Contributions may be decreased to 0% by the Administrator at any time during an Offering Period (or a Purchase Period, as applicable). Subject to Code Section 423(b)(8) and Section 5.3, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period (or Purchase Period, as applicable) scheduled to end in the following calendar year, unless the Participant’s participation has terminated as provided in Sections 12 or 13.

8.5 Cash Contributions. Notwithstanding any provisions to the contrary in this Plan, the Administrator may allow Participants to participate in this Plan via cash contributions instead of payroll deductions if (a) payroll deductions are not permitted or advisable under Applicable Laws, (b) the Administrator determines that cash contributions are permissible for Participants participating in the 423 Component or (c) the Participants are participating in the Non-423 Component.

8.6 Tax Withholdings. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under this Plan is disposed of (or at any other time that a taxable event related to this Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to this Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of

Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f).

8.7 Use of Funds. The Company may use all Contributions received or held by it under this Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to this Plan by Participants be segregated from the Company’s general corporate funds or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f). Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.

9. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price.

9.1 Certain Option Limits. In no event will an Eligible Employee be permitted to purchase during each Offering Period more than 8,500 shares of Common Stock (subject to any adjustment pursuant to Section 17), and provided further that such purchase will be subject to the limitations set forth in Sections 3 and 5.3 and in the subscription agreement. The Administrator, in its absolute discretion, may increase or decrease the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period, as applicable.

9.2 Option Receipt. The Eligible Employee may accept the grant of an option under this Plan by electing to participate in this Plan in accordance with the requirements of Section 7.

9.3 Option Term. Exercise of the option will occur as provided in Section 10, unless the Participant’s participation has terminated pursuant to Sections 12 or 13. The option will expire on the last day of the Offering Period.

10. Exercise of Option.

10.1 Automatic Exercise. Unless a Participant’s participation in this Plan has terminated as provided in Sections 12 and 13, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier termination of the Participant’s participation in this Plan as provided in Sections 12 or 13. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock under this Plan is exercisable only by him or her.

10.2 Pro Rata Allocations. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (a) the number of shares of Common Stock that were available for sale under this Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of shares of Common Stock available for sale under this Plan on such

Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 18. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under this Plan by the Company’s stockholders subsequent to such Enrollment Date.

11. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under this Plan until such shares have been purchased and delivered to the Participant as provided in this Section 11.

12. Withdrawal.

12.1 Withdrawal Procedures. A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under this Plan at any time by (a) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (b) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in this Plan in accordance with the provisions of Section 7.

12.2 No Effect on Future Participation. A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

13. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from this Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under this Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Code Section 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under this Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423; further, no Participant will be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.

14. Section 409A. This Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in this Plan to the contrary, if the Administrator determines that an option granted under this Plan may be subject to Section 409A or that any provision in this Plan would cause an option under this Plan to be subject to Section 409A, the Administrator may amend the terms of this Plan or of an outstanding option granted under this Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under this Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent or Subsidiaries will have no liability, obligation or responsibility to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under this Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under this Plan is compliant with Section 409A.

15. Rights as Stockholder. Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares. Shares of Common Stock to be delivered to a Participant under this Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.

16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 12.

17. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

17.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, will adjust the number and class of common stock that may be delivered under this Plan, the Purchase Price per share, the class and the number of shares of common stock covered by each option under this Plan that has not yet been exercised, and the numerical share limits of Sections 3 and 9.1.

17.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13).

17.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13).

18. Amendment or Termination.

18.1 Amendment, Suspension, Termination. The Administrator, in its sole discretion, may amend, alter, suspend, or terminate this Plan, or any part thereof, at any time and for any reason. If this Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 17). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 22) as soon as administratively practicable.

18.2 Certain Administrator Changes. Without stockholder consent and without limiting Section 18.1, the Administrator will be entitled to change the Offering Periods and any Purchase Periods, designate separate Offerings, limit the frequency or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with this Plan.

18.3 Changes Due to Accounting Consequences. In the event the Administrator determines that the ongoing operation of this Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate this Plan to reduce or eliminate such accounting consequence including:

(a) amending this Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(b) altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;

(c) shortening any Purchase Period or Offering Period by setting a New Exercise Date, including a Purchase Period or Offering Period underway at the time of the Administrator action;

(d) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(e) reducing the maximum number of shares of Common Stock a Participant may purchase during any Purchase Period or Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

19. Conditions Upon Issuance of Shares.

19.1 Legal Compliance. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

19.2 Investment Representations. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required.

20. Term of Plan. This Plan will become effective upon the latest to occur of (a) its adoption by the Board, (b) its approval by the Company’s stockholders, or (c) the time as of immediately prior to the Closing. This Plan will continue in effect for a term of 20 years, unless sooner terminated under Section 18.

21. Stockholder Approval. This Plan will be subject to approval by the stockholders of the Company within 12 months after the date this Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22. Interest. No interest will accrue on the Contributions of a participant in this Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply, with respect to Offerings under the 423 Component, to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f).

23. No Effect on Employment. Neither this Plan nor any option under this Plan will confer upon any Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such employment relationship at any time, free from any liability or any claim under this Plan.

24. Reports. Individual accounts will be maintained for each Participant in this Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

25. Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

26. Legal Construction.

26.1 Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal, or unenforceable provision had not been included.

26.2 Governing Law. This Plan will be governed by, and construed in accordance with, the laws of the State of California, but without regard to its conflict of law provisions.

26.3 Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation of this Plan.

27. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

28. Automatic Transfer to Low Price Offering Period. Unless determined otherwise by the Administrator, this Section 28 applies to an Offering Period to the extent such Offering Period provides for more than one Exercise Date within such Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of a share of Common Stock on any Exercise Date in an Offering Period is less than the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period will be withdrawn automatically from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

29. Construction; Interpretation. The titles of the Sections of this Plan are for convenience only and are not to be considered in construing this Plan. In this Plan, unless otherwise specified: (a) “includes” and “including” shall mean respectively includes and including without limitation; (b) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “or”; (c) words denoting any gender shall include all genders; and (d) except as otherwise indicated, all references in this Plan to a “Section” are intended to refer to a Section of this Plan.

EXHIBIT A

APEXIGEN, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

_____ Original Application	Offering Date: _________________

_____ Change in Payroll Deduction Rate

1. ____________________ hereby elects to participate in the Apexigen, Inc. 2022 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.

2. I hereby authorize and consent to payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 0% to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.) I understand that only my first election to decrease the rate of my payroll deductions to 0% may be applied with respect to an ongoing Offering Period in accordance with the terms of the Plan, and (a) any subsequent election to decrease the rate of my payroll deductions during the same Offering Period or (b) any election to increase the rate of my payroll deductions during any Offering Period will not be applied to the ongoing Offering Period.

3. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.

4. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of _____________ (Eligible Employee or Eligible Employee and spouse only).

6. If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or 1 year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. For employees that may be subject to tax in non U.S. jurisdictions, I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me including in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan or the receipt of any dividends on such shares (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company or the applicable Designated Company to satisfy all Tax-Related Items. In this regard, I authorize the Company or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

Finally, I agree to pay to the Company or the applicable Designated Company any amount of Tax-Related Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.

8. By electing to participate in the Plan, I acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;

(b) all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;

(c) the grant of options under the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and will not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);

(d) I am voluntarily participating in the Plan;

(e) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;

(f) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;

(h) the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;

(i) no claim or entitlement to compensation or damages will arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I will be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j) in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company will have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).

9. I understand that the Company or any Designated Company may collect, where permissible under applicable law certain personal information about me, including my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

If I am an employee outside the U.S., I understand that in accordance with applicable law, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.

10. If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.

11. The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless will be binding and enforceable.

12. Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan also will be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern each Appendix (to the extent not superseded or supplemented by the terms and conditions set forth in the applicable Appendix).

13. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

[Signature page follows.]

Employee’s Social
Security Number
(for U.S.-based employees):

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

EXHIBIT B

APEXIGEN, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned Participant in the Offering Period of the Apexigen, Inc. 2022 Employee Stock Purchase Plan (the “Plan”) that began on ____________, ______ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement. Capitalized terms not otherwise defined herein will have the meaning ascribed to them under the Plan.

Name and Address of Participant:

Signature:

Date:

SCHEDULE 1

Company Knowledge Parties

1.	Xiaodong Yang, MD, PhD

2.	Frank Hsu, MD

3.	Linda Rubinstein

4.	Amy Wong

Schedule 1

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BROOKLINE CAPITAL ACQUISITION CORP.

Brookline Capital Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

A. The Corporation was incorporated under the name Brookline Capital Acquisition Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 27, 2020.

B. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Apexigen, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1. This Corporation is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,020,000,000 shares, of which 1,000,000,000 shares are Common Stock, $0.0001 par value, and 20,000,000 shares are Preferred Stock, $0.0001 par value.

Section 2. Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE V

Section 1. The number of directors that constitutes the entire Board of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. From and after the effectiveness of this Amended and Restated Certificate of Incorporation, the directors of the Corporation (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1. Any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Corporation is to have perpetual existence.

Section 2. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with Article X of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2. Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

Section 3. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment nor repeal of any Section of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of 66 2⁄3% of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of Article IV, Section 2 of Article V, Article VI, Section 5 of Article VII, Article VIII or Article XI of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Brookline Capital Acquisition Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this      day of                 , 2022.

[Name],
[Title]

Annex C

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of March 17, 2022, is entered into by and among Brookline Capital Holdings, LLC, a Delaware limited liability company (the “Sponsor”), Brookline Capital Acquisition Corp., a Delaware corporation (“BCAC”), and Apexigen, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently herewith, the Company, Project Barolo Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and BCAC are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of BCAC;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA; and

WHEREAS, as a condition and inducement to the willingness of BCAC and the Company to enter into the BCA, BCAC, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, BCAC and the Company hereby agree as follows:

1. Voting Agreement. The Sponsor hereby unconditionally and irrevocably agrees that during the period from the date hereof through the Termination Date as determined in accordance with Section 24, at the BCAC Stockholders’ Meeting or at any other meeting of the stockholders of BCAC (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any action by written consent of the stockholders of BCAC requested by the BCAC Board or undertaken as contemplated by the Transactions, the Sponsor shall:

(a) when such meeting is held, appear at such meeting or otherwise cause all shares of BCAC Common Stock or any other voting securities of BCAC which it holds, owns or is entitled to vote, whether as shares or as a constituent part of a unit of securities and whether owned as of the date of or later acquired (the “Sponsor Shares”), to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares in favor of (i) the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of BCAC under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated and (iii) each of the proposals and any other matters necessary or reasonably requested by BCAC for consummation of the Merger and the other transactions contemplated by the BCA; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any Business Combination Proposal other than with the Company and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

2. Sponsor Promote Adjustment. In connection with the consummation of the Transactions, Sponsor agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.01, 8.02 and 8.03 of the BCA, immediately prior to the Effective Time, in the event the BCAC Related Funds Amount at Closing that are available to the Company are less than $20,000,000, that number of Sponsor Shares (the “Surrendered Shares”) equal to (x) one (1) minus the quotient of the BCAC Related Funds Amount divided by $20,000,000, multiplied by (y) one-third (1/3) of the total number of Sponsor Shares, shall be deemed automatically forfeited and cancelled without any further actions by the Sponsor or any other Person, and such Surrendered Shares will be recorded as cancelled by the Company.

3. Transfer of Shares. Except as otherwise contemplated by the BCA or this Agreement, the Sponsor agrees that prior to the Termination Date it shall not, without the consent of the Company, directly or indirectly, (a) offer for sale, sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Sponsor Shares (any of the forgoing, a “Transfer”) or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking requiring the Transfer of any Sponsor Shares. The Sponsor expressly agrees to continue to comply with the restrictions on transfer of the Sponsor Shares set forth in Section 7 of that certain side letter between the Sponsor and BCAC dated January 28, 2021, and neither the Company nor BCAC shall agree to any waiver, amendment or modification of such provisions without the prior written consent of the Company. Notwithstanding the foregoing, this Section 3 shall also not prohibit a Transfer of Sponsor Shares by Sponsor to an affiliate of Sponsor; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of Sponsor hereunder and to be bound by the terms of this Agreement.

4. No Solicitation of Transactions. The Sponsor agrees prior to the Termination Date not to directly or indirectly, through any of its affiliates or Representatives, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations with, any Person (other than the Company or its affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, a Business Combination Proposal in respect of BCAC other than with the Company. Sponsor shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal in respect of BCAC. If the Sponsor or any of its affiliates or Representatives receives any inquiry or proposal with respect to a Business Combination Proposal in respect of BCAC, then Sponsor shall promptly (and in no event later than twenty-four (24) hours after the Sponsor becomes aware of such inquiry or proposal) notify such Person in writing that BCAC is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry or proposal and, in such event, Sponsor shall also promptly notify the Company of such facts and circumstances (provided that Sponsor shall not be obligated to provide such notice in violation of any obligation of confidentiality owed to any third party or any Law).

5. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to BCAC and the Company as follows:

(a) The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares (which, as of the date hereof, consists of 1,428,250 shares of BCAC Common Stock), free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of BCAC (including, without limitation, for the purposes hereof, any agreement between or among stockholders of BCAC).

(b) The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA.

(e) The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any contract binding upon the Sponsor or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the BCA.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Sponsor Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

(g) The Sponsor understands and acknowledges that each of BCAC and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein

6. Further Assurances. From time to time, at either BCAC’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

7. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, BCAC and the Company.

8. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 9):

if to Sponsor, BCAC or Merger Sub:

Brookline Capital Acquisition Corp.

280 Park Avenue, Suite 43W

New York, NY 10017

Attention: Samuel P. Wertheimer, Chairman and CEO

Email: ***

with a copy to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attention: James Kelly; Peter Ekberg

Email: james.kelly@us.dlapiper.com; peter.ekberg@us.dlapiper.com

and

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman

Email: jeffrey.selman@us.dlapiper.com

if to the Company:

Apexigen, Inc.

75 Shoreway Road

Suite C

San Carlos, CA 94070

Attention: Xiaodong Yang, MD, PhD, President and CEO;

                Amy Wong, Senior Vice President, Finance and Operations

Email: ***

with a copy to:

Wilson Sonsini

650 Mill Page Road

Palo Alto, CA 94304

Attention: Kenneth A. Clark; Michael E. Coke; Lance E. Brady

Email: kclark@wsgr.com; mcoke@wsgr.com; lbrady@wsgr.com

and with a copy to:

Wilson Sonsini

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert T. Ishii

Email: rishii@wsgr.com

10. Entire Agreement. This Agreement, the BCA and the Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

11. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of BCAC and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

12. Governing Law and Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction

13. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14. No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the BCA or any other Transaction Document, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future shareholders or stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect shareholder or stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

15. Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

16. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

17. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

18. Survival of Representations and Warranties. None of the representations and warranties made by the parties hereto in this Agreement shall survive the Closing.

19. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

20. Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The word “or” shall be disjunctive but not exclusive. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

21. Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against any party.

22. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company, or any of its affiliates or Representatives, any direct or indirect ownership or incidence of ownership of or with respect to any Sponsor Shares.

23. No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Sponsor and the Company, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties.

24. Termination. This Agreement shall terminate upon the earliest of (i) the termination of the BCA in accordance with its terms, and (ii) the time this Agreement is terminated upon the mutual written agreement of

BCAC, the Company and the Sponsor (the earliest such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 1, 3 and 4 shall no longer be effective from and after the Closing of the Merger; provided further, that the provisions set forth in Sections 9 through 24 shall survive the Termination Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

BCAC: BROOKLINE CAPITAL ACQUISTION CORP.

/s/ Dr. Samuel P. Wertheimer
Name: Dr. Samuel P. Wertheimer
Title: Chief Executive Officer and Chairman

SPONSOR:
BROOKLINE CAPITAL HOLDINGS, LLC

/s/ William B. Buchanan, Jr.
Name: William B. Buchanan, Jr.
Title: Managing Partner

THE COMPANY: APEXIGEN, INC.

/s/ Xiaodong Yang
Name: Xiaodong Yang
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex D

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of March 17, 2022 (this “Agreement”), by and among Brookline Capital Acquisition Corp., a Delaware corporation (“BCAC”), and certain of the stockholders of Apexigen, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, BCAC, Project Barolo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of BCAC (“Merger Sub”), and the Company are entering into, concurrently herewith, a Business Combination Agreement substantially in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of BCAC; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares and class and series (if appropriate) of Company Capital Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Capital Stock and any shares of Company Capital Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Unless the Expiration Time (as defined below) has occurred, each Stockholder, by this Agreement, with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to vote, at any meeting of the stockholders of the Company called for the purpose of approving the Merger, and in any action by written consent of the stockholders of the Company requested by the Company for the purposes of approving the Merger (which written consent shall be substantially in the form attached hereto as Exhibit C delivered promptly, and in any event within seventy-two (72) hours, after the Company requests such delivery), all of such Stockholder’s Shares held by such Stockholder at such time in favor of the approval and adoption of the BCA and approval of the Merger and other Transactions. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Investor Rights Agreement, Related Agreements. Unless the Expiration Time has occurred before the Effective Time, each Stockholder, by this Agreement, with respect to such Stockholder’s Shares, severally and not jointly, hereby terminates, subject to and effective immediately prior to the Effective Time (provided that all Terminating Rights (as defined below) between the Company and any other holder of Company Capital Stock shall also terminate at such time), that certain (a) Investor Rights Agreement, (b) the Right of First Refusal and Co-Sale Agreement, (c) the Voting Agreement, and (d) if applicable to Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

3. Transfer of Shares. Each Stockholder severally and not jointly, agrees that, from the date of this Agreement until the Expiration Time, it shall not, directly or indirectly, without the prior written consent of BCAC, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is or becomes a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided, that the foregoing shall not prohibit the transfer of any Shares (i) to an affiliate of Stockholder, (ii) if Stockholder is a natural person, to a member of Stockholder’s immediate family, (iii) to any charitable organization described in Section 170(c) of the Code, (iv) to any trust, the beneficiaries of which include only the persons named in the preceding clauses (ii) or (iii), (v) to any corporation, limited liability company or partnership, the stockholders, members or partners of which include only the persons described in clauses (i) through (iv) above or (vi) by will or under the laws of intestacy upon the death of Stockholder, but only, in each of cases (i) through (v), if such transferee shall execute this Agreement or a joinder agreeing to become a party to this Agreement, in each case, in form and substance reasonably acceptable to the Company.

4. No Solicitation of Transactions. From the date of this Agreement until the Expiration Time, each of the Stockholders severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, negotiate with, provide any nonpublic information regarding the Company’s business, or enter into any Contract with, or in any manner knowingly encourage, any proposal of, any person (other than BCAC and its affiliates) relating to an Alternative Transaction or (b) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise be reasonably expected to lead to, any Alternative Transaction. Each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction to the extent required by the BCA. Notwithstanding the foregoing, each Stockholder may respond to any unsolicited proposal regarding an Alternative Transaction by indicating that the Company is subject to the exclusivity provisions set forth in the BCA and that such Stockholder is subject to the restrictions set forth in this Section 4.

5. Representations and Warranties. Each Stockholder severally and not jointly, represents and warrants to BCAC as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents, except, with respect to clauses (i) through (iii), for any such conflicts, violations, consents, approvals, authorizations, filings, registrations or notices that, individually or in the aggregate, are not reasonably expected to prevent, materially delay or materially impede the performance by such Stockholder of its obligations hereunder.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c) Such Stockholder has the necessary power and authority (or, in the case of any Stockholder that is a natural person, capacity) to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder.

6. Termination. Other than this Section 6 and Section 8, which shall survive any termination of this Agreement, this Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms;

and (c) the effective date of a written agreement of the parties hereto terminating this Agreement (the time of termination pursuant to this Section 6, being referred to as the “Expiration Time”). Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in BCAC any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the relevant Stockholder, and BCAC shall not have the authority to direct any Shareholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.

8. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to BCAC, to it at:

Brookline Capital Acquisition Corp.

280 Park Avenue, Suite 43W

New York, NY 10017

Attention: Samuel P. Wertheimer, Chairman and CEO

Email: ***

with a copy to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attention: James Kelly; Peter Ekberg

Email: james.kelly@us.dlapiper.com; peter.ekberg@us.dlapiper.com

and

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman

Email: jeffrey.selman@us.dlapiper.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by BCAC without the prior express written consent of the Stockholders or by any Stockholder without the prior express written consent of BCAC.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and BCAC’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of BCAC, in the case of any Stockholder, or at the request of the Stockholders, in the case of BCAC, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j) This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(k) At any time prior to the Effective Time, (i) each party hereto may, solely with respect to itself and not affecting the rights, claims or position of any other party hereto, (A) extend the time for the performance of any obligation or other act of any other party owed to it, (B) waive any inaccuracy in the representations and warranties of any party contained herein and (C) waive compliance with any agreement of a party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the relevant party.

(l) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, BCAC and Merger Sub.

(m) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(k).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BROOKLINE CAPITAL ACQUISTION CORP.

By	/s/ Dr. Samuel P. Wertheimer
Name:	Dr. Samuel P. Wertheimer
Title:	Chief Executive Officer and Chairman

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[HOLDER]

By:
Name:

Signature Page to Stockholder Support Agreement

EXHIBIT A

Stockholder Name	Common Shares	Series A-1 Preferred Shares	Series A-2 Preferred Shares	Series B Preferred Shares	Series C Preferred Shares

EXHIBIT B

Business Combination Agreement

[Attached as Exhibit 2.1 to Current Report on Form 8-K, filed on March 18, 2022]

EXHIBIT C

Stockholder Written Consent

[see attached]

ACTION BY WRITTEN CONSENT

OF THE

STOCKHOLDERS OF

APEXIGEN, INC.

(a Delaware corporation)

The undersigned, being the stockholders (the “STOCKHOLDERS”) of Apexigen, Inc., a Delaware corporation (the “COMPANY”), and constituting the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all the shares entitled to vote thereon were present and voted, by written consent in lieu of a meeting, hereby, pursuant to the provisions of Sections 228 and 251 of the General Corporation Law of the State of Delaware (“DGCL”) and the bylaws of the Company, consent to and approve the following resolutions and each and every action effected thereby:

Approval of the Business Combination Agreement and Related Agreements

WHEREAS, the Board of Directors of the Company (the “BOARD”) has unanimously (a) determined that (i) that certain Business Combination Agreement, in the form attached hereto as Exhibit A (together with all the schedules, exhibits and attachments thereto, the “BUSINESS COMBINATION AGREEMENT”), by and among Brookline Capital Acquisition Corp., a Delaware corporation, (the “BCAC”), Project Barolo Merger Sub, Inc., a Delaware corporation (“MERGER SUB”) and the Company, pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of BCAC (the entire transaction, the “MERGER”) and (ii) that the Merger are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and the Merger and declared their advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Merger by the Stockholders of the Company;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Business Combination Agreement;

WHEREAS, in connection with, and as contemplated by, the Merger Agreement, the Company has or will enter into, or execute and deliver, certain other agreements, instruments, amendments, terminations, certificates, and other documents, including the Ancillary Agreements (collectively, the “TRANSACTION DOCUMENTS”).

WHEREAS, pursuant to Section 3.01(a) of the Business Combination Agreement, at the Effective Time, (a) all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time resulting from the conversion or exercise of Company Preferred Stock, Company Warrants and Company Options prior to the Effective Time, but excluding any Dissenting Shares) shall be canceled and converted into the right to receive a number of shares of BCAC Common Stock equal to the Exchange Ratio, and (b) all shares of Company Capital Stock held in the treasury of the Company shall be canceled without any consideration, in accordance with the terms of the Business Combination Agreement;

WHEREAS, pursuant to Section 3.01(d) of the Business Combination Agreement, at the Effective Time, each Company Option that is, as of immediately prior to the Effective Time, outstanding shall be assumed by BCAC and converted into an option to purchase a number of shares of BCAC Common Stock (such option, an “EXCHANGED OPTION”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio;

WHEREAS, pursuant to Section 3.01(e) of the Business Combination Agreement, immediately prior to the Effective Time, each outstanding Company Warrant shall be treated in accordance with the terms thereof, as may be amended prior to the Effective Time by the Company and the holder thereof with the consent of BCAC (which such consent shall not be unreasonably conditioned, withheld or delayed);

WHEREAS, the undersigned Stockholders are aware of the material facts related to the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and have had adequate opportunity to ask questions regarding the Merger;

WHEREAS, for all purposes, the approval by the holders of at least (a) a majority of the outstanding shares of Company Capital Stock, voting together as a single class, and (b) a majority of the outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis (the “REQUISITE APPROVAL”) is required to approve the Business Combination Agreement and the transactions contemplated thereby, including the Merger;

NOW, THEREFORE, BE IT RESOLVED, that the undersigned Stockholders of the Company, representing the Requisite Approval, do hereby adopt the Business Combination Agreement and the Transaction Documents, and hereby approve the principal terms of the Merger and the other transactions contemplated by the Business Combination Agreement.

RESOLVED FURTHER, that the Stockholders have determined that the consideration payable in accordance with the terms of the Business Combination Agreement, is fair and reasonable to the Company and the Stockholders.

RESOLVED FURTHER, that each of the officers, be, and each hereby is, authorized, empowered, and directed for, on behalf of and in the name of the Company to (a) negotiate, execute, deliver and file any agreements, certificates, other instruments or documents, (b) pay expenses and taxes and (c) do or cause to be done any and all such other acts and things as he may deem necessary, appropriate or advisable to effect or implement the Merger and the other transactions contemplated by the Business Combination Agreement, any such action taken by any such officer to be conclusive evidence of such determination.

Waiver of Appraisal and Dissenters Rights

WHEREAS, a stockholder of the Company who does not vote in favor of the Merger and is in compliance with all the provisions of the DGCL concerning the right of such dissenting stockholder to demand appraisal of such shares in connection with the Merger (a “DISSENTING STOCKHOLDER”) may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, excerpts of which are attached hereto as Exhibit B, exercise appraisal rights under the DGCL to receive cash in an amount equal to the “fair value” of such Stockholder’s shares of Company Capital Stock as to which such stockholder has exercised such appraisal rights (such “fair value” will exclude any element of value arising from the accomplishment or expectation of the Merger).

WHEREAS, a Dissenting Stockholder must follow the appropriate procedures under the DGCL, or suffer the termination or waiver of such appraisal rights or dissenters’ rights, respectively.

NOW, THEREFORE, BE IT RESOLVED, that each undersigned Stockholder, with respect only to himself, herself or itself, hereby waives and agrees not to assert any appraisal or dissenters’ rights or any rights similar that the undersigned Stockholders may have in connection with the Merger, whether under the DGCL or other applicable Law.

Termination of Certain Agreements

WHEREAS, in connection with the consummation of the Merger, it is in the best interests of the Company and the Stockholders to terminate each of the agreements previously entered into among the Company and certain of the Stockholders of the Company, which agreements are set forth on Exhibit C (collectively, the

“STOCKHOLDER AGREEMENTS”), among the Company and the persons listed in their respective Exhibits, with such termination to be contingent upon the consummation of the Merger and effective as of immediately prior to the Effective Time.

NOW, THEREFORE, BE IT RESOLVED, that to the extent any of the undersigned Stockholders is a party of any of the Stockholder Agreements, such Stockholder hereby consents to the termination of the Stockholder Agreements to which such Stockholder is party, immediately prior to, and contingent upon the occurrence of, the Effective Time, and that upon the occurrence of the Effective Time, such Stockholder Agreements shall be null and void and of no further force or effect.

General Authority; Effectiveness

RESOLVED, that all acts and deeds of the officers, directors and agents of the Company, taken prior to the date hereof, to carry out the intent and to accomplish the purposes of the foregoing resolutions are hereby approved, adopted, ratified and confirmed in all respects as the acts and deeds of the Company.

RESOLVED FURTHER, that the officers of the Company be, and hereby are, authorized, empowered, and directed for, on behalf of and in the name of the Company, to take all such further actions as such officer may approve or deem necessary, appropriate or advisable to effect or implement the intent and purposes of the foregoing resolutions and the transactions contemplated thereby, all such actions, executions, deliveries, filings and payments to be conclusive evidence of such determination.

RESOLVED FURTHER, by signature hereto, each undersigned Stockholder hereby consents with respect to all of the shares of Company Capital Stock held of record by such Stockholder on the books of the Company.

RESOLVED FURTHER, that each of the undersigned Stockholders represents and warrants that such Stockholder has all necessary power and authority to execute and deliver this Written Consent, to carry out such Stockholder’s obligations contemplated hereby.

RESOLVED FURTHER, that the Stockholder hereby waives any and all notice requirements applicable to, or triggered by, the Merger, the Merger Agreement, and the transactions contemplated thereby that are required under the certificate of incorporation of the Company, including Section 4(j), as it may be amended from time to time, or bylaws of the Company, any applicable law or Contract between the Stockholder and the Company.

RESOLVED FURTHER, that this Written Consent is coupled with an interest and is irrevocable.

[Reminder of Page Left Blank]

In witness whereof, by executing this Action by Written Consent, each undersigned Stockholder is giving written consent with respect to all shares of Company Capital Stock held by such Stockholder. This Action by Written Consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile or other reliable reproduction of this action may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used. This written consent shall be filed in the minute book of the Company and shall be effective for all purposes as of the date first set forth above.

STOCKHOLDER:

Print name of Stockholder

Signature

Date of signature

Name of signer (for entities)

Title of signer (for entities)

EXHIBIT A

BUSINESS COMBINATION AGREEMENT

EXHIBIT B

DGCL SECTION 262

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EXHIBIT C

STOCKHOLDER AGREEMENTS

* * *

Annex E

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is made and entered into as of March 17, 2022 by and among Brookline Capital Acquisition Corp., a Delaware corporation (the “Company”), and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Project Barolo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Apexigen, Inc., a Delaware corporation (“Apexigen”) are party to that certain Business Combination Agreement, dated as of March 17, 2022 (the “Business Combination Agreement”), pursuant to which, on the Closing Date (as defined in the Business Combination Agreement), Merger Sub will merge with and into Apexigen (the “Merger”), with Apexigen surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Business Combination Agreement, the Company is issuing shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Holders designated on Schedule A hereto; and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the terms (and any variations thereof) used in this Agreement shall be either as defined in the Preamble or Recitals, or shall have the meanings set forth below:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Board” shall mean the Board of Directors of the Company.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change in Control” means, following the closing of the Merger, the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such transferee or group of affiliated transferees would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the Board or to direct the operations of the Company.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Demanding Holder” has the meaning set forth in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1” has the meaning set forth in Section 2.1.1.

“Form S-1 Shelf” has the meaning set forth in Section 2.3.1.

“Form S-3 Shelf” has the meaning set forth in Section 2.3.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Lock-up Period” means, with respect to the Registrable Securities held by the Significant Holders, (A) for half of such Registrable Securities, the period ending on the earlier of (i) the date that is six months after the date of the closing of the Merger pursuant to the Business Combination Agreement or (ii) the date on which, subsequent to the closing of the Merger, the last sale price of the Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the closing of the Merger, and (B) for the remaining half of such Registrable Securities, such Registrable Securities may not be transferred, assigned or sold until six months after the date of the closing of the Merger pursuant to the Business Combination Agreement; or earlier, in either case, if, subsequent to the of the closing of the Merger pursuant to the Business Combination Agreement, the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the Board, the Lock-Up Period may end earlier than as provided herein upon written notice to the Significant Holders.

“Maximum Number of Securities” has the meaning set forth in Section 2.1.4.

“Minimum Takedown Threshold” has the meaning set forth in Section 2.3.1.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notices” has the meaning set forth in Section 6.2.

“Piggyback Registration” has the meaning set forth in Section 2.2.1.

“Pro Rata” has the meaning set forth in Section 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” means any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company outstanding immediately following consummation of the Merger that are held by a Holder. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the prior sentence. As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (c) such security shall have ceased to be outstanding; or (d) such security is freely saleable under Rule 144 without volume limitations.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” has the meaning set forth in Section 2.1.1.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 415” has the meaning set forth in Section 2.3.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” has the meaning set forth in Section 2.3.1.

“Shelf Registration” has the meaning set forth in Section 2.3.1.

“Shelf Underwriting Request” has the meaning set forth in Section 2.3.1.

“Significant Holder” means each of the Holders listed on Schedule B attached hereto, which schedule may be updated from time to time to include additional Holders who become a party to this Agreement.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration

2.1.1 Request for Registration. Subject to the provisions of Section 2.1.4, Section 2.3 and Section 2.4 hereof, at any time and from time to time on or after the closing of the Merger, the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders, the “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than sixty (60) days immediately after the Company’s receipt of the Demand Registration (or 120 days if the Commission notifies the Company that it will “review” the Registration Statement for such Registration), the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this Section 2.1.1 initiated by Holders.

2.1.2 Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) filed with the Commission in connection with the Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing of such election, which notice shall be received by the Company not later than five (5) days after the removal of any such stop order or injunction; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is terminated.

2.1.3 Underwritten Offering. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of Registrable Securities pursuant thereto shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company, which Underwriter(s) shall be reasonably acceptable to a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter(s) for a Demand Registration that is to be an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each such Holder has so requested exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements that pre-dates this Agreement with such persons and that can be sold without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (v) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), (iii) and (iv), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, if with respect to a Demand Registration, a majority-in-interest of the Demanding Holders initiating a Demand Registration so withdraw from a Registration pursuant to such Demand Registration, such Registration shall not count as a Demand Registration provided for in Section 2.1.1 and the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.5.

Section 2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If, at any time on or after the closing of the Merger, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for the account of stockholders of the Company (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) filed pursuant to Section 2.3, or (v) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to all of the Holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Registration and shall use its reasonable best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Holders of Registrable Securities proposing to distribute their Registrable Securities through a Piggyback Registration that involves an Underwriter(s) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities which the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.2, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A) , the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company not otherwise covered above, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof or an Underwritten Offering pursuant to a Shelf Underwriting Request effected under Section 2.3 hereof.

2.2.5 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder of Registrable Securities has elected to include securities in such registration.

Section 2.3 Shelf Registration.

2.3.1 Initial Registration. The Company shall file a shelf registration statement under Rule 415 of the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 415”) on Form S-1 (the “Form S-1 Shelf”) within forty five (45) days of the closing of the Merger covering the resale of all Registrable Securities on a delayed or continuous basis (a “Shelf Registration”), and use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable thereafter and no later than the earlier of (x) the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the filing date and (y) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. If, at any time the Company shall have qualified for the use of a Registration Statement on Form S-3 (the “Form S-3 Shelf” and, together with the Form S-1 Shelf, each a “Shelf”) or any other form which permits incorporation of substantial information by reference to other documents filed by the Company with the Commission and at such time the Company has an outstanding Form S-l Shelf, then the Company shall use its commercially reasonable efforts to, as soon as reasonably practical, convert such outstanding Form S-l Shelf into a Form S-3 Shelf. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective and available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities, subject in each case to the provisions of this Agreement that permit the Company to suspend the use of the Registration Statement in the circumstances, and subject to the terms and conditions, set forth in those provisions. No filing of a Form S-1 Shelf or a Form S-3 Shelf, as applicable, pursuant to this Section 2.3 shall be counted as a Demand Registration effected pursuant to Section 2.1. Notwithstanding anything to the contrary herein, to the extent there is an effective Shelf under this Section 2.3, covering a Holder’s or Holders’ Registrable Securities, such Holder or Holders shall not have rights to make a Demand Registration with respect to Section 2.1. Notwithstanding anything to the contrary herein, to the extent there is an effective Shelf under this Section 2.3, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify for and wish to request an Underwritten Offering from such Shelf (a “Shelf Underwriting Request”), such Underwritten Offering shall follow the procedures and limitations of Section 2.1 (including Section 2.1.3 and Section 2.1.4) but such Underwritten Offering shall be made from the Shelf and shall count against the number of Demand Registrations that may be made by the applicable Holder(s) pursuant to Section 2.1.1; provided that, in the event that the Underwritten Offering is being made from a Form S-3 Shelf, (i) the period of time for the Company to notify all other Holders of Registrable Securities of the Company’s receipt of the applicable Demand Registration shall be reduced from ten (10) days (as set forth in Section 2.1.1) to two (2) Business Days and (ii) the period of time that the Holders have to respond to such notice shall be reduced from five (5) days (as set forth in Section 2.1.1) to three (3) Business Days. Notwithstanding anything to the contrary in Section 2.1.1 or this Section 2.3.1 the Company shall only be obligated to effect an Underwritten Offering pursuant to such Shelf Underwriting Request if such Underwritten Offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, (x) with a total offering price reasonably expected to exceed, in the aggregate, $10,000,000 or (y) that constitute all of the remaining Registrable Securities held by the Demanding Holder ((x) or (y), as applicable, the “Minimum Takedown Threshold”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.3.2 Removal of Holders. The Company shall have the right to remove any persons no longer holding Registrable Securities from the Shelf or any other shelf registration statement by means of a post-effective amendment.

2.3.3 Right to Register Additional Common Stock. The Company shall have the right to register any other Common Stock or securities of the Company on any Registration Statement, including the Shelf.

Section 2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board or the Chief Executive Officer stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, that the Company may not defer its obligation in this manner more than twice or for more than a total of ninety (90) days (in each case counting deferrals initiated pursuant to (A), (B) and (C) in the aggregate) in any 12-month period.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.1 General Procedures. If at any time on or after the closing of the Merger the Company is required to effect the registration of any Registrable Securities pursuant to Article II, the Company shall use its reasonable best efforts to effect the Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable and in connection with any such request:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and may be found reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and may be found reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders or such Holder.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity(i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplemented or amended Prospectus as soon as practicable after the time of such notice), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time (a) would require the Company to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the Board, which judgment shall be documented in writing and provided to the Holders in the form of a written certificate signed by the Chairman of the Board or the Chief Executive Officer, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, and hold harmless each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) from and against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus, or any amendment or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same is contained in any information furnished in writing to the Company by the Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers and directors and each person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification of the Holder provided in this Section 4.1.

Section 4.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. Each Holder shall indemnify any Underwriter of Registrable Securities sold by such Holder, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Section 4.3 Conduct of Indemnification Proceedings. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 4.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

Section 4.5 Contribution. If the indemnification provided under Sections 4.1 and 4.2 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

Section 5.1 Lock-Up.

5.1.1 Except as permitted by Section 5.2, during the Lock-up Period, each Significant Holder shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Significant Holder.

Section 5.2 Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 transactions relating to shares of Common Stock acquired in open market transactions;

5.2.2 transactions relating to shares of Common Stock acquired pursuant to the Subscription Agreements in the Private Placements;

5.2.3 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

5.2.4 Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.5 Transfers by will or intestate succession upon the death of the undersigned;

5.2.6 the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.7 if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, or (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned;

5.2.8 Transfers to the Company’s officers, directors or their affiliates;

5.2.9 pledges of shares of Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

5.2.10 Transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement;

5.2.11 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period;

5.2.12 Transfers of shares of Common Stock to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock or the vesting or stock-based awards; and

5.2.13 Transfers of shares of Common Stock in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock;

provided, that in the case of any Transfer or distribution pursuant to Sections 5.2.2 through 5.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 6.2 Termination. This Agreement shall terminate upon the earliest to occur of: (i) the termination of the Business Combination Agreement, and (ii) the date on which neither the Holders nor any of their permitted assignees hold any Registrable Securities.

Section 6.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.4 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Common Stock by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable Holder or of any assignee of the applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article IV and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 6.6 Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 6.7 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.8 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.9 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce that foregoing waiver, and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 6.9.

Section 6.10 Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

BROOKLINE CAPITAL ACQUISITION CORP.

By:	/s/ Dr. Samuel P. Westheimer
Name: Dr. Samuel P. Westheimer
Title: Chief Executive Officer and Chairman

Address for Notice:

280 Park Avenue

Suite 43W

New York, NY 10017

Telephone No.:	(646) 603-6716

Facsimile No.:	***

Email Address:	***

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

Schedule A

Holders

Name of Holder	Number of Shares	Lock-Up Period

Annex F

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on March 17, 2022, by and between Brookline Capital Acquisition Corp., a Delaware corporation (the “Company”), and the undersigned [●] (the “Subscriber”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, substantially concurrently with the execution and delivery of this Subscription Agreement, the Company is entering into that certain Business Combination Agreement, dated as of the date of this Subscription Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”, and the transactions contemplated by the Business Combination Agreement, the “Transaction”), among the Company, Apexigen, Inc., a Delaware corporation (“Apexigen”), and Project Barolo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), providing for Merger Sub merging with and into Apexigen, with Apexigen being the surviving entity of the Transaction and being a wholly owned subsidiary of the Company, and the Company will change its name to “Apexigen, Inc.” on the terms and subject to the conditions in the Business Combination Agreement;

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to or concurrently with, and contingent upon, the consummation of the Transaction, (i) that number of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), set forth on the signature page hereto (the “Subscribed Shares”), and (ii) one-half of one private Post-IPO Warrant, as contemplated by that certain Warrant Agreement dated January 28, 2021, which will be amended and restated immediately prior to the issuance of the Post-IPO Warrants to provide for such Post-IPO Warrants (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (each, a “Warrant”) (each Subscribed Share and one-half of one Warrant, collectively, a “Subscribed Unit”) for a purchase price of $10.00 per Subscribed Share and one-half of one Warrant (the “Per Unit Price” and the aggregate of such Per Unit Price for all Subscribed Units being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Units in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company. The total number of shares of Common Stock issuable upon exercise of all of the Warrants purchased by Subscriber pursuant to this Subscription Agreement is referred to herein as the “Warrant Shares.” Each whole Warrant entitles Subscriber to purchase one Warrant Share at an exercise price of $11.50 per share during the period commencing 30 days after the closing of the Transaction and terminating on the five (5) year anniversary of the closing of the Transaction; and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, or prior to the closing date of the Transaction (the “Closing Date”), the Company will enter into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other institutional accredited investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), which are on substantially the same terms as the terms of this Subscription Agreement (other than the amount of the shares of Common Stock and the number of Warrants to be subscribed for and purchased by the Other Subscribers), pursuant to which such investors shall agree to purchase on the Closing Date, inclusive of the Subscribed Units, at least $15,000,000 in aggregate purchase price of the shares of Common Stock and Warrants to be purchased by the Other Subscribers (the “Other Subscribed Units” and together with the Subscribed Units, the “Aggregate Subscribed Units”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Subscription; Warrants.

a. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and

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sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Units (such subscription and issuance, the “Subscription”). The Company hereby expressly covenants and agrees that the Purchase Price shall be used exclusively for the Transaction or after the consummation thereof by Apexigen for working capital and other corporate purposes.

b. No Fractional Warrants; Redemption of Warrants. No fractional Warrants shall be issued by the Company other than as part of a Subscribed Unit. If, upon the detachment of the Warrants from the Subscribed Units, or otherwise, Subscriber would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number of Warrants to be issued to Subscriber. The Company has the right to redeem each Warrant in accordance with the terms of the Warrant Agreement upon not less than thirty (30) days written notice at a price of $0.01 per Warrant at any time after the Warrant becomes exercisable; so long as the last sales price of the Common Stock has been at least $18.00 per share for any twenty (20) trading days within a thirty (30) trading day period commencing after the Warrants become exercisable and ending on the third (3rd) Business Day prior to the day on which notice is given.

2. Closing.

a. The consummation of the Subscription contemplated hereby (the “Closing”) shall be contingent upon, and occur on the Closing Date immediately prior to or concurrently with the consummation of the Transaction.

b. At least seven Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares and Warrants to Subscriber. No later than two Business Days after receiving the Closing Notice, Subscriber shall also deliver to the Company the Purchase Price, by wire transfer in immediately available funds, to the account specified in the Closing Notice against delivery following the Closing by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and evidence from the transfer agent of the issuance of the Warrants, registered in the name of Subscriber (or its nominee in accordance with its delivery instructions). In the event that the consummation of the Transaction does not occur within two Business Days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than three Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber (and any book-entries for the Subscribed Shares shall be deemed repurchased and cancelled); provided that, unless this Subscription Agreement has been validly terminated pursuant to Section 6 hereof, neither the failure of the Closing to occur on the Closing Date specified in the Closing Notice nor such return of funds shall (x) terminate this Subscription Agreement, (y) be deemed to be a failure of any of the conditions to Closing set forth in Section 2(c) hereof, or (z) otherwise relieve any party of any of its obligations hereunder, including Subscriber’s obligation to redeliver the Purchase Price and purchase the Subscribed Shares and the Warrants at the Closing in the event the Company delivers a subsequent Closing Notice. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

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c. The Closing shall be subject to the satisfaction or valid waiver (to the extent a valid waiver is capable of being issued) by the Company, on the one hand, or the Subscriber, on the other, of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Subscribed Shares or the Warrants for offering or sale or trading in any jurisdiction, or, to the Company’s knowledge, initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) all conditions precedent to the closing of the Transaction set forth in the Business Combination Agreement, including, without limitation, the approval of the Company’s stockholders, shall have been satisfied (as determined by the parties to the Business Combination Agreement, and other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Aggregate Subscribed Units pursuant to the Subscription Agreements) or waived in writing by the party entitled to the benefit thereof under the Business Combination Agreement, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing; and

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining, prohibiting or enjoining consummation of the transactions contemplated hereby (except in the case of a governmental authority located outside the United States where such judgment, order, law, rule or regulation would not be reasonably expected to have a Company Material Adverse Effect (as defined below)); and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to have a Company Material Adverse Effect).

d. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement are true and correct in all material respects (other than (x) representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects or (y) representations and warranties that speak as of a specified earlier date, which representations and warranties shall be true and correct in all material respects as of such specified date) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations and warranties of Subscriber contained in this Subscription Agreement as of the Closing; and

(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Closing.

e. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement are true and correct in all material respects (other than (A) representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined

F-3

below), which representations and warranties shall be true in all respects or (B) representations and warranties that speak as of a specified earlier date, which representations and warranties shall be true and correct in all material respects as of such specified date) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Closing; and

(iii) there shall have been no amendment or modification to the Business Combination Agreement that materially and adversely affects the Company or the Subscriber’s investment in the Company, other than amendments, waivers or modifications as expressly contemplated by and included in the terms of the Business Combination Agreement as of the date of its execution.

f. Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3. Company Representations and Warranties. For purposes of this Section 3, the term “Company” shall refer to (i) the Company as of the date hereof, and (ii) for purposes of the representations contained in subsections (f), (j), (l), (o), and (q) of this Section 3 and to the extent such representations and warranties are made as of the Closing Date, the combined company after giving effect to the Transaction as of the Closing Date. The Company represents and warrants to Subscriber that as of the date hereof:

a. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; or (b) would prevent, materially delay or materially impede the performance by the Company or its subsidiaries of their respective obligations under this Subscription Agreement, the Business Combination Agreement or the consummation of the Transaction; provided, however, that, in the case of clause (a), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in applicable law or GAAP (including, in each case, the interpretation thereof) after the date of this Subscription Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, mudslide, wildfire, natural disaster, epidemic,

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disease outbreak, pandemic (including, for the avoidance of doubt, the novel coronavirus, SARS-CoV-2 or COVID-19 and all related strains and sequences) or other acts of God, (vi) any actions taken or not taken by the Company as required by this Subscription Agreement, the Business Combination Agreement or any other agreement executed and delivered in connection with the Transaction and specifically contemplated by the Business Combination Agreement or (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transaction, except in the cases of clauses (i) through (iii), to the extent that the Company is materially and disproportionately affected thereby as compared with other participants in the industry in which the Company operates.

b. As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of the State of Delaware. As of the Closing Date, the Warrant Shares will be duly authorized and reserved for issuance and, upon exercise of the Warrants in accordance with their terms, including the payment of any exercise price therefor, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of the State of Delaware.

c. The Subscribed Shares are not, and following the Closing, will not be, subject to any Transfer Restriction. The Warrant Shares, when issued, will not be subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Subscribed Shares or the Warrant Shares, as applicable, under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in Section 4(e) of this Subscription Agreement with respect to the status of the Subscribed Shares and the Warrant Shares as “restricted securities” pending their registration for resale under the Securities Act of 1933, as amended (the “Securities Act”) in accordance with the terms of this Subscription Agreement.

d. This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

e. The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the Warrants and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

f. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The Nasdaq Stock Market LLC (“Nasdaq”) or other person in

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connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares and the Warrants)), other than (i) filings required by applicable state securities laws, (ii) filings with the United States Securities and Exchange Commission (the “Commission”), including the filing of the Registration Statement pursuant to Section 5 below, (iii) filings required by the Nasdaq, or, in the event the Company becomes listed on the New York Stock Exchange (“NYSE”), the NYSE, including with respect to obtaining approval of the Company’s stockholders, (iv) filings required to consummate the Transaction as provided under the Business Combination Agreement, (v) any filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, (vi) those that will be obtained, made or given, as applicable, on or prior to the Closing, and (vii) consents, waivers, authorizations, orders, notices or filings, the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect.

g. Other than where the failure to timely file would not reasonably be expected to have a Company Material Adverse Effect, as of their respective dates, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements in existence as of such dates of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, as of such dates, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports as of the date hereof.

h. As of the date hereof, and immediately prior to the Closing when the Company’s certificate of incorporation shall be amended and restated to effect the Transaction, the entire authorized share capital stock of the Company consists of 25,000,000 shares of common stock (“Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the Closing Date (and immediately after the consummation of the Transaction), the entire authorized capital stock of the Company will consist of 1,000,000,000 shares of Common Stock and 20,000,000 Preferred Shares.

i There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting securities of the Company, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Business Combination Agreement.

j. Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

k. As of the date hereof, the issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Nasdaq under the symbol “BCAC” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Nasdaq or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of

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the shares of Common Stock on the Nasdaq, excluding, for the purposes of clarity, the customary ongoing review by the Nasdaq. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.

l. Assuming the accuracy of all of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares and the Warrants by the Company to Subscriber and the Subscribed Shares and the Warrants are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities law.

m. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in violation of the Securities Act in connection with any offer or sale of the Subscribed Shares and the Warrants.

n. No broker or finder is entitled to any brokerage or finder’s fee or commission from the Company solely in connection with the sale of the Subscribed Shares and the Warrants to Subscriber.

o. Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company is in compliance with all state and federal laws applicable to the conduct of its business. The Company has not received any written, or to its knowledge, other communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

p. The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms with respect to the purchase of the Shares that are not materially more favorable to the Other Subscribers thereunder than the terms of this Subscription Agreement, other than representations, warranties and terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related funds. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.

q. The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that as the date hereof:

a. Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c. The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the Warrants and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the

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organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares and the Warrants.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (9) or (12) under the Securities Act), in either case satisfying the applicable requirements set forth on Annex A hereto and an “institutional account” as defined in FINRA Rule 4512(c), (ii) is acquiring the Subscribed Shares and the Warrants only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares and the Warrants as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or an institutional accredited investor and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares and the Warrants with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares and the Warrants and is a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the Subscription, and has exercised independent judgment in evaluating its participation in the Subscription.

e. Subscriber understands that the Subscribed Shares and the Warrants are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that neither the Subscribed Shares nor the Warrant Shares issuable upon exercise of the Warrants have been registered under the Securities Act. Subscriber understands that no disclosure or offering document has been prepared in connection with the offer and sale of the Subscribed Shares and the Warrants. Subscriber understands that the Subscribed Shares and the Warrants may not be offered, resold, transferred, pledged (other than in connection with ordinary course prime brokerage relationships) or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each of cases (ii) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the Warrants and any book-entry positions or certificates representing the Subscribed Shares or the Warrant Shares, as applicable, shall contain a legend substantially similar to the legend set forth in this Section 4(e). Subscriber understands and agrees that the Subscribed Shares and the Warrants (and the Warrant Shares issuable upon exercise of the Warrants) will be subject to transfer restrictions under applicable securities laws and, as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge (other than in connection with ordinary course prime brokerage relationships) or otherwise dispose of the Subscribed Shares or the Warrants (or the Warrant Shares issuable upon exercise of the Warrants) and may be required to bear the financial risk of an investment in the Subscribed Shares and the Warrants (and the Warrant Shares issuable upon exercise of the Warrant) for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, pledge, transfer or disposition of any of the Subscribed Shares or the Warrants (or the Warrant Shares issuable upon exercise of the Warrant).

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Each book entry for the Subscribed Shares, the Warrants and the Warrant Shares, as applicable, shall contain a notation, and each certificate (if any) evidencing the Subscribed Shares, the Warrants or the Warrant Shares, as applicable, shall be stamped or otherwise imprinted with a legend, in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE (NOTWITHSTANDING THE FOREGOING, THE SECURITIES REPRESENTED HEREBY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES). BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF APEXIGEN, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY PERMITTED TRANSFER IN ACCORDANCE WITH THE ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

f. Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares and the Warrants directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby expressly and irrevocably acknowledges and agrees that it is not relying on, any representations, warranties, covenants or, agreements or statements made to Subscriber by or on behalf of the Company, Apexigen or the Company or Apexigen’s respective affiliates or any of the respective subsidiaries, control persons, officers, directors, employees, partners, agents or representatives, or any other party to the Transaction or any other person or entity, expressly or by implication, (including by omission), other than those representations, warranties, covenants, agreements and statements of the Company expressly set forth in this Subscription Agreement, and any other purported representations, warranties, covenants, agreements or statements (including by omission) are hereby disclaimed by Subscriber. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Subscriber undertook this investment freely and after obtaining independent legal advice.

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g. In making its decision to purchase the Subscribed Shares and the Warrants, Subscriber has relied solely upon independent investigation made by Subscriber and upon the representations, warranties and covenants of the Company expressly set forth herein (and no other representations and warranties). Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares and the Warrants, including with respect to the Company and the Transaction (including Apexigen and its respective subsidiaries (collectively, the “Acquired Companies”)). Without limiting the generality of the foregoing, Subscriber acknowledges that Subscriber has reviewed the SEC Reports. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares and the Warrants.

h. Subscriber became aware of this offering of the Subscribed Shares and the Warrants solely by means of direct contact between Subscriber and the Company, Apexigen or its subsidiaries and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons (such parties referred to collectively as “Representatives”). The Subscribed Shares and the Warrants were offered to Subscriber solely by direct contact between Subscriber and the Company, Apexigen or its subsidiaries and/or their respective Representatives. Subscriber did not become aware of this offering of the Subscribed Shares and the Warrants, nor were the Subscribed Shares and the Warrants offered to Subscriber, by any other means, and none of the Company, Apexigen or its subsidiaries or their respective Representatives acted as investment advisor, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares and the Warrants (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

i. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares and the Warrants (and the Warrant Shares issuable upon exercise of the Warrants). Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares and the Warrants, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that it (i) is a sophisticated investor, experienced in investing in business and financial transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its purchase of the Subscribed Shares and the Warrants. Subscriber understands that the purchase and sale of the Subscribed Shares and the Warrants hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b) , (iii) the qualified institutional buyers exemption from filing under FINRA Rule 5123(b)(1)(C) and (iii) the accredited investors exemption from filing under FINRA Rule 5123(b)(1)(J).

j. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and the Warrants and determined that the Subscribed Shares and the Warrants are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

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k. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares and the Warrants or made any findings or determination as to the fairness of this investment.

l. Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC, or any other list of prohibited or restricted parties promulgated by OFAC, the Department of Commerce, or the Department of State (“Consolidated Sanctions Lists”), or a person or entity prohibited or restricted by any OFAC sanctions program, or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, Executive Orders or regulations, (ii) a person or entity listed on the Sectoral Sanctions Identifications (“SSI”) List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the Directives issued under Executive Order 13662 of March 20, 2014, or on any other of the Consolidated Sanctions Lists, (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50 percent or more by, acting on behalf of, or controlled by, one or more persons described in subsections (i) or (ii), (iv) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Myanmar, Venezuela, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (v) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”) Denied Persons List, Entity List, or Unverified List (“BIS Lists”), (vi) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (vii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. (collectively, (i) through (vii), a “Restricted Person”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC and BIS sanctions programs, including for Restricted Persons, and otherwise to ensure compliance with all applicable sanctions and embargo laws, statutes, and regulations. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares and the Warrants were legally and were not obtained, directly or indirectly, from a Restricted Person. Subscriber is not a “foreign person,” “foreign government,” or a “foreign entity,” in each case, as defined in Section 721 of the Defense Production Act of 1950, as amended, including, without limitation, all implementing regulations thereof (the “DPA”). Subscriber is not controlled, in whole or in part, by a “foreign person,” as defined in the DPA.

m. Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares and the Warrants covered by this Subscription Agreement.

n. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an

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employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, then Subscriber represents and warrants that neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares and the Warrants, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and the Warrants.

o. At the Closing, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2(b) of this Subscription Agreement.

p. Subscriber agrees that, notwithstanding Section 9(i) of this Subscription Agreement, Apexigen may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

s. No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Company.

t. Except for the representations and warranties contained in this Section 4, Subscriber makes no express or implied representation or warranty, and Subscriber hereby disclaims any such representation or warranty with respect to the execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated herein.

5. Registration of Subscribed Shares and Warrant Shares.

a. The Company agrees that, within forty five calendar days after the consummation of the Transaction (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares and the Warrants (the “Registrable Securities”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Deadline (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Subscribed Shares and the Warrants in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Subscribed Shares and the Warrants as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares and the Warrants, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. Notwithstanding the foregoing, if the Effectiveness Date falls on a day which is not a Business Day or other day that the Commission is closed for business, the Effectiveness Date shall be extended to the next Business Day on which the Commission is open for business. Further notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the securities proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission. In such event, the number of Registrable Securities to be registered for each selling shareholder named in the Registration Statement shall be

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reduced pro rata among all such selling shareholders. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 5.

b. In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, respond to Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Subscribed Shares and the Warrants, until the earliest of (i) the date on which the Subscribed Shares and the Warrants may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Subscribed Shares and the Warrants have actually been sold pursuant to Rule 144 or pursuant to the Registration Statement, and (iii) the date which is two years after the Closing.

(ii) advise Subscriber, as expeditiously as possible:

(1) when a Registration Statement or any amendment thereto has been filed with the Commission;

(2) after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares and the Warrants included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Company of the occurrence of the events listed in (1) through (4) above may constitute material, nonpublic information regarding the Company;

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated in Section 5(b)(ii)(4) above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares and the Warrants included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

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(v) cause the Subscribed Shares and the Warrants to be listed on each securities exchange or market, if any, on which the shares of Common Stock and warrants issued by the Company have been listed;

(vi) use its commercially reasonable efforts to allow Subscriber to review disclosure regarding the Subscriber in the Registration Statement;

(vii) for as long as Subscriber holds Subscribed Shares or the Warrants, as applicable, use commercially reasonable efforts to file all reports for so long as the condition in Rule144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Registrable Securities pursuant to Rule 144 of the Securities Act (in each case, when Rule144 of the Securities Act becomes available to Subscriber); and

(viii) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by Subscriber, consistent with the terms of this Subscription Agreement, in connection with the registration of the Subscribed Shares and the Warrants.

c. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, (x) if (i) it determines that in order for the Registration Statement not to contain a material misstatement or omission, an amendment or supplement thereto would be needed or (ii) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements and (y) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s (including the combined company after giving effect to the Transaction) Annual Report on Form 10-K for its first completed fiscal year following the Closing (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty consecutive calendar days, or more than a total of ninety calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares and the Warrants under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares and the Warrants in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares and the Warrants shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to

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comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

d. If the total number of shares of Common Stock that Subscriber and any other person(s) intend to include in an underwritten offering exceeds the number of shares of Common Stock that can be sold in an underwritten offering without being likely to have an adverse effect on the price, timing or distribution of shares of the Common Stock offered or the market for the shares of Common Stock as determined by the managing underwriter of such offering, then the shares of Common Stock to be included in such offering shall include the number of shares of Common Stock that the managing underwriter of the offering advises the Company can be sold without having such adverse effect, with such number to be allocated (i) first, to the Company or other party or parties requesting or initiating such registration or to any other holder of securities of the Company having rights of registration pursuant to an existing registration rights agreement and (ii) second, Subscribers, allocated among the Subscribers on the basis of the number of shares of Common Stock proposed to be sold by each applicable member of the Subscribers in such underwritten offering (based, for each such participant, described in this clause (ii), on the percentage derived by dividing (x) the number of shares of Common Stock proposed to be sold by such participant in such underwritten offering by (y) the aggregate number of shares of Common Stock proposed to be sold by all such participants) or in such manner as they may agree, and (iii) third, to other holders of shares of Common Stock with registration rights entitling them to participate in such underwritten offering.

e. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), and its officers, directors and agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except, in each case, to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected by Subscriber without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of Subscriber to deliver or cause to be delivered a prospectus made available to Subscriber by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of Subscriber by means of a free writing prospectus (as defined in Rule 405) that was not authorized by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 5(b) of this Subscription Agreement. The Company shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. The

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indemnity set forth in this Section 5(d) shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares and/or the Warrants, as applicable, by Subscriber.

f. Subscriber, severally and not jointly with the Other Subscribers, shall indemnify and hold harmless the Company, its directors, officers, agents, trustees, partners, members, managers, stockholders, affiliates, investment advisors and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 5(f) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed) nor shall Subscriber be liable for any Losses to the extent they arise out of or are based upon a violation which occurs in reliance upon and in conformity with written information furnished by the Company. In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares and/or the Warrants, as applicable, giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5(f) of which such Subscriber is aware of which Subscriber shall seek indemnification under this Subscription Agreement; provided that the failure by Subscriber to give such notice shall not relieve the Company of its indemnification obligations hereunder, except to the extent that the failure to give such notice is materially prejudicial to the company’s ability to defend such claim or litigation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares and/or the Warrants, as applicable, by Subscriber.

g. Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claims, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the party of such indemnified party, and which

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settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

h. If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Subscriber shall be limited to the net proceeds received by Subscriber from the sale of Subscribed Shares and/or the Warrants, applicable, giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission) such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(h) from any person or entity who was not guilty of such fraudulent misrepresentation.

i. The Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Subscriber not receive notices from the Company otherwise required by this Section 5; provided, however, that the Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Subscriber and the Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, the Subscriber will notify the Company in writing at least two Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(i)) and the related suspension period remains in effect, the Company will so notify the Subscriber, within one Business Day of the Subscriber’s notification to the Company, by delivering to the Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide the Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability (which notices shall not contain any material, nonpublic information or subject the Subscriber to any duty of confidentiality).

j. For purposes of this Section 5, (i) “Subscriber” shall include any person to whom the rights under this Section 5 shall have been duly assigned and (ii) “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares acquired by the Subscriber pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Subscriber to terminate this Subscription Agreement, or (c) September 30, 2022, if Closing has not occurred by such date (the “Outside Date”); provided, that nothing herein will relieve any party from liability for any willful breach hereof (including, for the avoidance of doubt, a Subscriber’s willful breach of Section 2(c) of

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this Subscription Agreement with respect to its representations, warranties and covenants as of the date of the Closing) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Business Combination Agreement promptly after the termination thereof. For the avoidance of doubt, if any termination hereof occurs after the delivery by the Subscriber of the Purchase Price for the Subscribed Shares and the Warrants, the Company shall promptly (but not later than one Business Day thereafter) return the Purchase Price to the Subscriber by wire transfer of immediately available funds to the account specified by Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.

7. No Short Sales. Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf, will engage in any Short Sales with respect to securities of the Company prior to the closing of the Transaction. For purposes of this Section 7, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis).

8. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, in each case, to the extent such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions or redemptions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of any redemptions by Subscriber of its shares of public Common Stock of the Company currently outstanding on the date hereof and acquired by any means other than pursuant to this Subscription Agreement. Subscriber agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Shares and the Warrants regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Subscribed Shares or the Warrants, as applicable, (or the Warrant Shares issuable upon exercise of the Warrants) pursuant to the Company’s organizational documents in connection with the Transaction or any other business combination, any subsequent liquidation of the Trust Account, the Company or otherwise. In the event Subscriber has any claim against the Company as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Shares or the Warrants, as applicable, (or the Warrant Shares issuable upon exercise of the Warrants), it shall pursue such claim solely against the Company and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

9.	Miscellaneous.

a. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of

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transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 9(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).

b. Subscriber acknowledges that the Company and Apexigen will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and Apexigen if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement.

c. Each of the Company, Apexigen and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party as requested or required by law, rule or regulation in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

d. Regardless of whether the Closing occurs, Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

e. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares and the Warrants acquired hereunder, if any, and the Warrant Shares issued upon exercise of the Warrants, if applicable) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief, and such assignee agrees in writing to be bound by the terms hereof. The parties hereto acknowledge and agree that (i) Apexigen is a third party beneficiary hereof and no consent, waiver, modification or amendment hereunder or hereof may be given or agreed to by the Company without Apexigen’s prior written consent, (ii) this Subscription Agreement is being entered into in order to induce each of the Company and Apexigen to execute and deliver the Business Combination Agreement and without the representations, warranties, covenants and agreements of the Company and Subscriber hereunder, each of the Company and Apexigen would not enter into the Business Combination Agreement, (iii) each representation, warranty, covenant and agreement of the Company and Subscriber hereunder is being made also for the benefit of Apexigen, and (iv) Apexigen may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of each of the Company and Subscriber under this Subscription Agreement as amended, modified, supplemented or waived in accordance with Section 9(h).

f. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

g. The Company may request from Subscriber such additional information as the Company may reasonably determine necessary to evaluate the eligibility of Subscriber to acquire the Subscribed

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Shares and the Warrants, to register the resale of the Subscribed Shares and the Warrant Shares or otherwise consummate or evidence the transaction contemplated by this Subscription Agreement, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that Company agrees to keep any such information provided by Subscriber confidential other than as necessary to include in any registration statement the Company is required to file hereunder or in connection herewith. Subscriber acknowledges and agrees that if it does not provide the Company with such requested information, the Company may not be able to register the Subscribed Shares and the Warrant Shares for resale pursuant to Section 5 hereof. Subscriber hereby agrees that the Subscription Agreement, as well as the nature of Subscriber’s obligations hereunder, may be disclosed in any public announcement or disclosure required by the Commission and in any registration statement, proxy statement, consent solicitation statement or any other Commission filing to be filed by the Company in connection with the issuance of the Subscribed Shares and the Warrants contemplated by this Subscription Agreement and/or the Transaction, in each case without the Subscriber’s prior written consent.

h. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each of the parties hereto, and Apexigen; provided, that this Subscription Agreement may be amended, modified, waived or terminated with the written consent of the Company, Apexigen and the holders then committed to purchase a majority of the Aggregate Subscribed Units (based on the number of Subscribed Shares and the number of Warrant Shares underlying the Warrants) to be purchased at the Closing, including each holder (which includes Subscriber, its affiliates and accounts and funds controlled or managed by Subscriber or its affiliates) then committed to purchase at least $3,000,000 of the Aggregate Subscribed Units (or, if after the Closing, the Company and the holders then holding a majority of the then outstanding Aggregate Subscribed Units (based on the number of Subscribed Shares and the number of Warrant Shares underlying the Warrants), including each holder (which includes Subscriber, its affiliates and accounts and funds controlled or managed by Subscriber or its affiliates) of at least $3,000,000 of then outstanding Aggregate Subscribed Units, based on the original purchase price) pursuant to this Subscription Agreement and the Other Subscription Agreements (collectively, the “Required Subscriber”). Upon the effectuation of such waiver, modification, amendment or termination with the consent of the Required Subscriber in conformance with this Section 9(h), such amendment, modification, waiver or termination shall be binding on the Subscriber and effective as to all of this Subscription Agreement. The Company shall promptly give written notice thereof to Subscriber if Subscriber has not previously consented to such amendment, modification, waiver or termination in writing; provided that the failure to give such notice shall not affect the validity of such amendment, modification, waiver or termination. Notwithstanding anything to the contrary herein, (i) any amendment, modification or waiver that has a disproportionate materially adverse effect on Subscriber (considered apart from any disproportionate effect owing to the aggregate amount of the Subscribed Shares and the Warrants held by such Subscriber), relative to any of the Other Subscribers shall require the consent of Subscriber, (ii) any amendment to Section 5 or Section 6 of this Subscription Agreement shall require the consent of Subscriber, (iii) any amendment, modification or other change that alters the Per Share Purchase Price, the Purchase Price, the number of Subscribed Shares or the number of Warrant Shares issuable upon exercise of the Warrants shall require the consent of Subscriber, and (iv) upon the execution of the Business Combination Agreement and related public announcement of the Transaction, the Company may, without Subscriber’s consent, enter into subscription agreements with any other person.

i. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof, except that any confidentiality agreement with respect to the undersigned or its affiliates shall remain in full force and effect following the amendment, modification, waiver or termination of this Subscription Agreement.

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j. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. The parties hereto acknowledge and agree that Apexigen (an express third-party beneficiary) shall be entitled to specifically enforce Subscriber’s obligation to fund the Purchase Price and the provisions of this Subscription Agreement on the terms and subject to the conditions set forth in this Subscription Agreement. Each of the parties hereto shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause Subscriber to fund the Purchase Price and cause the Closing to occur if the conditions in Section 2 of this Subscription Agreement have been satisfied or, to the extent permitted by applicable law, waived by the applicable party entitled to waive any such condition. Each party hereto further agrees that none of the parties hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9(j), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

k. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

l. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf or any other form of electronic delivery (including any electronic signature complying with U.S. federal ESIGN Act of 2000)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

m. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto and Apexigen shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled to seek at law, in equity, in contract, in tort or otherwise. The parties hereto further agree not to assert that a remedy of specific enforcement pursuant to this Section 9(m) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any action for which Apexigen is entitled to an award of money damages, each of the Company and Subscriber agrees that such damages, to the extent payable by such party, shall include, without limitation, damages related to the cash consideration that is or was to be paid to Apexigen or its equity holders under the Business Combination Agreement and/or this Subscription Agreement, and such damages are not limited to an award of out-of-pocket fees and expenses related to the Business Combination Agreement and this Subscription Agreement. The parties acknowledge and agree that this Section 9(m) is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

n. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

o. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED

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TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

p. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the state courts of New York or in the federal courts located in the state and county of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this subscription agreement may be brought in any other forum. Notwithstanding the foregoing, a final judgement in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

q. This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

r. The Company shall, by 9:00 a.m., Eastern Time, on the first Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the actual knowledge of the Company, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees. Notwithstanding the foregoing, or anything contained to the contrary in Section 9(c), the Company shall not publicly disclose the name of Subscriber or any affiliate or investment advisor of Subscriber, or include the name of Subscriber or any affiliate or investment advisor of Subscriber in any press release or in any

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filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under Nasdaq regulations, in which case the Company shall provide Subscriber with reasonable prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure. Subject to the limitations of the following sentence, Subscriber hereby consents to the publication and disclosure in any Form 8-K filed by the Company with the Commission, in any filing with the Commission made in connection with the Business Combination Agreement and the Transaction, including any proxy statement, prospectus or registration statement related thereto or any other filing with the Commission pursuant to applicable securities laws, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Company, a copy of this Subscription Agreement. Any such disclosure under the foregoing two sentences shall be made only after the Company as soon as practicable notifies the Subscriber of such requirement to disclose (except where prohibited by applicable law, legal process or regulatory request) so that the Subscriber (or its applicable affiliate) may seek a protective order or other appropriate remedy prior to such disclosure. The Company shall provide a draft of any proposed disclosures under this Section 9(r) to Subscriber reasonably in advance of the release of such disclosures, but in no event less than one Business Day prior to release, and shall consider in good faith any revisions to such disclosure proposed by Subscriber. Notwithstanding the foregoing or anything contained to the contrary in Section 9(c), the Company may make disclosures to an auditor or governmental or regulatory authority pursuant to any routine investigation, inspection, examination or inquiry without providing the Subscriber with any notification thereof, unless the Subscriber is the subject of any such investigation, inspection, examination or inquiry (in which case the preceding sentence shall govern).

t. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any of the Other Subscribers or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares and the Warrants pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares and the Warrants or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow.]

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IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

BROOKLINE CAPITAL ACQUISITION CORP.
By:
Name: Dr. Samuel Wertheimer
Title: Chief Executive Officer and Chairman
Address for Notices:
280 Park Avenue, Suite 43W
New York, NY 10017 Email:***

Signature Page to Brookline Capital Acquisition Corp. Subscription Agreement

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SUBSCRIBER: Signature of Subscriber: By: ______________________________ Name: Title:
Date: __________________________
Name of Subscriber: _______________________________ (Please print. Please indicate name and capacity of person signing above)
_________________________________ Name in which shares are to be registered (if different):
Email Address: _______________________
Subscriber’s EIN: __________________________
Jurisdiction of residency: __________________________
Number of Subscribed Shares subscribed for:	____________
Number of Warrants subscribed for:	____________
Price Per Subscribed Share:	$10.00
Aggregate Purchase Price:	$____________

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

Signature Page to Brookline Capital Acquisition Corp. Subscription Agreement

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Annex A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	FINRA INSTITUTIONAL INVESTOR STATUS (Please check the box)

☐	Subscriber is a “institutional investor” (as defined in FINRA Rule 2111).

C.	ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

D.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the

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person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

E.	FINRA INSTITUTIONAL ACCOUNT STATUS

(Please check the applicable subparagraphs):

☐	Subscriber is an “institutional account” under FINRA Rule 4512(c).

☐	Subscriber is not an “institutional account” under FINRA Rule 4512(c).

SUBSCRIBER:
Print Name:
By:
Name:
Title:

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Annex G-1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”), dated as of March 17, 2022 by and among BROOKLINE CAPITAL ACQUISITION CORP., a Delaware corporation (the “Company”), APEXIGEN, INC., a Delaware corporation (“Apexigen”) and LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company (the “Investor”).

WHEREAS:

Pursuant to that certain Business Combination Agreement by and among the Company, Apexigen, and BCAC Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”) dated as of March 17, 2022, the Company and Apexigen intend to effect a merger of Merger Sub with and into Apexigen (the “Merger”) and, upon consummation of the Merger, Merger Sub will cease to exist and Apexigen will become a wholly owned subsidiary of the Company.

From and after the Merger, and subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Investor, and the Investor wishes to purchase from the Company, up to Fifty Million Dollars ($50,000,000) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The shares of Common Stock to be purchased hereunder are referred to herein as the “Purchase Shares.”

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, Apexigen, and the Investor hereby agree as follows:

1.	CERTAIN DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accelerated Purchase Date” means, with respect to any Accelerated Purchase made pursuant to Section 2(b) hereof, the Business Day immediately following the applicable Purchase Date with respect to the corresponding Regular Purchase referred to in Section 2(b) hereof.

(b) “Accelerated Purchase Minimum Price Threshold” means, with respect to any Accelerated Purchase made pursuant to Section 2(b) hereof, any minimum per share price threshold set forth in the applicable Accelerated Purchase Notice.

(c) “Accelerated Purchase Notice” means, with respect to any Accelerated Purchase made pursuant to Section 2(b) hereof, an irrevocable written notice from the Company to the Investor directing the Investor to purchase a specified Accelerated Purchase Share Amount on the applicable Accelerated Purchase Date pursuant to Section 2(b) hereof at the applicable Accelerated Purchase Price.

(d) “Accelerated Purchase Price” means, with respect to any particular Accelerated Purchase made pursuant to Section 2(b) hereof, ninety-five percent (95%) of the lower of (i) the VWAP for the period beginning at 9:30:01 a.m., Eastern time, on the applicable Accelerated Purchase Date, or such other time publicly announced by the Principal Market as the official open (or commencement) of trading on the Principal Market on such applicable Accelerated Purchase Date (the “Accelerated Purchase Commencement Time”), and ending at the earliest of (A) 4:00:00 p.m., Eastern time, on such applicable Accelerated Purchase Date, or such other time publicly announced by Principal Market as the official close of trading on the Principal Market on such applicable Accelerated Purchase Date, (B) such time, from and after the Accelerated Purchase Commencement Time for such Accelerated Purchase, that the total number (or volume) of shares of Common Stock traded on the

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Principal Market has exceeded the applicable Accelerated Purchase Share Volume Maximum, and (C) such time, from and after the Accelerated Purchase Commencement Time for such Accelerated Purchase, that the Sale Price has fallen below the applicable Accelerated Purchase Minimum Price Threshold (such earliest of (i)(A), (i)(B) and (i)(C) above, the “Accelerated Purchase Termination Time”), and (ii) the Closing Sale Price of the Common Stock on such applicable Accelerated Purchase Date.

(e) “Accelerated Purchase Share Amount” means, with respect to an Accelerated Purchase made pursuant to Section 2(b) hereof, the number of Purchase Shares directed by the Company to be purchased by the Investor in such Accelerated Purchase Notice, which number of Purchase Shares shall not exceed the lesser of (i) 300% of the number of Purchase Shares directed by the Company to be purchased by the Investor pursuant to the corresponding Regular Purchase Notice for the corresponding Regular Purchase referred to in clause (i) of the second sentence of Section 2(b) hereof (subject to the Purchase Share limitations contained in Section 2(a) hereof) and (ii) an amount equal to (A) the Accelerated Purchase Share Percentage multiplied by (B) the total number (or volume) of shares of Common Stock traded on the Principal Market during the period on the applicable Accelerated Purchase Date beginning at the Accelerated Purchase Commencement Time for such Accelerated Purchase and ending at the Accelerated Purchase Termination Time for such Accelerated Purchase.

(f) “Accelerated Purchase Share Percentage” means, with respect to any Accelerated Purchase made pursuant to Section 2(b) hereof, thirty percent (30%).

(g) “Accelerated Purchase Share Volume Maximum” means, with respect to an Accelerated Purchase made pursuant to Section 2(b) hereof, a number of shares of Common Stock equal to (i) the applicable Accelerated Purchase Share Amount to be purchased by the Investor pursuant to the applicable Accelerated Purchase Notice for such Accelerated Purchase, divided by (ii) the Accelerated Purchase Share Percentage.

(h) “Additional Accelerated Purchase Date” means, with respect to an Additional Accelerated Purchase made pursuant to Section 2(c) hereof, the Business Day (i) that is the Accelerated Purchase Date with respect to the corresponding Accelerated Purchase referred to in Section 2(b) hereof and (ii) on which the Investor receives, prior to 1:00 p.m., Eastern time, on such Business Day, a valid Additional Accelerated Purchase Notice for such Additional Accelerated Purchase in accordance with this Agreement.

(i) “Additional Accelerated Purchase Minimum Price Threshold” means, with respect to an Additional Accelerated Purchase made pursuant to Section 2(c) hereof, any minimum per share price threshold set forth in the applicable Additional Accelerated Purchase Notice.

(j) “Additional Accelerated Purchase Notice” means, with respect to an Additional Accelerated Purchase made pursuant to Section 2(c) hereof, an irrevocable written notice from the Company to the Investor directing the Investor to purchase the applicable Additional Accelerated Purchase Share Amount at the Additional Accelerated Purchase Price for such Additional Accelerated Purchase in accordance with this Agreement.

(k) “Additional Accelerated Purchase Price” means, with respect to an Additional Accelerated Purchase made pursuant to Section 2(c) hereof, ninety-five percent (95%) of the lower of (i) of the VWAP for the period on the applicable Additional Accelerated Purchase Date, beginning at the latest of (A) the applicable Accelerated Purchase Termination Time with respect to the corresponding Accelerated Purchase referred to in Section 2(b) hereof on such Additional Accelerated Purchase Date, (B) the applicable Additional Accelerated Purchase Termination Time with respect to the most recently completed prior Additional Accelerated Purchase on such Additional Accelerated Purchase Date, as applicable, and (C) the time at which all Purchase Shares subject to all prior Accelerated Purchases and Additional Accelerated Purchases (as applicable), including, without limitation, those that have been effected on the same Business Day as the applicable Additional Accelerated Purchase Date with respect to which the applicable Additional Accelerated Purchase relates, and have theretofore been received by the Investor as DWAC Shares in accordance with this Agreement (such latest of (i)(A), (i)(B) and (i)(C) above, the “Additional Accelerated Purchase Commencement Time”), and ending at the earliest of (X) 4:00 p.m.,

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Eastern time, on such Additional Accelerated Purchase Date, or such other time publicly announced by Principal Market as the official close of trading on the Principal Market on such Additional Accelerated Purchase Date, (Y) such time, from and after the Additional Accelerated Purchase Commencement Time for such Additional Accelerated Purchase, that total number (or volume) of shares of Common Stock traded on the Principal Market has exceeded the applicable Additional Accelerated Purchase Share Volume Maximum, and (Z) such time, from and after the Additional Accelerated Purchase Commencement Time for such Additional Accelerated Purchase, that the Sale Price has fallen below the applicable Additional Accelerated Purchase Minimum Price Threshold (if any) (such earliest of (i)(X), (i)(Y) and (i)(Z) above, the “Additional Accelerated Purchase Termination Time”), and (ii) the Closing Sale Price of the Common Stock on such Additional Accelerated Purchase Date.

(l) “Additional Accelerated Purchase Share Amount” means, with respect to an Additional Accelerated Purchase made pursuant to Section 2(c) hereof, the number of Purchase Shares directed by the Company to be purchased by the Investor on an Additional Accelerated Purchase Notice, which number of Purchase Shares shall not exceed the lesser of (i) 300% of the number of Purchase Shares directed by the Company to be purchased by the Investor pursuant to the corresponding Regular Purchase Notice for the corresponding Regular Purchase referred to in clause (i) of the second sentence of Section 2(c) hereof (subject to the Purchase Share limitations contained in Section 2(a) hereof) and (ii) an amount equal to (A) the Additional Accelerated Purchase Share Percentage multiplied by (B) the total number (or volume) of shares of Common Stock traded on the Principal Market during the period on the applicable Additional Accelerated Purchase Date beginning at the Additional Accelerated Purchase Commencement Time for such Additional Accelerated Purchase and ending at the Additional Accelerated Purchase Termination Time for such Additional Accelerated Purchase.

(m) “Additional Accelerated Purchase Share Percentage” means, with respect to an Additional Accelerated Purchase made pursuant to Section 2(c) hereof, thirty percent (30%).

(n) “Additional Accelerated Purchase Share Volume Maximum” means, with respect to an Additional Accelerated Purchase made pursuant to Section 2(c) hereof, a number of shares of Common Stock equal to (i) the applicable Additional Accelerated Purchase Share Amount to be purchased by the Investor pursuant to the applicable Additional Accelerated Purchase Notice for such Additional Accelerated Purchase, divided by (ii) the Additional Accelerated Purchase Share Percentage.

(o) “Available Amount” means, initially, Fifty Million Dollars ($50,000,000) in the aggregate, which amount shall be reduced by the Purchase Amount each time the Investor purchases shares of Common Stock pursuant to Section 2 hereof.

(p) “Average Price” means a price per Purchase Share (rounded to the nearest tenth of a cent) equal to the quotient obtained by dividing (i) the aggregate gross purchase price paid by the Investor for all Purchase Shares purchased pursuant to this Agreement, by (ii) the aggregate number of Purchase Shares issued pursuant to this Agreement.

(q) “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(r) “Business Day” means any day on which the Principal Market is open for trading, including any day on which the Principal Market is open for trading for a period of time less than the customary time.

(s) “Apexigen Material Adverse Effect” means any material adverse effect on (i) the enforceability of any Transaction Document, (ii) the results of operations, assets, business or financial condition of Apexigen, other than any material adverse effect that resulted primarily from (A) any change in the United States or foreign economies or securities or financial markets in general that does not have a disproportionate effect on Apexigen, (B) any change that generally affects the industry in which Apexigen operates that does not have a disproportionate effect on Apexigen, (C) any change arising in connection with earthquakes, hostilities, acts of

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war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing as of the date hereof, (D) any action taken by the Investor, its affiliates or its or their successors and assigns with respect to the transactions contemplated by this Agreement, (E) the effect of any change in applicable laws or accounting rules that does not have a disproportionate effect on Apexigen, or (F) any change resulting from compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement, or (iii) Apexigen’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document to be performed as of the date of determination.

(t) “Closing Sale Price” means, for any security as of any date, the last closing sale price on such date for such security on the Principal Market as reported by the Principal Market.

(u) “Company Material Adverse Effect” means any material adverse effect on (i) the enforceability of any Transaction Document, (ii) the results of operations, assets, business or financial condition of the Company and its Subsidiaries, taken as a whole, other than any material adverse effect that resulted primarily from (A) any change in the United States or foreign economies or securities or financial markets in general that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (B) any change that generally affects the industry in which the Company and its Subsidiaries operate that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing as of the date hereof, (D) any action taken by the Investor, its affiliates or its or their successors and assigns with respect to the transactions contemplated by this Agreement, (E) the effect of any change in applicable laws or accounting rules that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (F) any change resulting from compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement, or (iii) the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document to be performed as of the date of determination.

(v) “Confidential Information” means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, plant and equipment), which is designated as “Confidential,” “Proprietary” or some similar designation. Information communicated orally shall be considered Confidential Information if such information is confirmed in writing as being Confidential Information within ten (10) Business Days after the initial disclosure. Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party without confidential restriction at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party, provided that (X) the receiving party (1) gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure and (2) furnishes only that portion of the Confidential Information that is legally required to be disclosed, and (Y) any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure.

(w) “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

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(x) “DTC” means The Depository Trust Company, or any successor performing substantially the same function for the Company.

(y) “DWAC Shares” means shares of Common Stock that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale and (iii) timely credited, once a DWAC notice is received, by the Company to the Investor’s or its designee’s specified Deposit/Withdrawal at Custodian (DWAC) account with DTC under its Fast Automated Securities Transfer (FAST) Program, or any similar program hereafter adopted by DTC performing substantially the same function.

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa) “Floor Price” means $3.00, which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction and, effective upon the consummation of any such reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction (the “Adjusted Price”), the Floor Price shall mean the lower of (i) the Adjusted Price and (ii) $3.00.

(bb) “Maturity Date” means the first day of the month immediately following the twenty-four (24) month anniversary of the Commencement Date.

(cc) “PEA Period” means the period commencing at 9:30 a.m., Eastern time, on the tenth (10th) Business Day immediately prior to the filing of any post-effective amendment to the Registration Statement (as defined herein) or New Registration Statement (as such term is defined in the Registration Rights Agreement), and ending at 9:30 a.m., Eastern time, on the Business Day immediately following, the effective date of any post-effective amendment to the Registration Statement (as defined in Section 5(a) below) or New Registration Statement (as such term is defined in the Registration Rights Agreement).

(dd) “Person” means an individual or entity including but not limited to any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(ee) “Principal Market” means The Nasdaq Capital Market (or any nationally recognized successor thereto); provided, however, that in the event the Company’s Common Stock is ever listed or traded on The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc. or the OTCQB operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing), then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

(ff) “Purchase Amount” means, with respect to any Regular Purchase, any Accelerated Purchase or any Additional Accelerated Purchase made hereunder, the portion of the Available Amount to be purchased by the Investor pursuant to Section 2 hereof.

(gg) “Purchase Date” means, with respect to any Regular Purchase made pursuant to Section 2(a) hereof, the Business Day on which the Investor receives by 6:00 p.m., Eastern time, of such Business Day a valid Regular Purchase Notice that the Investor is to purchase such applicable dollar amount of Purchase Shares pursuant to Section 2(a) hereof.

(hh) “Purchase Price” means, with respect to any Regular Purchase made pursuant to Section 2(a) hereof, the lower of: (i) the lowest Sale Price on the applicable Purchase Date and (ii) the arithmetic average of the three (3) lowest Closing Sale Prices for the Common Stock during the ten (10) consecutive Business Days ending on the Business Day immediately preceding such Purchase Date.

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(ii) “Registration Rights Agreement” means that certain Registration Rights Agreement, of even date herewith between the Company and the Investor.

(jj) “Regular Purchase Notice” means, with respect to any Regular Purchase pursuant to Section 2(a) hereof, an irrevocable written notice from the Company to the Investor directing the Investor to purchase such applicable amount of Purchase Shares at the applicable Purchase Price as specified by the Company therein on the applicable Purchase Date for such Regular Purchase.

(kk) “Sale Price” means any trade price for the shares of Common Stock on the Principal Market as reported by the Principal Market.

(ll) “SEC” means the U.S. Securities and Exchange Commission.

(mm) “Securities” means, collectively, the Purchase Shares and the Commitment Shares (as defined in Section 5(e) below).

(nn) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(oo) “Signing Market Price” means $10.06, representing the lower of (i) the closing price of the Common Stock on the Nasdaq Capital Market on the Business Day immediately preceding the date of this Agreement or (ii) the average of the closing price of the Common Stock on the Nasdaq Global Market for the five Business Days immediately preceding the signing of this Agreement.

(pp) “Subsidiary” means any Person the Company wholly-owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

(qq) “Transaction Documents” means, collectively, this Agreement and the schedules and exhibits hereto, the Registration Rights Agreement and the schedules and exhibits thereto, and each of the other agreements, documents, certificates and instruments entered into or furnished by the parties hereto in connection with the transactions contemplated hereby and thereby.

(rr) “Transfer Agent” means Continental Stock Transfer & Trust, or such other Person who is then serving as the transfer agent for the Company in respect of the Common Stock.

(ss) “VWAP” means in respect of an applicable Accelerated Purchase Date and an Additional Accelerated Purchase Date, as applicable, the volume weighted average price of the Common Stock on the Principal Market, as reported on the Principal Market or by another reputable source such as Bloomberg, L.P.

2.	PURCHASE OF COMMON STOCK.

Subject to the terms and conditions set forth in this Agreement, the Company has the right to sell to the Investor, and the Investor has the obligation to purchase from the Company, Purchase Shares as follows:

(a) Commencement of Regular Sales of Common Stock. Following the consummation of the Merger and upon the satisfaction of the conditions set forth in Sections 7 and 8 hereof (the “Commencement” and the date of satisfaction of such conditions the “Commencement Date”) and thereafter, the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Regular Purchase Notice from time to time, to purchase up to Five Hundred Thousand Dollars ($500,000) of Purchase Shares subject to adjustment as set forth below in this Section 2(a) (as it may be adjusted below, the “Regular Purchase Share Limit”), at the Purchase Price on the Purchase Date (each such purchase, a “Regular Purchase”); provided, however, that (i) the

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Regular Purchase Share Limit shall be increased to up to Seven Hundred Fifty Thousand Dollars ($750,000) of Purchase Shares, provided that the Closing Sale Price of the Common Stock is not below $10.00 on such Purchase Date (as appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction), and (ii) the Regular Purchase Share Limit shall be increased to up to One Million Dollars ($1,000,000) of Purchase Shares, provided that the Closing Sale Price of the Common Stock is not below $12.50 on such Purchase Date. If the Company delivers any Regular Purchase Notice for a Purchase Amount in excess of the limitations contained in the immediately preceding sentence, such Regular Purchase Notice shall be void ab initio to the extent, and only to the extent, of the amount by which the number of Purchase Shares set forth in such Regular Purchase Notice exceeds the dollar amount (based on the applicable Purchase Price) of Purchase Shares which the Company is permitted to include in such Purchase Notice in accordance herewith, and the Investor shall have no obligation to purchase such excess Purchase Shares in respect of such Regular Purchase Notice; provided that the Investor shall remain obligated to purchase the dollar amount (based on the applicable Purchase Price) of Purchase Shares which the Company is permitted to include in such Regular Purchase Notice. The Company may deliver Regular Purchase Notices to the Investor as often as every Business Day, so long as (i) the Closing Sale Price of the Common Stock on such Business Day is not less than the Floor Price and (ii) the Company has not failed to deliver Purchase Shares for all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including, without limitation, those that have been effected on the same Business Day as the applicable Purchase Date, have theretofore been received by, the Investor as DWAC Shares in accordance with this Agreement. Notwithstanding the foregoing, the Company shall not deliver any Regular Purchase Notices during the PEA Period.

(b) Accelerated Purchases. Subject to the terms and conditions of this Agreement, from and after the Commencement Date, in addition to purchases of Purchase Shares as described in Section 2(a) above, the Company shall also have the right, but not the obligation, to direct the Investor by the Company’s delivery to the Investor of an Accelerated Purchase Notice from time to time, and the Investor thereupon shall have the obligation, to purchase such applicable number of Purchase Shares at the Accelerated Purchase Price on the Accelerated Purchase Date in an amount up to the Accelerated Purchase Share Amount in accordance with this Agreement (each such purchase, an “Accelerated Purchase”). The Company may deliver an Accelerated Purchase Notice to the Investor only on a Purchase Date on which (i) the Company also properly submitted a Regular Purchase Notice providing for a Regular Purchase of a number of Purchase Shares not less than the Regular Purchase Share Limit then in effect on such Purchase Date in accordance with this Agreement (including, without limitation, giving effect to any increase to the Regular Purchase Share Limit as a result of the Closing Sale Price of the Common Stock exceeding certain thresholds set forth in Section 2(a) above on such Purchase Date and any other adjustments to the Regular Purchase Share Limit, in each case pursuant to Section 2(a) above), (ii) if all Purchase Shares subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including, without limitation, those that have been effected on the same Business Day as the applicable Accelerated Purchase Date with respect to which the applicable Accelerated Purchase relates, have theretofore been received by the Investor as DWAC Shares in accordance with this Agreement and (iii) the Closing Sale Price is not less than the Floor Price. If the Company delivers any Accelerated Purchase Notice directing the Investor to purchase an amount of Purchase Shares that exceeds the Accelerated Purchase Share Amount that the Company is then permitted to include in such Accelerated Purchase Notice, such Accelerated Purchase Notice shall be void ab initio to the extent, and only to the extent, of the number by which the number of Purchase Shares set forth in such Accelerated Purchase Notice exceeds the Accelerated Purchase Share Amount which the Company is permitted to include in such Accelerated Purchase Notice in accordance herewith (which shall be confirmed in an Accelerated Purchase Confirmation (defined below)), and the Investor shall have no obligation to purchase such excess Purchase Shares in respect of such Accelerated Purchase Notice; provided that the Investor shall remain obligated to purchase the Accelerated Purchase Share Amount which the Company is permitted to include in such Accelerated Purchase Notice. Within one (1) Business Day after completion of each Accelerated Purchase Date, the Accelerated Purchase Share Amount and the applicable Accelerated Purchase Price shall be set forth on a written confirmation of the Accelerated Purchase to be provided to the Company by the Investor (an “Accelerated Purchase Confirmation”).

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Notwithstanding the foregoing, the Company shall not deliver any Accelerated Purchase Notices during the PEA Period.

(c) Additional Accelerated Purchases. Subject to the terms and conditions of this Agreement, beginning one (1) Business Day following the Commencement Date and thereafter, in addition to purchases of Purchase Shares as described in Section 2(a) and Section 2(b) above, the Company shall also have the right, but not the obligation, to direct the Investor, by its timely delivery to the Investor of an Additional Accelerated Purchase Notice on an Additional Accelerated Purchase Date in accordance with this Agreement, to purchase the applicable Additional Accelerated Purchase Share Amount at the applicable Additional Accelerated Purchase Price therefor in accordance with this Agreement (each such purchase, an “Additional Accelerated Purchase”). The Company may deliver multiple Additional Accelerated Purchase Notices to the Investor on an Additional Accelerated Purchase Date; provided, however, that the Company may deliver an Additional Accelerated Purchase Notice to the Investor only (i) on a Business Day that is also the Accelerated Purchase Date for an Accelerated Purchase with respect to which the Company properly submitted to the Investor an Accelerated Purchase Notice in accordance with this Agreement on the applicable Purchase Date for a Regular Purchase of a number of Purchase Shares not less than the Regular Purchase Share Limit then in effect in accordance with this Agreement (including, without limitation, giving effect to any automatic increase to the Regular Purchase Share Limit as a result of the Closing Sale Price of the Common Stock exceeding certain thresholds set forth in Section 2(a) above on such Purchase Date and any other adjustments to the Regular Purchase Share Limit, in each case pursuant to Section 2(a) above), (ii) if the Closing Sale Price of the Common Stock on the Business Day immediately preceding the Business Day on which such Additional Accelerated Purchase Notice is delivered is not less than the Floor Price, and (iii) if all Purchase Shares subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including, without limitation, those that have been effected on the same Business Day as the applicable Additional Accelerated Purchase Date with respect to which the applicable Additional Accelerated Purchase relates, have theretofore been received by the Investor as DWAC Shares in accordance with this Agreement. If the Company delivers any Additional Accelerated Purchase Notice directing the Investor to purchase an amount of Purchase Shares that exceeds the Additional Accelerated Purchase Share Amount that the Company is then permitted to include in such Additional Accelerated Purchase Notice in accordance with the terms of this Agreement, such Additional Accelerated Purchase Notice shall be void ab initio to the extent, and only to the extent, of the number by which the number of Purchase Shares set forth in such Additional Accelerated Purchase Notice exceeds the Additional Accelerated Purchase Share Amount that the Company is then permitted to include in such Additional Accelerated Purchase Notice in accordance with the terms of this Agreement (which shall be confirmed in an Additional Accelerated Purchase Confirmation (defined below)), and the Investor shall have no obligation to purchase such excess Purchase Shares in respect of such Additional Accelerated Purchase Notice; provided, however, that the Investor shall remain obligated to purchase the Additional Accelerated Purchase Share Amount which the Company is permitted to include in such Additional Accelerated Purchase Notice. Within one (1) Business Day after completion of each Additional Accelerated Purchase Date, the Investor will provide to the Company a written confirmation of each Additional Accelerated Purchase on such Additional Accelerated Purchase Date setting forth the applicable Additional Accelerated Purchase Share Amount and Additional Accelerated Purchase Price for each such Additional Accelerated Purchase on such Additional Accelerated Purchase Date (each, an “Additional Accelerated Purchase Confirmation”). Notwithstanding the foregoing, the Company shall not deliver any Additional Accelerated Purchase Notices during the PEA Period.

(d) Payment for Purchase Shares. For each Regular Purchase, the Investor shall pay to the Company an amount equal to the Purchase Amount with respect to such Regular Purchase as full payment for such Purchase Shares via wire transfer of immediately available funds on the same Business Day that the Investor receives such Purchase Shares, if such Purchase Shares are received by the Investor before 1:00 p.m., Eastern time, or, if such Purchase Shares are received by the Investor after 1:00 p.m., Eastern time, the next Business Day. For each Accelerated Purchase and each Additional Accelerated Purchase, the Investor pay to the Company an amount equal to the Purchase Amount with respect to such Accelerated Purchase and Additional Accelerated Purchase, respectively, as full payment for such Purchase Shares via wire transfer of immediately available funds on the

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second Business Day following the date that the Investor receives such Purchase Shares. If the Company or the Transfer Agent shall fail for any reason or for no reason to electronically transfer any Purchase Shares as DWAC Shares in respect of a Regular Purchase, an Accelerated Purchase or an Additional Accelerated Purchase (as applicable) within two (2) Business Days following the receipt by the Company of the Purchase Price, Accelerated Purchase Price and Additional Accelerated Purchase Price, respectively, therefor in compliance with this Section 2(d), and if on or after such Business Day the Investor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Purchase Shares that the Investor anticipated receiving from the Company in respect of such Regular Purchase, Accelerated Purchase or Additional Accelerated Purchase (as applicable), then the Company shall, within two (2) Business Days after the Investor’s request, either (i) pay cash to the Investor in an amount equal to the Investor’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Cover Price”), at which point the Company’s obligation to deliver such Purchase Shares as DWAC Shares shall terminate, or (ii) promptly honor its obligation to deliver to the Investor such Purchase Shares as DWAC Shares and pay cash to the Investor in an amount equal to the excess (if any) of the Cover Price over the total Purchase Amount paid by the Investor pursuant to this Agreement for all of the Purchase Shares to be purchased by the Investor in connection with such Regular Purchase, Accelerated Purchase and Additional Accelerated Purchase (as applicable). If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share. All payments made under this Agreement shall be made in lawful money of the United States of America or wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement. Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.

(e) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not issue or sell, and the Investor shall not purchase or acquire, any shares of Common Stock under this Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). Upon the written or oral request of the Investor, the Company shall promptly confirm orally or in writing to the Investor the number of shares of Common Stock then outstanding. The Investor and the Company shall each cooperate in good faith in the determinations required hereby and the application hereof. The Investor’s written certification to the Company of the applicability of the Beneficial Ownership Limitation, and the resulting effect thereof hereunder at any time, shall be conclusive with respect to the applicability thereof and such result absent manifest error.

(f) Compliance with Principal Market Rules.

(i) Exchange Cap. Subject to Section 2(f)(ii) below, the Company shall not issue or sell any shares of Common Stock pursuant to this Agreement, and the Investor shall not purchase or acquire any shares of Common Stock pursuant to this Agreement, to the extent that after giving effect thereto, the aggregate number of shares of Common Stock that would be issued pursuant to this Agreement and the transactions contemplated hereby would be equal to or greater than a number shares of Common Stock representing 19.99% of the shares of Common Stock outstanding on the date of this Agreement (which number of shares shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under applicable rules of The Nasdaq Capital Market or any other Principal Market on which the Common Stock may be listed or quoted) (the “Exchange Cap”), unless stockholder approval is obtained to issue in excess of the Exchange Cap; provided, however, that the foregoing limitation shall not apply if at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of Common Stock issued under this Agreement is equal to or greater than $10.06 (the “Minimum Price”), a price equal to the lower of (i) the Nasdaq

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Official Closing Price (as defined by the Principal Market and as reflected on www.nasdaq.com) immediately preceding the execution of this Agreement or (ii) the arithmetic average of the five (5) Nasdaq Official Closing Prices for the Common Stock immediately preceding the execution of this Agreement, as calculated in accordance with the rules of the Principal Market (in such circumstance, for purposes of the Principal Market, the transaction contemplated hereby would not be “below market” and the Exchange Cap would not apply). Notwithstanding the foregoing, the Company shall not be required or permitted to issue, and the Investor shall not be required to purchase, any shares of Common Stock under this Agreement if such issuance would violate the rules or regulations of the Principal Market.

(ii) General. The Company shall not issue any Securities pursuant to this Agreement if such issuance would reasonably be expected to result in (A) a violation of the Securities Act or (B) a breach of the rules and regulations of the Principal Market. Furthermore, the Company agrees that it shall not issue any Securities pursuant to this Agreement if, at the time of such issuance (Y) the effectiveness of the Registration Statement registering the Securities has lapsed for any reason (including, without limitation, the issuance of a stop order or similar order) or (Z) the Registration Statement is unavailable for the sale by the Company to the Investor (or the resale by the Investor, as the case may be) of any or all of the Securities to be issued to the Investor under the Transaction Documents. The provisions of this Section 2(f) shall be implemented in a manner otherwise than in strict conformity with the terms hereof only if necessary to ensure compliance with the Securities Act and the rules and regulations of the Principal Market.

3.	INVESTOR’S REPRESENTATIONS AND WARRANTIES.

The Investor represents and warrants to the Company and Apexigen that as of the date hereof and as of the Commencement Date:

(a) Organization; Authority. The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.

(b) Investment Purpose. The Investor is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Investor’s right to sell the Securities at any time pursuant to the Registration Statement described herein or otherwise in compliance with applicable federal and state securities laws). The Investor is acquiring the Securities hereunder in the ordinary course of its business.

(c) Accredited Investor Status. The Investor is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

(d) Reliance on Exemptions. The Investor understands that the Securities may be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that each of the Company and Apexigen is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

(e) Information. The Investor understands that its investment in the Securities involves a high degree of risk. The Investor (i) is able to bear the economic risk of an investment in the Securities including a total loss thereof,

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(ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of each of the Company and Apexigen concerning the financial condition and business of the Company and Apexigen and other matters related to an investment in the Securities. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s and Apexigen’s representations and warranties contained in Section 4 below. The Investor has sought such accounting, legal and tax advice from its own independent advisor as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. The Investor understands that it (and not the Company or Apexigen) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

(f) No Governmental Review. The Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of an investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g) Transfer or Sale. The Investor understands that (i) the Securities may not be offered for sale, sold, assigned or transferred unless (A) registered pursuant to the Securities Act or (B) an exemption exists permitting such Securities to be sold, assigned or transferred without such registration; (ii) any sale of the Securities made in reliance on Rule 144 promulgated under the Securities Act (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

(h) Validity; Enforcement. This Agreement and the Registration Rights Agreement has been, and each other Transaction Document shall be on the Commencement Date, duly and validly authorized, executed and delivered on behalf of the Investor and each is a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i) Residency. The Investor is a resident of the State of Illinois.

(j) No Short Selling. The Investor represents and warrants to the Company and Apexigen that at no time prior to the date of this Agreement has any of the Investor, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND APEXIGEN.

(a) Company Representations and Warranties. The Company represents and warrants to the Investor that, except as set forth in the disclosure schedules attached hereto, which exceptions shall be deemed to be a part of the representations and warranties made hereunder, as of the date hereof and as of the Commencement Date:

(i) Organization and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any of its Subsidiaries is in violation or default of any of the provisions of its respective articles or certificate of incorporation, bylaws or

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other organizational or charter documents. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Company Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has no Subsidiaries except (1) as set forth in the Company’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on January 7, 2021 (the “Form S-1”) and (2) Project Barolo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company that was incorporated on January 6, 2022.

(ii) Authorization; Enforcement; Validity. (i) The Company has the requisite corporate power and authority to enter into and subsequent to the Merger (and subject to stockholder approval to the extent of issuances in excess of the Exchange Cap) perform its obligations under this Agreement and each of the other Transaction Documents, and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation, the issuance of the Commitment Shares (as defined below in Section 5(e)) and the reservation for issuance and the issuance of the Purchase Shares issuable under this Agreement, have been duly authorized by the Company’s Board of Directors and other than the Merger, no further consent or authorization is required by the Company, its Board of Directors or its stockholders (except as provided in this Agreement), (iii) each of this Agreement and the Registration Rights Agreement has been, and each other Transaction Document shall be on the Commencement Date, duly executed and delivered by the Company and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Company, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law) (“Enforceability Exceptions”). The Board of Directors of the Company has approved the resolutions (the “Signing Resolutions”) substantially in the form as set forth as Exhibit C attached hereto to authorize this Agreement and the transactions contemplated hereby. The Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any respect. The Company has delivered to the Investor a true and correct copy of a unanimous written consent adopting the Signing Resolutions executed by all of the members of the Board of Directors of the Company or minutes of a meeting of the Board of Directors of the Company approving the Signing Resolutions. Except as set forth in this Agreement and the consummation of the Merger, no other approvals or consents of the Company’s Board of Directors, any authorized committee thereof, or stockholders is necessary (except as provided in this Agreement) under applicable laws and the Certificate of Incorporation or Bylaws to authorize the execution and delivery of this Agreement or any of the transactions contemplated hereby, including, but not limited to, the issuance of the Commitment Shares and the issuance of the Purchase Shares.

(iii) Capitalization. As of the date hereof, the authorized and issued capital stock of the Company is set forth in the Company’s Registration Statement on the Form S-1. Except as disclosed in the SEC Documents (as defined below), (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the

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Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except the Registration Rights Agreement), (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. The Company has made available (provided that any documents filed with the SEC and available on the SEC’s EDGAR system shall be deemed to have been made available) to the Investor true and correct of the Company’s Certificate of Incorporation, and the Bylaws, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and summaries of the material terms of all securities convertible into or exercisable for Common Stock, if any, and copies of any documents containing the material rights of the holders thereof in respect thereto that, in either case, are not disclosed in the Form S-1.

(iv) Issuance of Securities. Upon consummation of the Merger, an aggregate of 17,316,667 shares of Common Stock (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction) will be duly authorized and reserved for issuance under this Agreement as Purchase Shares (upon purchase) and Commitment Shares (as defined below in Section 5(e)). Upon consummation of the Merger, and upon issuance and payment therefor in accordance with the terms and conditions of this Agreement, the Purchase Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens, charges, restrictions, rights of first refusal and preemptive rights with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. When issued in accordance with this Agreement, the Commitment Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens, charges, restrictions, rights of first refusal and preemptive rights with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. The resale of the Securities will be registered by the Company pursuant to the Securities Act upon the effectiveness of the Registration Statement. Upon receipt of the Purchase Shares and the Commitment Shares, the Investor will have good and marketable title to such Securities and such Securities will be freely tradable on the Principal Market by any holder who is not an “affiliate” under the Act upon the effectiveness of the Registration Statement.

(v) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, the consummation of the Merger, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Purchase Shares and the Commitment Shares) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which could not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations or amendments that could not reasonably be expected to have a Company Material Adverse Effect or to result in any conflict related to the Merger. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, or regulation of any governmental

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entity, except for possible violations, the sanctions for, or consequences of, which either individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. Except as specifically contemplated by this Agreement, the Registration Rights Agreement and any consents related to the Merger, and as required under the Securities Act or the Exchange Act or applicable state securities laws and the rules and regulations of the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. Except as set forth or contemplated elsewhere in this Agreement or the Registration Rights Agreement (including with respect to the receipt of stockholder approval for any issuances in excess of the Excess Cap), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Commencement Date. Except as disclosed in the SEC Documents, since one year prior to the date hereof, the Company has not received nor delivered any notices or correspondence from or to the Principal Market, other than notices with respect to listing of additional shares of Common Stock and other routine correspondence. To the Company’s knowledge, the Principal Market has not commenced any delisting proceedings against the Company.

(vi) SEC Documents; Financial Statements. Upon consummation of the Merger, the Company shall have filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof for such period as the Company was required by law or regulation to file such material (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. None of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Except as set forth in the SEC Documents, the Company has received no notices or correspondence from the SEC for the one year preceding the date hereof. The SEC has not commenced any enforcement proceedings against the Company or any of its Subsidiaries.

(vii) Acknowledgment Regarding Investor’s Status. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Securities. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

(viii) No General Solicitation; No Aggregated or Integrated Offering. Neither the Company, nor any of its affiliates that it controls, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection

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with the offer or sale of the Securities. Neither the Company, nor or any of its affiliates that it controls, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of the offer and sale of any of the Securities under the Securities Act, whether through aggregation or integration with prior offerings or otherwise, or cause this offering of the Securities to be aggregated or integrated with prior offerings by the Company in a manner that would require stockholder approval pursuant to the rules of the Principal Market on which any of the securities of the Company are listed or designated. The issuance and sale of the Securities hereunder, as of the date of this Agreement, does not contravene the rules and regulations of the Principal Market.

(ix) Application of Takeover Protections. The Company and its Board of Directors have taken or will take prior to the Commencement Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Investor’s ownership of the Securities.

(x) Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents that will be timely publicly disclosed by the Company, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the Registration Statement or the SEC Documents. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting purchases and sales of securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Investor regarding the Company, its business and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement, together with the Company’s SEC Documents, taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that the Investor neither makes nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3 hereof.

(xi) DTC Eligibility. Subsequent to the Merger, the Company, through the Transfer Agent, shall participate in the DTC Fast Automated Securities Transfer (FAST) Program and the Common Stock can be transferred electronically to third parties via the DTC Fast Automated Securities Transfer (FAST) Program.

(xii) Sarbanes-Oxley. The Company is in compliance with all material provisions of the Sarbanes-Oxley Act of 2002, as amended, which are applicable to it as of the date hereof.

(xiii) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4(a)(xiii) that may be due in connection with the transactions contemplated by the Transaction Documents.

(xiv) Investment Company. The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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(xv) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock pursuant to the Exchange Act nor has the Company received any notification that the SEC is currently contemplating terminating such registration. The Company has not, in the twelve (12) months preceding the date hereof, received any notice from any Person to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Market. The Company is in compliance in all material respects with all such listing and maintenance requirements.

(xvi) No Market Manipulation. The Company has not, and to its knowledge no Person acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(xvii) No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

(b) Apexigen Representations and Warranties. Apexigen represents and warrants to the Investor that, except as set forth in the disclosure schedules attached hereto, which exceptions shall be deemed to be a part of the representations and warranties made hereunder, as of the date hereof and as of the Commencement Date:

(i) Organization and Qualification. Apexigen is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Apexigen is not in violation or default of any of the provisions of its certificate of incorporation or bylaws. Apexigen is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to result in an Apexigen Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. Apexigen has no Subsidiaries.

(ii) Authorization; Enforcement; Validity. (i) Apexigen has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and each of the other Transaction Documents, (ii) the execution and delivery of the Transaction Documents by Apexigen and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by Apexigen’s Board of Directors and no further consent or authorization is required by Apexigen, its Board of Directors or its stockholders (except as provided in this Agreement), (iii) each of this Agreement and the Registration Rights Agreement has been, and each other Transaction Document shall be on the Commencement Date, duly executed and delivered by Apexigen and (iv) each of this Agreement and the Registration Rights Agreement constitutes, and each other Transaction Document upon its execution on behalf of Apexigen, shall constitute, the valid and binding obligations of Apexigen enforceable against Apexigen in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy,

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insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies. The Board of Directors of Apexigen has approved resolutions (the “Apexigen Signing Resolutions”) that authorize this Agreement, the Registration Rights Agreement and the transactions contemplated hereby. The Apexigen Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any respect. Apexigen has delivered to the Investor a true and correct copy of minutes of a meeting of the Board of Directors of Apexigen at which the Apexigen Signing Resolutions were duly adopted by the Board of Directors or a unanimous written consent adopting the Apexigen Signing Resolutions executed by all of the members of the Board of Directors of Apexigen. Except as set forth in this Agreement, no other approvals or consents of Apexigen’s Board of Directors, any authorized committee thereof, or stockholders (except as provided in this Agreement) is necessary under applicable laws and Apexigen’s certificate of incorporation and bylaws to authorize the execution and delivery of the Transaction Documents or any of the transactions contemplated thereby.

(iii) No Conflicts. The execution, delivery and performance of the Transaction Documents by Apexigen and the consummation by Apexigen of the transactions contemplated hereby and thereby will not (i) result in a violation of Apexigen’s certificate of incorporation or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Apexigen is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations applicable to Apexigen) or by which any property or asset of Apexigen is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which could not reasonably be expected to result in an Apexigen Material Adverse Effect. Apexigen is not in violation of any term of or in default under its certificate of incorporation or bylaws. Apexigen is not in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to Apexigen, except for possible conflicts, defaults, terminations or amendments that could not reasonably be expected to have an Apexigen Material Adverse Effect. The business of Apexigen is not being conducted, and shall not be conducted, in violation of any law, ordinance or regulation of any governmental entity, except for possible violations, the sanctions for which either individually or in the aggregate could not reasonably be expected to have an Apexigen Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act or applicable state securities laws, Apexigen is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. Except as set forth elsewhere in this Agreement, all consents, authorizations, orders, filings and registrations which Apexigen is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Commencement Date.

(iv) Absence of Certain Changes. Except as disclosed in the SEC Documents, since December 31, 2021, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Apexigen. Apexigen has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does Apexigen have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. Apexigen is financially solvent and is generally able to pay its debts as they become due.

(v) Absence of Litigation. There is no action, suit, proceeding, inquiry or, to Apexigen’s knowledge, investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Apexigen, threatened against or affecting Apexigen, or any of Apexigen’s officers or directors in their capacities as such, which could reasonably be expected to have an Apexigen Material Adverse Effect.

(vi) Acknowledgment Regarding Investor’s Status. Apexigen acknowledges and agrees that the Investor is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and

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the transactions contemplated hereby and thereby. Apexigen further acknowledges that the Investor is not acting as a financial advisor or fiduciary of Apexigen (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Securities. Apexigen further represents to the Investor that Apexigen’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by Apexigen and its representatives and advisors.

(vii) No General Solicitation. Neither Apexigen, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

(viii) Intellectual Property Rights. Apexigen owns or possesses or can obtain on commercially reasonable terms adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights necessary to conduct its business as now conducted. None of Apexigen’s rights in its owned and material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, trade secrets or other intellectual property rights have expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this Agreement. Apexigen does not have any knowledge of any infringement by Apexigen of any trademark, trade name rights, patents, patent rights, copyrights, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and there is no claim, action or proceeding being made or brought against, or to Apexigen’s knowledge, being threatened against, Apexigen regarding trademark, trade name, patents, patent rights, copyright, service names, service marks, service mark registrations, trade secret or other infringement, which could reasonably be expected to have an Apexigen Material Adverse Effect.

(ix) Environmental Laws. Apexigen (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(x) Title. Apexigen has good and marketable title in fee simple to all real property owned by it and good and marketable title in all tangible personal property owned by it that is material to its business, in each case free and clear of all liens, encumbrances and defects (“Liens”) and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Apexigen and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Apexigen are held by them under valid, subsisting and enforceable leases with which Apexigen is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by Apexigen.

(xi) Insurance. Apexigen is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Apexigen believes to be prudent and customary in the businesses in which Apexigen is engaged. Apexigen has not been refused any insurance coverage sought or applied for and Apexigen has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of Apexigen.

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(xii) Regulatory Permits. Apexigen possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, and Apexigen has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(xiii) Tax Status. Apexigen has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith (but only to the extent that Apexigen has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed in writing to be due by the taxing authority of any jurisdiction, and to the knowledge of Apexigen there is no basis for any such claim.

(xiv) Transactions With Affiliates. None of the officers or directors of Apexigen and, to the knowledge of Apexigen, none of the employees of Apexigen is presently a party to any transaction with Apexigen (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Apexigen, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Apexigen and (iii) other employee benefits, including stock option agreements under any stock option plan of Apexigen.

(xv) Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents that will be timely publicly disclosed by Apexigen, Apexigen confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the Registration Statement or the SEC Documents. Apexigen understands and confirms that the Investor will rely on the foregoing representation in effecting purchases and sales of the Securities. All of the disclosure furnished by or on behalf of Apexigen to the Investor regarding Apexigen, its business and the transactions contemplated hereby is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Apexigen acknowledges and agrees that the Investor neither makes nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3 hereof.

(xvi) Foreign Corrupt Practices. Since January 1, 2018, neither Apexigen, nor to the knowledge of Apexigen, any agent or other Person acting on behalf of Apexigen, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Apexigen (or made by any Person acting on its behalf of which Apexigen is aware) which is in violation of applicable anti-bribery/anti-corruption laws, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(xvii) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Apexigen to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4(b)(xvii) that may be due in connection with the transactions contemplated by the Transaction Documents.

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(xviii) Accountants. Apexigen’s accountants are set forth in the SEC Documents and, to the knowledge of Apexigen, such accountants are an independent registered public accounting firm as required by the Securities Act.

(xix) No Market Manipulation. Apexigen has not, and to its knowledge no Person acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(xx) No Disqualification Events. None of Apexigen, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Apexigen participating in the offering contemplated hereby, any beneficial owner of 20% or more of Apexigen’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Apexigen in any capacity at the time of sale (each, a “Apexigen Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Apexigen has exercised reasonable care to determine whether any Apexigen Issuer Covered Person is subject to a Disqualification Event.

5.	COVENANTS.

(a) Filing of Current Report and Registration Statement. Each of the Company and Apexigen agrees that the Company shall, within the time required under the Exchange Act, file with the SEC a report on Form 8-K relating to the transactions contemplated by, and describing the material terms and conditions of, the Transaction Documents (the “Current Report”). The Company shall also file with the SEC, within thirty (30) days of the date of closing of the Merger, a new registration statement (as amended or supplemented or replaced with a New Registration Statement, the “Registration Statement”) covering the resale of the Purchase Shares and all of the Commitment Shares in accordance with the terms of the Registration Rights Agreement between the Company and the Investor, dated as of the date hereof (the “Registration Rights Agreement”), provided, however, that the Company may delay filing or suspend the use of any Registration Statement if the Company determines, upon advice of legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if the Company’s Board of Directors, upon advice of legal counsel, reasonably believes that such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company. The Company shall permit the Investor to review and comment upon the final pre-filing draft version of the Current Report at least two (2) Business Days prior to its filing with the SEC and, with respect to information regarding the Investor or the transaction contemplated hereby, the Company shall not file the Current Report or the Registration Statement with the SEC in a form to which the Investor reasonably objects. The Investor shall use its reasonable best efforts to comment upon the final pre-filing draft version of the Current Report within one (1) Business Day from the date the Investor receives it from the Company.

(b) Blue Sky. The Company shall take all such action, if any, as is reasonably necessary in order to obtain an exemption for or to register or qualify (i) the issuance of the Commitment Shares and the sale of the Purchase Shares to the Investor under this Agreement and (ii) any subsequent resale of all Commitment Shares and all Purchase Shares by the Investor, in each case, under applicable securities or “Blue Sky” laws of the states of the United States in such states as is reasonably requested by the Investor from time to time, and shall provide evidence of any such action so taken to the Investor provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject”.

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(c) Listing/DTC. The Company shall use its commercially reasonable efforts to promptly secure the listing of all of the Purchase Shares and Commitment Shares to be issued to the Investor hereunder on the Principal Market (subject to official notice of issuance) and upon each other national securities exchange or automated quotation system, if any, upon which the Common Stock is then listed, and shall use commercially reasonable efforts to maintain, so long as any shares of Common Stock shall be so listed, such listing of all such Securities from time to time issuable hereunder. The Company shall use commercially reasonable efforts to maintain the listing of the Common Stock on the Principal Market and shall comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules and regulations of the Principal Market. The Company shall not take any action that would reasonably be expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall promptly, and in no event later than the following Business Day, provide to the Investor copies of any notices it receives from any Person regarding the continued eligibility of the Common Stock for listing on the Principal Market; provided, however, that the Company shall not be required to provide the Investor copies of any such notice that the Company reasonably believes constitutes material non-public information and the Company would not be required to publicly disclose such notice in any report or statement filed with the SEC and under the Exchange Act or the Securities Act. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5(c). The Company shall use its commercially reasonable efforts to ensure that its Common Stock can be transferred electronically as DWAC Shares.

(d) Prohibition of Short Sales and Hedging Transactions. The Investor agrees that beginning on the date of this Agreement and ending on the date of termination of this Agreement as provided in Section 11, the Investor and its agents, representatives and affiliates shall not in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

(e) Issuance of Commitment Shares. In consideration for the Investor’s execution and delivery of this Agreement, the Company shall cause the Transfer Agent to issue shares of Common Stock (the “Initial Commitment Shares”) directly to the Investor on the date of closing of the Merger, and shall deliver to the Transfer Agent on the date of this Agreement the Irrevocable Transfer Agent Instructions in the form as set forth in Section 6. The Company shall cause the Commitment Shares to be issued to the Investor as follows: (i) on the date of closing of the Merger, 150,000 shares of Common Stock shall be delivered to the Investor and (ii) on the date that is ninety (90) calendar days after the date of closing of the Merger (the “Additional Commitment Share Delivery Date”), $1,500,000 of shares of Common Stock (the “Additional Commitment Shares” and, together with the Initial Commitment Shares, the “Commitment Shares”) shall be delivered to the Investor. The price per share of the Additional Commitment shares shall be equal to the arithmetic average of the Closing Sale Price for the Common Stock during the ten (10) consecutive Business Days ending on the Business Day immediately preceding the Additional Commitment Share Delivery Date. In no event shall the amount of the Additional Commitment Shares to be issued under this Agreement exceed 500,000 shares of Common Stock. For the avoidance of doubt, all of the Commitment Shares shall be fully earned as of the date of this Agreement, irrespective of any subsequent termination of this Agreement.

(f) Due Diligence; Non-Public Information. The Investor shall have the right, from time to time as the Investor may reasonably deem appropriate and upon reasonable advance notice to the Company and Apexigen, to perform reasonable due diligence on the Company and Apexigen during normal business hours. Each of the Company and Apexigen and their respective officers and employees shall provide information and reasonably cooperate with the Investor in connection with any reasonable request by the Investor related to the Investor’s due diligence of the Company and Apexigen. Each party hereto agrees not to disclose any Confidential Information of the other party to any third party and shall not use the Confidential Information for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby. Each party hereto acknowledges that the Confidential Information shall remain the property of the disclosing party and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the other

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party. Each of the Company and Apexigen confirms that neither it nor any other Person acting on its behalf shall provide the Investor or its agents or counsel with any information that constitutes or might constitute material, non-public information, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company, Apexigen or any Person acting on their behalf (as determined in the reasonable good faith judgment of the Investor), in addition to any other remedy provided herein or in the other Transaction Documents, if the Investor is holding any Securities at the time of the disclosure of material, non-public information, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company and Apexigen; provided the Investor shall have first provided notice to the Company and Apexigen that it believes it has received information that constitutes material, non-public information, the Company and Apexigen shall have at least two (2) Business Days to either (i) demonstrate that such information is not material non-public information to the satisfaction of the Investor or (ii) publicly disclose such material, non-public information prior to any such disclosure by the Investor, and the Company and Apexigen shall have failed to demonstrate to the Investor in writing within such time period that such information does not constitute material, non-public information, and the Company and Apexigen shall have failed to publicly disclose such material, non-public information within such time period. The Investor shall not have any liability to the Company, any of its Subsidiaries, Apexigen, or any of their respective directors, officers, employees, stockholders or agents, for any such disclosure. Each of the Company and Apexigen understands and confirms that the Investor shall be relying on the foregoing covenants in effecting transactions in securities of the Company.

(g) Purchase Records. The Investor and the Company shall each maintain records showing the remaining Available Amount at any given time and the dates and Purchase Amounts for each Regular Purchase, Accelerated Purchase and Additional Accelerated Purchase or shall use such other method, reasonably satisfactory to the Investor and the Company.

(h) Taxes. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock to the Investor made under this Agreement. For the avoidance of doubt, any other taxes incurred by the Investor (including any taxes on income resulting from the transactions contemplated by this Agreement)_ shall solely be the responsibility of the Investor.

(i) Aggregation. From and after the date of this Agreement, neither the Company, nor or any of its affiliates will, and the Company shall use its reasonable best efforts to ensure that no Person acting on their behalf will, directly or indirectly, make any offers or sales of any security or solicit any offers to purchase any security, under circumstances that would cause this offering of the Securities by the Company to the Investor to be aggregated with other offerings by the Company in a manner that would require stockholder approval pursuant to the rules of the Principal Market on which any of the securities of the Company are listed or designated, unless stockholder approval is obtained before the closing of such subsequent transaction in accordance with the rules of such Principal Market.

(j) Use of Proceeds. The Company will use the net proceeds from the offering for any corporate purpose at the sole discretion of the Company.

(k) Other Transactions. During the term of this Agreement, neither Company nor Apexigen shall enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of the Company to perform its obligations under the Transaction Documents, including, without limitation, the obligation of the Company or Apexigen to deliver the Purchase Shares and the Commitment Shares to the Investor in accordance with the terms of the Transaction Documents.

(l) Integration. From and after the date of this Agreement, neither the Company nor Apexigen, nor or any of their respective affiliates will, and each of the Company and Apexigen shall use its reasonable best efforts to

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ensure that no Person acting on their behalf will, directly or indirectly, make any offers or sales of any security or solicit any offers to purchase any security, under circumstances that would require registration of the offer and sale of any of the Securities under the Securities Act.

(m) Limitation on Variable Rate Transactions. From and after the date of this Agreement until the twenty-four (24) month anniversary of the Commencement Date (irrespective of any earlier termination of this Agreement), the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock involving a Variable Rate Transaction other than with the Investor. “Variable Rate Transaction” means an “equity line of credit” or substantially similar transaction whereby an investor is irrevocably bound to purchase securities over a period of time from the Company at a price based on the market price of the Company’s Common Stock at the time of each such purchase, provided, however, that this Section 5(m) shall not be deemed to prohibit the issuance and sale of Common Stock pursuant to an “at-the-market offering” by the Company exclusively through a registered broker-dealer acting as agent of the Company pursuant to a written agreement between the Company and such registered broker-dealer.

6.	TRANSFER AGENT INSTRUCTIONS.

(a) Initial Commitment Shares. Upon consummation of the Merger, the Company shall issue to the Transfer Agent (and any subsequent transfer agent) irrevocable instructions, in substantially the form agreed to prior to the date hereof, to issue the Initial Commitment Shares in accordance with the terms of this Agreement (the “Irrevocable Initial Transfer Agent Instructions”). The certificate or book-entry statement(s) representing the Initial Commitment Shares shall bear the following restrictive legend (the “Restrictive Legend”) and no other legend whatsoever:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The Company warrants to the Investor that, while the Agreement is effective, no instruction other than the Irrevocable Initial Transfer Agent Instructions referred to in this Section 6 will be given by the Company to the Transfer Agent with respect to the Initial Commitment Shares, and the Initial Commitment Shares shall otherwise be freely transferable on the books and records of the Company.

(b) Additional Commitment Shares. 90 calendar days following the consummation of the Merger, the Company shall issue to the Transfer Agent (and any subsequent transfer agent) irrevocable instructions, in substantially the form agreed to prior to the date hereof, to issue the Additional Commitment Shares in accordance with the terms of this Agreement (the “Irrevocable Additional Transfer Agent Instructions”). All Additional Commitment Shares to be issued to or for the benefit of the Investor pursuant to this Agreement shall be issued as DWAC Shares. The Company warrants to the Investor that, while the Agreement is effective, no instruction other than the Irrevocable Additional Transfer Agent Instructions referred to in this Section 6 will be given by the Company to the Transfer Agent with respect to the Additional Commitment Shares, and the Additional Commitment Shares shall otherwise be freely transferable on the books and records of the Company. Notwithstanding anything to the contrary in this Section 6(b), to the extent the Additional Commitment Shares are issued prior to the effectiveness of the Registration Statement, the certificate or book-entry statement(s) representing the Additional Commitment Shares shall bear the same restrictive legend as the Initial Commitment Shares and as referenced in Section 6(a) above.

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(c) Purchase Shares. On the date of the Commencement, the Company shall issue to the Transfer Agent, and any subsequent transfer agent, irrevocable instructions in the form agreed to prior to the date hereof (the “Commencement Irrevocable Transfer Agent Instructions”) to issue the Purchase Shares in accordance with the terms of this Agreement and the Registration Rights Agreement. All Purchase Shares to be issued from and after Commencement to or for the benefit of the Investor pursuant to this Agreement shall be issued only as DWAC Shares. The Company represents and warrants to the Investor that, while this Agreement is effective, no instruction other than as contemplated by the Commencement Irrevocable Transfer Agent Instructions and any Notice of Effectiveness of Registration Statement (as defined in the Registration Rights Agreement) will be given by the Company to the Transfer Agent with respect to the Purchase Shares from and after Commencement, and no instruction or other communication to the Transfer Agent with respect to the issuance of the Purchase Shares shall be made without the approval of the Investor. The Company shall provide confirmation of receipt by the Transfer Agent of all instructions pursuant to the Commencement Irrevocable Transfer Agent Instructions with respect to Purchase Shares within one Business Day of delivery of any Purchase Notice. The Purchase Shares covered by the Registration Statement shall otherwise be freely transferable on the books and records of the Company.

7.	CONDITIONS TO THE COMPANY’S RIGHT TO COMMENCE SALES OF SHARES OF COMMON STOCK.

The right of the Company hereunder to commence sales of the Purchase Shares as of the Commencement Date is subject to the satisfaction of each of the following conditions:

(a) The Investor shall have executed each of the Transaction Documents and delivered the same to the Company and Apexigen;

(b) The Merger shall have been completed and Apexigen shall have become a wholly owned subsidiary of the Company;

(c) The Registration Statement covering the resale of all of the Commitment Shares and the Purchase Shares shall have been declared effective under the Securities Act by the SEC and no stop order with respect to the Registration Statement shall be pending or threatened by the SEC;

(d) The representations and warranties of the Investor shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, the portion of such representations and warranties so qualified shall be true and correct without further qualification) as of the date hereof and as of the Commencement Date as though made at that time.

8.	CONDITIONS TO THE INVESTOR’S OBLIGATION TO PURCHASE SHARES OF COMMON STOCK.

The obligation of the Investor to buy Purchase Shares under this Agreement is subject to the satisfaction of each of the following conditions on or prior to the Commencement Date and, once such conditions have been initially satisfied, there shall not be any ongoing obligation to satisfy such conditions after the Commencement has occurred:

(a) Each of the Company and Apexigen shall have executed each of the Transaction Documents and delivered the same to the Investor;

(b) The Merger shall have been completed and Apexigen shall have become a wholly owned subsidiary of the Company;

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(c) The Common Stock shall be listed or quoted on the Principal Market, trading in the Common Stock shall not have been suspended by the SEC or the Principal Market within the last 365 days, and all Securities to be issued by the Company to the Investor pursuant to this Agreement shall have been approved for listing or quotation on the Principal Market in accordance with the applicable rules and regulations of the Principal Market, as then in effect, subject only to official notice of issuance;

(d) The Investor shall have received the opinions of the Company’s legal counsel dated as of the Commencement Date substantially in the form agreed by the parties hereto;

(e) The representations and warranties of the Company and Apexigen shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 4 above, in which case, the portion of such representations and warranties so qualified shall be true and correct without further qualification) as of the date hereof and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and each of the Company and Apexigen shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company and Apexigen, respectively, at or prior to the Commencement Date. The Investor shall have received a certificate, executed by the CEO, President or CFO of the Company, dated as of the Commencement Date, to the foregoing effect in the form attached hereto as Exhibit A;

(f) The Board of Directors of the Company shall have adopted resolutions substantially in the form previously provided to the Investor/as set forth as Exhibit C which shall be in full force and effect without any amendment or supplement thereto as of the Commencement Date;

(g) As of the Commencement Date, the Company shall have reserved out of its authorized and unissued Common Stock, for the purpose of effecting purchases of Purchase Shares hereunder and effecting the issuance of Commitment Shares hereunder, 17,316,667 shares of Common Stock;

(h) The Commencement Irrevocable Transfer Agent Instructions and the Notice of Effectiveness of Registration Statement each shall have been delivered to and acknowledged in writing by the Company and the Company’s Transfer Agent (or any successor transfer agent);

(i) if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

(j) if the Company, pursuant to or within the meaning of any Bankruptcy Law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors or admits in writing that it is generally unable to pay its debts as the same become due;

(k) The Company shall have delivered to the Investor (i) a certificate evidencing the incorporation and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware and (ii) a certificate or its equivalent evidencing the good standing of the Company as a foreign corporation in any other jurisdiction where the Company is duly qualified to conduct business, in each case, as of a date within ten (10) Business Days of the Commencement Date;

(l) The Company shall have delivered to the Investor a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten (10) Business Days of this Agreement;

(m) The Company shall have delivered to the Investor a secretary’s certificate executed by the Secretary of the Company, dated as of the Commencement Date, in the form attached hereto as Exhibit B;

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(n) The Registration Statement covering the resale of the Commitment Shares and Purchase Shares shall have been declared effective under the Securities Act by the SEC and no stop order with respect to the Registration Statement shall be pending or threatened by the SEC. The Company shall have prepared and filed with the SEC, not later than one (1) Business Day after the effective date of the Registration Statement, a final and complete prospectus (the preliminary form of which shall be included in the Registration Statement) and shall have delivered to the Investor a true and complete copy thereof. Such prospectus shall be current and available for the resale by the Investor of all of the Securities covered thereby. The Current Report shall have been filed with the SEC, as required pursuant to Section 5(a). All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC at or prior to the Commencement Date pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act;

(o) No Event of Default has occurred, or any event which, after notice and/or lapse of time, would become an Event of Default has occurred;

(p) All federal, state and local governmental laws, rules and regulations applicable to the transactions contemplated by the Transaction Documents and necessary for the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby in accordance with the terms thereof shall have been complied with, and all consents, authorizations and orders of, and all filings and registrations with, all federal, state and local courts or governmental agencies and all federal, state and local regulatory or self-regulatory agencies necessary for the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby in accordance with the terms thereof shall have been obtained or made, including, without limitation, in each case those required under the Securities Act, the Exchange Act, applicable state securities or “Blue Sky” laws or applicable rules and regulations of the Principal Market, or otherwise required by the SEC, the Principal Market or any state securities regulators;

(q) No statute, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any federal, state, local or foreign court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Transaction Documents; and

(r) No action, suit or proceeding before any federal, state, local or foreign arbitrator or any court or governmental authority of competent jurisdiction shall have been commenced or threatened, and no inquiry or investigation by any federal, state, local or foreign governmental authority of competent jurisdiction shall have been commenced or threatened, against the Company or Apexigen, or any of the officers, directors or affiliates of the Company or Apexigen, seeking to restrain, prevent or change the transactions contemplated by the Transaction Documents, or seeking material damages in connection with such transactions.

9.	INDEMNIFICATION.

(a) In consideration of the Investor’s execution and delivery of the Transaction Documents and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Investor and all of its affiliates, stockholders, officers, directors, members, managers, employees and direct or indirect investors and any of the foregoing Person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable and documented out-of-pocket attorneys’ fees and disbursements (the “Indemnified Liabilities”), actually incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document executed by the

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Company contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, other than, in the case of clause (c), with respect to Indemnified Liabilities which result directly and primarily from the fraud, gross negligence, bad faith or willful misconduct of an Indemnitee. The indemnity in this Section 9(a) shall not apply to amounts paid in settlement of any claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Payment under this indemnification shall be made within thirty (30) days from the date the Investor makes written request for it. A certificate containing reasonable detail as to the amount of such indemnification submitted to the Company by the Investor shall be conclusive evidence, absent manifest error, of the amount due from the Company to the Investor; provided that the Indemnitee shall undertake to repay any amounts paid to it hereunder if it is ultimately determined, by a final and non-appealable order of a court of competent jurisdiction, that the Indemnitee is not entitled to be indemnified against such Indemnified Liabilities by the Company pursuant to this Agreement. If any action shall be brought against any Indemnitee in respect of which indemnity may be sought pursuant to this Agreement, such Indemnitee shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnitee. Any Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee, except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Indemnitee, in which case the Company shall be responsible for the reasonable and documented out-of-pocket fees and expenses of no more than one such separate counsel.

(b) In consideration of the Investor’s execution and delivery of the Transaction Documents and acquiring the Securities hereunder and in addition to all of Apexigen’s other obligations under the Transaction Documents, Apexigen shall defend, protect, indemnify and hold harmless the Investor and all of its Indemnitees from and against any and all Indemnified Liabilities, actually incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by Apexigen in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of Apexigen contained in the Transaction Documents or any other certificate, instrument or document executed by Apexigen contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, other than, in the case of clause (c), with respect to Indemnified Liabilities which result from the fraud, gross negligence, bad faith or willful misconduct of an Indemnitee. The indemnity in this Section 9(b) shall not apply to amounts paid in settlement of any claim if such settlement is effected without the prior written consent of Apexigen, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that the foregoing undertaking by Apexigen may be unenforceable for any reason, Apexigen shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Payment under this indemnification shall be made within thirty (30) days from the date Investor makes written request for it. A certificate containing reasonable detail as to the amount of such indemnification submitted to Apexigen by the Investor shall be conclusive evidence, absent manifest error, of the amount due from Apexigen to the Investor; provided that the Indemnitee shall undertake to repay any amounts paid to it hereunder if it is ultimately determined, by a final and non-appealable order of a court of competent jurisdiction, that the Indemnitee is not entitled to be indemnified against such Indemnified Liabilities by Apexigen pursuant to this Agreement. If any

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action shall be brought against any Indemnitee in respect of which indemnity may be sought pursuant to this Agreement, such Indemnitee shall promptly notify Apexigen in writing, and Apexigen shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnitee. Any Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee, except to the extent that (i) the employment thereof has been specifically authorized by Apexigen in writing, (ii) Apexigen has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of Apexigen and the position of such Indemnitee, in which case Apexigen shall be responsible for the reasonable and documented out-of-pocket fees and expenses of no more than one such separate counsel. Notwithstanding the foregoing, any indemnification provided by the Company and Apexigen shall be netted against each other so as not to result in duplicate recoveries for the same Losses

10.	EVENTS OF DEFAULT.

An “Event of Default” shall be deemed to have occurred at any time subsequent to the consummation of the Merger as any of the following events occurs:

(a) the effectiveness of a registration statement registering the resale of the Securities lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or such registration statement (or the prospectus forming a part thereof) is unavailable to the Investor for resale of any or all of the Securities to be issued to the Investor under the Transaction Documents, and such lapse or unavailability continues for a period of ten (10) consecutive Business Days or for more than an aggregate of thirty (30) Business Days in any 365-day period, but excluding a lapse or unavailability where (i) the Company terminates a registration statement after the Investor has confirmed in writing that all of the Securities covered thereby have been resold or (ii) the Company supersedes one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering Securities (provided in the case of this clause (ii) that all of the Securities covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement).

(b) the suspension of the Common Stock from trading on the Principal Market for a period of one (1) Business Day (other than in connection with a general suspension of trading on the Principal Market), provided that the Company may not direct the Investor to purchase any shares of Common Stock during any such suspension;

(c) the delisting of the Common Stock from The Nasdaq Capital Market, provided, however, that the Common Stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc., the OTCQB operated by the OTC Markets Group, Inc. or such other nationally recognized trading market (or nationally recognized successor to any of the foregoing);

(d) If at any time after the Commencement Date, the Exchange Cap is reached unless and until stockholder approval is obtained pursuant to Section 2(f) hereof. The Exchange Cap shall be deemed to be reached at such time if, upon submission of a Regular Purchase Notice or Accelerated Purchase Notice under this Agreement, the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue without breaching the Company’s obligations under the rules or regulations of the Principal Market;

(e) the failure for any reason by the Transfer Agent to issue (i) the Initial Commitment Shares to the Investor within three (3) Business Days of the date of closing of the Merger pursuant to Section 5(e) hereof, (ii) the Additional Commitment Shares to the Investor within three (3) Business Days after the Additional

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Commitment Share Delivery Date pursuant to Section 5(e) hereof, and (iii) the Purchase Shares to the Investor within three (3) Business Days after the applicable Purchase Date, Accelerated Purchase Date or Additional Accelerated Purchase Date (as applicable) on which the Investor is entitled to receive such Purchase Shares;

(f) the Company or Apexigen breaches any representation, warranty, covenant or other term or condition under any Transaction Document if such breach could have a Company Material Adverse Effect or an Apexigen Material Adverse Effect (as applicable) and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five (5) Business Days;

(g) if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

(h) if the Company, pursuant to or within the meaning of any Bankruptcy Law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors or is generally unable to pay its debts as the same become due;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of its property, or (iii) orders the liquidation of the Company or any Subsidiary; or

(j) if at any time the Company is not eligible to transfer its Common Stock electronically as DWAC Shares.

In addition to any other rights and remedies under applicable law and this Agreement, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, the Company shall not deliver to the Investor any Regular Purchase Notice or Accelerated Purchase Notice.

11.	TERMINATION

This Agreement may be terminated only as follows:

(a) If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors (any of which must be an Event of Default as described in Sections 10(g), 10(h) and 10(i) hereof), this Agreement shall automatically terminate without any liability or payment to the Company (except as set forth below) without further action or notice by any Person; provided that, in connection with an Event of Default described in Section 10(g), this Agreement shall only terminate if any such proceeding shall continue for sixty (60) days without being dismissed, bonded or discharged.

(b) In the event that the Commencement shall not have occurred on or before December 1, 2022, due to the failure to satisfy the conditions set forth in Sections 7 and 8 above with respect to the Commencement, then this Agreement may be terminated by any party at the close of business on December 1, 2022 or thereafter, in each case without liability of such party to the other party (except as set forth below); provided, however, that the right to terminate this Agreement under this Section 11(b) shall not be available to any party if such party is then in breach of any covenant or agreement contained in this Agreement or any representation or warranty of such party contained in this Agreement fails to be true and correct such that the conditions set forth in Section 7(d) or Section 8(e), as applicable, could not then be satisfied; provided, further, however that if the full amount of the Commitment Shares have been paid to Investor, Investor shall not have the right to terminate this Agreement pursuant to this Section 11(b).

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(c) At any time after the Commencement Date, the Company shall have the option to terminate this Agreement for any reason or for no reason by delivering notice (a “Company Termination Notice”) to the Investor electing to terminate this Agreement without any liability whatsoever of any party to any other party under this Agreement (except as set forth below). The Company Termination Notice shall not be effective until one (1) Business Day after it has been received by the Investor.

(d) This Agreement shall automatically terminate on the earlier of (i) the date that the Company sells and the Investor purchases (including by payment of the applicable Purchase Price) the full Available Amount as provided herein, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement (except as set forth below), (ii) the date that the Business Combination Agreement, dated as of March 17, 2022 by and among the Company, Apexigen, and Project Barolo Merger Sub, Inc. (the “BCA”), is terminated, and (iii) the Outside Date (as defined in the BCA) if the Merger has not occurred by such date.

Except as set forth in Sections 11(a) (in respect of an Event of Default under Sections 10(g), 10(h) and 10(i)), and 11(d), any termination of this Agreement pursuant to this Section 11 shall be effected by written notice from the Company to the Investor, or the Investor to the Company, as the case may be, setting forth the basis for the termination hereof. The representations and warranties and covenants of the Company and the Investor contained in Sections 3, 4, 5 (excluding Sections 5(f) and 5(m)), and 6 hereof, the indemnification provisions set forth in Section 9 hereof and the agreements and covenants set forth in Sections 11 and 12 shall survive the execution and delivery of this Agreement and any termination of this Agreement. If this Agreement is terminated prior to the issuance of any Purchase Shares or prior to the completion of the Merger, Sections 5 and 6 shall not survive such termination. No termination of this Agreement shall (i) affect the Company’s or the Investor’s rights or obligations under (A) this Agreement with respect to then pending Regular Purchases, Accelerated Purchases, and Additional Accelerated Purchases and the Company and the Investor shall complete their respective obligations with respect to any pending Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases under this Agreement and (B) the Registration Rights Agreement, which shall survive any such termination, or (ii) be deemed to release the Company or the Investor from any liability for intentional misrepresentation or willful breach of any of the Transaction Documents.

12.	MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN

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CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement. The Transaction Documents supersede all other prior oral or written agreements between the Investor, the Company, their affiliates and Persons acting on their behalf with respect to the subject matter thereof, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. The Company acknowledges and agrees that is has not relied on, in any manner whatsoever, any representations or statements, written or oral, other than as expressly set forth in the Transaction Documents.

(f) Notices. Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt when delivered personally; (ii) upon receipt when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

Brookline Capital Acquisition Corp.
280 Park Avenue, Suite 43W
New York, NY 10017
Phone:	646-603-6716
Attention:	Samuel P. Wertheimer, Chairman and CEO
Email:	***

With a copy to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention: James Kelly; Peter Ekberg
Attention:	James Kelly; Peter Ekberg
Email:	james.kelly@us.dlapiper.com; peter.ekberg@us.dlapiper.com

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and

DLA Piper LLP (US) 555 Mission Street
Suite 2400
San Francisco, CA 94105
Attention: Jeffrey Selman
Email: jeffrey.selman@us.dlapiper.com

If to Apexigen:

Apexigen, Inc.
75 Shoreway Rd., Suite C
San Carlos, CA 94070
Phone:	***
Attention:	Xiaodong Yang, MD, PhD, President and CEO; Francis Sarena, Chief Operating Officer
Email:	***

With a copy to:

Wilson Sonsini 650 Mill Page Road
Palo Alto, CA 94304
Phone:	650-493-9300
Attention:	Kenneth A. Clark; Michael E. Coke; Lance E. Brady
Email:	kclark@wsgr.com; mcoke@wsgr.com; lbrady@wsgr.com

If to the Investor:

Lincoln Park Capital Fund, LLC
440 North Wells, Suite 410
Chicago, IL 60654
Telephone:	312.822.9300
Facsimile:	312.822.9301
E-mail:	***
Attention:	Josh Scheinfeld/Jonathan Cope

With a copy to (which shall not constitute notice or service of process):

K&L Gates, LLP 200 S. Biscayne Blvd., Ste. 3900
Miami, Florida 33131
Telephone:	305.539.3306
Facsimile:	305.358.7095
E-mail:	clayton.parker@klgates.com
Attention:	Clayton E. Parker, Esq.

If to the Transfer Agent:

Continental Stock Transfer & Trust
1 State Street 30th Floor
New York, NY 10004-1561
Attention:	Douglas Reed
E-mail:	***

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or at such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party two (2) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or email account containing the time, date, and recipient facsimile number or email address, as applicable, and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile, email or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither Company nor Apexigen shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor, including by merger or consolidation. The Investor may not assign its rights or obligations under this Agreement.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Publicity. Each of the Company and Apexigen shall afford the Investor and its counsel with the opportunity to review and comment upon, shall consult with the Investor and its counsel on the form and substance of, and shall give due consideration to all such comments from the Investor or its counsel on, any press release, SEC filing, or any other public disclosure by or on behalf of the Company or Apexigen relating to the Investor, its purchases hereunder or any aspect of the Transaction Documents or the transactions contemplated thereby, not less than 24 hours prior to the issuance, filing or public disclosure thereof. The Investor must be provided with a final version of any such press release, SEC filing, or other public disclosure at least 24 hours prior to any release, filing, or public use by the Company thereof; provided however, that the Company’s obligations pursuant to this Section 12(i) shall not apply if the form and substance of such press release, SEC filing, or other public disclosure relating to the Investor, its purchases hereunder or any aspect of the Transaction Documents or the transactions contemplated thereby previously have been publicly disclosed by the Company in compliance with this Section 12(i). The Company agrees and acknowledges that its failure to fully comply with this provision constitutes a Company Material Adverse Effect, and Apexigen agrees and acknowledges that its failure to fully comply with this provision constitutes an Apexigen Material Adverse Effect.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to consummate and make effective, as soon as reasonably possible, the Commencement, and to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) No Financial Advisor, Placement Agent, Broker or Finder. Each of the Company and Apexigen represents and warrants to the Investor that, except as disclosed on Schedule, it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. The Investor represents and warrants to the Company and Apexigen that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. Each of the Company and Apexigen shall be responsible for the payment of any fees or commissions, if any, of any financial advisor, placement agent, broker or finder engaged by it relating to or arising out of the transactions contemplated hereby. Each of the Company and Apexigen shall pay, and hold the Investor harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

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(m) Remedies, Other Obligations, Breaches and Injunctive Relief. The Investor’s remedies provided in this Agreement, including, without limitation, the Investor’s remedies provided in Section 9, shall be cumulative and in addition to all other remedies available to the Investor under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Investor contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Investor’s right to pursue actual damages for any failure by the Company to comply with the terms of this Agreement. Each of the Company and Apexigen acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investor and that the remedy at law for any such breach may be inadequate. Each of the Company and Apexigen therefore agrees that, in the event of any such breach or threatened breach, the Investor shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(n) Enforcement Costs. If: (i) this Agreement is placed by the Investor in the hands of an attorney for enforcement or is enforced by the Investor through any legal proceeding; (ii) an attorney is retained to represent the Investor in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Agreement; or (iii) an attorney is retained to represent the Investor in any other proceedings whatsoever in connection with this Agreement, then Company and Apexigen, severally and not jointly, shall pay to the Investor, as incurred by the Investor, all reasonable costs and expenses including reasonable attorneys’ fees incurred in connection therewith, in addition to all other amounts due hereunder.

(o) Amendment and Waiver; Failure or Indulgence Not Waiver. No provision of this Agreement may be amended or waived by the parties from and after the date that is one (1) Business Day immediately preceding the filing of the Registration Statement with the SEC. Subject to the immediately preceding sentence, (i) no provision of this Agreement may be amended other than by a written instrument signed by both parties hereto and (ii) no provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(p) Adjustments for Share Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction effected with respect to the Common Stock except as specifically stated herein.

** Signature Page Follows **

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IN WITNESS WHEREOF, the Investor and the Company have caused this Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

BROOKLINE CAPITAL ACQUISITION CORP.

By:	/s/ Dr. Samuel P. Wertheimer
Name:	Dr. Samuel P. Wertheimer
Title:	Chief Executive Officer and Chairman

APEXIGEN:

APEXIGEN, INC.

By:	/s/ Xiaodong Yang
Name:	Xiaodong Yang
Title:	Chief Executive Officer

THE INVESTOR:

LINCOLN PARK CAPITAL FUND, LLC
BY: LINCOLN PARK CAPITAL, LLC
BY: ROCKLEDGE CAPITAL CORPORATION

By:	/s/ Josh Scheinfeld
Name:	Josh Scheinfeld
Title:	President

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DISCLOSURE SCHEDULE

The following are exceptions to the representations and warranties of Brookline Capital Acquisition Corp., a Delaware corporation (the “Company”) and Apexigen, Inc., a Delaware corporation (“Apexigen”), contained in Sections 4(a) and 4(b) of that certain Purchase Agreement by and among the Company, Apexigen, and Lincoln Park Capital Fund, LLC, an Illinois limited liability company (the “Investor”), dated as of March 17, 2022 (the “Purchase Agreement”), and should be considered an integral part of the Purchase Agreement. This Disclosure Schedule is arranged in sections corresponding to the numbered sections and subsections contained in Sections 4(a) and 4(b) of the Purchase Agreement, and the disclosures in any section or subsection of this Disclosure Schedule shall qualify other sections and subsections in Sections 4 (a) and 4(b) of the Purchase Agreement to the extent it is reasonably apparent from the reading of the disclosure that such disclosure is applicable to such other sections or subsections. Any terms defined in the Purchase Agreement shall have the same meaning when used herein as when used in the Purchase Agreement, unless the context otherwise requires. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Purchase Agreement or to create any covenant. The inclusion of any item hereunder shall not be deemed to be an admission by the Company or Apexigen that such item is not in the ordinary course of business or material to the business, assets or results of operations of the Company or Apexigen, and it shall not be deemed an admission of any obligation or liability to any third party.

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EXHIBITS

Exhibit A	Form of Officer’s Certificate
Exhibit B	Form of Secretary’s Certificate
Exhibit C	Form of Resolutions of the Board of Directors of the Company

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EXHIBIT A

FORM OF OFFICER’S CERTIFICATE

This Officer’s Certificate (“Certificate”) is being delivered pursuant to Section 8(e) of that certain Purchase Agreement dated as of March 17, 2022, (“Purchase Agreement”), by and among BROOKLINE CAPITAL ACQUISITION CORP., a Delaware corporation (the “Company”), APEXIGEN, INC., a Delaware corporation, and LINCOLN PARK CAPITAL FUND, LLC (the “Investor”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

The undersigned, ___________, ______________ of the Company, hereby certifies, on behalf of the Company and not in his individual capacity, as follows:

1. I am the _____________ of the Company and make the statements contained in this Certificate;

2. The representations and warranties of the Company in the Purchase Agreement are true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 4 of the Purchase Agreement, in which case, such representations and warranties are true and correct without further qualification) as of the date when made and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date);

3. The Company has performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date.

4. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings.

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of ___________.

Name:
Title:

The undersigned as Secretary of BROOKLINE CAPITAL ACQUISITION CORP., a Delaware corporation, hereby certifies that ___________ is the duly elected, appointed, qualified and acting ________ of _________ and that the signature appearing above is his genuine signature.

Secretary

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EXHIBIT B

FORM OF SECRETARY’S CERTIFICATE

This Secretary’s Certificate (“Certificate”) is being delivered pursuant to Section 8(k) of that certain Purchase Agreement dated as of March 17, 2022 (“Purchase Agreement”), by and among BROOKLINE CAPITAL ACQUISITION CORP., a Delaware corporation (the “Company”) and LINCOLN PARK CAPITAL FUND, LLC (the “Investor”), pursuant to which the Company may sell to the Investor up to Fifty Million Dollars ($50,000,000) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

The undersigned, ____________, Secretary of the Company, hereby certifies, on behalf of the Company and not in his individual capacity, as follows:

1. I am the Secretary of the Company and make the statements contained in this Secretary’s Certificate.

2. Attached hereto as Exhibit A and Exhibit B are true, correct and complete copies of the Company’s Bylaws (“Bylaws”) and Certificate of Incorporation (“Charter”), in each case, as amended through the date hereof, and no action has been taken by the Company, its directors, officers or stockholders, in contemplation of the filing of any further amendment relating to or affecting the Bylaws or Charter.

3. Attached hereto as Exhibit C are true, correct and complete copies of the resolutions duly adopted by the Board of Directors of the Company on _____________, at which a quorum was present and acting throughout. Such resolutions have not been amended, modified or rescinded and remain in full force and effect and such resolutions are the only resolutions adopted by the Company’s Board of Directors, or any committee thereof, or the stockholders of the Company relating to or affecting (i) the entering into and performance of the Purchase Agreement, or the issuance, offering and sale of the Purchase Shares and the Commitment Shares and (ii) and the performance of the Company of its obligation under the Transaction Documents as contemplated therein.

4. As of the date hereof, the authorized, issued and reserved capital stock of the Company is as set forth on Exhibit D hereto.

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of ____________.

Secretary

The undersigned as ___________ of BROOKLINE CAPITAL ACQUISITION CORP., a Delaware corporation, hereby certifies that ____________ is the duly elected, appointed, qualified and acting Secretary of _________, and that the signature appearing above is his genuine signature.

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EXHIBIT C

FORM OF RESOLUTIONS

OF THE BOARD OF DIRECTORS OF THE COMPANY

UNANIMOUS WRITTEN CONSENT OF

BROOKLINE CAPITAL ACQUISITION CORP.

In accordance with the corporate laws of the state of Delaware, the undersigned, being all of the directors of BROOKLINE CAPITAL ACQUISITION CORP., a Delaware corporation (the “Company”) do hereby consent to and adopt the following resolutions as the action of the Board of Directors for and on behalf of the Company and hereby direct that this Consent be filed with the minutes of the proceedings of the Board of Directors:

WHEREAS, there has been presented to the Board of Directors of the Company a draft of the Purchase Agreement (the “Purchase Agreement”) by and among the Company, Apexigen, Inc. (“Apexigen”) and Lincoln Park Capital Fund, LLC (“Lincoln Park”), providing for the purchase by Lincoln Park of up to Fifty Million Dollars ($50,000,000) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”).

Transaction Documents

NOW, THEREFORE, BE IT RESOLVED,, after careful consideration of the Purchase Agreement, the documents incident thereto and other factors deemed relevant by the Board of Directors, the Board of Directors has determined that it is advisable and in the best interests of the Company to engage in the transactions contemplated by the Purchase Agreement, including, but not limited to, the issuance of 150,000 shares of Common Stock to Lincoln Park as an initial commitment fee (the “Initial Commitment Shares”) and the sale of shares of Common Stock to Lincoln Park up to the available amount under the Purchase Agreement (the “Purchase Shares”).

FURTHER RESOLVED, that the transactions described in the Purchase Agreement are hereby approved and [●] and [●] (the “Authorized Officers”) are severally authorized to execute and deliver the Purchase Agreement, and any other agreements or documents contemplated thereby including, without limitation, a registration rights agreement (the “Registration Rights Agreement”) providing for the registration of the shares of the Company’s Common Stock issuable in respect of the Purchase Agreement on behalf of the Company, with such amendments, changes, additions and deletions as the Authorized Officers may deem to be appropriate and approve on behalf of, the Company, such approval to be conclusively evidenced by the signatures of the Authorized Officers thereon; and

FURTHER RESOLVED, that the terms and provisions of the Registration Rights Agreement by and among the Company and Lincoln Park are hereby approved and the Authorized Officers are authorized to execute and deliver the Registration Rights Agreement (pursuant to the terms of the Purchase Agreement), with such amendments, changes, additions and deletions as the Authorized Officers may deem appropriate and approve on behalf of, the Company, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

FURTHER RESOLVED, that the terms and provisions of the forms of Commencement Irrevocable Transfer Agent Instructions and Notice of Effectiveness of Registration Statement (collectively, the “Instructions”) are hereby approved and the Authorized Officers are authorized to execute and deliver the Instructions on behalf of the Company in accordance with the Purchase Agreement, with such amendments, changes, additions and deletions as the Authorized Officers may deem appropriate and approve on behalf of, the Company, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

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Execution of Purchase Agreement

FURTHER RESOLVED, that the Company be and it hereby is authorized to execute the Purchase Agreement providing for the purchase of up to Fifty Million Dollars ($50,000,000) of the Company’s Common Stock; and

Issuance of Common Stock

FURTHER RESOLVED, that the Company is hereby authorized to issue to Lincoln Park 150,000 shares of Common Stock as the Initial Commitment Shares, and that upon issuance of the Initial Commitment Shares pursuant to the Purchase Agreement, the Initial Commitment Shares shall be duly authorized, validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof; and

FURTHER RESOLVED, that the Company is hereby authorized to issue $1,500,000 of shares of Common Stock (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction) as Additional Commitment Shares (together with the Initial Commitment Shares, the “Commitment Shares”) in accordance with the Section 5(e) of the Purchase Agreement and that, upon issuance, such Additional Commitment Shares will be duly authorized, validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof; and

FURTHER RESOLVED, that the Company shall reserve 650,000 of shares of Common Stock (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction) for issuance as Commitment Shares under the Purchase Agreement, and the Company shall adjust such reserve from time to time as shall be necessary, proper or desirable to carry into effect the purpose, obligations under, and intent of the Purchase Agreement; and

FURTHER RESOLVED, that the Company is hereby authorized to issue shares of Common Stock upon the purchase of Purchase Shares up to the Available Amount under the Purchase Agreement in accordance with the terms of the Purchase Agreement and that, upon issuance of the Purchase Shares pursuant to the Purchase Agreement, the Purchase Shares will be duly authorized, validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof; and

FURTHER RESOLVED, that the Company shall initially reserve 16,666,667 shares of Common Stock for issuance as Purchase Shares under the Purchase Agreement, and the Company shall adjust such reserve from time to time as shall be necessary, proper or desirable to carry into effect the purpose, obligations under, and intent of the Purchase Agreement.

Approval of Actions

FURTHER RESOLVED, that, without limiting the foregoing, the Authorized Officers are, and each of them hereby is, authorized and directed to proceed on behalf of the Company and to take all such steps as deemed necessary or appropriate, with the advice and assistance of counsel, to cause the Company to consummate the agreements referred to herein and to perform its obligations under such agreements; and

FURTHER RESOLVED, that the Authorized Officer be, and hereby is, authorized, empowered and directed on behalf of and in the name of the Company, to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, amendments, documents, certificates, reports, schedules, applications, notices, letters and undertakings and to incur and pay all such fees and expenses as in their judgment shall be necessary, proper or desirable to carry into effect the purpose and intent of any and all of the foregoing resolutions, and that all actions heretofore taken by any officer or director of the Company in connection with the transactions contemplated by the agreements described herein are hereby approved, ratified and confirmed in all respects.

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IN WITNESS WHEREOF, the Board of Directors has executed and delivered this Consent effective as of March [●], 2022.

By:	By:
Date:	Date:

By:	By:
Date:	Date:

By:	By:
Date:	Date:

By:
Date:

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Annex G-2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of March 17, 2022, by and among BROOKLINE CAPITAL ACQUISITION CORP., a Delaware corporation (the “Company”), APEXIGEN, INC., a Delaware corporation (“Apexigen”), and LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company (together with it permitted assigns, the “Buyer”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement by and among the parties hereto, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”).

WHEREAS:

Pursuant to that certain Business Combination Agreement by and among the Company, Apexigen, and Project Barolo Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”) dated as of March 17, 2022, the Company and Apexigen intend to effect a merger of Merger Sub with and into Apexigen (the “Merger”) and, upon consummation of the Merger, Merger Sub will cease to exist and Apexigen will become a wholly owned subsidiary of the Company; and

From and after the Merger, and subject to the terms and conditions set forth in the Purchase Agreement, the Company wishes to sell to the Investor, and the Investor wishes to buy from the Company, up to Fifty Million Dollars ($50,000,000) of Purchase Shares, and to induce the Buyer to enter into the Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyer hereby agree as follows:

1. DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

(a) “Investor” means the Buyer, any transferee or assignee thereof to whom a Buyer assigns its rights under this Agreement in accordance with Section 9 and who agrees to become bound by the provisions of this Agreement, and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement in accordance with Section 9 and who agrees to become bound by the provisions of this Agreement.

(b) “Person” means any individual or entity including but not limited to any corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

(c) “Register,” “Registered,” and “Registration” refer to a registration effected by preparing and filing one or more registration statements of the Company in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such registration statement(s) by the United States Securities and Exchange Commission (the “SEC”).

(d) “Registrable Securities” means all of the Commitment Shares and all of the Purchase Shares that may, from time to time, be issued or become issuable to the Investor under the Purchase Agreement (without regard to any limitation or restriction on purchases), and any and all shares of capital stock issued or issuable with respect to the Purchase Shares or the Commitment Shares or the Purchase Agreement as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitation on purchases under the Purchase Agreement.

(e) “Registration Statement” means one or more registration statements of the Company covering only the sale of the Registrable Securities.

2. REGISTRATION.

(a) Mandatory Registration. The Company shall, within thirty (30) days following the date of consummation of the Merger, file with the SEC an initial Registration Statement covering the maximum number of Registrable Securities as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such Registrable Securities by the Investor under Rule 415 under the Securities Act at then prevailing market prices (and not fixed prices), as mutually determined by both the Company and the Investor in consultation with their respective legal counsel, subject to the aggregate number of authorized shares of the Company’s Common Stock then available for issuance in its Certificate of Incorporation and the Exchange Cap (as defined in the Purchase Agreement), provided, however, that the Company may delay filing or suspend the use of any Registration Statement if the Company determines, upon advice of legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if the Company’s Board of Directors, upon advice of legal counsel, reasonably believes that such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company. The initial Registration Statement shall register only the Registrable Securities. The Investor and its counsel shall have a reasonable opportunity to review and comment upon such Registration Statement and any amendment or supplement to such Registration Statement and any related prospectus prior to its filing with the SEC, and the Company shall give due consideration to all such comments. The Investor shall furnish all information reasonably requested by the Company for inclusion therein. The Company shall use its commercially reasonable efforts to have the Registration Statement and any amendment declared effective by the SEC at the earliest practicable date. The Company shall use commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act and available for the resale by the Investor of all of the Registrable Securities covered thereby at all times until the earlier of (i) the date on which the Investor shall have resold all the Registrable Securities covered thereby and no Available Amount (as defined in the Purchase Agreement) remains under the Purchase Agreement, (ii) such Registrable Securities may be sold without Registration pursuant to Rule 144 without limitation as to volume and manner of sale restrictions and no Available Amount remains under the Purchase Agreement, (iii) six months after the termination of the Purchase Agreement, and (iv) one year after the date on which no Available Amount remains under the Purchase Agreement (the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b) Rule 424 Prospectus. The Company shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sales of the Registrable Securities under the Registration Statement. The Investor and its counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the SEC, and the Company shall give due consideration to all such comments. The Investor shall use its commercially reasonable efforts to comment upon such prospectus within one (1) Business Day from the date the Investor receives the substantially final pre-filing version of such prospectus.

(c) Sufficient Number of Shares Registered. In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, the Company shall amend the Registration Statement or file a new Registration Statement (a “New Registration Statement”), so as to cover all of such Registrable Securities (subject to the limitations set forth in Section 2(a)) as soon as practicable, but in any event not later than ten (10) Business Days after the necessity therefor arises, subject to any limits that may be imposed by the SEC pursuant to Rule 415 under the Securities Act. The Company shall use its commercially

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reasonable efforts to cause such amendment and/or New Registration Statement to become effective as soon as practicable following the filing thereof.

(d) Offering. If the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Investor under Rule 415 at then-prevailing market prices (and not fixed prices), or if after the filing of the initial Registration Statement with the SEC pursuant to Section 2(a), the Company is otherwise required by the Staff or the SEC to reduce the number of Registrable Securities included in such initial Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such initial Registration Statement (with the prior consent, which shall not be unreasonably withheld, of the Investor as to the specific Registrable Securities to be removed therefrom) until such time as the Staff and the SEC shall so permit such Registration Statement to become effective and be used as aforesaid. In the event of any reduction in Registrable Securities pursuant to this paragraph, the Company shall file one or more New Registration Statements in accordance with Section 2(c) until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the prospectus contained therein is available for use by the Investor. Notwithstanding any provision herein or in the Purchase Agreement to the contrary, the Company’s obligations to register Registrable Securities (and any related conditions to the Investor’s obligations) shall be qualified as necessary to comport with any requirement of the SEC or the Staff as addressed in this Section 2(d).

3. RELATED OBLIGATIONS.

With respect to the Registration Statement and whenever any Registrable Securities are to be registered pursuant to Section 2 including on any New Registration Statement, the Company shall use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

(a) The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act in connection with the offer, issuance and sale of the Registrable Securities.

(b) The Company shall permit the Investor to review and comment upon the final pre-filing draft version of the Current Report at least two (2) Business Days prior to its filing with the SEC and, with respect to information regarding the Investor or the transaction contemplated hereby, the Company shall not file the Current Report or the Registration Statement with the SEC in a form to which the Investor reasonably objects. The Investor shall use its reasonable best efforts to comment upon the Registration Statement or any New Registration Statement and any amendments or supplements thereto within two (2) Business Days from the date the Investor receives the final version thereof. The Company shall furnish to the Investor, without charge any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to the Registration Statement or any New Registration Statement.

(c) Upon request of the Investor, the Company shall furnish to the Investor, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of any Registration Statement, a copy of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as the Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by the Investor. For the avoidance of doubt, any filing available to the Investor via the SEC’s live EDGAR system shall be deemed “furnished to the Investor” hereunder.

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(d) Upon the request of the Investor, the Company shall use commercially reasonable efforts to (i) register and qualify the resale by the Investor of the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(e) As promptly as practicable after becoming aware of such event or facts, the Company shall notify the Investor in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, non-public information regarding the Company), and promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to the Investor (or such other number of copies as the Investor may reasonably request) , provided, however, that the Company may delay filing such supplement or amendment if the Company’s Board of Directors, upon advice of legal counsel, reasonably believes that such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company. The Company shall also promptly notify the Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to the Investor by email or facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to any Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

(f) The Company shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Investor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(g) The Company shall (i) cause all the Registrable Securities to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all the Registrable Securities on the Principal Market (as defined in the Purchase Agreement). The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3.

(h) The Company shall cooperate with the Investor to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to any registration statement and enable such certificates to be in such denominations or amounts as the Investor may reasonably request and registered in such names as the Investor may request.

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(i) The Company shall at all times provide a transfer agent and registrar with respect to its Common Stock.

(j) If reasonably requested in writing by the Investor, the Company shall (i) as soon as practicable after receipt of written notice from the Investor, incorporate in a prospectus supplement or post-effective amendment such information as the Investor reasonably requests be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable upon notification of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement or New Registration Statement.

(k) The Company shall use its commercially reasonable efforts to cause the Registrable Securities covered by any Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

(l) Within one (1) Business Day after any Registration Statement which includes the Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the Transfer Agent for such Registrable Securities (with copies to the Investor) confirmation that such Registration Statement has been declared effective by the SEC in the form attached hereto as Exhibit A, or such other form acceptable to the Company’s Transfer Agent. Thereafter, if requested by the Investor at any time, the Company shall require its counsel to deliver to the Investor a written confirmation whether the Registration Statement has been declared effective under the Securities Act and if, to its knowledge, whether a stop order suspending the effectiveness of the Registration Statement has been issued or threatened by the SEC.

(m) The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by the Investor of Registrable Securities pursuant to any Registration Statement.

4. OBLIGATIONS OF THE INVESTOR.

(a) The Company shall notify the Investor in writing of the information the Company reasonably requires from the Investor in connection with any Registration Statement hereunder. The Investor shall as soon as practicable furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

(b) The Investor agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder and any amendments and supplements thereto.

(c) The Investor agrees that, upon receipt of any notice from the Company of the happening of any event or existence of facts of the kind described in Section 3(f) or the first sentence of Section 3(e), the Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until the Investor’s receipt of the copies a notice regarding the resolution or withdrawal of the stop order or suspension as contemplated by Section 3(f) or of the supplemented or amended prospectus contemplated by Section 3(f) or the first sentence of 3(e). Notwithstanding anything to the contrary, the Company shall cause its Transfer Agent to promptly deliver shares of Common Stock without any restrictive legend in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(f) or the first sentence of Section 3(e) and for which the Investor has not yet settled.

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5. EXPENSES OF REGISTRATION.

All reasonable expenses (other than sales or brokerage commissions and fees incurred in connection with its sale of the Registrable Securities, including the fees and disbursement of counsel for the Investor) incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company, shall be paid by the Company.

6. INDEMNIFICATION.

(a) To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend the Investor, each Person, if any, who controls the Investor, the members, the directors, officers, partners, employees, agents, members, managers representatives of the Investor and each Person, if any, who controls the Investor within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys’ fees, amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, any New Registration Statement or any post-effective amendment thereto, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement or any New Registration Statement or (iv) any material violation by the Company of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations”). The Company shall reimburse each Indemnified Person promptly as such expenses are incurred and are due and payable, for any reasonable documented and out-of-pocket legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information about the Investor furnished in writing to the Company by any Indemnified Person expressly for use in connection with the preparation of the Registration Statement, any New Registration Statement or any such amendment thereof or supplement thereto or prospectus contained therein, if such Registration Statement, New Registration Statement or amendment thereof or supplement thereto or prospectus contained therein was timely made available by the Company pursuant to Section 3(c) or Section 3(e); (ii) with respect to any superseded prospectus, shall not inure to the benefit of any Indemnified Person from whom the Indemnified Person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any Indemnified Person controlling such Indemnified Person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, if such revised prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e), and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a violation and such Indemnified Person, notwithstanding such advice, used it; (iii) shall not be available to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to Section 3(c) or

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Section 3(e); and (iv) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investor pursuant to Section 9.

(b) In connection with the Registration Statement or any New Registration Statement, the Investor agrees to indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement or any New Registration Statement, each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (collectively and together with an Indemnified Person, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation (which, in the case of this Section 6(b) shall include the failure on the part of the Investor to deliver a prospectus as required by this Agreement and applicable law), in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information about the Investor set forth on Exhibit B attached hereto and furnished to the Company by the Investor expressly for use in connection with such Registration Statement (it being hereby acknowledged and agreed that such written information, as the same may be updated from time to time in writing by the Investor, is the only written information furnished to the Company by or on behalf of the Investor expressly for use in any Registration Statement); and, subject to Section 6(d), the Investor will reimburse any reasonable documented and out-of-pocket legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Investor, which consent shall not be unreasonably withheld; provided, further, however, that the Investor shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to the Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investor pursuant to Section 9.

(c) Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment, with advice of counsel, of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the

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status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(d) The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(e) The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to law.

7. CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8. REPORTS AND DISCLOSURE UNDER THE SECURITIES ACTS.

With a view to making available to the Investor the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees, at the Company’s sole expense, to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

(c) furnish to the Investor so long as the Investor owns Registrable Securities, promptly upon reasonable request, (i) a written statement by the Company that it has complied with the reporting and or disclosure provisions of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration; and

(d) take such additional action as is reasonably requested by the Investor to enable the Investor to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions,

G-2-8

consents, certificates, resolutions and instructions to the Company’s Transfer Agent as may be reasonably requested from time to time by the Investor and otherwise fully cooperate with Investor and Investor’s broker to effect such sale of securities pursuant to Rule 144; provided, however, the Investor and its broker shall cooperate with the Company and its counsel and provide the necessary certificates, instructions and other documents reasonably requested by the Company or its counsel in order to enable the Investor to sell the Registrable Securities pursuant to Rule 144.

The Company agrees that damages may be an inadequate remedy for any breach of the terms and provisions of this Section 8 and that Investor shall, whether or not it is pursuing any remedies at law, be entitled to seek equitable relief in the form of a preliminary or permanent injunction, without having to post any bond or other security, upon any breach or threatened breach of any such terms or provisions.

9. ASSIGNMENT OF REGISTRATION RIGHTS.

The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor; provided, however, that any transaction, whether by merger, reorganization, restructuring, consolidation, financing or otherwise, whereby the Company remains the surviving entity immediately after such transaction shall not be deemed an assignment. The Investor may not assign its rights under this Agreement without the written consent of the Company, other than to an affiliate of the Investor controlled by Jonathan Cope or Josh Scheinfeld, in which case the assignee must agree in writing to be bound by the terms and conditions of this Agreement.

10. AMENDMENT OF REGISTRATION RIGHTS.

No provision of this Agreement may be amended or waived by the parties from and after the date that is one (1) Business Day immediately preceding the initial filing of the Registration Statement with the SEC. Subject to the immediately preceding sentence, no provision of this Agreement may be (i) amended other than by a written instrument signed by both parties hereto or (ii) waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

11. MISCELLANEOUS.

(a) A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

(b) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

Brookline Capital Acquisition Corp.
280 Park Avenue, Suite 43W
New York, NY 10017
Phone:	646-603-6716
Attention:	Samuel P. Wertheimer, Chairman and CEO
Email:	***

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With a copy to (which shall not constitute notice or service of process):

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention:	James Kelly; Peter Ekberg

Email:	james.kelly@us.dlapiper.com; peter.ekberg@us.dlapiper.com

and

DLA Piper LLP (US)
555 Mission Street
Suite 2400
San Francisco, CA 94105
Attention:	Jeffrey Selman
Email:	jeffrey.selman@us.dlapiper.com

If to Apexigen:

Apexigen, Inc.
75 Shoreway Rd., Suite C
San Carlos, CA 94070
Phone:	650-931-6236
Attention:	Xiaodong Yang, MD, PhD, President and CEO; Francis Sarena, Chief Operating Officer
Email:	***

With a copy to:

Wilson Sonsini 650 Mill Page Road
Palo Alto, CA 94304
Phone:	650-493-9300
Attention:	Kenneth A. Clark; Michael E. Coke; Lance E. Brady
Email:	kclark@wsgr.com; mcoke@wsgr.com; lbrady@wsgr.com

If to the Investor:

Lincoln Park Capital Fund, LLC
440 North Wells, Suite 410
Chicago, IL 60654
Telephone:	312.822.9300
Facsimile:	312.822.9301
E-mail:	***
Attention:	Josh Scheinfeld/Jonathan Cope

With a copy to (which shall not constitute notice or service of process):

K&L Gates, LLP 200 S. Biscayne Blvd., Ste. 3900
Miami, Florida 33131
Telephone:	305.539.3306
Facsimile:	305.358.7095
E-mail:	clayton.parker@klgates.com
Attention:	Clayton E. Parker, Esq.

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If to the Transfer Agent:

Continental Stock Transfer & Trust
1 State Street 30th Floor
New York, NY 10004-1561
Attention:	Douglas Reed
E-mail:	***

or at such other address, email address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or email account containing the time, date, recipient facsimile number or email address, as applicable, or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile, email or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(c) The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting the State of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d) This Agreement and the Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings among the parties hereto, other than those set forth or referred to herein and therein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

(e) This Agreement is intended for the benefit of the parties hereto and any permitted successors and assigns and, except as set forth in Section 9, is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(f) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g) This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party,

G-2-11

may be delivered to the other party hereto by facsimile transmission or by e-mail in a “.pdf” format data file of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(h) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(i) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

(j) This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

* * * * * *

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of day and year first above written.

THE COMPANY:

BROOKLINE CAPITAL ACQUISITION CORP.

By:	/s/ Dr. Samuel P. Wertheimer
Name:	Dr. Samuel P. Wertheimer
Title:	Chief Executive Officer and Chairman

APEXIGEN:

APEXIGEN, INC.

By:	/s/ Xiaodong Yang
Name:	Xiaodong Yang
Title:	Chief Executive Officer

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THE INVESTOR:

LINCOLN PARK CAPITAL FUND, LLC
BY:	LINCOLN PARK CAPITAL, LLC
BY:	ROCKLEDGE CAPITAL CORPORATION

By:	/s/ Josh Scheinfeld
Name:	Josh Scheinfeld
Title:	President

G-2-14

Exhibit A

TO REGISTRATION RIGHTS AGREEMENT

FORM OF NOTICE OF EFFECTIVENESS

OF REGISTRATION STATEMENT

[Date]

[TRANSFER AGENT]

Re: [__________]

Ladies and Gentlemen:

We are counsel to Brookline Capital Acquisition Corp., a Delaware corporation (the “Company”), and have represented the Company in connection with that certain Purchase Agreement, dated as of [●], 2022 (the “Purchase Agreement”), entered into by and between the Company and Lincoln Park Capital Fund, LLC (the “Buyer”) pursuant to which, among other things, the Company has agreed to issue to the Buyer shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), in an amount up to Fifty Million Dollars ($50,000,000) (the “Purchase Shares”), in accordance with the terms of the Purchase Agreement. In connection with the transactions contemplated by the Purchase Agreement, the Company has registered with the U.S. Securities and Exchange Commission (the “SEC”) [●] shares of Common Stock that may be issued and sold by the Company to the Buyer from time to time (the “Purchase Shares”), 150,000 shares of Common Stock as Commitment Shares (the “Initial Commitment Shares”) and $1,500,000 worth of Common Stock as Additional Commitment Shares (the “Additional Commitment Shares” and, collectively with the Initial Commitment Shares, the “Commitment Shares”).

Pursuant to the Purchase Agreement, the Company also has entered into a Registration Rights Agreement, dated as of [●], 2022 with the Buyer (the “Registration Rights Agreement”) pursuant to which the Company agreed, among other things, to register the Purchase Shares and the Commitment Shares under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the Company’s obligations under the Purchase Agreement and the Registration Rights Agreement, on [●], 2022, the Company filed a Registration Statement (File No. 333-[●]) (the “Registration Statement”) with the SEC relating to the resale of the Purchase Shares and the Commitment Shares by the Buyer.

In connection with the foregoing, we advise you that a member of the SEC’s staff has advised us by telephone that the SEC has entered an order declaring the Registration Statement effective under the Securities Act at __:__ am/pm on _______ __, 2022, and we have no knowledge, based solely on our review of the SEC’s “Stop Orders” web page (http://sec.gov/litigation/stoporders.shtml), that any stop order suspending the Registration Statement’s effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC.

Very truly yours,

[Company Counsel]

By:

cc:	Lincoln Park Capital Fund, LLC

G-2-15

Exhibit B

TO REGISTRATION RIGHTS AGREEMENT

Information About The Investor Furnished To The Company By The Investor

Expressly For Use In Connection With The Registration Statement

Information With Respect to Lincoln Park Capital

As of the date of the Purchase Agreement, Lincoln Park Capital Fund, LLC, beneficially owned [●] shares of our common stock. Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

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Annex H

Final Form

APEXIGEN, INC.

2022 EQUITY INCENTIVE PLAN

1. Purposes of this Plan. The purposes of this Plan are:

•	to attract and retain highly talented personnel,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.

2. Definitions. As used in this Plan, the following definitions will apply:

2.1 “Administrator” means the Board or any of its Committees as will be administering this Plan, in accordance with Section 4.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including the related issuance of shares of Common Stock, including under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted.

2.3 “Award” means, individually or collectively, a grant under this Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

2.4 “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under this Plan. The Award Agreement is subject to the terms and conditions of this Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.7 “Closing” means the closing of the merger contemplated by that certain Business Combination Agreement by and among the Company, Apexigen, Inc., and certain other parties, dated March 17, 2022, as may be amended from time to time (such merger, the “Merger”).

2.8 “Closing Date” means the date of the Closing.

2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.10 “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4.

2.11 “Common Stock” means the common stock of the Company.

2.12 “Company” means Brookline Capital Acquisition Corp. (which, on or following the Closing, will be named Apexigen, Inc.), a Delaware corporation, or any successor thereto.

2.13 “Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

2.14 “Director” means a member of the Board.

2.15 “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.16 “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.17 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.18 “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, or (c) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

2.19 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.

2.20 “Fiscal Year” means the fiscal year of the Company.

2.21 “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.22 “Inside Director” means a Director who is an Employee.

2.23 “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.24 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.25 “Option” means a stock option granted pursuant to this Plan.

2.26 “Outside Director” means a Director who is not an Employee.

2.27 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.28 “Participant” means the holder of an outstanding Award.

2.29 “Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.

2.30 “Performance Period” means Performance Period as defined in Section 10.1.

2.31 “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.32 “Plan” means this Apexigen, Inc. 2022 Equity Incentive Plan, as may be amended from time to time.

2.33 “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8, or issued pursuant to the early exercise of an Option.

2.34 “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.35 “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to this Plan.

2.36 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.37 “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

2.38 “Service Provider” means an Employee, Director or Consultant.

2.39 “Share” means a share of the Common Stock, as adjusted in accordance with Section 15.

2.40 “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

2.41 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.42 “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.43 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Stock Subject to this Plan.

3.1 Stock Subject to this Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 and the automatic increase set forth in Section 3.2, the maximum aggregate number of Shares that may be subject to Awards and sold under this Plan will be equal to (a) [●]1 Shares, plus (b) any shares of the Company’s common stock subject to stock options or other awards that are assumed in the Merger (“Assumed Awards”) and that, on or after the Closing Date, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to this Plan pursuant to clause (b) equal to [●] Shares. In addition, Shares may become available for issuance under Sections 3.2 and 3.3. The Shares may be authorized but unissued, or reacquired Common Stock.

3.2 Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the number of Shares available for issuance under this Plan will be increased on the first day of each Fiscal Year beginning with the 2023 Fiscal Year, in an amount equal to the least of (a) [●]2 Shares, (b) a number of Shares equal to 5% of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

3.3 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, or Performance Awards is forfeited to or repurchased by the Company due to the failure to vest, the

[1]	NTD: 12% of expected outstanding shares post-Closing.
[2]	NTD: 15% of expected outstanding shares post-Closing.

unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under this Plan (unless this Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares isused) pursuant to a Stock Appreciation Right will cease to be available under this Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under this Plan (unless this Plan has terminated). Shares that actually have been issued under this Plan under any Award will not be returned to this Plan and will not become available for future distribution under this Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under this Plan. Shares used to pay the exercise price of an Award or to satisfy the tax liabilities or withholdings related to an Award will become available for future grant or sale under this Plan. To the extent an Award under this Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under this Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1, plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under this Plan pursuant to Sections 3.2 and 3.3.

3.4 Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Plan.

4. Administration of this Plan.

4.1 Procedure.

4.1.1 Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer this Plan.

4.1.2 Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.3 Other Administration. Other than as provided above, this Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to comply with Applicable Laws.

4.2 Powers of the Administrator. Subject to the provisions of this Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a) to determine the Fair Market Value;

(b) to select the Service Providers to whom Awards may be granted hereunder;

(c) to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;

(d) to approve forms of Award Agreements for use under this Plan;

(e) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder. Such terms and conditions include the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator will determine;

(f) to institute and determine the terms and conditions of an Exchange Program, including, subject to Section 20.3, to unilaterally implement an Exchange Program without the consent of the applicable Award holder;

(g) to construe and interpret the terms of this Plan and Awards granted pursuant to this Plan;

(h) to prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of this Plan or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;

(i) to modify or amend each Award (subject to Section 20.3), including the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5);

(j) to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 16;

(k) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(l) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(m) to make all other determinations deemed necessary or advisable for administering this Plan.

4.3 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

6.1 Grant of Options. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

6.2 Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

6.3 Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. For purposes of this Section 6.3, incentive stock options will be taken into account in the order in which they were granted, the fair market value of the shares will be determined as of the time the option with respect to such shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.

6.4 Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than 10 years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option will be 5 years from the date of grant or such shorter term as may be provided in the Award Agreement.

6.5 Option Exercise Price and Consideration.

6.5.1 Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6.5.1, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

6.5.2 Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

6.5.3 Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (a) cash (including cash equivalents); (b) check; (c) promissory note, to the extent permitted by Applicable Laws, (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with this Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (h) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

6.6 Exercise of Option.

6.6.1 Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and

(b) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.6.2 Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within 3 months of such cessation, or such shorter or longer period of time, as is specified in the Award Agreement, in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on such date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

6.6.3 Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within 6 months of cessation, or such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable) to the extent the Option is vested on such date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified in this Plan, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

6.6.4 Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within 6 months following the Participant’s death, or within such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan immediately. If the Option is not so exercised within the time specified in this Plan, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

6.6.5 Tolling Expiration. A Participant’s Award Agreement may also provide that:

(a) if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b) of the Exchange Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement, or (ii) the 10th day after the last date on which such exercise would result in liability under Section 16(b) of the Exchange Act; or

(b) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of 30 days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of this Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

7.2 Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

7.3 Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 will be determined by the Administrator and will be no less than 100% of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under this Plan.

7.4 Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

7.5 Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under this Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 relating to the maximum term and Section 6.6 relating to exercise also will apply to Stock Appreciation Rights.

7.6 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8. Restricted Stock.

8.1 Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

8.2 Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. The Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.

8.3 Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4 Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

8.5 Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under this Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6 Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

8.7 Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

8.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under this Plan.

9. Restricted Stock Units.

9.1 Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

9.2 Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

9.3 Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4 Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

9.5 Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Performance Awards.

10.1 Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.

10.2 Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.3 Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

10.4 Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares, or a combination of both.

10.5 Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under this Plan.

11. Outside Director Award Limitations. No Outside Director may be granted, in any Fiscal Year, equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including any cash retainers or fees) in amounts that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Closing, will be excluded for purposes of this Section 11.

12. Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under this Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the 1st day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

15.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, will adjust the number and class of shares of stock that may be delivered under this Plan or the number, class, and price of shares of stock covered by each outstanding Award, and numerical Share limits in Section 3.

15.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

15.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including that (a) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (c) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (d) (i) the termination of an Award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of such Award or realization of the Participant’s vested rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (ii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (e) any combination of the foregoing. In taking any of the actions permitted under this Section 15.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise his or her outstanding Options and Stock Appreciation Rights (or portions thereof) not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, or Performance Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 15.3, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 15.3 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to

Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

15.4 Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Parents or Subsidiaries, as applicable, that is authorized by the Administrator.

16. Tax Withholding.

16.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parent, Subsidiaries, or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non-U.S., and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award (or exercise thereof).

16.2 Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Administrator shall determine, including (a) paying cash, check or other cash equivalents, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or paid, (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (f) any combination of the foregoing methods of payment. The amount of the withholding obligation will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service. Neither this Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, free from any liability or claim under this Plan.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23, this Plan will become effective upon the latest to occur of (a) its adoption by the Board, (b) its approval by the Company’s stockholders, or (c) the time as of immediately prior to the Closing. The Plan will continue in effect until terminated under Section 20, but (i) no Options that qualify as incentive stock options within the meaning of Code Section 422 may be granted after 10 years from the earlier of the Board or stockholder approval of this Plan and (ii) Section 3.2 relating to the automatic share reserve increase will operate only until the 10-year anniversary of the earlier of the Board or stockholder approval of this Plan.

20. Amendment and Termination of this Plan.

20.1 Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate this Plan, or any part thereof, at any time and for any reason.

20.2 Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

20.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of this Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of this Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under this Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

21.1 Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

21.2 Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. This Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Board adopts this Plan. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of such Participant’s status as an employee or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment or other service, that would constitute cause for termination of such Participant’s status as a employee or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under this Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

25. Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

26. Construction; Interpretation. The titles of the Sections of this Plan are for convenience only and are not to be considered in construing this Plan. In this Plan, unless otherwise specified: (a) “includes” and “including” shall mean respectively includes and including without limitation; (b) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “and/or”; (c) words denoting any gender shall include all genders; (d) the word “hereunder” refers to under this Plan as a whole and not merely to the particular provision in which such words appear; and (e) except as otherwise indicated, all references in this Plan to a “Section” are intended to refer to a Section of this Plan.

*                *                 *

Annex I

Final Form

APEXIGEN, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of this Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for this Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Code Section 423; an option granted under the Non-423 Component will provide for substantially the same benefits as an option granted under the 423 Component, except that a Non-423 Component option may include features necessary to comply with applicable non-U.S. laws pursuant to rules, procedures or sub-plans adopted by the Administrator. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

2.1 “Administrator” means the Board or any Committee designated by the Board to administer this Plan pursuant to Section 4.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including the related issuance of shares of Common Stock, including under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under this Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5 “Closing” means the closing of the merger contemplated by that certain Business Combination Agreement by and among the Company, Apexigen, Inc., and certain other parties, dated March 17, 2022, as may be amended from time to time.

2.6 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means a committee of the Board appointed in accordance with Section 4.

2.8 “Common Stock” means the common stock of the Company.

2.9 “Company” means Brookline Capital Acquisition Corp. (which, on or following the Closing, will be named Apexigen, Inc.), a Delaware corporation, or any successor thereto.

2.10 “Compensation” means an Eligible Employee’s base straight time gross earnings, but exclusive of payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

2.11 “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to this Plan.

2.12 “Designated Company” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in this Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

2.13 “Director” means a member of the Board.

2.14 “Effective Date” means the date of the Closing.

2.15 “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year by the Employer, or any lesser number of hours per week or number of months in any calendar year established by the Administrator (if required under Applicable Laws) for purposes of any separate Offering or for Participants in the Non-423 Component. For purposes of this Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in this Plan. Where the period of leave exceeds 3 months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated 3 months and 1 day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulations Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (a) has not completed at least 2 years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (b) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (c) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (d) is a highly compensated employee within the meaning of Code Section 414(q), or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulations Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non-423 Component without regard to the limitations of U.S. Treasury Regulations Section 1.423-2.

2.16 “Employer” means the employer of the applicable Eligible Employee(s).

2.17 “Enrollment Date” means the first Trading Day of each Offering Period.

2.18 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.19 “Exercise Date” means the last Trading Day of a Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 18, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date(s) that otherwise would have occurred on the last Trading Day of such Purchase Period.

2.20 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

2.21 “Fiscal Year” means the fiscal year of the Company.

2.22 “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

2.23 “Offering” means an offer under this Plan of an option that may be exercised during an Offering Period as further described in Section 6. For purposes of this Plan, the Administrator may designate separate Offerings under this Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of this Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulations Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of this Plan and an Offering together satisfy U.S. Treasury Regulations Section 1.423-2(a)(2) and (a)(3).

2.24 “Offering Period” means a period beginning on such date as may be determined by the Administrator, in its discretion, and ending on such Exercise Date as may be determined by the Administrator, in its discretion, during which an option granted pursuant to this Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 18.

2.25 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.26 “Participant” means an Eligible Employee that participates in this Plan.

2.27 “Plan” means this Apexigen, Inc. 2022 Employee Stock Purchase Plan.

2.28 “Purchase Period” means the period during an Offering Period and during which shares of Common Stock may be purchased on behalf of Participants thereunder in accordance with the terms of this Plan. Purchase Periods will have such duration as determined by the Administrator, commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date. Unless the Administrator provides otherwise, a Purchase Period in an Offering Period will have the same duration as, and coincide with the length of, such Offering Period.

2.29 “Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for any Offering Period by the Administrator subject to compliance with Code Section 423 (or any successor rule or provision or any other Applicable Laws, regulation or stock exchange rule) or pursuant to Section 18.

2.30 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.31 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.32 “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.33 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Stock.

3.1 Stock Subject to this Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 and the automatic increase set forth in Section 3.2, the maximum number of shares of Common Stock that will be made available for sale under this Plan will be [●]1 shares of Common Stock. The shares of Common Stock may be authorized, but unissued, or reacquired Common Stock.

3.2 Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17, the number of shares of Common Stock available for issuance under this Plan will be increased on the first day of each Fiscal Year beginning with the 2023 Fiscal Year, in an amount equal to the least of (a) [●]2 shares of Common Stock, (b) a number of shares of Common Stock equal to 1% of the total number of shares of all classes of common stock of the Company on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

4. Administration. This Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to

(a) construe, interpret and apply the terms of this Plan,

[1]	NTD: 1.2% of expected outstanding shares post-Closing.
[2]	NTD: 2.5% of expected outstanding shares post-Closing.

(b) delegate ministerial duties to any of the Company’s employees,

(c) designate separate Offerings under this Plan,

(d) designate Subsidiaries as participating in the 423 Component or Non-423 Component,

(e) determine eligibility,

(f) adjudicate all disputed claims filed under this Plan, and

(g) establish such procedures that it deems necessary or advisable for the administration of this Plan (including to adopt such procedures, sub-plans, and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in this Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Code Section 423.

Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to this Plan (including in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f), the terms of an option granted under this Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under this Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

5. Eligibility.

5.1 Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in this Plan, subject to the requirements of Section 7.

5.2 Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Code Section 7701(b)(1)(A))) may be excluded from participation in this Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause this Plan or an Offering to violate Code Section 423. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in this Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

5.3 Limitations. Any provisions of this Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under this Plan (a) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Code Section 424(d)) would own capital stock of the Company or any Parent or Subsidiary of the Company or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (b) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder.

6. Offering Periods. This Plan will be implemented by Offering Periods as established by the Administrator from time to time. Offering Periods will expire on the earliest to occur of (a) the completion of the purchase of shares on the last Exercise Date occurring within 27 months of the applicable Enrollment Date on which the option to purchase shares was granted under this Plan, or (b) such shorter period established prior to the Enrollment Date of the Offering Period by the Administrator, from time to time, in its discretion, on a uniform and nondiscriminatory basis, for all options to be granted on such Enrollment Date. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than 27 months.

7. Participation. An Eligible Employee may participate in this Plan pursuant to Section 5.1 by (a) submitting to the Company’s stock administration office (or its designee), a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit A), or (b) following an electronic or other enrollment procedure determined by the Administrator, in either case, on or before a date determined by the Administrator prior to an applicable Enrollment Date.

8. Contributions.

8.1 Contribution Amounts. At the time a Participant enrolls in this Plan pursuant to Section 7, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that unless and until determined otherwise by the Administrator, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period (i.e., for which the Exercise Date occurs on such day).

8.2 Contribution Methods. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to this Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 12 (or Participant’s participation is terminated as provided in Section 13).

(a) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 (or Participant’s participation is terminated as provided in Section 13).

(b) All Contributions made for a Participant will be credited to his or her account under this Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.

8.3 Participant Changes to Contributions. A Participant may discontinue his or her participation in this Plan as provided under Section 12. Until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may not increase the rate of his or her Contributions and may decrease the rate of his or her Contributions only one time, provided that such decrease is to a Contribution rate of 0%. In addition, until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may increase or decrease the rate of his or her Contributions (as a whole percent to a rate between 0% and the maximum percentage specified in Section 8.1), which Contribution rate adjustment will become effective upon the commencement of the next Offering Period and remain in effect for subsequent Offering Periods and, except as set forth in the immediately preceding sentence, any such adjustment will not affect the Contribution rate for any ongoing Offering Period.

(a) A Participant may make a Contribution rate adjustment pursuant to this Section 8.3 by (A) properly completing and submitting to the Company’s stock administration office (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (B) following an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to (x) the scheduled beginning of the first Offering Period to be affected or (y) an applicable Exercise Date, as applicable. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless the Participant’s participation is terminated as provided in Sections 12 or 13).

(b) The Administrator may, in its sole discretion, limit or amend the nature or number of Contribution rate changes (including to permit, prohibit or limit increases or decreases to rate changes) that may be made by Participants during any Purchase Period or Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration.

(c) Except as provided by this Section 8.3, any change in Contribution rate made pursuant to this Section 8.3 will be effective as of the first full payroll period following 5 business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in Contribution rate earlier).

8.4 Other Contribution Changes. Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 5.3 (which generally limit participation in an Offering Period pursuant to certain Applicable Laws), a Participant’s Contributions may be decreased to 0% by the Administrator at any time during an Offering Period (or a Purchase Period, as applicable). Subject to Code Section 423(b)(8) and Section 5.3, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period (or Purchase Period, as applicable) scheduled to end in the following calendar year, unless the Participant’s participation has terminated as provided in Sections 12 or 13.

8.5 Cash Contributions. Notwithstanding any provisions to the contrary in this Plan, the Administrator may allow Participants to participate in this Plan via cash contributions instead of payroll deductions if (a) payroll deductions are not permitted or advisable under Applicable Laws, (b) the Administrator determines that cash contributions are permissible for Participants participating in the 423 Component or (c) the Participants are participating in the Non-423 Component.

8.6 Tax Withholdings. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under this Plan is disposed of (or at any other time that a taxable event related to this Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to this Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f).

8.7 Use of Funds. The Company may use all Contributions received or held by it under this Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to this Plan by Participants be segregated from the Company’s general corporate funds or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f). Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.

9. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price.

9.1 Certain Option Limits. In no event will an Eligible Employee be permitted to purchase during each Offering Period more than 8,500 shares of Common Stock (subject to any adjustment pursuant to Section 17), and provided further that such purchase will be subject to the limitations set forth in Sections 3 and 5.3 and in the subscription agreement. The Administrator, in its absolute discretion, may increase or decrease the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period, as applicable.

9.2 Option Receipt. The Eligible Employee may accept the grant of an option under this Plan by electing to participate in this Plan in accordance with the requirements of Section 7.

9.3 Option Term. Exercise of the option will occur as provided in Section 10, unless the Participant’s participation has terminated pursuant to Sections 12 or 13. The option will expire on the last day of the Offering Period.

10. Exercise of Option.

10.1 Automatic Exercise. Unless a Participant’s participation in this Plan has terminated as provided in Sections 12 and 13, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier termination of the Participant’s participation in this Plan as provided in Sections 12 or 13. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock under this Plan is exercisable only by him or her.

10.2 Pro Rata Allocations. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (a) the number of shares of Common Stock that were available for sale under this Plan on the Enrollment Date of the applicable

Offering Period, or (b) the number of shares of Common Stock available for sale under this Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 18. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under this Plan by the Company’s stockholders subsequent to such Enrollment Date.

11. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under this Plan until such shares have been purchased and delivered to the Participant as provided in this Section 11.

12. Withdrawal.

12.1 Withdrawal Procedures. A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under this Plan at any time by (a) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (b) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in this Plan in accordance with the provisions of Section 7.

12.2 No Effect on Future Participation. A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

13. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from this Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under this Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Code Section 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under this Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423; further, no Participant will be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.

14. Section 409A. This Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in this Plan to the contrary, if the Administrator determines that an option granted under this Plan may be subject to Section 409A or that any provision in this Plan would cause an option under this Plan to be subject to Section 409A, the Administrator may amend the terms of this Plan or of an outstanding option granted under this Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under this Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent or Subsidiaries will have no liability, obligation or responsibility to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under this Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under this Plan is compliant with Section 409A.

15. Rights as Stockholder. Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares. Shares of Common Stock to be delivered to a Participant under this Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.

16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 12.

17. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

17.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, will adjust the number and class of common stock that may be delivered under this Plan, the Purchase Price per share, the class and the number of shares of common stock covered by each option under this Plan that has not yet been exercised, and the numerical share limits of Sections 3 and 9.1.

17.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13).

17.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13).

18. Amendment or Termination.

18.1 Amendment, Suspension, Termination. The Administrator, in its sole discretion, may amend, alter, suspend, or terminate this Plan, or any part thereof, at any time and for any reason. If this Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 17). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 22) as soon as administratively practicable.

18.2 Certain Administrator Changes. Without stockholder consent and without limiting Section 18.1, the Administrator will be entitled to change the Offering Periods and any Purchase Periods, designate separate Offerings, limit the frequency or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with this Plan.

18.3 Changes Due to Accounting Consequences. In the event the Administrator determines that the ongoing operation of this Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate this Plan to reduce or eliminate such accounting consequence including:

(a) amending this Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(b) altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;

(c) shortening any Purchase Period or Offering Period by setting a New Exercise Date, including a Purchase Period or Offering Period underway at the time of the Administrator action;

(d) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(e) reducing the maximum number of shares of Common Stock a Participant may purchase during any Purchase Period or Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

19. Conditions Upon Issuance of Shares.

19.1 Legal Compliance. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

19.2 Investment Representations. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required.

20. Term of Plan. This Plan will become effective upon the latest to occur of (a) its adoption by the Board, (b) its approval by the Company’s stockholders, or (c) the time as of immediately prior to the Closing. This Plan will continue in effect for a term of 20 years, unless sooner terminated under Section 18.

21. Stockholder Approval. This Plan will be subject to approval by the stockholders of the Company within 12 months after the date this Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22. Interest. No interest will accrue on the Contributions of a participant in this Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply, with respect to Offerings under the 423 Component, to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f).

23. No Effect on Employment. Neither this Plan nor any option under this Plan will confer upon any Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such employment relationship at any time, free from any liability or any claim under this Plan.

24. Reports. Individual accounts will be maintained for each Participant in this Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

25. Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

26. Legal Construction.

26.1 Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal, or unenforceable provision had not been included.

26.2 Governing Law. This Plan will be governed by, and construed in accordance with, the laws of the State of California, but without regard to its conflict of law provisions.

26.3 Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation of this Plan.

27. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

28. Automatic Transfer to Low Price Offering Period. Unless determined otherwise by the Administrator, this Section 28 applies to an Offering Period to the extent such Offering Period provides for more than one Exercise Date within such Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of a share of Common Stock on any Exercise Date in an Offering Period is less than the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period will be withdrawn automatically from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

29. Construction; Interpretation. The titles of the Sections of this Plan are for convenience only and are not to be considered in construing this Plan. In this Plan, unless otherwise specified: (a) “includes” and “including” shall mean respectively includes and including without limitation; (b) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “or”; (c) words denoting any gender shall include all genders; and (d) except as otherwise indicated, all references in this Plan to a “Section” are intended to refer to a Section of this Plan.

EXHIBIT A

APEXIGEN, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

_____ Original Application	Offering Date:

_____ Change in Payroll Deduction Rate

1.                  hereby elects to participate in the Apexigen, Inc. 2022 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.

2. I hereby authorize and consent to payroll deductions from each paycheck in the amount of     % of my Compensation on each payday (from 0% to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.) I understand that only my first election to decrease the rate of my payroll deductions to 0% may be applied with respect to an ongoing Offering Period in accordance with the terms of the Plan, and (a) any subsequent election to decrease the rate of my payroll deductions during the same Offering Period or (b) any election to increase the rate of my payroll deductions during any Offering Period will not be applied to the ongoing Offering Period.

3. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.

4. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of                  (Eligible Employee or Eligible Employee and spouse only).

6. If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or 1 year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. For employees that may be subject to tax in non U.S. jurisdictions, I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me including in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan or the receipt of any dividends on such shares (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company or the applicable Designated Company to satisfy all Tax-Related Items. In this regard, I authorize the Company or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

Finally, I agree to pay to the Company or the applicable Designated Company any amount of Tax-Related Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.

8. By electing to participate in the Plan, I acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;

(b) all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;

(c) the grant of options under the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and will not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);

(d) I am voluntarily participating in the Plan;

(e) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;

(f) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;

(h) the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;

(i) no claim or entitlement to compensation or damages will arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I will be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j) in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company will have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).

9. I understand that the Company or any Designated Company may collect, where permissible under applicable law certain personal information about me, including my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated

Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

If I am an employee outside the U.S., I understand that in accordance with applicable law, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.

10. If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.

11. The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless will be binding and enforceable.

12. Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan also will be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern each Appendix (to the extent not superseded or supplemented by the terms and conditions set forth in the applicable Appendix).

13. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

[Signature page follows.]

Employee’s Social
Security Number
(for U.S.-based employees):

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

EXHIBIT B

APEXIGEN, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned Participant in the Offering Period of the Apexigen, Inc. 2022 Employee Stock Purchase Plan (the “Plan”) that began on                 ,                  (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement. Capitalized terms not otherwise defined herein will have the meaning ascribed to them under the Plan.

Name and Address of Participant:

Signature:

Date:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, BCAC’s Existing Charter provides that a director will not be personally liable to BCAC or BCAC’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to BCAC or BCAC’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

BCAC’s Existing Charter provides that BCAC will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

BCAC has entered into indemnification agreements with each of its current directors and executive officers. These agreements require BCAC to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to BCAC, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. BCAC also intends to enter into indemnification agreements with future directors and executive officers.

Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

2.1†	Business Combination Agreement, dated as of March 17, 2022 (included as Annex A to this proxy statement/prospectus.

3.1**	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to BCAC’s Current Report on Form 8-K filed with the SEC on February 2, 2021).

3.2**	Bylaws (incorporated by reference to Exhibit 3.3 to BCAC’s Registration Statement on Form S-1 filed with the SEC on August 14, 2020).

3.3	Form of the Amended and Restated Certificate of Incorporation of the Combined Company (included as Annex B to this proxy statement/prospectus).

4.1**	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to BCAC’s Registration Statement on Form S-1 filed with the SEC on January 7, 2021).

4.2**	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to BCAC’s Registration Statement on Form S-1 filed with the SEC on August 24, 2020).

4.3**	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 3 to BCAC’s Registration Statement on Form S-1 filed with the SEC on August 24, 2020).

4.4**	Warrant Agreement, dated January 28, 2021, by and between BCAC’s and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 to BCAC’s Current Report on Form 8-K filed with the SEC on February 2, 2021).

5.1*	Opinion of DLA Piper LLP (US) as to the validity of the securities being registered.

10.1	Sponsor Support Agreement, dated March 17, 2022, by and among BCAC, Apexigen, and the Sponsor (included as Annex C to this proxy statement/prospectus).

10.2	Stockholder Support Agreement, dated March 17, 2022, by and among BCAC, Apexigen, and certain stockholders of Apexigen (included as Annex D to this proxy statement/prospectus).

10.3	Registration Rights and Lock-Up Agreement, dated March 17, 2022, by and among BCAC and certain equityholders named therein (included as Annex E to this proxy statement/prospectus).

10.4	Form of PIPE Subscription Agreement (included as Annex F to this proxy statement/prospectus).

10.5	Lincoln Park Purchase Agreement (included as Annex G-1 to this proxy statement/prospectus).

10.6	Registration Rights Agreement (included as Annex G-2 to this proxy statement/prospectus).

10.7#	Apexigen, Inc. 2022 Equity Incentive Plan (included as Annex H to this proxy statement/prospectus).

10.8#	Apexigen, Inc. 2022 Employee Stock Purchase Plan (included as Annex I to this proxy statement/prospectus).

10.9#*	Form of Apexigen, Inc. Indemnification Agreement.

10.10#*	Confirmatory Employment Letter between Apexigen, Inc. and Xiaodong Yang.

10.11#*	Confirmatory Employment Letter between Apexigen, Inc. and Amy Wong

10.12#*	Confirmatory Employment Letter between Apexigen, Inc. and Frank Hsu.

10.13#*	Confirmatory Employment Letter between Apexigen, Inc. and Francis Sarena.

10.14#*	Form of Change in Control and Severance Agreement.

23.1	Consent of Marcum LLP.

23.2	Consent of Moss Adams LLP.

23.3*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).

99.1*	Form of Proxy Card.

99.2	Consent of Xiaodong Yang, M.D., Ph.D. to be named as a director nominee of the Combined Company.

99.3	Consent of Herb Cross to be named as a director nominee of the Combined Company.

99.4	Consent of Jakob Dupont, M.D. to be named as a director nominee of the Combined Company.

99.5	Consent of Gordon Ringold to be named as a director nominee of the Combined Company.

99.6	Consent of Scott Smith to be named as a director nominee of the Combined Company.

99.7	Consent of Dan Zabrowski, Ph.D. to be named as a director nominee of the Combined Company.

101.INS*	XBRL Instance Document—the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107	Filing Fee Table

*	To be filed by amendment.
**	Previously filed.
†

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the registrant treats as private or confidential.

#	Indicate management contract or compensatory plan or arrangement.

Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 8th day of April, 2022.

Brookline Capital Acquisitions Corp.

By:	/s/ Dr. Samuel P. Wertheimer
Name:	Dr. Samuel P. Wertheimer
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Dr. Samuel P. Wertheimer, acting alone, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Samuel P. Wertheimer Dr. Samuel P. Wertheimer	Chief Executive Officer and Chairman (Principal Executive Officer)	April 8, 2022

/s/ Patrick A. Sturgeon Patrick A. Sturgeon	Chief Financial Officer (Principal Financial and Accounting Officer)	April 8, 2022

/s/ Scott A. Katzmann Scott A. Katzmann	President and Director	April 8, 2022

/s/ James N. Hauslein James N. Hauslein	Director	April 8, 2022

/s/ Elgar Peerschke Elgar Peerschke	Director	April 8, 2022

/s/ Tito A. Serafini, PhD Tito A. Serafini, PhD	Director	April 8, 2022